Exhibit 2.5.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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                                          :
                                          :
In re:                                    :  Chapter 11
       LOEWS CINEPLEX ENTERTAINMENT       :  Case Nos.         01-40346 (ALG)
       CORPORATION, et al.,               :  through           01-40582 (ALG)
                    -- ---                :
            Debtors.                      :  (Jointly Administered)
                                          :
- - - - - - - - - - - - - - - - - - - - - x




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      DISCLOSURE STATEMENT FOR DEBTORS' FIRST AMENDED CHAPTER 11 PLAN
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Dated:        New York, New York
              January 14, 2002

                                              FRIED, FRANK, HARRIS, SHRIVER
                                                  & JACOBSON
                                              (A Partnership Including
                                                  Professional Corporations)
                                              Attorneys for Debtors and
                                                  Debtors-In-Possession
                                              One New York Plaza
                                              New York, New York  10004
                                              (212) 859-8000
                                              Attn:  Brad Eric Scheler, Esq.
                                                     Lawrence A. First, Esq.
                                                     Bonnie Steingart, Esq.

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                             TABLE OF CONTENTS


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I. INTRODUCTION AND SUMMARY.................................................................................1
   A.       THE SOLICITATION................................................................................1
   B.       RECOMMENDATIONS.................................................................................2
   C.       SUMMARY OF KEY PROVISIONS OF THE PLAN...........................................................3
   D.       SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.................................6
   E.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS......................................................10

II.      DEFINITIONS.......................................................................................11

III.     BACKGROUND........................................................................................22
         A.       BUSINESS AND PROPERTIES OF THE DEBTORS...................................................22
                  1.       Introduction....................................................................22
                  2.       Employees.......................................................................22
                  3.       Executive Offices...............................................................23
                  4.       Competition.....................................................................23
         B.       FINANCIAL INFORMATION....................................................................23
         C.       CORPORATE STRUCTURE OF DEBTORS...........................................................23
         D.       CAPITAL STRUCTURE OF THE DEBTORS.........................................................24
                  1.       Equity..........................................................................24
                  2.       Debt............................................................................24
                           (a)   Pre-Petition Credit Agreement.............................................24
                           (b)   Mortgage Debt.............................................................25
                           (c)   Pre-Petition Notes........................................................25
         E.       BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING.......................................25
                  1.       The Theatre Industry............................................................25
                  2.       The Debtor's Pre-Petition Attempt to Restructure................................26
                  3.       Pre-Petition Defaults...........................................................28
                  4.       Pre-Petition Financing and Restructuring Negotiations...........................29
                  5.       February 2001 Letter of Intent..................................................30
                  6.       Filing of the Chapter 11 Cases and the Cineplex Odeon Proceedings Under the
                           CCAA............................................................................30
         F.       EVENTS LEADING TO THE FORMULATION OF THE PLAN............................................31
                  1.       The Debtors' Underperforming and Burdensome Leases..............................31
                  2.       Creditors' Committee Attempt to Terminate Exclusivity...........................31
                  3.       Negotiations Leading to the Filing of a Plan....................................32

IV.      THE CHAPTER 11 CASES..............................................................................36
         A.       APPOINTMENT OF CREDITORS' COMMITTEE......................................................36
                  1.       Members of the Creditors' Committee.............................................37
                  2.       Professionals retained by the Creditors' Committee..............................37
         B.       OTHER SIGNIFICANT CHAPTER 11 EVENTS......................................................38
                  1.       The DIP Agreement...............................................................38
                  2.       Claims of Critical Film Distributors............................................40
                  3.       Assumption of an Unexpired Nonresidential Real Property Lease  Relating to a
                           Theatre Being Constructed in Boston, Massachusetts..............................40
                  4.       Assumption of Construction Contracts............................................40
                  5.       Financing and Assumption of an Unexpired Nonresidential Real Property Lease
                           Relating to a Theatre Being Constructed in New York, New York...................40
                  6.       Rejection of Certain Unexpired Nonresidential Real Property  Leases and
                           Abandonment of Certain Fixtures and Equipment...................................41
                  7.       Lease Modifications.............................................................41
                  8.       Schedules and Statements of Financial Affairs...................................41
                  9.       Bar Date........................................................................42
                  10.      Retention and Severance Plan....................................................42
                  11.      Litigation Relating to Certain Former Theatre Location..........................44
                  12.      Litigation with Six West Retail Acquisition, Inc................................45
                  13.      Motion for Appointment of an Examiner...........................................45
                  14.      CCAA Proceedings................................................................46
                  15.      Commitment Letter and Fee Letter for New Working Capital Facility...............46
                  16.      Magic Johnson Theatres..........................................................47
                  17.      Collective Bargaining Agreements................................................47

V.       EFFECT OF CONSUMMATION OF THE PLAN................................................................48

VI.      SUMMARY OF THE PLAN...............................................................................48
         A.       BRIEF EXPLANATION OF CHAPTER 11..........................................................48
         B.       GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS.........................49
                  1.       Administrative Expenses, Priority Tax Claims and Unimpaired Classes.............49
                  2.       Pre-Petition Credit Agreement Claims............................................49
         C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.....................................52
                  1.       Unclassified Claims.............................................................53
                           (a)   Administrative Expenses...................................................53
                           (b)   Priority Tax Claims.......................................................56
                  2.       Classified Claims and Interests.................................................57
                           (a)   Class 1-Priority Claims...................................................57
                           (b)   Class 2-Pre-Petition Credit Agreement Claims..............................57
                           (c)   Class 3-Miscellaneous Secured Claims......................................59
                           (d)   Class 4-PBGC Claims.......................................................59
                           (e)   Class 5A-Subsidiary General Unsecured Claims..............................60
                           (f)   Class 5B-LCE General Unsecured Claims.....................................61
                           (g)   Class 6-Convenience Claims................................................62
                           (h)   Class 7A-Holders of Intercompany LCE Claims...............................62
                           (i)   Class 7B-Holders of Intercompany Subsidiary Claims........................63
                           (j)   Class 7C-Holders of Intercompany Cineplex Odeon Claims....................63
                           (k)   Class 8-Holders of Old LCE Common Stock Interests.........................63
                           (l)   Class 9-Subsidiary Common Stock Interests.................................64
         D.       SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN...................................64
                  1.       New Term Notes..................................................................64
                  2.       New Common Stock................................................................64
                           (a)   Distributions.............................................................64
                           (b)   Voting....................................................................64
                           (c)   Election of Directors.....................................................65
         E.       SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS...............................................65
         F.       UNEXPIRED LEASES AND EXECUTORY CONTRACTS.................................................65
                  1.       Generally.......................................................................65
                  2.       Assumption and Rejection........................................................66
                  3.       Deadline for Filing Rejection Damage Claims.....................................66
                  4.       Consent to Mortgage Security Interest or Other Liens Upon Unexpired Leases of
                           Real Property...................................................................66
         G.       IMPLEMENTATION OF THE PLAN...............................................................67
                  1.       Substantive Consolidation.......................................................67
                  2.       Vesting of Property.............................................................69
                  3.       Transactions on Business Days...................................................69
                  4.       Corporate Action for Reorganized Debtors........................................69
                  5.       Implementation..................................................................70
                  6.       Issuance of New Securities......................................................70
                  7.       Cancellation of Existing Securities and Agreements..............................70
                  8.       Board of Directors and Officers of Reorganized LCE..............................71
                  9.       Senior Executive Employment Agreements; Certain Other Employees.................71
                  10.      Employee Benefit Plans..........................................................73
                  11.      Survival of Indemnification and Contribution Obligations........................74
                  12.      Retention and Enforcement of Causes of Action...................................74
                  13.      Rule 9019 Settlement and Compromise of Alleged Causes of Action with Respect to Pre-Petition Credit Agreement Claims and the Intercreditor Dispute...........74
                  14.      Funding of the Unsecured Creditors Distribution.................................75
                  15.      No Stamp or Similar Taxes.......................................................76
         H.       PROVISIONS COVERING DISTRIBUTIONS........................................................76
                  1.       Timing of Distributions Under the Plan..........................................76
                  2.       Allocation of Consideration.....................................................76
                  3.       Cash Payments...................................................................77
                  4.       Payment of Statutory Fees.......................................................77
                  5.       No Interest.....................................................................77
                  6.       Fractional Securities...........................................................77
                  7.       Withholding of Taxes............................................................77
                  8.       Persons Deemed Holders of Registered Securities.................................77
                  9.       Surrender of Existing Securities................................................78
                  10.      Undeliverable or Unclaimed Distributions........................................78
                  11.      Distributions on Account of Pre-Petition Notes..................................79
         I.       PROCEDURES FOR RESOLVING DISPUTED CLAIMS.................................................79
                  1.       Objections to Claims............................................................79
                  2.       Procedure.......................................................................79
                  3.       Payments and Distributions With Respect to Disputed Claims......................80
                  4.       Claims Reserve..................................................................80
                           (a)   Estimation................................................................80
                           (b)   Creation of Class 5 Claims Reserve........................................80
                  5.       Distributions After Allowance of Disputed General Unsecured Claims..............80
                  6.       Distributions After Disallowance of Disputed General Unsecured Claims...........81
                  7.       Payment of Post-Effective Date Interest.........................................81
                  8.       The Creditors' Committee Designee...............................................81
                  9.       Effect of Distributions in the CCAA Cases.......................................82
                  10.      Setoffs.........................................................................82
         J.       DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS................................82
                  1.       Discharge of All Claims and Interests and Releases..............................82
                  2.       Injunction......................................................................83
                  3.       Exculpation.....................................................................83
                  4.       Guaranties and Claims of Subordination..........................................83
                           (a)   Guaranties................................................................83
                           (b)   Claims of Subordination...................................................83
                  5.       Release with Respect to Holders of General Unsecured Claims.....................84
         K.       CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE............................85
                  1.       Conditions Precedent to Entry of the Confirmation Order.........................85
                  2.       Conditions Precedent to the Effective Date......................................85
                  3.       Waiver of Conditions............................................................86
                  4.       Effect of Failure of Conditions.................................................86
         L.       MISCELLANEOUS PROVISIONS.................................................................86
                  1.       Bankruptcy Court to Retain Jurisdiction.........................................86
                  2.       Binding Effect of the Plan......................................................87
                  3.       Nonvoting Stock.................................................................87
                  4.       Authorization of Corporate Action...............................................87
                  5.       Retiree Benefits................................................................88
                  6.       Withdrawal of the Plan..........................................................88
                  7.       Dissolution of Committees.......................................................88
                  8.       Amendments and Modifications to the Plan........................................88
                  9.       Section 1125(e) of the Bankruptcy Code..........................................88
                  10.      Post-Confirmation Obligations...................................................89

VII.     RISK FACTORS......................................................................................89
         A.       CERTAIN RISKS OF NON-CONFIRMATION........................................................89
         B.       RISKS OF NON-CONSUMMATION OF PLAN........................................................90
         C.       BUSINESS RISK FACTORS....................................................................91
                  1.       Results of Operations Subject to Variable Influences; Intense Competition.......91
                  2.       History of Losses; Effect of Transaction........................................91
                  3.       Cash Flow From Operations.......................................................91
                  4.       Declines in Attendance and Gross Profits........................................92
                  5.       Leverage and Debt Service.......................................................92
                  6.       Need for Sustained Trade Support................................................92

VIII.    APPLICATION OF SECURITIES ACT to the ISSUANCE AND  RESALE OF NEW SECURITIES UNDER THE PLAN........92
                  1.       New Common Stock................................................................92
                  2.       Section 1145 of the Bankruptcy Code.............................................92

IX.      FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED.............................................94

X.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................................................94
         A.       TAX CONSEQUENCES TO HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL
                  UNSECURED CLAIMS.........................................................................95
                  1.       General.........................................................................95
                  2.       Consequences of the Exchange....................................................96
                  3.       Market Discount.................................................................97
                  4.       Allocation of Consideration Received............................................97
         B.       TAX CONSEQUENCES TO THE DEBTORS..........................................................98
                  1.       Cancellation of Indebtedness....................................................98
                  2.       Limitation on Net Operating Losses..............................................98

XI.      REQUIREMENTS FOR CONFIRMATION OF PLAN.............................................................99
         A.       CONFIRMATION HEARING.....................................................................99
         B.       FEASIBILITY OF THE PLAN.................................................................101
         C.       BEST INTERESTS TEST.....................................................................102
         D.       LIQUIDATION ANALYSIS....................................................................104
         E.       NONCONSENSUAL CONFIRMATION..............................................................105
                  1.       No Unfair Discrimination.......................................................105
                  2.       Fair and Equitable Test........................................................105

XII.     ALTERNATIVES TO CONFIRMATION AND  CONSUMMATION OF THE PLAN.......................................106
         A.       CONTINUATION OF THE CHAPTER 11 CASES....................................................106
         B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11...............................................106

XIII.    VOTING AND CONFIRMATION OF THE PLAN..............................................................107
         A.       VOTING DEADLINE.........................................................................107
         B.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.................................108
         C.       VOTE REQUIRED FOR ACCEPTANCE BY A CLASS.................................................108
         D.       VOTING PROCEDURES.......................................................................108
                  1.       Holders of Class 5B LCE General Unsecured Claims...............................109

XIV.     OBJECTION OF ANGELO GORDON.......................................................................111

XV.      CONCLUSION and recommendation....................................................................112
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SCHEDULE I - LIST OF DEBTORS AND DEBTORS-IN-POSSESSION


SCHEDULE II - PROJECTIONS


SCHEDULE III - LIQUIDATION ANALYSIS


EXHIBIT A - PRE-PETITION LENDER AGREEMENT, AS AMENDED


EXHIBIT B - COMMITMENT LETTER


APPENDIX I - PLAN


APPENDIX ii - FORM 10K


APPENDIX iii - FORM 10Q

          Loews Cineplex Entertainment Corporation ("LCE") and the other debtors and debtors-in-possession set forth on Schedule I (collectively, the "Debtors") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), hereby propose and file this Disclosure Statement (the "Disclosure Statement") for the Debtors' First Amended Chapter 11 Plan of Reorganization, dated January 14, 2002 (the "Plan").

          THE PLAN IS THE RESULT OF EXTENSIVE NEGOTIATIONS AMONG THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS. THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND THEREFORE BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS' CREDITORS AND STRONGLY URGE ALL HOLDERS OF CLAIMS IN IMPAIRED CLASSES RECEIVING BALLOTS TO ACCEPT THE PLAN.

          THIS DISCLOSURE STATEMENT IS DESIGNED TO SOLICIT YOUR ACCEPTANCE OF THE ATTACHED PLAN AND CONTAINS INFORMATION RELEVANT TO YOUR DECISION. PLEASE READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE OTHER MATERIALS COMPLETELY AND CAREFULLY. THE PLAN IS ATTACHED AS APPENDIX I TO THIS DISCLOSURE STATEMENT. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER APPENDICES ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE MATERIALLY ACCURATE; OR (B) THE DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

          THE CLASSES OF CLAIMS AND INTERESTS IMPAIRED (AS DEFINED IN THE BANKRUPTCY CODE) UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN ARE CLASS 2 PRE-PETITION CREDIT AGREEMENT CLAIMS, CLASS 5A SUBSIDIARY GENERAL UNSECURED CLAIMS AND CLASS 5B LCE GENERAL UNSECURED CLAIMS. CLASS 1 PRIORITY CLAIMS, CLASS 3 MISCELLANEOUS SECURED CLAIMS, CLASS 4 PBGC CLAIMS, CLASS 6 CONVENIENCE CLAIMS AND CLASS 9 SUBSIDIARY COMMON STOCK INTERESTS ARE UNIMPAIRED, AND HOLDERS OF CLAIMS OR INTERESTS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE. CLASS 7A INTERCOMPANY LCE CLAIMS, CLASS 7B INTERCOMPANY SUBSIDIARY CLAIMS, CLASS 7C INTERCOMPANY CINEPLEX ODEON CLAIMS AND CLASS 8 OLD LCE COMMON STOCK INTERESTS ARE IMPAIRED AND WILL NOT RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN ON ACCOUNT OF THEIR CLAIMS OR INTERESTS AND, THEREFORE, ARE DEEMED NOT TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE. HOWEVER, AS CO-PROPONENTS OF THE PLAN, HOLDERS OF CLASS 7A INTERCOMPANY LCE CLAIMS AND CLASS 7B INTERCOMPANY SUBSIDIARY CLAIMS SUPPORT THE PLAN.

          HOLDERS OF IMPAIRED CLASS 2 PRE-PETITION CREDIT AGREEMENT CLAIMS, CLASS 5A SUBSIDIARY GENERAL UNSECURED CLAIMS AND CLASS 5B LCE GENERAL UNSECURED CLAIMS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, INCLUDING THOSE UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS OR MASTER BALLOTS VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF A CLASS 2 PRE-PETITION CREDIT AGREEMENT CLAIM, CLASS 5A SUBSIDIARY GENERAL UNSECURED CLAIMS OR CLASS 5B LCE GENERAL UNSECURED CLAIM MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS AND INTERESTS THAT ARE DISPUTED. IN ADDITION, WITH RESPECT TO THE HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS, WHILE INTERIM DISTRIBUTIONS MAY BE MADE PERIODICALLY, FINAL DISTRIBUTIONS WILL NOT BE MADE UNTIL ALL DISPUTED GENERAL UNSECURED CLAIMS ARE RESOLVED.

          EACH OF CLASS 2 (PRE-PETITION CREDIT AGREEMENT CLAIMS), CLASS 5A (SUBSIDIARY GENERAL UNSECURED CLAIMS) AND CLASS 5B (LCE GENERAL UNSECURED CLAIMS) WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF CLAIMS IN EACH SUCH CLASS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN DOLLAR AMOUNT AND MORE THAN ONE-HALF IN NUMBER OF THE ALLOWED CLAIMS THAT ARE HELD BY HOLDERS OF CLAIMS ACTUALLY VOTING IN SUCH CLASS.

          THE DEBTORS WILL REQUEST THAT THE BANKRUPTCY COURT CONFIRM THE PLAN UNDER BANKRUPTCY CODE SECTION 1129(b). SECTION 1129(b) PERMITS CONFIRMATION OF THE PLAN DESPITE REJECTION BY ONE OR MORE CLASSES IF THE BANKRUPTCY COURT FINDS THAT THE PLAN "DOES NOT DISCRIMINATE UNFAIRLY" AND IS "FAIR AND EQUITABLE" AS TO THE CLASS OR CLASSES THAT DO NOT ACCEPT THE PLAN. BECAUSE CLASS 8 IS DEEMED NOT TO HAVE ACCEPTED THE PLAN, THE DEBTORS WILL REQUEST THAT THE BANKRUPTCY COURT FIND THAT THE PLAN IS FAIR AND EQUITABLE AND DOES NOT DISCRIMINATE UNFAIRLY AS TO CLASS 8 (AND ANY OTHER CLASS THAT FAILS TO ACCEPT THE PLAN, INCLUDING, WITHOUT LIMITATION, CLASS
5B). AS CO-PROPONENTS OF THE PLAN, CLASS 7A AND CLASS 7B SUPPORT THE PLAN. FOR A MORE DETAILED DESCRIPTION OF THE REQUIREMENTS FOR ACCEPTANCE OF THE PLAN AND OF THE CRITERIA FOR CONFIRMATION, SEE SECTION X HEREIN, ENTITLED "REQUIREMENTS FOR CONFIRMATION OF PLAN."

          THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS AND INTERESTS TO MAKE AN INFORMED JUDGMENT WITH RESPECT TO VOTING TO ACCEPT OR REJECT THE PLAN. HOWEVER, THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION OR DETERMINATION BY THE BANKRUPTCY COURT WITH RESPECT TO THE MERITS OF THE PLAN.

          NO PARTY IS AUTHORIZED BY THE DEBTORS TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN, THE NEW TERM NOTES OR THE NEW COMMON STOCK OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH HEREIN.

          THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAWS. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

          IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE RECEIVED, THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS OR MASTER BALLOTS TO ACCEPT OR TO REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

          THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY DISTRIBUTION OF PROPERTY HEREUNDER PURSUANT TO THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF.

          EACH CREDITOR OF THE DEBTORS SHOULD CONSULT WITH SUCH CREDITOR'S LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                        I. INTRODUCTION AND SUMMARY

          This Disclosure Statement is being furnished by the Debtors, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (as it may be altered, amended, modified or supplemented as described herein) from Holders of (i) the Pre-Petition Credit Agreement Claims, (ii) Subsidiary General Unsecured Claims and (iii) LCE General Unsecured Claims. All capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in
Section II of this Disclosure Statement, except as otherwise indicated. The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement.

A. THE SOLICITATION

          On the Filing Date, each of the Debtors filed separate petitions under chapter 11 of the Bankruptcy Code. On November 11, 2001, the Debtors filed the Plan with the Bankruptcy Court. Concurrently therewith, the Debtors filed the Disclosure Statement with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes to accept or reject the Plan (the "Solicitation"). On January 14, 2002, the Debtors filed the First Amended Chapter 11 Plan and this related Disclosure Statement with the Bankruptcy Court.

          On January 14, 2002, the Bankruptcy Court determined that this Disclosure Statement contains "adequate information" in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the Debtors' books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . ." 11 U.S.C. ss. 1125(a)(1).

          The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for February 28, 2002 before the Honorable Allan
L. Gropper, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004. The hearing may be adjourned from time to time without further notice other than by announcement in the Bankruptcy Court on the scheduled date of such hearing. Any objections to confirmation of the Plan must be in writing and must be filed with the Clerk of the Bankruptcy Court and served on the counsel listed below to ensure RECEIPT by them on or before February 22, 2002 at 4:30 p.m. (Eastern
Time). Counsel on whom objections must be served are:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004
Attn:   Brad Eric Scheler, Esq.
        Lawrence A. First, Esq.
        Bonnie Steingart, Esq.          Attorneys for the Debtors

Pachulski, Stang, Ziehl, Young & Jones
10100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90067
Attn:  Marc Beilinson, Esq.
        Werner Disse, Esq.              Attorneys for the Creditors' Committee

Kronish, Lieb, Weiner & Hellman
1114 Avenue of the Americas
New York, New York 10036
Attn:  Jay Randall Indyke, Esq.         Attorneys for the Creditors' Committee
       Charles Shaw, Esq.

Office of the United States Trustee
33 Whitehall Street, 21st Floor
New York, New York 10004
Attn:  Wendy Rosenthal, Esq.            United States Trustee

O'Melveny & Myers LLP
1999 Avenue of the Stars, Suite 900
Los Angeles, California  90067
Attn:  Robert White, Esq.               Attorneys for the Agent

Paul Weiss Rifkind
Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019                Attorneys for Onex Corporation and
Attn:  Robert Drain, Esq.               Oaktree Capital Management LLC

B. RECOMMENDATIONS

          THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS RECOMMEND THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. The Debtors, the Creditors' Committee, the Agent and the Investors believe that:

          1. the Plan provides the best possible result for the Holders of Claims;

          2. with respect to each Impaired Class of Claims, the distributions under the Plan, if any, are not less than the amounts that would be received if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code;

          3. acceptance of the Plan is in the best interests of holders of Claims.

C. SUMMARY OF KEY PROVISIONS OF THE PLAN

          The purpose of the plan is to restructure the Debtors' outstanding indebtedness and resolve the Debtors' liquidity problems, thereby enhancing the recoveries for the Debtors' creditors and enabling the Debtors to continue as a going concern. In addition, the Plan is the product of extensive negotiations between the Investors, the Pre-Petition Lenders and the Creditors' Committee. The Plan represents a compromise between the divergent viewpoints held by the Debtors' major creditor constituencies regarding the value of the Debtors and the consideration to be distributed, and the allocation of the consideration to be distributed, in connection with the reorganization of the Debtors. In particular, the Creditors' Committee has suggested that various causes of actions exist against the Pre-Petition Lenders. The Plan incorporates a settlement of the claims against the Pre-Petition Lenders, whereby the Investors will pay to LCE up to $45 million that will be distributed to Holders of General Unsecured Claims and all claims against the Pre-Petition Lenders will be released.

          The Plan provides for the issuance to Holders of Allowed Pre-Petition Credit Agreement Claims of (a) 100% of the New Common Stock and (b) 100% of the New Term Notes; provided, however, that in consideration for funding the Unsecured Settlement Distribution, the Investors shall receive 100% of the New Common Stock, and provided, further, that pursuant to the settlement, each Holder of a Pre-Petition Credit Agreement Claim (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall receive its Pro Rata Share of the New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (other than $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims).

          Holders of Allowed General Unsecured Claims will receive Cash distributions from the Unsecured Settlement Distribution which is a pool of $45 million in Cash plus any interest earned on such funds through the date of distribution.

          Based on the Debtors' books and records, the Debtors estimate that each Holder of an Allowed Subsidiary General Unsecured Claim will receive a distribution in Cash of twelve percent (12%) of its Allowed Claim from the Unsecured Settlement Distribution, and each Holder of an Allowed LCE General Unsecured Claim shall each receive a distribution in Cash equal to its Pro Rata Share of the remaining amount of the Unsecured Settlement Distribution, estimated to be at least ten percent (10%) (and potentially higher). At the twelve percent (12%) recovery level for Allowed Subsidiary General Unsecured Claims under the Plan, the Holders of Allowed LCE General Unsecured Claims will not receive a distribution that is less than nine and one-half percent (9-1/2%) of their Allowed Claims.

          If by reason of the fact that the aggregate amount of Allowed General Unsecured Claims is higher than the Debtors' estimate and therefore the Unsecured Settlement Distribution is insufficient to provide for a distribution of twelve percent (12%) to the Holders of Allowed Subsidiary General Unsecured Claims and a distribution of at least nine and one-half percent (9-1/2%) to the Holders of Allowed LCE General Unsecured Claims, the distribution to the Holders of Allowed LCE General Unsecured Claims will not be reduced below nine and one-half percent (9-1/2%) unless and until the distribution to the Holders of Allowed Subsidiary General Unsecured Claims has been reduced to eleven and one-half percent (11-1/2%). However, as described on the following chart, if the aggregate amount of Allowed General Unsecured Claims is significantly higher than the Debtors' estimate such that the Unsecured Settlement Distribution is insufficient to fund a distribution of at least eleven and one-half percent (11-1/2%) to the Holders of Allowed Subsidiary General Unsecured Claims and at least nine and one-half percent (9-1/2%) to the Holders of Allowed LCE General Unsecured Claims, any such deficiency shall be allocated on a pro rata basis between the Holders of Allowed Subsidiary General Unsecured Claims and Allowed LCE General Unsecured Claims.

          Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claim depends on the amount of total General Unsecured Claims actually Allowed. Approximately $1,200,000,000 in Claims were filed against the Debtors. Based on the Debtors' books and records, the Debtors estimate there are approximately $427,000,000 in General Unsecured Claims that will ultimately be Allowed. Therefore, under the Plan and based on the Debtors' estimation of Allowed General Unsecured Claims, each Holder of an Allowed Subsidiary General Unsecured Claim would receive Cash in an amount equal to 12% of such Allowed Subsidiary General Unsecured Claim and each Holder of an Allowed LCE General Unsecured Claim would receive Cash in an amount equal to 10% of such Allowed LCE General Unsecured Claim. However, because the Debtors cannot predict the amount of Claims that will ultimately be Allowed against the Debtors, there can be no assurances that Holders of Allowed General Unsecured Claims would receive such a recovery.

          If and to the extent that the actual amount of Allowed General Unsecured Claims is greater than or less than the Debtors' estimation, the Plan sets forth the relative recoveries of Holders of Allowed General Unsecured Claims at different levels of the aggregate amount of Allowed General Unsecured Claims. Thus, pursuant to the Plan, Holders of Allowed General Unsecured Claims will receive Cash from the Unsecured Settlement Distribution in an amount equal to the product of the Allowed Amount of such Holder's Claim multiplied by the Applicable Class 5A Allowance Factor or the Applicable Class 5B Allowance Factor set forth below:


------------------------------------------ ------------------------------------- ------------------------------------
Allowed Amount of General Unsecured        Applicable Class 5A Allowance         Applicable Class 5B Allowance
Claims                                     Factor                                Factor
------------------------------------------ ------------------------------------- ------------------------------------
  $375,000,000.00                          .1200000                              .1200000
  $375,000,000.01-$400,000,000.00          .1200000                              .1108786
  $400,000,000.01-$415,000,000.00          .1200000                              .1054058
  $415,000,000.01-$429,816,666.00          .1200000                              .1000000
  $429,816,666.01-$443,520,833.00          .1200000                              .0950000
  $443,520,833.01-$448,504,347.83          .1150000                              .0950000
  $448,504,347.84-$460,000,000.00          .1121261                              .0926259
  $460,000,000.01-$470,000,000.00          .1097404                              .0906551
  $470,000,000.01-$480,000,000.00          .1074542                              .0887665
  $480,000,000.01-$490,000,000.00          .1052612                              .0869549
  $490,000,000.01-$500,000,000.00          .1031560                              .0852158
  $500,000,000.01-$525,000,000.00          .0982438                              .0811579
  $525,000,000.01-$550,000,000.00          .0937782                              .0774689
  $550,000,000.01-$575,000,000.00          .0897009                              .0741007
  $575,000,000.01-$600,000,000.00          .0859633                              .0710132
  $600,000,000.01-$650,000,000.00          .0793508                              .0655506
  $650,000,000.01-$700,000,000.00          .0736829                              .0608684
  $700,000,000.01-$750,000,000.00          .0687707                              .0568106
  $750,000,000.01-$800,000,000.00          .0644725                              .0532599
  $800,000,000.01-$900,000,000.00          .0573089                              .0473421
  $900,000,000.01-$1,000,000,000.00        .0515780                              .0426079
  $1,000,000,000.01-$1,100,000,000.00      .0468891                              .0387345
  $1,100,000,000.01-$1,200,000,000.00      .0429817                              .0355066
---------------------------------------------------------------------------------------------------------------------

          Thus, for illustration purposes only, if the actual aggregate amount for Allowed General Unsecured Claims were $445,000,000.00, each Holder of an Allowed Subsidiary General Unsecured Claim would receive Cash in an amount equal to 11.5% of such Allowed Subsidiary General Unsecured Claim and each Holder of an Allowed LCE General Unsecured Claim would receive Cash in an amount equal to 9.5% of such Allowed LCE General Unsecured Claim; alternatively, if the actual aggregate amount of Allowed General Unsecured Claims were $850,000,000, then each Holder of an Allowed Subsidiary General Unsecured Claims would receive Cash in an amount equal to 5.73089% of such Allowed Subsidiary General Unsecured Claim and each Holder of an Allowed LCE General Unsecured Claims would receive Cash in an amount equal to 4.73421% of such Allowed LCE General Unsecured Claim.

          Priority Claims, Miscellaneous Secured Claims, PBGC Claims, and Convenience Claims shall be Unimpaired by the Plan. The Plan provides for the extinguishment of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and the Old LCE Common Stock Interests.

D. SUMMARY OF CLASSIFICATION AND
   TREATMENT OF CLAIMS AND INTERESTS

          The Plan categorizes the Claims against, and Interests in, the Debtors which exist on the Filing Date into twelve Classes. The Plan also

              (i) provides that each holder of an Allowed Administrative Expense will be paid in full in Cash on the later of (a) the Effective Date, (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense and (c) the date on which the Debtors and the Holder of such Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred under the DIP Facility Agreement shall be paid in full in Cash on the Effective Date, and (b) obligations incurred in the ordinary course of business consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval;

              (ii) provides that Allowed Priority Tax Claims will receive
       (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate, or (b) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be; and

              (iii) specifies the manner in which the Claims and Interests in each Class are to be treated.

For a more precise explanation, please refer to the discussion in Section VI herein, entitled "SUMMARY OF THE PLAN" and to the Plan itself.

          The table below provides a summary of the classification, treatment, and distributions to be made in respect of, Claims and Interests in each Class under the Plan.

                               TYPE OF CLAIM
      CLASS                  OR EQUITY INTEREST                                    TREATMENT
------------------ --------------------------------------- -----------------------------------------------------------
1                  Priority Claims (Unimpaired)            On the latest of (a) the Effective Date, (b) the date on
                                                           which such Priority Claim becomes an Allowed Priority
                                                           Claim, or (c) the date on which the Debtors and the
                                                           Holder of such Allowed Priority Claim otherwise agree,
                                                           each Holder of an Allowed Priority Claim will be entitled
                                                           to receive Cash in an amount sufficient to render such
                                                           Allowed Priority Claim Unimpaired under section 1124 of
                                                           the Bankruptcy Code; provided, however, Allowed Priority
                                                           Claims representing obligations incurred in the ordinary
                                                           course shall be paid in full or performed by the
                                                           Reorganized Debtors in the ordinary course of business,
                                                           consistent with past practice.
------------------ --------------------------------------- -----------------------------------------------------------
2                  Pre-Petition Credit Agreement Claims    On the Effective Date, the Holders of Allowed
                   (Impaired)                              Pre-Petition Credit Agreement Claims shall receive their
                                                           Pro-Rata Share of (i) 100% of the New Term Notes and (ii)
                                                           100% of the New Common Stock; provided, however, that in
                                                           consideration for paying to LCE up to $45 million to fund
                                                           the Unsecured Settlement Distribution, (i) the Investors
                                                           shall, on the Effective Date, receive 100% of the New
                                                           Common Stock and (ii) each Holder of a Pre-Petition
                                                           Credit Agreement Claim (including the Investor
                                                           Pre-Petition Credit Agreement Claims in excess of $300
                                                           million aggregate principal amount) shall, on the
                                                           Effective Date, receive its pro rata share of the New
                                                           Term Notes based on the ratio of such Pre-Petition Credit
                                                           Agreement Claim to all Pre-Petition Credit Agreement
                                                           Claims (other than $300 million of the Investor
                                                           Pre-Petition Credit Agreement Claims).
------------------ --------------------------------------- -----------------------------------------------------------
3                  Miscellaneous Secured Claims            On the latest of (a) the Effective Date, (b) the date on
                   (Unimpaired)                            which such Miscellaneous Secured Claim becomes an Allowed
                                                           Claim, and (c) the date on which the Debtors and the
                                                           Holders of such Allowed Miscellaneous Secured Claim
                                                           otherwise agree, at the election of the Debtors prior to
                                                           the Effective Date each Holder of an Allowed Class 3
                                                           Miscellaneous Secured Claim will be entitled to receive
                                                           on account of such Holder's Allowed Miscellaneous Secured
                                                           Claim one of the following treatments:  (i) the legal,
                                                           equitable and contractual rights to which such Allowed
                                                           Miscellaneous Secured Claim entitles such Holder will
                                                           remain unaltered, (ii) such Holder's Allowed
                                                           Miscellaneous Secured Claim will be reinstated and
                                                           rendered Unimpaired in accordance with section 1124(2) of
                                                           the Bankruptcy Code, or (iii) such other treatment as
                                                           mutually agreed to by the Debtors and such Holder.
------------------ --------------------------------------- -----------------------------------------------------------
4                  PBGC Claims (Unimpaired)                On the Effective Date, the Holder of the Allowed PBGC
                                                           Claims shall be entitled to receive on account of such
                                                           Holder's Allowed PBGC Claim one of the following
                                                           treatments:  (a) legal, equitable and contractual rights
                                                           to which such Allowed PBGC Claim entitles such Holder
                                                           shall remain unaltered; (b) such Holder's Allowed PBGC
                                                           Claim shall be reinstated and rendered Unimpaired in
                                                           accordance with section 1124(2) of the Bankruptcy Code,
                                                           or (c) such other treatment as mutually agreed to by the
                                                           Debtors and such Holder.
------------------ --------------------------------------- -----------------------------------------------------------
5A                 Subsidiary General Unsecured Claims     As soon as practicable following the earlier of (a) the
                   (Impaired)                              four-month anniversary of the Effective Date and (b) the
                                                           date on which all Disputed General Unsecured Claims have
                                                           been resolved by a Final Order of the Bankruptcy Court,
                                                           subject to a reserve for Disputed Claims, each Holder of
                                                           an Allowed Subsidiary General Unsecured Claim shall
                                                           receive from the Unsecured Settlement Distribution, on
                                                           account of such Allowed Subsidiary General Unsecured
                                                           Claims, Cash in an amount equal to the product of the
                                                           Allowed Amount of such Holder's Claim multiplied by the
                                                           Applicable Class 5A Allowance Factor set forth in
                                                           Schedule III to the Plan.
------------------ --------------------------------------- -----------------------------------------------------------
5B                 LCE General Unsecured Claims            As soon as practicable following the earlier of (a) the
                   (Impaired)                              four month anniversary of the Effective Date and (b) the
                                                           date on which all Disputed General Unsecured Claims have
                                                           been resolved by a Final Order of the Bankruptcy Court,
                                                           subject to a reserve for Disputed Claims, each Holder of
                                                           an Allowed LCE General Unsecured Claim shall receive from
                                                           the Unsecured Settlement Distribution, on account of such
                                                           Allowed LCE General Unsecured Claim, Cash in an amount
                                                           equal to the product of the Allowed Amount of such
                                                           Holder's Claim multiplied by the Applicable Class 5B
                                                           Allowance Factor set forth in Schedule III to the Plan.
------------------ --------------------------------------- -----------------------------------------------------------
6                  Convenience Claims (Unimpaired)         As soon as practicable following the Effective Date, each
                                                           Holder of an Allowed Convenience Claim ($500 or less)
                                                           shall receive Cash in an amount sufficient to render such
                                                           Allowed Convenience Claim (including as reduced by
                                                           election of the Holder of such Claim) Unimpaired under
                                                           section 1124 of the Bankruptcy Code.
------------------ --------------------------------------- -----------------------------------------------------------
7A                 Intercompany LCE Claims (Impaired)      All Intercompany LCE Claims will be extinguished and no
                                                           distributions will be made in respect of such
                                                           Intercompany LCE Claims.
------------------ --------------------------------------- -----------------------------------------------------------
7B                 Intercompany Subsidiary Claims          All Intercompany Subsidiary Claims will be extinguished
                   (Impaired)                              and no distributions will be made in respect of such
                                                           Intercompany Subsidiary Claims.
------------------ --------------------------------------- -----------------------------------------------------------
7C                 Intercompany Cineplex Odeon Claims      All Intercompany Cineplex Odeon Claims will be
                   (Impaired)                              extinguished and no distributions will be made in respect
                                                           of such Intercompany Cineplex Odeon Claims.
------------------ --------------------------------------- -----------------------------------------------------------
8                  Old LCE Common Stock Interests          On the Effective Date, all Old LCE Common Stock Interests
                   (Impaired)                              will be extinguished and no distributions will be made in
                                                           respect of such Old LCE Common Stock Interests.
------------------ --------------------------------------- -----------------------------------------------------------
9                  Subsidiary Common Stock Interests       On the Effective Date, each Holder of a Subsidiary Common
                   (Unimpaired)                            Stock Interest shall retain such Interest and its
                                                           respective share or shares of common stock of the Debtors
                                                           representing such Interest.
------------------ --------------------------------------- -----------------------------------------------------------

          For a more detailed description of the foregoing Classes of Claims and Interests, see Section VI herein, entitled "SUMMARY OF THE PLAN."

E. NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

          All Holders of Impaired Claims against and Interests in the Debtors should read this Disclosure Statement, together with the Plan, the form of Ballot and/or Master Ballot, as applicable, and the applicable Voting Instructions (collectively, the "Solicitation Materials"), in their entirety before voting on the Plan.

          Pursuant to the provisions of the Bankruptcy Code, only Impaired Classes of Claims and Interests are entitled to vote to accept or reject the Plan. The Classes of Claims Impaired under the Plan consist of Class 2 (Prepetition Credit Agreement Claims), Class 5A (Subsidiary General Unsecured Claims), Class 5B (LCE General Unsecured Claims), Class 7A (Intercompany LCE Claims), Class 7B (Intercompany Subsidiary Claims) and Class 7C (Intercompany Cineplex Odeon Claims). The Class of Interests Impaired under the Plan consists of Class 8. See Section VI herein, entitled "SUMMARY OF THE PLAN" for a description of these Classes. The Debtors are seeking acceptance of the Plan from Holders of Pre-Petition Credit Agreement Claims, LCE General Unsecured Claims and Subsidiary General Unsecured Claims. Class 1 (Priority Claims), Class 3 (Miscellaneous Secured Claims), Class 4 (PBGC Claims), Class 6 (Convenience Claims) and Class 9 (Subsidiary Common Stock Interests) are Unimpaired, and Holders of Claims or Interests in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Class 7A Intercompany LCE Claims, Class 7B Intercompany Subsidiary Claims, Class 7C Intercompany Cineplex Odeon Claims and Class 8 Old Common Stock Interests are impaired and will not receive or retain any property under the Plan on account of their claims and interests and, therefore, are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. However, as co-proponents of the Plan, Holders of Claims in Class 7A and Class 7B support the Plan.

          Unless otherwise directed by the Bankruptcy Court, only votes cast by or at the direction of Holders of Claims in accordance with the voting instructions will be counted for purposes of voting on the Plan. See
Section XIII herein, entitled "Voting and Confirmation of the Plan."

          The solicitation will expire at 4:30 p.m. (Eastern Time), on February 22, 2002 (the "Voting Deadline"), unless the Voting Deadline is extended or waived by the Debtors. After carefully reviewing this Disclosure Statement, the Plan and the other applicable Solicitation Materials, each Holder of a Pre-Petition Credit Agreement Claim, LCE General Unsecured Claim or Subsidiary General Unsecured Claim should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the appropriate Ballot(s) or Master Ballot(s) in accordance with the instructions set forth therein so they are received prior to the Voting Deadline. For further information, see Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

          This Disclosure Statement is being transmitted only to Holders of Impaired Claims and Interests.

          WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS SCHEDULES, EXHIBITS AND APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PLAN, CONSIDERATIONS PERTINENT TO ACCEPTANCE OR REJECTION OF THE PLAN, AND DEVELOPMENTS CONCERNING THE CHAPTER 11 CASES.

          CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except with respect to the projections referenced in Section IX herein, entitled "FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED" (the "Projections"), which are only a prediction and not a guaranty of future results, and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement. The Debtors and Reorganized Debtors do not intend to update the Projections. Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

          EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

          If you did not receive a Ballot in your package of Solicitation Materials and believe that you should have, please contact the Information Agent named below at the address or telephone number set forth in Section XIII of this Disclosure Statement entitled "VOTING AND CONFIRMATION OF THE PLAN."

                              II. DEFINITIONS

          Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, the feminine and the neutral. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below when used in initially capitalized form in this Disclosure Statement:

          Administrative Expense: (a) Any right to payment constituting a cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) under section 503(b) of the Bankruptcy Code and (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court.

          Affiliate: As defined in section 101(2) of the Bankruptcy Code.

          Agent: Bankers Trust, as agent under the Pre-Petition Credit
Agreement.

          Allowed: With respect to Claims and Interests, (a) Any Claim against or Interest in a Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed,
(b) any Claim or Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, or (c) any Claim allowed pursuant to the Plan; provided, however, that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject the Plan.) Except as otherwise specified in the Plan or a Final Order of the Bankruptcy Court the amount of an Allowed Claim shall not include interest on such Claim from and after the Filing Date.

          Applicable Class 5A Allowance Factor: With respect to any given determination date under the Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed Subsidiary General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on Schedule III to the Plan that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $425,000,000, the Applicable Class 5A Allowance Factor would be .1200000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5A Allowance Factor will increase, as set forth on Schedule III to the Plan.

          Applicable Class 5B Allowance Factor: With respect to any given determination date under the Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed LCE General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on
Schedule III to the Plan that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $ 425,000,000, the Applicable Class 5B Allowance Factor would be
 .1000000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5B Allowance Factor will increase, as set forth on Schedule III to the Plan.

          Ballot: The form distributed, together with the Disclosure Statement, to Holders of Claims in classes that are Impaired and entitled to vote on the Plan for the purpose of indicating acceptance or rejection of the Plan.

          Bankers Trust: Bankers Trust Company in its capacity as Agent and as Pre-Petition Lender.

          Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

          Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over these Chapter 11 Cases.

          Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure promulgated under Section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, each as amended from time to time, as applicable to the Chapter 11 Cases.

          Bar Date: September 26, 2001

          Board: The board of directors of the Debtors or Reorganized Debtors, as applicable.

          Business Day: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

          By-Laws: The By-Laws of the Debtors (other than LCE) in effect as of the Filing Date.

          Canadian Debtors: Cineplex Odeon, and the other entities listed on Schedule II to the Plan, as Applicants, in the CCAA Cases.

          Canadian DIP: The loans made by LCE to Cineplex Odeon pursuant to the Credit Agreement dated February 28, 2001, as amended, between LCE as lender, Cineplex Odeon as borrower and Deutsche Bank, as agent.

          Canadian Plan: The Plan of Compromise and Arrangement proposed by the Canadian Debtors in the CCAA Cases.

          Cash: Currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank by the Debtors, the Reorganized Debtors or other Entity making any distribution under the Plan.

          Cause of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

          CCAA: The Canadian Companies' Creditors Arrangement Act.

          CCAA Cases: Those cases commenced by the Canadian Debtors under the CCAA.

          Chapter 11 Cases: The cases under Chapter 11 of the Bankruptcy Code filed by the Debtors that were commenced on the Filing Date, with case numbers 01-40346 through 01-40582.

          Cineplex Odeon: Cineplex Odeon Corporation, a corporation organized under the laws of Canada, and a wholly-owned subsidiary of LCE.

          Claim: Any right to (a) payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          Class: A class of Claims or Interests designated pursuant to the Plan.

          Class 5A Payment Amount: The product of the then Applicable Class 5A Allowance Factor multiplied by the amount of each Holder's Allowed Subsidiary General Unsecured Claim.

          Class 5B Payment Amount: The product of the then Applicable Class 5B Allowance Factor multiplied by the amount of each Holder's Allowed LCE General Unsecured Claim.

          Class 5 Claims Reserve: The Unsecured Settlement Distribution that shall be held in a segregated interest bearing account to be established by the Reorganized Debtors on the Effective Date for the purpose of making distributions to Holders of Allowed General Unsecured Claims pursuant to Section 11.4 of the Plan.

          Combination: The combination completed on May 14, 1998 of the Loews Theatres exhibition business of Sony Pictures Entertainment, Inc., a wholly owned subsidiary of Sony Corporation of America, and Cineplex Odeon.

          Confirmation Date: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

          Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

          Confirmation Order: The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

          Convenience Claim: Any Unsecured Claim that is (i) Allowed for an amount of $500 or less or (ii) is Allowed in an amount greater than $500, but which is reduced to $500 by election of the Holder thereof pursuant to such Holder's Ballot. In no event shall any Convenience Claim exceed $500 for purposes of allowance, treatment or distribution under the Plan.

          Creditor: Any Entity that is the Holder of a Claim against a Debtor that arose on or before the order for relief in these Chapter 11 Cases or a Claim against a Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

          Creditors' Committee: The official committee of unsecured Creditors appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on March 2, 2001, as the same may be constituted from time to time.

          Creditors' Committee Designee: Mr. William Kaye, or another representative to be appointed by the Creditors' Committee on or before the Effective Date to provide input and assistance to the Debtors or the Reorganized Debtors in analyzing, objecting to, compromising and settling Disputed Claims.

          Debtors: LCE and its subsidiaries listed on Schedule I to the Plan, as debtors and debtors-in-possession in the Chapter 11 Cases.

          DIP Agent: Bankers Trust, as agent for the DIP Lenders.

          DIP Facility Agreement: The Debtor In Possession Credit
Agreement, as amended from time to time, and ancillary documents, dated as of February 15, 2001, among the Debtors, the DIP Agent and the DIP Lenders.

          DIP Lenders: The lenders under the DIP Facility Agreement.

          Disclosure Statement: The disclosure statement that relates to the Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code.

          Disputed: With respect to Claims, any Claim that is not Allowed.

          Effective Date: The date that is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such later date after the Confirmation Date as determined by the Debtors so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such later date as the Debtors may determine.

          Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          February 2001 Letter of Intent: The letter of intent, dated February 14, 2001, by and between LCE, Cineplex Odeon, Onex, Oaktree Capital and Pacific Capital Group, Inc.

          February LOI Investors: Onex, Pacific Capital and Oaktree.

          Filing Date: February 15, 2001, the date on which each of the Debtors filed a voluntary petition for relief commencing the Chapter 11 Cases.

          Final Decree: A final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

          Final Dip Order: The final order of the Bankruptcy Court, dated April 4, 2001, approving the DIP Facility Agreement.

          Final Order: An order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order, shall not cause such order not to be a Final Order.

          General Unsecured Claim: All LCE General Unsecured Claims and Subsidiary General Unsecured Claims, including, without limitation, any and all environmental Claims and other Claims arising from or relating to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

          Holder: Any Entity that holds a Claim or Interest.

          HSBC Bank: HSBC Bank USA, a New York bank and trust company, as Indenture Trustee.

          Impaired: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

          Indenture: The Indenture, dated as of August 5, 1998, as amended, between LCE, as issuer and the Indenture Trustee pursuant to which the Pre-Petition Notes were issued.

          Indenture Trustee: HSBC Bank, as successor indenture trustee to Bankers Trust Company as indenture trustee under the Indenture, or its duly appointed successor (if any).

          Instrument: Any share of stock, security, promissory note or other "Instrument" within the meaning of that term as defined in section 9-102(47) of the UCC, as revised in 2001.

          Intercompany Cineplex Odeon Claims: All Claims held by a Canadian Debtor against any of the Debtors.

          Intercompany Claims: All Intercompany LCE Claims, Intercompany Subsidiary Claims and Intercompany Cineplex Odeon Claims.

          Intercompany LCE Claims: All Claims (a) held by LCE against any Subsidiary Debtor or (b) held by any Subsidiary Debtor against LCE, including, without limitation, all Claims arising as a result of advances made (i) by LCE to any Subsidiary Debtor or (ii) by any Subsidiary Debtor to LCE, as the case may be.

          Intercompany Subsidiary Claims: All Claims held by a Subsidiary Debtor against another Subsidiary Debtor, including, without limitation, Claims arising as a result of advances made by a Subsidiary Debtor to another Subsidiary Debtor.

          Interests: All equity interests in a Debtor, including, but not limited to, shares of common stock and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating a Debtor to issue, transfer or sell any shares of capital stock of a Debtor.

          Investors: Oaktree Capital and Onex, which, in the aggregate, beneficially own at least $300 million aggregate principal amount in Pre-Petition Credit Agreement Claims and $177,700,000 in Pre-Petition Note Claims, in each case, either directly or through one or more Affiliates.

          Investors' Pre-Petition Credit Agreement Claims: All Pre-Petition Credit Agreement Claims held by the Investors.

          LCE: Loews Cineplex Entertainment Corporation, a Delaware corporation.

          LCE General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against LCE, including without limitation, all Pre-Petition Notes Claims and any and all Claims including environmental Claims arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

          Market Rate: The rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen (15) days prior to the Effective Date.

          Maximum Allowable Amount: With respect to any Disputed General Unsecured Claim, the least of the amounts (a) set forth in the proof(s) of claim filed by the Holder thereof, (b) determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction as the maximum fixed amount of such General Unsecured Claim or as the estimated amount of such General Unsecured Claim for allowance, distribution and reserve purposes, (c) in the case of a proof of claim filed in an unliquidated, undetermined or contingent amount, as determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction, or (d) as agreed upon, in writing, by the Debtors and the Holder of such Disputed Claim.

          Miscellaneous Secured Claim: Any Claim, including any Claim secured by a valid mechanics lien on property of the Debtors' estates, other than a Pre-Petition Credit Agreement Claim or an Administrative Expense, that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

          National Western: The National Western Life Insurance Company.

          New Common Stock: The 100,000 shares of common stock of Reorganized LCE, par value $.01 per share, to be issued by Reorganized LCE on and after the Effective Date pursuant to the Plan.

          New Subsidiary Certificates of Incorporation: The new certificates or articles of incorporation or formation or an amendment to the current certificates or articles for each of the Reorganized Debtors other than Reorganized LCE.

          New Term Loan Agreement: The term loan agreement and ancillary documents between the Reorganized Debtors, the lenders thereto and Bankers Trust, as Agent to be effective as of the Effective Date. A term sheet setting forth the material terms of the New Term Note Loan Agreement is attached as Exhibit A to the Plan.

          New Term Notes: The new term notes in the approximate aggregate principal amount of $429,409,000 to be issued pursuant to the New Term Loan Agreement to the Holders of Allowed Pre-Petition Credit Agreement Claims pursuant to Section 6.2 of the Plan.

          New Working Capital Credit Agreement: The working capital credit agreement and ancillary documents, dated as of the Effective Date, between the Reorganized Debtors, the lenders thereto and Bankers Trust as Agent containing the terms of the New Working Capital Facility. A term sheet setting forth the material terms of the New Working Capital Credit Agreement is attached as Exhibit B to the Plan.

          New Working Capital Facility: The $100 million credit facility to be provided to the Reorganized Debtors under the terms of the New Working Capital Credit Agreement.

          Oaktree Capital: Oaktree Capital Management, LLC and/or one or more of its Affiliates.

          Old LCE By-Laws: The By-Laws of LCE in effect as of the Filing
Date.

          Old LCE Certificate of Incorporation: The certificate of incorporation of LCE in effect as of the Filing Date.

          Old LCE Common Stock: The common stock of LCE, par value $.01 per share, issued and outstanding as of the Filing Date.

          Old LCE Common Stock Interest: Any Interest evidenced by Old LCE Common Stock or any Claim, if any, relating to Old LCE Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests.

          Onex: Onex Corporation, a corporation organized under the laws of Canada and/or one or more of its Affiliates.

          Pacific Capital: Pacific Capital Group, Inc. and/or one or more of its affiliates.

          PBGC: The Pension Benefit Guaranty Corporation.

          PBGC Claims: Any and all claims of the PBGC.

          Plan: The chapter 11 plan of reorganization of the Debtors, together with all exhibits thereto, as the same may be amended and modified from time to time in accordance with section 1127 of the Bankruptcy Code, a copy of which is attached as Appendix I.

          Pre-Petition Credit Agreement: The Senior Revolving Credit Agreement, dated as of May 14, 1998, as amended, modified or supplemented from time to time, between LCE, the Pre-Petition Lenders and Bankers Trust, as a lender and Agent for the Pre-Petition Lenders.

          Pre-Petition Credit Agreement Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-Petition Credit Agreement and all other Loan Documents (as defined in the Pre-Petition Credit Agreement), including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith. In addition, pursuant to paragraph 6 of the DIP Facility Agreement, the DIP Lenders and the DIP Agent have agreed that for purposes of the Plan, the DIP Repayment Loan (as defined in the DIP Facility Agreement) will be treated as secured Pre-Petition Claims. In this regard, any and all Claims in receipt of the DIP Repayment Loans shall be considered for all purposes of the Plan Pre-Petition Credit Agreement Claims and shall not be considered Administrative Expenses.

          Pre-Petition Lender Agreement: The agreement, dated August 2001, as amended from time to time, by and between Onex, Oaktree Capital, the Agent, and certain of the other Pre-Petition Lenders.

          Pre-Petition Lenders: Bankers Trust, as administrative agent, and the lenders named as party to the Pre-Petition Credit Agreement.

          Pre-Petition Note Claims: Any and all Claims of the Indenture Trustee and Holders of Pre-Petition Notes arising under the Indenture or the transaction, agreements or Instruments upon which the Pre-Petition Notes are based.

          Pre-Petition Note Holders: The holders of the Pre-Petition Notes.

          Pre-Petition Notes: The 8-7/8% Senior Subordinated Notes due 2008 issued by LCE pursuant to the Indenture.

          Priority Claim: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

          Priority Tax Claim: Any Claim which is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

          Pro Rata Share: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim or Allowed Interest, as the case may be, in a class is the same as the ratio such Claim or Interest bears to the total amount of all Claims or Interests (including Disputed Claims or Disputed Interests until disallowed) in such class.

          Related Documents: The Plan and all documents necessary to consummate the transactions contemplated by the Plan.

          Reorganized Debtors: The Debtors from and after the effectiveness of the Plan on the Effective Date.

          Reorganized LCE: LCE from and after the effectiveness of the Plan on the Effective Date.

          Reorganized LCE By-Laws: The By-Laws of Reorganized LCE substantially in the form attached as Exhibit C to the Plan.

          Reorganized LCE Certificate of Incorporation: The certificate of incorporation of Reorganized LCE, as amended and restated pursuant to the Plan, substantially in the form attached as Exhibit D to the Plan.

          Schedules: The schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on June 29, 2001 in accordance with section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

          Senior Executive Employment Agreements: The Senior Executive Employment Agreements between Reorganized LCE and Lawrence J. Ruisi and Travis Reid. Term Sheets setting forth the material terms of the Senior Executive Employment Agreements are attached as Exhibit E to the Plan.

          Subsidiary Common Stock: Collectively, all common stock of the Debtors (other than LCE) issued and outstanding as of the Filing Date.

          Subsidiary Common Stock Interest: Any Interest evidenced by Subsidiary Common Stock.

          Subsidiary Debtors: All of the Debtors other than LCE.

          Subsidiary General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against any Debtor other than LCE, including without limitation, any and all Claims including environmental Claims against any Subsidiary Debtor arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

          UCC: The Uniform Commercial Code in effect in the State of New York, as of the date hereof.

          Unimpaired: Any Class of Claims or Interests that is not Impaired.

          Unsecured Settlement Distribution: $45,000,000 in Cash.

          Voting Deadline: The date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject the Plan must be received.

                              III. BACKGROUND

A. BUSINESS AND PROPERTIES OF THE DEBTORS

          1. Introduction
             ------------

          The Debtors are one of the world's largest commercial motion picture theatre exhibition companies. As of November 30, 2001, the Debtors or their subsidiaries owned, operated and/or had an interest in 2,451 screens at 264 theatres in 20 states and the District of Columbia, six Canadian provinces, Spain, Hungary and Korea. The Debtors' principal markets include New York and the metropolitan area, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, and Washington, D.C. In addition, one of LCE's wholly owned, non-Debtor subsidiaries, Cineplex Odeon, operates theatres throughout Canada.1 For the fiscal year ended February 28, 2001, the Debtors (excluding their joint ventures and partnerships) had revenue of $903.5 million, 70% of which came from box office receipts and 30% from concession sales and other revenues.

-----------------
1 In addition to restructuring the Debtors through the Chapter 11 Cases, Cineplex Odeon, a direct subsidiary of LCE, and its direct and indirect subsidiaries filed for protection under the CCAA. For a further description of these proceedings, see Article II.E.6.


          The Debtors were formed by the combination, completed on May 14, 1998, of the Loews Theatres exhibition business of Sony Pictures Entertainment Inc. ("SPE"), a wholly owned subsidiary of Sony Corporation of America ("SCA"), and Cineplex Odeon, another major motion picture exhibitor with operations predominantly in the U.S. and Canada (the "Combination"). As a result of the Combination, the Debtors now operate under the Loews Theatres and Cineplex Odeon Theatres names in North America and under these and other trade names abroad. As a result of the Combination and recent efforts, reflected industry-wide, to construct state-of-the-art multi-screen cinema complexes with digital surround sound and stadium seating commonly known as "Megaplex" theatres, the Debtors have significantly grown their business. Accordingly, the Debtors have opened and refurbished a substantial number of screens over the last several years and in fiscal year 2001 alone opened 224 screens in 16 theatres (including theatres owned and/or operated by Affiliates of the Debtors). In addition, in June 1998, the Debtors formed an international division to develop, construct and operate theatres outside of the U.S. and continue to consider expansion opportunities in selected areas throughout the world.

          2. Employees
             ---------

          As of February 28, 2001, the Debtors employed approximately 14,000 employees, including approximately 1,415 full-time and 12,585 part-time employees engaged in the operation of the Debtors' theatres and in marketing, general corporate and administrative positions. The Debtors believe their relations with their employees are satisfactory.

          3. Executive Offices
             -----------------

          The Debtors' headquarters are located at 711 Fifth Avenue, New York, New York 10022 and their telephone number is (212) 833-6200.

          4. Competition
             -----------

          Due to the large number of exhibitors, the film exhibition industry is competitive yet fragmented. As of February 28, 2001, the Debtors had 2,563 screens at 294 locations, which represented approximately 6.4% of all exhibition screens in North America. The Debtors' share of the total industry box office receipts in North America during fiscal 2001 (including 100% of the operations of its joint ventures and partnerships) was approximately 8.7% of the $7.66 billion total box office revenue in North America.

          The film exhibition business is highly seasonal and has heightened attendance levels during the summer months and holidays. During non-peak periods, earnings can fluctuate dramatically due to the presence or absence of successful films. Film box office revenue is very sensitive to changes in attendance levels because a significant amount of the costs to exhibit films, such as rents, payrolls, etc., are fixed costs necessary to operate theatres.

B. FINANCIAL INFORMATION

          Financial information regarding the Debtors is set forth in Appendices II and III hereto, consisting of the LCE's Form 10-K for fiscal year ended February 28, 2001 and the Debtor's Form 10-Q for the third quarter of fiscal year ended February 28, 2002.

C. CORPORATE STRUCTURE OF DEBTORS

          LCE is incorporated in the State of Delaware and is the direct or indirect parent company of each of the other 236 Debtors, which are incorporated or organized under the laws of various states. Many of the Debtors are single purpose entities that operate one theatre. Several Debtors, however, operate more than one theatre, including Plitt Theatres, Inc. and RKO Century Warner Theatres, Inc., each of which operate numerous theatres. LCE manages and operates all aspects of each of the Debtors' theatres and businesses. LCE also holds, through certain of the Debtors, a 50 percent partnership or joint venture interest in Yelmo Cineplex de Espana ("Yelmo"), Magic Johnson Theatres ("MJT"), Loeks-Star Partners ("LSP"), and holds a 24 percent interest in Megabox Cineplex ("Megabox"). Megabox, Yelmo, LSP and MJT together hold interests in and/or operate 405 screens at 34 theatres. Certain of the Debtors also operate theatres owned by other entities pursuant to management agreements, for which the Debtors receive a management fee.

D. CAPITAL STRUCTURE OF THE DEBTORS

          1. Equity
             ------

          The equity portion of LCE's capital structure is comprised of (i) 300,000,000 authorized shares of Old LCE Common Stock, of which 58,538,646 shares were issued and outstanding as of August 31, 2001, and (ii) 10,000,000 authorized shares of Class B non-voting common stock, par value $.01 per share, of which 84,000 shares were issued and outstanding as of August 31, 2001.

          The high and low sale prices per share of Old LCE Common Stock (based upon the NYSE composite tape as reported in published financial sources) for each fiscal quarter 1999, 2000 and 2001 are set forth below.

     HIGH AND LOW SALE PRICES PER SHARE OF THE OLD LCE COMMON STOCK

FISCAL QUARTER                            HIGH                        LOW
2001
Fourth                                   $0.81                       $0.25
Third                                    $1.88                       $0.63
Second                                   $4.38                       $1.75
First                                    $4.38                       $2.25

2000
Fourth                                   $6.50                       $4.13
Third                                    $8.38                       $6.19
Second                                  $10.94                       $7.94
First                                   $12.88                       $9.13

1999
Fourth                                  $10.88                       $8.63
Third                                   $10.69                       $7.50
Second                                  $15.50                       $7.88
First                                   $19.00                      $15.44


          On February 15, 2001, the day on which trading of the Old LCE Common Stock was suspended, the closing market price of the Old LCE Common Stock was $0.39 per share.

          2. Debt
             ----

               (a) Pre-Petition Credit Agreement

          Prior to the Filing Date, LCE partially funded its and its subsidiaries' operations through the Pre-Petition Credit Agreement. The Pre-Petition Credit Agreement consisted of a $1 billion senior revolving credit facility comprised of two tranches (a $750 million senior secured revolving credit facility and a $250 million uncommitted facility) and is secured by substantially all assets (other than real property interests) of LCE and its wholly owned domestic subsidiaries, including all equipment, inventory and accounts receivable. LCE also pledged to the Pre-Petition Lenders its equity interest in its domestic subsidiaries and a portion of its equity interest in each of its foreign subsidiaries. In addition, as a result of certain amendments to the Pre-Petition Credit Agreement, the Pre-Petition Lenders received security interests in certain of the Debtors' fee-owned and leasehold real property interests. As of the Filing Date the amount of direct borrowings (including principal, interest and outstanding letters of credit) under the Pre-Petition Credit Agreement totaled $742,302,246.

               (b) Mortgage Debt

          The Debtors have two loans outstanding to National Western that are secured by mortgages on the Debtors' Catalina and El Dorado theatres located in Tucson, Arizona. As of August 31, 2001, the principal amount of indebtedness owed by the Debtors to National Western was approximately $3.6 million with respect to the El Dorado theatre and $2.7 million with respect to the Catalina Theatre. The interest rate for each of the mortgages is approximately 10% per annum and the final payment with respect to each of the mortgages is due on September 1, 2007.

               (c) Pre-Petition Notes

          Pursuant to the Indenture, LCE issued $300 million aggregate principal amount of 8 7/8% senior subordinated notes due 2008.2 HSBC Bank is the Indenture Trustee with respect to the Pre-Petition Notes. The Pre-Petition Notes are unsecured and contractually subordinated to all present and future Senior Indebtedness (as defined in the Indenture) of LCE. Based on the Debtors' Schedules, approximately $300,000,000 in principal and $13,312,500 accrued but unpaid interest was outstanding with respect to the Pre-Petition Notes as of the Filing Date.

----------------
2 The Pre-Petition Notes were originally issued on August 5, 1998 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), but became registered under the Securities Act after LCE completed an offering on November 19, 1998 to exchange the principal amount of the privately placed Pre-Petition Notes for a like principal amount of registered notes.



E. BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING

          1. THE THEATRE INDUSTRY
             --------------------

          Recent trends in the movie theatre industry have presented theatre exhibitors with considerable new challenges. In an attempt to attract larger audiences, the industry has been significantly transformed by an emphasis on the importance of constructing Megaplex theatres. Megaplexes were designed to be more profitable and to lead to economies of scale by allowing exhibitors to spread operating facilities and fixed costs over more screens. The first Megaplexes were very successful in the locations where they were opened, generating significant cash flow and healthy returns. In recent years, motion picture exhibitors, including the Debtors, have sought to remain competitive by building Megaplex theatres or expanding and/or reconfiguring their older theaters as Megaplexes. However, the Megaplex build out was focused on growth in revenues and screens and was not accompanied by the industry's closure of a sufficient number of older, obsolete theatres. In addition, many exhibitors built Megaplexes near other Megaplexes, thus reducing their profitability. This caused an industry-wide glut of theatre screens, with the result that many theatres, particularly older theatres contribute only marginally to cash flow from operations, or operate at a loss.

          In addition, the percentage of box office revenue that film distributors can command as licensing fees has steadily increased because there are so many screens competing for the right to license the films. Moreover, a greater percentage of box office revenue is paid for the early weeks of a run than for later weeks. The large number of screens makes it possible for a larger number of consumers to see a movie during the early weeks of a run. As a result, theatre exhibitors have seen their operating costs rise and experienced declining revenues during the later weeks of a film run.

          Moreover, during 2000 particularly, there were fewer box office hits than in the recent past. Theatre exhibitors' business is seasonal in nature, with the highest attendance and revenues generally occurring during the summer months and holiday seasons. Summer 2000 was not a strong season, due in part to the absence of successful films and a decline in box office revenue during the Olympic games. The decline in attendance has also reduced income from concessions, from video games in the lobbies and from on-screen advertising.

          Higher operating and construction costs, increased debt levels and new competition associated with the Megaplexes have resulted in an oversupply of theatre screens and have put significant financial pressure on the entire theatre exhibition industry. The combination of poor industry-wide box office results and the negative impact of the oversupply of screens resulted in pronounced cash flow declines throughout the theater industry. Additionally, industry-wide downgrades of exhibitors' debt by rating agencies combined with rising interest rates during 2000 caused a tightening of liquidity. Faced with reduced cash flows and earnings, many of the Debtors' competitors experienced liquidity crises and filed petitions for relief under chapter 11 of the Bankruptcy Code.

          2. The Debtors' Pre-Petition Attempt to Restructure
             ------------------------------------------------

          As noted above, the Debtors have significantly grown their business through the Combination, construction of new Megaplexes and the expansion and/or reconfiguration of their older theatres. Implementation of the Debtors' growth strategy, together with the issues effecting the industry generally, created significant liquidity constraints for the Debtors. The construction of new theatres required the expenditure of significant funds both for (i) the initial cost and upkeep of the new theatres and (ii) the upkeep or reconfiguration of the Debtors' older theatres that have seen their audiences drawn away by the newer Megaplexes. The decrease in cash flow caused by weak box office results and an oversupply of theatres could not offset the increasing capital expenditures of the Debtors that were incurred as part of the Debtors' build-out.

          During fiscal 1999 and 2000, the Debtors experienced significant net losses. The losses were primarily caused by flat or declining attendance levels (including a particularly disappointing performance at the box office during the 2000 summer season) coupled with the continuing costs of new theatre construction. Similar losses were felt industry-wide, where an approximately 3.0% decrease in industry attendance resulted in a corresponding decrease in industry box office revenue in calendar year 2000. These losses were exacerbated by Megaplexes drawing audiences away from the Debtors' older theatres. As a result, the Debtors were forced to halt certain of their construction projects and to suspend other projects to reduce their significant construction costs.

          In addition to the Debtors' significant capital expenditures that were depleting the Debtors' cash flow, the Debtors' older, obsolete theatres that were leased under long-term commitments were not generating enough cash to offset the rent and operating costs. Moreover, prior to the chapter 11 filings, the Debtors could not unilaterally dispose of their older, unprofitable theatres, which are typically subject to long term leases that are no longer economically viable. As a result, their per screen attendance, operating margins and profits per patron, like those in the industry generally, have decreased because of the presence of the new screens. As a result, the Debtors undertook a comprehensive analysis of their properties and related operations in order to eliminate or renegotiate those leases and commitments that were underperforming or no longer viable. Thus, as part of their periodic review of their theatre portfolio, at the close of the summer 2000 movie season, the Debtors made a decision to accelerate the closing of underperforming theatres and reduce the number of screens they operated in order to combat the negative effects of the industry wide addition of new Megaplexes. The Debtors also explored ways to improve older theatres. Unfortunately, these actions were not enough to offset poor operating revenues from the summer 2000 movie season, which fell well below projections.

          To combat the liquidity crisis caused in part by higher operating and construction costs and significant debt levels, the Debtors pursued various avenues for raising ancillary revenues and reducing costs. For example, during Fiscal 2001, the Debtors completed a profitable on-screen advertising arrangement as well as various other sponsorship deals to increase ancillary revenues and also implemented overhead reduction plans which resulted in a reduction in general and administrative overhead. These initiatives resulted in an improvement in cash flow. In addition, the Debtors considered a number of potential strategic transactions to alleviate the financial pressure caused by the liquidity crisis. The Debtors were active in seeking capital through other sources, including asset securitizations, equity offerings, sale-leaseback transactions, strategic alliances with other exhibitors or an in-court restructuring of certain of the Debtors' subsidiaries. Specifically, in 2000, the Debtors entered into negotiations with other significant theatre operators in order to explore potential merger opportunities, and had discussions with their existing equity investors, as well as other potential strategic investors, to try to obtain additional equity financing. The Debtors also entered into negotiations with a number of parties in an effort to sell certain of their underperforming assets and sought to renegotiate several of their underperforming leases in order to obtain more favorable terms. Although the Debtors successfully renegotiated certain of their leases and sold certain assets, the Debtors were unable to implement the other more wide-ranging alternatives on the scale necessary to relieve the Debtors' long-term liquidity crisis. In addition, in early 2001, the Pre-Petition Lenders advised the Debtors that they were no longer willing to fund the losses resulting from the leases for the Debtors' underperforming locations while the Debtors attempted to negotiate a consensual out-of-court restructuring. These conditions are among the factors that led to the Debtors' filing for bankruptcy protection.

          3. Pre-Petition Defaults
             ---------------------

          As a result of the Debtors' liquidity crisis, the Debtors and the Pre-Petition Lenders amended the Pre-Petition Credit Agreement, for various reasons, five times during the year prior to the Filing Date. On February 29, 2000, the Debtors and the Lenders entered into the First Amendment to Credit Agreement which relaxed certain financial covenants applicable to LCE and improved its ability to access funds under the Pre-Petition Credit Agreement.

          As a result of the Debtors' performance and ongoing capital requirements in the second quarter of 2000, the Debtors failed to satisfy certain financial covenants under the Pre-Petition Credit Agreement for such quarter. On or about September 19, 2000, the Debtors and Pre-Petition Lenders entered into the Second Amendment and Limited Waiver to Credit Agreement, which granted the Debtors a waiver until November 29, 2000 of the Debtors' non-compliance with such covenants and allowed the Debtors to continue to access funds under the Pre-Petition Credit Agreement. In consideration for such amendment and waiver, the Debtors agreed to grant to the Pre-Petition Lenders mortgages on certain fee and leasehold properties of the Debtors. The Debtors did not, however, grant the mortgages that were to be granted under the Second Amendment pursuant to its terms, and, instead, negotiated a further amendment to the Pre-Petition Credit Agreement.

          On or about October 16, 2000, the Debtors and the Pre-Petition Lenders entered into the Third Amendment and Limited Waiver to the Pre-Petition Credit Agreement. Under the terms of the Third Amendment, the Debtors were given access to additional capital through November 24, 2000 in exchange for the Debtors' providing the Pre-Petition Lenders with fee and leasehold mortgages with respect to certain properties of the Debtors having an aggregate value equal to the amount of the increased loans. As a result of the Second and Third Amendments, the Debtors' availability under the Pre-Petition Credit Agreement increased to $705 million, with the incremental availability being secured by mortgages on five of the Debtors' properties.

          On or about November 21, 2000, the Debtors and the Pre-Petition Lenders entered into the Fourth Amendment and Limited Waiver to Credit Agreement to extend the waiver from November 24, 2000 until December 8, 2000. The Fourth Amendment provided for an increase in the interest rate for existing and future borrowings under the Pre-Petition Credit Agreement.

          On or about December 7, 2000, the Debtors and the Pre-Petition Lenders entered into the Fifth Amendment and Limited Waiver to Credit Agreement. Under the terms of the Fifth Amendment, the Pre-Petition Lenders extended the waiver of compliance with various financial covenants from December 8, 2000 until January 26, 2001. In addition, the Debtors' availability was increased to $750,000,000 less certain amounts from the proceeds from the sale of certain assets, with the incremental availability being secured by additional fee and leasehold mortgages on certain of the Debtors' properties.

          Because the Debtors were under significant financial pressures for reasons described above, including the drain on cash flow caused by obsolete theatre leases, the capital expenditure commitments and the inability to generate sufficient revenue to offset these costs, the Debtors' ability to meet their obligations was affected and the Debtors' liquidity deteriorated even further. As a result, the Debtors' Pre-Petition Lenders advised the Debtors that they would not extend any additional credit to the Debtors or fund the Debtors' capital expenditures or consensual renegotiation or termination of underperforming leases outside the chapter 11 bankruptcy process. Therefore, the waiver provided by the Fifth Amendment expired on January 26, 2001 and an event of default occurred under the Pre-Petition Credit Agreement. In addition, an interest payment for the Pre-Petition Notes in the amount of approximately $13,312,500 was due on February 2, 2001. On January 31, 2001, Bankers Trust, as agent under the Pre-Petition Credit Agreement, advised the Indenture Trustee and LCE that the Debtors were in default under the Pre-Petition Credit Agreement and that pursuant to the terms of the Indenture, the February 2, 2001 interest payment could not be made. Pursuant to the terms of the Indenture, LCE had thirty days to cure the default arising as a result of the failure to make the interest payment. Given the foregoing circumstances and their deteriorating financial situation, the Debtors filed these Chapter 11 Cases on the Filing Date.

          4. Pre-Petition Financing and Restructuring Negotiations
             -----------------------------------------------------

          As noted above, prior to the filing of these Chapter 11 Cases, the Debtors entered into negotiations with other significant theatre operators in order to explore potential merger opportunities, and had discussions with their existing equity investors, as well as other potential strategic investors, to try to obtain additional equity financing. In this regard, during the months leading up to the Filing Date, the Debtors held significant discussions with Oaktree, the beneficial owner at the time of at least $75 million in Pre-Petition Credit Agreement Claims and at least $178 million in principal amount of Pre-Petition Notes. Among other things, the Debtors discussed with Oaktree the possibility of filing Plitt Theatres, Inc. and its subsidiaries under chapter 11 of the Bankruptcy Code and a filing of Cineplex Odeon under the CCAA, together with an out-of-court restructuring and recapitalization of LCE and its other subsidiaries. Ultimately, the Debtors determined, after discussions with Oaktree and the Debtors' Pre-Petition Lenders, that such a restructuring of the Debtors was not a viable alternative because of the Debtors' deteriorating economic condition. As a result, the Debtors held discussions with other potential investors, including Onex and Pacific Capital. Onex, either directly or through one or more of its affiliates, was the beneficial owner at the time of at least $171 million in Pre-Petition Credit Agreement Claims. At the time, discussions were also held between the Debtors and Pacific Capital, which then did not own any of the Pre-Petition Credit Agreement Claims or Pre-Petition Notes. Both Onex and Pacific Capital individually submitted proposals to the Debtors that contemplated the restructuring of the Debtors' outstanding indebtedness and the acquisition of the Debtors' business. In addition, in the days leading up to the Filing Date, Onex and Pacific Capital submitted a joint proposal to the Debtors. The Debtors held significant discussions with both Onex and Pacific Capital with respect to these proposals. After significant discussions, the Debtors determined that the joint proposal of Onex, Pacific Capital and Oaktree, memorialized in the February 2001 Letter of Intent, dated February 14, 2001, was in the best interest of the Debtors, their estates and their creditors.

          5. February 2001 Letter of Intent
             ------------------------------

          Pursuant to the February 2001 Letter of Intent, Onex, Pacific Capital and Oaktree. the February 2001 LOI Investors, agreed, subject to numerous and significant conditions, to acquire the Debtors and fund a plan of reorganization that was designed to resolve the Debtors' liquidity problems and enable the Debtors to continue as a going concern. Under the February 2001 Letter of Intent, pursuant to a chapter 11 plan of reorganization, the February 2001 LOI Investors would convert at least $247.1 million of Pre-Petition Credit Agreement Claims held by them into 88% of the new equity to be issued by the reorganized Debtors. The other holders of Pre-Petition Credit Agreement Claims would receive, in the aggregate, distributions of new term notes to be issued by the reorganized Debtors in a principal amount equal to 98.26% of the Pre-Petition Credit Agreement Claims held by such other holders. Holders of unsecured claims, including holders of the Pre-Petition Notes would receive the remaining 12% of the equity to be issued and warrants to purchase up to an additional 5% of the new equity at an exercise price equal to 150% of the per share price of the equity in the reorganized Debtors. The reorganized Debtors were also to obtain a new working capital facility that would be senior to the new term notes.

          6. Filing of the Chapter 11 Cases and the Cineplex Odeon Proceedings Under the CCAA
             --------------------------

          As discussed above, due to their liquidity constraints, including the Pre-Petition Lenders' unwillingness to continue to fund the Debtors' losses resulting from their unprofitable leases, and defaults under the Pre-Petition Credit Agreement and Pre-Petition Notes, on February 15, 2001, the Debtors commenced their Chapter 11 Cases.

          In addition to restructuring the Debtors through the Chapter 11 Cases, Cineplex Odeon and the other Canadian Debtors filed for protection under the CCAA. As noted above, Cineplex Odeon is a wholly owned subsidiary of LCE. LCE has retained Lenczner, Slaght, Royce Smith & Griffin as Canadian counsel to LCE in the CCAA cases and to pursue LCE's claims against Cineplex Odeon. The circumstances that required the commencement by the Canadian Debtors of proceedings under the CCAA are generally consistent with those that required the Debtors to commence the Chapter 11 Cases --namely, a liquidity crisis caused in large part by an oversupply of movie theatre screens and capital expenditure commitments that could not ultimately be funded.

F. EVENTS LEADING TO THE FORMULATION OF THE PLAN

          1. The Debtors' Underperforming and Burdensome Leases
             --------------------------------------------------

          As described above, one of the significant factors that led to the Debtors' liquidity crisis and subsequent filing of the Chapter 11 Cases included the Debtors' inability to exit burdensome leasehold obligations. The filing of the Chapter 11 Cases has enabled the Debtors to terminate those burdensome leases on an economically viable basis. Therefore, the Debtors undertook a comprehensive analysis of their theatre portfolio and related operations and put a program in place to eliminate or renegotiate those leases that were no longer economically viable. As a result of this review, between February 15, 2001 and November 30, 2001, the Debtors obtained Bankruptcy Court approval to reject 77 underperforming and burdensome leases comprising 516 screens. As of September 30, 2001, the Debtors had closed 73 theatres comprising 481 screens. The Debtors have estimated that the rejection of theatre leases will result in a cash flow benefit of approximately $20-25 million on an annual basis.

          In addition, as part of the Debtors' evaluation of their lease portfolio, the Debtors negotiated with various landlords for lease modifications in order to improve the economic terms of certain of the Debtors' leases. Since the Filing Date, the Debtors have executed over 20 lease modifications that have allowed the Debtors to turn unprofitable leases into profitable and viable locations.

          As a result of the Debtors' review and restructuring of their theatre portfolio, the Debtors have improved their liquidity and financial situation significantly. Such improvements in the Debtors' portfolio and operations have allowed the Debtors to maximize the recovery to creditors under the Plan.

          2. Creditors' Committee Attempt to Terminate Exclusivity
             -----------------------------------------------------

          As more particularly described in Section III.E.5 above, the February 2001 Letter of Intent provided, among other things, that the Debtors would not negotiate with any third party for a period of 30 days. Despite the fact that the February LOI Investors had reached an agreement in principal with regards to the recapitalization and restructuring of the Debtors, the February LOI Investors were not able to reach an agreement with the Pre-Petition Lenders with respect to certain terms of the restructuring, including the terms of the notes to be issued to the holders of the Pre-Petition Credit Agreement Claims. As a result of this inability to formulate a definitive agreement, the February 2001 Letter of Intent expired by its terms on March 17, 2001. Thereafter, by letter dated April 3, 2001, Pacific Capital informed the Debtors that it would no longer be a party to the transactions contemplated in the February 2001 Letter of Intent. After the February 2001 Letter of Intent expired, the Debtors continued to facilitate the negotiations between the Investors (Onex and Oaktree), the other Pre-Petition Lenders and the Debtors' other constituencies in order facilitate the formulation of an agreement that would provide the basis for a consensual chapter 11 plan of reorganization.

          On May 17, 2001, the Creditors' Committee filed a motion with the Bankruptcy Court seeking to terminate the Debtors' exclusive period to file a plan of reorganization and to permit the Creditors' Committee to file its own plan of reorganization (a draft of which was attached to its motion). The Creditors' Committee argued, among other things, that by entering into the February 2001 Letter of Intent that provided for a thirty-day exclusive negotiation period, the Debtors did not maximize the value of the Debtors estate. The Debtors responded by noting that the February 2001 Letter of Intent had expired pursuant to its terms two months earlier and that the Debtors were actively working to formulate the basis of a chapter 11 plan of reorganization that would maximize values for all parties. In addition, in its motion, the Creditors Committee asserted that the Debtors had significant claims against a number of parties, including certain of the Debtors' shareholders and Pre-Petition Lenders that should, but have not, been pursued. Specifically, the Creditors' Committee raised issues regarding, among other things, the validity of the security interests granted to the Pre-Petition Lenders and the allowability of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Creditors' Committee also argued that (a) the claims of the Holders of Pre-Petition Notes (which were issued by LCE) are structurally subordinated to Subsidiary General Unsecured Claims, (b) LCE should not be consolidated with the Subsidiary Debtors and (c) the Holders of the Pre-Petition Notes should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claims. Finally, in its motion, the Creditors' Committee argued that, to the detriment of the Debtors' creditors, it was being excluded from the chapter 11 plan process by the Debtors and that the Debtors' exclusive periods should therefore be terminated.

          The Debtors believed that the reasons set forth in the motion by the Creditors' Committee to terminate exclusivity were without merit and were inconsistent with the facts and applicable law. After the Creditors' Committee filed its motion, the Debtors filed a motion to extend exclusivity for 120 days. The Creditors' Committee objected to the Debtors' motion for an extension of exclusivity on substantially the same grounds as its motion to terminate exclusively described above. On June 12, 2001, the Court, after hearing arguments concerning both motions, denied in full the Creditors' Committee's motion seeking to terminate exclusivity and entered an order extending the Debtors' exclusivity for 120 days. Pursuant to the order, the Debtors' exclusive right to file a plan or plans of reorganization was extended until October 15, 2001. On September 27, 2001, the Debtors filed a motion seeking to extend their exclusive period to file a plan of reorganization for an additional 120 days, and on October 10, 2001, the Court entered an order extending the Debtors' exclusive right to file a plan or plans of reorganization until February 11, 2002.

          3. Negotiations Leading to the Filing of a Plan
             --------------------------------------------

          As noted above, since the Filing Date, the Debtors have encouraged direct negotiations among the Investors, the Pre-Petition Lenders, the Creditors' Committee and the Debtors' other constituencies to facilitate the formulation of a plan of reorganization. The Debtors encouraged such negotiations in hopes that an agreement would be reached among the Debtors' creditor constituencies that would form the basis for a consensual plan.

          Although the February 2001 Letter of Intent had terminated by its own terms, the Investors and the other Pre-Petition Lenders continued to negotiate in order to resolve a number of intercreditor issues and to develop the basis for a plan of reorganization that would be acceptable to them. As a result of these discussions, the Investors and the majority of Pre-Petition Lenders reached an agreement in principal with respect to the terms of a potential restructuring. This agreement was memorialized in the Pre-Petition Lender Agreement that was executed in August, 2001 by the Investors and the holders of two-thirds of the Pre-Petition Credit Agreement Claims and that has been extended twice by amendments. The Debtors are not parties to the Pre-Petition Lender Agreement. The Pre-Petition Lender Agreement provided that the Investors and the other Pre-Petition Lenders that were a party thereto would, subject to the requirements of the Bankruptcy Code, vote their claims in favor of a plan of reorganization that was developed pursuant to and that was consistent with such agreement. In addition, the Pre-Petition Lenders agreed that any purchasers of their claims would agree to abide by the terms of the Pre-Petition Lender Agreement. The Pre-Petition Lender Agreement contemplated a plan of reorganization in which the Investors would receive the majority of the equity to be issued in the reorganized Debtors, the other Holders of the Pre-Petition Credit Agreement Claims would receive new term notes to be issued by the reorganized Debtors, and Holders of General Unsecured Claims were to receive the remaining equity to be issued by the reorganized LCE. Significantly, the Pre-Petition Lender Agreement also contemplates the Pre-Petition Lenders providing new financing for the Reorganized Debtors.

          The Creditors' Committee rejected the distribution proposed by the Pre-Petition Lender Agreement to the Holders of General Unsecured Claims and asserted that (i) the Debtors have a higher enterprise value than that contemplated by the Pre-Petition Lender Agreement, (ii) the General Unsecured Creditors should receive a greater distribution and (iii) the Pre-Petition Lender Agreement did not address the Creditors' Committee's issues with respect to the security interests granted to, and potential causes of action against, the Holders of the Pre-Petition Claims. Therefore, consistent with the Debtors' desire and efforts to develop a consensual plan of reorganization, the Debtors continued to encourage negotiations among the Debtors' creditor constituencies.

          During the period in August 2001 that the Pre-Petition Lenders were finalizing the Pre-Petition Lender Agreement, the Debtors continued their efforts to facilitate a consensual restructuring, and facilitated renewed negotiations among the Investors, Pre-Petition Lenders, the Pre-Petition Note Holders and the Creditors' Committee in order to achieve a consensual restructuring.

          Although the Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to the issues or alleged Causes of Action raised by the Creditors' Committee, in order to facilitate a consensual plan and to settle and compromise any and all issues raised by the Creditors' Committee, the Investors, the Pre-Petition Lenders and the Creditors' Committee reached a compromise whereby the Creditors' Committee could obtain incremental value in Cash (rather than the stock provided for in the Pre-Petition Lender Agreement) for the General Unsecured Creditors which would be funded in whole or part by the Investors in exchange for the Creditors' Committee's support of the Plan, releases of all Claims against the Pre-Petition Lenders and provides for the Debtors' retention of third party claims and Causes of Action, including Causes of Action relating to the Combination. In reaching this agreement, the Creditors' Committee determined that, among other things, a $45 million Cash distribution provided significantly greater value to the Holders of General Unsecured Claims than the value that would have been realized by obtaining a minority equity position in the Reorganized Debtors and through the pursuit of claims relating to the Combination.

          As a result of the agreement reached among the Creditors' Committee, the Investors and the Pre-Petition Lenders with respect to a consensual restructuring, in October 2001, the Investors and the Pre-Petition Lenders executed an amendment to the Pre-Petition Lender Agreement to incorporate the basic terms of the Creditors' Committee agreement, as set forth in the Plan. The Pre-Petition Lender Agreement, as amended, forms the basis of the Plan. A copy of the Pre-Petition Lender Agreement is attached hereto as Exhibit A.

          On November 11, 2001, the Debtors filed the Plan, which as discussed herein, represents a compromise between the divergent viewpoints held by the Debtors, the Creditors' Committee, the Investors and the Pre-Petition Lenders. Subsequent to filing the Plan, the Debtor's major creditor constituencies reached a compromise resolving the intercreditor disputes discussed below. The Debtors and their major creditor constituencies believe that it is in the best interest of the Debtors' estates and creditors to emerge from chapter 11 in the near-term pursuant to a consensual plan of reorganization.

          As set forth in Section IX, the Debtors' financial advisors believe that Reorganized Debtors will have an estimated enterprise value of between $850 million and $950 million. In formulating the Plan, the Debtors have used $900 million which is the mid-point of such valuation range.

          As discussed above, the Debtors have had discussions since prior to the Filing Date with various parties about a potential acquisition and/or recapitalization of the Debtors. Based on these significant discussions, the Debtors believe that the $900 million valuation range used as the basis of the Plan is a fair estimated enterprise value.

          As discussed further below, the Debtors, in formulating the Plan, address the issues and concerns raised by various constituencies (as discussed above).

          o Pre-Petition Credit Agreement Claims. As noted above, the Creditors' Committee has raised certain issues with respect to the perfection and validity of the security interests granted the Pre-Petition Lenders and the allowability of the Pre-Petition Credit Agreement Claims. The Debtors and the Pre-Petition Lenders believe that such claims and alleged Causes of Action are without merit or basis. Therefore, the Plan provides (a) the Holders of Pre-Petition Credit Agreement Claims with 100% of the New Term Notes and 100% of the New Common Stock after giving effect to the distribution of New Common Stock to the Holders of General Unsecured Claims and (b) the Holders of General Unsecured Claims would be entitled to a portion of the New Common Stock. However, the Investors, in order to facilitate a consensual plan, have committed to pay to LCE up to $45 million in Cash whereby:

                    (x) Reorganized LCE will distribute the Unsecured Settlement Distribution to the Holders of General Unsecured Claims in full and complete settlement and release pursuant to Rule 9019 of the Bankruptcy Rules of any and all claims and Causes of Action alleged by the Creditors' Committee with respect to the Pre-Petition Credit Agreement Claims and the Pre-Petition Lenders;

                    (y) in consideration for paying to LCE up to $45 million to enable LCE to fund the Unsecured Settlement Distribution and in satisfaction of $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims held by them, the Investors will receive 100% of the New Common Stock;

                    (z) the other holders of Pre-Petition Credit Agreement Claims (including the Investors in respect of their Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) will receive their pro rata share (calculated without $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims) of 100% of the New Term Notes.

          o The Debtors believe the Plan provides the Holders of General Unsecured Claims with a distribution of value that is not less than the value of the distribution to which they are legally entitled to in accordance with
                    Section 1129(a)(7)(A)(ii) of the Bankruptcy Code and also provides for a Cash distribution.

          o Pre-Petition Notes. As noted above, the Creditors' Committee also raised certain issues with respect to the Pre-Petition Notes. Specifically, in connection with the formulation of this Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claim; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of Subsidiary General Unsecured Claims dispute this assertion; and (iii) the Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee, Merrill Lynch and the Investors have agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims with the distributions provided under the applicable provisions of the Plan as described in Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement such that, as soon as practicable following the earlier of (a) the four-month anniversary of the Effective Date and (b) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim will receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claim or Allowed LCE General Unsecured Claim, Cash in an amount equal to such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement. Pursuant to the settlement and compromise, provided the Maximum Allowable Amount of Claims is greater than $375,000,000, the Holders of Subsidiary General Unsecured Claims will receive greater distributions based on their Allowed Subsidiary General Unsecured Claims than Holders of LCE General Unsecured Claims.

                         IV. THE CHAPTER 11 CASES

          On the Filing Date, the Debtors commenced the Chapter 11 Cases. Since the Filing Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court. Transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtors' employment of attorneys, accountants and other professionals.

          An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors and litigation against the Debtors. This injunction remains in effect, unless modified or lifted by order of the Bankruptcy Court, until a plan of reorganization is confirmed and becomes effective.

A. Appointment of Creditors' Committee

          On February 27, 2001, the United States Trustee appointed the Creditors' Committee, which consisted of 7 members. Thereafter, on October 3, 2001, the United States Trustee amended the appointment to include Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch"). On or about January 7, 2002, Merrill Lynch resigned from the Creditors' Committee. The members of, and the counsel and advisors retained by the Creditors' Committee are set forth below. HSBC Bank, the Indenture Trustee for the Pre-Petition Notes, is a member of, and has taken an active role in the Creditors' Committee. As such, HSBC Bank has endeavored to ensure that the Holders of Pre-Petition Note Claims realize value for their Claims.

          1. Members of the Creditors' Committee
             -----------------------------------

HSBC Bank USA, as Indenture Trustee
140 Broadway, 12th Floor
New York, New York  10005-1180

The Coca Cola Company
One Coca-Cola Plaza
Atlanta, Georgia  30313

Simon Property Group, LP
National City Center
115 West Washington Street
Indianapolis,  Indiana  46204

J.D. Carlisle, Development Corp.
352 Park Avenue South
New York, New York 10010

Allied Advertising L.P.
545 Boylston Street
Boston, Massachusetts  02116

Fast Food Merchandisers, Inc.
2641 Meadowbrook Road
P.O. Box 800
Rocky Mount, North Carolina  27802-0800

National Cinema Supply Corporation
14499 North Dale Mabry Highway, Suite 201
Tampa, Florida  33618

          2. Professionals retained by the Creditors' Committee
             --------------------------------------------------

Pachulski, Stang, Ziehl, Young & Jones
10100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90067
Attn:  Marc Beilinson, Esq.
        Werner Disse, Esq.            Attorneys for the Creditors' Committee

Kronish, Lieb, Weiner & Hellman
1114 Avenue of the Americas
New York, New York 10036
Attn:  Jay Randall Indyke, Esq.       Attorneys for the Creditors' Committee
       Charles Shaw, Esq.

KPMG
200 Crescent Court
Suite 300
Dallas, Texas 75201
Attn:  Larry Lattig                   Financial Advisors for the Creditors'
                                      Committee

B. OTHER SIGNIFICANT CHAPTER 11 EVENTS

          1. The DIP Agreement
             -----------------

          On the Filing Date, the Debtors filed a Motion seeking authority of the Bankruptcy Court to, among other things, enter into the DIP Facility Agreement. On February 15, 2001, the Bankruptcy Court approved the DIP Facility Agreement on an interim basis. After a hearing held before the Bankruptcy Court on April 4, 2001, the Bankruptcy Court entered the Final DIP Order approving the DIP Facility Agreement.

          The DIP Facility Agreement provides for (i) a total of up to $60,000,000 to be available for the Debtors' working capital needs and capital expenditures (the "U.S. Revolving Credit Loans"), less the aggregate principal amount of the up to $20,000,000 available for advances under the DIP Facility Agreement to be advanced to Cineplex Odeon under the Canadian DIP (the "Canadian Loans") outstanding from time to time, (ii) up to $20,000,000 for the Canadian Loans less the aggregate amount of U.S. Revolving Credit Loans outstanding in excess of $40,000,000 from time to time and (iii) $85,942,728, plus accrued interest, if any, through the Filing Date on those advances under the Pre-Petition Credit Agreement from and after August 31, 2000 (the "DIP Repayment Loans") to be used to repay such advances. The maturity of the DIP Facility Agreement will be the earliest of (x) January 31, 2002, (y) confirmation of a plan of reorganization or (z) such earlier date on which the loans become due and payable pursuant to the terms thereof. Fees and expenses under the DIP Facility Agreement include (i) a $900,000 facility fee, (ii) a $600,000 agreement fee, (iii) a letter of credit fee equal to 3.25% per annum of the face amount of such letter of credit, (iv) a $75,000 monthly administrative fee, (v) an unused commitment fee and (vi) a $750,000 deferred work fee payable upon the effectiveness of a plan of reorganization. Under the DIP Facility Agreement, all post-petition loans provided thereunder bear interest at an adjusted Eurodollar rate plus 3.25% or, at the Debtors' election, a base rate plus 1.5% per annum.

          The Final DIP Order provided that the Pre-Petition Lenders would receive monthly adequate protection payments from the Debtors in an amount equal to interest at the contract non-default rate on the amount of obligations outstanding under the Pre-Petition Credit Agreement; provided, the Bankruptcy Court, however, retained the right to determine the manner in which the adequate protection payments would be applied.3 The Final DIP Order also set forth the DIP Lenders' agreement that under any plan of reorganization the DIP Repayment Loans would be treated as Pre-Petition secured claims.4


----------------
3 As discussed in the "Summary of the Plan", under the Plan such adequate assurance payments are deemed interest payments and not reductions of principal.

----------------
4 Accordingly, as discussed in the "Summary of the Plan", all claims with respect to the DIP Repayment Loans are considered Pre-Petition Credit Agreement Claims under the Plan.


          Following the execution of the DIP Facility Agreement, the Debtors executed three amendments to the DIP Facility Agreement. The first amendment to the DIP Facility Agreement (the "First Amendment") was executed in April, 2001 and provided the Debtors with greater flexibility in the use of the proceeds of the postpetition working capital facility by
(i) permitting the Debtors to access the $20 million that had originally only been available to Cineplex Odeon; (ii) adjusting the monthly availability limitations; and (iii) adjusting the minimum EBITDA covenant. The First Amendment was critical to ensure that the Debtors had sufficient availability and flexibility under the DIP Facility Agreement to meet all of their postpetition obligations. The First Amendment was approved by the Court on April 4, 2001 in connection with the approval of the Final DIP Order. The second amendment to the DIP Facility Agreement (the "Second Amendment") enabled the Debtors to obtain the necessary financing to continue the construction of a theatre located in New York, New York. Execution of the Second Amendment to the DIP Facility Agreement was approved by the Court on July 3, 2001. Lastly on June 28, 2001, the Debtors executed the third amendment to the DIP Facility Agreement (the "Third Amendment") that added a $4.5 million replacement letter of credit sublimit to the DIP Facility Agreement for the issuance of replacement letters of credit. This sublimit enabled the Debtors to issue replacement letters of credit without reducing the Debtors' availability under the DIP Facility Agreement for working capital and capital expenditure needs. The Court entered an order approving the Third Amendment on July 13, 2001.

          Under the DIP Facility Agreement currently in effect, the commitment of the DIP Lenders terminates on January 31, 2001. As contemplated by the Plan, the Debtors will not emerge from chapter 11 until after the commitment terminates and therefore require an extension of this commitment through the end of their chapter 11 cases. As a result, the Debtors have requested and the DIP Agent has agreed to extend the DIP Lenders' commitment through March 31, 2002, and the Debtors intend shortly to file a motion seeking approval of such extension.

          2. Claims of Critical Film Distributors
             ------------------------------------

          The Debtors' businesses are dependent upon a continuous and timely supply of films for their survival. Because there are a limited number of film distributors throughout the film industry and the Debtors have no alternative source of film supply if those film distributors cease supplying the Debtors, the Debtors sought authority to provisionally pay Pre-Petition claims of those critical film distributors. The Bankruptcy Court approved the Debtors' request pursuant to an order dated February 15, 2001, and in doing so preserved the Debtors' critical sources of new films. However, after entry of the order, the Debtors were notified by a number of the critical film distributors that language in the order raised issues and needed to be modified. Additionally, the film distributors raised issues with respect to the protections afforded to them in the Final DIP Order. Because the film distributors are absolutely essential to the Debtors' business, after lengthy negotiations, the Debtors filed a motion to amend the film payables order and to amend the Final DIP Order which was approved by the Court on May 7, 2001. As a result, the Debtors' supply of films has never been interrupted during these Chapter 11 Cases. In addition, the Debtors believe that in the ordinary course of business, the Debtors have paid all or substantially all of the claims of the film distributors.

          3. Assumption of an Unexpired Nonresidential Real Property Lease Relating to a Theatre Being Constructed in Boston, Massachusetts
             -------------

          The Debtors are the tenants under a nonresidential real property lease relating to the construction and operation of a theatre in Boston, Massachusetts. In light of the Debtors' belief that the immediate assumption of the lease would be critical to the timely and successful completion of the theatre, the Debtors sought authority to assume the lease on the Filing Date. As of the Filing Date, the Debtors had already invested substantial sums towards the planning and construction of the theatre. Also, the timely construction and opening of the theatre was significant to enabling the Debtors to realize value from the theatre because it is located in the Boston area, which is a key market. Pursuant to an order dated February 15, 2001, the Bankruptcy Court approved the Debtors' request to assume the theatre lease.

          4. Assumption of Construction Contracts
             ------------------------------------

          Since the Filing Date, the Debtors have continued their efforts to complete the build-outs of certain theatres. In connection with these efforts, the Debtors have filed three motions seeking authority to assume the construction contracts of certain contractors involved in the construction of theatres in Elizabeth, New Jersey and Country Club Hills, Illinois. By three separate orders, the Bankruptcy Court has approved the Debtors' assumption of such contracts.

          5. Financing and Assumption of an Unexpired Nonresidential Real Property Lease Relating to a Theatre Being Constructed in New York, New York
             --------------

          Thirty Fourth Street Cinemas, Inc., one of the Debtors, is a party to a nonresidential real property lease with West 34th Street, LLC for the West 34th Street Theatre being constructed in New York, New York. Pursuant to the terms of this lease, the Debtors were required to complete the themeing of the West 34th Street Theatre and fit the West 34th Street Theatre with fixtures. Although the Debtors had invested more than $8 million towards the planning and construction of the West 34th Street Theatre, the Debtors were unable to complete the construction because the theatre was not one of the projects that had been pre-approved by the DIP Lenders under the DIP Facility Agreement. As a result, the Debtors entered into negotiations with the West 34th Street landlord to address the Debtors' construction obligations at the West 34th Street Theatre. Ultimately, the parties agreed that three principals of the landlord would finance the Debtors' construction obligations at the theater. This transaction, however required the DIP Lenders to subordinate their liens on the collateral for the loan and required a number of other amendments to the DIP Facility Agreement. Therefore, the Debtors and the Agent executed the Second Amendment to the DIP Facility Agreement to allow this transaction and the completion of the theatre. Once the terms of the financing and the Second Amendment were finalized, the Debtors sought Court approval of the financing transaction and the assumption of the theatre lease. On July 3, 2001, the Court granted such approval and relief.

          6. Rejection of Certain Unexpired Nonresidential Real Property Leases and Abandonment of Certain Fixtures and Equipment
             --------------------------------------------------------

          Prior to and since the Filing Date, the Debtors have determined that certain of their theatre leases were burdensome because the theatres operated at those sites had been unprofitable, and certain equipment used at these theatres was of no value. Accordingly, the Debtors have filed seven motions seeking authority to reject certain nonresidential real property leases and to abandon certain fixtures and equipment (primarily seats and film projectors) located at these theatres because the costs associated with any attempts to market the leases and store the fixtures and equipment outweighed any potential benefit the Debtors might realize should they find a potential buyer. Pursuant to seven separate orders, the Bankruptcy Court has approved the Debtors' rejection of 76 nonresidential real property leases and the abandonment of certain fixtures and equipment located at the leased properties.

          7. Lease Modifications
             -------------------

          As part of the Debtors' evaluation of their lease portfolio, the Debtors determined that unless the economic terms of certain of their leases were modified, the Debtors would have to reject such leases. Therefore, the Debtors have been negotiating with various landlords for lease modifications in order to improve the economic terms of certain of the Debtors' leases. As a result, since the Filing Date, the Debtors have executed over 20 lease modifications. Additionally, in order to facilitate the process of obtaining the approval of the lease modifications, the Debtors filed a motion with the Court seeking authority to adopt streamlined procedures for the approval of lease modifications. The Court entered an order approving the lease modification procedures on May 11, 2001.

          8. Schedules and Statements of Financial Affairs
             ---------------------------------------------

          Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that a debtor must prepare and file certain schedules of assets and liabilities, current income and current expenditures, executory contracts and unexpired leases and related information (the "Schedules") and statements of financial affairs (the "Statements") when a chapter 11 case is commenced. The purpose of filing the Schedules and Statements is to provide a debtor's creditors, equity interest holders and other interested parties with sufficient information to make informed decisions regarding the debtor's reorganization. On the Filing Date, the Debtors requested, and were granted, an extension of time to file their Schedules and Statements. The Schedules and Statements were filed with the Bankruptcy Court on June 29, 2001.

          9. Bar Date
             --------

          By order dated August 2, 2001, the Bankruptcy Court fixed September 24, 2001 as the date by which proofs of claims were required to be filed in the Debtors' Chapter 11 Cases. Thereafter, the Debtors notified all known claimants subject to the Bar Date of their need to file proofs of claims with the Bankruptcy Court. The Bar Date was subsequently extended by the Bankruptcy Court to September 26, 2001. The Debtors are currently reviewing, analyzing and reconciling the amounts estimated by the Debtors and claims filed by creditors, however, the Bankruptcy Court will make a final determination of the allowability of claims. Accordingly, the ultimate amount of such liabilities is presently not determinable.

          10. Retention and Severance Plan
              ----------------------------

          During the negotiation and development of the Plan, it was critical for the Debtors to retain their existing officers and senior managers to facilitate the successful development, filing and implementation of the Plan. Therefore, to help retain the services of the Debtors' existing officers and senior managers, the Debtors, after consultation with their major creditor constituencies, developed a retention and severance plan (the "Retention and Severance Plan"). On October 10, 2001, the Debtors filed a motion seeking the Bankruptcy Court's approval of the proposed Retention and Severance Plan and on October 29, 2001 (the "Retention and Severance Plan Effective Date"), the Bankruptcy Court entered an order approving the Retention and Severance Plan.

          The Retention and Severance Plan is designed to encourage the Debtors' key employees to continue working with the Debtors through the end of their chapter 11 cases. Under the retention component of the Retention and Severance Plan, key employees of the Debtors ("Key Employees") are eligible to participate and are divided into three levels: (i) Level One, which consists of 9 senior officers, (ii) Level Two, which consists of 21 officers at the vice president level and above and (iii) Level Three, which consists of 48 other key employees. Level One employees receive a lump sum bonus (the "Retention Bonus") equal to 66.7% of their annual base salary. Retention Bonuses paid to Level Two employees are determined on an individual basis, but the total payments to Level Two employees are capped at 33.3% of the Level Two employee's aggregate annual base salary. Retention Bonuses paid to Level Three employees are also determined on an individual basis, but the total payments to Level Three employees are capped at 25% of Level Three employee's aggregate annual base salary. In addition, because the retention component of the Retention and Severance Plan is designed to provide financial incentives to employees to remain with the Debtors until they emerge from chapter 11, while at the same time creating the appropriate incentives to ensure that the Debtors' business operations are maintained during the chapter 11 cases, a portion of the retention payment is tied to the successful execution of the Debtors' business plan.

          The severance component of the Retention and Severance Plan provides eligible employees with assurances that they will be compensated if they remain with the Debtors and are ultimately terminated within one year after the consummation of the Plan. Each eligible employee that is a party to an existing employment agreement with the Debtors, which includes all Level One employees and certain Level Two employees (a "Contract Employee"), who is terminated without cause after the Retention and Severance Plan Effective Date and before the consummation date will receive the greater of (i) the maximum amount, determined as of the Contact Employee's termination date, to which the Contact Employee would be entitled under his or her existing employment contract and (ii) in the case of Level One Contract Employees, one and a half times the Contract Employee's Total Compensation5 or, in the case of Level Two Contract Employees, one times the Contract Employee's annual base salary (the "Severance Amount"). Any Contract Employee whose employment has not been terminated and who is employed by the Debtors on the consummation date will nevertheless be entitled to the Severance Amount if a replacement agreement has not been approved by the Court in connection with the confirmation of the Plan. A replacement agreement generally means an employment agreement to be entered into between a Contract Employee and the Debtors, which will be effective as of and following the consummation date and which consists of terms and conditions, no less favorable than those set forth in the Contract Employee's existing employment agreement, except that (a) the annual base salary under such agreement shall not be less than the Contract Employee's base salary in effect immediately prior to the Consummation Date and (b) the term of the such agreement shall be no shorter than the initial term of such Contract Employee's existing agreement.


----------------
5 Total Compensation includes base salary, target bonus or guaranteed bonus, automobile and parking allowance, company 401(k) and profit sharing contributions and company paid health coverage premiums. The Retention and Severance Plan provides that nothing in the plan shall limit, modify or reduce any rights eligible employees may have under any other agreements with the Debtors.


          If an eligible employee is terminated without cause after the Retention and Severance Plan Effective Date (or after the Plan is consummated in the case of Contract Employees) and before the first anniversary of the date the Plan is consummated, (a) in the case of Contract Employees, they will receive the greater of (i) the Severance Amount and (ii) the maximum amount the Contract Employee would be entitled to under his or her replacement agreement determined as of the date of termination, (b) in the case of Level Two non-Contract Employees, they will be eligible for severance ranging from 16 weeks to 52 weeks of base salary based on the length of such employees' employment by the Debtors and (c) in the case of any remaining non-Contract Employees of the Debtors, they will be eligible for severance ranging from 8 weeks to 52 weeks of base salary based on the length of such employees' employment by the Debtors.

          With respect to Lawrence Ruisi, Travis Reid, and Level One and Level Two Contract Employees, the terms of the Retention and Severance Plan will be superceded, governed and satisfied by the employment arrangements described in Section 9.12 of the Plan.

          11. Litigation Relating to Certain Former Theatre Location
              ------------------------------------------------------

          One of the Debtors' formerly leased drive-in theatres, the Bel Aire Drive-In (the "Bel Aire") in Cicero, Illinois, was located on property that has been the subject of litigation involving certain environmental risks. The Bel Aire was located on property on which third parties disposed of substantial quantities of construction debris, auto shredder residue and other waste and debris. Such material may contain unknown quantities of hazardous substances. Pursuant to an order of the Bankruptcy Court dated March 20, 2001, the Debtors rejected the Bel Aire lease.

          The Bel Aire property is the subject of an action, filed in March 1999 in the Circuit Court of Cook County, Illinois by the Illinois attorney general's office, seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and groundwater testing and remediation, if necessary. The Debtors' range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties and the ability of such parties to satisfy their share of such liability.

          The Debtors believe that all Claims asserted by the State of Illinois are General Unsecured Claims, and accordingly, the Plan defines General Unsecured Claims to include "all LCE General Unsecured Claims and Subsidiary General Unsecured Claims, including, without limitation, any and all environmental Claims and other Claims arising from or relating to properties that were owned, leased or operated by the Debtors in Cicero, Illinois." This definition is intended to clarify that claims asserted by the State of Illinois related to the Bel Aire are General Unsecured Claims. In addition, the Debtors believe that this action (and any other actions or claims arising from or in connection with the Bel Aire) is automatically stayed under section 362 of the Bankruptcy Code. In addition, with respect to the Bel Aire action, the Debtors note that (i) any violations of Illinois law occurred prepetition, (ii) the Debtors rejected the Bel Aire lease and, as a result, no longer have any control over, or continuing obligations relating to, the property, and (iii) the State of Illinois failed to file a proof of claim against the Debtors.

          Despite the application of the automatic stay and its inability to receive a recovery from the Debtors estates, the Illinois attorney general's office has continued to prosecute this action. Due to the complex nature of this litigation and the difficulties inherent in attempting to prevent the State of Illinois from violating the automatic stay, the Debtors have continued to defend against this action while reserving all of their rights under applicable bankruptcy law. Nevertheless, the Debtors believe that since the State of Illinois failed to file proof of claim, the State of Illinois will not have an Allowed Claim, and its Claims will be discharged upon confirmation of the Plan.

          12. Litigation with Six West Retail Acquisition, Inc.
              -------------------------------------------------

          On July 24, 1997, Six West Retail Acquisition, Inc. ("Six West"), a real estate development company, initiated a lawsuit against LCE and some of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that LCE has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of the LCE's subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of LCE's subsidiaries under a written management agreement. Six West also alleges that LCE violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of LCE's subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against LCE. The court denied the motion with respect to the remainder of the amended complaint and the non-Debtor corporate defendants. Discovery in the action is still in progress. The Debtors believe that Six West's claims are without merit.

          This action was stayed with respect to those defendants that are Debtors as a result of the filing of the Chapter 11 Cases. Any liability of the Debtor defendants will be a prepetition General Unsecured Claim that will be discharged upon the confirmation of the Plan. As a result, the Debtors believe that jurisdiction to determine the liability, if any, of the Debtor defendants lies in the Bankruptcy Court.

          13. Motion for Appointment of an Examiner
              -------------------------------------

          On November 6, 2001, Merrill Lynch, Pierce, Fenner & Smith Inc. ("Merrill Lynch"), in its capacity as a creditor of the Debtors, filed a motion (the "Examiner Motion") with the Bankruptcy Court for an order directing the appointment of an examiner and seeking to file a memorandum of law under seal. According to its Examiner Motion, Merrill Lynch sought, among other things, the appointment of an examiner "with authority: (1) to investigate and file a report on potential claims (including preference, fraudulent transfers and other causes of action that may lie under state and federal law) available to the Debtors' estates against LCE's shareholders, directors officers, agents, representatives and other insiders and the Debtors' pre-petition lenders; (2) to review the fairness of recovery values (including the allocation of proceeds of any such causes of action) among the creditor classes; and (3) to investigate such other facts and circumstances as the [Bankruptcy] Court may direct." The Debtors, the Agent, the Creditors' Committee and the Investors believed there is no reason or basis for Merrill Lynch having filed the Examiner Motion. All such parties in interest intended to ask the Bankruptcy Court to consider the bona fides of Merrill Lynch's effort and motives for filing the Examiner Motion. A hearing on the Examiner Motion was scheduled for November 21, 2001. However, prior to the November 21 hearing, the Debtors, the Agent, the Creditors' Committee and the Investors entered into negotiations with Merrill Lynch in order to resolve the issues raised in the Examiner Motion. As a result of these negotiations, the parties reached the settlement and compromise embodied in Section 9.13 of the Plan. The settlement and compromise resolves all of the issues raised in the Examiner Motion and therefore, Merrill Lynch has agreed to withdraw its Examiner Motion with prejudice.

          14. CCAA Proceedings
              ----------------

          Following the commencement of the CCAA proceedings, the Canadian Debtors obtained the authority of the Superior Court of Justice of Ontario (the "Canadian Court") to repudiate certain of their leases. As of the date hereof, the Canadian Debtors have repudiated 44 underperforming leases for theatres comprising 254 screens and renegotiated the terms of certain other leases. The Canadian Debtors also entered into the Canadian DIP with LCE under which the CCAA Debtors may borrow up to $20 million to fund their working capital requirements. Since Cineplex Odeon filed the CCAA Cases, the Canadian Court has granted four extensions of the stay of proceedings and as a result, the date by which Cineplex Odeon must file a plan of arrangement or compromise is February 8, 2002. Cineplex Odeon intends to file a plan of arrangement or compromise shortly that is consistent with the Plan and that would be consummated prior to or simultaneously with the occurrence of the Effective Date. There can be no assurance that the Canadian Plan will be approved by the Canadian Court. Once the Canadian Plan is filed in the CCAA Cases, consistent with the applicable orders of the Canadian Court, Cineplex Odeon will provide copies of the Canadian Plan to creditors in the CCAA Cases, and the Debtors will provide copies of the Canadian Plan to any Creditor that requests a copy. In addition, information regarding the CCAA Cases may be obtained from the Monitor appointed in the CCAA Cases, Ernst & Young, Inc., Toronto-Dominion Centre, 16th Floor, 222 Bay Street, P.O. Box 251, Toronto, ON, M5K 1J7, attention:
Benjamin J. Babcock, Senior Vice President, (416) 943-3917.

          15. Commitment Letter and Fee Letter for New Working Capital
              Facility
              --------

          On December 21, 2001, LCE and Bankers Trust, as Agent for a group of lenders (the "Lenders"), executed a commitment letter (the "Commitment Letter") whereby the Lenders committed to fund the Reorganized Debtors' $100,000,000 New Working Capital Facility upon confirmation of the Plan pursuant to the terms set forth in a term sheet (the "Term Sheet") attached to the Commitment Letter. A copy of the Commitment Letter is attached as Exhibit B to this Disclosure Statement and is incorporated by reference. The $100,000,000 New Working Capital Facility will be guaranteed by all wholly-owned North American subsidiaries of Reorganized LCE and will be secured by liens on all tangible and intangible personal property and, subject to certain limitations, real property and leasehold interests of Reorganized LCE and the guarantors. All amounts outstanding under the New Working Capital Facility will bear interest, at LCE's option, at either the Base Rate plus 2.75% per annum or the reserve adjusted Euro-Dollar Rate plus 3.75% per annum. The New Working Capital Facility will mature on February 28, 2007. The New Working Capital Facility will be used by the Debtors to, among other things, repay the loans made under the DIP Facility Agreement, provide for the working capital requirements and general corporate purposes of the Reorganized Debtors, be available for issuances of letters of credit, and enable the Debtors to fund a portion of the Unsecured Settlement Distribution. The commitment of Bankers Trust, as Agent, to fund the New Working Capital Facility terminates on the earlier of March 31, 2002 or upon the occurrence of certain other events and is subject to a number of conditions, including the execution of the New Working Capital Credit Agreement.

          Simultaneously with the execution of the Commitment Letter and in accordance with the Commitment Letter, the parties executed a separate fee letter (the "Fee Letter") that sets forth the fees to be paid by the Debtors to Bankers Trust and the Lenders. A copy of the Fee Letter is included in Exhibit B to this Disclosure Statement. The Debtors' obligation to pay any fees is subject to Bankruptcy Court approval. Pursuant to the Commitment Letter, the commitment terminates unless on the first business day following the hearing on the adequacy of this Disclosure Statement, the Debtors file a motion with the Bankruptcy Court seeking (i) approval of the Commitment Letter and (ii) authority to pay the fees set forth in the Fee Letter, and an order is entered with respect to the motion by January 31, 2002. As such, the Debtors intend to file such motion following the hearing on the adequacy of the Disclosure Statement.

          16. Magic Johnson Theatres
              ----------------------

          S&J Theatres, Inc., one of the Debtors ("S&J"), holds a 50% partnership interest in Magic Johnson Theatres. Johnson Development Corporation holds the remaining 50% partnership interest Under the partnership agreement governing the operation of the Magic Johnson Theatres circuit, the Debtors are responsible for film booking arrangements and management of the theatres.

          As of November 30, 2001, the Magic Johnson Theatres partnership held interests in 5 locations with a total of 60 screens. Magic Johnson Theatres has been negotiating with certain of its landlords to modify the terms of certain leases. Subject to a satisfactory resolution of such negotiations, the Debtors currently intend to assume the partnership agreement and related contracts. If the Debtors assume the partnership agreement and related contracts, the obligations of the partnership will not be affected by the Plan.

          17. Collective Bargaining Agreements
              --------------------------------

          The Debtors are parties to a number of collective bargaining agreements. The Debtors' collective bargaining agreements with Local 110 union, which represents approximately 75 employees in Chicago, Illinois and Local 182 union, which represents 24 employees in Boston, Massachusetts have recently expired. Although the Debtors continue to negotiate new collective bargaining agreements with these unions, the Debtors have not yet been able to negotiate satisfactory agreements. Unless the Debtors and the unions are able to negotiate satisfactory collective bargaining agreements, the effected employees may strike or be locked-out by the Debtors or the Reorganized Debtors. Although, in the past, such actions have not had material effects on the Debtors' businesses, there can be no assurances that such actions will not have a material effect on the Debtors' businesses or the Reorganized Debtors' business.

                   V. EFFECT OF CONSUMMATION OF THE PLAN

          If the Plan is confirmed and becomes effective, it will result in a restructuring of the Debtors by providing for, among other things, the issuance to Holders of Allowed Pre-Petition Credit Agreement Claims of 100% of the New Term Notes and 100% of the New Common Stock less any New Common Stock distributable to Holders of General Unsecured Claims; provided, however, that as a result of the Investors' commitment to pay to LCE, on the Effective Date, up to $45 million for LCE to fund the Unsecured Settlement Distribution, (i) the Investors shall receive 100% of the New Common Stock; and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall receive its Pro-Rata share of the New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount). Holders of Allowed General Unsecured Claims will receive from the Unsecured Settlement Distribution (i.e., $45 million in Cash) Cash in an amount equal to such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement. Priority Claims, Miscellaneous Secured Claims, PBGC Claims, Convenience Claims and Intercompany LCE Claims shall be Unimpaired by the Plan. Priority Tax Claims will be paid in full in deferred Cash payments. The Plan provides for the extinguishment of the Intercompany Subsidiary Claims, the Intercompany LCE Claims, the Intercompany Cineplex Odeon Claims and the Old LCE Common Stock Interests. If and to the extent a claimant is able to establish that funds are held by the Debtors in an express or statutory trust, claims to the funds held in such trust will not be affected by the Plan.

          If the Plan is confirmed and becomes effective, all Holders of Claims against or Interests in the Debtors will be bound by the terms of the Plan, whether or not they have voted to accept the Plan in accordance with the Plan and the Voting Instructions. To be counted, Ballots and Master Ballots to vote to accept or reject the Plan described herein must be submitted in accordance with the voting instructions accompanying the Ballots and Master Ballots (the "Voting Instructions"). See Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

                          VI. SUMMARY OF THE PLAN

A. BRIEF EXPLANATION OF CHAPTER 11

          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a Debtors' assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

          The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the treatment of claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and except as provided in the plan itself or the confirmation order, confirmation discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of Pre-Petition equity security holders.

          The following is an overview of certain material provisions of the Plan. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below.

B. GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND
   INTERESTS

          1. Administrative Expenses, Priority Tax Claims and Unimpaired
             Classes
             -------

          The Plan provides (i) that each holder of an allowed Administrative Expense, allowed Priority Tax Claims or allowed Priority Claim will receive payment in full or other treatment as agreed upon by such holder and the Debtors; (ii) that the rights of each Holder of an Allowed Miscellaneous Secured Claim will remain unaltered or that such Claim will be reinstated or otherwise treated as agreed upon by such Holder and the Debtors; (iii) that the rights of the Holder of an Allowed PBGC Claim shall remain unaltered; (iv) that each Holder of an Allowed Convenience Claim shall receive Cash in an amount sufficient to render such Allowed Convenience Claim unimpaired; and (v) that the right of each Holder of an Allowed Intercompany LCE claim shall remain unaltered.

          2. Pre-Petition Credit Agreement Claims
             ------------------------------------

          The Pre-Petition Credit Agreement Claims are Allowed in the aggregate amount of $742,086,588, including outstanding letters of credit and accrued but unpaid interest, (pursuant to the DIP Final Order, this amount includes the DIP Repayment Loans). The Plan provides that all adequate assurance payments received by the Holders of Pre-Petition Credit Agreement Claims during the Chapter 11 Cases pursuant to paragraph 10(iii) of the Final DIP Order or otherwise shall be retained by such Holder and deemed interest payments and not reduction of principal. In addition, but for the settlement (discussed below), on the Effective Date, each Holder of an Allowed Pre-Petition Credit Agreement Claim would receive its Pro Rata Share of (i) 100% of the New Term Notes and (ii) 100% of the New Common Stock after giving effect to any New Common Stock distributable to the Holders of the General Unsecured Claims. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. The Investors would therefore receive in respect of the Pre-Petition Credit Agreement Claims held by them their Pro Rata Share of the New Term Notes and New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims.

          The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims and the allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, have committed to pay to LCE, on the Effective Date, $45 million for LCE to fund the Unsecured Settlement Distribution. The Unsecured Settlement Distribution (which would be funded in whole or in part by the Investors) would be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock. In consideration for the Investor's commitment to fund the Unsecured Settlement Distribution, the Plan provides that the Investors, in consideration for such actions, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, shall receive that portion of the New Common Stock that was to be distributed to the Holders of General Unsecured Claims and all the New Common Stock that would have been distributed to the other Holders of Pre-Petition Credit Agreement Claims (such distributions to the Investors shall be in lieu of the New Terms Notes the Investors would have otherwise received on account of the $300 million aggregate principal amount in Pre-Petition Credit Agreement Claims and such New Term Notes will be distributed to the other Holders of Pre-Petition Credit Agreement Claims) such that (i) on the Effective Date, the Investors shall receive 100% of the New Common Stock and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall, on the Effective Date, receive its pro rata share of 100% New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount).

          Pursuant to Section 9.13 of the Plan, the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could have been brought by a Holder of a General Unsecured Claim, the Debtors or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar the prosecution of any such Cause of Action by any Holder of a General Unsecured Claim, the Debtor or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. The Plan also provides that with respect to Class 5A Subsidiary General Unsecured Claims and Class 5B LCE General Unsecured Claims, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date (distributions made on such date shall be subject to the Disputed Class 5 Claim Reserve) and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim will receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claims or Allowed LCE General Unsecured Claims, Cash in an amount equal to such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement.

          Each Holder of a Subsidiary Common Stock Interest will retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest. Holders of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests will receive no distribution under the Plan.

          To allow the Debtors to complete a financial restructuring in the manner which will maximize their enterprise values, the Debtors are soliciting acceptances of the Plan from Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims. Holders of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. As co-proponents of the Plan, the Holders of Intercompany LCE Claims and Intercompany Subsidiary Claims support the Plan. The Debtors presently intend to seek confirmation of the Plan and to cause the Effective Date to occur as soon as practicable. There can be no assurance, however, as to when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such Holders, are described in "PROVISIONS COVERING DISTRIBUTIONS" in Section VI.H.

          The Debtors, the Creditors' Committee the Agent and the Investors believe that the Plan provides the best possible treatment for all Classes of Claims. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

          The Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the rejecting class or classes. Class 7A, Class 7B, Class 7C and Class 8 are Impaired and will not receive or retain any property under the Plan. As co-proponents of the Plan, Class 7A and Class 7B support the Plan. Because Class 7C and Class 8 are deemed not to have accepted the Plan, the Debtors will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to Class 7C and Class 8 (and any other Class that fails to accept the Plan). Additionally, in the event that Class 5B does not support the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). As noted above, the Bankruptcy Court may confirm the Plan under Bankruptcy Code section 1129(b) if the Plan is fair and equitable as to the rejecting classes. A plan is fair and equitable to the dissenting class or classes if the holder of any claim or interest junior to the claims or interests of such class will not receive or retain under the plan on account of such junior claim or interest any property.

          For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section XI herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN."

C. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

          Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a Chapter 11 plan divide the different claims against, and equity interests in, the Debtors into separate classes based upon their legal nature. In accordance with section 1123 of the Bankruptcy Code, claims of a substantially similar legal nature are usually classified together, as are equity interests which give rise to the same legal rights; the "claims" and "equity interests" themselves, rather than their holders, are classified.

          Under a Chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" or "unimpaired" by the plan. If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders, in which case, the holder is deemed to reject the plan), and the right to receive under the Chapter 11 plan property of a value that is not less than the value the holder would receive if the debtor were liquidated under Chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable, or contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, or contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with post-petition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

          As discussed above, section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into twelve Classes and sets forth the treatment for each Class. In accordance with section 1123(a), Administrative Expenses and Priority Tax Claims have not been classified. The Debtors also are required, as discussed above, under section 1122 of the Bankruptcy Code, to classify Claims and Interests into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after solicitation of acceptances of the Plan could necessitate a resolicitation of acceptances of the Plan.

          The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. See "SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN" in Section VI.D. for a description of the manner in which the number of shares of New Common Stock will be determined and Section VII herein, entitled "RISK FACTORS," for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

          1. Unclassified Claims
             -------------------

          The Bankruptcy Code does not require classification of certain priority claims against a debtor. In these Chapter 11 Cases, these unclassified claims include Administrative Expenses and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

               (a) Administrative Expenses

          Administrative Expenses are the actual and necessary costs and expenses of the Debtors' Chapter 11 Cases that are allowed under sections 503(b) of the Bankruptcy Code. Those expenses will include the Debtors' obligations under the DIP Facility Agreement (other than the DIP Repayment Loans (as defined in the Final DIP Order) which Claims, consistent with the agreement of the Pre-Petition Lenders, are treated as Pre-Petition Credit Agreement Claims), post-petition salaries and other employee benefits, post-petition rents, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Filing Date, and certain statutory fees and charges assessed under section 1930 of title 28 of the United States Code. Other Administrative Expenses include the actual, reasonable fees and expenses incurred during the Chapter 11 Cases of the Debtors' professionals and the professionals retained by the Creditors' Committee and any other official committees appointed in the Chapter 11 Cases.

          The following is a table setting forth the dollar amount of compensation for professional services rendered and reimbursement of expenses incurred by professionals on behalf of the Debtors and the Creditors' Committee and paid to date on the Chapter 11 cases.



       Attorneys                         Interim Fees and Expenses Distributed
                                         -------------------------------------
                                         through December 31, 2001
                                         -------------------------

1.     Fried, Frank, Harris, Shriver & Jacobson, Counsel        $2,081,151.94
       for the Debtors

2.     Togut, Segal & Segal LLP,                                  $197,830.54
       Co-counsel for the Debtors

3.     Lenczner, Slaght, Royce, Smith & Griffin, Canadian          $11,067.01
       Counsel for LCE

4.     Pachulski, Stang, Ziehl, Young & Jones P.C.,               $751,270.79
       Co-counsel for the Creditors' Committee

5.     Kronish, Lieb, Weiner & Hellman,                           $114,615.19
       Co-counsel for the Creditors' Committee

       Accountants

6.     PricewaterhouseCoopers LLP,                                $803,606.72
       Accountants to the Debtors

       Financial Advisors

7.     Lazard Freres & Co. LLC,                                 $1,034,416.93
       Investment Bankers to the Debtors

8.     KPMG,                                                      $697,489.80
       Financial Advisors to the Creditors' Committee

       Public Relations

9.     Kekst & Company,                                            $28,144.01
       Communications Advisors to the Debtors

       Real Estate

10.    Huntley Financial Group,                                   $168,101.50
       Real Estate Advisors to the Debtors

          With respect to the Administrative Claims of Lazard Freres & Co. LLC ("Lazard"), the Debtors and Lazard entered into an engagement letter (the "Engagement Letter") dated February 8, 2001, pursuant to which the Debtors retained Lazard to provide financial advisory services to the Debtors. An order (the "Retention Order") authorizing the Debtors to retain Lazard under sections 327(a) and 328(a) of the Bankruptcy Code pursuant to the terms of the Engagement Letter was entered by the Bankruptcy Court on March 14, 2001. The Engagement Letter provides, among other things, that Lazard will receive the following fees as compensation for its services:

                    (a) a fee of $150,000 per month payable in cash, for each month of the term of Lazard's engagement, commencing with the month of February 2001; and

                    (b) a $4.05 million Restructuring Transaction Fee payable in cash promptly upon the closing of such Restructuring Transaction.

          In addition, the Engagement Letter obligates the Debtors to reimburse Lazard for all reasonable out of pocket expenses incurred by Lazard in connection with its representation of the Debtors. All monthly fees paid by the Debtors (except for the first six monthly fees) shall be credited against the Restructuring Transaction Fee. The Engagement Letter defines a Restructuring Transaction as, among other things, "any financial restructuring and/or recapitalization of the [Debtors] pursuant to chapter
11 of the . . . Bankruptcy Code . . . ." Therefore, confirmation of the
Plan and the closing of the transaction contemplated hereby would constitute a "Restructuring Transaction" and, under the Engagement Letter, Lazard would be entitled to receive the Restructuring Transaction Fee, subject to Bankruptcy Court approval of a final fee application therefore. If the restructuring contemplated by the Plan is consummated on February 28, 2002, Lazard will have earned $4,950,000 plus reimbursement for expenses incurred.

          The Plan is in large measure the result of the efforts of the Debtors' management, Lazard and Fried Frank. A core team of professionals from Lazard and Fried Frank spent significant time negotiating the terms of the Plan, often to the exclusion of other matters. As a result of these efforts, the Debtors have been able to formulate a Plan that has the support of the Creditors' Committee, the Agent and the Investors. In light of the value of the restructuring transaction contemplated by the Plan and the time spent by Lazard developing the Plan, the Debtors believe the Restructuring Transaction Fee is reasonable.

          Administrative Expenses representing liabilities incurred in the ordinary course of business, consistent with past practice, by the Debtors or liabilities arising under loans or advances to the Debtors after the Filing Date, whether or not incurred in the ordinary course of business, will continue to be paid by the Debtors in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other Allowed Administrative Expenses will be paid, in full, in Cash, on the Effective Date or as soon thereafter as is practicable, or on such other terms as to which the Debtors and the Holder of such Administrative Expense agree.

          The Debtors anticipate that most Administrative Expenses will be paid as they come due during the Chapter 11 Cases and that the Administrative Expenses to be paid on the Effective Date of the Plan will, for the most part, comprise the unpaid allowed fees and expenses incurred by professionals retained in the Chapter 11 Cases and the costs attendant to the Debtors' assumption of executory contracts and unexpired leases under the Plan.

          All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests. In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors and other persons making a "substantial contribution" to a Chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties-in-interest may participate, and if appropriate, object to the allowance thereof.

          Under the Plan, each holder of an Allowed Administrative Expense will be paid in full in Cash on the later of (i) the Effective Date, (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense and (iii) the date on which the Debtors and the Holder of such Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred under the DIP Facility Agreement shall be paid in full in Cash on the Effective Date, and (b) obligations incurred in the ordinary course of business consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including, without limitation, claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

               (b) Priority Tax Claims

          Priority Tax Claims consist of unsecured claims by federal, state and local governmental units for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, and excise taxes. These unsecured claims are given a statutory priority in right of payment.

          At the sole option of the Debtors, each Holder of an Allowed Priority Tax Claim shall receive (i) cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or (ii) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan.

          2. Classified Claims and Interests
             -------------------------------

               (a) Class 1-Priority Claims

          Class 1 Claims are Unimpaired. Class 1 consists of all Allowed Priority Claims. A Priority Claim is a Claim against the Debtors for an amount entitled to priority under section 507(a) of the Bankruptcy Code, and does not include any Administrative Expense or Priority Tax Claims. These Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Filing Date, to the extent of $4,300 per employee; and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Filing Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,300, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

          The Plan provides that, on the latest of (i) the Effective Date,
(ii) the date on which such Priority Claim becomes an Allowed Priority Claim, or (iii) the date on which the Debtors and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim will be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; provided, however, Allowed Priority Claims representing obligations incurred in the ordinary course shall be paid in full or performed by the Reorganized Debtors in the ordinary course of business, consistent with past practice. Allowed Priority Claims in Class 1 are not Impaired under the Plan and, accordingly, the Holders of Allowed Priority Claims in Class 1 are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

               (b) Class 2-Pre-Petition Credit Agreement Claims

          Class 2 Claims are Impaired. Class 2 consists of the Pre-Petition Credit Agreement Claims. The Pre-Petition Credit Agreement Claims are any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-Petition Credit Agreement and any and all related documents, including, without limitation, any and all accrued adequate protection payments in respect thereof and any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith.

          The Pre-Petition Credit Agreement Claims are Allowed in the aggregate amount of $742,086,538 (pursuant to the DIP Final Order, this amount includes the DIP Repayment Loans). The Plan provides that all adequate assurance payments received by the Holders of Pre-Petition Credit Agreement Claims during the Chapter 11 Cases pursuant to paragraph 10(iii) of the Final DIP Order or otherwise shall be retained by such Holder and deemed interest payments and not reduction of principal. In addition, subject to the Settlement (discussed below), on the Effective Date, each Holder of an Allowed Pre-Petition Credit Agreement Claim shall receive its Pro Rata Share of (i) 100% of the New Term Notes and (ii) 100% of the New Common Stock. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. The Investors would therefore receive in respect of the Pre-Petition Credit Agreement Claims held by them their Pro Rate Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims.

          The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims and the allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, has committed to fund the Unsecured Settlement Distribution. The Unsecured Settlement Distribution would be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock. In consideration for the Investor's commitment to pay to LCE, on the Effective Date, up to $45 million for LCE to fund the Unsecured Settlement Distribution, the Plan provides that the Investors, in consideration for such actions, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, shall receive that portion of the New Common Stock that was to be distributed to the Holders of General Unsecured Claims and all the New Common Stock that would have been distributed to the other Holders of Pre-Petition Credit Agreement Claims (such distributions to the Investors shall be in lieu of the New Terms Notes the Investors would have otherwise received on account of $300 million aggregate principal amount of their Pre-Petition Credit Agreement Claims and such New Term Notes will be distributed to the other Holders of Pre-Petition Credit Agreement Claims and to the Investors on account of their Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) such that (i) on the Effective Date, the Investors shall receive 100% of the New Common Stock and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including Investor Pre-Petition Credit Agreement Claims in excess of $300 million) shall, on the Effective Date, receive its pro rata share of 100% New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount).

          Pursuant to Section 9.13 of the Plan, the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could have been brought by a Holder of a General Unsecured Claim, the Debtors or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtor or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

          The Class 2 Pre-Petition Credit Agreement Claims are Impaired and, accordingly, the Holders of such Claims are entitled to vote to accept or reject the Plan. The Holders of a majority of the Pre-Petition Credit Agreement Claims have indicated their intent to accept the Plan.

               (c) Class 3-Miscellaneous Secured Claims

          Class 3 Claims are Unimpaired. Class 3 consists of all Miscellaneous Secured Claims. Miscellaneous Secured Claims are all Claims other than a Pre-Petition Credit Agreement Claim or an Administrative Expense, that are secured claims within the meaning of, and to the extent allowable as secured claims under, section 506 of the Bankruptcy Code. Miscellaneous Secured Claims include, but are not limited to, Claims for payment pursuant to mortgages granted by the Debtors on certain of their real property interests, including the Claim of National Western pursuant to certain mortgages on the Debtors' Catalina and El Dorado theatres in Tucson, Arizona. Based on the Debtors' books and records, the Debtors believe that there are approximately $6.3 million in Miscellaneous Secured Claims. To the extent, if any, that the value of the collateral securing a Class 3 Miscellaneous Secured Claim is less than the amount of such Allowed Miscellaneous Secured Claim, the difference will be treated as a General Unsecured Claim.

          Under the Plan, on the latest of (a) the Effective Date, (b) the date on which such Miscellaneous Secured Claim becomes an Allowed Claim, and (c) the date on which the Debtors and the Holders of such Allowed Miscellaneous Secured Claim otherwise agree, at the election of the Debtors prior to the Effective Date, each Holder of an Allowed Class 3 Miscellaneous Secured Claim will be entitled to receive one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder will remain unaltered, (ii) such Holder's Allowed Miscellaneous Secured Claim will be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Debtors and such Holder. Class 3 Miscellaneous Secured Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

               (d) Class 4-PBGC Claims

          Class 4 Claims are Unimpaired. Class 4 consists of all PBGC Claims. The PBGC is a wholly-owned United States corporation established pursuant to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). The PBGC was created to administer and enforce a mandatory government insurance program covering defined benefit pension plans. In the event that such a pension plan is terminated with insufficient assets to pay guaranteed pension obligations, the PBGC assumes control of the plan and pays most (if not all) of the benefits due thereunder. Any person who is, on the plan's termination date, a contributing sponsor of the plan or a member of such a contributing sponsor's controlled group is liable for the total amount of unfunded benefit liabilities.

          For purposes of this Disclosure Statement, PBGC Claims are any and all Claims of the PBGC in respect of pension plans of which Cineplex Odeon or LCE is the plan sponsor, including any action brought under Title IV of ERISA to collect premiums or to recover liabilities incurred in connection with a plan termination. All of the PBGC's Claims are contingent. Under the Plan, the Holder of the Allowed PBGC Claims shall be entitled to receive on account of such Holder's Allowed PBGC Claims the following treatment: The legal, equitable and contractual rights to which such Allowed PBGC Claims entitles such Holder shall remain unaltered. Class 4 PBGC Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

               (e) Class 5A-Subsidiary General Unsecured Claims

          Class 5A Claims are Impaired. Class 5A consists of all Subsidiary General Unsecured Claims. Subsidiary General Unsecured Claims are all Claims (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy
Code) against any Subsidiary Debtor, including, without limitation, any and all Claims, including environmental Claims, arising from or relating to properties that were owned, leased or operated by the Debtors in Cicero, Illinois. Subsidiary General Unsecured Claims include, but are not limited to, Claims of the Subsidiary Debtors' landlords, trade creditors, service providers, and other vendors.

          The Plan provides that with respect to Class 5A Subsidiary General Unsecured Claims, in order to resolve the intercreditor disputes described above and in accordance with the settlement and compromise described in Section 9.13 of the Plan, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claims, Cash in an amount equal to such Holder's Class 5A Payment Amount in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement.

          As described in Section I(C) of this Disclosure Statement, all recoveries of Holders of General Unsecured Claims come from a pool of $45 million. Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claims depends on the amount of total General Unsecured Claims actually Allowed. Thus, for illustration purposes only, if the actual aggregate amount for Allowed General Unsecured Claims were $445,000,000.00, each Holder of an Allowed Subsidiary General Unsecured Claim would receive Cash in an amount equal to 11.5% of such Allowed Subsidiary General Unsecured Claim; alternatively, if the actual aggregate amount of Allowed of General Unsecured Claims were $650,000,000, each Holder of an Allowed Subsidiary General Unsecured Claims would receive Cash in an amount equal to 7.93508% of such Allowed Subsidiary General Unsecured Claim. Based on the Debtors' books and records, the Debtors estimate there are approximately $427,000,000 in General Unsecured Claims. Approximately $1,200,000,000 in Claims were filed against the Debtors. The Debtors cannot predict the amount of Claims that will be Allowed against the Debtors. Allowed Subsidiary General Unsecured Claims in Class 5A are Impaired under the Plan and, accordingly, the Holders of Subsidiary General Unsecured Claims in Class 5A are entitled to vote to accept or reject the Plan.

               (f) Class 5B-LCE General Unsecured Claims

          Class 5B Claims are Impaired. Class 5B consists of all LCE General Unsecured Claims. LCE General Unsecured Claims are all Claims (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against LCE, including, without limitation, any and all Claims, including environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois. LCE General Unsecured Claims include, but are not limited to, Claims of LCE's landlords, trade creditors, service providers, other vendors and the Pre-Petition Note Holders (including the Investors).

          In order to resolve the intercreditor disputes described above and in accordance with the settlement and compromise described in Section
9.13 of the Plan, the Plan provides that with respect to Class 5B Subsidiary General Unsecured Claims, as soon as practicable following the earlier of (i) the four month anniversary of the Effective Date (distributions made on such date shall be subject to the Disputed Class 5 Claim Reserve) and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed LCE General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed LCE General Unsecured Claim, Cash in an amount equal to such Holder's Class 5B Payment Amount in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement.

          As described in Section I(C) of this Disclosure Statement, all recoveries of Holders of General Unsecured Claims come from a pool of $45 million. Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claims depends on the amount of total General Unsecured Claims actually Allowed. Thus, for illustration purposes only, if the actual aggregate amount for Allowed General Unsecured Claims were $445,000,000.00, each Holder of an Allowed LCE General Unsecured Claim would receive Cash in an amount equal to 9.5% of such Allowed LCE General Unsecured Claim; alternatively, if the actual aggregate amount of Allowed of General Unsecured Claims were $650,000,000, each Holder of an Allowed LCE General Unsecured Claims would receive Cash in an amount equal to 6.55506% of such Allowed LCE General Unsecured Claim. As noted above, based on the Debtors' books and records, the Debtors estimate there are approximately $427,000,000 in General Unsecured Claims. Approximately $1,200,000,000 in Claims were filed against the Debtors. The Debtors cannot predict the amount of Claims that will be Allowed against the Debtors. Allowed LCE General Unsecured Claims in Class 5B are Impaired under the Plan and, accordingly, the Holders of LCE General Unsecured Claims in Class 5B are entitled to vote to accept or reject the Plan.

          The Plan also provides that upon approval by the Bankruptcy Court of an application by the Indenture Trustee, the reasonable fees and expenses incurred by the Indenture Trustee (which includes the reasonable fees and expenses of any professionals retained by the Indenture Trustee) through the Effective Date will be paid in full in Cash as soon as practicable after the Effective Date.

               (g) Class 6-Convenience Claims

          Class 6 Claims are Unimpaired. Class 6 consists of all Convenience Claims. A Convenience Claim is any General Unsecured Claims that is (i) Allowed for an amount of $500 or less or (ii) is Allowed in an amount greater than $500, but which is reduced to $500 by election of the Holder thereof pursuant to such Holder's ballot. Based on their books and records, the Debtors believe that there are approximately $270,000 in General Unsecured Claims in an amount of $500 or less. Under the Plan, as soon as practicable following the Effective Date, each Holder of a Convenience Claim shall receive Cash in an amount sufficient to render such Allowed Convenience Claim (as reduced by election of the Holder of such Claim) Unimpaired under section 1124 of the Bankruptcy Code. Class 6 Convenience Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

               (h) Class 7A-Holders of Intercompany LCE Claims

          Class 7A Claims are Impaired. Class 7A consists of all Intercompany LCE Claims. Intercompany LCE Claims are all Claims (a) held by LCE against another Debtor or (b) held by a Debtor against LCE, including, without limitation, Claims arising as a result of advances made (x) by LCE to another Debtor or (y) by a Debtor to LCE, as the case may be. Under the Plan, subject to the occurrence of the Effective Date, all Intercompany LCE Claims will be extinguished and no distributions will be made in respect of such Intercompany LCE Claims. Allowed Intercompany LCE Claims are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany LCE Claims are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. As co-proponents of the Plan, however, the Holders of Intercompany LCE Claims support the Plan.

               (i) Class 7B-Holders of Intercompany Subsidiary Claims

          Class 7B Claims are Impaired. Class 7B consists of all Intercompany Subsidiary Claims. Intercompany Subsidiary Claims are all Claims held by a Subsidiary Debtor against another Subsidiary Debtor, including, without limitation, Claims arising as a result of advances made by a Subsidiary Debtor to another Subsidiary Debtor. Under the Plan, subject to the occurrence of the Effective Date, all Intercompany Subsidiary Claims will be extinguished and no distributions will be made in respect of such Intercompany Subsidiary Claims. Allowed Intercompany Subsidiary Claims are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany Subsidiary Claims are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. As co-proponents of the Plan, however, the Holders of Intercompany Subsidiary Claims support the Plan.

               (j) Class 7C-Holders of Intercompany Cineplex Odeon Claims

          Class 7C Claims are Impaired. Class 7C consists of all Intercompany Cineplex Odeon Claims. Intercompany Cineplex Odeon Claims are all Claims held by a Canadian Debtor against any of the Debtors. Cineplex Odeon has asserted approximately $65 million in Intercompany Cineplex Odeon Claims against Plitt Theatres, Inc., one of the Debtors. In addition, LCE holds a $356.6 million CND unsecured claim and a $7 million CND secured claim against Cineplex Odeon in the CCAA Cases for which LCE anticipates that it will receive a distribution in the CCAA Cases. Additionally, LCE has a claim against Cineplex Odeon for amounts advanced under the Canadian DIP. Under the Plan, subject to the occurrence of the Effective Date, all Intercompany Cineplex Odeon Claims will be extinguished and no distributions will be made in respect of such Intercompany Cineplex Odeon Claims.

          Allowed Intercompany Cineplex Odeon Claims are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany Cineplex Odeon Claims are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited.

               (k) Class 8-Holders of Old LCE Common Stock Interests

          Class 8 Interests are Impaired. Class 8 consists of all Old LCE Common Stock Interests. Old Common Stock Interests are any Interests evidenced by Old LCE Common Stock or any Claim, if any, relating to Old LCE Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests, including without limitation, any other capital stock of LCE, and all issued, outstanding and unexpired options, warrants, conversion rights, principal or other legal or contractual right to acquire Old LCE Common Stock, Subsidiary Common Stock or any other Interest. Under the Plan, on the Effective Date, all Old LCE Common Stock Interests will be extinguished and no distributions will be made in respect of such Old LCE Common Stock Interests. Allowed Old LCE Common Stock Interests are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Old LCE Common Stock Interests are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited.

               (l) Class 9-Subsidiary Common Stock Interests

          Class 9 Interests are Unimpaired. Class 9 consists of all Subsidiary Common Stock Interests. The Subsidiary Common Stock Interests are, collectively, any and all authorized issued and outstanding Interests in each of the Debtors other than LCE. Under the Plan, on the Effective Date, each Holder of a Subsidiary Common Stock Interest shall retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest. Class 9 Interests are not Impaired and accordingly, the Holders of Subsidiary Common Stock Interests in Class 9 will be deemed to have accepted the Plan.

D. SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

          1. New Term Notes
             --------------

          The New Term Notes will be issued to holders of Pre-Petition Credit Agreement Claims.

          2. New Common Stock
             ----------------

          As of the Effective Date, Reorganized LCE will issue the New Common Stock. In accordance with the Reorganized LCE Certificate of Incorporation, Reorganized LCE will have 100,000 authorized shares of New Common Stock, par value $.01 per share.

               (a) Distributions

          Holders of shares of New Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Reorganized LCE in its discretion from funds legally available therefor. The Debtors believe that their New Working Capital Facility will contain negative covenants that restrict, among other things, the ability of Reorganized LCE to pay dividends. In the event of a liquidation, dissolution or winding up of the Reorganized Debtors, the holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference owed to holders of any preferred stock. Holders of New Common Stock will have no preemptive rights and have no rights to convert their New Common Stock into any other securities.

               (b) Voting

          Holders of shares of New Common Stock will be entitled to one vote per share on all matters to be voted on by stockholders. Matters submitted for stockholder approval require a majority vote of the shares, except where the vote of a greater number is required by the DGCL.

               (c) Election of Directors

          The Boards of the Reorganized Debtors will consist of 11 members, and one member of the Board of Reorganized LCE will include the Chief Executive Officer of Reorganized LCE. Any vacancies in the Board, for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the affirmative vote of a majority of the Board, although less than a quorum.

E. SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

          Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized LCE to make payments pursuant to the Plan will be obtained from the Debtors' New Working Capital Facility and from the Debtors' operations; provided, however, that no less than $25 million of the Unsecured Settlement Distribution to be distributed as provided in Section 9.14 of the Plan shall be funded by the Investors.

F. UNEXPIRED LEASES AND EXECUTORY CONTRACTS

          1. Generally
             ---------

          Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Filing Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Filing Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of real property leases and employment agreements, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code. Under section 502(b)(6) of the Bankruptcy Code, the claim of a lessor for damages resulting from the termination by the Debtors of a lease for real property pursuant to section 365 of the Bankruptcy Code may be allowed except to the extent that such claim exceeds (A) the rent reserved by such lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of (i) the Filing Date; and (ii) the date on which such lessor repossessed, or the lessee surrendered, the leased property; plus (B) any unpaid rent due under such lease, without acceleration, on the earlier of such dates. Under section 502(b)(7) of the Bankruptcy Code, the claim of an employee of the Debtors for damages resulting from the termination by the Debtors of an employment contract pursuant to section 365 of the Bankruptcy Code may be allowed except to the extent that such claim exceeds (A) the compensation provided by such contract, without acceleration, for one year following the earlier of (i) the Filing Date; or (ii) the date on which the Debtors directed the employee to terminate, or such employee terminated, performance under such contract; plus (B) any unpaid compensation due under such contract, without acceleration, on the earlier of such dates. See Article Eight of the Plan.

          2. Assumption and Rejection
             ------------------------

          The Debtors and Reorganized Debtors shall have until the two-month anniversary of the Effective Date to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that has not been expressly assumed or rejected with approval by order of the Bankruptcy Court on or prior to the two-month anniversary of the Effective Date shall, as of such date, be deemed to have been assumed by the Debtors unless there is then pending before the Bankruptcy Court a motion to reject such unexpired lease or executory contract or a further extension of such deadline has been ordered by the Court. This Disclosure Statement and the Plan will constitute due and sufficient notice of the intention of the Debtors and all Reorganized Debtors to assume all executory contracts and unexpired leases that have not previously been assumed or rejected. On the date of assumption of an executory contract or an unexpired lease, consistent with the Bankruptcy Code, as a condition of assumption, the Debtors intend to cure all defaults under the applicable executory contract or unexpired lease. In addition, with respect to any disputes that arise in the context of assumption of executory contracts or unexpired leases, the Bankruptcy Court will have jurisdiction to resolve any and all such disputes. Furthermore, for purposes of voting to accept or reject the Plan, nothing contained herein or in the Plan shall affect the rights of any Creditor, including, without limitation, any party to an executory contract or unexpired lease with any of the Debtors that has not been assumed or rejected on or prior to the Voting Deadline, to bring a motion pursuant to Bankruptcy Rule 3018(a) seeking to temporarily allow such party's Claim in an amount the Court deems proper for the purpose of voting to accept or reject the Plan.

          3. Deadline for Filing Rejection Damage Claims
             -------------------------------------------

          Pursuant to the Plan, unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the period set forth above will be forever barred from asserting a Claim against the Debtors, Reorganized Debtors, or the property or interests in property of the Debtors or Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases will be classified as either a Subsidiary General Unsecured Claim (Class 5A) or LCE General Unsecured Claim (Class 5B) under the Plan, as appropriate.

          4. Consent to Mortgage Security Interest or Other Liens Upon Unexpired Leases of Real Property
             ---------------------------------

          In accordance with the terms of the New Term Loan Agreement and the New Working Capital Credit Agreement, the Debtors intend to grant (and have perfected) a security interest, mortgage, or other lien upon substantially all of the Reorganized Debtors' real property interests, including its leasehold interest in its real property leases assumed in accordance with Section 1 above. The Plan provides that any party to any unexpired lease that has not been rejected who believes that such unexpired lease prohibits such an encumbrance must file a written objection to such encumbrance within ten (10) days prior to the Confirmation Hearing. Any party to such a lease that fails to file a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien in such lease and (b) the recording or other act to perfect such security interest, mortgage, or other lien, or thereafter be forever prohibited and barred from objecting to such encumbrance, and neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien in any unexpired lease or executory contract nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease or other applicable law.

G. IMPLEMENTATION OF THE PLAN

          1. Substantive Consolidation
             -------------------------

          The Plan is predicated upon the Bankruptcy Court entering the Confirmation Order, which, among other things, grants the substantive consolidation of all of the Debtors' Chapter 11 Cases, excluding LCE's Chapter 11 Case but reserves the rights of the Holders of LCE General Unsecured Claims to assert that LCE should be substantively consolidated with the Subsidiary Debtors solely for the purposes of the Plan, the distribution and other transactions contemplated thereby. Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in those chapter 11 cases involving affiliated debtors. As contrasted with joint administration, substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors (to be substantively consolidated); all the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of any of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation under the Plan does not affect the debtors' separated corporate existence of independent ownership of property for any purpose other than for classification of the claims, voting on the plan and making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

          Factors evaluated by the Bankruptcy Court when deciding whether substantive consolidation is appropriate include: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit and (ii) whether the affairs of the Debtors are so entangled that consolidation would benefit creditors. The Bankruptcy Court will review the record to determine whether substantive consolidation results in fairness to creditors.

          Throughout their history, the Debtors have operated as a single integrated company. Although the Debtors have expanded through the acquisition of a number of companies, as each company was acquired, it was integrated into the single integrated company. Publicly issued financial statements were presented on a consolidated basis. All checks are issued by a single corporate entity and all obligations have been satisfied by one entity. Additionally, the Debtors held themselves out to theatre attendees as a single business enterprise. Accordingly, the Debtors believe that creditors often ignored corporate distinctions between and among the Debtors and did not rely on corporate distinctions in providing services and goods and extending credit. Other factors that weigh in favor of substantive consolidation in these Chapter 11 Cases include combined business functions, a consolidation of financial statements for the collective Debtors and the prohibitive costs and resources that would be required to track all intercompany transaction on a company-by-company basis. As evidence of the need for substantive consolidation, many creditors, unsure of the identity of their obligors, have filed proofs of claim against each of the Debtors.

          As a result, the Debtors believe that substantive consolidation of all of the Debtors' Chapter 11 Cases is justified. However, as discussed above, the Creditors' Committee alleged that the LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with holders of Subsidiary General Unsecured Claims. Therefore, the Creditors' Committee has argued that LCE should not be consolidated with the Subsidiary Debtors for any purpose. Therefore, in order to facilitate a consensual plan and to compromise and settle the intercreditor disputes described above, the Debtors have not substantively consolidated LCE with any or all of the Subsidiary Debtors.

          Thus, the Plan contemplates and is predicated upon the substantive consolidation of the Chapter 11 Cases of all the Subsidiary Debtors solely for the purposes of the Plan, the distributions and all actions with respect to confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (i) all Intercompany Subsidiary Claims will be eliminated and extinguished;
(ii) solely for the purposes of the Plan and the Distributions and transactions contemplated hereby, all assets and liabilities of the Subsidiary Debtors will be treated as if they had been merged; (iii) all pre-petition cross-corporate guarantees of the Subsidiary Debtors will be eliminated; (iv) any obligation of any Subsidiary Debtor and all guarantees thereof executed by one or more of the Subsidiary Debtors will be deemed to be one obligation of the consolidated Subsidiary Debtors; (v) any Claims filed or to be filed in connection with any such obligation and any corresponding guarantees will be deemed one Claim against the consolidated Subsidiary Debtors; (vi) each and every Claim filed in the individual Chapter 11 Case of any of the Subsidiary Debtors will be deemed filed against the consolidated Subsidiary Debtors in the consolidated Chapter 11 Case and shall be deemed a single obligation of all of the Subsidiary Debtors under the Plan on and after the Confirmation Date; (vii) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Subsidiary Debtors will be automatically expunged so that only one Claim survives against the consolidated Subsidiary Debtors but in no way shall such Claim be deemed Allowed by reason of Section 9.10(a) of the Plan; and (viii) the consolidated Subsidiary Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Subsidiary Debtor may be offset against claims against such Subsidiary Debtor or another Subsidiary Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Subsidiary Debtors, all Claims based upon guarantees of collection, payment or performance made by the Subsidiary Debtors as to the obligations of another Subsidiary Debtor or of any other Person shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Subsidiary Debtors under the Plan. Notwithstanding the provisions of this paragraph, each of the Subsidiary Debtors shall, as Reorganized Subsidiary Debtors, continue to exist after the Effective Date as separate legal entities.

          Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions of Section 9.10 of the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. The Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in Section 9.10 of the Plan.

          2. Vesting of Property
             -------------------

          Except as otherwise provided in the Plan, on the Effective Date, title to all property of the Debtors' estates shall pass to and vest in the applicable Reorganized Debtors, free and clear of all Claims, Interests, liens, security interests, charges and other encumbrances. Confirmation of the Plan (subject to the occurrence of the Effective Date) will be binding, and the Debtors' debts will, without in any way limiting the discharge and release provisions contained in Article Twelve of the Plan, be discharged, as provided in section 1141 of the Bankruptcy Code.

          3. Transactions on Business Days
             -----------------------------

          Pursuant to the Plan, if the Effective Date or any other date on which a transaction may occur under the Plan will occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day will instead occur on the next succeeding Business Day.

          4. Corporate Action for Reorganized Debtors
             ----------------------------------------

          On the Effective Date or as soon thereafter as is practicable, Reorganized LCE will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Reorganized LCE Certificate of Incorporation and such certificate will be the certificate of incorporation for Reorganized LCE. On the Effective Date, the Reorganized LCE By-Laws will become the By-Laws of Reorganized LCE. On the Effective Date, the By-Laws will become the By-Laws of the Reorganized Debtors (other than Reorganized LCE). On the Effective Date or as soon as practicable thereafter, each of the Reorganized Debtors (other than Reorganized LCE) will also file with the Secretary of State of their respective state of incorporation the New Subsidiary Certificates of Incorporation; provided, however, as soon as practicable following the Effective Date, Reorganized LCE will be authorized to take all necessary corporate action to dissolve the corporations listed on Exhibit F attached to the Plan.

          5. Implementation
             --------------

          Pursuant to the Confirmation Order and upon confirmation of the Plan, the Debtors and the Reorganized Debtors will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein. The Debtors or the Reorganized Debtors, as the case may be, will upon authorization, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan, including, without limitation, the New Working Capital Credit Agreement, the New Term Loan Agreement and the Senior Executive Employment Agreements, without the need for any additional approvals, authorizations and consents.

          6. Issuance of New Securities
             --------------------------

          Pursuant to the Plan, the issuance and distribution of the New Common Stock by Reorganized LCE is authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

          7. Cancellation of Existing Securities and Agreements
             --------------------------------------------------

          Pursuant to the Plan, on the Effective Date, the Pre-Petition Notes, the Old LCE Common Stock, and any Old LCE Common Stock Interests, as well as any and all shareholder agreements relating to the Old LCE Common Stock, shall be canceled. On the Effective Date, the Indenture shall, except as provided in the Plan, be deemed canceled, terminated and of no further force or effect; provided, however, that the Indenture will continue in effect for the purposes of (i) allowing the Indenture Trustee to make any distributions on account of Pre-Petition Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain any rights or liens for fees, costs and expenses under the Indenture. Notwithstanding the foregoing, such cancellation of the Indenture also will not impair the rights of Holders of the Pre-Petition Notes to receive distributions on account of such Pre-Petition Notes pursuant to the Plan. The Pre-Petition Notes shall not be canceled other than pursuant to the Plan; provided, however, that until such cancellation, such Pre-Petition Notes shall solely serve as evidence of entitlement of the Holder thereof to receive distributions pursuant to the Plan and shall not otherwise be obligations of the Debtors or the Reorganized Debtors.

          8. Board of Directors and Officers of Reorganized LCE
             --------------------------------------------------

          Pursuant to the Plan, on the Effective Date, the operation of Reorganized LCE shall become the general responsibility of the Board of Reorganized LCE, subject to, and in accordance with, the Reorganized LCE Certificate of Incorporation and the Reorganized LCE By-Laws. The Reorganized LCE Certificate of Incorporation will provide for, among other things, a board of directors consisting of 11 members and one member of the Board of Reorganized LCE will include the Chief Executive Officer of Reorganized LCE. The initial board of Reorganized LCE shall consist of the individuals identified on Exhibit G to the Plan. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. The directors of each Debtor other than LCE as of the date of entry the Confirmation Order shall be the directors of such Reorganized Debtor as of the Effective Date. The officers of each Debtor as of the date of the entry of the Confirmation Order shall be the officers of such Reorganized Debtor as of the Effective Date. Those directors of the Debtors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

          The Debtors intend to file a list of the initial Board of the Reorganized LCE and the Officers of the Reorganized Debtors prior to the Confirmation Hearing.

          9. Senior Executive Employment Agreements; Certain Other
             Employees
             ---------

          The Investors, as the potential owners of the Reorganized Debtors have reached an agreement with Lawrence Ruisi, the President and Chief Executive Officer of LCE and Travis Reid, the President, US Operations of LCE with respect to the material terms of the Senior Executive Employment Agreements. It is expected that Mr. Ruisi and Mr. Reid will enter into their respective Senior Executive Employment Agreements with Reorganized LCE on the Effective Date. The Senior Executive Employment Agreements will be effective as of the Effective Date and such Senior Executive Employment Agreements will supercede, govern and satisfy all agreements between the Debtors and Lawrence Ruisi and Travis Reid in effect prior to the Effective Date.

          Term sheets setting forth the material terms of the Senior Executive Employment Agreements is attached to the Plan as Exhibit E. The following is intended to be only a summary of the terms of the Senior Executive Employment Agreements and is qualified in its entirety by reference to the term sheets.

Employment of Lawrence Ruisi

          On the Effective Date, Mr. Ruisi will become Chief Executive Officer and President of Reorganized LCE. Mr. Ruisi's Senior Executive Employment Agreement (the "Ruisi Agreement") will commence on the Effective Date and have a term of three years. Base salary for Mr. Ruisi will be $750,000, which will increase $25,000 each year. In addition, Mr. Ruisi will receive an annual bonus for each fiscal year ending during the term of the Agreement determined as follows: (i) if LCE meets 85% of its budgeted EBITDA for the fiscal year, bonus is 38% of base salary (ii) if LCE meets 100% of its budgeted EBITDA for the fiscal year, bonus is 75% of base salary, and (iii) if LCE meets 115% of its budgeted EBITDA for the fiscal year, bonus is 100% of base salary. A pro rata bonus will be paid for the portion of the fiscal year completed upon expiration of the Agreement.

          The Ruisi Agreement will provide that within three months of the Confirmation Date, Onex and LCE shall proffer to Mr. Ruisi a right to acquire equity in LCE. Following such proffer, Mr. Ruisi will have the right to accept or reject such equity proposal within 6 months after receiving the offer. If he rejects the equity proposal, Mr. Ruisi may terminate his employment for any reason and get 1.5 x the Severance Amount, as defined under the Retention and Severance Plan, (i.e., $3,090,000). This amount will be payable regardless of whether such termination of employment occurs more than one year after the Consummate Date, as defined in the Retention and Severance Plan. In such a case, the severance obligation of Reorganized LCE shall terminate. If Mr. Ruisi accepts the equity proposal, and thereafter his employment is terminated by Reorganized LCE without cause, he will be entitled to receive severance equal to the greater of (i) the amount that Mr. Ruisi is entitled to under the Ruisi Agreement and (ii) the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date). In addition, if after the term of the Ruisi Agreement expires, Reorganized LCE fails to extend or renew the term of the Ruisi Agreement or otherwise offer a new employment contract, such failure will constitute a termination without cause and Mr. Ruisi will be entitled to receive severance. Upon payment of such severance amount, all severance obligations of LCE shall terminate. The Ruisi Agreement will further provide that Mr. Ruisi is not required to mitigate or otherwise offset any severance received pursuant to the Agreement.

Employment of Travis Reid
-------------------------

          On the Effective Date, Mr. Reid will become the President, US Operations of Reorganized LCE. Mr. Reid's Senior Executive Employment Agreement (the "Reid Agreement") will commence on the Effective Date and have a term of three years. Base salary for Mr. Reid will be $575,000, which will increase $20,000 each year. Mr. Reid will also receive an annual bonus for each fiscal year ending during the term of the Agreement determined as follows: (i) if LCE meets 85% of its budgeted EBITDA for the fiscal year, bonus is 30% of base salary, (ii) if LCE meets 100% of its budgeted EBITDA for the fiscal year, bonus is 60% of base salary, and (iii) if LCE meets 115% of its budgeted EBITDA for the fiscal year, bonus is 80% of base salary. A pro rata bonus will be paid for the portion of the fiscal year completed upon expiration of the Reid Agreement.

          Within 3 months of the Confirmation Date, Onex and Reorganized LCE shall proffer to Mr. Reid a right to acquire equity in Reorganized LCE. Mr. Reid will have the right to accept or reject such equity proposal within 6 months after receiving the offer. If Mr. Reid rejects the equity proposal, he may terminate his employment for any reason and get 1.5 x the Severance Amount, as defined in the Retention and Severance Plan, (i.e., $1,750,000). This amount will be payable regardless of whether such termination of employment occurs more than one year after the Consummation Date, as defined in the Retention and Severance Plan. In such a case, the severance obligation of Reorganized LCE shall terminate. If Mr. Reid accepts the equity proposal, and thereafter his employment is terminated by Reorganized LCE without cause, Mr. Reid will be entitled to receive severance equal to the greater of (i) the amount that Mr. Reid is entitled to under the Agreement and (ii) the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date). In addition, if after the term of the Reid Agreement expires, Reorganized LCE fails to extend or renew the term of the Reid Agreement or otherwise offer a new employment contract, such failure will constitute a termination without cause and Mr. Reid will be entitled to receive severance. Upon payment of such severance amount, all severance obligations of Reorganized LCE shall terminate. The Reid Agreement will further provide that Mr. Reid is not required to mitigate or otherwise offset any severance received pursuant to the Reid Agreement.

          With respect to all Level One and Level Two Contract Employees under the Severance and Retention Plan (each a "Senior Level Employee") other than Lawrence Ruisi and Travis Reid, following the Effective Date, each such employee will be an employee at-will. If a Senior Level Employee terminates his employment with Reorganized LCE (for any reason) prior to the expiration of the 9-month period commencing on the date that the Confirmation Order is entered (the "9-Month Period"), such employee will be entitled to his or her Severance Amount, as defined in the Retention and Severance Plan. If a Senior Level Employee does not terminate his employment with Reorganized LCE prior to the expiration of the 9-Month Period, such employee will be entitled to his or her Severance Amount, but only upon termination by Reorganized LCE without cause (within the meaning of the Retention and Severance Plan). Each such employee may receive an annual bonus for each fiscal year. Any such bonus plan shall be based on performance criteria agreed to by Reorganized LCE and Onex and will be administered by the Chief Executive Officer of Reorganized LCE. The terms of employment described above and set forth on Exhibit H to the Plan will supercede, govern and satisfy all agreements between the Debtors and such Level One and Level Two Contract Employees in effect prior to the Effective Date.

          10. Employee Benefit Plans
              ----------------------

          Pursuant to the Plan and subject to the occurrence of the Effective Date and Section 9.12 of the Plan, any and all employee benefit plans, policies, and programs of the Debtors, and the Debtors' obligations thereunder, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, except to the extent such plans, policies, and programs hold Old Common Stock Interests (which Interests will be cancelled and entitled to the treatment set forth in the Plan). All such employee benefit plans, policies, and programs will include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), but will exclude all employee equity, or equity-based incentive plans.

          11. Survival of Indemnification and Contribution Obligations
              --------------------------------------------------------

          Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtors to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, pursuant to the Old LCE Certificate of Incorporation, Old LCE By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan.

          12. Retention and Enforcement of Causes of Action
              ---------------------------------------------

          Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, to enforce against any Entity any and all Causes of Action of the Debtors, including, but not limited to, all Causes of Action arising out of or relating to the Combination and all Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code, other than those released or compromised as part of, or under, the Plan.

          13. Rule 9019 Settlement and Compromise of Alleged Causes of Action with Respect to Pre-Petition Credit Agreement Claims and the Intercreditor Dispute
              -----------------------------

          (a) The Creditors' Committee has raised certain issues regarding the perfection and validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims, and allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. Pursuant to Section 6.2(a) of the Plan, and the provisions of Section 6.2(b) of the Plan, the Investors would receive their Pro Rata Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims, less any New Common Stock distributable to the Holders of General Unsecured Claims. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, have committed to fund up to $45 million for the Unsecured Settlement Distribution which will be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock, and the Investors and other Holders of Pre-Petition Credit Agreement Claims will receive the distributions provided in Section 6.2(b) of the Plan. The provisions of the Plan shall constitute a good faith compromise and settlement of all Causes of Action or disputes that could have been brought by any Holder of a General Unsecured Claim, the Debtors or any other party in interest, against any Holder of a Pre-Petition Credit Agreement Claim. In addition, the Plan shall be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Holders of General Unsecured Claims, the Debtors and Holders of Pre-Petition Credit Agreement Claims. Pursuant to Section 6.2 of the Plan, as consideration for making funding the Unsecured Settlement Distribution, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, the Investors shall receive 100% of the New Common Stock. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtors or other party-in interest against a Holder of a Pre-Petition Credit Agreement Claim.

          (b) As described above, in connection with the formulation of this Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claim; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of Subsidiary General Unsecured Claims dispute this assertion; and (iii) the Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee, Merrill Lynch and the Investors have agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims with the distributions provided under the applicable provisions of the Plan as described in Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement. Such distributions and the provisions of this Plan will constitute a good faith compromise and settlement of the intercreditor disputes described above. In addition, the Plan will be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Holders of LCE General Unsecured Claims and Holders of Subsidiary General Unsecured Claims. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and will bar any Causes of Action by any Holder of an LCE General Unsecured Claim or a Subsidiary General Unsecured Claim, or other party in interest with respect to the intercreditor disputes.

          14. Funding of the Unsecured Creditors Distribution
              -----------------------------------------------

          Upon Confirmation of the Plan, and subject to the Effective Date, the Investors will pay to LCE up to $45 million, but in no event less than $25 million, in connection with their commitment to fund the settlement described in Section 9.13 of the Plan. In connection therewith, the Debtors may fund a portion of the Unsecured Settlement Distribution in an amount not to exceed the lesser of (x) $20 million and (y) the difference between
(1) $50 million and (2) the sum of (a) the aggregate amount of borrowings outstanding under the DIP Facility Agreement on the Effective Date, (b) all unpaid professional fees, in each case whether incurred or to be incurred before, on or after the Effective Date (provided that the fees payable under the New Term Loan Agreement shall be excluded from this amount), (c) all incurred but unpaid capital expenditures related to Designated Projects (as defined in the DIP Facility Agreement) (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Debtors can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Agent and the Debtors; provided that in no event will the Investors be required to pay to LCE more than $45 million.

          15. No Stamp or Similar Taxes
              -------------------------

          In accordance with section 1146(c) of the Bankruptcy Code, the issuance transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax. In accordance with In re Baldwin League of Independent Schools, 110 B.R. 125 (S.D.N.Y. 1990), no mortgage recording taxes will be due in connection with the granting or recording of any lien or mortgage on any property under the New Term Loan Agreement or the New Working Capital Credit Agreement.

H. PROVISIONS COVERING DISTRIBUTIONS

          1. Timing of Distributions Under the Plan
             --------------------------------------

          Except as otherwise provided in the Plan, without in any way limiting the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement, and subject to Section
14.2 of the Plan payments and distributions in respect of (a) Allowed General Unsecured Claims shall be made by the Reorganized Debtors or their designee as set forth in the applicable provisions of the Plan as described Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement, as applicable, and (b) all other Allowed Claims that are required by the Plan to be made on the Effective Date shall be made by the Reorganized Debtors or their designee on, or as soon as practicable following, the Effective Date.

          2. Allocation of Consideration
             ---------------------------

          The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

          3. Cash Payments
             -------------

          Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of Reorganized LCE, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized LCE shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized LCE or its designee as set forth in the Plan.

          4. Payment of Statutory Fees
             -------------------------

          All fees payable pursuant to 28 U.S.C. ss. 1930 as determined by the Bankruptcy Court at the Confirmation Hearing will be paid by the Debtors on or before the Effective Date.

          5. No Interest
             -----------

          Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as provided in the applicable provisions of the Plan as described in Section VI(I)(5) and VI(I)(6) of this Disclosure Statement or as otherwise expressly provided in the Plan, no Holder of an Allowed Claim or Interest shall receive interest on the distribution to which such Holder is entitled thereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

          6. Fractional Securities
             ---------------------

          Pursuant to the Plan, and notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. Reorganized LCE will not distribute any fractional shares of New Common Stock exercisable into fractional shares of New Common Stock under the Plan. For purposes of distribution, fractional shares of New Common Stock exercisable into fractional shares of New Common Stock will be rounded down to the nearest share of New Common Stock.

          7. Withholding of Taxes
             --------------------

          Reorganized LCE will withhold from any property distributed under the Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under the Plan, Reorganized LCE or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

          8. Persons Deemed Holders of Registered Securities
             -----------------------------------------------

          Pursuant to the Plan, except as otherwise provided therein, the Debtors, Reorganized LCE or its designee, shall be entitled to treat the record holder of a registered security on the applicable Distribution Record Date as the Holder of the Interest in respect thereof for purposes of all notices, payments or other distributions under the Plan unless the Debtors, Reorganized LCE or its designee, as the case may be, has received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten
(10) Business Days prior to the date of such notice, payment or other distribution in which case the Debtors, Reorganized LCE or its designee shall be permitted, without further inquiry, to make such distribution to such Holder. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under the Plan, no payments or distributions will be made in respect of such Interest until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

          9. Surrender of Existing Securities
             --------------------------------

          As a condition to receiving any distribution under the Plan, each Holder of an Instrument evidencing a Claim must, if requested, surrender such Instrument to Reorganized LCE or its designee. Any Holder of a Claim that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized LCE or its designee before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, will be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any distribution under the Plan. Upon compliance with the foregoing provision of the Plan, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.

          10. Undeliverable or Unclaimed Distributions
              ----------------------------------------

          Any Entity that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 120 days of its issuance will be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such Entity requests in writing the Reorganized Debtors or their designee to reissue such check and provides the Reorganized Debtors or their designee, as the case may be, with such documentation as the Reorganized Debtors or their designee requests to verify in their reasonable discretion that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity will not be entitled to receive any distribution under the Plan. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors or their designee are notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors or their designee pursuant to the Plan until such time as a distribution becomes deliverable. All claims for undeliverable distributions will have to be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim. After such date, all unclaimed property will revert to the Reorganized Debtors and the claim of any Holder or successor to such Holder with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

          11. Distributions on Account of Pre-Petition Notes
              ----------------------------------------------

          All distributions, if any, on account of Pre-Petition Note Claims shall be made to the Indenture Trustee, which shall serve as Reorganized LCE's designee for purposes of making distributions under the Plan to Holders of Pre-Petition Note Claims. Reorganized LCE will pay the Indenture Trustee its reasonable fees and expenses for making distributions under the Plan to Holders of Pre-Petition Note Claims.

I. PROCEDURES FOR RESOLVING DISPUTED CLAIMS

          1. Objections to Claims
             --------------------

          Pursuant to the Plan, only the Debtors and the Reorganized Debtors will have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims after the Effective Date. The Reorganized Debtors will be fair and equitable in filing, settling, compromising or litigating objections to Disputed Claims. Subject to an order of the Bankruptcy Court providing otherwise, the Debtors and the Reorganized Debtors, in consultation with the Creditors' Committee Designee, may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court, which motion may be made without further notice or hearing.

          2. Procedure
             ---------

          Pursuant to the Plan, unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Debtors or until an objection thereto by the Debtors or by Reorganized Debtors is withdrawn, the Debtors or the Reorganized Debtors, in consultation with the Creditors' Committee Designee, will litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Debtors, and subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Debtors, in consultation with the Creditors' Committee Designee, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim. The Reorganized Debtors, in consultation with the Creditors' Committee Designee, will retain outside legal counsel that is mutually satisfactory to the Reorganized Debtors and the Creditors' Committee Designee to advise the Reorganized Debtors and the Creditors' Committee Designee in connection with the resolution, administration and prosecution of all matters with respect to Disputed Claims.

          3. Payments and Distributions With Respect to Disputed Claims
             ----------------------------------------------------------

          Pursuant to the Plan, no payments or distributions will be made in respect of any Disputed Claim until such Disputed Claim becomes an Allowed Claim.

          4. Claims Reserve
             --------------

             (a) Estimation

          For purposes of effectuating the reserve provisions of the Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims, the Bankruptcy Court will, on or prior to the four-month anniversary of the Effective Date, pursuant to section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of the Plan or, in lieu thereof, the Bankruptcy Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under the Plan, if such Claim is Allowed in whole or part. The Bankruptcy Court's entry of this order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder shall have recourse against the Debtors or the Reorganized Debtors or any of their respective professional consultants, attorneys, advisors, officers, directors or members of their successors or assigns, or any of their respective property, as such Holder's sole recovery will be from the Unsecured Settlement Distribution.

             (b) Creation of Class 5 Claims Reserve

          Upon confirmation of the Plan, and subject to the Effective Date, the Reorganized Debtors will deposit the Unsecured Settlement Distribution in the Class 5 Claims Reserve. The Class 5 Claims Reserve and all amounts therein (including any interest actually earned thereon) will be maintained by the Reorganized Debtors in conformity with the guidelines provided in section 345 of the Bankruptcy Code for distribution in accordance with the applicable provisions of the Plan as described in Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement to Holders of Allowed General Unsecured Claims.

          5. Distributions After Allowance of Disputed General Unsecured
             Claims
             ------

          Distributions to each Holder of a Disputed General Unsecured Claim, to the extent that such General Unsecured Claim ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with the provisions of the Plan, including the provision governing the applicable Class of General Unsecured Claims. From and after the four-month anniversary of the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed General Unsecured Claim becomes a Final Order, the Reorganized Debtors will distribute to the Holder of such Allowed General Unsecured Claim its Class 5A Payment Amount or Class 5B Payment Amount, as applicable, based on the Maximum Allowable Amount of General Unsecured Claims on such date. All amounts actually earned in respect of the Unsecured Settlement Distribution (including all interest) will be for the benefit of the Holders of Allowed General Unsecured Claims.

          6. Distributions After Disallowance of Disputed General Unsecured
             Claims
             ------

          Holders of Allowed General Unsecured Claims that receive an initial distribution after Allowance of such Holder's General Unsecured Claim as set forth above, may receive subsequent distributions if and to the extent that other General Unsecured Claims are disallowed or expunged, as follows: as soon as practicable following the six (6) month anniversary of the Effective Date and, if necessary, every six (6) months thereafter (such first six month anniversary and each subsequent six month anniversary, a "Catch-Up Distribution Date"), each Holder of an Allowed General Unsecured Claim that has previously received any distributions pursuant to the applicable provisions of the Plan as described in Section VI(C)(2)(e), VI(C)(2)(f) or VI(I)(5) of this Disclosure Statement, will receive a distribution in an amount equal to the difference, if any, between (i) such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, on such Catch-Up Distribution Date and (ii) the aggregate payments previously paid to such Holder under the applicable provisions of the Plan as described in Section VI(C)(2)(e), VI(C)(2)(f) or VI(I)(5) of this Disclosure Statement (excluding interest), and any interest actually earned thereon (except for a final distribution after all Disputed General Unsecured Claims are either Allowed or expunged) until all Disputed General Unsecured Claims have been Allowed or expunged, in whole or part, and no additional distribution will be made prior thereto. The Reorganized Debtors may, in its discretion, make each Catch-up Distribution Date more frequent than every six months. If after all Disputed Claims are resolved and all distributions are made in accordance with this Section
11.6 of the Plan, at least $450,000 remains in the Unsecured Settlement Distribution, the Reorganized Debtors will distribute such remaining Cash to each Holder of an Allowed General Unsecured Claim utilizing the then Applicable Class 5A Allowance Factor and Applicable Class 5B Allowance Factor on a pro rata basis based on the ratio of such Holder's Allowed General Unsecured Claim to the total Allowed General Unsecured Claims.

          7. Payment of Post-Effective Date Interest
             ---------------------------------------

          All distributions made pursuant to the applicable provisions of the Plan as described in Section VI(I)(5) and VI(I)(6) above will include the Holders' pro rata share of the post- Effective Date interest based on the ratio of such Holder's Allowed General Unsecured Claim to the Maximum Allowable Amount of all General Unsecured Claims.

          8. The Creditors' Committee Designee
             ---------------------------------

          Pursuant to the Plan, prior to the Effective Date, the Creditors' Committee will appoint the Creditors' Committee Designee to provide input and assistance to the Debtors and the Reorganized Debtors in connection with the resolution of objections to Claims. Following the Effective Date, the Reorganized Debtors will serve for a period of six months following the Effective Date and the Reorganized Debtors will pay the Creditors' Committee Designee a monthly fee of $5,000 and will reimburse the Creditors' Committee Designee for its reasonable costs and expenses incurred in connection with its duties as the Creditors' Committee Designee.

          9. Effect of Distributions in the CCAA Cases.
             -----------------------------------------
          Certain Holders may seek to pursue claims in the CCAA Cases on account of Claims against the Debtors or a debt upon which an Allowed Claim is based. The Plan Provides that if any Holder receives any payment or transfer of property in the CCAA Cases on account of an Allowed Claim or a debt upon which an Allowed Claim is based, such Holder shall not receive any payments or distribution under the Plan.

          10. Setoffs.
              -------

          Except with respect to Causes of Action of any nature released pursuant to the Plan or Confirmation Order, the Debtors, the Reorganized Debtors or their designee as instructed by them may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim, the Causes of Action of any nature that the applicable Debtor or Reorganized Debtor or its successor may hold against the Holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor or its successor of any Causes of Action that the Debtor or the Reorganized Debtor or its successor may possess against such Holder.

J. DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS

          1. Discharge of All Claims and Interests and Releases
             --------------------------------------------------

          (a) Except as otherwise specifically provided by the Plan, the confirmation of the Plan (subject to the occurrence of the Effective Date) shall discharge and release the Debtors, the Reorganized Debtors, their successors and assigns and their respective assets and properties from any debt, charge, Cause of Action, liability, encumbrance, security interest, Claim, Interest, or other cause of action of any kind, nature or description (including, but not limited to, any claim of successor liability) that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim or Interest is or could have been filed or is deemed filed, whether or not such Claim or Interest is or could have been Allowed, and whether or not the Holder of such Claim or Interest voted or could have voted to accept or reject the Plan.

          (b) Except as otherwise specifically provided by the Plan or the Confirmation Order, the confirmation of the Plan (subject to the occurrence of the Effective Date) shall act as a discharge and release of all Causes of Action (including without limitation, Causes of Action of a Trustee and debtor-in-possession under the Bankruptcy Code) of the Debtors and Reorganized Debtors, whether known or unknown, against their present directors and officers. To the best of the Debtors' knowledge, no one has asserted that the Debtors possess claims against their present directors and officers

          2. Injunction
             ----------

          The satisfaction, release and discharge pursuant to Sections 12.1, 12.3 and 12.4 of the Plan, shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under the Plan. The injunction, discharge and releases described in Sections 12.1, 12.2, 12.3 and 12.4 of the Plan shall apply regardless of whether or not a proof of Claim or Interest based on any Claim, debt, liability or Interest is filed or whether or not a Claim or Interest based on such Claim, debt, liability or Interest is Allowed, or whether or not such Entity voted to accept or reject the Plan. Without in any way limiting the foregoing, all injunctions or stays entered in these Chapter 11 Cases and existing immediately prior to the Confirmation Date shall remain in full force and effect until the Effective Date.

          3. Exculpation
             -----------

          In consideration of the distributions under the Plan, upon the Effective Date, each Holder of a Claim or Interest will be deemed to have released the Debtors, the Creditors' Committee, the members of the Creditors' Committee in their capacity as such, and each of the foregoing parties' directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees (as applicable) employed by the Debtors from and after the Filing Date from any and all Causes of Action (other than the right to enforce the Debtors' obligations under the Plan and the right to pursue a Claim based on any willful misconduct) arising out of actions or omissions during the administration of the Debtors' estates or the distribution of any property pursuant to the Plan.

          4. Guaranties and Claims of Subordination
             --------------------------------------

             (a) Guaranties

          The classification and the manner of satisfying all Claims under the Plan takes into consideration the possible existence of any alleged guaranties by the Debtors of obligations of any Entity or Entities, and that the each Debtor may be a joint obligor with another Entity or Entities with respect to the same obligation. All Claims against the Debtors based upon any such guaranties shall be satisfied, discharged and released in the manner provided in the Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors. All Holders of General Unsecured Claims with Claims against LCE and any Subsidiary Debtors on account of the same obligation will be deemed to have a Claim solely against the Subsidiary Debtors.

             (b) Claims of Subordination

          Except as expressly provided for in the Plan, all Claims against and Interests in the Debtors, and all rights and Claims between or among Holders of Claims and Interests relating in any manner whatsoever to Claims against or Interests in the Debtors, based on any contractual, legal or equitable subordination rights, shall be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled shall be irrevocably waived by the acceptance by such Entity (or, unless the Class of which such Entity is a member) of the Plan or of any distribution pursuant to the Plan. Except as otherwise provided in the Plan and to the fullest extent permitted by applicable law, the rights afforded and the distributions that are made pursuant to the Plan in respect of any Claims or Interests shall not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each Holder of a Claim or Interest shall have and receive the benefit of the rights and distributions set forth in the Plan.

          Pursuant to the Plan, and pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions in the Plan regarding subordination of Claims or Interests will constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in such provisions of the Plan which could be brought by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest, which compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. This settlement will be approved by the Bankruptcy Court as a settlement of all such Causes of Action. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, including, without limitation, the laws of the States of New York and Delaware, given and made after due notice and opportunity for hearing, and will bar any such Cause of Action by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest.

          5. Release with Respect to Holders of General Unsecured Claims
             -----------------------------------------------------------

          During the period leading up to the commencement of the Chapter 11 Cases, the Debtors attempted to continue to pay their vendors in the ordinary course of business. While there may be a basis to assert a preference claim against individual Creditors, on a cost benefit analysis, the Debtors have determined that such Causes of Action were not of sufficient value to pursue and agreed as part of the compromise and settlement described herein, not to pursue such actions. Accordingly, the Plan provides that except with respect to Causes of Action against any Affiliate of the Debtors as of the Filing Date, as of the Effective Date, the Debtors and Reorganized Debtors shall release and waive against all General Unsecured Creditors any and all rights of action arising under sections 544 through 550 of the Bankruptcy Code or applicable preference or fraudulent conveyance laws under state law; provided, however, the Debtors and Reorganized Debtors shall have the right to pursue such rights of action, including their rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including without limitation, for purposes of setoff against distributions, if any, due to a Holder of an Unsecured Claim pursuant to the Plan and such rights shall be exercised exclusively by the Reorganized Debtors.

K. CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE

          1. Conditions Precedent to Entry of the Confirmation Order
             -------------------------------------------------------

          Pursuant to the Plan, the following conditions must occur and be satisfied or waived in accordance with the Plan on or before the Confirmation Date for the Plan to be confirmed on the Confirmation Date:

             (a) The Confirmation Order is in form and substance reasonably acceptable to the Debtors.

          2. Conditions Precedent to the Effective Date
             ------------------------------------------

          Pursuant to the Plan, the following conditions must occur and be satisfied or waived by the Debtors on or before the Effective Date for the Plan to become effective on the Effective Date.

             (a) The Confirmation Order shall have become a Final Order.

             (b) The Reorganized Debtors must have received a firm
                 commitment for the New Working Capital Credit Agreement.

             (c) LCE must have (i) received up to $45 million, but in no event less than $25 million, from the Investors, and (ii) deposited the Unsecured Settlement Distribution in the Class 5 Claims Reserve.

             (d) All authorizations, consents and regulatory approvals
                 required to be obtained by the Debtors and the Investors, if any, in connection with this Plan's effectiveness shall have been obtained, including without limitation any Entity that is required to file a notification and report form in compliance with, or obtain consent or approval under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada, shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each (including extensions) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.

             (e) The Canadian Plan, in form and substance satisfactory to the Debtors, shall either have become effective or shall become effective substantially contemporaneous herewith in the CCAA Cases.

             (f) LCE shall have retained 100% of its equity interest in
                 Cineplex Odeon.

             (g) All amounts owing to LCE under the Canadian DIP shall have been repaid in full.

             (h) The Investor Pre-Petition Credit Agreement Claims are not
                 less than $300 million principal amount in the aggregate.

          3. Waiver of Conditions
             --------------------

          The Debtors may waive one or more of the conditions precedent to the confirmation or effectiveness of the Plan set forth in the Plan; provided, however, the conditions precedent set forth in Section 2(b) and
(c) above may not be waived; and provided further, that with respect to the conditions precedent set forth in Section 13.2(d), the Debtors may not waive such conditions precedent solely as they relate to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada.

          4. Effect of Failure of Conditions
             -------------------------------

          If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Bankruptcy Court enters an order confirming the Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the order confirming the Plan will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to the foregoing provision of the Plan, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any claims against or equity interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Debtors.

L. MISCELLANEOUS PROVISIONS

          1. Bankruptcy Court to Retain Jurisdiction
             ---------------------------------------

          Pursuant to the Plan, the business and assets of the Debtors will remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court will retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases or the Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims; (c) to hear and determine any and all Causes of Action, including, without limitation, any right to setoff, arising out of or relating to the Combination; (d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Case or the Plan; (f) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (g) to enforce the provisions of the Plan relating to the distributions to be made hereunder;
(h) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan; (i) to enforce and interpret any provisions of the Plan; (j) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of the Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents; (m) to hear and determine any disputes arising in connection with the Senior Executive Employment Agreements and the terms of employment set forth in Section 9.12 of the Plan; (n) to hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Bankruptcy Court; (o) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (p) to hear and determine any issue related to the composition of the initial board of Reorganized LCE; (q) to hear any other matter not inconsistent with the Bankruptcy Code; and (r) to enter a Final Decree closing the Chapter 11 Case.

          2. Binding Effect of the Plan
             --------------------------

          The provisions of the Plan will be binding upon and inure to the benefit of the Debtors, Reorganized LCE, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by the Plan.

          3. Nonvoting Stock
             ---------------

          In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized LCE Certificate of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by Reorganized LCE for a period of one year following the Effective Date.

          4. Authorization of Corporate Action
             ---------------------------------

          The entry of the Confirmation Order will constitute a direction and authorization to and of the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the provisions of the Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized LCE Certificate of Incorporation and execution of the Term Loan Agreement and the New Working Capital Credit Agreement), and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals or consents.

          5. Retiree Benefits
             ----------------

          On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

          6. Withdrawal of the Plan
             ----------------------

          The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Debtors revoke or withdraw the Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) the Plan will be deemed null and void and (ii) the Plan will be of no effect and will be deemed vacated, and the Chapter 11 Cases will continue as if the Plan and the Disclosure Statement had never been filed and, in such event, the rights of any Holder of a Claim or Interest will not be affected nor will such Holder be bound by, for purposes of illustration only, and not limitation, (a) the Plan,
(b) any statement, admission, commitment, valuation or representation contained in the Plan, this Disclosure Statement or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in the Plan.

          7. Dissolution of Committees
             -------------------------

          On the Effective Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases provided, however, that following the Effective Date, the responsibilities of any such committees and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

          8. Amendments and Modifications to the Plan
             ----------------------------------------

          The Plan may be altered, amended or modified by the Debtors, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

          9. Section 1125(e) of the Bankruptcy Code
             --------------------------------------

          The Plan provides that upon confirmation of the Plan, the Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

          In addition, the Plan provides that upon confirmation of the Plan, the Debtors and the members of the Creditors' Committee, (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys), will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regards to the distributions of the New Term Notes and the New Common Stock under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

          10. Post-Confirmation Obligations
              -----------------------------

          Under current applicable law, the Reorganized Debtors are required to pay fees assessed against the Debtors' estates under 28 U.S.C. ss. 1930(a)(6) until entry of an order closing the Chapter 11 Cases. Subject to a change in applicable law, the Plan provides that each Reorganized Debtor shall pay all fees assessed against such Debtor's estate under 28 U.S.C. ss. 1930(a)(6) and shall file post-confirmation reports until entry of an order closing the chapter 11 case of such Debtor.

                             VII. RISK FACTORS

          THE HOLDER OF AN IMPAIRED CLAIM AGAINST THE DEBTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN.

A. CERTAIN RISKS OF NON-CONFIRMATION

          Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A party in interest or the United States Trustee might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and interest holders will not be less than the value of distributions such creditors and interest holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section XI herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN." There can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, but the Debtors believe that the Bankruptcy Court should be able to find that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

          Additionally, even if the required acceptances of each of Class 2, Class 5A and Class 5B are received, the Bankruptcy Court might find that the solicitation of votes or the Plan did not comply with the solicitation requirements made applicable by section 1125 of the Bankruptcy Code. In such an event, the Debtors may seek to resolicit acceptances, but confirmation of the Plan could be substantially delayed and possibly jeopardized. The Debtors believe that their solicitation of acceptances of the Plan complies with the requirements of section 1125 of the Bankruptcy Code, that duly executed Ballots and Master Ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

          The Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the non-accepting class or classes. Class 7A, Class 7B, Class 7C and Class 8 are Impaired and will not receive or retain any property under the Plan. Because Class 7A, Class 7B, Class 7C and Class 8 are deemed not to have accepted the Plan, the Debtors will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to such classes (and any other class that fails to accept the Plan including Class 5B). However, as co-proponents of the Plan, the Holders of Claims in Class 7A and Class 7B support the Plan. For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section XI.E. herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN - NONCONSENSUAL CONFIRMATION."

          Should the Bankruptcy Court fail to confirm the Plan, the Debtors would then consider all financial alternatives available to them at the time, which may include an effort to sell in the Chapter 11 Cases all or a part of their businesses or an equity interest in the Debtors and the negotiation and filing of an alternative reorganization plan. Pursuit of any such alternative could result in a protracted and non-orderly reorganization with all the attendant risk of adverse consequences to the Debtors' and their subsidiaries' businesses, operations, employees, customers and supplier relations and their ultimate ability to function effectively and competitively.

          The confirmation and consummation of the Plan are also subject to certain conditions. See Section VI.K. above, entitled "SUMMARY OF THE PLAN -- CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE."

          If the Plan, or a plan determined by the Bankruptcy Court not to require resolicitation of acceptances by Classes, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate assets, in which case Holders of Claims and Interests could receive less than they would have received pursuant to the Plan.

B. RISKS OF NON-CONSUMMATION OF PLAN

          Even if all of the conditions to confirmation are satisfied, the Plan may not be consummated if any of the conditions to consummation are not met.

          For purposes of comparison with the anticipated distributions under the Plan, the Debtors have prepared an analysis of estimated recoveries in a liquidation under Chapter 7 of the Bankruptcy Code. See
Section XI herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN." A description of procedures followed and the assumptions and qualifications in connection with this analysis is set forth in the notes thereto.

C. BUSINESS RISK FACTORS

          1. Results of Operations Subject to Variable Influences; Intense Competition
             -----------

          The Debtors' businesses are sensitive to changes in consumer spending patterns, consumer preferences and overall economic conditions. In addition, the theatre exhibition industry in the United States is itself highly competitive and faces competition from other forms of entertainment. Moreover, the Debtors' performance is subject to seasonal attendance fluctuation, which may be greatly enhanced by the presence or absence of successful films. The quality and quantity of films that the Reorganized Debtors may offer to theatre-goers may be affected by work stoppages, if any, within the film industry. The success of the Reorganized Debtors will also depend on their ability to timely consummate and complete the construction of several new theatres and realize positive cash flows from such theatres. The Reorganized Debtors are also constrained by their new credit agreements to pursue additional growth, internally or by third party acquisition or other arrangements, which may affect their performance. The future performance of the Reorganized Debtors will be subject to such factors, most of which are beyond their control, and there can be no assurance that such factors would not have a material adverse effect on the Reorganized Debtors' results of operations and financial condition.

          2. History of Losses; Effect of Transaction
             ----------------------------------------

          The Debtors reported losses for the fiscal years ended 1998, 1999 and 2000. For the fiscal year ended 2001 the Debtors reported a net loss of $436.2 million. There can be no assurance that Reorganized LCE will regain its profitability, or have earnings or cash flow sufficient to cover its fixed charges.

          3. Cash Flow From Operations
             -------------------------

          Based upon their analysis of their consolidated financial position, their cash flow during the past twelve months and the cash flow anticipated from their future operations, the Debtors believe that their future cash flows together with funds that would be made available under the New Working Capital Facility should be adequate to meet the financing requirements expected after the confirmation of the Plan. There can be no assurance, however, (i) that the Debtors will consummate the Plan, (ii) the Debtors will be able to close their New Working Capital Facility on favorable terms, or (iii) that future developments and general economic trends will not adversely affect the Reorganized Debtors' operations and, hence, their anticipated cash flow.

          The Debtors' capital expenditure levels assumed in preparation of the projected financial data contained herein may be inadequate to maintain Reorganized Debtors' long-term competitive position depending on revenues from ticket and concession sales at Reorganized Debtors' theatres and as a result of competitive developments (including new market developments and new opportunities) in Reorganized Debtors' industry.

          4. Declines in Attendance and Gross Profits
             ----------------------------------------

          Due to the theatre exhibition industry's environment and competitive pressures, the Debtors may lose business to competitors during this period. Additional pricing pressures could be experienced to maintain the Debtors' customer base in lieu of the competitive environment. Reduced ticket sales and margin erosion could be expected and is reflected in the projections.

          5. Leverage and Debt Service
             -------------------------

          Reorganized LCE is expected to continue to have annual fixed debt service requirements under their New Working Capital Facility. The ability of Reorganized LCE to make principal and interest payments under the New Working Capital Facility will be dependent upon Reorganized LCE's future performance, which is subject to financial, economic and other factors affecting Reorganized LCE, some of which are beyond its control. There can be no assurance that Reorganized LCE will be able to meet its fixed charges as such charges become due.

          6. Need for Sustained Trade Support
             --------------------------------

          The Debtors' ability to achieve profitability includes significant reliance on continued support from film distributors and its other vendors. If the Debtors' major vendors reduce their credit lines or product availability to the Debtors, it could have a material adverse effect on Reorganized LCE's ticket and concession sales, cash position and liquidity.

          VIII. APPLICATION OF SECURITIES ACT TO THE ISSUANCE AND
                  RESALE OF NEW SECURITIES UNDER THE PLAN

          1. New Common Stock
             ----------------

          The Plan provides that (i) all Old LCE Common Stock Interests will be extinguished as of the Effective Date and no distribution will be made in respect of such Old LCE Common Stock Interests and (ii) the Investors shall receive 100% of the New Common Stock.

          2. Section 1145 of the Bankruptcy Code
             -----------------------------------

          Section 1145 of the Bankruptcy Code generally exempts the issuance of a security (including, without limitation, the offer of a security through any warrant, option, or right to subscribe, or the sale of a security upon the exercise of such warrant, option, or right) from registration under the Securities Act (and any equivalent state securities or "blue sky" laws) if the following conditions are satisfied: (i) the security is issued by a debtor (or its successor) under a Chapter 11 plan,
(ii) the recipient of the security holds a claim against, an interest in, or a claim for an administrative expense against, the debtor and (iii) the security is issued entirely in exchange for such claim or interest, or is issued "principally" in exchange for such claim or interest and "partly" for cash or property.

          Securities exempt from registration under section 1145 of the Bankruptcy Code may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act") or other federal securities laws pursuant to the exemption provided by section 4(l) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (see discussion below). In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

          Section 1145(b) of the Bankruptcy Code defines "underwriter" under section 2(11) of the Securities Act as an entity who (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest; (B) offers to sell securities offered or sold under a plan for the holders of such securities; (C) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of a plan, or with the offer or sale of securities under a plan; or (D) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitation, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

          There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded.

          BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

          MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.

          THE DEBTORS RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

          The Debtors believe that the New Common Stock that is distributed to the Investors will be exempt from registration requirements of the Securities Act and equivalent state securities or "blue sky" laws pursuant to the exemption contained in section 1145(a)(1) of the Bankruptcy Code.

         IX. FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED

          The projected financial and valuation information is set forth on the attached Schedule II (the "Projections") should be read in conjunction with the assumptions, qualifications, limitations and explanations set forth herein and the selected historical financial information and the other information set forth herein.

                X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following discussion summarizes certain federal income tax consequences of the Plan to the Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims, other than the Investors, and the Debtors. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations (including temporary and proposed regulations) promulgated thereunder (the "Regulations"), judicial authorities and current administrative rulings and practice. In addition, this summary assumes that distributions will be made to Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims in accordance with the settlement provided for in Section 6.2(b) of the Plan. The federal income tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtors have not requested a ruling from the Internal Revenue Service ("IRS") with respect to these matters, and no opinion of counsel has been sought or obtained by the Debtors with respect thereto. The following discussion does not address state, local or foreign tax considerations that may be applicable to Holders of Pre-Petition Credit Agreement Claims or General Unsecured Claims or the Debtors and does not address the federal income tax consequences to certain types of Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims (including, but not limited to, financial institutions, life insurance companies, tax-exempt organizations and foreign individuals and entities) to which special rules may apply. THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, ALL HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN TO THEM AND TO THE DEBTORS. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY HOLDER OF A PRE-PETITION CREDIT AGREEMENT CLAIM OR A GENERAL UNSECURED CLAIM, NOR ARE THE DEBTORS OR THEIR COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

A. TAX CONSEQUENCES TO HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIM AND GENERAL UNSECURED CLAIMS

          1. General.
             -------

          The federal income tax consequences to a Holder of a Pre-Petition Credit Agreement Claim or a General Unsecured Claim arising from the Plan may vary depending upon whether (i) such Holder reports income for federal income tax purposes using the cash or accrual method, (ii) such Holder has taken a "bad debt" deduction with respect to its Claim, and (iii) in the case of Holders of Pre-Petition Credit Agreement Claims, such Claims and the New Term Notes to be received under the Plan in exchange for such Claims constitute "securities" for federal income tax purposes. Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims should evaluate the federal income tax consequences of the Plan to them based on their own particular circumstances and should not rely solely on the general discussion herein.

          As noted above, the federal income tax consequences of the Plan to Holders of Pre-Petition Credit Agreement Claims will depend in part on whether their Claims and the New Term Notes to be issued under the Plan in exchange for their Claims constitute "securities" for purposes of the reorganization provisions of the Tax Code. The determination of whether a Claim or debt obligation constitutes a security depends upon an evaluation of the nature of the Claim or debt obligation. Important factors to be considered include, among other things, length of time to maturity, degree of continuing interest in the issuer, similarity of the debt instrument to a cash payment, and the purpose of the borrowing. Generally, trade claims and corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Claims for accrued interest generally are not securities. Because the Pre-Petition Credit Agreement consisted of a revolving credit facility with a maximum term of five years, Reorganized LCE intends to take the position, and the discussion herein assumes, that the Pre-Petition Credit Agreement Claims do not constitute securities. However, this treatment is not certain, and Holders of Pre-Petition Credit Agreement Claims should consult their own tax advisors as to whether such Claims and the New Term Notes received in respect of such Claims constitute securities for federal income tax purposes. If the Pre-Petition Credit Agreement Claims and the New Term Notes did constitute securities for this purpose, the consequences of an exchange of the Pre-Petition Credit Agreement Claims for New Term Notes would be significantly different from those discussed below.

          2. Consequences of the Exchange.
             ----------------------------

          Each Holder of a Pre-Petition Credit Agreement Claim or General Unsecured Claim will recognize gain or loss on the exchange of its Claim for the consideration distributed to such Holder in respect of such Claim pursuant to the Plan. Such gain or loss will be measured by the difference between (i) such Holder's tax basis in its Claim (adjusted to take into account the amount of any bad debt deduction previously taken with respect to such Claim and excluding any basis attributable to accrued interest) and
(ii) the amount of Cash or the issue price of the New Terms Notes (discussed below), as the case may be, received in exchange for such Holder's Claim, exclusive of the amount of any consideration received in respect of accrued interest.

          Reorganized LCE intends to take the position, and the discussion herein assumes, that the issue price of the New Term Notes will be their stated principal amount on the Effective Date. However, this treatment is not certain, and Holders of Pre-Petition Credit Agreement Claims should consult their own tax advisors concerning the determination of the issue price of the New Terms Notes and whether the New Term Notes will be issued with original issue discount within the meaning of Section 1273 of the Tax Code and the Regulations promulgated thereunder.

          Except as discussed below with respect to accrued interest and market discount, if a Holder's Pre-Petition Credit Agreement Claim or General Unsecured Claim is held as a capital asset, such gain or loss will be capital gain or loss. Such capital gain or loss generally will be long-term if the Claim has been held for more than one year as of the Effective Date. Claims arising out of the extension of trade credit or the performance of personal services generally are not held as capital assets by their original holders, but each Holder of a Pre-Petition Credit Agreement Claim or General Unsecured Claim should consult its own tax advisors as to the nature of its Claim.

          As noted below (see "Tax Consequences to Creditors -- Allocation of Consideration Received"), under the Plan, Cash or New Term Notes will be distributed to Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims in respect of their Claims for accrued interest. Holders of Claims for accrued interest that have not previously included such accrued interest in taxable income will be required to recognize ordinary income in an amount equal to the amount of Cash or the issue price of the New Terms Notes (discussed above), as the case may be, received with respect to such Claims. Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan, even if the underlying Claim is held as a capital asset. See below under "Tax Consequences to Creditors -- Allocation of Consideration Received" for a discussion of the allocation of consideration to Claims for accrued interest.

          The tax basis for the New Term Notes received in respect of a Claim (including a Claim for accrued interest) generally will be the issue price of the New Term Notes on the Effective Date (discussed above). The holding period for the New Term Notes that are held as capital assets generally will begin on the day after the Effective Date.

          3. Market Discount.
             ---------------

          The market discount provisions of the Tax Code may apply to Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims. In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if the debt obligation's stated redemption price at maturity (or revised issue price, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount.

          Under the market discount rules, gain recognized by a holder with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the holder's period of ownership, unless the holder elected to include accrued market discount in taxable income currently. A holder of a market discount bond that was required under the market discount rules of the Tax Code to defer deduction of all or a portion of interest on indebtedness incurred or continued to purchase or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond. Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims should consult their own tax advisors concerning the application of the market discount rules to them.

          4. Allocation of Consideration Received.
             ------------------------------------

          Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a bankruptcy plan is binding for federal income tax purposes. However, the IRS could take the position that the consideration received by a Creditor should be allocated in some way other than as provided in the Plan. Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

B. TAX CONSEQUENCES TO THE DEBTORS

          1. Cancellation of Indebtedness.
             ----------------------------

          (a) General. Generally, a Debtor will realize cancellation of indebtedness ("COD") income to the extent that a Creditor receives from the Debtor pursuant to the Plan an amount of consideration in respect of a Claim against the Debtor that is less than the amount of such Claim. However, because the Debtors will be in a title 11 case at the time the COD income is realized, they will not be required to include COD income in taxable income. Rather, the Debtors will be required to reduce their tax attributes (including net operating losses, certain credits and the tax basis of their assets) by the amount of the COD income.

          The amount of COD income that the Debtors will realize under the Plan with respect to a Claim generally will be equal to the excess, if any, of (i) the amount of the Claim (i.e., its adjusted issue price) over (ii) the amount of consideration distributed to the Holder of such Claim. The amount of consideration distributed to a Holder of a Claim will equal the amount of any Cash, the fair market value of any New Common Stock or the issue price of any New Term Notes, as the case may be, received by such Holder with respect to such Claim. However, no COD income will be realized with respect to certain Claims, including Claims the payment of which would have given rise to a deduction.

          (b) Claims for Accrued Interest. Under the Plan, consideration will be distributed with respect to Claims for accrued interest. To the extent the Debtors have taken deductions with respect to Claims for accrued interest and such Claims are not fully satisfied under the Plan, the Debtors will realized COD income and will be required to reduce their tax attributes by the amount of such Claims that are unsatisfied. If the Debtors have not accrued deductions for these interest Claims, the Debtors will not recognize income with respect to such Claims and they will be allowed a deduction equal to the value of any consideration treated as satisfying such Claims.

          2. Limitation on Net Operating Losses.
             ----------------------------------

          In general terms, under section 382 of the Tax Code, if a consolidated group of corporations for federal income tax purposes undergoes an "ownership change," the group may be limited in its ability to offset its taxable income in periods after the "ownership change" by its net operating losses ("NOLs") attributable to periods prior to the "ownership change" and any "net unrealized built-in-loss" recognized during the five-year period following the "ownership change"(a "recognized built-in loss"). The implementation of the Plan will cause an "ownership change" as of the Effective Date for federal income tax purposes. Consequently, to the extent NOLs have not been reduced or eliminated as a result of the realization of COD income, as discussed above, and subject to limitations on the Debtors' ability to offset NOLs against their taxable income resulting from any prior "ownership changes" that may have occurred, the use of any remaining NOLs will be governed by section 382 of the Tax Code. In this regard, the Debtors believe that they do not currently have, and will not have as of the Effective Date, a significant amount of "net unrealized built-in-loss."

          However, because the Debtors' "ownership change" will occur pursuant to the implementation of a bankruptcy plan of reorganization, special regimes, described in section 382 of the Tax Code, will govern their use of NOLs. Based on the Debtors' understanding of the current status and ownership of Pre-Petition Credit Agreement Claims, the Debtors believe that they will not qualify under section 382(l)(5) of the Tax Code and, therefore, that use of their NOLs will be governed by section 382(l)(6) of the Tax Code.

          THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY RESPECTS, UNCERTAIN. THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND, AS SUCH, DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A PRE-PETITION CREDIT AGREEMENT CLAIM OR A GENERAL UNSECURED CLAIM. ALL HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN THAT ARE RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.


                 XI. REQUIREMENTS FOR CONFIRMATION OF PLAN

A. CONFIRMATION HEARING

          On November 11, 2001, the Debtors filed the Disclosure Statement and the Plan and sought an order that the Disclosure Statement hearing be held as soon as possible. The Bankruptcy Court scheduled the Disclosure Statement hearing for January 7, 2002 at 10:00 a.m. (Eastern Time), which was subsequently adjourned to January 14, 2002. The deadline to object to approval of the Disclosure Statement was set for December 26, 2001 at 4:30 p.m. (Eastern Time). At the Disclosure Statement hearing, the Bankruptcy Court approved the adequacy of the information contained therein. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan for February 28, 2002 at 10:00 a.m. Objections to the Plan must be filed by 4:30 p.m. (Eastern Time) on February 22, 2002.

          The Plan provides that the Effective Date of the Plan will be a date which is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied, or waived, then the Effective Date will be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived.

          Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Pursuant to the order approving the Disclosure Statement, any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector and, the nature and amount of claims or interests held or asserted by the objector and against the Debtors' estates or property, and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (Attn: Brad Eric Scheler, Esq.) (ii) the Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Wendy Rosenthal, Esq.), (iii) Paul, Weiss Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019 (Attn:
Robert Drain, Esq.), (iv) O'Melveny & Myers, LLP, 1999 Avenue of the Stars, Suite 900, Los Angeles, California 90067 (Attn: Robert White, Esq.), (v) Pachulski, Stang, Ziehl, Young & Jones, 10100 Santa Monica Boulevard, 11th Floor, Los Angeles, California 90067 (Attn: Marc Beilinson, Esq.), and (vi) Kronish, Lieb, Weiner & Hellman, 1114 Avenue of the Americas, New York, New York 10036 (Attn: Charles Shaw, Esq.) so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

          Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

          At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the following requirements of section 1129(a) of the Bankruptcy Code are met:

          1. The Plan complies with the applicable provisions of the Bankruptcy Code.

          2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

          3. The Plan has been proposed in good faith and not by any means forbidden by law.

          4. Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

          5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Reorganized LCE, or a successor to the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and interest holders and with public policy. The Debtors have disclosed the identity of any "insider" who will be employed or retained by the Reorganized LCE and the nature of any compensation for such "insider."

          6. With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

          7. With respect to each Class of Claims or Interests, such Class has either accepted the Plan or is not Impaired by the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to section 1129(b) of the Bankruptcy Code. See Section XI.E. herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN -- NONCONSENSUAL CONFIRMATION."

          8. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of its Claim, the Plan provides that (i) allowed Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Allowed Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of such Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value as of the Effective Date, equal to the Allowed amount of such Claims, and (iii) the holder of an Allowed Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim.

          9. If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan has accepted the Plan, determined without including any acceptance of the Plan by any "insider."

          10. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

          11. All fees payable under section 1930 of title 28 as determined by the Bankruptcy Court at the Confirmation Hearing have been paid or the Plan provides for the payment of all such fees on the Effective Date.

          12. The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors has obligated itself to provide such benefits.

          The Debtors believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below.

B. FEASIBILITY OF THE PLAN

          In connection with confirmation of the Plan, section 1129(a)(11) requires that the Bankruptcy Court find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called
"feasibility" test.

          To support their belief in the feasibility of the Plan, the Debtors have prepared projections (the "Projections") for the fiscal years 2002 through 2006.

          The professionals have not performed an independent investigation of the accuracy or completeness of the Projections. See Section IX above, entitled "FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED."

          The Projections indicate that Reorganized LCE should have sufficient cash flow to make the payments required under the Plan on the Effective Date and, thereafter, to repay and service its debt obligations and to maintain its operations. Accordingly, the Debtors believe that the Plan complies with the standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to Reorganized LCE's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions may not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. As discussed elsewhere in this Disclosure Statement, there are numerous circumstances that may cause actual results to vary from the projected results, and the variations may be material and adverse. See Section VII above, entitled "RISK FACTORS" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

          THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

C. BEST INTERESTS TEST

          As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

          The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' businesses and the use of Chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

          The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by a debtor during a Chapter 11 case and allowed in a Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, a Chapter 11 Cases.

          The foregoing types of claims, costs, expenses, and fees and such other claims which may arise in a liquidation case or result from a pending Chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 priority and unsecured claims.

          In applying the "best interests test," it is possible that claims and equity interests in a Chapter 7 case may not be classified according to the seniority of such claims and equity interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-Chapter 11 unsecured claims which have the same rights upon liquidation and would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the debtors' Chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor. Creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a Chapter 7 liquidation case.

          The Debtors believe that the most likely outcome of liquidation proceedings under Chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full and no equity holder receives any distribution until all creditors are paid in full.

          After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

D. LIQUIDATION ANALYSIS

          The liquidation analysis is set forth on the attached Schedule
III. The liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation of the assets of the Debtors. The liquidation analysis makes numerous assumptions with respect to asset valuation, industry performance, business and economic conditions, and other matters, many of which are beyond the Debtors' control. Moreover, the methods and assumptions used in preparing the liquidation analysis involve significant elements of subjective judgment on the part of the Debtors and may or may not prove to be correct. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation which may be significantly more or less favorable than the estimates contained in the liquidation analysis.

E. NONCONSENSUAL CONFIRMATION

          In the event that any Impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan if all other requirements under section 1129(a) of the Bankruptcy Code are satisfied, and if, with respect to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to such Class. Confirmation under section 1129(b) of the Bankruptcy Code requires that at least one Impaired Class of Claims accepts the Plan, excluding any acceptance of the Plan by an "insider" (as that term is defined in section 101 of the Bankruptcy Code). The Debtors intend to seek confirmation of the Plan notwithstanding the nonacceptance of one or more Impaired Classes.

          1. No Unfair Discrimination
             ------------------------

          A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting Class if the value of the cash and/or securities to be distributed to the nonaccepting Class is equal or otherwise fair when compared to the value of distributions to other Classes whose legal rights are the same as those of the nonaccepting Class. The Debtors believe that the Plan would not discriminate unfairly against any nonaccepting Class of Claims or Interests.

          2. Fair and Equitable Test
             -----------------------

          The "fair and equitable" test of section 1129(b) of the Bankruptcy Code requires absolute priority in the payment of claims and interests with respect to any nonaccepting Class or Classes. The "fair and equitable" test established by the Bankruptcy Code is different for secured claims, unsecured claims and equity interests, and includes the following treatment:

          Secured Claims. A plan is fair and equitable with respect to a nonaccepting class of secured claims if (1) the holder of each claim in such class will retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder's interest in the collateral, (2) the holder of each claim in such class will receive the proceeds from the sale of such collateral or (3) the holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim.

          Unsecured Claims. A plan is fair and equitable with respect to a nonaccepting class of unsecured claims if (1) the holder of each claim in such class will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the allowed amount of its claim, or (2) holders of claims or interests that are junior to the claims of such creditors will not receive or retain any property under the plan on account of such junior claim or interest.

          Equity Interests. A plan is fair and equitable with respect to a nonaccepting class of interests if the plan provides that (1) each member of such class receives or retains on account of its interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (2) holders of interests that are junior to the interests of such class will not receive or retain any property under the plan on account of such junior interests.

                   XII. ALTERNATIVES TO CONFIRMATION AND
                          CONSUMMATION OF THE PLAN

          If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A. CONTINUATION OF THE CHAPTER 11 CASES

          If the Debtors remain in Chapter 11, the Debtors could continue to operate their businesses and manage their properties as Debtors-in-Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could continue as viable going concerns in protracted Chapter 11 cases. The Debtors could have difficulty sustaining the high costs, operating financing, and the confidence of the Debtors' and their subsidiaries' and/or customers and trade vendors, of the Debtors remaining in Chapter 11. It is highly unlikely that the Debtors would be able to find alternative financing if the DIP Agreement was terminated. If the Debtors were able to obtain financing and continue as viable going concern, the Debtors (or other parties in interest) could ultimately propose another plan or attempt to liquidate the Debtors under Chapter 7 or Chapter 11. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both.

B. LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

          If the Plan is not confirmed, the Debtors' Chapter 11 Cases could be converted to liquidation cases under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be appointed to promptly liquidate the assets of the Debtors.

          The Debtors believe that in liquidation under Chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' assets.

          The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under Chapter 7. Thus, Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

          The Debtors' liquidation analysis included on the Schedule III attached to this Disclosure Statement is premised upon a hypothetical liquidation in Chapter 7 cases. In that analysis, the Debtors have taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests.

                 XIII. VOTING AND CONFIRMATION OF THE PLAN

A. VOTING DEADLINE

          IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2, CLASS 5A AND CLASS 5B EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of claims and equity interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

          The Debtors have engaged Donlin, Recano & Company, Inc. as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED AT THE FOLLOWING ADDRESS BEFORE THE VOTING DEADLINE OF 4:30 P.M., EASTERN TIME, ON FEBRUARY 22, 2002:

                       DONLIN, RECANO & COMPANY, INC.
            RE: LOEWS CINEPLEX ENTERTAINMENT CORPORATION, ET AL.
                               P.O. BOX 2052
                            MURRAY HILL STATION
                          NEW YORK, NEW YORK 10156

            OR IF SENT BY HAND DELIVERY OR OVERNIGHT COURIER TO:

                       DONLIN, RECANO & COMPANY, INC.
            RE: LOEWS CINEPLEX ENTERTAINMENT CORPORATION, ET AL.
                           419 PARK AVENUE SOUTH
                                 SUITE 1206
                          NEW YORK, NEW YORK 10016


          IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT AT THIS ADDRESS BEFORE THE VOTING DEADLINE.

          IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS' VOTING AGENT, DONLIN, RECANO & COMPANY, INC. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE A VOTE TO ACCEPT THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE.

B. HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

          The Claims in the following Classes are Impaired and entitled to receive a distribution under the Plan; consequently, each Holder of such Claim or equity Interest, as of the Record Date established by the Debtors for purposes of this solicitation, may vote to accept or reject the Plan:

          Class 2--      Pre-Petition Credit Agreement Claims (Holders of
                         the Pre-Petition Credit Agreement Claims)

          Class 5A--     Subsidiary General Unsecured Claims (Holders of
                         the Subsidiary General Unsecured Claims)

          Class 5B--     LCE General Unsecured Claims (Holders of the LCE
                         General Unsecured Claims)

C. VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

          The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if holders of at least two-thirds in dollar amount and a majority in number of the claims in such class that actually vote cast their Ballots in favor of acceptance.

          A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D. VOTING PROCEDURES

          The Debtors are providing copies of this Disclosure Statement, the Plan, and where appropriate, Ballots and Master Ballots, to certain registered holders (as of the Record Date) of Pre-Petition Credit Agreement Claims in Class 2, Subsidiary General Unsecured Claims in Class 5A, LCE General Unsecured Claims in Class 5B, Intercompany Cineplex Odeon Claims in Class 7C and Old LCE Common Stock Interests in Class 8. Registered holders may include brokers, banks, and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, "Nominees") should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.

          1. Holders of Class 5B LCE General Unsecured Claims
             ------------------------------------------------

          Beneficial Owners. Any beneficial owner, as of the Record Date, of the Pre-Petition Notes in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.

          Any beneficial owner holding, as of the Record Date, the Pre-Petition Notes in "street name" through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 4:30 p.m. (Eastern Time) on February 22, 2002. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE, YOU MUST COMPLETE THE BALLOT AND RETURN IT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

          Nominees. A Nominee which is the registered holder for a beneficial owner, as of the Record Date, of the Pre-Petition Notes, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

          The Nominee may "prevalidate" a Ballot by (i) signing the Ballot,
     (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                     OR

          If the Nominee elects not to "prevalidate" Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that the Master Ballot is received by the Voting Agent before the Voting Deadline.

          Securities Clearing Agency. The Debtors expect that The
Depository Trust Company, as the nominee holder of the Pre-Petition Notes will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, each participant will be authorized to vote its position as of the Record Date held in the name of such securities clearing agency.

          Other. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

          For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such claims, as the case may be, represented by such securities.

          All claims in a Class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such Class. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will be a vote to accept the Plan. The Debtors, in their discretion, may request that the Voting Agent attempt to contact such voters to cure any defects in the Ballots or Master Ballots.

          Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court.

          In the event of a dispute with respect to a claim, any vote to accept or reject the Plan cast with respect to such claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

                      XIV. OBJECTION OF ANGELO GORDON

          On January 11, 2002, Angelo Gordon & Co. LLP ("Angelo Gordon"), a Holder of approximately $66 million in Pre-Petition Credit Agreement Claims, filed an objection (the "Objection") to the Disclosure Statement. In the Objection, Angelo Gordon asserted, among other things, that certain additional disclosure was necessary in connection with the approval of the Disclosure Statement. Angelo Gordon also raised questions with respect to the underlying assumptions used by the Debtors in formulating the valuation information contained in the Disclosure Statement.

          In its Objection, Angelo Gordon also asserted that the Plan is not confirmable because it discriminates among creditors in the same class. Specifically, Angelo Gordon asserts that within Class 2, Pre-Petition Credit Agreement Claims, only the Investors were given the opportunity to fund the Unsecured Settlement Distribution and to convert their Pre-Petition Credit Agreement Claims in exchange for New Common Stock and no other creditor in Class 2 was given this opportunity to receive New Common Stock. Angelo Gordon further asserted that it is willing to fund its Pro Rata Share of the Unsecured Settlement Distribution and release its Pre-Petition Credit Agreement Claims in exchange for its Pro Rata Share of 100% of the New Common Stock. As a result, according to the Objection, the Plan is not confirmable under sections 1123(a)(4) and 1129(a)(2) and (3) of the Bankruptcy Code. The Debtors believe that these are issues to be addressed in connection with the confirmation of the Plan and the Debtors disagree with points raised in the Objection.

                     XV. CONCLUSION and recommendation

          BASED ON ALL OF THE FACTS AND CIRCUMSTANCES, THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS CURRENTLY BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND THEIR ESTATES. The Plan provides for an equitable and early distribution to creditors, and preserves the going concern value of the Debtors. The Debtors and the Creditors' Committee believe that alternatives to confirmation of the Plan could result in significant delays, litigation, and costs, as well as a reduction in, or elimination of, the going concern value of the Debtors and a loss of jobs by many of the Debtors' employees. FOR THESE REASONS, THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS URGE YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

DATED:          New York, New York
                January 14, 2002

                              LOEWS CINEPLEX ENTERTAINMENT CORPORATION AND
                              THE OTHER DEBTORS LISTED ON SCHEDULE I,

                              Debtors and Debtors-In-Possession

                              By: /s/ Lawrence J. Ruisi
                                  ------------------------------
                                  Name:  Lawrence J. Ruisi
                                  Title: President and Chief
                                         Executive Officer

FRIED, FRANK, HARRIS, SHRIVER &
   JACOBSON
(A Partnership Including
   Professional Corporations)
Attorneys for the Debtors and
   Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000

By:  /s/ Brad Eric Scheler
     --------------------------
     Brad Eric Scheler, Esq.

                                 Schedule I

   Debtor                                        Case No.
   ------                                        --------
   Loews Cineplex Entertainment Corporation      01-40346
   71st & 3rd Ave. Corp.                         01-40503
   Andy Candy Co., Inc.                          01-40525
   Beaver Valley Cinemas, Inc.                   01-40523
   Berkeley Cinema Corp.                         01-40521
   Boston Cinemas, Inc.                          01-40519
   Brick Plaza Cinemas, Inc.                     01-40517
   Bricktown Picture Corp.                       01-40529
   C.O.H. Entertainment Corp.                    01-40576
   Campus Cinemas, Inc.                          01-40578
   Castle Theatre Corp.                          01-40574
   Cinamminson Theatre Corp.                     01-40537
   Cine West, Inc.                               01-40535
   Cinema 275 East, Inc.                         01-40533
   Cinema Development Corporation                01-40531
   Cinema Investments, Inc.                      01-40347
   Cineplex Odeon Films International, Inc.      01-40348
   Cineplex Odeon Films, Inc.                    01-40349
   Circle Twin Cinema Corp.                      01-40351
   Cityplace Cinemas, Inc.                       01-40353
   College Theatre Corp.                         01-40350
   Colorado Cinemas, Inc.                        01-40355
   Continent Cinemas, Inc.                       01-40357
   Crescent Advertising Corporation              01-40352
   Crestwood Cinemas, Inc.                       01-40354
   Crofton Quad Corporation                      01-40356
   D. H. Garfield Advertising Agency, Inc.       01-40358
   Del Amo Theatres, Inc.                        01-40360
   District Amusement Corporation                01-40406
   Downstate Theatre Corporation                 01-40408
   Downtown Boston Cinemas, LLC                  01-40451
   East Windsor Picture Corp.                    01-40410
   Eatontown Theatre Corp.                       01-40412
   Eton Amusement Corporation                    01-40414
   Fall River Cinema, Inc.                       01-40416
   Farmers Cinemas, Inc.                         01-40418
   Flat Woods Theater Corporation                01-40420
   Forty-Second Street Cinemas, Inc.             01-40501
   Fountain Cinemas, Inc.                        01-40427
   Freehold Cinema Center, Inc.                  01-40415
   Freehold Picture Corp.                        01-40417
   Gateway Cinemas, LLC                          01-40449
   Gerard Theatre Corporation                    01-40419
   H&M Cinema Corporation                        01-40421
   Hawthorne Amusement Corporation               01-40423
   Hinsdale Amusement Corporation                01-40499
   I-75 Theatres, Inc.                           01-40425
   Illinois Cinemas, Inc.                        01-40429
   Jersey Garden Cinemas, Inc.                   01-40431
   J-Town Cinemas, Inc.                          01-40433
   Kips Bay Cinemas, Inc.                        01-40497
   Lance Theatre Corporation                     01-40435
   Lewisville Cinemas, LLC                       01-40447
   Lexington Mall Cinemas Corporation            01-40437
   Lexington North Park Cinemas, Inc.            01-40428
   Lexington South Park Cinemas, Inc.            01-40426
   Liberty Tree Cinema Corp.                     01-40424
   Loews 34th St. Showplace Cinemas, Inc.        01-40422
   Loews Akron Cinemas, Inc.                     01-40359
   Loews Arlington Cinemas, Inc.                 01-40361
   Loews Arlington West Cinemas, Inc.            01-40363
   Loews Astor Plaza, Inc.                       01-40495
   Loews Baltimore Cinemas, Inc.                 01-40365
   Loews Bay Terrace Cinemas, Inc.               01-40367
   Loews Berea Cinemas, Inc.                     01-40369
   Loews Boulevard Cinemas, Inc.                 01-40371
   Loews Bristol Cinemas, Inc.                   01-40373
   Loews Broadway Cinemas, Inc.                  01-40493
   Loews Brookfield Cinemas, Inc.                01-40388
   Loews Burlington Cinemas, Inc.                01-40394
   Loews California Theatres, Inc.               01-40392
   Loews Cedar Cinemas, Inc.                     01-40384
   Loews Centerpark Cinemas, Inc.                01-40390
   Loews Century Mall Cinemas, Inc.              01-40386
   Loews Cheri Cinemas, Inc.                     01-40398
   Loews Cherry Tree Mall Cinemas, Inc.          01-40396
   Loews Chicago Cinemas, Inc.                   01-40400
   Loews Chisholm Place Cinemas, Inc.            01-40402
   Loews Cinemas Advertising, Inc.               01-40404
   Loews Cineplex International Holdings, Inc.   01-40403
   Loews Citywalk Theatre Corporation            01-40405
   Loews Clarksville Cinemas, Inc.               01-40407
   Loews Connecticut Cinemas, Inc.               01-40409
   Loews Coral Spring Cinemas, Inc.              01-40411
   Loews Crystal Run Cinemas, Inc.               01-40413
   Loews Deauville Golf Cinemas, Inc.            01-40561
   Loews Deauville Kingwood Cinemas, Inc.        01-40559
   Loews Deauville North Cinemas, Inc.           01-40557
   Loews Deauville Southwest Cinemas, Inc.       01-40555
   Loews Dewitt Cinemas, Inc.                    01-40552
   Loews East Hanover Cinemas, Inc.              01-40571
   Loews East Village Cinemas, Inc.              01-40515
   Loews Elmwood Cinemas, Inc.                   01-40569
   Loews Exhibition Ride Inc.                    01-40567
   Loews Fine Arts Cinemas, Inc.                 01-40577
   Loews Fort Worth Cinemas, Inc.                01-40575
   Loews Freehold Mall Cinemas, Inc.             01-40573
   Loews Fresh Pond Cinemas, Inc.                01-40581
   Loews Front Street Cinemas, Inc.              01-40582
   Loews Fuqua Park Cinemas, Inc.                01-40579
   Loews Garden State Cinemas, LLC               01-40445
   Loews Greece Cinemas, Inc.                    01-40580
   Loews Greenwich Cinemas, Inc.                 01-40565
   Loews Greenwood Cinemas, Inc.                 01-40563
   Loews Harmon Cove Cinemas, Inc.               01-40553
   Loews Holiday Cinemas, Inc.                   01-40551
   Loews Houston Cinemas, Inc.                   01-40549
   Loews I-45 Cinemas, Inc.                      01-40547
   Loews Indiana Cinemas, Inc.                   01-40543
   Loews Kentucky Cinemas, Inc.                  01-40545
   Loews Lafayette Cinemas, Inc.                 01-40541
   Loews Levittown Cinemas, Inc.                 01-40539
   Loews Lincoln Plaza Cinemas, Inc.             01-40550
   Loews Lincoln Theatre Holding Corp.           01-40513
   Loews Louisville Cinemas, Inc.                01-40548
   Loews Meadowland Cinemas 8, Inc.              01-40544
   Loews Meadowland Cinemas, Inc.                01-40546
   Loews Memorial City Cinemas, Inc.             01-40542
   Loews Merrillville Cinemas, Inc.              01-40572
   Loews Mohawk Mall Cinemas, Inc.               01-40568
   Loews Monroe Cinema, Inc.                     01-40570
   Loews Montgomery Cinemas, Inc.                01-40566
   Loews Mountainside Cinemas, Inc.              01-40564
   Loews New Jersey Cinemas, Inc.                01-40560
   Loews Newark Cinemas, Inc.                    01-40562
   Loews Norgate Cinemas, Inc.                   01-40558
   Loews North Versailles Cinemas, LLC           01-40443
   Loews Norwalk Cinemas, Inc.                   01-40516
   Loews Orland Park Cinemas, Inc.               01-40528
   Loews Orpheum Cinemas, Inc.                   01-40511
   Loews Palisades Center Cinemas, Inc.          01-40526
   Loews Paradise Cinemas, Inc.                  01-40524
   Loews Park Central Cinemas, Inc.              01-40520
   Loews Pembroke Pines Cinemas, Inc.            01-40522
   Loews Pentagon City Cinemas, Inc.             01-40534
   Loews Piper's Theaters, Inc.                  01-40536
   Loews Pittsford Cinemas, Inc.                 01-40538
   Loews Plainville Cinemas, LLC                 01-40441
   Loews Post Cinemas, Inc.                      01-40540
   Loews Preston Park Cinemas, Inc.              01-40530
   Loews Richmond Mall Cinemas, Inc.             01-40532
   Loews Ridgefield Park Cinemas, Inc.           01-40491
   Loews Rolling Meadows Cinemas, Inc.           01-40477
   Loews Roosevelt Field Cinemas, Inc.           01-40479
   Loews Saks Cinemas, Inc.                      01-40481
   Loews Showboat Cinemas, Inc.                  01-40483
   Loews South Shore Cinemas, Inc.               01-40487
   Loews Southland Cinemas, Inc.                 01-40485
   Loews Stonybrook Cinemas, Inc.                01-40518
   Loews Theatre Management Corp.                01-40512
   Loews Theatres Clearing Corp.                 01-40514
   Loews Toms River Cinemas, Inc.                01-40510
   Loews Towne Cinemas, Inc.                     01-40504
   Loews Trylon Theatre, Inc.                    01-40502
   Loews USA Cinemas, Inc.                       01-40500
   Loews Vestal Cinemas, Inc.                    01-40506
   Loews Washington Cinemas, Inc.                01-40508
   Loews West Long Branch Cinemas, Inc.          01-40498
   Loews Westerville Cinemas, Inc.               01-40556
   Loews Westport Cinemas, Inc.                  01-40554
   Loews Williston Cinemas, Inc.                 01-40488
   Loews Worldgate Cinemas, Inc.                 01-40486
   Loews Yorktown Cinemas, Inc.                  01-40496
   Loews-Hartz Music Makers Theatres, Inc.       01-40494
   Long Island Cinemas, Inc.                     01-40492
   LTM New York, Inc.                            01-40490
   LTM Turkish Holdings, Inc.                    01-40444
   Mall Picture Corp.                            01-40464
   Massachusetts Cinema Corp.                    01-40462
   Methuen Cinemas, Inc.                         01-40460
   Methuen Cinemas, LLC                          01-40463
   Mickey Amusements, Inc.                       01-40458
   Midcin, Inc.                                  01-40456
   Middlebrook Theatre Corporation               01-40470
   Midstate Theatre Corp.                        01-40472
   Mid-States Theatres, Inc.                     01-40468
   Midtown Cinema, Inc.                          01-40466
   Minnesota Cinemas, Inc.                       01-40439
   Montclair Cinemas, Inc.                       01-40461
   Moviehouse Cinemas, Inc.                      01-40489
   Music Makers Theatres, Inc.                   01-40475
   New Brunswick Cinemas, Inc.                   01-40465
   Nickelodeon Boston, Inc.                      01-40473
   North Star Cinemas, Inc.                      01-40471
   North Versailles Cinemas, Inc.                01-40469
   Northern New England Theatres, Inc.           01-40467
   Nutmeg Theatre Circuit, Inc.                  01-40484
   Ohio Cinemas, LLC                             01-40459
   Oxmoor Cinemas, Inc.                          01-40482
   Paramay Picture Corp.                         01-40480
   Parkchester Amusement Corporation             01-40509
   Parsippany Theatre Corp.                      01-40478
   Plainville Cinemas, Inc.                      01-40476
   Plaza Cinemas, Inc.                           01-40474
   Plitt Southern Theatres, Inc.                 01-40362
   Plitt Theatres, Inc.                          01-40364
   Poli-New England Theatres, Inc.               01-40368
   Putnam Theatrical Corporation                 01-40370
   Quad Cinema Corp.                             01-40372
   Raceland Cinemas, Inc.                        01-40366
   Red Bank Theatre Corporation                  01-40374
   Richmond Mall Cinemas, LLC                    01-40457
   RKO Century Warner Theatres, Inc.             01-40376
   Rochester Hills Star Theatres, Inc.           01-40378
   Rosemont Cinemas, Inc.                        01-40380
   S & J Theatres, Inc.                          01-40382
   Sack Theatres, Inc.                           01-40375
   Salem Mall Theatre, Inc.                      01-40377
   Seattle Cinemas, Inc.                         01-40379
   Sedgwick Music Company                        01-40381
   Skokie Cinemas, Inc.                          01-40383
   South Holland Cinemas, Inc.                   01-40385
   Springfield Cinemas, Inc.                     01-40387
   Springfield Cinemas, LLC                      01-40455
   Star Theatres of Michigan, Inc.               01-40389
   Star Theatres, Inc.                           01-40391
   Stroud Mall Cinemas, Inc.                     01-40393
   Sycamore Theatre, Inc.                        01-40395
   Talent Booking Agency, Inc.                   01-40507
   Taylor Star Theatres, Inc.                    01-40397
   The Walter Reade Organization, Inc.           01-40505
   Theatre Holdings, Inc.                        01-40399
   Thirty-Fourth Street Cinemas, Inc.            01-40527
   Times Theatres Corporation                    01-40401
   Towne Center Cinemas, Inc.                    01-40430
   Triangle Theatre Corp.                        01-40432
   Tri-County Cinemas, Inc.                      01-40434
   Tri-Son Supply Corp.                          01-40436
   U.S.A. Cinemas, Inc.                          01-40438
   Village Cinemas, Inc.                         01-40440
   Waterfront Cinemas, LLC                       01-40453
   Webster Chicago Cinemas, Inc.                 01-40442
   Westchester Cinemas, Inc.                     01-40446
   Westland Cinemas, Inc.                        01-40448
   White Marsh Cinemas, Inc.                     01-40450
   Woodfield Cinemas, Inc.                       01-40452
   Woodridge Cinemas, Inc.                       01-40454

                                SCHEDULE II


                                PROJECTIONS

LIQUIDATION ANALYSIS

          In order to determine the amount available for distribution to creditors upon a liquidation of the Debtors, the Debtors, with the assistance of their financial advisor, Lazard, prepared a liquidation analysis, annexed hereto as Schedule III (the "Liquidation Analysis"), which concludes that with respect to each Impaired Class of Claims or Interests under the Plan, each holder of such Impaired Claim or Interest in such Class will receive or retain under the Plan on account of such Impaired Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such Holders would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code. This conclusion is premised upon assumptions set forth in the Liquidation Analysis, which the Debtors and Lazard believe are reasonable.

          The Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets, the results of which are inherently uncertain.

VALUATION OF THE REORGANIZED DEBTORS

          In conjunction with the Plan, the Debtors determined that it was necessary to estimate post-confirmation values for the enterprise of Reorganized LCE. Accordingly, the Debtors directed their investment banker, Lazard, to prepare a valuation analysis of Reorganized LCE and the New Common Shares for purposes of this Disclosure Statement.

          Based in part on information provided by the Debtors, Lazard has concluded that the value of the Debtors is between $850 and $950 million, with a midpoint of $900 million as of an assumed Effective Date of February 28, 2002. With assumed debt of approximately $610 million (including $47 million of attributable joint venture debt), Lazard estimates the range of equity value for Reorganized LCE between $240 million and $340 million, with a midpoint value of $290 million.

          In estimating the range of the reorganization value of Reorganized LCE, Lazard, among other analyses: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors including financial projections, prepared and provided by management relating to its business and its prospects; (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects; (iv) reviewed publicly available financial data on recent transactions involving many of the Debtors' direct competitors (many of which were consummated pursuant to chapter 11 proceedings), which Lazard deemed generally comparable to the operating business of Reorganized LCE;
(v) considered certain economic and industry information relevant to the operating business; (vi) analyzed the capital structures, financial performance, and market valuations of other competitors in the theatre exhibition industry; and (vii) conducted other studies, analyses, inquiries, and investigations as it deemed appropriate.

          In preparing its analyses, Lazard has relied upon the accuracy and completeness of all financial and other information that was available to it from public sources and that was provided to Lazard by the Debtors or their representatives, and has not assumed any responsibility for independent verification of any such information. With respect to the Projections that have been supplied to Lazard, Lazard has assumed the accuracy thereof and that such Projections have been prepared reasonably in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future operating and financial performance of the Debtors. Lazard has not made or obtained any independent evaluation of Reorganized LCE's assets.

          Reorganized LCE
          ---------------

          With respect to the valuation of Reorganized LCE, in addition to the foregoing, Lazard has relied upon the following assumptions:

     o The enterprise valuation reflects the aggregate enterprise value of Reorganized LCE and its subsidiaries (including Cineplex Odeon and its subsidiaries).

     o The enterprise valuation range indicated represents the enterprise value of Reorganized LCE, and assumes the pro forma debt levels (as set forth in the Projections annexed hereto to calculate a range of equity value).

     o The Debtors will emerge from Chapter 11 on or about February 28, 2002.

     o The projections for Reorganized LCE are predicated upon the assumption that the Debtors will be able to obtain all necessary financing, as described herein. Lazard makes no representations as to whether the Debtors will obtain financing or as to the terms upon which such financing may be obtained.

     o The present senior management of the Debtors will continue to manage the business following consummation of the Plan, and general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

          Lazard's valuation represents a hypothetical value that reflects the estimated intrinsic value of Reorganized LCE derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for Reorganized LCE's debt and equity securities or private markets for corporate control. Estimates of enterprise value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise. Lazard's estimate necessarily is based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Lazard's conclusions, Lazard does not have any obligation and does not intend to update, revise or reaffirm its estimate.

          Summary of Financial Analysis
          -----------------------------

          The following is a brief summary of certain financial analyses performed by Lazard to arrive at its estimation of enterprise value of Reorganized LCE. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Debtors the assumptions on which such analyses were based. Lazard's estimate of enterprise valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion as to enterprise value.

          Discounted Cash Flow Analysis. The discounted cash flow analysis ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Debtors. This approach has two components: the present value of the projected un-levered free cash flows for a determined period; and the present value of the terminal value (representing firm value beyond the time horizon of the projections). Lazard prepared a discounted cash flow valuation for the Debtors' wholly owned operations. Lazard separately derived a valuation range for the Debtors' joint ventures in the U.S., Spain and Korea.

          As the estimated cash flows, estimated discount rate and expected capital structure of Reorganized LCE are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of Reorganized LCE and other factors that could affect the future prospects and cost of capital considerations for the reorganized company.

          Precedent Transaction Analysis. Precedent transaction analysis estimates value by examining public merger and acquisition or change of control transactions. Given the significant number of Chapter 11 filings in the theatre exhibition industry, Lazard has also calculated total enterprise value by analyzing reorganization plans for comparable theatre exhibition companies emerging from Chapter 11 pursuant to a change of control transaction. An analysis of the reorganization value as a multiple of various operating statistics provided industry-wide valuation multiples for companies in similar lines of businesses to Reorganized LCE. These multiples were calculated based on the reorganization value or in the case of out-of-court transactions the purchase price (including any debt assumed) paid to acquire companies that are comparable to Reorganized LCE. These multiples were then applied to Reorganized LCE's key operating statistics to determine going concern values or total enterprise values to a potential buyer.

          No reorganization or acquisition value used in any analysis is identical to a target reorganization or transaction and as a result, valuation conclusions cannot be based solely upon quantitative results. The reasons for and circumstances surrounding each reorganization or acquisition transaction are specific to such reorganization or acquisition and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these reorganizations and transactions and other factors and issues which could affect the target's value.

          The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The analyses performed by Lazard and the Debtors combined numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lazard are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Lazard relied on the accuracy and reasonableness of the projections and the underlying assumptions as prepared by the Debtors. Lazard's valuation assumes that operating results projected by the Debtors will be achieved in all material respects including the projected performance of not yet completed theatres, as well as future theatres for which sites and costs have not yet been identified or determined. To the extent that the valuation is dependent upon the Debtors' achievement of the projections, the valuation must be considered speculative.

                                PROJECTIONS

1. SUMMARY OF SIGNIFICANT ASSUMPTIONS

     (A) INTRODUCTION
         ------------

          With the assistance of its financial advisors, the Debtors have developed five-year financial projections (the "Projections") to illustrate the economics and feasibility of the Plan. A summary of the key assumptions underlying the Projections is set forth below. The projected financial information was prepared to show the estimated consolidated financial position, results of operations and cash flows, and capitalization of Reorganized LCE and its consolidated subsidiaries following February 28, 2002 and may not be presented in a manner consistent with generally accepted accounting principles and/or conform to the guidelines established by the American Institute of Certified Public Accountants or the Securities and Exchange Commission regarding financial projections. The Debtors do not, as a matter of course, publicly disclose Projections as to their financial position, results, operations, or cash flow. Additionally, the Debtors do not intend, and disclaim any obligation to, update or otherwise revise the Projections to reflect changes in general economic or industry conditions. Furthermore, the Projections have not been reviewed or audited by the Debtors' Independent Certified Public Accountants.

          The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below. The Projections were prepared in good faith based on assumptions believed by management to be reasonable.

          The Projections as currently presented have been prepared assuming the closing by February 28, 2002 of 59 marginal theatres and 435 screens that are currently in operation. The Debtors continue to evaluate their existing theatre portfolio, both from an individual and aggregate perspective. To the extent the Debtors reach a satisfactory agreement with a landlord with respect to a theatre budgeted to be closed, the Debtors may decide to continue to operate such theatre. Conversely, if the Debtors are unable to reach a satisfactory agreement with a landlord with respect to a theatre budgeted to close, the Debtors will likely discontinue operations at such theatre and reject the associated lease as part of the bankruptcy process. Accordingly, the Debtors' budgeted theatre portfolio is subject to material change.

     (B) EFFECTIVE DATE AND PLAN TERMS
         -----------------------------

          The Projections as presented herein assume that February 28, 2002 is the Effective Date of the Debtors' Plan with Allowed Claims and Allowed Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Allowed Interests. The Projections have been prepared considering the future impact on the Debtors' operations resulting from the Chapter 11 filing in the U.S. and the filing under the Companies Creditors Arrangement Act ("CCAA") in Canada. The Projections reflect the ongoing operations of the Debtors on a consolidated basis and its strategies for managing its operations. With respect to the expenses incurred as a result of the Chapter 11 proceeding in the U.S. and the CCAA in Canada, management has assumed that the Debtors will confirm the Plan and emerge from bankruptcy by February 28, 2002. If the Debtors do not emerge from Chapter 11/CCAA by February 28, 2002, additional bankruptcy expenses will be incurred until such time as a Plan of Reorganization is confirmed in both the U.S. and Canada. These expenses could significantly impact the Debtors' results of operations, financial position and cash flows as presented herein.

          The assumptions supporting the Projections are discussed below and should be read in conjunction with the Disclosure Statement.

          The Projections included herein are:

          (i.) Projected Consolidated Balance Sheets of the Reorganized LCE as of February 28, 2002, February 28, 2003, February 29, 2004, February 28, 2005, and February 28, 2006.

          (ii.)    Projected Consolidated Income Statements of the
                  Reorganized LCE presented on an Equity Basis for each of the fiscal years - February 28, 2003 to February 28, 2006.

          (iii.)  Projected Consolidated Income Statements of the
                  Reorganized LCE presented on a fully combined basis for each of the fiscal years - February 28, 2003 to February 28, 2006.

          (iv.) Projected Consolidated Statement of Cash Flows of Reorganized LCE for each of the fiscal years - February 28, 2003 to February 28, 2006.

     (C) KEY OPERATING ASSUMPTIONS
         -------------------------

          Key assumptions underlying the FY 2003 through FY 2006
Projections include:

          (i) Exit Financing: The Projections assume successful negotiation of an exit facility in the U.S. and Canada to meet operating needs.

          (ii) New Builds and Capital Expenditures: The Projections reflect new build capital expenditures of $25 million per year, except for FY 2003 which has a projected capital expenditure level of approximately $40.6 million. The Projections also assume general and refurbishment spending of $10 million per year.

          (iii) Attendance: The Projections assume a decline in attendance for the base portfolio of theatres ranging from 1% - 2% per year.

          (iv) Box Office/Concession Revenues: The Projections include price increases/ productivity improvements of approximately $10 million per annum - representing approximately a $0.25 increase in average ticket price or a $0.15 increase in concession price per capita based on annual attendance levels. Average ticket price is projected at $6.10 for FY 2002 increasing to $6.58 by FY 2006 and concession price per capita is projected at $2.29 for FY 2002 increasing to $2.64 by FY 2006.

          (v) Inflation: An inflation factor of approximately 3.0% - 3.5% is projected for theatre-level operating costs other than costs which vary with revenue levels (i.e. film costs) or are contractually set (i.e., rent). The inflation factor results in an average cost increase of approximately $10 million per year. Fixed expenses are projected to increase each year based on lease terms (average increase of 3% per year). An inflation factor of approximately 3.5% is budgeted per year for general and administrative expenses.

          (vi) Film and Concession Costs: Film cost as a percentage of box office revenue and concession margin are budgeted to remain relatively constant over the Projection period.

          (vii) General, Administrative, and Reserves: General and administrative expenses are projected to grow by an inflation factor each year. The Projection also includes a performance reserve which the Debtors believe is necessary to appropriately account for business risks which may arise.

     (D) INTEREST EXPENSE
         ----------------

          Interest expense is projected based upon the average amount of debt outstanding during each period based on an assumed average variable borrowing rate of 7.35% for Fiscal Years 2003 to 2006.

     (E) INCOME TAXES
         ------------

          The projected provisions for income taxes have been calculated in accordance with FASB Statement No. 109, "Accounting for Income Taxes".

2. SIGNIFICANT BALANCE SHEET ADJUSTMENTS

     (a) The confirmation and consummation will be accomplished according to the terms of the Plan as described in the Disclosure Statement.

     (b) "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt "fresh start" reporting in accordance with SOP 90-7. The reorganization value used in preparing the Pro Forma Consolidated Balance Sheet of Reorganized LCE as of February 28, 2002, was assumed to be $900 million as determined by Lazard.

3. LONG-TERM DEBT AND EXIT FINANCING

          Pursuant to the Plan, it is contemplated that Reorganized LCE will have debt of approximately $562.5 million under the terms dictated in the Plan. Debt consists primarily of LCE's new term loan of $429.4 million, the Canadian exit financing of $30 million, the repayment of amounts outstanding of $52.2 million under the Debtor in Possession loan and capital leases and mortgages of approximately $50.9 million. The Debtors will also have approximately $47 million representing their approximate share of off balance sheet joint venture debt.

          These projections assume that LCE has received $25 million from the Investors in accordance with Section 9.14 of the Plan to be deposited in the Class 5 Claims Reserve and incurred $20 million under the DIP Facility Agreement to fund the remainder of the Unsecured Settlement Distribution.

                        LOEWS CINEPLEX ENTERTAINMENT
              PRO FORMA PROJECTED CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)
                 (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS)


                                February 28, 2002  February 28, 2003  February 29, 2004  February 28, 2005  February 28, 2006
                                -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Current Assets:
     Cash and Equivalents                $38,866            $38,127            $73,005            $38,127            $80,015
     Accounts Receivable                  13,485             12,637             13,718             14,377             15,303
     Inventory, Prepaid                    8,595              8,185              8,769              9,521              9,996
       Expenses and Othe        -----------------  -----------------  -----------------  -----------------  -----------------
     Total Current Assets                 60,946             58,949             95,491             62,025            105,314

Property and Equipment, net              883,519            844,187            783,999            721,251            661,728
Other Assets                                   0              8,226              6,803              5,380              3,957
Investment In/Receivables from            62,605             64,095             67,474             73,128             81,306
  Partnerships                  -----------------  -----------------  -----------------  -----------------  -----------------
     Total Assets                     $1,007,070           $975,457           $953,767           $861,784           $852,305
                                =================  =================  =================  =================  =================

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities
     Accounts Payable &
       Accrued Expenses                  $93,463           $100,438            $92,125            $90,783            $88,129
     Deferred Revenue                     19,092             17,592             19,210             19,828             21,215
     Current Maturitues of
       Capital Leases                      1,495              1,726              1,814              1,919              1,919
     Current Maturities of
       Other Long-Term Debt                4,859                886                908                929                929
                                -----------------  -----------------  -----------------  -----------------  -----------------
     Total Current Liabilities           118,909            120,642            114,057            113,459            112,192

Cineplex Odeon Canada Exit
  Financing  (1)                          30,000             25,000             20,000             15,000             10,000
Other Long-Term Debt                      12,065              7,856              6,948              6,019              5,090
Long-Term Portion of Capital Leases       32,424             30,645             28,831             26,912             24,993
New Term Loan (2)                        429,409            424,409            414,409            365,793            347,476
New Working Capital Facility              52,204             52,204             48,911              4,123                  0
Pension Post Retirement Benefits           6,069              5,649              5,229              4,809              4,389
Other Liabilities                         35,990             33,614             36,488             38,240             40,704
                                -----------------  -----------------  -----------------  -----------------  -----------------
     Total Liabilities                   717,070            700,020            674,873            574,356            544,845

TOTAL STOCKHOLDERS' EQUITY               290,000            275,437            278,894            287,428            307,460
                                -----------------  -----------------  -----------------  -----------------  -----------------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                $1,007,070           $975,457           $953,767           $861,784           $852,305
                                =================  =================  =================  =================  =================


1) Assumes financing to be provided through a stand-alone credit facility to be negotiated by Cineplex Odeon Canada. This financing will be used to fund working capital, capital expenditures and settlement of claims.

2) Excludes estimated outstanding letters of credit of $5.0 million at date of emergence.

            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                      PROJECTED FINANCIAL INFORMATION



                        LOEWS CINEPLEX ENTERTAINMENT
     PRO FORMA PROJECTED CONSOLIDATED INCOME STATEMENTS - EQUITY BASIS
                                (UNAUDITED)
                 (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS)


                                                   February 28, 2003  February 29, 2004  February 28, 2005  February 28, 2006
                                                   -----------------  -----------------  -----------------  -----------------
REVENUES
      Box Office                                           $551,488           $602,202           $621,581           $665,056
      Concession                                            215,392            230,753            250,554            263,043
      Other                                                  33,464             35,803             38,348             41,052
                                                   -----------------  -----------------  -----------------  -----------------
                                                            800,344            868,758            910,483            969,151

EXPENSES
      Theatre operations and other expenses                 584,061            630,910            664,148            710,428
      Cost of concessions                                    36,886             39,650             43,038             45,155
      General, administrative and reserves                   55,164             56,724             58,339             60,008
                                                   -----------------  -----------------  -----------------  -----------------

      EBITDA (a)                                            124,233           141,474             144,958            153,560

      Depreciation and amortization                          84,950            87,571              90,797             92,523
      Management fee                                          5,000             5,000               5,000              5,000
      Loss on sale/disposal of theatres and other             2,000             2,000               2,000              2,000
                                                   -----------------  -----------------  -----------------  -----------------

(LOSS)/INCOME FROM OPERATIONS                                32,283             46,903             47,161             54,037
Interest expense                                             42,598             39,198             34,379             29,757
Amortization of deferred financing costs                      1,423              1,423              1,423              1,423
                                                   -----------------  -----------------  -----------------  -----------------

(LOSS)/INCOME  BEFORE INCOME TAXES                          (11,738)             6,282             11,359             22,857
Income tax expense                                            2,825              2,825              2,825              2,825
                                                   -----------------  -----------------  -----------------  -----------------

NET (LOSS)/INCOME                                          ($14,563)            $3,457             $8,534            $20,032
                                                   =================  =================  =================  =================


(a) EBITDA consists of earnings, including equity earnings from investments in the Company's partnerships before management fees, taxes, depreciation and amortization


(b) EBITDA, including equity earnings                         $124,233           $141,474           $144,958           $153,560
     Less (Add): Equity income/(loss)/other
                 included in EBITDA                             (1,729)            (3,415)            (5,540)            (7,843)
     Add: EBITDA from Partnerships                              32,428             37,088             43,020             47,510
                                                      -----------------  -----------------  -----------------  -----------------
       Total EBITDA                                            154,932            175,147            182,438            193,227

          Less: Partners' share of Total EBITDA                 16,214             18,544             21,510             23,755
                                                      -----------------  -----------------  -----------------  -----------------

       Attributable EBITDA                                    $138,718           $156,603           $160,928           $169,472
                                                      =================  =================  =================  =================

             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                      PROJECTED FINANCIAL INFORMATION

                        LOEWS CINEPLEX ENTERTAINMENT
 PRO FORMA PROJECTED CONSOLIDATED INCOME STATEMENTS - FULLY COMBINED BASIS (C)
                                (UNAUDITED)
                 (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS)


                                                   February 28, 2003  February 29, 2004  February 28, 2005  February 28, 2006
                                                   -----------------  -----------------  -----------------  -----------------
REVENUES
      Box Office                                           $660,966           $722,185           $752,023           $804,490
      Concession                                            262,651            281,878            307,412            322,967
      Other                                                  37,448             38,676             40,152             41,093
                                                   -----------------  -----------------  -----------------  -----------------
                                                            961,065          1,042,739          1,099,587          1,168,550

EXPENSES
      Theatre operations and other expenses                 699,374            755,389            798,427            851,866
      Cost of concessions                                    45,823             49,518             54,227             57,092
      General, administrative and reserves                   60,936             62,685             64,495             66,366
                                                   -----------------  -----------------  -----------------  -----------------

      TOTAL EBITDA (a)                                      154,932            175,147            182,438            193,226

      Depreciation and amortization                         104,488            108,656            112,908            114,686
      Management fee                                          5,000              5,000              5,000              5,000
      Loss on sale/disposal of theatres and other             2,372              2,000              2,000              2,000
                                                   -----------------  -----------------  -----------------  -----------------

(LOSS)/INCOME FROM OPERATIONS                                43,072             59,491             62,530             71,540
Interest expense                                             49,425             45,559             39,438             32,696
Amortization of deferred financing costs                      1,423              1,423              1,423              1,423
Partner's share of earnings                                   2,436              4,118              6,246              8,549

(LOSS)/INCOME  BEFORE INCOME TAXES                          (10,212)             8,391             15,423             28,872
Income tax expense                                            4,351              4,934              6,889              8,840
                                                   -----------------  -----------------  -----------------  -----------------


NET (LOSS)/INCOME                                          ($14,563)            $3,457             $8,534            $20,032
                                                   =================  =================  =================  =================

Attributable EBITDA (b)                                    $138,718           $156,603           $160,928           $169,472
                                                   =================  =================  =================  =================

(a) Total EBITDA consists of EBITDA for 100% of the operating results of the Company's partnerships.

(b) Attributable EBITDA consists of Total EBITDA less partners' share of Total EBITDA.

(c) The Fully Combined Basis includes LCE's wholly owned operations and 100% of the operations of the Company's partnerships.


             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                      PROJECTED FINANCIAL INFORMATION



                        LOEWS CINEPLEX ENTERTAINMENT
          PRO FORMA PROJECTED CONSOLIDATED STATEMENT OF CASH FLOW
                                (UNAUDITED)
                 (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS)


                                                      February 28, 2003   February 29, 2004   February 28, 2005   February 28, 2006
                                                      -----------------   -----------------   -----------------   -----------------

SOURCES:
Total EBITDA                                                  $154,932            $175,147            $182,438            $193,226
Less: JV EBITDA (a)                                            (32,428)            (37,088)            (43,020)            (47,510)
                                                      -----------------   -----------------   -----------------   -----------------
Wholly Owned EBITDA                                            122,504             138,059             139,418             145,716
Proceeds from Sale of Assets, net                                3,000               4,950               4,950                   0
                                                      -----------------   -----------------   -----------------   -----------------
      TOTAL SOURCES                                            125,504             143,009             144,368             145,716

USES
Capital Expenditures                                           (50,618)            (34,333)            (35,000)            (35,000)
Interest Payments                                              (42,598)            (39,198)            (34,379)            (29,757)
Taxes                                                           (2,825)             (2,825)             (2,825)             (2,825)
Management Fee Payment                                                             (10,000)             (5,000)             (5,000)
Working Capital Changes                                           (823)               (870)               (916)               (958)
Repayment of New Term Loan Credit Facility,
  net of Repayments                                             (5,000)            (10,000)            (48,616)            (18,317)
Borrowings/(Repayments) from/(to) New Working
  Capital Facility, net                                              0              (3,293)            (44,788)             (4,123)
Borrowings/(Repayments) from/(to) Canadian Revolving
  Credit Facility, net                                          (5,000)             (5,000)             (5,000)             (5,000)
Borrowing/(Repayments) from/(to) West 34th Street Loan          (7,255)                  0                   0                   0
Repayments of Principal on Long-Term Debt and Capital Leases    (2,475)             (2,612)             (2,722)             (2,848)
Debt Issuance Costs, Term Note and Exit Facility                (9,649)
                                                      -----------------   -----------------   -----------------   -----------------
     TOTAL USES                                               (126,243)           (108,131)           (179,246)           (103,828)


(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                  (739)             34,878             (34,878)             41,888
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                38,866              38,127              73,005              38,127
                                                      -----------------   -----------------   -----------------   -----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $38,127             $73,005             $38,127             $80,015
                                                      =================   =================   =================   =================

(a) Represents EBITDA assumed to be retained by each respective Joint Venture.

             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                      PROJECTED FINANCIAL INFORMATION

                                SCHEDULE III


                            Liquidation Analysis

               HYPOTHETICAL CONSOLIDATED LIQUIDATION ANALYSIS

                                                                                HYPOTHETICAL         ESTIMATED
                                                                                  RECOVERY          LIQUIDATION
STATEMENT OF ASSETS                                          BOOK VALUE (A)      PERCENTAGE            VALUE              NOTES
                                                           ----------------   ----------------   -----------------   --------------
($ in 000s)                                                      [1]                 [2]          [1] * [2] = [3]

    Cash and Cash Equivalents                                           $0                 0%                 $0             B
    Accounts Receivable, net                                        11,101                50%              5,551             C
    Inventories, net                                                 2,768                50%              1,384             D
    Prepaid Expenses & Other Current Assets                          3,170                25%                791             E
    Property, Equipment & Leaseholds, net                          860,301                29%            251,830             F
    Investments In and Advances to Partnerships                     92,827                23%             21,238             G
    Goodwill, net                                                  316,403                 0%                  0             H
    Other Intangibles, net                                          10,804                 0%                  0             I
    Deferred Charges and Other Assets                                4,564                 0%                  0             J
                                                           ----------------   ----------------   -----------------
        Total Assets                                             1,301,938                22%            280,793

    Add: Liquidation Proceeds from Canadian Operations                                                    27,600             K
                                                                                                 -----------------
        Total Estimated Liquidation Proceeds Available for Distribution                                  308,393


                                                              ESTIMATED
                                                              ALLOWABLE           ESTIMATED          ESTIMATED
DISTRIBUTION ANALYSIS SUMMARY                                   CLAIMS         RECOVERY VALUE        RECOVERY %           NOTES
                                                           ---------------    ----------------   -----------------   --------------
($ in 000s)
    Total Estimated Liquidation Proceeds
      Available for Distribution                                                    $308,393

ADMINISTRATIVE CLAIMS
    Administrative Wind Down Costs and Other                        49,252            49,252               100%             L
    Debtor-in-Possession Facility                                   12,000            12,000               100%             L
    West 34th Street Mortgage                                        7,200             7,200               100%             L
    Lease Cure Costs                                                 7,999             7,999               100%             L
    Postpetition Trade Payables & Accrued Expenses                  75,836            75,836               100%             L
                                                           ----------------   ----------------   -----------------
TOTAL ADMINISTRATIVE CLAIMS                                        152,287           152,287               100%

    Net Estimated Liquidation Proceeds after
      Administrative Claims                                                          156,106

SECURED CLAIMS
    Prepetition Senior Secured Revolving Credit Facility           146,706           146,706               100%             M
    Capital Leases, Mortgages & Other Secured Debt                   8,331             8,331               100%             M
                                                           ----------------   ----------------   -----------------
TOTAL SECURED CLAIMS                                               155,037           155,037               100%

    Net Estimated Liquidation Proceeds after
      Administrative and Secured Claims                                               $1,069

PRIORITY CLAIMS
    Underfunded Pension                                              3,000             1,069                36%             N
    Taxes Payable                                                    3,471                 0                 0%             N
                                                           ----------------   ----------------   -----------------
TOTAL PRIORITY CLAIMS                                                6,471             1,069                17%

    Net Estimated Liquidation Proceeds Available to
      Prepetition Unsecured Creditors                                                      $0



                       NOTES TO LIQUIDATION ANALYSIS

          The Liquidation Analysis reflects the Debtors' estimate of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis assumes a liquidation as of February 28, 2002. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. The Debtors have prepared a liquidation analysis on a consolidated basis and have prepared a non-consolidated liquidation analysis for each of the 237 Debtors. The liquidation analysis attached to this Disclosure Statement was prepared on a consolidated basis. With respect to both the consolidated and non-consolidated liquidation analyses, the Debtors have determined that confirmation of the Plan will provide each creditor and equity security holder of each Debtor with a recovery that is not less than it would receive in a liquidation under Chapter 7 of the Bankruptcy Code.

          The liquidation process would entail the immediate shutdown and sale of all theatres through an auction process. The Debtors' corporate office is estimated to operate at significantly reduced levels consistent with the expected wind down and sale of theatres.

          The following notes describe the significant assumptions reflected in the Liquidation Analysis.

NOTE A - BOOK VALUES

          The book values used in this Liquidation Analysis are the unaudited book values as of September 30, 2001 for the U.S. operations only as well as other estimates where appropriate. Lazard believes that generally the book values as of September 30, 2001 provide a reasonable proxy for the Debtors' assets and liabilities as of the assumed liquidation date, except that Lazard estimated borrowings under the Debtors' Debtor-in-Possession ("DIP") facility at the liquidation date separately based on the Debtors' current short-term cash flow forecast.

NOTE B - CASH AND CASH EQUIVALENT

          The Liquidation Analysis assumes that as a result of the shut down of operations during the liquidation period, all available cash would be used to, among other things, secure and maintain the Debtors' properties to ensure an orderly sale of assets. Accordingly, no cash is assumed to be available for distribution.

NOTE C - ACCOUNTS RECEIVABLE, NET

          Net accounts receivable has been discounted by approximately 50% based upon a recovery analysis prepared by the Debtors and Lazard. Accounts receivable consists primarily of concession, promotion and theatre screening receivables.

NOTE D - INVENTORIES, NET

          Inventory consists primarily of concession supplies. The liquidation recovery as a percentage of cost was assumed to be 50%. Concession supplies are likely to be sold in conjunction with the sale of theatres to a new operator or liquidated significantly below cost for those theatres that are not sold.

NOTE E - PREPAID EXPENSES AND OTHER CURRENT ASSETS

          Prepaid Expenses and Other Current Assets consist primarily of prepaid expenses including prepaid taxes, insurance, rent and a related-party note receivable. Prepaid expenses have been estimated to have no liquidation recovery value; however, recovery on the note receivable was estimated to be 50%.

NOTE F - PROPERTY, EQUIPMENT AND LEASEHOLDS, NET

          Property, Equipment and Leaseholds consists primarily of the Debtors' fee properties, their leasehold interests in leased theatres and fixtures and equipment. Recovery from these theatre interests was determined based upon estimates from management and Lazard as to the realizable value of the theatres in a liquidation sale, less an estimated 7% fee to account for fees and expenses incurred by retaining legal and financial professionals to execute the liquidation transactions. Management and Lazard determined liquidation values for the Debtors' theatres and fixtures and equipment by considering the quality of the theatre's cash flow, the location and age of the theatre, competition, local market dynamics, potential number of buyers, attendance and cash flow deterioration during the liquidation process, economic outlook, and the impact of a liquidation sale on realizable values. In preparing the liquidation analysis, management and Lazard assumed that, in a wind down, there would be an ability to sell various leaseholds and realize proceeds beyond the fixed assets owned by the Debtors. To the extent that buyers are unwilling to assume these leaseholds, the amount of liquidation proceeds would be significantly less and the amount of pre-petition unsecured claims would be significantly higher.

NOTE G - INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

          Investments In and Advances to Partnerships consist of the Debtors' investments in Star Theatres, Magic Johnson Theatres, and its joint venture interests in theatre operators primarily in Spain and Korea. The liquidation recovery as a percentage of cost, based upon the Debtors' share of the proceeds from a sale of these properties less debt at each entity, was estimated to be approximately 23%. Factors that were considered in determining recovery values include the legal limitation on the sale of the Debtors' interests, the limited number of interested parties and realizable value in the context of a liquidation.

NOTE H - GOODWILL, NET

          Goodwill relates to the excess value paid by the Debtors for certain acquisitions. Goodwill has been estimated to have no liquidation recovery value.

NOTE I - OTHER INTANGIBLES, NET

          Other Intangibles primarily relate to the Debtors' management contracts and trade name. Although the liquidation of the Debtors' trade name and other intangible assets may have value in a liquidation, no proceeds were assumed from the sale of these assets due to the uncertainty of realizable value.

NOTE J - DEFERRED CHARGES AND OTHER ASSETS

          Deferred Charges and Other Assets consists primarily of deposits, deferred charges and other assets. Deferred charges and other assets have been estimated to have no liquidation recovery value.

NOTE K - PROCEEDS FROM CANADIAN LIQUIDATION

          Estimate provided by Ernst & Young, Monitor for the Debtors' CCAA proceedings in Canada, based upon the Debtors' recovery on its secured and unsecured inter-company claims. Estimate assumes the Canadian assets are liquidated in a similar process as the U.S. assets and distributions are made pursuant to the applicable guidelines under Canadian insolvency law.

NOTE L - ADMINISTRATIVE CLAIMS

          Administrative claims include estimated wind down costs, estimated borrowings under the DIP agreement, post-petition borrowings to finance the construction of the West 34th Street theatre, lease cure costs associated with those theatres expected to be sold, and post-petition trade payables and accrued expenses. The estimated wind down costs include payroll and retention payments for key employees, and Chapter 7 trustee and professional fees associated with the appointment of a Chapter 7 trustee in accordance with Section 326 of the Bankruptcy Code. Also included are the costs, expenses and risks resulting from litigation among creditors of various Debtors with respect to whether the Debtors should be consolidated for distribution purposes in connection with a liquidation. The DIP balance reflects estimated post-petition DIP borrowings as of the liquidation date. The DIP balance does not include the portion of the current DIP facility under the Post-Default Advances Sublimit. Under the Final DIP Order, the Creditors' Committee expressly reserved its rights with respect to, among other things, the treatment of the Post-Default Advances Sublimit as an administrative claim. If the Post-Default Advances Sublimit were included in the liquidation analysis, the administrative claims would be significantly higher.

NOTE M - SECURED CLAIMS

          Secured claims consist of the secured portion of the Debtors' pre-petition senior secured revolving credit facility, mortgages, and capital leases. The secured portion of the Debtors' pre-petition senior secured revolving credit facility consists of the estimated liquidation value of certain properties pledged to the pre-petition lenders, proceeds realized from the liquidation of inventory, accounts receivable, furniture, fixtures and equipment in the Debtors' theaters, and the Debtors' interest in domestic joint ventures. Lazard also estimated the liquidation value of properties subject to mortgages and certain capital leases in deriving the secured portion of such claims.

NOTE N - PRIORITY CLAIMS

          Priority claims primarily consist of priority tax claims and an estimate of the under funded amount of the Debtors' pension plan assuming the termination of such plan under a Chapter 7 liquidation.

                               EXHHIBIT A

                 Pre-petition Lender Agreement, as Amended

                                 AGREEMENT
                                 ---------


          This Agreement (this "Agreement") is made and entered into as of August 10, 2001 between Oaktree Capital Management, LLC, on behalf of itself and the funds and accounts it manages ("Oaktree"), and Onex Corporation ("Onex"; Oaktree and Onex are collectively referred to herein as the "Sponsors"), on the one hand, and Bankers Trust Company (the "Administrative Agent") and the other lenders under that certain Credit Agreement, dated as of May 14, 1998, as amended (the "Credit Agreement"), who are signatories to this Agreement (individually, a "Consenting Prepetition Lender," and collectively, the "Consenting Prepetition Lenders"), on the other. The lenders under the Credit Agreement (including Oaktree and Onex in their capacities as such) are referred to herein collectively as the "Prepetition Lenders;" the Consenting Prepetition Lenders and the Sponsors are collectively referred to herein as the "Parties" and individually as a "Party."

                                  RECITALS

          WHEREAS, on February 15, 2001 (the "Petition Date"), Loews Cineplex Entertainment Corporation (the "Company") and its domestic subsidiaries commenced cases (the "Chapter 11 Cases") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), Case Nos. 01-40346 - 01-40582 (ALG); and

          WHEREAS, the Consenting Prepetition Lenders and the Sponsors have engaged in good faith negotiations and have reached an agreement with regard to a reorganization of the capital structure of the Company and its subsidiaries (the "Reorganization") and desire to implement the Reorganization; and

          WHEREAS, in order to implement the Reorganization, the Parties contemplate that the Company will prepare and file a disclosure statement and plan or plans of reorganization (the "Plan") consistent with the terms set forth in this Agreement and the term sheet attached hereto as Exhibit 1 (the "Term Sheet"), which is incorporated herein and made a part of this Agreement, implementing the terms of the Reorganization in the Chapter 11 Cases; and

          WHEREAS, Oaktree owns or controls subordinated notes in the face amount of approximately $177,700,000 issued by the Company under that certain Indenture, dated as of August 5, 1998, as supplemented, by and between the Company and Bankers Trust Company, as Trustee, pursuant to which the Company issued $300,000,000 principal amount of its 8 7/8% Senior Subordinated Notes due 2008 (the "Subordinated Notes"); and

          WHEREAS, directly or indirectly, the Sponsors hold the beneficial interest in at least $300,000,000 of the pre-petition loans outstanding under the Credit Agreement; and

          WHEREAS, the Consenting Prepetition Lenders own or control obligations owed under the Credit Agreement in the amounts set forth on the schedule attached to each of their signature pages; and

          WHEREAS, in order to expedite implementation of the Reorganization, the Consenting Prepetition Lenders and the Sponsors are prepared, subject to the terms and conditions of this Agreement, (i) to support confirmation of the Plan described in the Term Sheet, (ii) not to support or vote for any competing plan or plans or an alternative transaction to transfer all or substantially all of the Company's assets or the Reorganized Company's common stock to a third party, and (iii) to the extent permissible under law, take all actions necessary to have the Plan confirmed by the Bankruptcy Court

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consenting Prepetition Lenders and the Sponsors hereby agree as follows:

          1. Voting. Each Sponsor and each Consenting Prepetition Lender represents and warrants that, as of the date hereof (a) it is the beneficial owner and/or the investment adviser or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of the principal amount of claims set forth on the schedule attached to its signature page (for each such Party, the "Relevant Claims"), (b) it is entitled to all of the rights and economic benefits of the Relevant Claims, and (c) such Relevant Claims constitute all of the principal amount of Senior Subordinated Notes and principal amount of obligations under the Credit Agreement held or controlled by such Party. Each Sponsor and each Consenting Prepetition Lender agrees that, subject to (a) the Bankruptcy Court's approval of a disclosure statement, the material facts of which are consistent with the facts disclosed to the Sponsors and the Consenting Prepetition Lenders, as the case may be, prior to executing this Agreement, and (b) promulgation of a Plan, the terms of which are totally consistent with the Term Sheet as it pertains to the Consenting Prepetition Lenders, and subject to the conditions set forth in this Agreement (including the Term Sheet), then in the absence of an alternative plan under which Prepetition Lenders would receive cash on the effective date (with no financing contingency) equal to the amount of their prepetition claims and following the Bankruptcy Court's approval of a disclosure statement related to the Plan, it will vote (or, with respect to managed accounts, cause to be voted) its claims in respect of the Relevant Claims in favor of the Plan by delivering its duly executed and completed ballot in favor of the Plan and will not change or withdraw (or cause to be changed or withdrawn) such vote(s). It is recognized and agreed by the Parties that the Term Sheet does not purport to include all of the material terms with respect to the Plan. It is further recognized that this Agreement shall not constitute an agreement by such Sponsor or Consenting Prepetition Lender to take any step or action that would violate any provision of any applicable law (including, without limitations, any applicable bankruptcy or federal or state securities laws), and to the extent any provision hereof shall be construed as constituting such a violation, such provision shall be deemed stricken herefrom and of no force and effect without liability to any of the Parties.

          2. Restriction on Transfer. Each Consenting Prepetition Lender hereby agrees that, so long as this Agreement shall remain in effect, it shall not sell, transfer or assign any of its Relevant Claims or grant any option thereon or any right or interest (voting or otherwise) therein, unless, prior to such transfer the transferee thereof agrees in writing to be bound by all the terms of this Agreement, as if such transferee had originally executed this Agreement, by executing a counterpart signature page of this Agreement, a copy of which the transferor promptly provides to the Sponsors and the Administrative Agent under the Credit Agreement, in which event each Party shall be deemed to have acknowledged that its obligations to each other Party shall be deemed to constitute obligations in favor of such transferee. Any sale, transfer or assignment by a Consenting Prepetition Lender, as the case may be, of its Relevant Claims or any voting interest therein during the term of this Agreement that is not in compliance with the provisions of this paragraph shall be void ab initio.

          3. Support of the Plan. As long as this Agreement remains in effect, each Sponsor and Consenting Prepetition Lender will, subject to the terms of this Agreement and subject to its receipt of solicitation materials (including the Plan) in respect of the Reorganization that are consistent with the terms of this Agreement, including the Term Sheet, (a) use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible and (b) take all necessary and appropriate actions to achieve confirmation of the Plan. As long as this Agreement remains in effect, no Sponsor or Consenting Prepetition Lender will (i) object to, delay, impede or take any other action to prevent the acceptance, confirmation and implementation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other related documents or agreements (the "Plan Documents") to the extent such documents conform to the terms hereof (including the Term Sheet), (ii) vote for, consent to, support, encourage or participate, directly or indirectly, in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in the Chapter 11 cases, (iii) directly or indirectly seek, solicit, support, vote for, consent to or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Plan and the Plan Documents, (iv) object to, delay, impede or take any other action to prevent approval of, the disclosure statement or the solicitation of consents to the Plan, or (v) take any other action that is inconsistent with, or that would delay confirmation of, the Plan.

          4. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation of votes to accept the Plan. In accordance with
Section 1125 of the Bankruptcy Code, the acceptances of the Sponsors and the Consenting Prepetition Lenders will not be solicited until such Parties have received the disclosure statement and related ballot(s), after approval by the Bankruptcy Court.

          5. Termination of Agreement.

               (a) This agreement shall terminate if the Company receives a materially more favorable third party offer to acquire all or substantially all of its assets or the Reorganized Company's common stock (after giving due consideration to the costs and risks of delay and implementation) that provides for payment of the claims of the Prepetition Lenders in full in cash on the effective date of the plan, with no financing contingency, files such motion or plan and seeks approval of such motion or solicits acceptances of such plan.

               (b) Sponsors may terminate their obligations hereunder (other than their obligations under paragraph 6) and rescind their vote on the Plan (which vote shall be null and void and have no further force and effect) by giving prior written notice to the Administrative Agent and its counsel if: (i) the Consenting Prepetition Lenders support a modification or amendment to the Plan that provides for (x) a treatment to the Sponsors that is different than the treatment described in the Term Sheet, provided that the Sponsors did not consent to the amendment or modification and that the Sponsors give prior written notice thereof to the Administrative Agent and its counsel; or (y) a treatment to the holders of claims under the Credit Agreement or the holders of equity interests in the Company that is materially more favorable than the treatment described in the Term Sheet;
(ii) the Plan and disclosure statement (potentially subject to the sales process described in the letter from Brad Scheler, dated August 7, 2001, a copy of which is attached hereto as Exhibit 2) are not filed by September 24, 2001 (with a contemplated effective date no later than February 28, 2002); or (iii) a sufficient member of Consenting Prepetition Lenders terminate their obligations under the Agreement pursuant to subparagraph 5(c), such that the provisions of paragraph 20 are no longer met.

               (c) Each Consenting Prepetition Lender may terminate its obligations hereunder (other than their obligations under paragraph 6) and rescind any vote on the Plan (which vote shall be null and void and have no further force and effect) by giving prior written notice thereof to the Sponsors and their counsel, if: (i) the Sponsors support a modification or amendment to the Plan that provides for a treatment to such Party that is different than the treatment described in the Term Sheet, provided that such Party did not consent to the modification; (ii) the Company (or the debtor estates) has litigation pending against the Prepetition Lenders or the Administrative Agent that either has not been dismissed with prejudice or will not be dismissed with prejudice under the Plan; (iii) the Plan retains any claim or action against the Prepetition Lenders or the Administrative Agent, either for the benefit of the Reorganized Company or the creditors or equity holders of the Company; (iv) the Plan and disclosure statement (potentially subject to the sales process described in the letter from Brad Scheler, dated August 7, 2001, a copy of which is attached hereto as Exhibit 2) are not filed by September 24, 2001 (with a contemplated effective date no later than February 28, 2002) or (v) Sponsors terminate their obligations pursuant to subparagraph 5(b).

          6. Exclusivity. In the event of a termination under subparagraph 5(b)(ii) or (c)(iv), the Parties agree to oppose any extension of the exclusive period under 11 U.S.C.ss.1121(d) and permit the Plan to be filed.

          7. Good Faith Negotiation of Documents. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Plan Documents in good faith, in all respects consistent with this Agreement (including the Term Sheet).

          8. Representations and Warranties. Each Consenting Prepetition Lender and each Sponsor represents and warrants to each other that the following statements are true, correct and complete as of the date hereof:

               (a) Duly Organized etc. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to carry out the business in which it is engaged.

               (b) Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into and deliver this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

               (c) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part.

               (d) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

               (e) No Litigation. No proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

               (f) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

               (g) Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms.

          9. Further Acquisition of Claims and Other Claims. This Agreement shall in no way be construed to preclude the Sponsors or the Consenting Prepetition Lenders from acquiring or holding additional claims under the Credit Agreement, the Indenture or Subordinated Notes or any other claims against the Company or its affiliates (any such other claims, "Other Claims"), or equity interests in the Company or its affiliates. However, such Other Claims, wherever acquired, shall automatically be deemed to be Relevant Claims and shall be subject to the terms of this Agreement.

          10. Additional Parties. Without in any way limiting Section 2 hereof, additional lenders under the Credit Agreement and additional holders of Subordinated Notes may elect to become Parties to this Agreement by executing and delivering to the Administrative Agent under the Credit Agreement a signature page to this Agreement in which the new Party shall make the representations set forth in this Agreement, including without limitation the representations concerning the principal amounts of Subordinated Notes and/or principal amount of obligations it holds or controls under the Credit Agreement as of the date it executes the signature page. Upon delivery of such signature page, such additional lender or additional holder of Subordinated Notes shall become a Party to this Agreement.

          11. Amendments. Any waiver, modification, amendment or supplement to this Agreement will not be binding on any party without its written consent.

          12. Disclosure of Individual Consenting Holders and Consenting Prepetition Lenders. Unless required by applicable law or regulation, no Party hereto shall disclose any Consenting Prepetition Lender's or Sponsor's holdings of Relevant Claims without the prior written consent of such Consenting Prepetition Lender or Sponsor; and if such announcement or disclosure is so required by law or regulation, the disclosing Party shall afford the Consenting Prepetition Lenders or Sponsors, as the case may be, a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the making of such announcement or disclosure. The foregoing shall not prohibit the disclosure of the approximate aggregate holdings of Relevant Claims by the Consenting Prepetition Lenders as a group or the Sponsors as a group.

          13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with federal bankruptcy law and the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Bankruptcy Court, which shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

          14. Specific Performance. It is understood and agreed by each Party hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

          15. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

          17. Prior Negotiations. This Agreement (including the Term Sheet) supersedes all prior negotiations with respect to the subject matter hereof.

          18. Counterparts. This Agreement (and any modification, amendments, supplements or waivers in respect hereof) may be executed in one or more counterparts by manual or facsimile signature of each undersigned Party, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

          19. No Third-Party Beneficiaries; Several and Not Joint. This Agreement is only for the benefit of the undersigned Parties. Nothing herein, expressed or implied, is intended or shall be construed to confer upon any person or entity, other than the Parties, any rights or remedies under or by reason of, and no person or entity, other than the Parties, is entitled to rely in any way upon, this Agreement. Neither Sponsor shall have or acquire any liability or responsibility for the other Sponsor's performance or non-performance under this Agreement, and no Consenting Prepetition Lender shall have or acquire any liability or responsibility for any other Consenting Prepetition Lender's performance or non-performance under this Agreement. Notwithstanding anything herein to the contrary, or any document or instrument executed and delivered in connection herewith, the Parties hereto agree that the representations, warranties, obligations and liabilities of each Sponsor and each Consenting Prepetition Lender hereunder shall be several and not joint, and no Sponsor or Consenting Prepetition Lender shall have any liability hereunder for any breach by any other Sponsor or Consenting Prepetition Lender, as the case may be, of any obligation of such set forth herein.

          20. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Sponsors or the Consenting Prepetition Lenders for their agreement to act in accordance with the terms and conditions of this Agreement.

          21. Effectiveness. This Agreement shall become effective upon (i) the Sponsors and (ii) at least 51% of all Prepetition Lenders (but including the Sponsors), who also hold in aggregate at least 66.67% of the principal amount of obligations under the Credit Agreement executing and delivering this Agreement.

          22. Further Assurances. From and after the date hereof, each of the Parties covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

          23. Notices.

               (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answer back received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given to the Parties hereto at the addresses listed in the signature pages hereto, with copies to:

               (1)  Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, New York 10019
                    Attn: Robert Drain
                    Facsimile:  (212) 373-2053

               (2)  O'Melveny & Myers LLP
                    1999 Avenue of the Stars
                    Los Angeles, CA  90067
                    Attn:  Robert J. White
                    Facsimile:  (310) 246-6779

               (b) Any Party may change the address to which notices shall be directed by giving 10 days' written notice of such change to the other parties.

                     [REMAINDER OF THIS PAGE IS BLANK]


          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                              OAKTREE CAPITAL MANAGEMENT, LLC as general
                                  partner and/or investment manager of
                                  certain funds and accounts it manages

                              By: /s/ Mariusz J. Mazurek
                                  -------------------------------------
                                  Name: Mariusz J. Mazurek - Senior Vice
                                        President


                              By: /s/ Kenneth Liang
                                  -------------------------------------
                                  Name: Kenneth Liang - Managing Director

                              Notice Address:  333 South Grand Avenue
                                               28th Floor
                                               Los Angeles, CA  90071
                              Attention: Mariusz Mazurek       Kenneth Liang
                              Telephone: (213) 830-6405        (213) 830-6422
                              Telecopier: (213) 830-6494       (213) 830-8522

                              ONEX CORPORATION

                              By:
                                   -------------------------------------
                                   Name:
                                   Title:

                              Notice Address:___________________________
                                             ___________________________
                                             ___________________________
                                             Attention:_________________
                                             Telephone:(___)____________
                                             Telecopier:(___)___________


                             BANKERS TRUST COMPANY


                             By:
                                 -------------------------------------
                                 Name:
                                 Title:


        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                              OAKTREE CAPITAL MANAGEMENT, LLC

                              By:
                                   -------------------------------------
                                   Name:
                                   Title:

                              Notice Address:___________________________
                                             ___________________________
                                             ___________________________
                                             Attention:_________________
                                             Telephone:_________________
                                             Telecopier:________________


                              ONEX CORPORATION

                              By: /s/ Eric J. Rosen
                                  -------------------------------------
                                  Name: Eric J. Rosen
                                  Title:

                                  Notice Address: Onex Investment Group
                                                  712 Fifth Avenue 40th Fl.
                                                  New York, NY  10019
                                                  Attention: Eric J. Rosen
                                                  Telephone:(212) 582-2211
                                                  Telecopier:(212) 582-0909


                              BANKERS TRUST COMPANY


                              By:
                                    -------------------------------------
                                    Name:
                                    Title:

                                    Notice Address: Bankers Trust Company
                                           130 Liberty Street
                                           New York, NY  10006
                                           Attention:_____________________
                                           Telephone: (212)_______________
                                           Telecopier: (212)______________


        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                              OAKTREE CAPITAL MANAGEMENT, LLC

                              By:
                                   -------------------------------------
                                   Name:
                                   Title:

                              Notice Address:___________________________
                                             ___________________________
                                             ___________________________
                                             Attention:_________________
                                             Telephone:_________________
                                             Telecopier:________________


                              ONEX CORPORATION

                              By:
                                   -------------------------------------
                                   Name:
                                   Title:

                              Notice Address:___________________________
                                             ___________________________
                                             ___________________________
                                             Attention:_________________
                                             Telephone:_________________
                                             Telecopier:________________



                              BANKERS TRUST COMPANY


                              By:   /s/ Mark B. Cohen
                                    -------------------------------------
                                    Name:  Mark B. Cohen, Managing Director
                                    Title: Head of Workout

                                    /s/ Olen Honeyman
                                    -------------------------------------
                                    Name:  Olen Honeyman
                                    Title:

                                    Notice Address: Bankers Trust Company
                                           130 Liberty Street
                                           New York, NY  10006
                                           Attention:_____________________
                                           Telephone: (212)_______________
                                           Telecopier: (212)______________


         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement of Joinder to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                              JOINING LENDERS:

                              BANKERS TRUST COMPANY


                              By:   /s/ Mark B. Cohen
                                    -------------------------------------
                                    Name: Mark B. Cohen, Managing Director
                                    Title: Head of Workout

                                    /s/ Olen Honeyman
                                    -------------------------------------
                                    Name:  Olen Honeyman
                                    Title:

                                    Notice Address: Bankers Trust Company
                                           130 Liberty Street
                                           New York, NY  10006
                                           Attention:
                                           Telephone: (212)
                                           Telecopier: (212)


                              BANK OF AMERICA, N.A.

                              By:   /s/ Edward Harmon
                                    -------------------------------------
                                    Name:  Edward Harmon
                                    Title: Vice President
                                    Notice Address: Bank of America, N.A
                                           101 N. Tryon Street, 15th Floor
                                           NC1-001-15-01
                                           Charlotte, North Carolina  28255
                                           Attention: Jenny Neill
                                           Telephone: (704) 386-3933
                                           Telecopier: (704) 409-0072

                                           With copy to:

                                           Bank of America, N.A.
                                           100 N. Tryon Street, 6th Floor
                                           NC1-007-06-07
                                           Charlotte, North Carolina 28255
                                           Attention: Tony Gilbert (IDC)
                                           Telephone: (704) 387-4366
                                           Telephone: (704) 409-0768


                              BARCLAYS BANK PLC

                              By:   /s/ Edward G. Hamway, Jr.
                                    -------------------------
                                    Name: Edward G. Hamway, Jr.
                                    Title: Director

                                    Notice Address: Barclays Bank PLC
                                           222 Broadway, 12th Floor
                                           New York, New York  10038
                                           Attention: Edward G. Hamway, Jr.
                                           Telephone: (212) 412-2994
                                           Telecopier: (212) 412-5661


                        CREDIT INDUSTRIEL ET COMMERCIAL

                        By:   /s/ Anthony Rock
                              -------------------------------------
                              Name:  Anthony Rock
                              Title: Vice President

                        By:   /s/ Marcus Edward
                              -------------------------------------
                              Name:  Marcus Edward
                              Title: Vice President


                              Notice Address: Credit Industriel et Commercial
                                              520 Madison Avenue, 37th Floor
                                              New York, New York 10022
                                              Attention: Anthony Rock
                                              Telephone: (212) 715-4666
                                              Telecopier: (212) 412-4535


                              ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG

                              By:   /s/ Robert J. Wagner
                                    -------------------------------------
                                    Name: Robert J. Wagner
                                    Title: Vice President
                                           Erste Bank New York Branch

                              By:   /s/ John S. Runnion
                                    -------------------------------------
                                    Name: John S. Runnion
                                    Title: Managing Director
                                           Erste Bank New York Branch

                              Notice Address: Erste Bank
                                              280 Park Avenue
                                              West Bldg., 32nd Floor
                                              New York, New York 10017
                                              Attention: Bob Wagman
                                              Telephone: (212) 984-5633
                                              Telecopier: (212) 984-5627


                              PNC BANK, NATIONAL ASSOCIATION

                              By:   /s/ Michael A. Valerio, Jr.
                                    -------------------------------------
                                    Name: Michael A. Valerio, Jr.
                                    Title: Vice President

                              Notice Address: 1600 Market Street, 11th Floor
                                              Philadelphia, PA 19103
                                              Attention: Michael A. Valerio, Jr.
                                              Telephone: (215) 585-4499
                                              Telecopier: (215) 585-8391



                              STB DELAWARE FUNDING TRUST I

                              By:   /s/ Donald C. Hargadon
                                    -------------------------------------
                                    Name: Donald C. Hargadon
                                    Title: Vice President

                              Notice Address: Sumitomo Trust and Banking Co.,
                                                Ltd.
                                              527 Madison Avenue
                                              New York, New York 10022
                                              Attention:Elizabeth Quirk
                                              Telephone: (212) 326-0553
                                              Telecopier: (212) 418-4848


                              NATEXIS BANQUES POPULAIRES

                              By:   /s/ Elizabeth A. Harker
                                    -------------------------------------
                                    Name: Elizabeth A. Harker
                                    Title: Assistant Vice President

                              By:   /s/ Evan Kraus
                                    -------------------------------------
                                    Name: Evan Kraus
                                    Title: Vice President

                              Notice Address: Natexis Banques Populaires
                                              1251 Avenue of the Americas
                                              Floor 34
                                              New York, New York 10020
                                              Attention: Beth Harker
                                              Telephone: (212) 872-5124
                                              Telecopier: (212) 872-5163


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED

                              By:   /s/ Koichi Hasegawa
                                    -------------------------------------
                                    Name: Koichi Hasegawa
                                    Title: Senior Vice President

                              Notice Address: The Industrial Bank of Japan,
                                               Limited
                                              1251 Avenue of the Americas
                                              New York, New York 10020-1104
                                              Attention: John Davies and Noel
                                                          Purcell
                                              Telephone:  (212) 282-3327 and
                                                          (212) 282-3486
                                              Telecopier: (212) 282-4490



                              GOLDMAN SACHS CREDIT PARTNERS L.P.

                              By:   /s/
                                    -------------------------------------
                                    Name:
                                    Title:

                              Notice Address: 85 Broad Street, 6th Floor
                                              New York, New York 10004
                                              Attention: Sandra Stulberger
                                              Telephone: (212) 902-4425
                                              Telecopier: (212) 357-4597


                              THE BANK OF NOVA SCOTIA

                              By:   /s/ Pieter J. Van Schaick
                                    -------------------------------------
                                    Name: Pieter J. Van Schaick
                                    Title: Managing Director

                              Notice Address: One Liberty Plaza, 26th Floor
                                              New York, New York 10006
                                              _____________________________
                                              Attention: Pieter Van Schaick
                                              Telephone: (212) 225-5005
                                              Telecopier: (212) 225-5205



                              FRANKLIN FLOATING RATE TRUST

                              By:   /s/ Chauncey Lufkin
                                    -------------------------------------
                                    Name: Chauncey Lufkin
                                    Title: Vice President

                              Notice Address: One Franklin Parkway
                                              San Mateo, CA 94403
                                              Attention: Richard Hsu
                                              Telephone: (650) 312-3732
                                              Telecopier: (650) 312-3346



          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                              OAKTREE CAPITAL MANAGEMENT, LLC, as general
                                  partner and/or investment manager of
                                  certain funds and accounts it manages,
                                  solely in its capacity as the holder of
                                  Subordinated Notes in the face amount of approximately $177,700,000

                              By:   /s/ Bruce A. Karsh
                                    -------------------------------------
                                    Name: Bruce A. Karsh
                                    Title: President

                              By:   /s/ Mariusz J. Mazurek
                                    -------------------------------------
                                    Name: Mariusz J. Mazurek
                                    Title: Senior Vice President

                              Notice Address: 333 South Grand Avenue
                                              28th Floor
                                              Los Angeles, CA 90071
                                              Attention: Mariusz Mazurek,
                                                          Ken Liang
                                              Telephone: (213) 830-6405,
                                                          (213) 830-6422
                                              Telecopier: (213) 830-6494
                                                          (213) 830-8522


          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                              OAKTREE CAPITAL MANAGEMENT, LLC, as general
                                  partner and/or investment manager of
                                  certain funds and accounts it manages,
                                  solely in its capacity as a lender under the Credit Agreement

                              By:   /s/ Bruce A. Karsh
                                    -------------------------------------
                                    Name: Bruce A. Karsh
                                    Title: President

                              By:   /s/ Mariusz J. Mazurek
                                    -------------------------------------
                                    Name: Mariusz J. Mazurek
                                    Title: Senior Vice President



                              Notice Address: 333 South Grand Avenue
                                              28th Floor
                                              Los Angeles, CA 90071
                                              Attention: Mariusz Mazurek        Ken Liang
                                              Telephone: (213) 830-6405         (213) 830-6422
                                              Telecopier: (213) 830-6494        (213) 830-6522




                     LOEWS CINEPLEX ENTERTAINMENT CORP.
                         CHAPTER 11 PLAN TERM SHEET


                              AUGUST 10, 2001


          This term sheet (together with the exhibit attached hereto, the "TERM SHEET") describes certain of the principal terms of a proposed chapter 11 plan (the "PLAN") with respect to the outstanding indebtedness and liabilities of, and equity interests in, Loews Cineplex Entertainment Corp. ("LOEWS") and its direct and indirect subsidiaries (the "DEBTORS").(1) Upon the effective date of the Plan, the Debtors' obligations will be satisfied and discharged as follows:


CLASSIFICATION AND           ADMINISTRATIVE CLAIMS: On the Effective Date,
TREATMENT OF CLAIMS          or as soon thereafter as practicable, each
AND INTERESTS:               holder of an allowed administrative claim will
                             receive payment in full in cash of the unpaid portion of such allowed administrative claim.

                             PRIORITY AND TAX CLAIMS: On the Effective
                             Date, or as soon thereafter as practicable, each holder of an allowed priority claim will receive payment in full in cash of the unpaid portion of such allowed priority claim or such other treatment as is permitted under the Bankruptcy Code.

                             BANK CLAIMS: The treatment of allowed Bank claims and the treatment of the allowed Bank claims of the Sponsors (as defined below) shall be as contemplated by the term sheet
                             ("BANK TERM SHEET") attached hereto as Exhibit A.

                             OTHER SECURED CLAIMS: On the Effective Date,
                             or as soon thereafter as practicable, at the
                             option of Loews, holders of other allowed
                             secured claims (i) will receive payment in
                             full in cash of the unpaid portion of such
                             other allowed secured claims, (ii) will be
                             reinstated, (iii) will receive new notes with a present value equal to the allowed amount of their secured claims, (iv) will be satisfied by delivering to the claimant the collateral securing such claim.
_______________
1 This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Such offer or solicitation would be made in compliance with the applicable provisions of the Bankruptcy Code and securities laws.

                             UNSECURED CLAIMS: On the Effective Date, or as soon thereafter as practicable, holders of allowed unsecured claims will receive approximately 7.5% of the outstanding common stock of Reorganized Loews or, at the Sponsors' option and funding, the value thereof, if that class accepts the Plan. Absent the requisite vote of such class, holders of such claims will receive no distributions, or such distributions, not to exceed 7.5% of the outstanding common stock of Reorganized Loews, that the Court determines is required for confirmation of the Plan.

                             EXISTING EQUITY HOLDERS OF LOEWS: Existing equity holders of Loews and holders of options to purchase and other rights in respect of any such equity will receive no recovery.

DOCUMENTATION:               The consummation of the transactions
                             contemplated hereby will be effected pursuant to (a) a definitive investment agreement (the
                             "DEFINITIVE AGREEMENT") mutually acceptable to
                             Loews, Onex Corporation ("ONEX") and Oaktree
                             Capital Management, LLC, on behalf of certain funds and accounts managed by it ("OAKTREE", and together with Onex, the "SPONSORS") and not inconsistent with the Bank Term Sheet and
                             (b) definitive documentation implementing the
                             Bank Term Sheet. The Definitive Agreement shall contain, among other things, appropriate representations and warranties, covenants and closing conditions customary for transactions of this type (which shall include, among other things, no material adverse change since
                             February 28, 2001).

CONDITIONS TO PLAN           o  The Plan shall become effective no later
CONFIRMATION AND PLAN           than February 28, 2002.
EFFECTIVENESS:
                             o  The Debtors shall have operated their
                                business in the ordinary course and paid ongoing ordinary course liabilities, substantially consistent with past practices and the DIP agreement.

                             o Satisfaction of the closing conditions to the Definitive Agreement and the definitive documentation in respect of the Bank Term Sheet.

                             o  Receipt of all required third party
                                approvals by Loews and Sponsors (including but not limited to government approvals).


NON-BINDING COMMITMENT:      This Term Sheet does not constitute a legally
                             binding commitment by Loews, the Sponsors, the other holders of Bank claims or any other person. Any obligation on the part of any such parties is subject to the negotiation and execution of definitive documentation governing the transactions contemplated hereby, in form and substance reasonably satisfactory to, among others, Loews, the Banks and the Sponsors.

                                                                EXHIBIT A

                        BANK DEBT CLAIMS TERM SHEET

                                                             EXECUTION COPY

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                              SUMMARY OF TERMS
                     POST-BANKRUPTCY CREDIT FACILITIES


          The following summarizes selected terms of certain senior secured credit facilities to be restructured in connection with a joint Plan or separate Plans of Reorganization for Loews Cineplex Entertainment Corporation and subsidiary debtors (the "Plan"). This Summary of Terms is intended merely as an outline of certain of the material terms of such senior secured credit facilities. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to such senior secured credit facilities, and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. This Summary of Terms and the ancillary documents hereto are provided in the context of a possible compromise and settlement. As of the date hereof, none of the Agent (as defined below) or Lenders (as defined below) has sought or received the requisite internal credit approval of such Lender's credit committee with respect to the terms contained in this Summary of Terms or any other terms with respect to any plan of reorganization for Loews Cineplex Entertainment Corporation and subsidiary debtors. Under no circumstances shall this Summary of Terms constitute or be deemed to constitute a legally binding commitment on the part of the Agent (as defined below), any Lender, any Sponsor (as defined below) or any of their respective affiliates or any other person, nor shall it be construed as an undertaking by the Agent, any Lender, any Sponsor or any of their respective affiliates to issue or arrange a commitment. This Summary of Terms is for discussion purposes only. Until this Summary of Terms and all ancillary documents hereto are executed by the required parties, this Summary of Terms is not admissible as evidence pursuant to Federal Rule of Evidence 408.

I.   Proposed Restructure Pursuant to Chapter 11 Plan of Reorganization.
     ------------------------------------------------------------------

          On May 14, 1998, Loews Cineplex Entertainment Corporation entered into that certain Credit Agreement dated as of May 14, 1998, as amended (the "PRE-PETITION CREDIT AGREEMENT"), with the Lenders listed therein (the "LENDERS"), Bankers Trust Company, as Administrative Agent and as a Co-Syndication Agent, Bank of America NT&SA, as a Co-Syndication Agent, The Bank of New York, as a Co-Syndication Agent, and Credit Suisse First Boston, as a Co-Syndication Agent. On February 15, 2001 (the "PETITION Date"), Loews Cineplex Entertainment Corporation ("DEBTOR") and each of its wholly owned domestic subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, Southern District of New York. That same day, Cineplex Odeon Corporation and its wholly owned subsidiaries filed for protection under the Canadian Companies' Creditors Arrangement Act (the "CCAA") in Ontario, Canada. As of the Petition Date, the Debtor had (x) $733,713,552.16 in outstanding Revolving Loans ("PRE-PETITION REVOLVING LOANS"), (y) $6,581,205.46 in outstanding and undrawn letters of credit ("PRE-PETITION LETTERS OF CREDIT") and (z) $1,972,623.51 in accrued but unpaid interest on the Pre-Petition Revolving Loans ("ACCRUED INTEREST").

          In addition, Debtor, certain of the Lenders and Bankers Trust Company, as Administrative Agent, entered into that certain Debtor-in-Possession Credit Agreement dated as of February 15, 2001 (as amended, the "DIP CREDIT AGREEMENT") pursuant to which (i) up to $60,000,000 of revolving loans (the "DIP LOANS") may be extended while the Bankruptcy Cases are pending, of which up to $20,000,000 may be on-lent to Cineplex Odeon and its Subsidiaries, (ii) $80,686,175.67 of term loans (the "ROLL-UP LOANS") were extended, which were used to repay the Accrued Interest and a portion of the Pre-Petition Revolving Loans, and (iii) up to $4,508,088.00 of letters of credit may be issued to replace Pre-Petition Letters of Credit (such letters of credit, the "REPLACEMENT LETTERS OF CREDIT").

          As of the date of this Summary of Terms, Oaktree Capital Management, LLC, as general partner or investment manager of certain funds or accounts ("OAKTREE"), and Onex Corporation ("ONEX"; Oaktree and Onex are collectively referred to herein as the "SPONSORS") collectively had (w) outstanding Pre-Petition Revolving Loans, (x) outstanding Roll-Up Loans,
(y) participations with respect to outstanding Pre-Petition Letters of Credit and (z) participations with respect to Replacement Letters of Credit (the amounts described in the foregoing clauses (w), (x), (y) and (z), collectively, the "SPONSOR LOAN AMOUNT").

          Under the contemplated Plan:

          (i) The Sponsors will convert $300,000,000.00 of Pre-Petition Revolving Loans and Roll-Up Loans (the "AGGREGATE CONVERSION AMOUNT") to a percentage to be determined of the common equity in the newly reorganized Loews Cineplex Entertainment Corporation ("COMPANY").

          (ii) The claims of the other Lenders under the Pre-Petition Credit Agreement and the DIP Credit Agreement will be treated as follows:

          A. DIP Credit Agreement: The DIP Loans will be repaid with loans under the $100,000,000.00 Revolving Credit Facility described below.

          B. Pre-Petition Credit Agreement: The Pre-Petition Revolving Loans and the Roll-Up Loans (excluding the Aggregate Conversion Amount) will be refinanced under the Term Loan Facility.

          C. Treatment of Pre-Petition Letters of Credit and Letters of Credit issued under the DIP Credit Agreement: Pre-Petition Letters of Credit that are drawn upon prior to the effective date of the Plan (the "CLOSING DATE") will be deemed to be indebtedness under the Pre-Petition Credit Agreement, and the amount of the Term Loan Facility shall be increased by the amount of all such drawings. Consequently, subject to the aggregate $300,000,000 limit, the exposure of Sponsors under such letters of credit will be converted into equity. Pre-Petition Letters of Credit and Replacement Letters of Credit that remain outstanding as of the Closing Date, and other letters of credit issued under the DIP Credit Agreement, will be rolled over into letters of credit under the Revolving Credit Facility and will not count toward the Sponsor Conversion Amount.

II.  The Post-Bankruptcy Credit Facilities
     -------------------------------------

          The Post-Bankruptcy Credit Facilities shall consist of the Term Loan Facility and the Revolving Credit Facility.


Borrower:              Reorganized Loews Cineplex Entertainment Corporation
--------               ("COMPANY").

Lenders:               The Lenders under the Pre-Petition Credit Agreement
-------                and the DIP Credit Agreement (excluding the Sponsors
                       to the extent of the Aggregate Conversion Amount).
                       The Agent reserves its right to syndicate some or all of the Revolving Credit Facility to other
                       Lenders or other financial institutions.
                       Notwithstanding anything to the contrary contained herein, any commitment to provide the Revolving
                       Credit Facility shall be subject to the successful syndication of the Revolving Credit Facility as determined by the Agent in its sole discretion.(1)

-----------------------
(1) The Agent (or the Agent and other institutions) will endeavor to deliver a commitment (subject to flex) 3 weeks after this term sheet has been approved by the Lenders.


Agent for the Lenders: Bankers Trust Company (in such capacity, the --------------------- "AGENT").

Term Loan Facility:
------------------

     Amount:           The loans under the Term Loan Facility (the "TERM
     ------            LOANS") shall be in an aggregate amount equal to
                       98.25% the difference between (x) the sum of (i) all amounts outstanding under the Pre-Petition Credit
                       Agreement as of the Closing Date plus (ii) the amount of outstanding Roll-Up Loans as of the Closing Date and (y) the Aggregate Conversion
                       Amount.

     Maturity:         February 29, 2008
     --------

     Use of Proceeds:  The Term Loans may be used solely to repay
     ---------------   Pre-Petition Revolving Loans (including, without
                       limitation, drawings on Pre-Petition Letters of Credit made prior to the Closing Date), any other amounts outstanding under the Pre-Petition Credit
                       Agreement and the Roll-Up Loans.

     Scheduled         Quarterly amortization of the Term Loans will be
     ---------         required (subject to seasonality adjustments to be
     Amortization:     mutually agreed upon). Amortization is to commence
     ------------      on May 31, 2002, resulting in aggregate annual
                       amortization as follows:

                           Fiscal Year                     Aggregate Annual
                           -----------                       Amortization
                                                           ----------------

                       March 1, 2002 - February 28, 2003        $5,000,000
                       March 1, 2003 - February 29, 2004       $10,000,000
                       March 1, 2004 - February 28, 2005       $15,000,000
                       March 1, 2005 - February 28, 2006       $20,000,000
                       March 1, 2006 - February 28, 2007       $25,000,000
                       March 1, 2007 - November 30, 2007       $22,500,000
                       December 1, 2007 - February 29, 2008   $330,561,669
                                                              ------------
                       Total Scheduled Amortization           $428,061,669

Revolving Credit
----------------
Facility:
-------

     Amount:           Loans under the Revolving Credit Facility
     ------            ("REVOLVING LOANS") shall be in an aggregate amount
                       not to exceed $100 million.

     Maturity:         February 28, 2007
     --------

     Use of Proceeds:  Revolving Loans may be used (i) to repay the DIP
     ---------------   Loans and (ii) to provide for the working capital
                       requirements and general corporate purposes of Company and its subsidiaries, and letters of credit may be issued up to a sublimit equal to the sum of
                       (x) the amount of undrawn Pre-Petition Letters of Credit outstanding on the Closing Date and letters of credit issued under the DIP Credit Agreement outstanding on the Closing Date (including, without limitation, Replacement Letters of Credit) plus (y)
                       $10 million, in each case, to support workers' compensation contingencies and for other corporate purposes to be agreed upon.

     The Uncommitted   Company, with the consent of Agent and Requisite
     ---------------   Lenders, may, on no more than two occasions and at
     Facility:         any time during the first eighteen (18) months after
     --------          the Closing Date, solely in connection with a merger
                       or acquisition approved by Requisite Lenders, request that one or more lenders commit to make additional term loans under an uncommitted facility
                       (the "UNCOMMITTED FACILITY"); provided that (w) (i) if the consolidated leverage ratio (to be defined as consolidated total debt to last-twelve months
                       EBITDA) on a pro forma basis after giving effect to the merger or acquisition, as of the end of the most recently ended fiscal quarter is equal to or greater than 3.5x,(2) the aggregate principal amount of loans made under the Uncommitted Facility shall not exceed $125 million and (ii) if the consolidated leverage ratio as of the end of the most recently ended fiscal quarter is less than 3.5x, the aggregate principal amount of loans made under the Uncommitted Facility shall not exceed $250 million,
                       (x) no event of default or potential event of default shall have occurred and be continuing or would result from the making of the loans under the Uncommitted Facility, (y) on a pro forma basis
                       (determined in accordance with Regulation S-X (or
                       (if agreed by Agent at the time of the transaction) as may be agreed to by Company and the Agent), such merger or acquisition will result in a decrease in the consolidated leverage ratio and (z) the Uncommitted Facility will be available solely to refinance existing indebtedness of the target company in connection with such merger or acquisition. Fees payable to lenders for commitments under the Uncommitted Facility will be as determined by Agent and the Company at the time such commitment becomes effective, but all other terms of the Uncommitted Facility (other than interest rates and weighted average life, each of which is specified below) will be substantially similar to the terms of the Term Loan Facility; provided that the Uncommitted Facility will be structured as a new term loan tranche (the "NEW TERM LOANS") that either
                       (i) has at all times a weighted average life longer than the Term Loan Facility and an interest rate no more than 200 bps higher than the interest rate applicable to the Term Loan Facility, or (ii) has a weighted average life and interest rate that are the same as the Term Loan Facility. Such additional commitments must first be requested from the Lenders; provided, however, that the Lenders shall not have any obligation to provide or commit to provide any such additional commitments. The New
                       Term Loans will be secured on a pari passu basis with the Term Loans.

_______________________

(2) In each instance where a term of the Post-Bankruptcy Credit Facility is modified because Company has achieved a certain consolidated leverage ratio, such term shall revert back to its previous form prospectively if Company at any time thereafter fails to maintain such consolidated leverage ratio.

Guarantors:            All wholly-owned North American subsidiaries of
----------             Company.

Security:              All restructured debt and extensions of credit to
--------               Company and all guaranties of subsidiaries of
                       Company (and all other obligations of Company and the subsidiary guarantors under the Post-Bankruptcy
                       Credit Facilities) will be secured by (i) all existing and after-acquired tangible and intangible personal property of Company and the subsidiary guarantors, including a pledge of the stock or other equity interests of all subsidiaries of Company, and
                       (ii) liens on all existing and after-acquired real property fee and leasehold interests of Company and the subsidiary guarantors, subject to exceptions and thresholds to be agreed upon, and provided further that at the request of the Company made prior to the Closing Date, the Agent may exclude from collateral specific fee interests if it concludes that the cost of perfecting such security interests, liens or mortgages is excessive when compared with the benefit to be received by the Lenders under the Senior Secured Facilities. Notwithstanding the foregoing, if the granting of a security interest in any real property leasehold interest would be prohibited by the terms of the applicable lease, the Company and its subsidiaries shall not be required to grant a security interest in such real property leasehold interest so long as they have used their reasonable efforts to obtain a waiver of such prohibition from the landlord under such lease;
                       provided that promptly upon the ineffectiveness, lapse or termination of such prohibition, the Company and its subsidiaries shall grant a security interest in such real property leasehold interest.
                       Real estate financed off balance sheet as permitted under Capital Expenditures below, will not be subject to the provisions of this paragraph.

                       The Revolving Credit Facility and extensions of credit thereunder shall have a first priority lien on all such collateral, and the Term Loan Facility and the Uncommitted Facility, if any, shall have a second priority lien on all such collateral; provided that, so long as the Canadian DIP Facility is repaid on or before the Closing Date and the new stand-alone credit facility for Canada does not exceed $40 million, the property of Canadian subsidiary guarantors will not secure the Post-Bankruptcy Credit Facilities if it secures the indebtedness of the Company's Canadian subsidiaries under a stand-alone credit facility of up to $40 million, including up to approximately $30 million to fund the payment of claims in the Canada proceeding and $10 million for working capital and other post-confirmation needs of the Company's Canadian subsidiaries.

                       To effect such liens securing the Post-Bankruptcy Credit Facilities, (y) the confirmation order shall provide for such security and (z) Company and the subsidiary guarantors shall execute and deliver to the Agent all security agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary (as determined by the Agent in its sole discretion) to grant a first and second priority perfected security interest in and lien upon all such property of Company and the subsidiary guarantors, subject to customary permitted liens to be agreed upon.

                       Negative pledge on all assets of Company and its subsidiaries, subject to exceptions to be agreed upon.

Interest Rates:        All amounts outstanding under the Post-Bankruptcy
--------------         Credit Facilities shall bear interest, at Company's
                       option, as follows:

                       A. With respect to the Term Loans:

                                       LEVERAGE(3)       APPLICABLE MARGIN

                          Less than            3.5            350.0
                                       3.5 to 3.99            362.5
                                       4.0 to 4.49            387.5
                                       4.5 to 4.99            400.0
                                       5.0 to 5.49            412.5
                                       5.5 to 5.99            425.0
                                       6.0 to 6.49            437.5
                                       6.5 and higher         450

_______________________
(3) Leverage based on all debt (including capitalized leases and mortgage debt) appearing on the consolidated balance sheet, and if Company decides to use attributable EBITDA as the measurement, then leverage may also include the attributable portion of debt from non-consolidated affiliates.


                       B. With respect to Revolving Loans:

                          (i)  at the Base Rate plus 2.75% per annum; or

                          (ii) at the  reserve  adjusted  Euro-Dollar  Rate
                               plus 3.75% per annum.

                       Loans bearing interest at the rate determined by reference to the Base Rate are referred to herein as "BASE RATE LOANS." Loans bearing interest at the rate determined by reference to the Euro-Dollar Rate Loans are referred to herein as "EURO-DOLLAR LOANS."

                       After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on Base Rate Loans plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Fees:                  Exit Fee: The Lenders (but excluding the Sponsors)
----                   will receive a fee equal to 1.50% of the amount of
                       the Term Loan Facility at the Closing Date.

                       Roll-Up Fee: The Lenders under the Roll-Up Loans (but excluding the Sponsors) will receive a fee equal to approximately 2.50% of the Roll-Up Loans that are not converted to equity.

Interest Payments:     Quarterly for Base Rate Loans; on the last day of
-----------------      selected interest periods (which shall be 1, 2, 3, 6
                       and, to the extent available to all Lenders, 12 months) for Euro-Dollar Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 365-day year in the case of Base Rate
                       Loans and on the basis of a 360-day year in the case of Euro-Dollar Loans.

Revolving Credit       A 50 bps per annum commitment commission will be
----------------       paid quarterly in arrears on the daily average
Facility Fees:         unused portion of the Revolving Credit Facility.
-------------          Other fees to be paid as agreed between the Company
                       and the Agent as set forth in a separate fee letter.

Voluntary Prepayments The Post-Bankruptcy Credit Facilities may be --------------------- prepaid in whole or in part without premium or
and Commitment         penalty (Euro-Dollar Loans prepayable only on the
--------------         last days of related interest periods or subject
Reductions:            to breakage fees) and the Lenders' commitments
----------             relative thereto reduced or terminated upon such
                       notice and in such amounts as may be agreed upon.

Mandatory Prepayments Company shall prepay the loans and/or the --------------------- commitments under the Post-Bankruptcy Credit
and Commitment         Facilities shall be reduced in amounts equal to:
--------------
Reductions:
----------
                       Minor Asset Sale Proceeds: 75% of the net cash proceeds of any Minor Asset Sale, in each case payable no later than the third business day following date of receipt; provided that Company shall be entitled, at its election, to retain net cash proceeds of Minor Asset Sales of up to $10 million per year (in addition to the 25% allowed to be retained), with any unused balance of the additional $10 million to be carried over until the next succeeding year. A Minor Asset Sale shall be defined as any sale or other disposition of any property or assets of Company and its Subsidiaries that does not individually exceed $10 million;
                       provided, however, if aggregate Minor Asset Sale
                       Proceeds exceed $20 million in any fiscal year, the excess will be treated as Major Asset Sale Proceeds.

                       Major Asset Sale Proceeds: 100% of the net cash proceeds of any Major Asset Sales, in each case payable no later than the third business day following date of receipt. A Major Asset Sale shall be defined as any sale or other disposition of any property or asset of Company or any of its Subsidiaries that is not a Minor Asset Sale, and Major Asset Sale Proceeds shall include proceeds from Minor Asset Sales to the extent they exceed the maximum annual limit of $20 million.

                       Insurance/Condemnation Proceeds: 100% of the net cash proceeds received under any casualty or business interruption insurance maintained by Company or any of its subsidiaries or as a result of the taking of any assets of Company or any of its subsidiaries pursuant to the power of eminent domain or condemnation, in each case payable no later than the third business day following date of receipt, unless, in each case, no Event of Default or Potential Event of Default has occurred and is continuing and such proceeds are used to repair, restore or replace the assets in respect of which such proceeds were received within 360 days of receipt thereof. Pending any such repair, restoration or replacement, such proceeds shall be used to repay outstanding Revolving Loans (but not reduce commitments), and availability under the Revolving Credit Facility in an amount equal to such proceeds shall be reserved for such repair, restoration or replacement. If, in any case, such proceeds exceed the amount of Revolving Loans then outstanding, such Revolving Loans shall be repaid, and the excess shall be deposited in an escrow account in which the Lenders have a security interest.

                       Proceeds of Public Equity Offerings: 75% of the net cash proceeds received from a public offering of equity securities of Company or any of its subsidiaries, in each case payable no later than the third business day following the date of receipt; provided that if the consolidated leverage ratio as of the end of the last full fiscal quarter preceding such public offering is equal to or greater than 3.0x but less than 3.5x, only 50% of such net cash proceeds shall be used to prepay loans and/or reduce commitments; provided further that if the consolidated leverage ratio as of the end of the last full fiscal quarter preceding such public offering is less than 3.0x, Company and its subsidiaries may retain 100% of such net cash proceeds.

                       Proceeds of Private Non-Sponsor Equity Offerings:
                       For so long as the Sponsors own 51% or more of the common equity of Company, the Company may retain 100% of the first $25 million of net cash proceeds received from private offerings of equity securities of Company or any of its subsidiaries to any person other than Sponsors, with any net cash proceeds of such private offerings in excess of $25 million to be treated the same as proceeds of public equity offerings. If Sponsors own less than 51% of the common equity of Company, all of the net cash proceeds of such private offering shall be treated the same as proceeds of a public equity offering.

                       Proceeds of Private Sponsor Equity Offering: All net cash proceeds received from a private offering of equity securities of Company or any of its subsidiaries to any Sponsor may be retained by Company and its subsidiaries; provided that to the extent such net cash proceeds are used to acquire assets, Lenders will be granted a first and second priority (or second and third priority, if there is a preexisting first priority lien), as the case may be, security interest in such assets.

                       Proceeds of Debt Issuances: 100% of the net cash proceeds received from issuances of debt securities by Company or any of its subsidiaries, in each case payable no later than the third business day following the date of receipt.

                       Free Cash Flow: 100% of the first $25 million of Free Cash Flow (to be defined) in each fiscal year and 75% of Free Cash Flow in excess of the first $25 million in such fiscal year, commencing with the fiscal year ending February 28, 2002, payable within 90 days after the end of the applicable fiscal year; provided that such mandatory prepayment for the fiscal year ending February 28, 2002, if any, shall be apportioned to relate solely to the period from the Closing Date until February 28, 2002; provided further that Company may retain all Free Cash Flow with respect to any fiscal year if (x) the consolidated leverage ratio as of the end of such fiscal year(4) is 3.5x or less and (y) the consolidated leverage ratio as of the end of the immediately preceding fiscal year was 3.5x or less.

_____________________
(4) All leverage ratios on a trailing 12 month basis.

Application of         All mandatory prepayments shall be applied first
--------------         ratably to the prepayment of the Term Loan and
Mandatory Prepayments: any New Term Loan and second to the repayment of --------------------- Revolving Loans and reduction of the commitments.
                       All mandatory prepayments shall be applied pro rata across scheduled prepayments (including, without limitation, final payments at maturity).

Cash                   The Company shall establish a cash management
----                   system satisfactory to the Agent in its sole
Management System:     discretion over which the Agent will have
-----------------      dominion and control.

Capital Expenditures:  During each fiscal year during the term of the
--------------------   Post-Bankruptcy Credit Facilities, Company and its
                       subsidiaries shall not make (x) capital expenditures for maintenance projects in excess of $10 million and (y) capital expenditures for "new build" projects, including the financing of off-balance sheet projects, in excess of $25 million (the "NEW
                       BUILD CAPEX ALLOWANCE"); provided that the New Build
                       CapEx Allowance for any particular fiscal year shall be increased to (i) $40 million if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, (ii) $60 million if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was less than 3.0x, and (iii) $75 million if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was less than 2.5x; provided further that the New Build CapEx
                       Allowance for any particular fiscal year may, (i) if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, be increased by up to the first
                       $25 million of the aggregate net cash proceeds from Minor Asset Sales, Public Equity Offerings, Private
                       Non-Sponsor Equity Offerings and Private Sponsor
                       Equity Offerings and any Free Cash Flow, in each case retained by the Company during such fiscal year or the immediately preceding fiscal year in accordance with the terms of the Post-Bankruptcy
                       Credit Facilities (collectively, the "RETAINED
                       PROCEEDS") and (ii) if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, be increased by all Retained Proceeds; provided still further that, notwithstanding the $25 million limitation, Company and its subsidiaries may make, during fiscal year
                       2003, the capital expenditures contained on the schedule attached hereto as Exhibit A.

                       In addition, Company and its subsidiaries may make capital expenditures financed solely by non-recourse, off-balance sheet financing(5) in an aggregate amount not to exceed in any fiscal year 150% of the New Build CapEx Allowance for such fiscal year. Landlord concessions do not constitute capital expenditures.

______________________
(5) "Off-balance sheet financing" means real estate acquisitions that are financed by debt that does not appear on the Company's consolidated balance sheet.

                       Notwithstanding the foregoing, in no event shall Company and its subsidiaries make capital expenditures in any fiscal year for "new build" projects, regardless of the nature of the financing for such capital expenditures, in excess of an amount (the "AGGREGATE CAPEX LIMIT"), (i) if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, equal to $75 million or (ii) if the consolidated leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, equal to $100 million; provided that if the aggregate amount of capital expenditures made by Company and its subsidiaries in any particular fiscal year is less than the Aggregate CapEx Limit for such fiscal year, the Aggregate CapEx Limit for the immediately succeeding fiscal year may be increased by, (i) if the consolidated leverage ratio as of the immediately preceding fiscal year was equal to or greater than 3.5x, up to $25 million of such difference and (ii) if the consolidated leverage ratio as of the immediately preceding fiscal year was less than 3.5x, up to $40 million of such difference.

Limitations on         To be determined.
--------------
Additional Indebtedness:
-----------------------

Financial Covenants:   A schedule will be prepared to the Credit Agreement
-------------------    containing financial covenants based on the
                       Company's budget for the upcoming years as of the Plan consummation, such budget to be in form and substance satisfactory to Agent. A cushion of 25%/25%/25%/20% shall be assumed for purposes of calculating the covenants.

                       The Post-Bankruptcy Credit Facilities shall contain a maximum consolidated leverage ratio covenant, a minimum debt service coverage ratio covenant and a minimum fixed charge coverage ratio covenant.

Right to Cure          Sponsors shall have the right to cure financial
-------------          covenant defaults by contributing capital to
Financial Covenant     Company (each such contribution, a "CURE
------------------     CONTRIBUTION") and either (i) deeming such Cure
Default:               Contribution to be EBITDA or (ii) using such Cure
--------               Contribution to repay outstanding loans; provided
                       that Cure Contributions may not be made in (x) more than two consecutive fiscal quarters within any 18 month period or (y) more than four fiscal quarters during the term of the Post-Bankruptcy Credit
                       Facilities. Cure Contributions may be made in the form of equity or subordinated debt; provided that all of the terms and conditions of such equity or subordinated debt must be satisfactory to the Agent.
                       If Sponsors deem any Cure Contribution to be EBITDA,
                       (i) such Cure Contribution may not exceed 10% of total EBITDA during the fiscal period being considered when determining whether Company has complied with the applicable financial covenant and
                       (ii) Company shall not be permitted to borrow
                       Revolving Loans in excess of an amount equal to the amount of such Cure Contribution multiplied by two until all applicable financial covenant defaults cease to exist without giving effect to any Cure
                       Contributions.

Representations and    Customary and appropriate representations and
-------------------    warranties, including without limitation due
Warranties:            organization and authorization, enforceability,
----------             financial condition, no material adverse changes,
                       title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Post-Bankruptcy Credit
                       Facilities and Bankruptcy Court has approved disclosure statement, so long as there has been no determination that the Company or Sponsors did not solicit in good faith pursuant to 11
                       U.S.C.ss.1125(e).

Covenants:             Customary and appropriate affirmative and negative
---------              "maintenance type" covenants, including, without
                       limitation, limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers(6) and acquisitions, sales of assets, capital expenditures, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon. Company shall continue to be a reporting company under the federal securities laws.

_____________________
(6) The Senior Secured Credit Facility shall contain an absolute prohibition on mergers and consolidations, subject to a 51% vote on transaction.


Events of Default:     Customary and appropriate (subject to customary and
-----------------      appropriate grace periods), including, without
                       limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and "change of control." A "change of control" shall occur if (x) prior to an Initial Public Offering, Sponsors shall cease to own at least 51% of the Company's total voting securities and (y) after an Initial Public
                       Offering, either (i) Sponsors shall cease to own at least 35% of the Company's total voting securities or (ii) any other person or group of persons acting as a group shall own a greater percentage of the Company's total voting securities than the Sponsors own. "Initial Public Offering" shall be defined as a widely dispersed initial public offering of the Company's common stock resulting in gross proceeds to the Company of at least $75 million.

Management Fees:       For so long as the leverage ratio is less than 3.50x
---------------        and no Event of Default or Potential Event of
                       Default has occurred and is continuing during such fiscal year or would result therefrom, Company may pay aggregate management fees of up to $5 million per fiscal year to the Sponsors. Prior to achieving a leverage ratio of less than 3.5x, the aggregate management fees will accrue on a subordinated basis without interest. For any year in which the leverage ratio is achieved, such accrued amounts may be paid in cash, so long as (i) pro forma compliance with all covenants is maintained, (ii) leverage does not equal or exceed 3.5x after giving effect to such payment and (iii) the Company's Chief Financial
                       Officer delivers to the Agent an officer's certificate certifying (x) that leverage does not equal or exceed 3.5x after giving effect to such payment and (y) that the Company has the ability to meet its amortization and other obligations under the Post-Bankruptcy Credit Facilities.

Professional Fees of   Subject to mutually acceptable limitations.
--------------------
Sponsors:
--------

Assignments/           The Lenders may assign all or, in an amount of not
------------           less than $ 1 million (or such lesser amount as may
Participations:        constitute the assigning Lender's entire
--------------         commitment), any part of their shares of the Term
                       Loan Facility to their affiliates, to other Lenders, or to one or more banks or other entities that are eligible assignees (to be defined in the definitive financing documents) which are acceptable to the Agent, subject to the consent of the Company
                       (presumed if no response is received within 3 business days) not to be unreasonably withheld. Upon such assignment any such affiliate, bank or entity shall become a Lender for all purposes of the definitive financing documents; provided that assignments made to affiliates and other Lenders shall not be subject to the $1 million minimum assignment requirement. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Post-Bankruptcy Credit Facilities.

Requisite              With respect to the Revolving Credit Facility, the
---------              Term Loan Facility and the New Term Loan, if any,
Lenders:               Requisite Lenders shall mean Lenders holding
-------                in the aggregate more than 50% of the commitments.
                       100% approval shall be required for changes in: (i) interest rates; (ii) release of all or substantially all of the collateral or guarantees; (iii) scheduled maturities; (iv) this provision; and (v) other customary provisions.

Taxes, Reserve         All payments are to be made free and clear of any
--------------         present or future taxes (other than franchise taxes
Requirements &         and taxes on overall net income), imposts,
--------------         assessments, withholdings, or other deductions
Indemnities:           whatsoever. Foreign Lenders shall furnish to the
-----------            Agent (for delivery to Company) appropriate
                       certificates or other evidence of exemption from U.S. federal income tax withholding.

                       Company shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and      Company will submit to, and will cause its
-----------------      subsidiaries to submit to, the non-exclusive
Jurisdiction:          jurisdiction and venue of the federal and state
------------           courts of the State of New York and will waive any
                       right to trial by jury. New York law shall govern the definitive loan documents.

Agent's Counsel:       O'Melveny & Myers LLP
---------------

III. CONDITIONS TO POST-BANKRUPTCY CREDIT FACILITIES

Certain Conditions     Conditions precedent to the conversion of amounts
-------------------    under the Pre-Petition Credit Agreement and the
Precedent to Initial   DIP Credit Agreement into the Post-Bankruptcy
--------------------   Credit Facilities(7) will include, without
Funding:               limitation, the following:
-------

_______________________
(7) Conditions to Revolving Credit Agreement will be covered in the commitment letter.

                       1. Satisfactory Documentation. The definitive documentation, including credit, guarantee, security, intercreditor and other related documentation, evidencing the Post-Bankruptcy Credit Facilities (the "DEFINITIVE FINANCING DOCUMENTS") shall have been prepared by counsel to Agent and shall be documentation typically used in financings similar to the Post-Bankruptcy Credit Facilities under similar market conditions in form and substance reasonably satisfactory to the Agent and the Lenders.

                       2. Matters Relating to the Confirmation of the Plan.

                            (a) The confirmation order (1) shall be in form and substance reasonably satisfactory to Agent and Lenders and (2) shall be in full force and effect and not reversed, stayed, modified or amended. Not less than 11 days shall have elapsed since entry of such order and no stay shall have been entered.

                            (b) The Plan shall be satisfactory in form and substance to Agent and Lenders and shall have become effective in accordance with its terms (and simultaneously with the plan(s) in the Canadian Companies' Creditors Arrangement Act ("CCAA") cases) no later than February 28, 2002, and shall have been substantially consummated.

                       3. Security. The Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a first-priority perfected security interest in all assets securing the Revolving Credit Facility, a second-priority perfected security interest in all assets securing the Term Loan Facility, and guarantees from the subsidiary guarantors, in each case to the extent required and described in the Definitive Financing Documentation.

                       4. Customary Closing Documents. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

                       5. No Material Adverse Change. Since February 28, 2001, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company.

                       6. Ratings. If requested by the Agent, the Company shall have had the Post-Bankruptcy Credit Facilities rated by a rating agency and according to a process reasonably acceptable to the Agent.

                       7.   Approval of Projections. The projected
                            financial statements submitted by the Company in connection with the confirmation of the Plan shall be in form and substance satisfactory to the Agent.

                       8. Syndication of Revolving Credit Facility. The Revolving Credit Facility shall have been provided as described above.

                       9. Canadian Claims. The aggregate amount of cash used to pay non-affiliates' allowed claims against the Company's Canadian subsidiaries in their cases under the CCAA shall not exceed approximately $30 million.

                       10. Existing Letters of Credit. As of the Closing Date, each (i) undrawn Pre-Petition Letter of Credit outstanding on the Closing Date and (ii) undrawn letter of credit issued under the DIP Credit Agreement (including, without limitation, Replacement Letters of Credit) shall either be deemed to be a letter of credit issued under the Revolving Credit Facility or shall be replaced with a letter of credit issued under the Revolving Credit Facility.

                       11. Corporate Structure, Ownership, Etc. The corporate and tax structures of Company and its subsidiaries after consummation of the Plan shall be substantially the same, or if the corporate or tax structure is different, then the change shall not be adverse to the Lenders. Senior management of Company shall also be substantially the same after consummation of the Plan (other than members of senior management who voluntarily decide not to continue their employment with the Company), or if new management is installed, it is reasonably acceptable to Lenders. In addition, the Sponsors will own more than 70% of the common equity of the Company after the Plan is consummated.

                       12. Fees. All fees and expenses due to the Agent and the Lenders as set forth in the fee letter or otherwise, including, without limitation, the Exit Fee and the Roll-Up Fee, shall have been paid in full.

                       13. Certain Approvals. Company shall have received all material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with consummation of the Plan, the related financings, the continuing operation of the Company's businesses and other transactions contemplated hereby, and all such consents and approvals shall be in full force and effect on the Closing Date. All applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Plan or no law or regulation shall be applicable which in the judgment of the Agent could have any such effect.

                       14. Litigation. On the Closing Date, there shall not be any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Plan or the Post-Bankruptcy Credit Facilities that could reasonably be expected to have a material adverse effect on the Plan, the Post-Bankruptcy Credit Facilities, or any of the other transactions contemplated hereby or on the business, assets, liabilities, results of operations, condition (financial or otherwise), properties or prospects of the Company and its subsidiaries, taken as a whole.

                       15. No Event of Default. On the Closing Date, there shall not be any Event of Default under the Definitive Financing Documentation or event that, with or without notice and/or the passage of time, could become an Event of Default, and all representations and warranties under the Definitive Financing Documentation shall be true, accurate and complete.

Conditions to All      The conditions to all borrowings will include
-----------------      requirements relating to prior written notice of
Borrowings:            borrowing, the accuracy of representations and
----------             warranties in all material respects, and the absence
                       of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

                       AMENDMENT TO LOCKUP AGREEMENT

          This Amendment to Lockup Agreement (this "Amendment") is made and entered into as of September 23, 2001 among the undersigned parties, and is made with reference to that certain Lockup Agreement dated as of August 10, 2000 (the "Lockup Agreement") among the undersigned parties. Capitalized terms used herein without definition shall have the meanings assigned to them in the Lockup Agreement.

          WHEREAS, because of certain events occurring in New York City on and after September 11, 2001, the Sponsors, the Administrative Agent and the Consenting Prepetition Lenders desire to extend the term of the Lockup Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsors, the Administrative Agent, and the Consenting Prepetition Lenders hereby agree as follows:

          1. Amendments to Section 5: Termination of Agreement.
             -------------------------------------------------

          A. Subsection 5(b) of the Lockup Agreement is hereby amended by deleting the reference to "September 24, 2001" in clause (ii) thereof and substituting "October 15, 2001" therefor.

          B. Subsection 5(c) of the Lockup Agreement is hereby amended by deleting the reference to "September 24, 2001" in clause (iv) thereof and substituting "October 15, 2001" therefor.

          2. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York (including, without limitation, section 5-1401 of the general obligations law of the State of New York), without regard to conflict of laws principles.

          3. Counterparts: Effectiveness. This Amendment may be executed in one or more counterparts by manual or facsimile signature of each party, each of which shall be deemed an original and all of which shall constitute one and the same Amendment. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by each Sponsor, the Administrative Agent, and each Consenting Prepetition Lender.

                [Remainder of page intentionally left blank]


          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                      SPONSORS:
                      --------

                              OAKTREE CAPITAL MANAGEMENT, LLC, as agent and
                                on behalf of certain funds and accounts

                              By:   /s/ Mariuz J. Mazurek
                                   -------------------------------------
                              Name: Mariuz J. Mazurek
                              Title: Senior Vice President


                              By:   /s/ Matthew S. Barrett
                                    -------------------------------------
                              Name: Matthew S. Barrett
                              Title: Managing Director


                              ONEX CORPORATION


                              By:   /s/ Eric J. Rosen
                                    -------------------------------------
                              Name: Eric J. Rosen
                              Title: Managing Director


                     ADMINISTRATIVE AGENT:
                     --------------------

                              BANKERS TRUST COMPANY


                              By:   /s/ Mark B. Cohen
                                   ---------------------------------------
                              Name: Mark B. Cohen
                              Title: Managing Director


                     CONSENTING PREPETITION LENDERS:
                     ------------------------------

                              BANKERS TRUST COMPANY


                              By:  /s/ Mark B. Cohen
                                   -------------------------------------
                              Name: Mark B. Cohen
                              Title: Managing Director


                              BANK OF AMERICA, N.A.


                              By: /s/ Laura Sweet
                                  --------------------------------------
                              Name: Laura Sweet
                              Title: Assistant Vice President


                              BARCLAYS BANK PLC


                              By: /s/ Edward G. Hamway, Jr.
                                  --------------------------------------
                              Name:  Edward G. Hamway, Jr.
                              Title: Director


                              CREDIT INDUSTRIEL ET COMMERCIAL


                              By: /s/Anthony Rock
                                  --------------------------------------
                              Name: Anthony Rock
                              Title: Vice President


                              By: /s/ Marcus Edward
                                  --------------------------------------
                              Name:  Marcus Edward
                              Title: Vice President


                              ERSTE BANK DER OESTERREICHISCHEN
                              SPARKASSEN AG


                              By: /s/ John S. Runnion
                                  --------------------------------------
                              Name: John S. Runnion
                              Title: Managing Director

                              By: /s/ Robert J. Wagman
                                 ---------------------------------------
                              Name: Robert J. Wagman
                              Title: Vice President


                              PNC BANK, NATIONAL ASSOCIATION


                              By: /s/ Michael A. Valerio Jr.
                                  --------------------------------------
                              Name: Michael A. Valerio Jr.
                              Title: Vice President



                              STB DELAWARE FUNDING TRUST I


                              By: /s/ Donald C. Hargadon
                                  --------------------------------------
                              Name: Donald C. Hargadon
                              Title: Vice President


                              NATEXIS BANQUES POPULAIRES


                              By: /s/ Cynthia E. Sachs
                                  --------------------------------------
                              Name: Cynthia E. Sachs
                              Title: VP, Group Manager

                              By: /s/ Elizabeth A. Harker
                                  --------------------------------------
                              Name: Elizabeth A. Harker
                              Title: Assistant Vice President


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By: /s/ Noel P. Purcell
                                  --------------------------------------
                              Name: Noel P. Purcell
                              Title: Senior Vice President


                              GOLDMAN SACHS CREDIT PARTNERS L.P.


                              By: /s/ David Sabath
                                  --------------------------------------
                              Name: David Sabath
                              Title: Authorized Signatory


                              THE BANK OF NOVA SCOTIA


                              By: /s/ Joseph Farricielli
                                  --------------------------------------
                              Name: Joseph Farricielli
                              Title: Director


                              FRANKLIN FLOATING RATE TRUST


                              By: /s/ Chauncey Lufkin
                                  --------------------------------------
                              Name: Chauncey Lufkin
                              Title: Vice President


                              OAKTREE CAPITAL MANAGEMENT, LLC, as general
                                 partner and/or investment manager of
                                 certain funds and accounts it manages,
                                 solely in its capacity as a lender under the Credit Agreement


                              By: /s/ Mariusz J. Mazurek
                                  --------------------------------------
                              Name: Mariusz J. Mazurek
                              Title: Senior Vice President

                              By: /s/ Matthew S. Barrett
                                  --------------------------------------
                              Name:  Matthew S. Barrett
                              Title: Managing Director


                              OAKTREE CAPITAL MANAGEMENT, LLC, as general
                                 partner and/or investment manager of
                                 certain funds and accounts it manages,
                                 solely in its capacity as the holder of
                                 Subordinated Notes in the face amount of approximately $177,700,000


                              By: /s/ Mariusz J. Mazurek
                                  --------------------------------------
                              Name: Mariusz J. Mazurek       Matthew S. Barrett
                              Title: Senior Vice President   Managing Director

                      SECOND AMENDMENT TO LOCKUP AGREEMENT

          This Second Amendment to Lockup Agreement (this "Amendment") is made and entered into as of October 15, 2001 among the undersigned parties, and is made with reference to that certain Lockup Agreement dated as of August 10, 2000 (as amended by that certain Amendment to Lockup Agreement dated as of September 23, 2001, the "Lockup Agreement") among the undersigned parties. Capitalized terms used herein without definition shall have the meanings assigned to them in the Lockup Agreement.

          WHEREAS, by entering into that certain Amendment to Lockup Agreement dated as of September 23, 2001, the Sponsors, the Administrative Agent and the Consenting Prepetition Lenders extended the Term of the Lockup Agreement to October 15, 2001; and

          WHEREAS, the Sponsors, the Administrative Agent and the Consenting Prepetition Lenders desire to extend further the term of the Lockup Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsors, the Administrative Agent, and the Consenting Prepetition Lenders hereby agree as follows:

          1. Amendments to Section 5: Termination of Agreement.

               A. Subsection 5(b) of the Lockup Agreement is hereby amended by deleting the reference to "October 15, 2001" in clause (ii) thereof and substituting "November 9, 2001" therefor.

               B. Subsection 5(c) of the Lockup Agreement is hereby amended by deleting the reference to "October 15, 2001" in clause (iv) thereof and substituting "November 9, 2001" therefor.

          2. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York (including, without limitation, section 5-1401 of the general obligations law of the State of New York), without regard to conflict of laws principles.

          3. Counterparts; Effectiveness. This Amendment may be executed in one or more counterparts by manual or facsimile signature of each party, each of which shall be deemed an original and all of which shall constitute one and the same Amendment. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by each Sponsor, the Administrative Agent, and each Consenting Prepetition Lender.

                  [Remainder of page intentionally left blank]





          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                         SPONSORS:
                         --------

                              OAKTREE CAPITAL MANAGEMENT, LLC


                              By: /s/ Mariusz J. Mazurek
                                  --------------------------------------
                              Name: Mariusz J. Mazurek
                              Title: Senior Vice President

                              By: /s/ Bruce A. Karsh
                                  --------------------------------------
                              Name: Bruce A. Karsh
                              Title: President



                              ONEX CORPORATION


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                         ADMINISTRATIVE AGENT:
                         --------------------

                              BANKERS TRUST COMPANY


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                         CONSENTING PREPETITION LENDERS:
                         ------------------------------

                              BANKERS TRUST COMPANY


                              By:
                                  --------------------------------------
                              Name:
                              Title:

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                         SPONSORS:
                         --------

                              OAKTREE CAPITAL MANAGEMENT, LLC


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                              ONEX CORPORATION


                              By: /s/ Eric J. Rosen
                                  --------------------------------------
                              Name: Eric J. Rosen
                              Title:



                         ADMINISTRATIVE AGENT:
                         --------------------

                              BANKERS TRUST COMPANY


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                         CONSENTING PREPETITION LENDERS:
                         ------------------------------

                              BANKERS TRUST COMPANY


                              By:
                                  --------------------------------------
                              Name:
                              Title:



          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first above written.

                         SPONSORS:
                         --------

                              OAKTREE CAPITAL MANAGEMENT, LLC


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              ONEX CORPORATION


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                         ADMINISTRATIVE AGENT:
                         --------------------

                              BANKERS TRUST COMPANY


                              By: /s/ Mark B. Cohen
                                  --------------------------------------
                              Name: Mark B. Cohen
                              Title: Managing Director

                              By: /s/ Olen Honeyman
                                  --------------------------------------
                              Name: Olen Honeyman
                              Title:



                         CONSENTING PREPETITION LENDERS:
                         ------------------------------

                              BANKERS TRUST COMPANY


                              By: /s/ Mark B. Cohen
                                  --------------------------------------
                              Name: Mark B. Cohen
                              Title: Managing Director

                              By: /s/ Olen Honeyman
                                  --------------------------------------
                              Name: Olen Honeyman
                              Title:


                              BANK OF AMERICA, N.A.


                              By: /s/ Laura Sweet
                                  --------------------------------------
                              Name: Laura Sweet
                              Title: Assistant Vice President


                              BARCLAYS BANK PLC


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                              CREDIT INDUSTRIEL ET COMMERCIAL


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              ERSTE BANK DER OESTERREICHISCHEN
                              SPARKASSEN AG


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              PNC BANK, NATIONAL ASSOCIATION


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BANK OF AMERICA, N.A.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BARCLAYS BANK PLC


                              By: /s/ Edward G. Hamway, JR.
                                  --------------------------------------
                              Name: Edward G. Hamway, JR
                              Title: Director


                              CREDIT INDUSTRIEL ET COMMERCIAL


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              ERSTE BANK DER OESTERREICHISCHEN
                              SPARKASSEN AG


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              PNC BANK, NATIONAL ASSOCIATION


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BANK OF AMERICA, N.A.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BARCLAYS BANK PLC


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              CREDIT INDUSTRIEL ET COMMERCIAL


                              By: /s/ Anthony Rock
                                  --------------------------------------
                              Name: Anthony Rock
                              Title: Vice President

                              By: /s/ Sean Mounier
                                  --------------------------------------
                              Name: Sean Mounier
                              Title: First Vice President



                              ERSTE BANK DER OESTERREICHISCHEN
                              SPARKASSEN AG


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              PNC BANK. NATIONAL ASSOCIATION


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BANK OF AMERICA, N.A.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BARCLAYS BANK PLC


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              CREDIT INDUSTRIEL ET COMMERCIAL


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              ERSTE BANK DER OESTERREICHISCHEN
                              SPARKASSEN AG


                              By: /s/ Robert J. Wagman
                                  --------------------------------------
                              Name: Robert J. Wagman
                              Title: Vice President
                                     Erste Bank New York Branch

                              By: /s/ John S. Runnion
                                  --------------------------------------
                              Name: John S. Runnion
                              Title: Managing Director
                                     Erste Bank New York Branch


                              PNC BANK, NATIONAL ASSOCIATION


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BANK OF AMERICA, N.A.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              BARCLAYS BANK PLC


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              CREDIT INDUSTRIEL ET COMMERCIAL


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                              ERSTE BANK DER OESTERREICHISCHEN
                              SPARKASSEN AG


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              PNC BANK, NATIONAL ASSOCIATION


                              By: /s/ Michael A. Valerio, Jr.
                                  --------------------------------------
                              Name: Michael A. Valerio, Jr.
                              Title: Vice President


                              STB DELAWARE FUNDING TRUST I


                              By: /s/ Donald C. Hargadon
                                  --------------------------------------
                              Name: Donald C. Hargadon
                              Title: Vice President


                              NATEXIS BANQUE POPULAIRES


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              GOLDMAN SACHS CREDIT PARTNERS L.P.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE BANK OF NOVA SCOTIA


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              FRANKLIN FLOATING RATE TRUST


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              STB DELAWARE FUNDING TRUST I


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              NATEXIS BANQUES POPULAIRES


                              By: /s/ Cynthia E. Sachs
                                  --------------------------------------
                              Name: Cynthia E. Sachs
                              Title: Vice President, Group Manager

                              By: /s/ Elizabeth A. Harker
                                  --------------------------------------
                              Name: Elizabeth A. Harker
                              Title: Assistant Vice President


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              GOLDMAN SACHS CREDIT PARTNERS L.P.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE BANK OF NOVA SCOTIA


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              FRANKLIN FLOATING RATE TRUST


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              STB DELAWARE FUNDING TRUST I


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              NATEXIS BANQUE POPULAIRES


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By: /s/ Noel Purcell
                                  --------------------------------------
                              Name: Noel Purcell
                              Title: Senior Vice President


                              GOLDMAN SACHS CREDIT PARTNERS L.P.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE BANK OF NOVA SCOTIA


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              FRANKLIN FLOATING RATE TRUST


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              STB DELAWARE FUNDING TRUST I


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              NATEXIS BANQUE POPULAIRES


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE INDUSTRIAL. BANK OF JAPAN. LIMITED


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              GOLDM&N SACHS CREDIT PARTNERS L.P.


                              By: /s/ David Sabath
                                  --------------------------------------
                              Name: David Sabath
                              Title: Authorized Signatory


                              THE BANK OF NOVA SCOTIA


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              FRANKLIN FLAATWG RATE TRUST


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                              STB DELAWARE FUNDING TRUST I


                              By:
                                  --------------------------------------
                              Name:
                              Title:



                              NATEXIS BANQUE POPULAIRES


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              GOLDMAN SACHS CREDIT PARTNERS L.P.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE BANK OF NOVA SCOTIA


                              By: /s/ Joseph Farricielli
                                  --------------------------------------
                              Name: Joseph Farricielli
                              Title: Director


                              FRANKLIN FLOATING RATE TRUST


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              STB DELAWARE FUNDING TRUST I


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              NATEXIS BANQUE POPULAIRES


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              GOLDMAN SACHS CREDIT PARTNERS L.P.


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              THE BANK OF NOVA SCOTIA


                              By:
                                  --------------------------------------
                              Name:
                              Title:


                              FRANKLIN FLOATING RATE TRUST


                              By: /s/ Chauncey Lufkin
                                  --------------------------------------
                              Name: Chauncey Lufkin
                              Title: Vice President


                              OAKTREE CAPITAL MANAGEMENT, LLC, as general
                                 partner and/or investment manager of
                                 certain funds and accounts it manages,
                                 solely in its capacity as a lender under the Credit Agreement


                              By: /s/ Mariusz J. Mazurek
                                  --------------------------------------
                              Name: Mariusz J. Mazurek
                              Title: Senior Vice President

                              By: /s/ Bruce A. Karsh
                                  --------------------------------------
                              Name: Bruce A. Karsh
                              Title: President


                              OAKTREE CAPITAL MANAGEMENT, LLC, as general
                                 partner and/or investment manager of
                                 certain funds and accounts it manages,
                                 solely in its capacity as the holder of
                                 Subordinated Notes in the face amount of approximately $177,700,000


                              By: /s/ Mariusz J. Mazurek
                                  --------------------------------------
                              Name: Mariusz J. Mazurek
                              Title: Senior Vice President

                              By: /s/ Bruce A. Karsh
                                  --------------------------------------
                              Name: Bruce A. Karsh
                              Title: President

                                 EXHIBIT B

                             Commitment Letter

                                                                  EXECUTION

                           BANKERS TRUST COMPANY



                                                          December 20, 2001




Loews Cineplex Entertainment Corporation
711 Fifth Avenue - 11th Floor
New York, New York 10022
Attention: Mr. Larry Ruisi, President

           Re:   Post-Bankruptcy Revolving Credit Facility for
                 Loews Cineplex Entertainment Corporation
                 ---------------------------------------------

Gentlemen:

     On February 15, 2001 (the "PETITION DATE"), Loews Cineplex Entertainment Corporation ("YOU" or the "BORROWER") and its domestic subsidiaries commenced cases (the "CHAPTER 11 CASES") under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT"); Case Nos. 01-40346 - 01-40582 (ALG). You have advised Bankers Trust Company ("BTCO") that, in connection with the Chapter 11 Cases, on November 11, 2001 the Borrower filed a disclosure statement and plan of reorganization, which is attached hereto as Exhibit A (the "PLAN"). The date on which the Plan becomes effective in accordance with its terms is referred to herein as the "CLOSING DATE."

     You have further advised BTCo that, to consummate the Plan, you will require a senior secured revolving credit facility (the "REVOLVING CREDIT FACILITY") to (i) repay certain loans made under that certain Debtor-In-Possession Credit Agreement dated as of February 15, 2001 by and among the Borrower, the subsidiaries of the Borrower listed on the signature pages thereof, the financial institutions listed therein as lenders and BTCo, as administrative agent, (as amended through the date hereof, the "DIP CREDIT AGREEMENT"), (ii) provide for the working capital requirements and general corporate purposes of the Borrower and its subsidiaries, (iii) be available for issuances of letters of credit up to a sublimit of US$25 million and (iv) to make a payment to the Borrower's unsecured creditors in accordance with the Plan in an amount not to exceed the lesser of (x) US$20 million and (y) the difference between (1) US$50 million and (2) the sum of (a) the aggregate amount of DIP Loans outstanding on the Closing Date, (b) all unpaid reasonable and customary closing expenses, fees, and bankruptcy related expenses, in each case whether incurred or to be incurred before, on or after the Closing Date (provided that the fees due to the lenders under the Term Loan Facility shall be excluded from this amount), (c) all incurred but unpaid capita: expenditures related to Designated Projects (as defined in the DIP Credit Agreement) (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Borrower can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Administrative Agent and the Borrower. Subject to the fourth paragraph of this Commitment Letter, the Revolving Credit Facility will consist solely of a revolving credit facility in an amount not to exceed US$ 100 million; provided that availability under the Revolving Credit Facility shall be reduced (but not permanently reduced), on a dollar-for-dollar basis, by the amount by which the aggregate outstanding principal amount of all loans and other extensions of credit under a new stand-alone credit facility for the Borrower's Canadian subsidiaries (the "POST-REORGANIZATION CANADIAN FACILITY") exceeds US$40 million.

     BTCo is pleased to confirm that upon confirmation of the Plan it is willing to provide the entire amount of the Revolving Credit Facility. Certain of the terms of the Revolving Credit Facility are set forth in the Summary of Terms attached hereto as Exhibit B (the "TERM SHEET"). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Term Sheet. Subject to the fourth paragraph of this Commitment Letter, Loans under the Revolving Credit Facility will bear interest at a rate per annum equal to either (x) the Base-Rate plus 2.75% or (y) the reserve adjusted Eurodollar Rate plus 3.75%. Deutsche Bank Securities Inc., an affiliate of BTCo, will act as lead arranger and sole book running manager in respect of the Revolving Credit Facility (in such capacity, the "LEAD ARRANGER") and will use commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other "accredited investors" (as defined in SEC regulations) that will, together with BTCo, participate in the Revolving Credit Facility. The banks, financial institutions and accredited investors - (including BTCo) that participate in the Revolving Credit Facility are referred to herein as the "LENDERS." The Lead Arranger will manage all aspects of the syndication, if any, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders and the amount and distribution of fees among the Lenders; provided that the Lead Arranger will consult with you regarding the selection of institutions that will participate as Lenders. You agree to actively assist the Lead Arranger in completing a syndication satisfactory to the Lead Arranger. In addition, BTCo will act as the administrative agent and collateral agent for the Revolving Credit Facility (in such capacity, the "ADMINISTRATIVE AGENT"). You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation, fees, reimbursements or payments of any kind (other than that expressly set forth herein, in the accompanying letter dated as of the date hereof concerning fees (the "FEE LETTER") and in the Term Sheet) will be paid in connection with the Revolving Credit Facility unless you and we shall so agree.

     The Lead Arranger shall be entitled, after consultation with you, to change the structure, terms, conditions and/or pricing of the Revolving Credit Facility from those set forth in the Term Sheet if the Lead Arranger determines that such changes are necessary or advisable to ensure the successful syndication of the Revolving Credit Facility, provided that the total amount available to you remains unchanged. The commitments, undertakings and agreements of BTCo are subject to and contingent upon your agreement with this paragraph.

     BTCo's commitment is also subject to (1) delivery of financial information, budgets and projections regarding the confirmation of the Plan and the reorganization of the Borrower in form and substance reasonably satisfactory to BTCo; provided that BTCo acknowledges and agrees that such financial information, budgets and projections shall be prepared consistent with the methodology set forth on Schedule l attached hereto, (ii) entry by the Bankruptcy Court of an order in form and substance reasonably satisfactory to BTCo confirming the Plan no later than (x) February 28, 2002 or (y) if the confirmation hearing with respect to the Plan does not occur on or before February 15, 2002, March 19, 2002, (iii) entry by the Bankruptcy Court of an order in form and substance satisfactory to BTCo granting the first priority liens described in the Term Sheet in favor of the Administrative Agent, for the benefit of the Lenders, and containing such other orders and findings as the Administrative Agent may request, and the passage of eleven days after the entrance of such order, (iv) the effectiveness of the Plan in accordance with its terms no later than March 31, 2002, (v) execution and delivery of definitive documentation relating to each of the Revolving Credit Facility and the Term Loan Facility consistent with the Term Sheet and the Summary of Terms for the Term Loan Facility attached as Annex A to the Term Sheet (including, in each case, all annexes and schedules thereto) and otherwise in form and substance reasonably satisfactory to BTCo no later than March 31, 2002; provided that you shall use your reasonable best efforts to cause the execution and delivery of such definitive documentation on or before January 31, 2002,
(vi) satisfaction of the conditions set forth in such definitive documentation, including, without limitation, those conditions set forth in the Term Sheet, (vii) payment of all fees set forth in the accompanying Fee Letter on or before the due dates set forth therein and (viii) there being no material adverse change from August 31, 2001 until the Closing Date in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, other than as set forth in the Plan, determined by BTCo in its sole discretion.

     You shall pay the reasonable costs and expenses (including the reasonable fees and expenses of counsel to Administrative Agent, reasonable professional fees of consultants and other experts (it being agreed that (x) the Administrative Agent shall notify, you in writing in advance of the names of the consultants and other experts (other than Policano & Manzo) it retains and (y) the Administrative Agent shall not retain any consultants or other experts (other than Policano & Manzo) without your consent, which consent shall not be unreasonably withheld or delayed) and reasonable out-of-pocket expenses of Administrative Agent, including, without limitation, syndication expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and the syndication of the Revolving Credit Facility. You further agree to indemnify and hold harmless each of the Lenders (including BTCo) in their capacity as Lenders under the Revolving Credit Facility and each director, officer, employee, agent, attorney and affiliate thereof (each an "INDEMNIFIED PERSON") from and against any losses, claims, damages, liabilities or other expenses to which a Lender or such Indemnified Persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the actions of Borrower or any of its subsidiaries or affiliates in connection with the Chapter 11 Cases or the Plan, any of the statements contained in this letter or relating to the extension of the financing contemplated by this letter, or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated by this letter, and to reimburse each of the Lenders and each Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between Borrower or any third party and such Lender or any such Indemnified Person, and whether or not such Lender or any such Indemnified Person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity contained herein shall not
(x) apply to the extent that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such Lender or Indemnified Person or (y) increase the aggregate principal amount payable under the Plan with respect to Pre-Petition Loans (as defined in Annex A of the Term Sheet) of the Lenders (it being acknowledged and agreed that this clause (y) is for clarification purposes only and shall not in any way limit the aggregate amount of indemnification, fees, expenses and/or other amounts payable under this Commitment Letter, the Fee Letter, the Term Sheet or any Exhibit, Annex or Schedule to this Commitment Letter or the Term Sheet). The obligations to indemnify each Lender and such Indemnified Persons and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement, and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. Neither BTCo nor any other Lender shall be responsible or liable to any other party or any other person for consequential damages that may be alleged as a result of this letter. The foregoing provisions of this paragraph shall be in addition to any rights that any Lender or any Indemnified Person may have at common law or otherwise.

     The Fee Letter sets forth certain fees to be paid to BTCo and the Lenders, including a facility fee and a ticking fee. All such fees are fully earned when due and are non-refundable. On or before the first business day following the hearing on the adequacy of the disclosure statement you shall file, and shall schedule for hearing as soon as practicable given the hearing schedule set by the Bankruptcy Court, a motion with the Bankruptcy Court, acceptable in form and substance to BTCo, seeking (i) authority to pay the portion of the facility fee due upon the approval of the Bankruptcy Court, (ii) authority to pay the ticking fee, and (iii) approval of the provisions of the immediately preceding paragraph, including your obligations to pay BTCo's reasonable costs and expenses (including professional fees and expenses of counsel, consultants and other experts), and the indemnifications set forth in that paragraph (the date of entry of an order approving or disapproving such payments, the "PAYMENT ORDER DATE").

     The offer of BTCo contained herein will terminate (i) on December 21, 2001, unless on or before that date you sign and return an enclosed counterpart of this letter and the Fee Letter, (ii) on the earlier of (x) January 31, 2002 or (y) the Payment Order Date, unless on or before such date you have obtained approval of the Bankruptcy Court, acceptable in form and substance to BTCo, to (a) pay the portion of the facility fee referred to in clause (iii) below, (b) pay the ticking fee as set forth in the Fee Letter, (c) pay BTCo's reasonable costs and expenses related to services provided by O'Melveny & Myers LLP. Gowling Lafleur Henderson LLP and Policano & Manzo as provided for in this letter and (d) provide the indemnifications set forth in this letter, and (iii) on the earlier of (x) January 31, 2002 or (y) the first business day immediately following the Payment Order Date, unless on or before such date you have paid the portion of the facility fee that is due upon the approval of the Bankruptcy Court, as set forth in the Fee Letter. The Revolving Credit Facility referred to herein shall in no event be available unless the Plan shall have become effective in accordance with its terms on or before March 3l, 2002.

     This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-laws principles (other than Section 5-1401 of the General Obligations Law). This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                [Remainder of page intentionally left blank]

         We appreciate having been given the opportunity by you to be involved in this transaction.

                                     Very truly yours,

                                     BANKERS TRUST COMPANY


                                     By:/s/ Mark B. Cohen
                                        ----------------------------------
                                     Name:  Mark B. Cohen
                                     Title: Managing Director



ACCEPTED AND AGREED
THIS ____ DAY OF DECEMBER, 2001:


LOEWS CINEPLEX ENTERTAINMENT
CORPORATION


By:
   ---------------------------------
Name:
Title:

         We appreciate having been given the opportunity by you to be involved in this transaction.

                                     Very truly yours,

                                     BANKERS TRUST COMPANY


                                     By:
                                        ----------------------------------
                                     Name:
                                     Title:



ACCEPTED AND AGREED
THIS 21st DAY OF DECEMBER, 2001:


LOEWS CINEPLEX ENTERTAINMENT
CORPORATION


By:/s/ Lawrence J. Ruisi
   ---------------------------------
Name:  Lawrence J. Ruisi
Title: President and Chief Executive Officer

                                 EXHIBIT A

                          Plan of Reorganization



                See Appendix I to the Disclosure Statement

                                 EXHIBIT B


                         See Exhibit B to the Plan

                                  ANNEX A



                         See Exhibit A to the Plan

                                 SCHEDULE 1

                   METHODOLGY FOR FINANCIAL INFORMATION,
                          BUDGETS AND PROJECTIONS

                                 SCHEDULE 1

             METHODOLOGY FOR FINANCIAL INFORMATION, BUDGETS AND
                                PROJECTIONS


     Set forth below is certain financial information to be delivered by the Borrower to BTCo and the methodology to be used by the Borrower to develop such financial information. It is acknowledged that this list is not an exhaustive list of all information to be delivered.

DELIVERABLES
------------
Fiscal 2003 Business Plan - this will include a monthly budget for each major segment of business and for the consolidated company. The segments of business will include United States operations, Canadian operations, International operations and Joint Venture operations. The budget for each segment will include the following:

     Operating Budget - Income Statement and Cash Flow
     Capital Expenditure Budget - based on deferred capital spending from Fiscal 2002, if any, and projected spending related to the known projects in Fiscal 2003
     AssetSale Program - prepared on a property-by-property basis including estimated net proceeds for each such property
     Overhead Budget - based on management's anticipated operating strategy expected to be employed in Fiscal 2003 and utilizing historical costs adjusted for known changes. Balance Sheet - based on a pro form balance sheet at emergence and projected based on assumptions consistent with historical results as well as known items (i.e. scheduled amortization of debt instruments)

     The 2003 Business Plan will incorporate all aspects of the Plan of Reorganization and the impact of the Exit Facilities (Term Loan, Revolving Credit facility and the Canadian facility) and other credit obligations (i.e. 34th Street Note, etc.) as appropriate. The Business Plan will be prepared in the same detail using an approach and methodology that is consistent with that used in the past by the Borrower. An Operating Budget will be prepared for each theatre based upon a set of assumptions for key operating measurements, including the following:

     Theatre Circuit - will be developed based on the existing theatre population adjusted to incorporate all planned closures, openings, and expansions.
     Attendance levels - based upon historical experience adjusted to reflect known factors that may impact attendance (i.e., new competition, changes in demographics, condition of theatre, etc.)
     Average ticket price and Concessions per capita levels
          Note - among other factors, the average ticket price and concessions per capita for each theatre is budgeted based upon the actual price structure in effect at each theatre together with budgeted price adjustments scheduled for implementation in fiscal 2003
     Miscellaneous Revenues - based on historical results adjusted to reflect known factors
     Film Costs-based on historical results adjusted for known factors Operating Costs - based on historical experience adjusted for known factors
     Fixed Costs - consisting primarily of occupancy costs, are based upon the lease arrangements (adjusted for known changes, if any) for each theatre property; other costs will be based on historical results adjusted for known factors.
     Performance Reserve - consistent with past practices the Company will develop a performance reserve to address certain potential issues such as the delayed timing of new build start ups, real estate tax increases, etc. Management will provide an explanation and support for the amount of this performance reserve.
     Severance/Retention-based on the current programs in place and obligations due thereunder that are known at the time the budget is finalized.

FIVE YEAR PLAN ("PLAN") - this will include annual projections for each major segment of business, as noted above and for the consolidated company. The projections for each segment will include the following:

     Operating Projections - Income Statements and Cash Flows
     Capital Expenditure Projections including its New Build strategy Asset Sale Programs
     Overhead Projections
     Balance Sheets

     The Five Year Plan will include annual projections for each of the fiscal years 2003 through 2007. The Plan will incorporate all aspects of the Plan of Reorganization and the impact of the Exit Facilities (Term Loan, Revolving Credit facility Canadian facility) and other credit obligations (i.e. 34th Street Note, etc.) as appropriate. The Plan will be prepared in the same detail using an approach and methodology that is consistent with that used in the past by the Borrower.

     The Fiscal Year 2003 Business Plan will represent the first year of the Plan and will be used as the starting point or basis of the projections for fiscal years 2004 through 2007.The key assumptions and methodology underlying the preparation of the Plan will be relatively consistent with the information presented in the Schedule 11 To Disclosure Statement For Debtors' Chapter 11 Plan that was filed with the Bankruptcy Court on November 29, 2001.

                          * * * * * * * * * * * *

                                                                  EXECUTION

                           BANKERS TRUST COMPANY


                                                      December 20, 2001





Loews Cineplex Entertainment Corporation
711 Fifth Avenue - 11th Floor
New York, New York 10022
Attention: Mr. Larry Ruisi, President

           Re:      Post-Bankntptcy Revolving Credit Facility for
                    Loews Cineplex Entertainment Corporation
                    ---------------------------------------------

Gentlemen:

     Reference is hereby made to the commitment letter dated the date hereof (as amended, supplemented or otherwise modified, the "COMMITMENT LETTER") between Bankers Trust Company ("BTCO") and Loews Cineplex Entertainment Corporation (the "BORROWER"). Capitalized terms used in this fee letter (this "FEE LETTER") and not defined herein shall have the meanings set forth in the Commitment Letter. This Fee Letter is the Fee Letter referred to in the Commitment Letter.

     This Fee Letter is delivered in connection with and will supplement the Commitment Letter by setting forth the arrangements relating to compensation for certain services rendered and to be rendered by BTCo and its affiliates. BTCo's willingness to provide the financing described in the Commitment Letter is subject to your acceptance and return of this letter concurrently with the Commitment Letter.

     The Borrower agrees to pay to BTCo the following non-refundable fees:

     1. A facility fee equal to 2.00% of the aggregate principal amount of the Revolving Credit Facility (provided that solely for purposes of calculating the facility fee, the amount of the Revolving Credit Facility shall be deemed to not be reduced on a dollar-for-dollar basis by the amount by which the aggregate outstanding principal amount of all loans and other extensions of credit under the Post-Reorganization Canadian Facility exceeds US$40 million), with 25% of such fee to be paid to BTCo on the date you obtain the Bankruptcy Court's approval to pay such portion of the fee as contemplated by the Commitment Letter and 75% of such fee to be payable to BTCo on the Closing Date; a portion of such facility fee may be distributed by BTCo to the other Lenders if BTCo elects to do so in its sole discretion.

     2. A ticking fee of $41,666 per month, such fee to first accrue on the first monthly anniversary of the date of the Commitment Letter and continue accruing on each monthly anniversary thereof until the Closing Date and to be payable on the earlier of the Closing Date or the date of termination of the commitments of BTCo set forth in the Commitment Letter.

     3. An annual administrative fee of $200,000 for the administration of both the Term Loan Facility and the Revolving Credit Facility; payable to BTCo on the Closing Date and annually in advance thereafter on each anniversary of the Closing Date.

     4. Commencing upon the Closing Date, a commitment fee equal to the daily average unused portion of the Revolving Credit Facility (provided that solely for purposes of calculating the commitment fee, the amount of the Revolving Credit Facility shall be deemed to not be reduced on a dollar-for-dollar basis by the amount by which the aggregate outstanding principal amount of all loans and other extensions of credit under the Post-Reorganization Canadian Facility exceeds US$40 million) multiplied by the percentage set forth below based upon the total utilization of the Revolving Credit Facility (provided that solely for purposes of calculating the commitment fee, the amount of the Revolving Credit Facility shall be deemed to not be reduced on a dollar-for-dollar basis by the amount by which the aggregate outstanding principal amount of all loans and other extensions of credit under the Post-Reorganization Canadian Facility exceeds US$40 million), such fee to be paid quarterly in arrears.

      Total Utilization            Commitment Fee Percentage
      -----------------            -------------------------
            < 33%                        1.00 % per annum

     > 33% but < 66%                     0.75 % per annum
               -
            > 66%                        0.50 % per annum

     BTCo reserves the right to allocate, in whole or in part, the fees payable under this Fee Letter to one or more of its affiliates.

     It is understood and agreed that this Fee Letter shall not constitute or give rise to any obligation to provide any financing and that such an obligation will arise only to the extent provided in the Commitment Letter if accepted in accordance with its terms.

     The provisions of this Fee Letter shall survive the expiration or termination of the Commitment Letter. This Fee Letter may not be amended or waived except by a written instrument signed by each of BTCo and the Borrower.

     This Fee Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflicts of law rules (other than Section 5-1401 of the General
Obligations Law). This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                [Remainder of page intentionally left blank]

     Please indicate your agreement to the foregoing by executing this Fee Letter and returning it to us.


                                            Sincerely,


                                            BANKERS TRUST COMPANY


                                            By:/s/ Mark B. Cohen
                                               -------------------------------
                                            Name:  Mark B. Cohen
                                            Title: Managing Director

ACCEPTED AND AGREED
to this ___ day of December, 2001

LOEWS CINEPLEX ENTERTAINMENT
CORPORATION

By:
   ---------------------------------
Name:
Title:

     Please indicate your agreement to the foregoing by executing this Fee Letter and returning it to us.

                                            Sincerely,


                                            BANKERS TRUST COMPANY


                                            By:
                                               -------------------------------
                                            Name:
                                            Title:

ACCEPTED AND AGREED
to this 21st day of December, 2001

LOEWS CINEPLEX ENTERTAINMENT
CORPORATION

By:/s/ Lawrence J. Ruisi
   ---------------------------------
Name:  Lawrence J. Ruisi
Title: President and Chief Executive Officer

                                 APPENDIX I


                           Debtors' First Amended
                              Chapter 11 Plan

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - -  - - - - - x
                                               :
In re:                                         :    Chapter 11
                                               :    Case Nos. 01-40346
   LOEWS CINEPLEX ENTERTAINMENT                :    through   01-40582
   CORPORATION, et al.,                        :
                -- --                          :    (Jointly Administered)
                                               :
                                     Debtors.  :
                                               :
- - - - - - - - - - - - - - - - - -  - - - - - x


                   -------------------------------------
                           DEBTORS' FIRST AMENDED
                              CHAPTER 11 PLAN
                   -------------------------------------


Dated:     New York, New York
           January 14, 2002



                                      FRIED, FRANK, HARRIS, SHRIVER
                                         & JACOBSON
                                     (A Partnership Including
                                         Professional Corporations)
                                     Attorneys for Debtors and
                                     Debtors-In-Possession
                                     One New York Plaza
                                     New York, New York  10004
                                     (212) 859-8000
                                     Attn:   Brad Eric Scheler, Esq.
                                             Lawrence A. First, Esq.
                                             Bonnie Steingart, Esq.

                             TABLE OF CONTENTS

ARTICLE ONE  DEFINITIONS......................................................1


ARTICLE TWO  TREATMENT OF ADMINISTRATIVE EXPENSES............................10

       2.1.     Administrative Expenses......................................10
       2.2.     Full Settlement..............................................10

ARTICLE THREE  TREATMENT OF PRIORITY TAX CLAIMS..............................10

       3.1.     Priority Tax Claims..........................................10
       3.2.     Full Settlement..............................................11

ARTICLE FOUR  CLASSIFICATION OF CLAIMS AND INTERESTS.........................11

       4.1.     Designation of classes pursuant to sections 1122
                and 1123(a)(1) of the Bankruptcy Code........................11
       4.2.     Claims.......................................................11
       4.3.     Interests............................... ....................11

ARTICLE FIVE  IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
       IMPAIRED AND NOT IMPAIRED BY THIS PLAN................................12

       5.1.     Classes of Claims and Interests Impaired by this Plan and
                Entitled to Vote.............................................12
       5.2.     Classes of Claims Not Impaired by this Plan and
                Conclusively Presumed to Accept this Plan....................12
       5.3.     Classes of Claims and Interests Impaired by this Plan and
                Deemed Not to Have Accepted this Plan........................12

ARTICLE SIX  TREATMENT OF CLAIMS AND INTERESTS...............................12

       6.1.     Priority Claims (Class 1)....................................12
       6.2.     Pre-Petition Credit Agreement Claims (Class 2)...............13
       6.3.     Miscellaneous Secured Claims (Class 3).......................14
       6.4.     PBGC Claims (Class 4)........................................14
       6.5.     Unsecured Claims.............................................15
       6.6.     Convenience Claim (Class 6)..................................15
       6.7.     Intercompany Claims..........................................16
       6.8.     Old LCE Common Stock Interests (Class 8).....................16
       6.9.     Subsidiary Common Stock Interests (Class 9)..................16

ARTICLE SEVEN  ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF
       REJECTION BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR INTERESTS......17

       7.1.     Impaired Classes of Claims Entitled to Vote..................17
       7.2.     Acceptance by an Impaired Class of Creditors.................17
       7.3.     Classes of Claims and Interests Not Impaired by this
                Plan and Conclusively Presumed to Accept this Plan...........17
       7.4.     Classes of Claims and Interests Deemed Not to Have
                Accepted this Plan...........................................17
       7.5.     Confirmation Pursuant to Section 1129(b) of the
                Bankruptcy Code..............................................17

ARTICLE EIGHT  UNEXPIRED LEASES AND EXECUTORY CONTRACTS......................18

       8.1.     Assumption and Rejection of Executory Contracts and
                Unexpired Leases.............................................18
       8.2.     Bar Date for Rejection Damages...............................18
       8.3.     Consent to Mortgage Security Interest, or Other
                Lien Upon Unexpired Leases of Real Property..................18

ARTICLE NINE  IMPLEMENTATION OF THIS PLAN....................................19

       9.1.     Vesting of Property..........................................19
       9.2.     Transactions on Business Days................................19
       9.3.     Corporate Action for Reorganized Debtors.....................19
       9.4.     Implementation...............................................19
       9.5.     Issuance of New Securities...................................20
       9.6.     Cancellation of Existing Securities and Agreements...........20
       9.7.     Board of Directors of Reorganized LCE........................20
       9.8.     Employee Benefit Plans.......................................20
       9.9.     Survival of Indemnification and Contribution Obligations.....21
       9.10.    Substantive Consolidation....................................21
       9.11.    Retention and Enforcement of Causes of Action................22
       9.12.    Senior Executive Employment Agreements; Certain
                Other Employees..............................................22
       9.13.    Rule 9019 Settlement and Compromise of Alleged Causes
                of Action with Respect to Pre-Petition Credit Agreement
                Claims and the Intercreditor Disputes........................22
       9.14.    Funding of the Unsecured Settlement Distribution.............24
       9.15.    No Stamp or Similar Taxes....................................24

ARTICLE TEN  PROVISIONS COVERING DISTRIBUTIONS...............................24

       10.1.    Timing of Distributions Under this Plan......................24
       10.2.    Allocation of Consideration..................................24
       10.3.    Cash Payments................................................25
       10.4.    Payment of Statutory Fees....................................25
       10.5.    No Interest..................................................25
       10.6.    Fractional Securities........................................25
       10.7.    Withholding of Taxes.........................................25
       10.8.    Persons Deemed Holders of Registered Securities..............25
       10.9.    Surrender of Existing Securities.............................26
       10.10.   Undeliverable or Unclaimed Distributions.....................26
       10.11.   Distributions on Account of Pre-Petition Notes...............26

ARTICLE ELEVEN  PROCEDURES FOR RESOLVING DISPUTED CLAIMS.....................27

       11.1.    Objections to Claims.........................................27
       11.2.    Procedure....................................................27
       11.3.    Payments and Distributions With Respect to Disputed Claims...27
       11.4.    Claims Reserve...............................................27
       11.5.    Distributions After Allowance of Disputed General Unsecured
                Claims.......................................................28
       11.6.    Distributions After Disallowance of Disputed General
                Unsecured Claims.............................................28
       11.7.    Payment of Post-Effective Date Interest......................29
       11.8.    The Creditors' Committee Designee............................29
       11.9.    Effect of Distributions in the CCAA Cases....................29
       11.10.   Setoffs......................................................29

ARTICLE TWELVE  DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS....29

       12.1.    Discharge of All Claims and Interests and Releases...........29
       12.2.    Injunction...................................................30
       12.3.    Exculpation..................................................30
       12.4.    Guaranties and Claims of Subordination.......................30
       12.5.    Release with Respect to Holders of General Unsecured Claims..31

ARTICLE THIRTEEN  CONDITIONS PRECEDENT TO  CONFIRMATION ORDER AND
       EFFECTIVE DATE........................................................31

       13.1.    Conditions Precedent to Entry of the Confirmation Order......32
       13.2.    Conditions Precedent to the Effective Date...................32
       13.3.    Waiver of Conditions.........................................33
       13.4.    Effect of Failure of Conditions..............................33

ARTICLE FOURTEEN  MISCELLANEOUS PROVISIONS...................................33

       14.1.    Bankruptcy Court to Retain Jurisdiction......................33
       14.2.    Binding Effect of this Plan..................................34
       14.3.    Nonvoting Stock..............................................34
       14.4.    Authorization of Corporate Action............................34
       14.5.    Retiree Benefits.............................................34
       14.6.    Withdrawal of this Plan......................................34
       14.7.    Captions.....................................................35
       14.8.    Method of Notice.............................................35
       14.9.    Dissolution of Committees....................................35
       14.10.   Amendments and Modifications to Plan.........................35
       14.11.   Section 1125(e) of the Bankruptcy Code.......................35
       14.12.   Post-Confirmation Obligations................................36

Schedule I  - Debtors and Debtors-in-Possession
Schedule II - Canadian Debtors in the CCAA Cases
Schedule III - Applicable Allowance Factors


Exhibit A    Term Sheet For New Term Note Loan Agreement
Exhibit B    Term Sheet For New Working Capital Credit Agreement
Exhibit C    Reorganized LCE By-Laws*
Exhibit D    Reorganized LCE Certificate of Incorporation*
Exhibit E    Term Sheet For Senior Executive Employment Agreements
Exhibit F    Corporations to be Dissolved*
Exhibit G    New Board of Directors*
Exhibit H    Terms of Employment for Level One and Level Two Contract Employees

----------------------------
* The Debtors intend to file this exhibit at least ten (10) days prior to the Confirmation Hearing.

          LCE and its subsidiaries listed on Schedule I, as debtors and debtors-in-possession (collectively, the "Debtors"), hereby propose the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.

                                ARTICLE ONE
                                -----------

                                DEFINITIONS
                                -----------

          Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below:

          Administrative Expense: (a) Any right to payment constituting a cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) under section 503(b) of the Bankruptcy Code and (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court.

          Affiliate: As defined in section 101(2) of the Bankruptcy Code.

          Agent: Bankers Trust, as agent under the Pre-Petition Credit
Agreement.

          Allowed: With respect to Claims and Interests, (a) any Claim against or Interest in a Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed,
(b) any Claim or Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, or (c) any Claim allowed pursuant to this Plan; provided, however, that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this Plan). Except as otherwise specified in this Plan or a Final Order of the Bankruptcy Court, the amount of an allowed Claim shall not include interest on such Claim from and after the Filing Date.

          Applicable Class 5A Allowance Factor: With respect to any given determination date under this Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed Subsidiary General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on the attached Schedule III that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $425,000,000, the Applicable Class 5A Allowance Factor would be .1200000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5A Allowance Factor will increase, as set forth on the attached Schedule III.

          Applicable Class 5B Allowance Factor: With respect to any given determination date under this Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed LCE General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on the attached Schedule III that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $ 425,000,000, the Applicable Class 5B Allowance Factor would be
 .100000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5B Allowance Factor will increase, as set forth on the attached Schedule III.

          Ballot: The form distributed, together with the Disclosure Statement, to Holders of Claims in classes that are Impaired and entitled to vote on this Plan for the purpose of indicating acceptance or rejection of this Plan.

          Bankers Trust: Bankers Trust Company in its capacity as Agent and as Pre-Petition Lender.

          Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

          Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over these Chapter 11 Cases.

          Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, each as amended from time to time, as applicable to the Chapter 11 Cases.

          Board: The board of directors of the Debtors or Reorganized Debtors, as applicable.

          Business Day: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

          By-Laws: The By-Laws of the Debtors (other than LCE) in effect as of the Filing Date.

          Canadian Debtors: Cineplex Odeon, and the other Entities listed on Schedule II, as Applicants in the CCAA Cases.

          Canadian DIP: The loans made by LCE to Cineplex Odeon pursuant to the Credit Agreement, dated February 28, 2001, as amended, between LCE as lender, Cineplex Odeon as borrower and Deutsche Bank, as agent.

          Canadian Plan: The Plan of Compromise and Arrangement to be proposed by the Canadian Debtors in the CCAA Cases.

          Cash: United States currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank by the Debtors, the Reorganized Debtors or other Entity making any distribution under this Plan.

          Cause of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

          CCAA: Canadian Companies' Creditors Arrangement Act.

          CCAA Cases: The cases of the Canadian Debtors under the CCAA.

          Chapter 11 Cases: The cases under Chapter 11 of the Bankruptcy Code filed by the Debtors that were commenced on the Filing Date, with case numbers 01-40346 through 01-40582.

          Cineplex Odeon: Cineplex Odeon Corporation, a corporation organized under the laws of Canada, and a wholly owned subsidiary of LCE.

          Claim: Any right to (a) payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          Class: A class of Claims or Interests designated pursuant to this Plan.

          Class 5A Payment Amount: The product of the then Applicable Class 5A Allowance Factor multiplied by the amount of each Holder's Allowed Subsidiary General Unsecured Claim.

          Class 5B Payment Amount: The product of the then Applicable Class 5B Allowance Factor multiplied by the amount of each Holder's Allowed LCE General Unsecured Claim.

          Class 5 Claims Reserve: The Unsecured Settlement Distribution that shall be held in a segregated interest bearing account to be established by the Reorganized Debtors on the Effective Date for the purpose of making distributions to holders of Allowed General Unsecured Claims pursuant to Section 11.4 of this Plan.

          Combination: The combination completed on May 14, 1998 of the Loews Theatres exhibition business of Sony Pictures Entertainment, Inc., a wholly owned subsidiary of Sony Corporation of America, and Cineplex Odeon.

          Confirmation Date: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

          Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

          Confirmation Order: The order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

          Convenience Claim: Any Unsecured Claim that is (i) Allowed for an amount of $500 or less or (ii) is Allowed in an amount greater than $500, but which is reduced to $500 by election of the Holder thereof pursuant to such Holder's Ballot. In no event shall any Convenience Claim exceed $500 for the purposes of allowance, treatment or distribution under this Plan.

          Creditor: Any Entity that is the Holder of a Claim against a Debtor that arose on or before the order for relief in these Chapter 11 Cases or a Claim against a Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

          Creditors' Committee: The official committee of unsecured Creditors appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on March 2, 2001, as the same may be constituted from time to time.

          Creditors' Committee Designee: Mr. William Kaye, or another representative to be appointed by the Creditors' Committee on or before the Effective Date to provide input and assistance to the Debtors or the Reorganized Debtors in analyzing, objecting to, compromising and settling Disputed Claims.

          Debtors: LCE and its subsidiaries listed on Schedule I, as debtors and debtors-in-possession in the Chapter 11 Cases.

          DIP Agent: Bankers Trust, as agent for the DIP Lenders.

          DIP Facility Agreement: The Debtor-In-Possession Credit
Agreement, as amended from time to time, and ancillary documents, dated as of February 15, 2001, among the Debtors, the DIP Agent and the DIP Lenders.

          DIP Lenders: The lenders under the DIP Facility Agreement.

          Disclosure Statement: The disclosure statement that relates to this Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code.

          Disputed: With respect to Claims, any Claim that is not Allowed.

          Effective Date: The date that is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such later date after the Confirmation Date as determined by the Debtors so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of this Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such later date as the Debtors may determine.

          Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Filing Date: February 15, 2001, which was the date on which each of the Debtors filed a voluntary petition for relief commencing the Chapter 11 Cases.

          Final Decree: A final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

          Final DIP Order: The final order of the Bankruptcy Court dated April 4, 2001, approving the DIP Facility Agreement.

          Final Order: An order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

          General Unsecured Claims: All LCE General Unsecured Claims and Subsidiary Unsecured Claims, including, without limitation, any and all Claims, including all environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

          Holder: Any Entity that holds a Claim or Interest.

          HSBC Bank: HSBC Bank USA, a New York bank and trust company, as Indenture Trustee.

          Impaired: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

          Indenture: The Indenture, dated as of August 5, 1998, as amended, between LCE, as issuer and the Indenture Trustee pursuant to which the Pre-Petition Notes were issued.

          Indenture Trustee: HSBC Bank, as successor indenture trustee to Bankers Trust Company as indenture trustee under the Indenture, or its duly appointed successor (if any).

          Instrument: Any share of stock, security, promissory note or other "Instrument" within the meaning of that term as defined in section 9-102(47) of the UCC.

          Intercompany Cineplex Odeon Claims: All Claims held by a Canadian Debtor against any of the Debtors.

          Intercompany Claims: All Intercompany LCE Claims, Intercompany Subsidiary Claims and Intercompany Cineplex Odeon Claims.

          Intercompany LCE Claims: All Claims (a) held by LCE against any Subsidiary Debtor or (b) held by any Subsidiary Debtor against LCE, including, without limitation, all Claims arising as a result of advances made (i) by LCE to any Subsidiary Debtor or (ii) by any Subsidiary Debtor to LCE, as the case may be.

          Intercompany Subsidiary Claims: All Claims held by a Subsidiary Debtor against another Subsidiary Debtor, including, without limitation, Claims arising as a result of advances made by a Subsidiary Debtor to another Subsidiary Debtor.

          Interests: All equity interests in a Debtor, including, but not limited to, shares of common stock and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating a Debtor to issue, transfer or sell any shares of capital stock of a Debtor.

          Investors: Oaktree Capital and Onex, which, in the aggregate, beneficially own at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims and $177,700,000 in Pre-Petition Note Claims, in each case, either directly or through one or more Affiliates.

          Investors Pre-Petition Credit Agreement Claims: All Pre-Petition Credit Agreement Claims held by the Investors.

          LCE: Loews Cineplex Entertainment Corporation, a Delaware corporation.

          LCE General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against LCE, including, without limitation, all Pre-Petition Note Claims and any and all Claims, including environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

          Market Rate: The rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen (15) days prior to the Effective Date.

          Maximum Allowable Amount: With respect to any Disputed General Unsecured Claim, the least of the amounts (a) set forth in the proof(s) of claim filed by the Holder thereof, (b) determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction as the maximum fixed amount of such General Unsecured Claim or as the estimated amount of such General Unsecured Claim for allowance, distribution and reserve purposes, (c) in the case of a proof of claim filed in an unliquidated, undetermined or contingent amount, as determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction, or (d) as agreed upon, in writing, by the Debtors and the Holder of such Disputed Claim.

          Miscellaneous Secured Claim: Any Claim including any Claim secured by a valid mechanics lien on property of the Debtors' estates, other than a Pre-Petition Credit Agreement Claim or an Administrative Expense, that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

          New Common Stock: The 100,000 shares of common stock of Reorganized LCE, par value $.01 per share, to be issued by Reorganized LCE on and after the Effective Date pursuant to this Plan.

          New Subsidiary Certificates of Incorporation: The new certificates or articles of incorporation or formation or an amendment to the current certificates or articles for each of the Reorganized Debtors other than Reorganized LCE.

          New Term Loan Agreement: The term loan agreement and ancillary documents between the Reorganized Debtors, the lenders thereto and Bankers Trust, as Agent, to be effective as of the Effective Date. A term sheet setting forth the material terms of the New Term Note Loan Agreement is attached as Exhibit A.

          New Term Notes: The new term notes in the approximate aggregate principal amount of $429,409,000 to be issued pursuant to the New Term Loan Agreement to the Holders of Allowed Pre-Petition Credit Agreement Claims pursuant to section 6.2 of this Plan.

          New Working Capital Credit Agreement: The working capital credit agreement and ancillary documents, dated as of the Effective Date, between the Reorganized Debtors, the lenders thereto and Bankers Trust, as Agent, containing the terms of the New Working Capital Facility. A term sheet setting forth the material terms of the New Working Capital Credit Agreement is attached as Exhibit B.

          New Working Capital Facility: The $100 million working capital credit facility provided to the Reorganized Debtors under the New Working Capital Credit Agreement.

          Oaktree Capital: Oaktree Capital Management, LLC and/or one or more of its Affiliates.

          Old LCE By-Laws: The By-Laws of LCE in effect as of the Filing
Date.

          Old LCE Certificate of Incorporation: The certificate of incorporation of LCE in effect as of the Filing Date.

          Old LCE Common Stock: The common stock of LCE, par value $.01 per share, issued and outstanding as of the Filing Date.

          Old LCE Common Stock Interest: Any Interest evidenced by Old LCE Common Stock or any Claim, if any, relating to Old LCE Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests.

          Onex: Onex Corporation, a corporation organized under the laws of Canada and/or one or more of its Affiliates.

          PBGC: The Pension Benefit Guaranty Corporation.

          PBGC Claims: Any and all Claims of the PBGC.

          Plan: This chapter 11 plan of reorganization of the Debtors, together with all exhibits hereto, as the same may be amended and modified from time to time in accordance with section 1127 of the Bankruptcy Code.

          Pre-Petition Credit Agreement: The Senior Revolving Credit Agreement, dated as of May 14, 1998, as amended, modified or supplemented from time to time, between LCE, the Pre-Petition Lenders and Bankers Trust, as a lender and Agent for the Pre-Petition Lenders.

          Pre-Petition Credit Agreement Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-Petition Credit Agreement and all other Loan Documents (as defined in the Pre-Petition Credit Agreement), including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith. In addition, pursuant to paragraph 6 of the DIP Final Order the DIP Lenders and the DIP Agent have agreed that for purposes of this Plan, the DIP Repayment Loan (as defined in the DIP Final Order) will be treated as secured pre-petition Claims. As a result, any and all Claims in respect of the DIP Repayment Loan shall be considered for all purposes of this Plan to be Pre-Petition Credit Agreement Claims and shall not be considered Administrative Expenses.

          Pre-Petition Lenders: The lenders under the Pre-Petition Credit Agreement.

          Pre-Petition Note Claims: Any and all Claims of the Indenture Trustee and Holders of Pre-Petition Notes arising under the Indenture or the transaction, agreements or Instruments upon which the Pre-Petition Notes are based.

          Pre-Petition Notes: The 8-7/8% Senior Subordinated Notes due 2008 issued by LCE pursuant to the Indenture.

          Priority Claim: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

          Priority Tax Claim: Any Claim which is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

          Pro Rata Share: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim or Allowed Interest, as the case may be, in a class is the same as the ratio such Claim or Interest bears to the total amount of all Claims or Interests (including Disputed Claims or Disputed Interests until disallowed) in such class.

          Related Documents: This Plan and all documents necessary to consummate the transactions contemplated by this Plan.

          Reorganized Debtors: The Debtors from and after the effectiveness of this Plan on the Effective Date.

          Reorganized LCE: LCE from and after the effectiveness of this Plan on the Effective Date.

          Reorganized LCE By-Laws: The By-Laws of Reorganized LCE substantially in the form attached as Exhibit C.

          Reorganized LCE Certificate of Incorporation: The certificate of incorporation of Reorganized LCE, as amended and restated pursuant to this Plan, substantially in the form attached as Exhibit D.

          Schedules: The schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on June 29, 2001 in accordance with section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

          Senior Executive Employment Agreements: The Senior Executive Employment Agreements, between Reorganized LCE and Lawrence J. Ruisi and Travis Reid. Term Sheets setting forth the material terms of the Senior Executive Employment Agreements are attached as Exhibit E.

          Subsidiary Common Stock: Collectively, all common stock of the Debtors (other than LCE) issued and outstanding as of the Filing Date.

          Subsidiary Common Stock Interest: Any Interest evidenced by Subsidiary Common Stock.

          Subsidiary Debtors: All of the Debtors other than LCE.

          Subsidiary General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against any Debtor other than LCE, including, without limitation, any and all Claims, including environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

          UCC: The Uniform Commercial Code in effect in the State of New York as of the date hereof, as applicable.

          Unimpaired: Any Class of Claims or Interests that is not Impaired. Unsecured Settlement Distribution: $45,000,000 in Cash.

          Voting Deadline: The date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject this Plan must be received.

                                ARTICLE TWO
                                -----------

                    TREATMENT OF ADMINISTRATIVE EXPENSES
                    ------------------------------------

          2.1. Administrative Expenses. Each Allowed Administrative Expense shall be paid in full in Cash on the later of (i) the Effective Date, (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense and (iii) the date on which the Debtors and the Holder of such Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred under the DIP Facility Agreement shall be paid in full in Cash on the Effective Date, and (b) obligations incurred in the ordinary course of business consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including, without limitation, claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

          2.2. Full Settlement. The distributions provided for in Section
2.1 are in full settlement, release and discharge of all Administrative
Expenses.

                               ARTICLE THREE
                               -------------

                      TREATMENT OF PRIORITY TAX CLAIMS
                      --------------------------------

          3.1. Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, the Holder of an Allowed Priority Tax Claim shall be entitled to receive from the Reorganized Debtors on account of such Claim:

          (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or

          (b) Such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be.

          3.2. Full Settlement. The distributions provided for in Section
3.1 are in full settlement, release and discharge of all Priority Tax
Claims.

                               ARTICLE FOUR
                               ------------

                   CLASSIFICATION OF CLAIMS AND INTERESTS
                   --------------------------------------

          4.1. Designation of classes pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. Set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Articles Two and Three above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

          4.2. Claims.
               ------

          Class 1. Class 1 consists of all Priority Claims.
          -------

          Class 2. Class 2 consists of the Pre-Petition Credit Agreement
          -------
Claims.

          Class 3. Class 3 consists of all Miscellaneous Secured Claims.
          -------

          Class 4. Class 4 consists of all PBGC Claims.
          -------

          Class 5A. Class 5A consists of all Subsidiary General Unsecured
          --------
Claims.

          Class 5B. Class 5B consists of all LCE General Unsecured Claims.
          --------

          Class 6. Class 6 consists of all Convenience Claims.
          -------

          Class 7A. Class 7A consists of all Intercompany LCE Claims.
          --------

          Class 7B. Class 7B consists of all Intercompany Subsidiary
          --------
Claims.

          Class 7C. Class 7C consists of all Intercompany Cineplex Odeon
          --------
Claims.

          4.3. Interests.
               ---------

          Class 8. Class 8 consists of all Old LCE Common Stock Interests.
          -------

          Class 9. Class 9 consists of all Subsidiary Common Stock
          -------
Interests.

                                ARTICLE FIVE
                                ------------

                  IDENTIFICATION OF CLASSES OF CLAIMS AND
              INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN
              ------------------------------------------------

          5.1. Classes of Claims and Interests Impaired by this Plan and Entitled to Vote. Pre-Petition Credit Agreement Claims (Class 2), Subsidiary General Unsecured Claims (Class 5A) and LCE General Unsecured Claims (Class 5B) are Impaired by this Plan and the Holders of Allowed Claims and Interests in such Classes are entitled to vote to accept or reject this Plan.

          5.2. Classes of Claims Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class 1), Miscellaneous Secured Claims (Class 3), PBGC Claims (Class 4), Convenience Claims (Class
6), and Subsidiary Common Stock Interests (Class 9) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

          5.3. Classes of Claims and Interests Impaired by this Plan and Deemed Not to Have Accepted this Plan. Intercompany LCE Claims (Class 7A), Intercompany Subsidiary Claims (Class 7B), Intercompany Cineplex Odeon Claims (Class 7C) and Old LCE Common Stock Interests (Class 8) are Impaired by this Plan and do not receive or retain any property under this Plan. As co-proponents of this Plan, the Holders of Intercompany LCE Claims and Intercompany Subsidiary Claims support this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited.

                                ARTICLE SIX
                                -----------

                     TREATMENT OF CLAIMS AND INTERESTS
                     ---------------------------------

          6.1. Priority Claims (Class 1).
               -------------------------

          (a) Treatment. On the latest of (a) the Effective Date, (b) the date on which such Priority Claim becomes an Allowed Priority Claim, or (c) the date on which the Debtors and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim shall be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; provided, however, Allowed Priority Claims representing obligations incurred in the ordinary course shall be paid in full or performed by the Reorganized Debtors in the ordinary course of business, consistent with past practice.

          (b) Full Settlement. The distributions provided in this Section
6.1 are in full settlement, release and discharge of each Holder's Priority
Claim.

Class 1 is not Impaired.

          6.2. Pre-Petition Credit Agreement Claims (Class 2).
               ----------------------------------------------

          (a) Treatment. The Pre-Petition Credit Agreement Claims are Allowed in the aggregate amount of $742,086,538. All adequate assurance payments received by the Holders of Pre-Petition Credit Agreement Claims during the Chapter 11 Cases pursuant to paragraph 10(iii) of the Final DIP Order or otherwise shall be retained by such Holder and deemed interest payments and not reduction of principal. In addition, subject to Section 6.2(b) of this Plan, on the Effective Date, each Holder of an Allowed Pre-Petition Credit Agreement Claim shall receive its Pro Rata Share of (i) 100% of the New Term Notes and (ii) 100% of the New Common Stock.

          (b) Settlement. The Investors hold in the aggregate at least $300 million principal amount of Pre-Petition Credit Agreement Claims. Pursuant to Section 6.2(a) of this Plan, the Investors would receive in respect of the Pre-Petition Credit Agreement Claims held by them, in the aggregate, their Pro Rata Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims. Absent the settlement described herein, the Holders of General Unsecured Claims would have received a portion of the New Common Stock. The Creditors' Committee, however, has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims and the allowance of the Pre-Petition Credit Agreement Claims and the prosecution of potential Causes of Action against the Pre-Petition Lenders. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, pursuant to Section 9.13 of this Plan, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, the Investors have committed to pay to LCE, on the Effective Date, up to $45 million for LCE to fund the Unsecured Settlement Distribution, which shall be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock that would have been otherwise distributable to the Holders of General Unsecured Claims. The Investors, in consideration for such actions, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, shall receive that portion of the New Common Stock that would have been otherwise distributed to the Holders of General Unsecured Claims and all the New Common Stock that would have been distributed to the other Holders of Pre-Petition Credit Agreement Claims (such distributions to the Investors are in lieu of the New Term Notes the Investors would have otherwise received on account of $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims and such New Term Notes will be distributed to the other Holders of Pre-Petition Credit Agreement Claims) such that (i) on the Effective Date, the Investors shall receive 100% of the New Common Stock and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including the Investors in respect of the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount ) shall, on the Effective Date, receive its pro rata share of 100% of the New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (other than $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims). Pursuant to Section 9.13 of this Plan, this section and the other related provisions of this Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could have been brought by a Holder of a General Unsecured Claim, the Debtors or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtor or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

          (c) Full Settlement. The distributions provided for in this
Section 6.2 are in full settlement, release and discharge of each Holder's Pre-Petition Credit Agreement Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Pre-Petition Credit Agreement Claim is based.

Class 2 is Impaired.

          6.3. Miscellaneous Secured Claims (Class 3).
               --------------------------------------

          (a) Treatment. On the latest of (i) the Effective Date, (ii) the date on which such Miscellaneous Secured Claim becomes an Allowed Claim, and (iii) the date on which the Debtors and the Holder of such Allowed Miscellaneous Secured Claim otherwise agree, at the election of the Debtors prior to the Effective Date, each Holder of an Allowed Miscellaneous Secured Claim shall be entitled to receive on account of such Holder's Allowed Miscellaneous Secured Claim one of the following treatments: (A) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder shall remain unaltered,
(B) such Holder's Allowed Miscellaneous Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (C) such other treatment as mutually agreed to by the Debtors and such Holder.

          (b) Full Settlement. The distributions provided in this Section
6.3 are in full settlement, release and discharge of each Holder's Miscellaneous Secured Claim.

Class 3 is not Impaired.

          6.4. PBGC Claims (Class 4).
               ---------------------

          (a) Treatment. On the Effective Date, the Holder of the Allowed PBGC Claims shall be entitled to receive on account of such Holder's Allowed PBGC Claim one of the following treatments: (A) the legal, equitable and contractual rights to which such Allowed PBGC Claim entitles such Holder shall remain unaltered, (B) such Holder's Allowed PBGC Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (C) such other treatment as mutually agreed to by the Debtors and such Holder.

          (b) Full Settlement. The distributions provided in this Section
6.4 are in full settlement, release and discharge of the PBGC Claims and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which the PBGC Claim is based.

Class 4 is not Impaired.

          6.5. Unsecured Claims.
               ----------------

               6.5.1 Subsidiary General Unsecured Claims (Class 5A)
                     ----------------------------------------------

          (a) Treatment. In accordance with the settlement and compromise described in Section 9.13 of this Plan, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date and
(ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed Subsidiary General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claims, Cash in an amount equal to such Holder's Class 5A Payment Amount in accordance with Sections 11.5 and 11.6 of this Plan.

          (b) Full Settlement. The distributions provided in this Section
6.5.1 are in full settlement, release and discharge of each Holder's Subsidiary General Unsecured Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Subsidiary General Unsecured Claim is based.

Class 5A is Impaired.

               6.5.2 LCE General Unsecured Claims (Class 5B)
                     ---------------------------------------

          (a) Treatment. In accordance with the settlement and compromise described in Section 9.13 of this Plan, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date and
(ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed LCE General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed LCE General Unsecured Claim, Cash in an amount equal to such Holder's Class 5B Payment Amount in accordance with Sections 11.5 and 11.6 of this Plan.

          (b) Full Settlement. The distributions provided in accordance with this Section 6.5.2 are and shall be in full settlement, release and discharge of each Holder's LCE General Unsecured Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such LCE General Unsecured Claim is based.

          (c) Indenture Trustee's Fees and Expenses. Upon approval by the Bankruptcy Court of an application by the Indenture Trustee, the reasonable fees and expenses incurred by the Indenture Trustee (which includes the reasonable fees and expenses of any professionals retained by the Indenture Trustee) through the Effective Date shall be paid in full in Cash as soon as practicable after the Effective Date.

Class 5B is Impaired.

          6.6. Convenience Claim (Class 6).
               ---------------------------

          (a) Treatment. As soon as practicable following the Effective Date, each Holder of an Allowed Convenience Claim shall receive Cash in an amount sufficient to render such Allowed Convenience Claim (as reduced by election of the Holder of such Claim) Unimpaired under section 1124 of the Bankruptcy Code.

          (b) Full Settlement. The distributions provided in this Section
6.6 are in full settlement, release and discharge of each Holder's Convenience Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Convenience Claim is based.

Class 6 is not Impaired.

          6.7. Intercompany Claims.
               -------------------

               6.7.1 Intercompany LCE Claims (Class 7A). On the Effective Date, all Intercompany LCE Claims will be extinguished and no distributions will be made in respect of such Intercompany LCE Claims.

Class 7A is Impaired.

               6.7.2 Intercompany Subsidiary Claims (Class 7B). On the Effective Date, all Intercompany Subsidiary Claims will be extinguished and no distributions will be made in respect of such Intercompany Subsidiary Claims.

Class 7B is Impaired.

               6.7.3 Intercompany Cineplex Odeon Claims (Class 7C). On the Effective Date, all Intercompany Cineplex Odeon Claims will be extinguished and no distributions will be made in respect of such Intercompany Cineplex Odeon Claims.

Class 7C is Impaired.

          6.8. Old LCE Common Stock Interests (Class 8). On the Effective Date, all Old LCE Common Stock Interests will be extinguished and no distributions will be made in respect of such Old LCE Common Stock Interests.

Class 8 is Impaired.

          6.9. Subsidiary Common Stock Interests (Class 9).
               -------------------------------------------

          (a) Treatment On the Effective Date, each Holder of a Subsidiary Common Stock Interest shall retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest.

          (b) Full Settlement. The distributions provided in this Section
6.9 are in full settlement, release and discharge of each Holder's Subsidiary Common Stock Interest and any Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Subsidiary Common Stock Interest is based.

Class 9 is not Impaired.

                               ARTICLE SEVEN
                               -------------

              ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF
                     REJECTION BY ONE OR MORE IMPAIRED
                      CLASSES OF CLAIMS OR INTERESTS
                      ------------------------------

          7.1. Impaired Classes of Claims Entitled to Vote. Pre-Petition Credit Agreement Claims (Class 2), Subsidiary General Unsecured Claims (Class 5A) and LCE General Unsecured Claims (Class 5B) are Impaired and the Holders of Allowed Claims in such Classes are entitled to vote to accept or reject this Plan.

          7.2. Acceptance by an Impaired Class of Creditors. Consistent with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.

          7.3. Classes of Claims and Interests Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class 1), Miscellaneous Secured Claims (Class 3), PBGC claims (Class 4), Convenience Claims (Class 6), and Subsidiary Common Stock Interests (Class 9) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

          7.4. Classes of Claims and Interests Deemed Not to Have Accepted this Plan. Intercompany LCE Claims (Class 7A), Intercompany Subsidiary Claims (Class 7B), Intercompany Cineplex Odeon Claims (Class 7C) and Old LCE Common Stock Interests (Class 8) are Impaired by this Plan and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany Claims and Old LCE Common Stock Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited. The Holders of Intercompany LCE Claims and Intercompany Subsidiary Claims, as co-proponents of the Plan, support this Plan.

          7.5. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. With respect to Class 8 and any Impaired Class, including, without limitation, Class 5B, that does not accept this Plan, the Debtors intend to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code.

                               ARTICLE EIGHT
                               -------------

                  UNEXPIRED LEASES AND EXECUTORY CONTRACTS
                  ----------------------------------------

          8.1. Assumption and Rejection of Executory Contracts and Unexpired Leases. The Debtors and Reorganized Debtors shall have until the two-month anniversary of the Effective Date to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that has not been expressly assumed or rejected with approval by order of the Bankruptcy Court on or prior to the two-month anniversary of the Effective Date shall, as of such date, be deemed to have been assumed by the Debtors unless (i) there is then pending before the Bankruptcy Court a motion to reject such unexpired lease or executory contract or (ii) the Bankruptcy Court has entered an order extending such period. The Disclosure Settlement and this Plan shall constitute due and sufficient notice of the intention of the Debtors and all Reorganized Debtors to assume all executory contracts and unexpired leases that are not otherwise rejected.

          8.2. Bar Date for Rejection Damages. Unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the period set forth above shall be forever barred from asserting a Claim against the Debtors, Reorganized Debtors or the property or interests in property of the Debtors or Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be classified as either a Subsidiary General Unsecured Claim (Class 5A) or LCE General Unsecured Claim (Class 5B) under this Plan, as appropriate.

          8.3. Consent to Mortgage Security Interest, or Other Lien Upon Unexpired Leases of Real Property. In accordance with the terms of the New Term Loan Agreement and the New Working Capital Credit Agreement, the Debtors intend to grant (and have perfected) a security interest, mortgage, or other lien upon substantially all of the Reorganized Debtors' real property interests, including its interest in its real property leases assumed or to be assumed in accordance with Section 8.1 of this Plan. Any party to any unexpired lease that has not been rejected who believes that such unexpired lease prohibits such an encumbrance must file a written objection to such encumbrance within ten (10) days prior to the Confirmation Hearing. Any party to such a lease that fails to file a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien in such lease and (b) the recording or other act to perfect such security interest, mortgage, or other lien, or thereafter be forever prohibited and barred from objecting to such encumbrance, and neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien in any unexpired lease or executory contract nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease, executory contract or other applicable law.

                               ARTICLE NINE
                               ------------

                        IMPLEMENTATION OF THIS PLAN
                        ---------------------------


          9.1. Vesting of Property. Except as otherwise provided in this Plan, on the Effective Date, title to all property of the Debtors' estates shall pass to and vest in the applicable Reorganized Debtors, free and clear of all Claims, Interests, liens, security interests, charges and other encumbrances. Confirmation of this Plan (subject to the occurrence of the Effective Date) shall be binding, and the Debtors' debts shall, without in any way limiting Section 12.1 of this Plan, be discharged, as provided in section 1141 of the Bankruptcy Code.

          9.2. Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day shall instead occur on the next succeeding Business Day.

          9.3. Corporate Action for Reorganized Debtors. On the Effective Date or as soon as practicable thereafter, LCE shall be incorporated in the State of Delaware as Reorganized LCE. On the Effective Date or as soon thereafter as is practicable, Reorganized LCE shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Reorganized LCE Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized LCE. On the Effective Date, the Reorganized LCE By-Laws shall become the By-Laws of Reorganized LCE. On the Effective Date, the By-Laws shall become the By-Laws of the Reorganized Debtors (other than Reorganized LCE). On the Effective Date or as soon as practicable thereafter, each of the Reorganized Debtors (other than Reorganized LCE) shall file with the Secretary of State of their respective state of incorporation New Subsidiary Certificates of Incorporation; provided, however, as soon as practicable following the Effective Date, Reorganized LCE shall be authorized to take all necessary corporate action to dissolve the corporations listed on Exhibit F attached hereto.

          9.4. Implementation. Pursuant to the Confirmation Order and upon confirmation of this Plan, the Debtors and the Reorganized Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein. The Debtors or the Reorganized Debtors, as the case may be, are hereby authorized and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in this Plan, including, without limitation, the New Working Capital Credit Agreement, the New Term Loan Agreement and the Senior Executive Employment Agreements without the need for any additional approvals, authorizations and consents.

          9.5. Issuance of New Securities. The issuance and distribution of the New Common Stock by Reorganized LCE is hereby authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

          9.6. Cancellation of Existing Securities and Agreements. On the Effective Date, the Pre-Petition Notes, the Old LCE Common Stock, and any Old LCE Common Stock Interests, as well as any and all shareholder agreements relating to the Old LCE Common Stock, shall be canceled. On the Effective Date, the Indenture shall, except as provided in this Plan, be deemed canceled, terminated and of no further force or effect; provided, however, that the Indenture shall continue in effect for the purposes of
(i) allowing the Indenture Trustee to make any distributions on account of Pre-Petition Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain any rights or liens for fees, costs, and expenses under the Indenture. Notwithstanding the foregoing, such cancellation of the Indenture also shall not impair the rights of Holders of the Pre-Petition Notes to receive distributions on account of such Pre-Petition Notes pursuant to this Plan. The Pre-Petition Notes shall not be canceled other than pursuant to this Plan; provided, however, that until such cancellation, such Pre-Petition Notes shall solely serve as evidence of entitlement of the Holder thereof to receive distributions pursuant to this Plan and shall not otherwise be obligations of the Debtors or the Reorganized Debtors.

          9.7. Board of Directors of Reorganized LCE. On the Effective Date, the operation of Reorganized LCE shall become the general responsibility of the Board of Reorganized LCE, subject to, and in accordance with, the Reorganized LCE Certificate of Incorporation and the Reorganized LCE By-Laws. The Reorganized LCE Certificate of Incorporation will provide for, among other things, a Board, consisting of 11 members, and one member of the Board of Reorganized LCE shall include the Chief Executive Officer of Reorganized LCE. The initial board of Reorganized LCE shall consist of the individuals identified on Exhibit G to this Plan. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. The directors of each Debtor other than LCE as of the date of entry the Confirmation Order shall be the directors of such Reorganized Debtor as of the Effective Date. The officers of each Debtor as of the date of the entry of the Confirmation Order shall be the officers of such Reorganized Debtor as of the Effective Date. Those directors of the Debtors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

          9.8. Employee Benefit Plans. Subject to the occurrence of the Effective Date and Section 9.12 of this Plan, any and all employee benefit plans, policies, and programs of the Debtors, and the Debtors' obligations thereunder, shall survive confirmation of this Plan, remain unaffected thereby, and not be discharged, except to the extent such plans, policies and programs held Old LCE Common Stock Interests (which Interests would be canceled as set forth in Section 6.8 of this Plan). All such employee benefit plans, policies, and programs shall include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under this Plan), but shall exclude all employee equity, or equity-based incentive plans.

          9.9. Survival of Indemnification and Contribution Obligations. Notwithstanding anything to the contrary contained in this Plan, the obligations of the Debtors to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, pursuant to the Old LCE Certificate of Incorporation, Old LCE By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan but shall survive unaffected by the reorganization contemplated by this Plan.

          9.10. Substantive Consolidation. (a) This Plan contemplates and is predicated upon entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Subsidiary Debtors, and expressly excluding the Chapter 11 Case of LCE, into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of this Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (i) all Intercompany Subsidiary Claims shall be eliminated and extinguished; (ii) solely for the purposes of this Plan and the distributions and transactions contemplated hereby, all assets and liabilities of the Subsidiary Debtors shall be treated as though they were merged; (iii) all pre-petition cross-corporate guarantees of the Subsidiary Debtors shall be eliminated; (iv) any obligation of any Subsidiary Debtor and all guarantees thereof executed by one or more of the Subsidiary Debtors shall be deemed to be one obligation of the consolidated Subsidiary Debtors; (v) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Subsidiary Debtors; (vi) each and every Claim filed in the individual Chapter 11 Case of any of the Subsidiary Debtors shall be deemed filed against the consolidated Subsidiary Debtors in the consolidated Chapter 11 Case of the Subsidiary Debtors and shall be deemed a single obligation of all of the Subsidiary Debtors under this Plan on and after the Confirmation Date; (vii) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Subsidiary Debtors will be automatically expunged so that only one Claim survives against the consolidated Subsidiary Debtors but in no way shall such claim be deemed Allowed by reason of this Section 9.10; and (viii) the consolidated Subsidiary Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Subsidiary Debtor may be offset against claims against such Subsidiary Debtor or another Subsidiary Debtor. On the Confirmation Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Subsidiary Debtors, all Claims based upon guarantees of collection, payment or performance made by the Subsidiary Debtors as to the obligations of another Subsidiary Debtor or of any other Person shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Subsidiary Debtors under this Plan. Notwithstanding the provisions of this paragraph, each of the Subsidiary Debtors shall, as Reorganized Subsidiary Debtors, continue to exist after the Effective Date as separate legal entities.

          (b) Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under this Plan, the provisions of Section 9.10(a) shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. This Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in this Section 9.10.

          9.11. Retention and Enforcement of Causes of Action. Pursuant to
section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, to enforce against any Entity any and all Causes of Action of the Debtors, including, without limitation, all Causes of Action arising out of or relating to the Combination and all Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code, other than those released or compromised as part of, or under, this Plan.

          9.12. Senior Executive Employment Agreements; Certain Other
                -----------------------------------------------------
Employees
---------

          (a) The Senior Executive Employment Agreements shall be effective as of the Effective Date and such Senior Executive Employment Agreements shall supercede, govern and satisfy all agreements between the Debtors and Lawrence Ruisi and Travis Reid in effect prior to the Effective Date.

          (b) With respect to all Level One and Level Two contract employees under the Retention and Severance Plan, other than Lawrence Ruisi and Travis Reid, the terms of employment set forth on the attached Exhibit H shall become effective as of the Effective Date and shall supercede, govern and satisfy all agreements between the Debtors and such Level One and Level Two contract employees in effect prior to the Effective Date.

          9.13. Rule 9019 Settlement and Compromise of Alleged Causes of
                --------------------------------------------------------
Action with Respect to Pre-Petition Credit Agreement Claims and the
-------------------------------------------------------------------
Intercreditor Disputes.
----------------------

          (a) The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims, and allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. Pursuant to section 6.2(a) of this Plan, absent the provisions of Section 6.2(b), the Investors would receive their Pro Rata Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims less the New Common Stock distributable to the Holders of General Unsecured Claims. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, shall fund up to $45 million for the Unsecured Settlement Distribution which will be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock, and the Investors and other Holders of Pre-Petition Credit Agreement Claims will receive the distributions provided in Section 6.2(b) of this Plan. The provisions of this Plan shall constitute a good faith compromise and settlement of all Causes of Action or disputes that could have been brought by any Holder of a General Unsecured Claim, the Debtors or any other party in interest, against any Holder of a Pre-Petition Credit Agreement Claim. In addition, this Plan shall be approved by the Bankruptcy Court as a settlement of all causes of Action and disputes between the Holders of General Unsecured Claims, the Debtors and Holders of Pre-Petition Credit Agreement Claims. Pursuant to Section 6.2, as consideration for making funding the Unsecured Settlement Distribution, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, the Investors shall receive 100% of the New Common Stock. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtors or other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

          (b) In connection with the formulation of this Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claim; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of Subsidiary General Unsecured Claims dispute this assertion; and (iii) the Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee, Merrill Lynch, Pierce, Fenner & Smith Inc. and the Investors have agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims with the distributions provided pursuant to Sections 6.5.1 and 6.5.2 of the Plan. Such distributions and the provisions of this Plan shall constitute a good faith compromise and settlement of the intercreditor disputes described above. In addition, this Plan shall be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Holders of LCE General Unsecured Claims and Holders of Subsidiary General Unsecured Claims. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any Causes of Action by any Holder of an LCE General Unsecured Claim or a Subsidiary General Unsecured Claim, or other party in interest with respect to the intercreditor disputes.

          9.14. Funding of the Unsecured Settlement Distribution. Upon Confirmation of the Plan, and subject to the Effective Date, the Investors shall pay to LCE up to $45 million, but in no event less than $25 million, in connection with their commitment to fund the settlement described in
Section 9.13 of this Plan. In connection therewith, the Debtors may fund a portion of the Unsecured Settlement Distribution in an amount not to exceed the lesser of (x) $20 million and (y) the difference between (1) $50 million and (2) the sum of (a) the aggregate amount of borrowings outstanding under the DIP Facility Agreement on the Effective Date, (b) all unpaid professional fees, in each case whether incurred or to be incurred before, on or after the Effective Date (provided that the fees payable under the New Term Loan Agreement shall be excluded from this amount), (c) all incurred but unpaid capital expenditures related to Designated Projects (as defined in the DIP Facility Agreement) (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Debtors can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Agent and the Debtors; provided that in no event shall the Investors be required to pay to LCE more than $45 million.

          9.15. No Stamp or Similar Taxes. In accordance with section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under this Plan, including, without limitation, the granting or recording of any lien or mortgage on any property under the New Term Loan Agreement or the New Working Capital Credit Agreement, may not be taxed under any law imposing a stamp tax or similar tax, including, without limitation, a mortgage recording tax.

                                ARTICLE TEN
                                -----------

                     PROVISIONS COVERING DISTRIBUTIONS
                     ---------------------------------

          10.1. Timing of Distributions Under this Plan. Except as otherwise provided in this Plan, without in any way limiting Sections 11.5 and 11.6 of this Plan, and subject to Section 14.2 below, payments and distributions in respect of (a) Allowed General Unsecured Claims shall be made by the Reorganized Debtors or their designee as set forth in Sections
6.5.1 and 6.5.2, as applicable, and (b) all other Allowed Claims that are required by this Plan to be made on the Effective Date shall be made by the Reorganized Debtors or their designee on, or as soon as practicable following, the Effective Date.

          10.2. Allocation of Consideration. The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under this Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

          10.3. Cash Payments. Cash payments made pursuant to this Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of Reorganized LCE, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by Reorganized LCE shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized LCE or its designee as set forth in Section 10.10 below.

          10.4. Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C.ss.1930 as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors on or before the Effective Date.

          10.5. No Interest. Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as provided in Sections 11.5 and 11.6 of this Plan or as otherwise expressly provided herein, no Holder of an Allowed Claim or Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

          10.6. Fractional Securities. Notwithstanding any other provision of this Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to this Plan. Reorganized LCE will not distribute any fractional shares of New Common Stock exercisable into fractional shares of New Common Stock under this Plan. For purposes of distribution, fractional shares of New Common Stock exercisable into fractional shares of New Common Stock shall be rounded down to the nearest share of New Common Stock.

          10.7. Withholding of Taxes. Reorganized LCE shall withhold from any property distributed under this Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under this Plan, Reorganized LCE or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

          10.8. Persons Deemed Holders of Registered Securities. Except as otherwise provided herein, and subject to Sections 9.6 and 10.9, the Debtors, Reorganized LCE or its designee, shall be entitled to treat the record holder of a registered security on the applicable Distribution Record Date as the Holder of the Claim in respect thereof for purposes of all notices, payments or other distributions under this Plan unless the Debtors, Reorganized LCE or its designee, as the case may be, shall have received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution in which case the Debtors, Reorganized LCE or its designee shall be permitted, without further inquiry, to make such distribution to such Holder. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under this Plan, no payments or distributions will be made in respect of such Claim until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

          10.9. Surrender of Existing Securities. As a condition to receiving any distribution under this Plan, each Holder of an Instrument evidencing a Claim must surrender such Instrument to Reorganized LCE or its designee. Any Holder of a Claim that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized LCE or its designee before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any distribution under this Plan. Upon compliance with this
Section 10.9, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under this Plan, be deemed to have surrendered such Instrument.

          10.10. Undeliverable or Unclaimed Distributions.


          (a) Any Entity that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 120 days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such Entity requests in writing the Reorganized Debtors or their designee to reissue such check and provides the Reorganized Debtors or their designee, as the case may be, with such documentation as the Reorganized Debtors or their designee request to verify in their reasonable discretion that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors or their designee are notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors or their designee pursuant to Section
9.1 of this Plan until such time as a distribution becomes deliverable.

          (b) All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim. After such date, all unclaimed property shall revert to the Reorganized Debtors and the claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

          10.11. Distributions on Account of Pre-Petition Notes. All distributions, if any, on account of Pre-Petition Note Claims shall be made to the Indenture Trustee, which shall serve as Reorganized LCE's designee for purposes of making distributions under the Plan to Holders of Pre-Petition Note Claims. Reorganized LCE shall pay the Indenture Trustee its reasonable fees and expenses for making distributions under the Plan to Holders of Pre-Petition Note Claims.

                              ARTICLE ELEVEN
                              --------------

                 PROCEDURES FOR RESOLVING DISPUTED CLAIMS
                 ----------------------------------------

          11.1. Objections to Claims. Only the Debtors and the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims after the Effective Date. The Reorganized Debtors shall be fair and equitable in filing, settling, compromising or litigating objections to Disputed Claims. Subject to an order of the Bankruptcy Court providing otherwise, the Debtors and the Reorganized Debtors, in consultation with the Creditors' Committee Designee, may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court, which motion may be made without further notice or hearing.

          11.2. Procedure. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Debtors, or until an objection thereto by the Debtors or by Reorganized Debtors, is withdrawn, the Debtors or the Reorganized Debtors, in consultation with the Creditors' Committee Designee, shall litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Debtors, in consultation with the Creditors' Committee Designee, and subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Debtors, in consultation with the Creditors' Committee Designee, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim. The Reorganized Debtors, in consultation with the Creditors' Committee Designee, shall retain outside legal counsel that is mutually satisfactory to the Reorganized Debtors and the Creditors' Committee Designee to advise the Reorganized Debtors and the Creditors' Committee Designee in connection with the resolution, administration and prosecution of all matters with respect to Disputed Claims.

          11.3. Payments and Distributions With Respect to Disputed Claims. No payments or distributions shall be made in respect of any Disputed Claim until such Disputed Claim becomes an Allowed Claim.

          11.4. Claims Reserve.
                --------------

          (a) Estimation. For purposes of effectuating the reserve provisions of this Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims, the Bankruptcy Court will, on or prior to the four-month anniversary of the Effective Date, pursuant to section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of this Plan or, in lieu thereof, the Bankruptcy Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under this Plan, if such Claim is Allowed in whole or part. The Bankruptcy Court's entry of this order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder shall have recourse against the Debtors or the Reorganized Debtors or any of their respective professional consultants, attorneys, advisors, officers, directors or members or their successors or assigns, or any of their respective property, as such Holder's sole recovery shall be from the Unsecured Settlement Distribution.

          (b) Creation of Class 5 Reserve. Upon confirmation of the Plan, and subject to the Effective Date, LCE shall deposit the Unsecured Settlement Distribution in the Class 5 Claims Reserve. The Class 5 Claims Reserve and all amounts therein (including any interest actually earned thereon) shall be maintained by the Reorganized Debtors in conformity with the guidelines provided in Section 345 of the Bankruptcy Code for distribution in accordance with Sections 6.5.1 and 6.5.2 hereof to Holders of Allowed General Unsecured Claims.

          11.5. Distributions After Allowance of Disputed General Unsecured Claims. Distributions to each Holder of a Disputed General Unsecured Claim, to the extent that such General Unsecured Claim ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with the provisions of this Plan, including the provision governing the applicable Class of General Unsecured Claims. From and after the four-month anniversary of the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed General Unsecured Claim becomes a Final Order, the Reorganized Debtors will distribute to the Holder of such Allowed General Unsecured Claim its Class 5A Payment Amount or Class 5B Payment Amount, as applicable, based on the Maximum Allowable Amount of General Unsecured Claims on such date. All amounts actually earned in respect of the Unsecured Settlement Distribution (including all interest) shall be for the benefit of the Holders of Allowed General Unsecured Claims.

          11.6. Distributions After Disallowance of Disputed General Unsecured Claims. Holders of Allowed General Unsecured Claims that receive an initial distribution after Allowance of such Holder's General Unsecured Claim as set forth in Section 11.5, may receive subsequent distributions if and to the extent that other General Unsecured Claims are disallowed or expunged, as follows: as soon as practicable following the six (6) month anniversary of the Effective Date and, if necessary, every six (6) months thereafter (such first six month anniversary and each subsequent six month anniversary, a "Catch-Up Distribution Date"), each Holder of an Allowed General Unsecured Claim that has previously received any distributions pursuant to Section 6.5.1, 6.5.2 or 11.5 of this Plan, shall receive a distribution in an amount equal to the difference, if any, between (i) such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, on such Catch-Up Distribution Date and (ii) the aggregate payments previously paid to such Holder under Section 6.5.1, 6.5.2 or 11.5 of this Plan (excluding interest), and any interest actually earned thereon, (except for a final distribution after all Disputed General Unsecured Claims are either Allowed or expunged) until all Disputed General Unsecured Claims have been Allowed or expunged, in whole or part, and no additional distribution will be made prior thereto. The Reorganized Debtors may, in its discretion, make each Catch-up Distribution Date more frequent than every six months. If after all Disputed Claims are resolved and all distributions are made in accordance with this Section 11.6, at least $450,000 remains in the Unsecured Settlement Distribution, the Reorganized Debtors shall distribute such remaining Cash to each Holder of an Allowed General Unsecured Claim utilizing the then Applicable Class 5A Allowance Factor and Applicable Class 5B Allowance Factor on a pro rata basis based on the ratio of such Holder's Allowed General Unsecured Claim to the total Allowed General Unsecured Claims.

          11.7. Payment of Post-Effective Date Interest. All distributions made pursuant to Sections 11.5 and 11.6 of this Plan shall include the Holders' pro rata share of the post-Effective Date interest based on the ratio of such Holder's Allowed General Unsecured Claim to the Maximum Allowable Amount of all General Unsecured Claims.

          11.8. The Creditors' Committee Designee. Prior to the Effective Date, the Creditors' Committee shall appoint the Creditors' Committee Designee to provide input and assistance to the Debtors and the Reorganized Debtors in connection with the resolution of objections to Claims. The Creditors' Committee shall serve for a period of six months following the Effective Date, and the Reorganized Debtors shall pay the Creditors' Committee Designee a monthly fee of $5,000 for such six month period and shall reimburse the Creditors' Committee Designee for its reasonable costs and expenses incurred in connection with its duties as the Creditors' Committee Designee.

          11.9. Effect of Distributions in the CCAA Cases. Notwithstanding any other provision of this Plan, if any Holder receives any payment or transfer of property in the CCAA Cases on account of an Allowed Claim or a debt upon which an Allowed Claim is based, such Holder shall not receive any payments or distribution under this Plan.

          11.10. Setoffs. Except with respect to Causes of Action of any nature released pursuant to the Plan or Confirmation Order, the Debtors, the Reorganized Debtors or their designee as instructed by them may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim, the Causes of Action of any nature that the applicable Debtor or Reorganized Debtor or its successor may hold against the Holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor or its successor of any Causes of Action that the Debtor or the Reorganized Debtor or its successor may possess against such Holder.

                              ARTICLE TWELVE
                              --------------


         DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS
         ---------------------------------------------------------

          12.1. Discharge of All Claims and Interests and Releases.
                --------------------------------------------------

          (a) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THIS PLAN, THE CONFIRMATION OF THIS PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL DISCHARGE AND RELEASE THE DEBTORS, THE REORGANIZED DEBTORS, THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE ASSETS AND PROPERTIES FROM ANY DEBT, CHARGE, CAUSE OF ACTION, LIABILITY, ENCUMBRANCE, SECURITY INTEREST, CLAIM, INTEREST, OR OTHER CAUSE OF ACTION OF ANY KIND, NATURE OR DESCRIPTION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OF SUCCESSOR LIABILITY) THAT AROSE BEFORE THE CONFIRMATION DATE, AND ANY DEBT OF THE KIND SPECIFIED IN SECTIONS 502(G), 502(H) OR 502(I) OF THE BANKRUPTCY CODE, WHETHER OR NOT A PROOF OF CLAIM OR INTEREST IS OR COULD HAVE BEEN FILED OR IS DEEMED FILED, WHETHER OR NOT SUCH CLAIM OR INTEREST IS OR COULD HAVE BEEN ALLOWED, AND WHETHER OR NOT THE HOLDER OF SUCH CLAIM OR INTEREST VOTED OR COULD HAVE VOTED TO ACCEPT OR REJECT THIS PLAN.

          (b) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THIS PLAN OR THE CONFIRMATION ORDER, THE CONFIRMATION OF THIS PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL ACT AS A DISCHARGE AND RELEASE OF ALL CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION, CAUSES OF ACTION OF A TRUSTEE AND DEBTOR-IN-POSSESSION UNDER THE BANKRUPTCY CODE) OF THE DEBTORS AND REORGANIZED DEBTORS, WHETHER KNOWN OR UNKNOWN, AGAINST THEIR DIRECTORS AND OFFICERS.

          12.2. Injunction. THE SATISFACTION, RELEASE AND DISCHARGE PURSUANT TO SECTIONS 12.1, 12.3 AND 12.4 OF THIS PLAN, SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED, RELEASED OR DISCHARGED UNDER THIS PLAN. THE INJUNCTION, DISCHARGE AND RELEASES DESCRIBED IN SECTIONS 12.1, 12.2, 12.3 AND 12.4 OF THIS PLAN SHALL APPLY REGARDLESS OF WHETHER OR NOT A PROOF OF CLAIM OR INTEREST BASED ON ANY CLAIM, DEBT, LIABILITY OR INTEREST IS FILED OR WHETHER OR NOT A CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY OR INTEREST IS ALLOWED, OR WHETHER OR NOT SUCH ENTITY VOTED TO ACCEPT OR REJECT THIS PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THESE CHAPTER 11 CASES AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

          12.3. Exculpation. IN CONSIDERATION OF THE DISTRIBUTIONS UNDER THIS PLAN, UPON THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR INTEREST WILL BE DEEMED TO HAVE RELEASED THE DEBTORS, THE CREDITORS COMMITTEE, THE MEMBERS OF THE CREDITORS COMMITTEE IN THEIR CAPACITY AS SUCH, AND EACH OF THE FOREGOING PARTIES' DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, INDEPENDENT ACCOUNTANTS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES (AS APPLICABLE) EMPLOYED BY THE DEBTORS FROM AND AFTER THE FILING DATE FROM ANY AND ALL CAUSES OF ACTION (OTHER THAN THE RIGHT TO ENFORCE THE DEBTORS' OBLIGATIONS UNDER THIS PLAN AND THE RIGHT TO PURSUE A CLAIM BASED ON ANY WILLFUL MISCONDUCT) ARISING OUT OF ACTIONS OR OMISSIONS DURING THE ADMINISTRATION OF THE DEBTORS' ESTATES OR THE DISTRIBUTION OF ANY PROPERTY PURSUANT TO THE PLAN.

          12.4. Guaranties and Claims of Subordination.
                --------------------------------------

          (a) Guaranties. THE CLASSIFICATION AND THE MANNER OF SATISFYING ALL CLAIMS UNDER THIS PLAN TAKES INTO CONSIDERATION THE POSSIBLE EXISTENCE OF ANY ALLEGED GUARANTIES BY THE DEBTORS OF OBLIGATIONS OF ANY ENTITY OR ENTITIES, AND THAT THE EACH DEBTOR MAY BE A JOINT OBLIGOR WITH ANOTHER ENTITY OR ENTITIES WITH RESPECT TO THE SAME OBLIGATION. ALL CLAIMS AGAINST THE DEBTORS BASED UPON ANY SUCH GUARANTIES SHALL BE SATISFIED, DISCHARGED AND RELEASED IN THE MANNER PROVIDED IN THIS PLAN AND THE HOLDERS OF CLAIMS SHALL BE ENTITLED TO ONLY ONE DISTRIBUTION WITH RESPECT TO ANY GIVEN OBLIGATION OF THE DEBTORS. ALL HOLDERS OF GENERAL UNSECURED CLAIMS WITH CLAIMS AGAINST LCE AND ANY SUBSIDIARY DEBTORS ON ACCOUNT OF THE SAME OBLIGATION SHALL BE DEEMED TO HAVE A CLAIM SOLELY AGAINST THE SUBSIDIARY DEBTORS.

          (B) Claims of Subordination. (I) EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS PLAN, ALL CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AND ALL RIGHTS AND CLAIMS BETWEEN OR AMONG HOLDERS OF CLAIMS AND INTERESTS RELATING IN ANY MANNER WHATSOEVER TO CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, BASED ON ANY CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION RIGHTS, SHALL BE TERMINATED ON THE EFFECTIVE DATE AND DISCHARGED IN THE MANNER PROVIDED IN THIS PLAN, AND ALL SUCH CLAIMS, INTERESTS AND RIGHTS SO BASED AND ALL SUCH CONTRACTUAL, LEGAL AND EQUITABLE SUBORDINATION RIGHTS TO WHICH ANY ENTITY MAY BE ENTITLED SHALL BE IRREVOCABLY WAIVED BY THE ACCEPTANCE BY SUCH ENTITY (OR, UNLESS THE CLASS OF WHICH SUCH ENTITY IS A MEMBER) OF THIS PLAN OR OF ANY DISTRIBUTION PURSUANT TO THIS PLAN. EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHTS AFFORDED AND THE DISTRIBUTIONS THAT ARE MADE PURSUANT TO THIS PLAN IN RESPECT OF ANY CLAIMS OR INTERESTS SHALL NOT BE SUBJECT TO LEVY, GARNISHMENT, ATTACHMENT OR LIKE LEGAL PROCESS BY ANY HOLDER OF A CLAIM OR INTEREST BY REASON OF ANY CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION RIGHTS, SO THAT, NOTWITHSTANDING ANY SUCH CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION, EACH HOLDER OF A CLAIM OR INTEREST SHALL HAVE AND RECEIVE THE BENEFIT OF THE RIGHTS AND DISTRIBUTIONS SET FORTH IN THIS PLAN.

                    (II) PURSUANT TO BANKRUPTCY RULE 9019 AND ANY APPLICABLE STATE LAW AND AS CONSIDERATION FOR THE DISTRIBUTIONS AND OTHER BENEFITS PROVIDED UNDER THIS PLAN, THE PROVISIONS OF THIS SECTION 12.4(B) SHALL CONSTITUTE A GOOD FAITH COMPROMISE AND SETTLEMENT OF ANY CAUSES OF ACTION RELATING TO THE MATTERS DESCRIBED IN THIS SECTION 12.4(B) WHICH COULD BE BROUGHT BY ANY HOLDER OF A CLAIM OR INTEREST AGAINST OR INVOLVING ANOTHER HOLDER OF A CLAIM OR INTEREST, WHICH COMPROMISE AND SETTLEMENT IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS AND IS FAIR, EQUITABLE AND REASONABLE. THIS SETTLEMENT SHALL BE APPROVED BY THE BANKRUPTCY COURT AS A SETTLEMENT OF ALL SUCH CAUSES OF ACTION. ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL OF THIS SETTLEMENT PURSUANT TO BANKRUPTCY RULE 9019 AND ITS FINDING THAT THIS IS A GOOD FAITH SETTLEMENT PURSUANT TO ANY APPLICABLE STATE LAWS, GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING, AND SHALL BAR ANY SUCH CAUSE OF ACTION BY ANY HOLDER OF A CLAIM OR INTEREST AGAINST OR INVOLVING ANOTHER HOLDER OF A CLAIM OR INTEREST.

          12.5. Release with Respect to Holders of General Unsecured Claims. Except with respect to Causes of Action against any Affiliates of the Debtors as of the Filing Date, as of the Effective Date, the Debtors and Reorganized Debtors shall release and waive against all General Unsecured Creditors any and all rights of action arising under sections 544 through 550 of the Bankruptcy Code or applicable preference or fraudulent conveyance laws under state law; provided, however, the Debtors and Reorganized Debtors shall have the right to pursue such rights of action, including their rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including, without limitation, for purposes of setoff against distributions, if any, due to a Holder of an Unsecured Claim pursuant to the Plan, and such rights shall be exercised exclusively by the Reorganized Debtors.

                             ARTICLE THIRTEEN
                             ----------------

                          CONDITIONS PRECEDENT TO
                   CONFIRMATION ORDER AND EFFECTIVE DATE
                   -------------------------------------

          13.1. Conditions Precedent to Entry of the Confirmation Order. The following conditions must occur and be satisfied or waived in accordance with Section 13.3 of this Plan on or before the Confirmation Date for this Plan to be confirmed on the Confirmation Date.

          (a) The Confirmation Order is in form and substance reasonably acceptable to the Debtors.

          13.2. Conditions Precedent to the Effective Date. The following conditions must occur and be satisfied or waived by the Debtors on or before the Effective Date for this Plan to become effective on the Effective Date.

          (a) Final Order. The Confirmation Order shall have become a Final
Order.

          (b) Working Capital Facility. The Debtors must have received a firm commitment for the New Working Capital Credit Agreement.

          (c) Funding by Investors in accordance with Section 9.15 and creation of Class 5 Claims Reserve. LCE must have (i) received up to $45 million, but in no event less than $25 million, from the Investors in accordance with Section 9.15 of this Plan, and (ii) deposited the Unsecured Settlement Distribution in the Class 5 Claims Reserve.

          (d) Authorizations, Consents and Approvals. All authorizations, consents and regulatory approvals required to be obtained by the Debtors and the Investors, if any, in connection with this Plan's effectiveness shall have been obtained, including without limitation any Entity that is required to file a notification and report form in compliance with, or obtain consent or approval under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada, shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each (including extensions) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.

          (e) Canadian Plan. The Canadian Plan, in form and substance satisfactory to the Debtors, shall either have become effective or shall become effective substantially contemporaneous herewith in the CCAA Cases.

          (f) Retention of Equity. LCE shall have retained 100% of the equity of Cineplex Odeon.

          (g) Repayment of Canadian DIP. All amounts owing to LCE under the Canadian DIP shall have been repaid in full.

          (h) Investor Pre-Petition Credit Agreement Claims. The Investor Pre-Petition Credit Agreement Claims are not less than $300 million in aggregate principal amount.

          13.3. Waiver of Conditions. The Debtors may waive one or more of the conditions precedent to the confirmation or effectiveness of this Plan set forth in Sections 13.1 and 13.2 of this Plan; provided, however, the conditions precedent set forth in Sections 13.2(b), and (c) may not be waived; and provided further, that with respect to the conditions precedent set forth in Section 13.2(d), the Debtors may not waive such conditions precedent solely as they relate to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada.

          13.4. Effect of Failure of Conditions. If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Court enters an order confirming this Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the order confirming this Plan shall not be vacated if all of the conditions to consummation set forth in Section 13.2 are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this
Section 13.4, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any claims against or equity interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Debtors.

                             ARTICLE FOURTEEN
                             ----------------

                         MISCELLANEOUS PROVISIONS
                         ------------------------

          14.1. Bankruptcy Court to Retain Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Case or this Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims (c) to hear and determine any and all Causes of Action, including, without limitation, any right to setoff, arising out of or relating to the Combination;(d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or this Plan; (f) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (g) to enforce the provisions of this Plan relating to the distributions to be made hereunder; (h) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan; (i) to enforce and interpret any provisions of this Plan; (j) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Related Documents; (m) to hear and determine any disputes arising in connection with the Senior Executive Employment Agreements and the terms of employment set forth in Section 9.12 of this Plan; (n) to hear and determine any issue for which this Plan or any Related Document requires a Final Order of the Bankruptcy Court; (o) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (p) to hear and determine any issue related to the composition of the initial board of Reorganized LCE; (q) to hear any other matter not inconsistent with the Bankruptcy Code; and (r) to enter a Final Decree closing the Chapter 11 Case.

          14.2. Binding Effect of this Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, Reorganized LCE, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by this Plan.

          14.3. Nonvoting Stock. In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized LCE Certificate of Incorporation shall contain a provision prohibiting the issuance of nonvoting equity securities by the Reorganized Debtors for a period of one year following the Effective Date.

          14.4. Authorization of Corporate Action. The entry of the Confirmation Order shall constitute a direction and authorization to and of the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the provisions of this Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized LCE Certificate of Incorporation and the execution of the New Term Loan Agreement and the New Working Capital Credit Agreement) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals or consents.

          14.5. Retiree Benefits. On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits, if any, as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

          14.6. Withdrawal of this Plan. The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtors revoke or withdraw this Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) this Plan will be deemed null and void and (ii) this Plan shall be of no effect and shall be deemed vacated, and the Chapter 11 Cases shall continue as if this Plan had never been filed and, in such event, the rights of any Holder of a Claim or Interest shall not be affected nor shall such Holder be bound by, for purposes of illustration only, and not limitation, (a) this Plan, (b) any statement, admission, commitment, valuation or representation contained in this Plan, the Disclosure Statement, or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in this Plan.

          14.7. Captions. Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.

          14.8. Method of Notice. All notices required to be given under this Plan, if any, shall be in writing and shall be sent by facsimile transmission (with hard copy to follow), by first class mail, postage prepaid, by hand delivery or by overnight courier to:

          If to the Debtors to:

          Loews Cineplex Entertainment Corporation
          711 Fifth Avenue
          New York, New York 10022
          Attn: Lawrence Ruisi
          Fax No.: (212) 833-6277

          with copies to:

          Fried, Frank, Harris, Shriver & Jacobson
          (A Professional Partnership Including Professional Corporations) One New York Plaza
          New York, New York  10004
          Attn: Brad Eric Scheler, Esq.
          Fax No.: (212) 859-4000

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.

          14.9. Dissolution of Committees. On the Effective Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases; provided, however, that following the Effective Date, the responsibilities of any such committees and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

          14.10. Amendments and Modifications to Plan. This Plan may be altered, amended or modified by the Debtors, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

          14.11. Section 1125(e) of the Bankruptcy Code. (a) The Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

          (b) The Debtors and each of the members of the Creditors' Committee (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regards to the distributions of the New Term Notes and the New Common Stock under this Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

          14.12. Post-Confirmation Obligations. Under current applicable law, the Reorganized Debtors are required to pay fees assessed against the Debtors' estates under 28 U.S.C. ss. 1930(a)(6) until entry of an order closing the Chapter 11 Cases. Subject to a change in applicable law, each Reorganized Debtor shall pay all fees assessed against such Debtor's estate under 28 U.S.C. ss. 1930(a)(6) and shall file post-confirmation reports until entry of an order closing the chapter 11 case of such Debtor.


Dated:    New York, New York
          January 14, 2002

                                        Respectfully submitted,

                                        LOEWS CINEPLEX ENTERTAINMENT
                                        CORPORATION AND THE OTHER DEBTORS
                                        LISTED ON SCHEDULE I,

                                        Debtors and Debtors-In-Possession


                                        By:  /s/ Lawrence J. Ruisi
                                           ----------------------------------
                                        Name:  Lawrence J. Ruisi
                                        Title: President and Chief
                                                 Executive Officer

FRIED, FRANK, HARRIS, SHRIVER &
   JACOBSON
(A Partnership Including
  Professional Corporations)
Attorneys for the Debtors and
  Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000


By:  /s/ Brad Eric Scheler
   ----------------------------------
   Brad Eric Scheler, Esq.

                                 Schedule I

   Debtor                                                Case No.
   ------                                                --------
   Loews Cineplex Entertainment Corporation              01-40346
   71st & 3rd Ave. Corp.                                 01-40503
   Andy Candy Co., Inc.                                  01-40525
   Beaver Valley Cinemas, Inc.                           01-40523
   Berkeley Cinema Corp.                                 01-40521
   Boston Cinemas, Inc.                                  01-40519
   Brick Plaza Cinemas, Inc.                             01-40517
   Bricktown Picture Corp.                               01-40529
   C.O.H. Entertainment Corp.                            01-40576
   Campus Cinemas, Inc.                                  01-40578
   Castle Theatre Corp.                                  01-40574
   Cinamminson Theatre Corp.                             01-40537
   Cine West, Inc.                                       01-40535
   Cinema 275 East, Inc.                                 01-40533
   Cinema Development Corporation                        01-40531
   Cinema Investments, Inc.                              01-40347
   Cineplex Odeon Films International, Inc.              01-40348
   Cineplex Odeon Films, Inc.                            01-40349
   Circle Twin Cinema Corp.                              01-40351
   Cityplace Cinemas, Inc.                               01-40353
   College Theatre Corp.                                 01-40350
   Colorado Cinemas, Inc.                                01-40355
   Continent Cinemas, Inc.                               01-40357
   Crescent Advertising Corporation                      01-40352
   Crestwood Cinemas, Inc.                               01-40354
   Crofton Quad Corporation                              01-40356
   D. H. Garfield Advertising Agency, Inc.               01-40358
   Del Amo Theatres, Inc.                                01-40360
   District Amusement Corporation                        01-40406
   Downstate Theatre Corporation                         01-40408
   Downtown Boston Cinemas, LLC                          01-40451
   East Windsor Picture Corp.                            01-40410
   Eatontown Theatre Corp.                               01-40412
   Eton Amusement Corporation                            01-40414
   Fall River Cinema, Inc.                               01-40416
   Farmers Cinemas, Inc.                                 01-40418
   Flat Woods Theater Corporation                        01-40420
   Forty-Second Street Cinemas, Inc.                     01-40501
   Fountain Cinemas, Inc.                                01-40427
   Freehold Cinema Center, Inc.                          01-40415
   Freehold Picture Corp.                                01-40417
   Gateway Cinemas, LLC                                  01-40449
   Gerard Theatre Corporation                            01-40419
   H&M Cinema Corporation                                01-40421
   Hawthorne Amusement Corporation                       01-40423
   Hinsdale Amusement Corporation                        01-40499
   I-75 Theatres, Inc.                                   01-40425
   Illinois Cinemas, Inc.                                01-40429
   Jersey Garden Cinemas, Inc.                           01-40431
   J-Town Cinemas, Inc.                                  01-40433
   Kips Bay Cinemas, Inc.                                01-40497
   Lance Theatre Corporation                             01-40435
   Lewisville Cinemas, LLC                               01-40447
   Lexington Mall Cinemas Corporation                    01-40437
   Lexington North Park Cinemas, Inc.                    01-40428
   Lexington South Park Cinemas, Inc.                    01-40426
   Liberty Tree Cinema Corp.                             01-40424
   Loews 34th St. Showplace Cinemas, Inc.                01-40422
   Loews Akron Cinemas, Inc.                             01-40359
   Loews Arlington Cinemas, Inc.                         01-40361
   Loews Arlington West Cinemas, Inc.                    01-40363
   Loews Astor Plaza, Inc.                               01-40495
   Loews Baltimore Cinemas, Inc.                         01-40365
   Loews Bay Terrace Cinemas, Inc.                       01-40367
   Loews Berea Cinemas, Inc.                             01-40369
   Loews Boulevard Cinemas, Inc.                         01-40371
   Loews Bristol Cinemas, Inc.                           01-40373
   Loews Broadway Cinemas, Inc.                          01-40493
   Loews Brookfield Cinemas, Inc.                        01-40388
   Loews Burlington Cinemas, Inc.                        01-40394
   Loews California Theatres, Inc.                       01-40392
   Loews Cedar Cinemas, Inc.                             01-40384
   Loews Centerpark Cinemas, Inc.                        01-40390
   Loews Century Mall Cinemas, Inc.                      01-40386
   Loews Cheri Cinemas, Inc.                             01-40398
   Loews Cherry Tree Mall Cinemas, Inc.                  01-40396
   Loews Chicago Cinemas, Inc.                           01-40400
   Loews Chisholm Place Cinemas, Inc.                    01-40402
   Loews Cinemas Advertising, Inc.                       01-40404
   Loews Cineplex International Holdings, Inc.           01-40403
   Loews Citywalk Theatre Corporation                    01-40405
   Loews Clarksville Cinemas, Inc.                       01-40407
   Loews Connecticut Cinemas, Inc.                       01-40409
   Loews Coral Spring Cinemas, Inc.                      01-40411
   Loews Crystal Run Cinemas, Inc.                       01-40413
   Loews Deauville Golf Cinemas, Inc.                    01-40561
   Loews Deauville Kingwood Cinemas, Inc.                01-40559
   Loews Deauville North Cinemas, Inc.                   01-40557
   Loews Deauville Southwest Cinemas, Inc.               01-40555
   Loews Dewitt Cinemas, Inc.                            01-40552
   Loews East Hanover Cinemas, Inc.                      01-40571
   Loews East Village Cinemas, Inc.                      01-40515
   Loews Elmwood Cinemas, Inc.                           01-40569
   Loews Exhibition Ride Inc.                            01-40567
   Loews Fine Arts Cinemas, Inc.                         01-40577
   Loews Fort Worth Cinemas, Inc.                        01-40575
   Loews Freehold Mall Cinemas, Inc.                     01-40573
   Loews Fresh Pond Cinemas, Inc.                        01-40581
   Loews Front Street Cinemas, Inc.                      01-40582
   Loews Fuqua Park Cinemas, Inc.                        01-40579
   Loews Garden State Cinemas, LLC                       01-40445
   Loews Greece Cinemas, Inc.                            01-40580
   Loews Greenwich Cinemas, Inc.                         01-40565
   Loews Greenwood Cinemas, Inc.                         01-40563
   Loews Harmon Cove Cinemas, Inc.                       01-40553
   Loews Holiday Cinemas, Inc.                           01-40551
   Loews Houston Cinemas, Inc.                           01-40549
   Loews I-45 Cinemas, Inc.                              01-40547
   Loews Indiana Cinemas, Inc.                           01-40543
   Loews Kentucky Cinemas, Inc.                          01-40545
   Loews Lafayette Cinemas, Inc.                         01-40541
   Loews Levittown Cinemas, Inc.                         01-40539
   Loews Lincoln Plaza Cinemas, Inc.                     01-40550
   Loews Lincoln Theatre Holding Corp.                   01-40513
   Loews Louisville Cinemas, Inc.                        01-40548
   Loews Meadowland Cinemas 8, Inc.                      01-40544
   Loews Meadowland Cinemas, Inc.                        01-40546
   Loews Memorial City Cinemas, Inc.                     01-40542
   Loews Merrillville Cinemas, Inc.                      01-40572
   Loews Mohawk Mall Cinemas, Inc.                       01-40568
   Loews Monroe Cinema, Inc.                             01-40570
   Loews Montgomery Cinemas, Inc.                        01-40566
   Loews Mountainside Cinemas, Inc.                      01-40564
   Loews New Jersey Cinemas, Inc.                        01-40560
   Loews Newark Cinemas, Inc.                            01-40562
   Loews Norgate Cinemas, Inc.                           01-40558
   Loews North Versailles Cinemas, LLC                   01-40443
   Loews Norwalk Cinemas, Inc.                           01-40516
   Loews Orland Park Cinemas, Inc.                       01-40528
   Loews Orpheum Cinemas, Inc.                           01-40511
   Loews Palisades Center Cinemas, Inc.                  01-40526
   Loews Paradise Cinemas, Inc.                          01-40524
   Loews Park Central Cinemas, Inc.                      01-40520
   Loews Pembroke Pines Cinemas, Inc.                    01-40522
   Loews Pentagon City Cinemas, Inc.                     01-40534
   Loews Piper's Theaters, Inc.                          01-40536
   Loews Pittsford Cinemas, Inc.                         01-40538
   Loews Plainville Cinemas, LLC                         01-40441
   Loews Post Cinemas, Inc.                              01-40540
   Loews Preston Park Cinemas, Inc.                      01-40530
   Loews Richmond Mall Cinemas, Inc.                     01-40532
   Loews Ridgefield Park Cinemas, Inc.                   01-40491
   Loews Rolling Meadows Cinemas, Inc.                   01-40477
   Loews Roosevelt Field Cinemas, Inc.                   01-40479
   Loews Saks Cinemas, Inc.                              01-40481
   Loews Showboat Cinemas, Inc.                          01-40483
   Loews South Shore Cinemas, Inc.                       01-40487
   Loews Southland Cinemas, Inc.                         01-40485
   Loews Stonybrook Cinemas, Inc.                        01-40518
   Loews Theatre Management Corp.                        01-40512
   Loews Theatres Clearing Corp.                         01-40514
   Loews Toms River Cinemas, Inc.                        01-40510
   Loews Towne Cinemas, Inc.                             01-40504
   Loews Trylon Theatre, Inc.                            01-40502
   Loews USA Cinemas, Inc.                               01-40500
   Loews Vestal Cinemas, Inc.                            01-40506
   Loews Washington Cinemas, Inc.                        01-40508
   Loews West Long Branch Cinemas, Inc.                  01-40498
   Loews Westerville Cinemas, Inc.                       01-40556
   Loews Westport Cinemas, Inc.                          01-40554
   Loews Williston Cinemas, Inc.                         01-40488
   Loews Worldgate Cinemas, Inc.                         01-40486
   Loews Yorktown Cinemas, Inc.                          01-40496
   Loews-Hartz Music Makers Theatres, Inc.               01-40494
   Long Island Cinemas, Inc.                             01-40492
   LTM New York, Inc.                                    01-40490
   LTM Turkish Holdings, Inc.                            01-40444
   Mall Picture Corp.                                    01-40464
   Massachusetts Cinema Corp.                            01-40462
   Methuen Cinemas, Inc.                                 01-40460
   Methuen Cinemas, LLC                                  01-40463
   Mickey Amusements, Inc.                               01-40458
   Midcin, Inc.                                          01-40456
   Middlebrook Theatre Corporation                       01-40470
   Midstate Theatre Corp.                                01-40472
   Mid-States Theatres, Inc.                             01-40468
   Midtown Cinema, Inc.                                  01-40466
   Minnesota Cinemas, Inc.                               01-40439
   Montclair Cinemas, Inc.                               01-40461
   Moviehouse Cinemas, Inc.                              01-40489
   Music Makers Theatres, Inc.                           01-40475
   New Brunswick Cinemas, Inc.                           01-40465
   Nickelodeon Boston, Inc.                              01-40473
   North Star Cinemas, Inc.                              01-40471
   North Versailles Cinemas, Inc.                        01-40469
   Northern New England Theatres, Inc.                   01-40467
   Nutmeg Theatre Circuit, Inc.                          01-40484
   Ohio Cinemas, LLC                                     01-40459
   Oxmoor Cinemas, Inc.                                  01-40482
   Paramay Picture Corp.                                 01-40480
   Parkchester Amusement Corporation                     01-40509
   Parsippany Theatre Corp.                              01-40478
   Plainville Cinemas, Inc.                              01-40476
   Plaza Cinemas, Inc.                                   01-40474
   Plitt Southern Theatres, Inc.                         01-40362
   Plitt Theatres, Inc.                                  01-40364
   Poli-New England Theatres, Inc.                       01-40368
   Putnam Theatrical Corporation                         01-40370
   Quad Cinema Corp.                                     01-40372
   Raceland Cinemas, Inc.                                01-40366
   Red Bank Theatre Corporation                          01-40374
   Richmond Mall Cinemas, LLC                            01-40457
   RKO Century Warner Theatres, Inc.                     01-40376
   Rochester Hills Star Theatres, Inc.                   01-40378
   Rosemont Cinemas, Inc.                                01-40380
   S & J Theatres, Inc.                                  01-40382
   Sack Theatres, Inc.                                   01-40375
   Salem Mall Theatre, Inc.                              01-40377
   Seattle Cinemas, Inc.                                 01-40379
   Sedgwick Music Company                                01-40381
   Skokie Cinemas, Inc.                                  01-40383
   South Holland Cinemas, Inc.                           01-40385
   Springfield Cinemas, Inc.                             01-40387
   Springfield Cinemas, LLC                              01-40455
   Star Theatres of Michigan, Inc.                       01-40389
   Star Theatres, Inc.                                   01-40391
   Stroud Mall Cinemas, Inc.                             01-40393
   Sycamore Theatre, Inc.                                01-40395
   Talent Booking Agency, Inc.                           01-40507
   Taylor Star Theatres, Inc.                            01-40397
   The Walter Reade Organization, Inc.                   01-40505
   Theatre Holdings, Inc.                                01-40399
   Thirty-Fourth Street Cinemas, Inc.                    01-40527
   Times Theatres Corporation                            01-40401
   Towne Center Cinemas, Inc.                            01-40430
   Triangle Theatre Corp.                                01-40432
   Tri-County Cinemas, Inc.                              01-40434
   Tri-Son Supply Corp.                                  01-40436
   U.S.A. Cinemas, Inc.                                  01-40438
   Village Cinemas, Inc.                                 01-40440
   Waterfront Cinemas, LLC                               01-40453
   Webster Chicago Cinemas, Inc.                         01-40442
   Westchester Cinemas, Inc.                             01-40446
   Westland Cinemas, Inc.                                01-40448
   White Marsh Cinemas, Inc.                             01-40450
   Woodfield Cinemas, Inc.                               01-40452
   Woodridge Cinemas, Inc.                               01-40454

                                SCHEDULE II

                     Canadian Debtors in the CCAA Cases



    1.       Cineplex Odeon Corporation

    2.       Cineplex Odeon (Quebec) Inc.

    3.       619918 Ontario Inc.

    4.       795278 Ontario Limited

    5.       796279 Ontario Limited

    6.       The Film House Group Inc.

                               SCHEDULE III

                        Applicable Allowance Factor
                        ---------------------------



-------------------------------------------------------------------------------
Maximum Allowable Amount of            Applicable Class 5A   Applicable Class 5B
General Unsecured Claims               Allowance Factor      Allowance Factor
-------------------------------------------------------------------------------
$375,000,000.00                                  .1200000            .1200000
$375,000,000.01 - 400,000,000.00                 .1200000            .1108786
$400,000,000.01 - 415,000,000.00                 .1200000            .1054058
$415,000,000.01 - 429,816,666.00                 .1200000            .1000000
$429,816,666.01 - 443,520,833.00                 .1200000            .0950000
$443,520,833.01 - 448,504,347.83                 .1150000            .0950000
$448,504,347.84 - 460,000,000.00                 .1121261            .0926259
$460,000,000.01 - 470,000,000.00                 .1097404            .0906551
$470,000,000.01 - 480,000,000.00                 .1074542            .0887665
$480,000,000.01 - 490,000,000.00                 .1052612            .0869549
$490,000,000.01 - 500,000,000.00                 .1031560            .0852158
$500,000,000.01 - 525,000,000.00                 .0982438            .0811579
$525,000,000.01 - 550,000,000.00                 .0937782            .0774689
$550,000,000.01 - 575,000,000.00                 .0897009            .0741007
$575,000,000.01 - 600,000,000.00                 .0859633            .0710132
$600,000,000.01 - 650,000,000.00                 .0793508            .0655506
$650,000,000.01 - 700,000,000.00                 .0736829            .0608684
$700,000,000.01 - 750,000,000.00                 .0687707            .0568106
$750,000,000.01 - 800,000,000.00                 .0644725            .0532599
$800,000,000.01 - 900,000,000.00                 .0573089            .0473421
$900,000,000.01 - 1,000,000,000.00               .0515780            .0426079
$1,000,000,000.01 - 1,100,000,000.00             .0468891            .0387345
$1,100,000,000.01 - 1,200,000,000.00             .0429817            .0355066
-------------------------------------------------------------------------------

                                 EXHIBIT A


                           Term Sheet of New Term
                            Note Loan Agreement

                                                                  EXECUTION



                              SUMMARY OF TERMS
                    POST-BANKRUPTCY TERM LOAN FACILITY

     This Summary of Terms summarizes selected terms of a restructured senior secured(1) term credit facility (the "TERM LOAN FACILITY") to be utilized by Loews Cineplex Entertainment Corporation in connection with the proposed plan of reorganization (the "PLAN") filed with the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT") on November 11, 2001, which is attached as Exhibit A to the Commitment Letter (as defined below). The date on which the Plan becomes effective in accordance with its terms is referred to herein as the "CLOSING DATE." This Summary of Terms is intended as an outline of certain of the material terms of such restructured senior secured term credit facility, but it does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to such restructured senior secured credit facility. This Summary of Terms is attached as Annex A to a Summary of Terms for a Post-Bankruptcy Revolving Credit Facility (the "REVOLVING CREDIT FACILITY TERM SHEET"). All terms defined in the Commitment Letter to which the Revolving Credit Facility Term Sheet is attached as Exhibit B (the "COMMITMENT LETTER") and not otherwise defined herein shall have the same meanings when used herein.


----------------------------
(1) The Term Loan Facility shall have a second priority security interest as set forth in the in paragraph titled "Security."

Borrower:                Loews Cineplex Entertainment Corporation
--------                 ("BORROWER"), as reorganized in accordance with
                         the Plan.

Lenders:                 The lenders under the Pre-Petition Credit
-------                  Agreement and the DIP Credit Agreement (the "TERM
                         LOAN LENDERS"), excluding the Sponsors to the extent they convert US$300 million (the "AGGREGATE
                         CONVERSION AMOUNT") of loans under the
                         Pre-Petition Credit Agreement ("PRE-PETITION
                         LOANS") and term loans under the D1P Credit
                         Agreement ("ROLL-UP LOANS") (it being acknowledged and agreed that the Sponsors shall convert US$300 million of Pre-Petition Loans and Roll-Up Loans).

Administrative Agent     BTCo (in such capacity, the "ADMINISTRATIVE
--------------------     AGENT").
for the Lenders:
---------------

Amount:                  The loans under the Term Loan Facility (the "TERM
------                   LOANS") shall be in an aggregate amount equal to
                         98.25% of the difference between (x) the sum of
                         (i) all amounts outstanding under the Pre-Petition
                         Credit Agreement as of the Closing Date plus (ii) the amount of outstanding Roll-Up Loans as of the Closing Date and (y) the Aggregate Conversion
                         Amount.

Maturity:                February 29, 2008
--------

Use of Proceeds:         The Term Loans may be used solely to repay
---------------          Pre-Petition Loans (including, without limitation,
                         drawings made prior to the Closing Date on letters of credit issued under the Pre-Petition Credit
                         Agreement ("Pre-Petition Letters of Credit")), any other amounts outstanding under the Pre-Petition
                         Credit Agreement and the Roll-Up Loans.

Scheduled Amortization:  Quarterly amortization of the Term Loans will be
----------------------   required (subject to seasonality adjustments to be
                         mutually agreed upon). Amortization is to commence on May 31, 2002, resulting in aggregate annual amortization as follows:

                                Fiscal Year                   Aggregate Annual
                                -----------                     Amortization
                                                                ------------

                        March 1, 2002 - February 28, 2003       US$5,000,000
                        March l, 2003 - February 29, 2004      US$15,000,000
                        March l, 2004 - February 28, 2005      US$20,000,000
                        March 1, 2005 - February 28, 2006      US$20,000,000
                        March 1, 2006 - February 28, 2007      US$25,000,000
                        March 1, 2007 - November 30, 2007      US$22,500,000
                        December 1, 2007 - February 29,2008   US$320,561,669
                                                              --------------
                        Total Scheduled Amortization          US$428,061,669(2)

(2) The total principal amount of the Term Loan Facility may change to reflect (i) drawings made prior to the Closing Date on Pre-Petition Letters of Credit (ii) accrued but unpaid fees with respect to Pre-Petition
Letters of Credit, (iii) fluctuations of any foreign currency in which a Pre-Petition Letter of Credit is denominated and (iv) principal payments on the Pre-Petition Loans or refunds of such payments, if any.




The Uncommitted          The Borrower, with the consent of the
---------------          Administrative Agent and Requisite Lenders, may,
Facility:                on no more than two occasions and at any time
--------                 during the first eighteen (18) months after the
                         Closing Date, solely in connection with a merger or acquisition approved by Requisite Lenders, request that one or more lenders commit to make additional term loans under an uncommitted facility (the "UNCOMMITTED FACILITY"); provided that (w) (i) if the leverage ratio (to be defined as consolidated total debt to last-twelve months
                         EBITDA) on a pro forma basis after giving effect to the merger or acquisition, as of the end of the most recently ended fiscal quarter is equal to or greater than 3.5x,(3) the aggregate principal amount of loans made under the Uncommitted
                         Facility shall not exceed US$125 million and (ii) if the leverage ratio as of the end of the most recently ended fiscal quarter is less than 3.5x, the aggregate principal amount of loans made under the Uncommitted Facility shall not exceed US$250 million, (x) no event of default or potential event of default shall have occurred and be continuing or would result from the making of the loans under the Uncommitted Facility, (y) on a pro forma basis (determined in accordance with Regulation S-X (or (if agreed by the
                         Administrative Agent at the time of the
                         transaction) as may be agreed to by the Borrower and the Administrative Agent), such merger or acquisition will result in a decrease in the leverage ratio and (z) the Uncommitted Facility will be available solely to refinance existing indebtedness of the target company in connection with such merger or acquisition. Fees payable to lenders for commitments under the Uncommitted
                         Facility will be as determined by the
                         Administrative Agent and the Borrower at the time such commitment becomes effective, but all other terms of the Uncommitted Facility (other than interest rates and weighted average life, each of which is specified below) will be substantially similar to the terms of the Term Loan Facility;
                         provided that the Uncommitted Facility will be structured as a new term loan tranche (the "NEW
                         TERM LOANS") that either (i) has at all times a weighted average life longer than the Term Loan
                         Facility and an interest rate no more than 200 bps higher than the interest rate applicable to the Term Loan Facility, or (ii) has a weighted average life and interest rate that are the same as the Term Loan Facility. Such additional commitments must first be requested from the Term Loan
                         Lenders; provided, however, that the Term Loan
                         Lenders shall not have any obligation to provide or commit to provide any such additional commitments. The New Term Loans will be secured on a pari passu basis with the Term Loans.


(3) In each instance where a term of the Term Loan Facility or Revolving Credit Facility is modified because the Borrower has achieved a certain leverage ratio, such terms shall revert back to its previous form prospectively if the Borrower at any time thereafter fails to maintain such leverage ratio.


Guarantors:              All wholly-owned North American subsidiaries of
----------               Borrower.

Security:                All restructured debt and extensions of credit to
--------                 the Borrower and all guarantees of the Guarantors
                         (and all other obligations of the Borrower and the Guarantors under the Term Loan Facility and the Uncommitted Facility, if any) will be secured by
                         (i) all existing and after-acquired tangible and intangible personal property of the Borrower and the Guarantors, including a pledge of the stock or other equity interests of all subsidiaries of the Borrower, and (ii) liens on all existing and after-acquired real property fee and leasehold interests of the Borrower and the Guarantors, subject to exceptions and thresholds to be agreed upon; provided that, at the request of the Borrower made prior to the Closing Date, the Administrative Agent may exclude from the collateral specific fee interests if it concludes that the cost of perfecting such security interests, liens or mortgages is excessive when compared with the benefit to be received by the Lenders. Notwithstanding the foregoing, if the granting of a security interest in any real property leasehold interest would be prohibited by the terms of the applicable lease, the Borrower and the Guarantors shall not be required to grant a security interest in such real property leasehold interest so long as they have used their reasonable efforts to obtain a waiver of such prohibition from the landlord under such lease;
                         provided that promptly upon the ineffectiveness, lapse or termination of such prohibition, the Borrower and the Guarantors shall grant a security interest in such real property leasehold interest.
                         Real estate financed off balance sheet as permitted under "Capital Expenditures" below will not be subject to the provisions of this paragraph.

                         The Revolving Credit Facility and extensions of credit thereunder shall have a first priority lien on all such collateral and the Term Loan Facility and the Uncommitted Facility, if any, shall have a second priority lien on all such collateral; provided that, so long as the Canadian DIP Facility is repaid on or before the Closing Date and the Post-Reorganization Canadian Facility (including up to approximately US$30 million in exit financing to complete the Canadian proceeding and US$10 million for working capital and other post-confirmation needs of the Borrower's Canadian subsidiaries) does not exceed the difference between (i) US$60 million and (ii) the amount by which (a) the sum of the aggregate outstanding principal amount of all loans and issued and outstanding letters of credit under the Revolving Credit Facility exceeds (b) US$80 million, (x) the property of Canadian Guarantors will not secure any of the Revolving Credit Facility, the Term Loan Facility and the Uncommitted Facility, if any, if it secures the Post-Reorganization Canadian Facility and (y) the guarantees provided by the Canadian Guarantors in respect of the Revolving Credit Facility, the Term Loan Facility and the Uncommitted Facility, if any, will be subordinated to any guarantees provided by the Canadian Guarantors under the Post-Reorganization Canadian Facility.

                         To effect such liens securing the Term Loan
                         Facility and the Uncommitted Facility, if any, (y) the confirmation order shall provide for such security and (z) the Borrower and the Guarantors shall execute and deliver to the Administrative Agent all security agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary (as determined by the Administrative Agent in its sole discretion) to grant a second priority perfected security interest in and lien upon all such property of the Borrower and the Guarantors, subject to customary permitted liens to be agreed upon.

                         Negative pledge on all assets of the Borrower and the Guarantors, subject to (x) exceptions for the first priority lien securing the Revolving Credit Facility and (y) other exceptions to be agreed upon.

Interest Rates:          All amounts outstanding under the Term Loan
--------------           Facility shall bear interest, at the Borrower's
                         option, as follows:

                                                                      BASE RATE
                                                  EURO-DOLLAR RATE    APPLICABLE
                                 LEVERAGE(4)      APPLICABLE MARGIN     MARGIN

                               Less than 3.5         350.0              250.0
                                 3.5 to 3.99         362.5              262.5
                                 4.0 to 4.49         387.5              287.5
                                 4.5 to 4.99         400.0              300.0
                                 5.0 to 5.49         412.5              312.5
                                 5.5 to 5.99         425.0              325.0
                                 6.0 to 6.49         487.5              387.5
                                 6.5 and higher      450.0              350.0


(4) Leverage based on all debt (including capitalized leases and mortgage debt) appearing on the consolidated balance sheet, and if Borrower decides to use attributable EBITDA as the measurement, then leverage may also include the attributable portion of debt from non-consolidated affiliates.


                         Loans bearing interest at the rate determined by reference to the Base Rate are referred to herein as "BASE RATE LOANS." Loans bearing interest at the rate determined by reference to the Euro-Dollar Rate Loans are referred to herein as "EURO-DOLLAR LOANS."

                         After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on Base Rate Loans plus an additional two percentage points (2.00%) per annum and shall be payable on demand.




Fees:                    Exit Fee: The Lenders (but excluding the Sponsors)
----                     will receive a fee equal to 1.50% of the amount of
                         the Term Loan Facility at the Closing Date.

                         Roll-Up Fee: The Lenders under the Roll-Up Loans (but excluding the Sponsors) will receive a fee equal to approximately 2.50% of the Roll-Up Loans that are not converted to equity.

Interest Payments:       Quarterly for Base Rate Loans; on the last day of
-----------------        selected interest periods (which shall be 1, 2, 3,
                         6 and, to the extent available to all Lenders, 12 months) for Euro-Dollar Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 365-day year in the case of Base Rate Loans and on the basis of a 360-day year in the case of Euro-Dollar Loans.

Voluntary                The Term Loan Facility and the Uncommitted
---------                Facility, if any, may be prepaid in whole or in
Prepayments:             part without premium or penalty (Euro-Dollar Loans
-----------              prepayable only on the last days of related
                         interest periods or subject to breakage fees) upon such notice and in such amounts as may be agreed upon.

Mandatory                The Borrower shall prepay the Term Loans and the
---------                New Term Loans, if any, in amounts equal to:
Prepayments:
-----------              Minor Asset Sale Proceeds: 75% of the net cash
                         proceeds of any Minor Asset Sale, in each case payable no later than the third business day following date of receipt; provided that the Borrower shall be entitled, at its election, to retain net cash proceeds of Minor Asset Sales of up to US$10 million per year (in addition to the 25% allowed to be retained), with any unused balance of the additional US$10 million to be carried over until the next succeeding year. A
                         Minor Asset Sale shall be defined as any sale or other disposition of any property or assets of the Borrower and its subsidiaries that does not individually exceed US$10 million; provided, however, if aggregate Minor Asset Sale Proceeds exceed US$20 million in any fiscal year, the excess will be treated as Major Asset Sale
                         Proceeds.

                         Major Asset Sale Proceeds: 100% of the net cash proceeds of any Major Asset Sales, in each case payable no later than the third business day following date of receipt. A Major Asset Sale shall be defined as any sale or other disposition of any property or asset of the Borrower or any of its subsidiaries that is not a Minor Asset Sale, and Major Asset Sale Proceeds shall include proceeds from Minor Asset Sales to the extent they exceed the maximum annual limit of US$20 million.

                         Insurance/Condemnation Proceeds: 100% of the net cash proceeds received under any casualty or business interruption insurance maintained by the Borrower or any of its subsidiaries or as a result of the taking of any assets of the Borrower or any of its subsidiaries pursuant to the power of eminent domain or condemnation, in each case payable no later than the third business day following date of receipt, unless, in each case, no event of default or potential event of default has occurred and is continuing and such proceeds are used to repair, restore or replace the assets in respect of which such proceeds were received within 360 days of receipt thereof. Pending any such repair, restoration or replacement, such proceeds shall be used to repay outstanding Revolving Loans (but not reduce commitments), and availability under the Revolving Credit Facility in an amount equal to such proceeds shall be reserved for such repair, restoration or replacement. If, in any case, such proceeds exceed the amount of Revolving Loans then outstanding, such Revolving Loans shall be repaid, and the excess shall be deposited in an escrow account in which the Lenders have a security interest.

                         Proceeds of Public Equity Offerings: 75% of the net cash proceeds received from a public offering of equity securities of the Borrower or any of its subsidiaries, in each case payable no later than the third business day following the date of receipt; provided that if the leverage ratio as of the end of the last full fiscal quarter preceding such public offering is equal to or greater than 3.0x, but less than 3.5x, only 50% of such net cash proceeds shall be used to prepay loans and/or reduce commitments; provided further that if the leverage ratio as of the end of the last full fiscal quarter preceding such public offering is less than 3.0x, the Borrower and its subsidiaries may retain 100% of such net cash proceeds.

                         Proceeds of Private Non-Sponsor Equity Offerings:
                         For so long as Oaktree Capital Management, LLC, as general partner or investment manager of certain funds or accounts, and Onex Corporation (the "Sponsors") own 51% or more of the common equity of the Borrower, the Borrower may retain 100% of the first US$25 million of net cash proceeds received from private offerings of equity securities of the Borrower or any of its subsidiaries to any person other than the Sponsors, with any net cash proceeds of such private offerings in excess of US$25 million to be treated the same as proceeds of public equity offerings. If the Sponsors own less than 51% of the common equity of the Borrower, all of the net cash proceeds of such private offering shall be treated the same as proceeds of a public equity offering.

                         Proceeds of Private Sponsor Equity Offering: All net cash proceeds received from a private offering of equity securities of the Borrower or any of its subsidiaries to any Sponsor may be retained by the Borrower and its subsidiaries; provided that to the extent such net cash proceeds are used to acquire assets, the Lenders will be granted a second priority (or third priority, if there is a preexisting first priority lien) security interest in such assets.

                         Proceeds of Debt Issuances: 100% of the net cash proceeds received from issuances of debt securities by the Borrower or any of its subsidiaries, in each case payable no later than the third business day following the date of receipt.

                         Free Cash Flow: 100% of the first US$25 million of Free Cash Flow (to be defined) of the Borrower and its subsidiaries in each fiscal year and 75% of Free Cash Flow of the Borrower and its subsidiaries in excess of the first US$25 million in such fiscal year, commencing with the fiscal year ending February 28, 2003, payable within 90 days after the end of the applicable fiscal year; provided that the Borrower may retain all Free Cash Flow with respect to any fiscal year if (x) the leverage ratio as of the end of such fiscal year(5) is 3.5x or less and (y) the leverage ratio as of the end of the immediately preceding fiscal year was 3.5x or less.

(5) All leverage ratios on a trailing 12 month basis.


Application of           So long as no event of default or potential event
--------------           of default shall have occurred, all mandatory
Mandatory                prepayments shall be applied first ratably to the
---------                prepayment of the Term Loans and any New Term
Prepayments:             Loans and second to the repayment of Revolving
-----------              Loans and reduction of the commitments. All
                         mandatory prepayments shall be applied pro rata across scheduled payments (including, without limitation, final payments at maturity).

Cash Management          The Borrower shall establish a cash management
---------------          system reasonably satisfactory to the
System:                  Administrative Agent over which the Administrative
------                   Agent will have dominion and control.

Capital Expenditures:    During each fiscal year during the term of the
--------------------     Term Loan Facility, the Borrower and its
                         subsidiaries shall not make (x) capital
                         expenditures for maintenance projects in excess of US$10 million and (y) capital expenditures for "new build" projects, including the financing of off-balance sheet projects, in excess of US$25 million (the "NEW BUILD CAPEX ALLOWANCE");
                         provided that the New Build CapEx Allowance for any particular fiscal year shall be increased to
                         (i) US$40 million if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, (ii) US$60 million if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.0x, and (iii) US$75 million if the leverage ratio as of the end of the immediately preceding fiscal year was less than 2.5x; provided further that the New Build CapEx
                         Allowance for any particular fiscal year may, (i) if the leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, be increased by up to the first
                         US$25 million of the aggregate net cash proceeds from Minor Asset Sales, Public Equity Offerings,
                         Private Non-Sponsor Equity Offerings and Private
                         Sponsor Equity Offerings and any Free Cash Flow, in each case retained by the Borrower during such fiscal year or the immediately preceding fiscal year in accordance with the terms of the Term Loan
                         Facility (collectively, the "RETAINED PROCEEDS") and (ii) if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, be increased by all Retained Proceeds;
                         provided still further that, notwithstanding the US$25 million limitation, the Borrower and its subsidiaries may make, during fiscal year 2003, the capital expenditures listed in Annex B to the Revolving Credit Facility Term Sheet.

                         In addition, the Borrower and its subsidiaries may make capital expenditures financed solely by non-recourse, off-balance sheet financing(6) in an aggregate amount not to exceed in any fiscal year 150% of the New Build CapEx Allowance for such fiscal year. Landlord concessions do not constitute capital expenditures.

(6) "Off-balance sheet financing" means real estate acquisitions that are financed by debt that does not appear on the Borrower's consolidated balance sheet.

                         Notwithstanding the foregoing, in no event shall the Borrower and its subsidiaries make capital expenditures in any fiscal year for "new build" projects, regardless of the nature of the financing for such capital expenditures, in excess of an amount (the "AGGREGATE CAPEX LIMIT"), (i) if the leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, equal to US$75 million or (ii) if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, equal to US$100 million; provided that if the aggregate amount of capital expenditures made by the Borrower and its subsidiaries in any particular fiscal year is less than the Aggregate CapEx Limit for such fiscal year, the Aggregate CapEx Limit for the immediately succeeding fiscal year may be increased by, (i) if the leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, up to US$25 million of such difference and (ii) if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, up to US$40 million of such difference.

Limitations on           To be determined.
--------------
Additional
----------
Indebtedness:
------------



Financial Covenants:     A schedule to the credit agreement will be
-------------------      prepared and contain financial covenants based on
                         the Borrower's budget for the upcoming years as of the Plan consummation, such budget to be in form and substance satisfactory to the Administrative
                         Agent; provided that the Administrative Agent acknowledges and agrees that such budget shall be prepared consistent with the methodology set forth on Schedule I to the Commitment Letter. For purposes of calculating the covenants, (i) a cushion of 25%/25%/25%/20% shall be assumed and (ii) any performance reserve included in the budget shall be disregarded.

                         The Term Loan Facility and the Uncommitted
                         Facility, if any, shall contain a maximum leverage ratio covenant, a minimum debt service coverage ratio covenant and a minimum fixed charge coverage ratio covenant.

Right to Cure Financial  The Sponsors shall have the right to cure
----------------------   financial covenant defaults by contributing
Covenant Default:        capital to the Borrower (each such contribution,
----------------         a "CURE CONTRIBUTION") and either (i) deeming such
                         Cure Contribution to be EBITDA or (ii) using such Cure Contribution to repay outstanding loans;
                         provided that Cure Contributions may not be made in (x) more than two consecutive fiscal quarters within any 18 month period or (y) more than four fiscal quarters during the term of the Term Loan
                         Facility. Cure - Contributions may be made in the form of equity or subordinated debt; provided that all of the terms and conditions of such equity or subordinated debt must be satisfactory to the Administrative Agent. If the Sponsors deem any
                         Cure Contribution to be EBITDA, (i) such Cure
                         Contribution may not exceed 10% of total EBITDA during the fiscal period being considered when determining whether the Borrower has complied with the applicable financial covenant and (ii) the Borrower shall not be permitted to borrow
                         Revolving Loans in excess of an amount equal to the amount of such Cure Contribution multiplied by two until all applicable financial covenant defaults cease to exist without giving effect to any Cure Contributions.

Representations and      Customary and appropriate representations and
-------------------      warranties,including, without limitation, due
Warranties:              organization and authorization, enforceability,
----------               financial condition, no material adverse changes,
                         title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Term Loan Facility and Bankruptcy Court approval of the disclosure statement, so long as there has been no determination that the Borrower or the Sponsors did not solicit in good faith pursuant to 11
                         U.S.C. section 1125(e).

Covenants:               Customary and appropriate affirmative and negative
---------                "maintenance type" covenants, including, without
                         limitation, limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including (x) reporting requirements and (y) exceptions and baskets to be mutually agreed upon.

Events of Default:       Customary and appropriate (subject to customary
----------------         and appropriate grace periods), including,
                         without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guarantees, impairment of security interests in collateral, and "change of control." A "change of control" shall occur if (x) prior to an Initial Public Offering, the Sponsors shall cease to own at least 51% of the Borrower's total voting securities and (y) after an Initial Public Offering, either (i) the Sponsors shall cease to own at least 35% of the Borrower's total voting securities or (ii) any other person or group of persons acting as a group shall own a greater percentage of the Borrower's total voting securities than the Sponsors own.
                         "INITIAL PUBLIC OFFERING" shall be defined as a widely dispersed initial public offering of the Borrower's common stock resulting in gross proceeds to the Borrower of at least US$75 million.

Management Fees:         For so long as the leverage ratio is less than
---------------          3.50x and no event of default or potential event
                         of default has occurred and is continuing during such fiscal year or would result therefrom, the Borrower may pay aggregate management fees of up to US$5 million per fiscal year to the Sponsors.
                         Prior to achieving a leverage ratio of less than 3.5x, the aggregate management fees will accrue on a subordinated basis without interest. For any year in which the leverage ratio is achieved, such accrued amounts may be paid in cash, so long as
                         (i) pro forma compliance with all covenants is maintained, (ii) the leverage ratio does not equal or exceed 3.5x after giving effect to such payment and (iii) the Borrower's Chief Financial Officer delivers to the Administrative Agent an officer's certificate certifying (x) that the leverage ratio does not equal or exceed 3.5x after giving effect to such payment and (y) that the Borrower has the ability to meet its amortization and other obligations under the Term Loan Facility.

Professional Fees of     Subject to mutually acceptable limitations.
--------------------
Sponsors:
--------

Assignments/             The Lenders may assign all or, in an amount of not
-----------              less than US$1 million (or such lesser amount as
Participations:          may constitute the assigning Lender's entire
--------------           commitment), any part of their shares of the Term
                         Loan Facility to their affiliates, to other
                         Lenders (other than the Sponsors), or to one or more banks or other entities that are eligible assignees (to be defined in the definitive financing documents) which are acceptable to the Administrative Agent, subject to the consent of the Borrower (presumed if no response is received within 3 business days) not to be unreasonably withheld. Upon such assignment any such affiliate, bank or entity shall become a Lender for all purposes of the definitive financing documents;
                         provided that assignments made to affiliates and other Lenders shall not be subject to the US$1 million minimum assignment requirement. The
                         Lenders will have the right to sell
                         participations, subject to customary limitations on voting rights, in their shares of the Term Loan
                         Facility.



Requisite Lenders:       Lenders holding in the aggregate more than 50% of
-----------------        the Term Loans and New Term Loans, if any, under
                         the Term Loan Facility. 100% approval shall be required for changes in (i) interest rates, (ii) release of all or substantially all of the collateral or guarantees, (iii) scheduled maturities, (iv) this provision and (v) other customary provisions.

Taxes, Reserve           All payments are to be made free and clear of any
--------------           present or future taxes (other than franchise
Requirements &           taxes and taxes on overall net income), imposts,
--------------           assessments, withholdings, or other deductions
Indemnities:             whatsoever. Foreign Lenders shall furnish to the
-----------              Administrative Agent (for delivery to the
                         Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                         The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and        The Borrower will submit to, and will cause its
-----------------        subsidiaries to submit to, the non-exclusive
Jurisdiction:            jurisdiction and venue of the federal and state
------------             courts of the State of New York and will waive any
                         right to trial by jury. New York law shall govern the definitive loan documents.

Administrative Agent's  O'Melveny & Myers LLP
----------------------
Counsel:
-------

Certain Conditions       Conditions precedent to the conversion of amounts
------------------       under the Pre-Petition Credit Agreement and the
Precedent to             DIP Credit Agreement into the Term Loans will
------------             include, without limitation, the following:
Conversion:
----------               l.   Satisfactory Documentation. The definitive
                              documentation evidencing the Revolving Credit
                              Facility and the Term Loan Facility,
                              including, without limitation, credit,
                              guarantee, security, intercreditor and other related documentation (collectively, the
                              "DEFINITIVE FINANCING DOCUMENTS"), shall (i) have been executed and delivered to the Administrative Agent, (ii) be documentation typically used in financings similar to the Revolving Credit Facility and the Term Loan
                              Facility under similar market conditions and
                              (iii) be in form and substance satisfactory to the Administrative Agent.

                         2. Matters Relating to the Confirmation of the Plan.

                              (a) The confirmation order shall (i) be in form and substance reasonably satisfactory to the Administrative Agent and Lenders, (ii) grant the liens described in this Summary of Terms in favor of the Administrative Agent, for the benefit of the Lenders, (iii) contain such other orders and findings as the Administrative Agent may request, (iv) have been entered and (v) be in full force and effect and not reversed, stayed, modified or amended. Not less than 11 days shall have elapsed since entry of such order, and no stay shall have been entered.

                              (b) The Plan (including all amendments
                              thereto, if any) shall be satisfactory in form and substance to the Administrative Agent and the Lenders and shall have become effective in accordance with its terms (and simultaneously with the plan(s) in the Canadian Companies' Creditors Arrangement Act ("CCAA") cases, which plan(s) shall be in form and substance satisfactory to the Administrative Agent and the Lenders) no later than March 31, 2002, and shall have been substantially consummated.

                         3. Security. The Administrative Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a second priority perfected security interest in all assets securing the Term Loan Facility and guarantees from the Guarantors, in each case to the extent required and described in the Definitive Financing Documentation.

                         4. Customary Closing Documents. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officer's certificates, shall have been delivered.

                         5. No Material Adverse Change. Since August 31, 2001, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, other than as set forth in the Plan, determined by the Administrative Agent in its sole discretion.

                         6. Ratings. If requested by the Administrative Agent, the Borrower shall have had the Revolving Credit Facility and the Term Loan Facility rated by a rating agency and according to a process reasonably acceptable to the Administrative Agent.

                         7. Approval of Projections. The Borrower shall have delivered financial information, budgets and projections regarding the confirmation of the Plan and the reorganization of the Borrower in form and substance satisfactory to the Administrative Agent; provided that the Administrative Agent acknowledges and agrees that such financial information, budgets and projections shall be prepared consistent with the methodology set forth on
                              Schedule 1 to the Commitment Letter.

                         8. Satisfaction of Closing Conditions. All of the conditions to the closing of the Revolving Credit Facility and the Term Loan Facility (including, without limitation, all of the conditions set forth in the Summary of Terms for the Revolving Credit Facility attached to the Commitment Letter as Exhibit
                              B) contained in the Definitive Financing
                              Documents shall have been satisfied, and the Revolving Credit Facility shall have been provided as described in the Commitment Letter (including the Summary of Terms for the Revolving Credit Facility attached to the Commitment Letter as Exhibit B).

                         9.   Canada. The aggregate amount of cash
                              (including exit financing) used to complete the proceedings with respect to the Borrower's Canadian subsidiaries in their cases under the CCAA shall not exceed approximately US$30 million. Furthermore, if the Borrower's Canadian subsidiaries enter into a Post-Reorganization Canadian Facility, any intercompany amounts owing to the Borrower in connection with the Canadian DIP Facility shall have been repaid.

                         10. Existing Letters of Credit. As of the Closing Date, each (i) undrawn Pre-Petition Letter of Credit and (ii) undrawn letter of credit issued under the DIP Credit Agreement (including, without limitation, Replacement Letters of Credit) shall either be deemed to be a letter of credit issued under the Revolving Credit Facility or shall be replaced with a letter of credit issued under the Revolving Credit Facility, and the aggregate amount of such letters of credit shall not exceed US$25 million.

                         11. Corporate Structure, Ownership, Etc. The corporate and tax structures of the Borrower and its subsidiaries after consummation of the Plan shall be substantially the same, or if the corporate or tax structure is different, then the change shall not be adverse to the Lenders. Senior management of the Borrower shall also be substantially the same after consummation of the Plan (other than members of senior management who voluntarily decide not to continue their employment with the Borrower), or if new management is installed, it shall be reasonably acceptable to Lenders. In addition, the Sponsors will own more than 70% of the common equity of the Borrower after the Plan is consummated.

                         12.  Fees. All fees and expenses due to the
                              Administrative Agent and the Lenders as set forth in the Commitment Letter, the Fee Letter referred to therein or otherwise including, without limitation, the Exit Fee and the Roll-Up Fee, shall have been paid in full on or before the due dates set forth therein.

                         13. Certain Approvals. The Borrower shall have received all material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with consummation of the Plan, the related financings, the continuing operation of the Borrower's businesses and other transactions contemplated hereby, and all such consents and approvals shall be in full force and effect on the Closing Date. All applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Plan or no law or regulation shall be applicable which in the judgment of the Administrative Agent could have any such effect.

                         14. Litigation. On the Closing Date, there shall not be any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Plan, the Revolving Credit Facility or the Term Loan Facility that could reasonably be expected to have a material adverse effect on the Plan, the Revolving Credit Facility, the Term Loan Facility or any of the other transactions contemplated hereby or on the business, assets, liabilities, results of operations, condition (financial or otherwise), properties or prospects of the Borrower and its subsidiaries, taken as a whole.

                         15. No Event of Default. On the Closing Date, there shall not be any event of default under the Definitive Financing Documents or event that, with or without notice and/or the passage of time, could become an event of default, and all representations and warranties under the Definitive Financing Documents shall be true. accurate and complete.

                         16. Sponsor Payment to Unsecured Creditors: The Sponsors shall have made an additional cash contribution to the Borrower for distribution to the Borrower's unsecured creditors in an amount equal to the difference between (x) US$45 million and (y) the amount permitted pursuant to clause (iv) under the paragraph titled "Use of Proceeds" in the Revolving Credit Facility Term Sheet, in accordance with the terms of the Plan.


Conditions to All        The conditions to all borrowings under the
-----------------        Uncommitted Facility, if any, will include
Borrowings Under the     requirements relating to prior written notice of
--------------------     borrowing, the accuracy of representations and
Uncommitted Facility,    warranties in all material respects, and the
---------------------    absence of any default or potential event of
If Any:                  default, and will otherwise be customary and
-------                  appropriate for financings of this type.

                                 EXHIBIT B


                        Term Sheet for New Working
                         Capital Credit Agreement

                                                                  EXECUTION


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                             SUMMARY OF TERMS
                 POST-BANKRUPTCY REVOLVING CREDIT FACILITY

     This Summary of Terms summarizes selected terms of a senior secured revolving credit facility (the "Revolving Credit Facility") to be utilized by Loews Cineplex Entertainment Corporation in connection with the proposed plan of reorganization (the "PLAN") filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on November 11, 2001, which is attached as Exhibit A to the Commitment Letter to which this Summary of Terms is attached as Exhibit B (the "COMMITMENT LETTER"). The date on which the Plan becomes effective in accordance with its terms is referred to herein as the "CLOSING DATE." This Summary of Terms is intended as an outline of certain of the material terms of such senior secured revolving credit facility, but it does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to such senior secured revolving credit facility. All terms defined in the Commitment Letter and not otherwise defined herein shall have the same meanings when used herein.

Borrower:                Loews Cineplex Entertainment Corporation (the
--------                 "BORROWER"), as reorganized in accordance with the
                         Plan.

Lenders:                 Bankers Trust Company ("BTCo") and a syndicate of
-------                  other banks, financial institutions and other
                         accredited investors (the "LENDERS").

Administrative Agent     BTCo (in such capacity, the "ADMINISTRATIVE AGENT").
--------------------
for the Lenders:
---------------

Lead Arranger and        Deutsche Banc Securities Inc. (in such capacity, the
-----------------        "ARRANGER").
Book Running
------------
Manager:
-------

Amount:                  Loans under the Revolving Credit Facility
------                   ("REVOLVING LOANS") shall be in an aggregate
                         amount not to exceed US$100 million; provided that availability under the Revolving Credit Facility shall be reduced (but not permanently reduced), on a dollar-for-dollar basis, by the amount by which the aggregate outstanding principal amount of all loans and other extensions of credit under the Post-Reorganization Canadian Facility exceeds
                         US$40 million.

Maturity:                February 28, 2007.
--------

Use of Proceeds:         Revolving Loans may be used (i) to repay revolving
---------------          loans (the "DIP Loans") made pursuant to that
                         certain Debtor-in-Possession Credit Agreement dated as of February 15, 2001 among the Borrower, its subsidiaries, the financial institutions named therein and BTCo, as Administrative Agent, (as amended, the "DIP Credit Agreement"), (ii) to provide for the working capital requirements and general corporate purposes of the Borrower and its subsidiaries, (iii) to pay fees payable by the Borrower in connection with the Revolving Credit
                         Facility and the Term Loan Facility (as defined below) and (iv) to make a payment to the Borrower's unsecured creditors in accordance with the Plan in an amount not to exceed the lesser of
                         (x) US$20 million and (y) the difference between
                         (1) US$50 million and (2) the sum of (a) the aggregate amount of DIP Loans outstanding on the Closing Date, (b) all unpaid reasonable and customary closing expenses, fees, and bankruptcy related expenses, in each case whether incurred or to be incurred before, on or after the Closing
                         Date (provided that the fees due to the lenders under the Term Loan Facility shall be excluded from this amount), (c) all incurred but unpaid capital expenditures related to Designated
                         Projects (as defined in the DIP Credit Agreement)
                         (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Borrower can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Administrative Agent and the Borrower.(1) Letters of credit may be issued up to a sublimit of US$25 million to support workers' compensation contingencies and for other corporate purposes to be agreed upon (including, without limitation, Pre-Petition Letters of Credit (as defined below), Replacement Letters of Credit (as defined below) and other letters of credit issued under the DIP Credit Agreement, in each case to the extent outstanding on the Closing Date, which will be rolled over on the Closing Date into letters of credit issued under the Revolving
                         Credit Facility).

----------------------
1. Contingent upon any required approvals of the DIP Lenders and the Pre-Petition Lenders.


Guarantors:              All wholly-owned North American subsidiaries of
----------               the Borrower (the "GUARANTORS").

Security:                All extensions of credit to the Borrower and all
--------                 guarantees of the Guarantors (and all other
                         obligations of the Borrower and the Guarantors under the Revolving Credit Facility) will be secured by (i) all existing and after-acquired tangible and intangible personal property of the Borrower and the Guarantors, including a pledge of the stock or other equity interests of all subsidiaries of the Borrower, and (ii) liens on all existing and after-acquired real property fee and leasehold interests of the Borrower and the Guarantors, subject to exceptions and thresholds to be agreed upon; provided that, at the request of the Borrower made prior to the Closing Date, the Administrative Agent may exclude from the collateral specific fee interests if it concludes that the cost of perfecting such security interests, liens or mortgages is excessive when compared with the benefit to be received by the Lenders. Notwithstanding the foregoing, if the granting of a security interest in any real property leasehold interest would be prohibited by the terms of the applicable lease, the Borrower and the Guarantors shall not be required to grant a security interest in such real property leasehold interest so long as they have used their reasonable efforts to obtain a waiver of such prohibition from the landlord under such lease;
                         provided that promptly upon the ineffectiveness, lapse or termination of such prohibition, the Borrower and the Guarantors shall grant a security interest in such real property leasehold interest.
                         Real estate financed off balance sheet as permitted under "Capital Expenditures" below will not be subject to the provisions of this paragraph.

                         The Revolving Credit Facility and extensions of credit thereunder shall have a first priority lien on all such collateral and the Term Loan Facility and the Uncommitted Facility, if any, shall have a second priority lien on all such collateral; provided that, so long as the Canadian DIP Facility is repaid on or before the Closing Date and the Post-Reorganization Canadian Facility (including up to approximately US$30 million in exit financing to complete the Canadian proceeding and US$10 million for working capital and other post-confirmation needs of the Borrower's Canadian subsidiaries (it being acknowledged and agreed that any intercompany amounts owing to the Borrower in connection with such Canadian DIP Facility shall be repaid)) does not exceed the difference between (i) US$60 million and (ii) the amount by which (a) the sum of the aggregate outstanding principal amount of all loans and issued and outstanding letters of credit under the Revolving Credit Facility exceeds (b) US$80 million, (x) the property of Canadian Guarantors will not secure any of the Revolving Credit Facility, the Term Loan Facility and the Uncommitted Facility, if any, if it secures the Post-Reorganization Canadian Facility and (y) the guarantees provided by the Canadian Guarantors in respect of the Revolving Credit Facility, the Term Loan Facility and the Uncommitted Facility, if any, will be subordinated to any guarantees provided by the Canadian Guarantors under the Post-Reorganization Canadian Facility.

                         To effect such liens securing the Revolving Credit Facility, (y) the confirmation order shall provide for such security and (z) the Borrower and the Guarantors shall execute and deliver to the Administrative Agent all security agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary (as determined by the Administrative Agent in its sole discretion) to grant a first priority perfected security interest in and lien upon all such property of the Borrower and the Guarantors, subject to customary permitted liens to be agreed upon.

                         Negative pledge on all assets of the Borrower and its subsidiaries, subject to (x) exceptions for the second priority lien securing the Term Loan Facility and the Uncommitted Facility, if any and
                         (y) other exceptions to be agreed upon.

Interest Rates:          All amounts outstanding under the Revolving Credit
--------------           Facility shall bear interest, at the Borrower's
                         option, as follows:

                              (i)  at the Base Rate plus 2.75% per annum; or

                              (ii) at the reserve adjusted Euro-Dollar Rate
                                   plus 3.75% per annum.

                         Loans bearing interest at the rate determined by reference to the Base Rate are referred to herein as "Base Rate Loans." Loans bearing interest at the rate determined by reference to the Euro-Dollar Rate are referred to herein as "Euro-Dollar Loans."

                         After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on Base Rate Loans plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Letter of Credit Fee:    The letter of credit fee shall be a percentage
--------------------     equal to the applicable margin for Euro-Dollar
                         Loans under the Revolving Credit Facility, which shall be shared by all Lenders, and an additional
                         0.25% per annum, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit.

Revolving Credit         Equal to the daily average unused portion of the
----------------         Revolving Credit Facility multiplied by the
Facility Fee:            percentage set forth below based upon the total
------------             utilization of the Revolving Credit Facility, such
                         fee to be paid quarterly in arrears; provided that solely for purposes of calculating the Revolving
                         Credit Facility Fee, the amount of the Revolving
                         Credit Facility shall be deemed to not be reduced on a dollar-for-dollar basis by the amount by which the aggregate outstanding principal amount of all loans and other extensions of credit under the Post-Reorganization Canadian Facility exceeds
                         US$40 million.

                                           Total Utilization
                                           -----------------
                                       Commitment Fee Percentage
                                       -------------------------

                                               < 33%
                                               -
                                          1.00 % per annum

                                           >33% but < 66%
                                                    -
                                         0.75 % per annum

                                               > 66%
                                         0.50 % per annum


Interest Payments:       Quarterly for Base Rate Loans; on the last day of
-----------------        selected interest periods (which shall be 1, 2, 3,
                         6 and, to the extent available to all Lenders, 12 months) for Euro-Dollar Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 365-day year in the case of Base Rate Loans and on the basis of a 360-day year in the case of Euro-Dollar Loans.

Voluntary Prepayments    The Revolving Credit Facility may be prepaid in
---------------------    whole or in part without premium or penalty
and Commitment           (Euro-Dollar Loans prepayable only on the last days
--------------           of related interest periods or subject to breakage
Reductions:              fees) and the Lenders' commitments relative thereto
----------               reduced or terminated upon such notice and in such
                         amounts as may be agreed upon.

Mandatory                The Borrower shall prepay the Revolving Loans and/or
---------                the commitments under the Revolving Credit Facility
Prepayments and          shall be reduced in amounts equal to:
---------------
Commitment
----------
Reductions:
----------

                         Minor Asset Sale Proceeds: 75% of the net cash proceeds of any Minor Asset Sale, in each case payable no later than the third business day following date of receipt; provided that the Borrower shall be entitled, at its election, to retain net cash proceeds of Minor Asset Sales of up to US$10 million per year (in addition to the 25% allowed to be retained), with any unused balance of the additional US$10 million to be carried over until the next succeeding year. A Minor Asset Sale shall be defined as any sale or other disposition of any property or assets of the Borrower and its subsidiaries that does not individually exceed US$10 million; provided, however, if aggregate Minor Asset Sale Proceeds exceed US$20 million in any fiscal year, the excess will be treated as Major Asset Sale Proceeds.

                         Major Asset Sale Proceeds: 100% of the net cash proceeds of any Major Asset Sales, in each case payable no later than the third business day following date of receipt. A Major Asset Sale shall be defined as any sale or other disposition of any property or asset of the Borrower or any of its subsidiaries that is not a Minor Asset Sale, and Major Asset Sale Proceeds shall include proceeds from Minor Asset Sales to the extent they exceed the maximum annual limit of US$20 million.

                         Insurance/Condemnation Proceeds: 100% of the net cash proceeds received under any casualty or business interruption insurance maintained by the Borrower or any of its subsidiaries or as a result of the taking of any assets of the Borrower or any of its subsidiaries pursuant to the power of eminent domain or condemnation, in each case payable no later than the third business day following date of receipt, unless, in each case, no event of default or potential event of default has occurred and is continuing and such proceeds are used to repair, restore or replace the assets in respect of which such proceeds were received within 360 days of receipt thereof. Pending any such repair, restoration or replacement, such proceeds shall be used to repay outstanding Revolving Loans (but not reduce commitments), and availability under the Revolving Credit Facility in an amount equal to such proceeds shall be reserved for such repair, restoration or replacement. If, in any case, such proceeds exceed the amount of Revolving Loans then outstanding, such Revolving Loans shall be repaid, and the excess shall be deposited in an escrow account in which the Lenders have a security interest.

                         Proceeds of Public Equity Offering: 75% of the net cash proceeds received from a public offering of equity securities of the Borrower or any of its subsidiaries, in each case payable no later than the third business day following the date of receipt; provided that if the leverage ratio as of the end of the last full fiscal quarter preceding such public offering is equal to or greater than 3.0x but less than 3.5x, only 50% of such net cash proceeds shall be used to prepay loans and/or reduce commitments; provided further that if the leverage ratio as of the end of the last full fiscal quarter preceding such public offering is less than 3.0x, the Borrower and its subsidiaries may retain 100% of such net cash proceeds.

                         Proceeds of Private Non-Sponsor Equity Offerings:
                         For so long as Oaktree Capital Management, LLC, as general partner or investment manager of certain funds or accounts, and Onex Corporation (the "Sponsors") own 51% or more of the common equity of the Borrower, the Borrower may retain 100% of the first US$25 million of net cash proceeds received from private offerings of equity securities of the Borrower or any of its subsidiaries to any person other than the Sponsors, with any net cash proceeds of such private offerings in excess of US$25 million to be treated the same as proceeds of public equity offerings. If the Sponsors own less than 51% of the common equity of the Borrower, all of the net cash proceeds of such private offering shall be treated the same as proceeds of a public equity offering.

                         Proceeds of Private Sponsor Equity Offering: All net cash proceeds received from a private offering of equity securities of the Borrower or any of its subsidiaries to any Sponsor may be retained by the Borrower and its subsidiaries; provided that to the extent such net cash proceeds are used to acquire assets, the Lenders will be granted a first priority (or second priority, if there is a preexisting first priority lien) security interest in such assets.

                         Proceeds of Debt Issuances: 100% of the net cash proceeds received from issuances of debt securities by the Borrower or any of its subsidiaries, in each case payable no later than the third business day following the date of receipt.

                         Free Cash Flow: 100% of the first US$25 million of Free Cash Flow (to be defined) of the Borrower and its subsidiaries in each fiscal year and 75% of Free Cash Flow of the Borrower and its subsidiaries in excess of the first US$25 million in such fiscal year, commencing with the fiscal year ending February 28, 2003, payable within 90 days after the end of the applicable fiscal year; provided that the Borrower may retain all Free Cash Flow with respect to any fiscal year if (x) the leverage ratio as of the end of such fiscal year(2) is 3.5x or less and (y) the leverage ratio as of the end of the immediately preceding fiscal year was 3.5x or less.

----------------------------
2.  All leverage ratios on a trailing 12 month basis.


Application of           So long as no event of default or potential event
--------------           of default shall have occurred all mandatory
Mandatory                prepayments shall be applied first ratably to the
---------                prepayment of term loans (the "TERM LOANS")
Prepayments:             made under a senior secured term loan credit
-----------              facility to be entered into by the Borrower in
                         connection with the Plan substantially on the terms attached hereto as Annex A (the "TERM LOAN
                         FACILITY") and second to the repayment of Revolving Loans and reduction of the commitments.
                         All mandatory prepayments shall be applied pro rata across scheduled payments (including, without limitation, final payments at maturity).

Cash Management          The Borrower shall establish a cash management system
---------------          reasonably satisfactory to the Administrative Agent
System:                  over which the Administrative Agent will have
------                   dominion and control.

Capital Expenditures:    During each fiscal year during the terms of the
--------------------     Revolving Credit Facility, the Borrower and its
                         subsidiaries shall not make (x) capital
                         expenditures for maintenance projects in excess of US$10 million and (y) capital expenditures for "new build" projects, including the financing of off-balance sheet projects, in excess of US$25 million (the "NEW BUILD CAPEX ALLOWANCE");
                         provided that the New Build CapEx Allowance for any particular fiscal year shall be increased to
                         (i) US$40 million if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, (ii) US$60 million if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.0x, and (iii) US$75 million if the leverage ratio as of the end of the immediately preceding fiscal year was less than 2.5x; provided further that the New Build CapEx
                         Allowance for any particular fiscal year may, (i) if the leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, be increased by up to the first
                         US$25 million of the aggregate net cash proceeds from Minor Asset Sales, Public Equity Offerings,
                         Private Non-Sponsor Equity Offerings and
                         Private Sponsor Equity Offerings and any free Cash
                         Flow, in each case retained by the Borrower during such fiscal year or the immediately preceding fiscal year in accordance with the terms of the Revolving Credit Facility (collectively, the
                         "Retained Proceeds") and (ii) if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, be increased by all Retained Proceeds; provided still further that, notwithstanding the US$25 million limitation, the Borrower and its subsidiaries may make, during fiscal year 2003, the capital expenditures listed in the schedule attached hereto as Annex B.

                         In addition, the Borrower and its subsidiaries may make capital expenditures financed solely by non-recourse, off-balance sheet financing(3) in an aggregate amount not to exceed in any fiscal year 150% of the New Build CapEx Allowance for such fiscal year. Landlord concessions do not constitute capital expenditures.

---------------------------
3. "Off-balance sheet financing" means real estate acquisitions that are financed by debt that does not appear on the Borrower's consolidated balance sheet.


                         Notwithstanding the foregoing, in no event shall the Borrower and its subsidiaries make capital expenditures in any fiscal year for "new build" projects, regardless of the nature of the financing for such capital expenditures, in excess of an amount (the "Aggregate CapEx Limit"), (i) if the leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, equal to US$75 million or (ii) if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, equal to US$100 million; provided that if the aggregate amount of capital expenditures made by the Borrower and its subsidiaries in any particular fiscal year is less than the Aggregate CapEx Limit for such fiscal year, the Aggregate CapEx Limit for the immediately succeeding fiscal year may be increased by, (i) if the leverage ratio as of the end of the immediately preceding fiscal year was equal to or greater than 3.5x, up to US$25 million of such difference and (ii) if the leverage ratio as of the end of the immediately preceding fiscal year was less than 3.5x, up to US$40 million of such difference.

Limitations on           To be determined.
--------------
Additional
----------
Indebtedness:
------------

Financial Covenants:     A schedule to the credit agreement will be prepared
-------------------      and contain financial covenants based on the
                         Borrower's budget for the upcoming years as of the Plan consummation, such budget to be in form and substance satisfactory to the Administrative Agent; provided that the
                         Administrative Agent acknowledges and agrees that such budget shall be prepared consistent with the methodology set forth on Schedule 1 to the Commitment Letter to which this Term Sheet is attached. For purposes of calculating the covenants, (i) a cushion of 25%/25%/25%/20% shall be assumed and (ii) any performance reserve included in the budget shall be disregarded.

                         The Revolving Credit Facility shall contain a maximum leverage ratio covenant, a minimum debt service coverage ratio covenant and a minimum fixed charge coverage ratio covenant.

Right to Cure Financial The Sponsors shall have the right to cure financial ----------------------- covenant defaults by contributing capital to the
Covenant Default:        Borrower (each such contribution, a "Cure
----------------         Contribution") and either (i) deeming such Cure
                         Contribution to be EBITDA or (ii) using such Cure
                         Contribution to repay outstanding loans; provided that Cure Contributions may not be made in (x) more than two consecutive fiscal quarters within any 18 month period or (y) more than four fiscal quarters during the term of the Revolving Credit Facility.
                         Cure Contributions may be made in the form of equity or subordinated debt; provided that all of the terms and conditions of such equity or subordinated debt must be satisfactory to the Administrative Agent. If the Sponsors deem any
                         Cure Contribution to be EBITDA, (i) such Cure
                         Contribution may not exceed 10% of total EBITDA during the fiscal period being considered when determining whether the Borrower has complied with the applicable financial covenant and (ii) the Borrower shall not be permitted to borrow
                         Revolving Loans in excess of an amount equal to the amount of such Cure Contribution multiplied by two until all applicable financial covenant defaults cease to exist without giving effect to any Cure Contributions.

Representations and      Customary and appropriate representations and
-------------------      warranties, including, without limitation, due
Warranties:              organization and authorization, enforceability,
----------               financial condition, no material adverse
                         changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities; perfection and priority of liens securing the Revolving
                         Credit Facility and Bankruptcy Court approval of the disclosure statement, so long as there has been no determination that the Borrower or the Sponsors did not solicit in good faith pursuant to 11 U.S.C. section 1125(e).

Covenants:               Customary and appropriate affirmative and negative
---------                "maintenance type" covenants, including, without
                         limitation, limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including (x) reporting requirements and (y) exceptions and baskets to be mutually agreed upon.

Events of Default:       Customary and appropriate (subject to customary
-----------------        and appropriate grace periods), including, without
                         limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guarantees, impairment of security interests in collateral, and "change of control." A "change of control" shall occur if (x) prior to an Initial Public
                         Offering, the Sponsors shall cease to own at least
                         51% of the Borrower's total voting securities and
                         (y) after an Initial Public Offering, either (i) the Sponsors shall cease to own at least 35% of the Borrower's total voting securities or (ii) any other person or group of persons acting as a group shall own a greater percentage of the Borrower's total voting securities than the Sponsors own.
                         "Initial Public Offering" shall be defined as a widely dispersed initial public offering of the Borrower's common stock resulting in gross proceeds to the Borrower of at least US$75 million.

Management Fees:         For so long as the leverage ratio is less than
---------------          3.50x and no event of default or potential event of
                         default has occurred and is continuing during such fiscal year or would result therefrom, the Borrower may pay aggregate management fees of up to US$5 million per fiscal year to the Sponsors.
                         Prior to achieving a leverage ratio of less than 3.5x, the aggregate management fees will accrue on a subordinated basis without interest. For any year in which the leverage ratio is achieved; such accrued amounts may be paid in cash, so long as
                         (i) pro forma compliance with all covenants is maintained, (ii) the leverage ratio does not equal or exceed 3.5x after giving effect to such payment and (iii) the Borrower's Chief Financial Officer delivers to the Administrative Agent an officer's certificate certifying (x) that the leverage ratio does not equal or exceed 3.5x after giving effect to such payment and (y) that the Borrower has the ability to meet its amortization and other obligations under the Revolving Credit Facility.

Professional Fees of     Subject to mutually acceptable limitations.
--------------------
Sponsors:
--------

Assignments/             The Lenders may assign all or, in an amount of not
------------             less than US$1 million (or such lesser amount as
Participations:          may constitute the assigning Lender's entire
--------------           commitment), any part of their shares of the
                         Revolving Credit Facility to their affiliates, to other Lenders (other than the Sponsors), or to one or more banks or other entities that are eligible assignees (to be defined in the definitive financing documents) which are acceptable to the Administrative Agent, subject to the consent of the Borrower (presumed if no response is received within 3 business days) not to be unreasonably withheld. Upon such assignment any such affiliate, bank or entity shall become a Lender for all purposes of the definitive financing documents;
                         provided that assignments made to affiliates and other Lenders shall not be subject to the US$1 million minimum assignment requirement. The
                         Lenders will have the right to sell
                         participations, subject to customary limitations on voting rights, in their shares of the Revolving
                         Credit Facility.

Requisite Lenders:       Lenders holding in the aggregate more than 50% of
-----------------        the commitments under the Revolving Credit Facility.
                         100% approval shall be required for changes in (i) interest rates, (ii) release of all or substantially all of the collateral or guarantees,
                         (iii) scheduled maturities, (iv) this provision and (v) other customary provisions.

Taxes, Reserve           All payments are to be made free and clear of any
--------------           present or future taxes (other than franchise taxes
Requirements &           and taxes on overall net income), imposts,
--------------           assessments, withholdings, or other deductions
Indemnities:             whatsoever. Foreign Lenders shall furnish to the
-----------              Administrative Agent (for delivery to the Borrower)
                         appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                         The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing; Law and       The Borrower will submit to, and will cause its
------------------       subsidiaries to submit to, the non-exclusive
Jurisdiction:            jurisdiction and venue of the federal and state
------------             courts of the State of New York and will waive any
                         right to trial by jury. New York law shall govern the definitive loan documents.

Administrative Agent's   O'Melveny & Myers LLP
----------------------
Counsel:
-------

Certain Conditions       Conditions precedent to initial funding of the
------------------       Revolving Loans will include, without limitation,
Precedent to Initial     the following:
--------------------
Funding:
-------

                         1. Satisfactory Documentation. The definitive documentation evidencing the Revolving Credit Facility and the Term Loan Facility, including, without limitation, credit, guarantee, security, intercreditor and other related documentation (collectively, the "Definitive financing Documents"), shall (i) have been executed and delivered to the Administrative Agent, (ii) be documentation typically used in financings similar to the Revolving Credit Facility and the Term Loan Facility under similar market conditions and
                              (iii) be in form and substance satisfactory to the Administrative Agent.

                         2. Matters Relatine to the Confirmation of the Plan.

                              (a) The confirmation order shall (i) be in form and substance reasonably satisfactory to the Administrative Agent and Lenders, (ii) grant the liens described in this Summary of Terms in favor of the Administrative Agent, for the benefit of the Lenders, (iii) contain such other orders and findings as the Administrative Agent may request, (iv) have been entered and (v) be in full force and effect and not reversed, stayed, modified or amended. Not less than 11 days shall have elapsed since entry of such order, and no stay shall have been entered.

                              (b) The Plan (including all amendments
                              thereto, if any) shall be satisfactory in form and substance to the Administrative Agent and the Lenders and shall have become effective in accordance with its terms (and simultaneously with the plan(s) in the Canadian Companies' Creditors Arrangement Act ("CCAA") cases, such plan(s) to be satisfactory in form and substance to the Administrative Agent and the Lenders) no later than March 31, 2002; and shall have been substantially consummated.

                         3. Security. The Administrative Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a first priority perfected security interest in all assets securing the Revolving Credit Facility and guarantees from the Guarantors, in each case to the extent required and described in the Definitive Financing Documentation.

                         4. Customary Closing Documents. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officer's certificates, shall have been delivered.

                         5. No Material Adverse Change. Since August 31, 2001, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, other than as set forth in the Plan, determined by the Administrative Agent in its sole discretion.

                         6. Ratings. If requested by the Administrative Agent, the Borrower shall have had the Revolving Credit Facility and the Term Loan Facility rated by a rating agency and according to a process reasonably acceptable to the Administrative Agent.

                         7. Approval of Projections. The Borrower shall have delivered financial information, budgets and projections regarding the confirmation of the Plan and the reorganization of the Borrower in form and substance satisfactory to the Administrative Agent; provided that BTCo acknowledges and agrees that such financial information, budgets and projections shall be prepared consistent with the methodology set forth on Schedule 1 to the Commitment Letter to which this Term Sheet is attached.

                         8. Satisfaction of Closing Conditions. All of the conditions to the closing of the Revolving Credit Facility and the Term Loan Facility (including, without limitation, all of the conditions set forth in the Term Sheet attached as Annex A) contained in the Definitive Financing Documents shall have satisfied.

                         9.   Canada. The aggregate amount of cash
                              (including exit financing) used to complete the proceedings with respect to the Borrower's Canadian subsidiaries in their cases under the CCAA shall not exceed approximately US$30 million. Furthermore, if the Borrower's Canadian subsidiaries enter into a Post-Reorganization Canadian Facility, any intercompany amounts owing to the Borrower in connection with the Canadian DIP Facility shall have been repaid.

                         10.  Existing Letters of Credit. As of the Closing

                              Date, each (i) undrawn letter of credit
                              (a"Pre-Petition Letter of Credit") issued under that certain Credit Agreement dated as of May 14, 1998, as amended (the "Pre-Petition Credit Agreement"), among the Borrower, the lenders listed therein, BTCo, as administrative agent and as a co-syndication agent, Bank of America NT&SA, as a co-syndication agent, The Bank of New York, as a co-syndication agent, and Credit Suisse First Boston, as a co-syndication agent, outstanding on the Closing Date and
                              (ii) undrawn letter of credit issued under the DIP Credit Agreement (including, without limitation, letters of credit issued under the DIP Credit Agreement to replace Pre-Petition Letters of Credit ("Replacement Letters of Credit")) shall either be deemed to be a letter of credit issued under the Revolving Credit Facility or shall be replaced with a letter of credit issued under the Revolving Credit Facility, and the aggregate amount of such letters of credit shall not exceed US$25 million.

                         11. Corporate Structure, Ownership, Etc. The corporate and tax structures of the Borrower and its subsidiaries after consummation of the Plan shall be substantially the same, or if the corporate or tax structure is different, then the chance shall not be adverse to the Lenders. Senior management of the Borrower shall also be substantially the same after consummation of the Plan (other than members of senior management who voluntarily decide not to continue their employment with the Borrower), or if new management is installed, it shall be reasonably acceptable to Lenders. In addition, the Sponsors will own more than 70% of the common equity of the Borrower after the Plan is consummated.

                         12.  Fees. All fees and expenses due to the
                              Administrative Agent and the Lenders as set forth in the Commitment Letter, the Fee Letter referred to therein or otherwise shall have been paid in full on or before the due dates set forth therein.

                         13. Certain Approvals. The Borrower shall have received all material governmental, shareholder and third party consents (including Hart- Scott-Rodino clearance) and approvals necessary in connection with consummation of the Plan, the related financings, the continuing operation of the Borrower's businesses and other transactions contemplated hereby, and all such consents and approvals shall be in full force and effect on the Closing Date. All applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Plan or no law or regulation shall be applicable which in the judgment of the Administrative Agent could have any such effect.

                         14. Litigation. On the Closing Date, there shall not be any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Plan, the Revolving Credit Facility or the Term Loan Facility that could reasonably be expected to have a material adverse effect on the Plan, the Revolving Credit Facility, the Term Loan Facility or any of the other transactions contemplated hereby or on the business, assets, liabilities, results of operations, condition (financial or otherwise), properties or prospects of the Borrower and its subsidiaries, taken as a whole.

                         15. No Event of Default. On the Closing Date, there shall not be any event of default under the Definitive Financing Documents or event that, with or without notice and/or the passage of time, could become an event of default, and all representations and warranties under the Definitive Financing Documents shall be true, accurate and complete.

                         16. Sponsor Payment to Unsecured Creditors: The Sponsors shall have made an additional cast: contribution to the Borrower for distribution to the Borrower's unsecured creditors in an amount not less than the difference between
                              (x) US$45 million and (y) the amount
                              permitted pursuant to clause (iv) under the paragraph titled "Use of Proceeds," in accordance with the terms of the Plan.

Conditions to All        The conditions to all borrowings will include
-----------------        requirements relating to prior written notice of
Borrowings:              borrowing, the accuracy of representations and
----------               warranties in all material respects, maximum amount
                         of cash-on-hand and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

                                  ANNEX B

              FISCAL YEAR 2003 PERMITTED CAPITAL EXPENDITURES


                                                                  Act/Proj                      Total
                                                                  Opening                      Capital
                                                 Location       Date     Locs.   Screens      Spending
                                                                                          (in   thousands)
Old Orchard Expansion - Div.               Illinois            May-O1      0        6        $         -*
593B*
Millenium Place - Div. 657*                Boston              Jul-O1      1        19                 -*
Country Club Hills - Div. 592*             Illinois            Jun-01      1        16                 -*
Jersey Garden - Div. 198*                  New Jersey          Aug-O1      1        20                 -*
34th Street - Div. 120*                    New York            Nov-O1      1        14                 -*
Stonybrook Expansion                       New York                        0         2                265
Georgetown                                                     Nov-02      1        12             22,857
Prototype                                                      Sep-02      1        16              8,000
Prototype                                                      Sep-03      1        16                500
Prototype                                                      Sep-03      1        16                500
Prototype                                                      Sep-03      1        16                500
Refurbishments                                                                                      8,635
Total U.S. Openings                                                        9       153 $           41,257
Square One*                                Mississauga, ON     Nov-01      1        10 $               -*
Queensway & Islington*                     Toronto, ON         Nov-01      1        18                 -*
North Edmonton                             Edmonton, AB        Dec-02      1        14              8,900
Refurbishments                                                                                      1,100
Total Canada Openings (US$)                                                3        42 $           10,000
Grand Total (USS)                                                         12       195 $           51,257

Note: The projects marked with an asterisk (") above represent Designated
Projects (as defined in and permitted by the DIP Credit Agreement, as amended). As of the date hereof, there remain amounts that have been incurred on these projects but remain unpaid pending finalization of supporting documentation and satisfactory completion of work. To the extent that budgeted capital expenditures on these projects remain unpaid as of February 28, 2002, such amounts shall be carried forward into Fiscal Year
2003 and shall also be permitted capital expenditures.


                                 EXHIBIT C


                          Reorganized LCE By-Laws




                  TO BE FILED BY THE DEBTORS PRIOR TO THE
                           CONFIRMATION HEARING

                                 EXHIBIT D


                              Reorganized LCE
                       Certificate of Incorporation




                  TO BE FILED BY THE DEBTORS PRIOR TO THE
                           CONFIRMATION HEARING

                                 EXHIBIT E


                      Term Sheet for Senior Executive
                           Employment Agreements

                 EMPLOYMENT AGREEMENT ("AGREEMENT") SUMMARY
                 ------------------------------------------

NAME                     Lawrence J. Ruisi (the "Executive")

TITLE                    President and Chief Executive Officer of LCE

EMPLOYMENT TERM          The employment term commences on the
                         "Effective Date" (as defined in the LCE Chapter 11
                         Plan of Reorganization) and expires after 3 years
                         (the "Employment Term").

COMPENSATION DURING      Base salary of $750,000, subject to annual
EMPLOYMENT TERM          increases as determined by the Board of LCE

                         Plus an annual bonus for each fiscal year ending during the term of the Agreement pursuant to a bonus plan providing for substantially the following opportunity:

                            o If LCE meets 85% of its budgeted EBITDA for the fiscal year, bonus is 38% of base salary

                            o If LCE meets 100% of its budgeted EBITDA for the fiscal year, bonus is 75% of base salary

                            o If LCE meets 115% of its budgeted EBITDA for the fiscal year, bonus is 100% of base salary

                         A pro rata bonus will be paid for the portion of the fiscal year completed upon expiration of the Agreement.

EQUITY / SEVERANCE       Within 3 months of date of entry of the Confirmation
                         Order, LCE shall proffer to Executive a right to acquire equity in LCE.

                            o Executive shall have the right to accept or reject such equity proposal within 6 months after receiving the offer.

                            o If Executive rejects the equity proposal, Executive may terminate his employment for any reason and get 1.5 x the "Severance Amount" (as defined under the Retention and Severance Plan) - which amount shall equal $3,090,000. This amount shall be payable regardless of whether such termination of employment occurs more than one year after the "Consummation Date" (as defined under the Retention and Severance Plan). In the event of such payment, the severance obligation of LCE under the Agreement and the Retention and Severance Plan shall terminate.

                            o If Executive accepts the equity proposal, and thereafter his employment is terminated by LCE without cause, Executive will be entitled to receive severance equal to the greater of (i) the amount that Executive is entitled to under the Agreement and (ii) the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date). Upon payment of such severance, all severance obligations of LCE shall terminate under both the Agreement and the Retention and Severance Plan.

                         After the Employment Term expires, failure by LCE to extend or renew the Employment Term or otherwise to offer a new employment contract will constitute a termination without cause under the Agreement, which shall trigger severance under the Agreement.

                         Executive is not required to mitigate or otherwise offset any severance received pursuant to the Agreement.

OTHER TERMS AND          The other terms and conditions of the Agreement
CONDITIONS               shall be mutually agreed upon. This Agreement
                         shall supercede the Executive's existing employment agreement.

                 EMPLOYMENT AGREEMENT ("AGREEMENT") SUMMARY
                 ------------------------------------------

NAME                     Travis Reid (the "Executive")

TITLE                    President, U.S. Operations, of LCE

EMPLOYMENT TERM          The employment term commences on the
                         "Effective Date" (as defined in the LCE Chapter 11
                         Plan of Reorganization) and expires after 3 years
                         (the "Employment Term").

COMPENSATION DURING      Base salary of $575,000, subject to annual
EMPLOYMENT TERM          increases as determined by the Board of LCE

                         Plus an annual bonus for each fiscal year ending during the term of the Agreement pursuant to a bonus plan providing for substantially the following opportunity:

                            o If LCE meets 85% of its budgeted EBITDA for the fiscal year, bonus is 30% of base salary

                            o If LCE meets 100% of its budgeted EBITDA for the fiscal year, bonus is 60% of base salary

                            o If LCE meets 115% of its budgeted EBITDA for the fiscal year, bonus is 80% of base salary

                         A pro rata bonus will be paid for the portion of the fiscal year completed upon expiration of the Agreement.

EQUITY / SEVERANCE       Within 3 months of date of entry of the Confirmation
                         Order, LCE shall proffer to Executive a right to acquire equity in LCE.

                            o Executive shall have the right to accept or reject such equity proposal within 6 months after receiving the offer.

                            o If Executive rejects the equity proposal, Executive may terminate his employment for any reason and get 1.5 x the "Severance Amount" (as defined under the Retention and Severance Plan) - which amount shall equal $1,750,000. This amount shall be payable regardless of whether such termination of employment occurs more than one year after the "Consummation Date" (as defined under the Retention and Severance Plan). In the event of such payment, the severance obligation of LCE under the Agreement and the Retention and Severance Plan shall terminate.

                            o If Executive accepts the equity proposal, and thereafter his employment is terminated by LCE without cause, Executive will be entitled to receive severance equal to the greater of (i) the amount that Executive is entitled to under the Agreement and (ii) the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date). Upon payment of such severance, all severance obligations of LCE shall terminate under both the Agreement and the Retention and Severance Plan.

                         After the Employment Term expires, failure by LCE to extend or renew the Employment Term or otherwise to offer a new employment contract will constitute a termination without cause under the Agreement, which shall trigger severance under the Agreement.

                         Executive is not required to mitigate or otherwise offset any severance received pursuant to the Agreement.

OTHER TERMS AND          The other terms and conditions of the Agreement
CONDITIONS               shall be mutually agreed upon. This Agreement
                         shall supercede the Executive's existing employment agreement.

                                 EXHIBIT F


                        Corporations to be Dissolved





                  TO BE FILED BY THE DEBTORS PRIOR TO THE
                            CONFIRMATION HEARING

                                 EXHIBIT G


                          New Board of Directors





                  TO BE FILED BY THE DEBTORS PRIOR TO THE
                           CONFIRMATION HEARING

                                 EXHIBIT H


                     Terms of Employment for Level One
                     and Level Two Contract Employees

                                 TERM SHEET
                FOR LEVEL I AND LEVEL II CONTRACT EMPLOYEES

COVERED PERSONS          All Level I and Level II contract employees, other
                         than Lawrence J. Ruisi and Travis Reid
                         ("Employees")

EMPLOYMENT AGREEMENTS    Existing employment agreements of Employees will
                         terminate as of the "Effective Date" (as defined in the LCE Chapter 11 Plan of Reorganization). No replacement employment agreement will be offered.
                         Employment will be at-will.

SEVERANCE                If the Employee terminates his employment with LCE
                         (for any reason) prior to the expiration of the 9-month period commencing on the date that the Confirmation Order is entered (the "9-Month
                         Period"), the Employee will be entitled to the "Severance Amount" (as defined under the Retention and Severance Plan). Upon such termination, this amount shall be payable regardless of whether such termination of employment occurs more than one year after the "Consummation Date" (as defined under the Retention and Severance Plan).

                         If the Employee does not terminate his employment with LCE prior to the expiration of the 9-Month Period, the Employee will be entitled to the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date), but only upon a termination by LCE without cause (within the meaning of the Retention and Severance Plan).

                         Executive is not required to mitigate or otherwise offset any severance received pursuant to the Agreement.

BONUSES Employees may receive an annual bonus for each fiscal year. The bonus plan will be based on performance criteria established by the Board of LCE and will be administered by the Chief Executive Officer of LCE.

OTHER TERMS AND          This arrangement shall supercede any and all prior
CONDITIONS               employment agreements between the Employee and LCE.

                                APPENDIX II


                                 Form 10K

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549

                                 FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                       Commission file number
February 28, 2001                               001-14099


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
               DEBTORS-IN-POSSESSION AS OF FEBRUARY 15, 2001
           (Exact name of Registrant as specified in its charter)

              DELAWARE                             13-3386485
   (State or other jurisdiction        (I.R.S. Employer Identification No.)
  of incorporation or organization)

711 FIFTH AVENUE, NEW YORK, NEW YORK                 10022
(Address of principal executive offices)           (Zip Code)

                               (212) 833-6200
            (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:  None



Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $.01 per share


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the Registrant's voting stock held by non-affiliates of the Registrant was $2,257,584 as of May 22, 2001.

The number of shares of common stock, $.01 par value per share, outstanding on May 22, 2001 was 58,538,646. The number of shares of Class B non-voting common stock, $.01 par value per share, outstanding on May 22, 2001 was 84,000 shares.


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
               DEBTORS-IN-POSSESSION AS OF FEBRUARY 15, 2001
                          FORM 10-K ANNUAL REPORT
                             TABLE OF CONTENTS

PART I

       ITEM 1.    BUSINESS................................................................................................4

       Current Exhibition Industry Environment............................................................................5
       Bankruptcy Proceedings.............................................................................................6
       Fiscal 2001 Overview...............................................................................................7
       Portfolio Management...............................................................................................8
       Theatre Operations.................................................................................................8
       Competition........................................................................................................9
       Segment Information...............................................................................................10
       Seasonality.......................................................................................................10
       Government Regulation.............................................................................................10
       Employees.........................................................................................................11
       Cautionary Notice Regarding Forward Looking Statements............................................................11
       Factors That May Affect Future Performance........................................................................11

       ITEM 2.    PROPERTIES.............................................................................................12

       ITEM 3.    LEGAL PROCEEDINGS......................................................................................12

       Antitrust Proceedings.............................................................................................13
       Environmental Proceedings.........................................................................................13
       Six West Retail Acquisition, Inc..................................................................................14
       ADA Litigation....................................................................................................14
       Metreon Arbitration...............................................................................................14
       Competition Bureau Proceedings....................................................................................14

       ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS....................................................15

PART II

       ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
                  STOCKHOLDER MATTERS....................................................................................15

       ITEM 6.    SELECTED HISTORICAL FINANCIAL DATA.....................................................................16

       ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS..................................................................................18

       ITEM 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK..............................................27

       ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA............................................................27

       ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                  FINANCIAL DISCLOSURE...................................................................................27


PART III

       ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.....................................................28

       ITEM 11.   EXECUTIVE COMPENSATION.................................................................................32

       ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........................................35

       ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................43

PART IV

       ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K........................................44

SIGNATURES...............................................................................................................45


                                   PART I

ITEM 1.  BUSINESS

     Loews Cineplex Entertainment Corporation ("Loews Cineplex", "we", "us" or "our") is one of the world's largest theatre exhibition companies in terms of revenues and operating cash flow.

     As a result of, among other things, the factors described below, on February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 ("Chapter 11") of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). In Canada, an order (the "Initial Order") to initiate a restructuring of obligations and operations under the Companies' Creditors Arrangement Act ("CCAA") was obtained on February 15, 2001 from the Ontario Superior Court of Justice (the "Superior Court") for our wholly owned subsidiary, Cineplex Odeon Corporation ("Cineplex Odeon") and certain of its other Canadian subsidiaries. Additionally, on February 26, 2001, Loews Cineplex's wholly owned Austrian subsidiary, LCE Europlex KinobetriebsgmbH ("LCE Europlex") filed a petition for bankruptcy in Vienna, Austria, and on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary. We are presently operating our businesses as debtors-in-possession in the U.S. and pursuant to the Initial Order in Canada (hereinafter referred to as "Debtors" with respect to both our U.S. and Canadian operations). We are authorized to operate our business in the ordinary course. See the "Bankruptcy Proceedings" section below for further information.

     Effective February 15, 2001, we were delisted by the New York Stock Exchange ("NYSE") and therefore, our stock is no longer traded on the NYSE. Our stock continues to be listed on The Toronto Stock Exchange.

     Loews Cineplex was formed by the combination, completed on May 14, 1998, of the Loews Theatres exhibition business of Sony Pictures Entertainment Inc. ("SPE"), a wholly owned subsidiary of Sony Corporation of America ("SCA"), and Cineplex Odeon, another major motion picture exhibitor with operations predominantly in the U.S. and Canada (the "Combination"). Loews Cineplex was the first commercial motion picture exhibitor in the U.S., perhaps the world, with operations beginning in 1904, when Marcus Loew set up a "nickelodeon" in a rented room above a penny arcade store in Cincinnati, Ohio. Our theatre circuits have grown over the years through internal development and acquisitions. Today, we operate theatres under the Loews Theatres and Cineplex Odeon names. Our partnerships and joint ventures operate theatres under the Star, Magic Johnson, Yelmo Cineplex and Megabox names.

     As of February 28, 2001, we owned, operated or had an interest in 2,563 screens at 294 locations. Of these, 2,375 screens were located in 20 U.S. states, the District of Columbia and six Canadian provinces. See "Portfolio Management" section below for further discussion. Our screens represent approximately 6.4% of all exhibition screens in North America. Our screens are mainly concentrated in densely populated urban and suburban areas, with a strong presence in metropolitan New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, Washington, D.C., Toronto, Montreal and Vancouver. Approximately 77% of our U.S. theatres are located in the 10 largest areas of dominant influence (ADI) in the U.S., and 76% of our Canadian theatres are located in the top 10 ADIs in Canada. ADIs are television markets, defined by A.C. Nielsen Company/EDI
- an international media research firm, that are used as benchmarks by certain entertainment marketers. ADI markets generally contain concentrations of substantial populations. The exhibition industry uses ADI as an important media measure since there is a correlation between television and movie viewing audiences.

     Loews Cineplex holds a 50% partnership interest in each of Star Theatres and Magic Johnson Theatres. As of February 28, 2001, these partnerships held interests in and operated 15 locations with a total of 216 screens. The Star theatre locations are concentrated in the metropolitan Detroit, Michigan area. The Magic Johnson theatres are located in densely populated urban areas with predominantly minority populations. Additionally, our exhibition assets include a 50% interest in 161 screens in 18 locations in Spain through a joint venture established on June 10, 1998 with Yelmo Films S.A., a leading local Spanish exhibitor. We will continue to build additional theatres in Spain through this joint venture. We also have a presence in Korea where we hold a 24% interest in a joint venture that operates the 16-screen Megabox theatre. Screens and locations for all of these partnerships are included in the Loews Cineplex amounts referred to above.


     Currently, our principal stockholders include SPE, Universal Studios, Inc. ("Universal") and The Charles Rosner Bronfman Discretionary Trust and related stockholders (the "Claridge Group"), which own 39.5%, 25.5% and 7.3%, respectively, of our capital stock and collectively own approximately 72.5% of our capital stock and 72.4% of our voting common stock.


     LTM Holdings, Inc., our predecessor, was incorporated under the laws of the State of Delaware in 1986. Our principal offices are located at 711 Fifth Avenue, New York, New York 10022, and our telephone number is (212) 833-6200.

     Our Internet home page is: www.loewscineplex.com. You can learn more about us by visiting our website.

CURRENT EXHIBITION INDUSTRY ENVIRONMENT

     During the five years prior to the current year, the annual North American theatre attendance level had experienced a gradual increase from 1 billion to over 1.47 billion patrons and a steady increase in ticket prices driving the industry-wide box office from $5.0 billion in 1990 to over $7.5 billion in 1999. However, during the current year, the industry experienced a downturn in attendance of approximately 3% as reflected in year over year operating performance measures. Although box office revenues have increased due to increased ticket prices, cash flow generated from operations has been diminished by the higher costs of operating so many screens in addition to movie studios getting a larger portion of box office receipts due to shorter film run times (see additional discussion below).

     In addition, distributors have changed release patterns over the past several years, opening films with significant box office potential on an increasing number of screens and reducing the "zones of exclusivity" previously held by exhibitors. Generally, the number of screens for a wide film release has increased and, while major film releases may have the same number of play dates, the run has been compressed into a shorter period of time over a larger number of screens. The pressure on distributors to make a significant impact in the opening weekend for certain films has led to distributors' willingness to play films on screens in closer proximity to maximize initial box office results which are at high film rent terms to the exhibitor. This quick "burn off" of film has resulted in an industry-wide increase in film cost (as a percentage of box office revenue) over the past several years. It is important that the number of older, obsolete industry-wide screens be reduced significantly to relieve some of the current pressure being experienced related to film terms.

     The exhibition industry continues to experience significant liquidity pressures caused by a number of factors including the recent downturn in attendance as reflected in year over year operating performance measures, the moderate to aggressive new build strategies employed by the industry's larger exhibitors which, coupled with the difficulty in closing older, obsolete theatres, has resulted in an oversupply of theatre screens in many North American markets, impairment write-offs and losses on theatre dispositions, the continued downward credit ratings of the industry and the recent bankruptcy filings by several theatre chains, including five of the eleven largest exhibitors, and defaults of certain loan agreements which have been publicly disclosed. The greater number of screens in North America caused by the industry's building new theatres and the lack of a corresponding number of theatre closures in the same period have resulted in a saturation of screens and have contributed to shortened lengths of film run times and increased film cost percentages paid by exhibitors to distributors. These factors, as well as the industry's disappointing operating performance, have contributed to significant reductions in the prices of publicly traded debt and equity securities and have materially reduced the industry's access to capital, making it increasingly difficult to meet obligations as they become due. In addition, the industry has generally fallen out of favor with investors and lenders due to the liquidity issues noted above and due to a lack of credit support from the usual capital markets. The industry has fallen on hard times and is presently going through one of the most significant and unprecedented reorganizations in its history. We have been negatively affected by these events and have experienced significant pressures on our liquidity and our ability to meet obligations as they became due. In an effort to relieve the pressures on our liquidity, we were active in pursuing possible solutions including seeking capital through other sources including asset securitizations, equity offerings, sale-leaseback transactions, strategic alliances with other exhibitors, a consensual restructuring of our capital structure or a restructuring of certain of our subsidiaries. We were unable to implement these transactions on the scale required to relieve us from the continued deterioration in our liquidity and cash flow. These conditions are among the factors that led up to us filing for bankruptcy protection.

     On February 14, 2001, we signed a letter of intent with Onex Corporation, Oaktree Capital Management, LLC and Pacific Capital Group, Inc. regarding a proposed acquisition of us and a restructuring of our outstanding indebtedness which would be consummated pursuant to a Chapter 11 plan of reorganization and a Canadian CCAA plan of arrangement. Under this proposed acquisition and restructuring, those parties to the letter of intent that hold our bank debt would convert $250 million of the bank debt they currently hold into 88% of the outstanding equity of the Company with the remaining 12% of the equity plus warrants to purchase an additional 5% of such equity being distributed to our unsecured creditors. Under the terms of the letter of intent, the investor group was granted an exclusivity period of 30 days to consummate a definitive agreement with regard to our recapitalization and restructuring. This exclusivity period ended on March 17, 2001. Since that time, Pacific Capital Group, Inc. has indicated that it is no longer interested in pursuing a restructuring transaction involving Loews Cineplex. While the remaining parties continue discussions with regard to restructuring our capital structure, there is no guarantee that a restructuring will be completed.

BANKRUPTCY PROCEEDINGS

     On February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court. On February 27, 2001, the Office of the United States Trustee for the Southern District of New York (the "U.S. Trustee") appointed a statutory committee of unsecured creditors (the "Creditors' Committee") to represent the interests of the Debtors' unsecured creditors. The Creditors' Committee has the right to review and object to certain business transactions and may participate in the formulation of our long-term business plan and plan of reorganization. We are required to reimburse certain fees and expenses of the Creditors' Committee, including fees for attorneys and other professionals, to the extent allowed by the Bankruptcy Court. In Canada, the Initial Order was obtained on February 15, 2001 from the Superior Court for our wholly owned subsidiary, Cineplex Odeon and certain of its other Canadian subsidiaries. Additionally, on February 26, 2001, Loews Cineplex's wholly owned Austrian subsidiary, LCE Europlex, filed a petition for bankruptcy in Vienna, Austria. Effective as of February 25, 2001, LCE Europlex abandoned an existing eight-screen theater to the care of the landlord and notified the landlord for a project in development that the Company will not be completing and operating that theater in accordance with the terms of the lease. As a result of this course of action, we no longer have any operations or presence in Austria. Also, on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o.

     We are presently operating our businesses as debtors-in-possession in the U.S. and pursuant to the Initial Order in Canada. We are authorized to operate our business in the ordinary course.

     In order to provide liquidity over the next fiscal year, we entered into an agreement dated February 15, 2001, as amended, with a group of lenders led by Bankers Trust Company, as Administrative Agent, for a debtor-in-possession credit facility (the "DIP Facility"). The DIP Facility was approved by the Bankruptcy Court on April 4, 2001. The debtor-in-possession commitment that we received from Bankers Trust is for approximately $146 million, $60 million of which consists of a revolving credit line with the remaining $86 million used to repay post-default advances (i.e., subsequent to August 31, 2000) made under our Senior Revolving Credit Facility, which were secured with mortgages on eleven of our existing theatre properties, and to provide for outstanding letters of credit. The $60 million revolving credit facility included in the DIP Facility will be used (i) to finance our operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon Canada - up to a maximum of $20 million) and (ii) to complete certain "designated" construction projects, currently under construction, which were committed prior to the petition date. The terms of the DIP Facility also require us to make adequate protection payments on a monthly basis on the pre-default amounts borrowed under our Senior Revolving Credit Facility (approximately $655 million). The amount of the monthly adequate protection payments is based on the base rate of interest plus 150 basis points. This DIP Facility, which expires on the earlier of January 31, 2002 or upon the occurrence of certain other events including the effectiveness of a plan of reorganization, is designed to provide liquidity to allow us to operate in the ordinary course and meet certain of our funding commitments for completion of certain theatre complexes now under construction in North America. Refer to the Liquidity and Capital Resources section in Item 7 and Notes 1 and 11 to the Consolidated Financial Statements in Items 8 and 14(a) for further discussion.

     As a result of the Chapter 11 filing, substantially all actions to secure the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. Pre-petition claims secured by our assets ("secured claims") are also stayed, although the holders of such claims have the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under our Senior Revolving Credit Facility) are generally secured by all personal property and certain real property of Loews Cineplex and our domestic subsidiaries, a pledge of stock of all domestic subsidiaries and our equity interest in and loans to our foreign subsidiaries. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the Bankruptcy Court, the Bankruptcy Court approved our motions to pay certain pre-petition obligations including: (i) payments, on normal terms, to film distributors, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of our Senior Revolving Credit Facility. We have been and intend to continue to pay undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. In addition, we may reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court with respect to our U.S. operations. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the United States. We will notify all known claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. A bar date is the date by which claims against us must be filed if the claimants wish to receive any distribution in the Chapter 11 case. No bar date has yet been set by the Bankruptcy Court. Differences between liability amounts estimated by us and claims filed by creditors will be investigated and the Bankruptcy Court will make a final determination of the allowable claim. The determination of how liabilities will ultimately be settled and treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization.

     As a result of the Initial Order of the Superior Court, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries are stayed. The rights of secured creditors to enforce against our Canadian assets are also stayed. The stay period expires on June 15, 2001 and Cineplex Odeon intends to seek an extension thereof; the granting of an extension is within the discretion of the Superior Court. The Initial Order permits (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from Loews Cineplex and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon has been and intends to continue to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permits the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Landlords whose leases have been repudiated will be entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has yet to be determined and will be set out in a plan of compromise and arrangement to be presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date must also be established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. This will be determined by an order of the Superior Court. Ultimately, any plan of compromise or arrangement must be approved by a vote of a majority in number of creditors of each class of creditors affected by the plan as well as by a vote of holders of two-thirds of the value of the claims of each such class. If such a vote is favorable, the plan must then be sanctioned by the Superior Court.

FISCAL 2001 OVERVIEW

     For the fiscal year ended February 28, 2001, we had revenues of $903.5 million, 70% of which came from box office receipts and 30% from concession sales and other revenues. Based on publicly available data, our share of the total industry box office receipts in North America during fiscal 2001 was approximately 8.7% (including 100% of the operations of our joint ventures and partnerships). Our current year revenues decreased $26.9 million in comparison to the prior year revenues of $930.4 million due to a significant decline in attendance primarily due to lower industry-wide attendance levels (approximately 3%) in comparison to the prior year (particularly driven by the "sub-par" performance of the summer and fall film product) and the continued decline in attendance at many of our older theatres. These decreases were partially offset by the positive impact of new theatre openings and improvements in admission and concession revenues per patron. For the fiscal year ended February 28, 2001, we generated $100.0 million of Modified EBITDA (earnings, including equity earnings from investments in partnerships and joint ventures, before cumulative effect of change in accounting principle, interest, taxes, depreciation and amortization, loss on sale/disposal of theatres and other, restructuring charges and reorganization costs) which was $44.4 million lower as compared to the prior year. This decrease was due primarily to the aforementioned shortfall in attendance levels partially offset by the favorable impact of new theatre openings, higher admission and concession revenues per patron and reductions in our overhead levels in our U.S. and Canadian operations. We have incurred a significant net loss in fiscal 2001. The fiscal year 2001 net loss of $436.2 million includes charges for (i) loss on sale/disposal of theatres and other of $245.8 million, (ii) reorganization costs of $42.1 million and (iii) restructuring charges of $12.7 million. Additionally, the net loss for the fiscal year ended February 28, 2001 also includes a one-time charge of $7.8 million to reflect adoption of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for our Passport and Gift Certificate Programs. This $7.8 million charge is referred to as "Cumulative Effect of Change in Accounting Principle" on the face of the statement of operations. See additional discussion in Results of Operations for the fiscal year ended February 28, 2001 compared to the fiscal year ended February 29, 2000 in Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to the Consolidated Financial Statements included in Items 8 and 14(a).

   PORTFOLIO MANAGEMENT

     The following table indicates the number of theatre locations and screens and changes in each during the five fiscal years ended February 28, 2001. These figures include screens and locations operated by Star, Magic Johnson, Yelmo Cineplex and Megabox.


                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,                  FIVE YEAR
                                       ----------------------------------------------------------
                                       1997          1998         1999          2000         2001         TOTAL
                                       ----          ----         ----          ----         ----         -----
SCREENS
Beginning of year................        950          959         1,035        2,881         2,926          950
   New builds....................         44           92           168          237           171          712
   Expansions....................         22           12            15            5             6           60
   J.V. investments  -                     -            -           113           22            47          182
     international...............
   Combination...................          -            -         1,723            -             -        1,723
   Dispositions..................        (57)         (28)         (173)        (219)         (587)      (1,064)
                                       ------       ------        ------       ------        ------      -------
Year end.........................        959        1,035         2,881        2,926         2,563        2,563
                                       ======       ======        ======       ======        ======      =======
LOCATIONS
Beginning of year................        154          143           139          423           385          154
   New builds....................          4            6            12           15            12           49
   J.V. investments -                      -            -            14            2             4           20
     international...............
   Combination...................          -            -           312            -             -          312
   Dispositions..................        (15)         (10)          (54)         (55)         (107)        (241)
                                       ------       ------        ------       ------        ------      -------
Year end.........................        143          139           423          385           294          294
                                       ======       ======        ======       ======        ======      =======
Average screens per location.....         6.7          7.4           6.8          7.6           8.7


Note: The fiscal 2001 dispositions in the table above include 11 locations comprising 71 screens which closed on March 1, 2001. All data as of February 28, 2001 and for the fiscal year then ended in this Annual Report on Form 10-K gives effect to these dispositions.

     We continue to close or dispose of certain overlapping theatre locations and underperforming theatres, including older, obsolete theatres that contribute only minimally to cash flow from operations or are operating at a loss. As a result of management's plan to accelerate the disposal of theatres due primarily to continued weak operating performance and the continued industry downturn, we targeted 189 locations comprising 1,160 screens for accelerated disposition or closing including 108 locations comprising 645 screens in the U.S., 79 locations comprising 501 screens in Canada and 2 locations comprising 14 screens internationally. These theatres generated $215.4 million in revenues and $22.2 million in negative operating cash flow during fiscal 2001. While in the aggregate these theatres generate significant revenues, the disposition or closure of these screens will improve our operating cash flow on an ongoing basis. In addition to the aforementioned locations, we have also cancelled the development of five previously committed projects. Through the end of fiscal year 2001, 107 of these locations (aggregating 587 screens) have been closed, including 11 locations comprising 71 screens which closed on March 1, 2001. The remaining 82 locations (573 screens) are targeted for disposal and/or renegotiation during fiscal year 2002. We anticipate that we will be successful in closing these theatres targeted for disposal because as debtors-in-possession in the U.S. and pursuant to the Initial Order in Canada, we have the right, subject to Bankruptcy Court and Superior Court approval and certain other limitations, to reject/repudiate unexpired leases. In bankruptcy to date, we have rejected 69 of these theatre leases in the U.S., repudiated 32 of these theatres in Canada and terminated four of these leases in Austria and Poland. As a result of our continued review of the leases in our portfolio and the results of the lease renegotiation process, additional leases may be targeted for rejection/repudiation or restructuring in the future.

THEATRE OPERATIONS

     Nearly all of our screens are located in multiscreen theatres. Our theatres averaged 8.7 screens as of February 28, 2001. This ratio should increase by closing theatres (including many smaller, older and/or obsolete theatres), through the selective construction of larger multiplex or megaplex theatres and by expanding certain existing theatres. However, our current expansion plans have been materially reduced as a result of our capital constraints and the Chapter 11 and CCAA filings. Multiplex theatres enable us to present a variety of films appealing to several segments of the movie-going public, while serving patrons from common facilities (i.e., box office, concession areas, restrooms and lobbies). This strategy enables us to operate more efficiently and uses more of our theatre capacity. Also, we continually seek to maximize cash flows through adherence to cost containment practices and initiatives.

     We rely upon advertising and movie schedules in newspapers as well as on our website to inform our patrons of film selections and show times. We also exhibit previews of coming attractions and films presently playing on other screens.

     Additionally, we provide a comprehensive offering of remote ticketing services, showtimes, reviews and movie trailers through an internet movie portal company that we initially developed with five other major movie theatre companies.

     We are continually seeking other potential revenue opportunities in addition to box office and concession revenues. We believe we can be an attractive medium for advertising and joint marketing and promotion efforts, due to our offering access to mass audiences. In fiscal 2001, we had approximately 128 million patrons, with highly attractive demographics. We maintain on-screen advertising programs in all of our theatres with local and national advertisers. Additionally, during fiscal year 2000, we entered into a 3 year deal in Spain (through our Yelmo Cineplex joint venture) with an outside third party whereby we receive compensation for on-screen advertising based upon actual attendance levels. We are continuing to explore additional advertising and marketing programs with other world class consumer product companies in North America and internationally.

     We have also generated additional revenue through the leasing of our theatres for motion picture premieres and screenings, corporate events and private parties. Some of our theatres have earned reputations as the "preferred" theatres for these events given their locations in key urban markets as well as their upscale settings.


COMPETITION

     The U.S. motion picture exhibition industry is generally fragmented, with eleven large companies owning or operating a majority of screens. The following table presents the eleven largest exhibition companies in North America by box office revenue, screens and theatres according to the most recent publicly available information:


                              BOX OFFICE
COMPANY                   REVENUES (MILLIONS)       SCREENS        THEATRES
-------                   -------------------       -------        --------
Regal/Act III                   $ 767.1               4,328           391
AMC Entertainment               $ 763.1               2,903           211
Loews Cineplex (1)              $ 714.5               2,563           294
Cinemark Cinemas                $ 511.3               2,938           273
United Artists Theatres         $ 372.4               1,599           213
Carmike Cinemas                 $ 315.4               2,438           352
GC Companies                    $ 237.1                 685            78
National Amusements                 N/A               1,079            99
Hoyts Cinemas Corp                  N/A                 926           106
Edwards Theatres                    N/A                 730            63
Century Theatres                    N/A                 722            75


(1)      Includes 100% of our partnerships.

     In 2000, U.S. motion picture attendance was approximately 1.42 billion which was approximately 3% lower in comparison to the prior year, and box office revenues exceeded $7.66 billion, a 2% increase over 1999. The average ticket price for 2000 was $5.39, an increase of 6% over 1999.

     Exhibitors' primary revenues are derived from box office sales of tickets and sales of concession products. Box office revenues are directly related to:

o attendance, which is driven by the quality of the movie-going experience, including the comfort, cleanliness and convenience of the location of theatres,

o the content and quality of film product distributed by major motion picture and independent film studios,

o    the ticket price,

o    the quality of projection and sound presentation, and

o    the level of customer service.

     Exhibitors sell concessions, which consist of food and beverages, at stands in the theatres, and the revenues they generate are largely dependent on attendance levels, theatre staffing, training and the type and quality of products offered.

     Exhibitors' primary operating costs include:

o    film costs for licensing rights paid to motion picture distributors,

o    costs of concession products and related supplies and services,

o    labor,

o    occupancy costs, including theatre rents and real estate taxes, and

o    advertising.

     Relationship Between Motion Picture Production and Distribution and Motion Picture Exhibition. The motion picture exhibition and the motion picture production and distribution industries are closely related. Motion picture theatres are the primary initial distribution channel for new motion picture releases. Theatrical success of a motion picture is often the most important factor in establishing its value in cable television, pay-per-view, videocassette and other markets. At the same time, the ultimate success of an exhibitor's box office depends on the quality, quantity, availability and acceptance by movie-going patrons of the motion pictures produced by production companies and licensed to the motion picture exhibitors by distribution companies.

     A few major movie studios and their distribution operations dominate the motion picture production and distribution industry in North America. These include Columbia, TriStar, Universal, The Walt Disney Company, Warner Bros., Paramount Pictures, Twentieth Century-Fox, Metro-Goldwyn-Mayer, and Dreamworks. Based on box office receipts, these studios account for approximately 92% of the motion pictures exhibited in North America.


     Film Licensing. In order to secure motion pictures, exhibitors must engage in negotiations with film distributors for licensing rights of first run feature motion pictures. Exhibitors and distributors conduct negotiations on a film-by-film and theatre-by-theatre basis. Film exhibition licenses typically specify rental fees based upon weekly box office receipts. The distributor generally receives the greater of the specified percentage of the box office receipts or 90% of the amount left after deducting an agreed upon house overhead allowance from box office receipts. The specified percentage generally declines over the term of the engagement and may be negotiated either prior to, or at the conclusion of, the engagement.

     If there are multiple exhibitors in a film zone, a distributor may offer the exhibitors the opportunity to bid, select a customer, or allocate its films among some or all of the exhibitors in the zone. When films are not awarded on bid, the exhibitor and distributor directly negotiate the terms of the engagement. Over the past several years all films have been licensed to us by direct negotiation.

     It is also important to note that the distribution of film product in Canada is based on historical relationships that result in the two major exhibitors (Famous Players and us) primarily playing product from specific suppliers. As a result, there can be large fluctuations from year to year in box office revenue performance based on the strength of a particular studio's film product. Even though this situation has recently changed moderately, the traditional relationships still hold in most of the major markets. One of the challenges faced by us is to balance existing relationships with distributors in order to receive the broadest mix of film product for our theatres in Canada.

     We continue to receive film product in the ordinary course. We have not experienced any interruption of film supply as a result of the Chapter 11 and CCAA filings and we continue to enjoy a supply of film product from all distributors. We have received Bankruptcy Court and Superior Court approval to pay in full all of our pre-petition and post-petition obligations to film distributors in the normal course of business.

 SEGMENT INFORMATION

     See Note 16 to our Consolidated Financial Statements included in Items 8 and 14(a).

SEASONALITY

     The release of motion pictures is often seasonal, with a disproportionate number of major motion picture releases taking place during the summer and holiday seasons. This may cause significant changes, from quarter to quarter, in our attendance levels, theatre staffing levels and reported results. We expect this industry-wide trend to continue.

GOVERNMENT REGULATION

     In the United States, federal and state antitrust laws in large part regulate the distribution of motion pictures. These laws have been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The decision from the Paramount case binds most major film distributors and requires the distributors to offer and license their films to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, we cannot be assured of a supply of motion pictures by entering into long-term arrangements with major distributors. Instead, we must compete and negotiate for licenses on a film-by-film and theatre-by-theatre basis.

     Motion picture exhibitors are also subject to certain U.S. and Canadian federal, state, provincial and local laws governing such matters as construction, renovation and operation of their theatres, employee wages and working conditions, and health and sanitation regulations. We believe all of our theatres are in compliance with these requirements. We are also subject to the evolving laws and increased public attention on the accessibility of our theatres to persons with physical disabilities.

EMPLOYEES

     As of February 28, 2001, we employed approximately 14,000 employees, including approximately 1,415 full-time and 12,585 part-time employees. Our employment levels are generally directly related to seasonal changes in business activity. We are a party to collective bargaining agreements with 30 unions, of which approximately 1,365 employees are members. We believe that our employee relations are generally good.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

     This Annual Report on Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this Annual Report on Form 10-K, other than statements of historical facts, may constitute forward-looking statements. Although we believe that the expectations reflected in such forward looking statements are reasonable, we cannot be assured that the expectations will prove to be correct. Important factors that could cause results to differ materially from our expectations are disclosed below. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

FACTORS THAT MAY AFFECT FUTURE PERFORMANCE

     In addition to other factors and matters previously mentioned, in our view, the following items could cause results to differ materially from those discussed in forward-looking statements:

o our ability to successfully emerge from our bankruptcy proceedings in a reasonable time period, including the success of future operations and the ability to meet obligations as they become due;

o the adequacy of our DIP Facility relevant to our liquidity throughout the bankruptcy period;

o our high debt levels, which need to be restructured and reduced as part of a Chapter 11 reorganization plan and CCAA plan of arrangement;

o    the  effect  of  economic  conditions  on  a  national,   regional  or
     international basis;

o    competitive pressures in the motion picture exhibition industry;

o the financial resources of, and films available to, us and our competitors;

o the impact of a potential strike by the Screen Actors Guild ("SAG") if they are unable to resolve unsettled contract issues with the studios prior to the expiration of the current contract on June 30, 2001 - an unresolved prolonged job action by members of the SAG may result in reduced availability of film product which could adversely effect us and the industry;

o changes in laws and regulations, including changes in environmental and disabilities laws and changes in accounting standards; and

o    opportunities that may be presented to and pursued by us.


     See the  Liquidity  and  Capital  Resources  section  and the  Outlook section included in the Management's Discussion and Analysis of Financial Condition and Results of Operations included in Item 7.

ITEM 2.  PROPERTIES

     At February 28, 2001, Loews Cineplex, including Star, Magic Johnson, Yelmo Cineplex and Megabox theatres, operated or had interests in 2,563 screens in 294 theatres, of which 29 theatres were owned by us, 261 theatres were leased and 4 theatres were subject to management arrangements. Our leases are entered into on a long-term basis. The lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years. Theatre leases provide for the payment of a fixed annual rent and, sometimes, a percentage of box office receipts or total theatre revenue. The following tables show the locations of our screens at February 28, 2001, including our partnerships' theatres.


                 UNITED STATES                                                     CANADA
-----------------------------------------------               -----------------------------------------------
STATE                      SCREENS   LOCATIONS                PROVINCE                   SCREENS   LOCATIONS
----------------------    ---------  ----------               --------------------      ---------  ----------
Arizona...............          33          4                 Alberta.............           137          15
California............          80          9                 British Columbia....            50           8
Connecticut...........          32          3                 Manitoba............            13           3
District of Columbia..          30          9                 Ontario.............           316          37
Florida...............          20          1                 Quebec..............           160          21
Georgia...............          12          1                 Saskatchewan........            27           4
                                                                                         -------    --------
Illinois..............         232         29                     Total...........           703          88
                                                                                         =======    ========
Indiana...............          51          5
Maryland..............         104         12
Massachusetts.........         108         10                                   INTERNATIONAL
Michigan..............         156         10                 -----------------------------------------------
Minnesota.............           4          1                 COUNTRY                    SCREENS   LOCATIONS
New Hampshire.........          12          2                 --------------------      ---------  ----------
New Jersey............         200         18                 Spain...............           161          18
New York..............         255         35                 Korea...............            16           1
Ohio..................          32          2                 Hungary.............             6           1
Pennsylvania..........          49          3                 Turkey..............             5           1
Texas.................         102          9                                           ----------  ---------
Utah..................          30          4                      Total..........           188          21
Virginia..............          21          3                                           ==========  =========
Washington............         109         15                                           ==========  =========
                          --------   --------                    Grand Total......         2,563         294
   Total..............       1,672        185                                           ==========  =========
                          ========   ========

     Under the partnership agreement governing the operation of the Star Theatres circuit, we are responsible for film booking arrangements. Our joint venture partner manages the theatres under an operating agreement. The partnership agreement also has provisions governing the transfer of partnership interests between the partners and to unaffiliated third parties.

     Under the partnership agreement governing the operation of the Magic Johnson Theatres circuit, we are responsible for film booking arrangements and management of the theatres.

     Under the partnership agreement governing the operation of the Yelmo Cineplex circuit, our joint venture partner manages the theatres under an operating agreement. The partnership agreement also has provisions governing the transfer of partnership interests between the partners and to unaffiliated third parties.

ITEM 3.  LEGAL PROCEEDINGS

     On February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries (the "U.S. Debtors") filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. In addition, on February 15, 2001 an order to initiate a restructuring of obligations and operations under the CCAA was obtained from the Ontario Superior Court of Justice for our wholly owned subsidiary, Cineplex Odeon and certain of its other Canadian subsidiaries. Additionally, on February 26, 2001, Loews Cineplex's wholly owned Austrian subsidiary, LCE Europlex, filed a petition for bankruptcy in Vienna, Austria, and on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary.

     At this time, we are unable to predict the outcome of the Chapter 11 and CCAA proceedings or their effect on our operations. Refer to Item 1. and Item 7. of this Form 10-K and Notes 1, 3 and 4 to the consolidated financial statements for additional information.

     We are involved in routine litigation and legal proceedings in the ordinary course of our business relating to personal injury claims, employment matters and contractual disputes. Generally, all pre-filing date litigation against the U.S. Debtors was automatically stayed. Entities who were litigating such claims against Loews Cineplex and the other U.S. Debtors as of the filing date, or who could have done so, instead will have to file with the Bankruptcy Court proofs of claim for the amounts to which they contend they were entitled, subject to the right of Loews Cineplex and the U.S. Debtors to contest such claims. Alternatively, creditors may seek to have the stay lifted to pursue their claims. In such event, we and the other U.S. Debtors may be required to defend such litigation, but collection of any judgments obtained will be stayed. A similar process exists for dealing with pre-filing litigation under the CCAA proceedings. Except for those noted below, we do not have any litigation or proceedings that we believe will have a material adverse effect on us, individually or in the aggregate.

ANTITRUST PROCEEDINGS

     On April 16, 1998, the United States of America, the State of New York, by and through its Attorney General, Dennis C. Vacco, and the State of Illinois, by and through its Attorney General, Jim Ryan, on one hand, and us, Sony Corporation of America, Cineplex Odeon and Seagram Co. Ltd., on the other hand, entered into, and the Southern District of New York ordered, a Stipulation & Order setting forth a proposed Final Judgment relating to alleged federal antitrust violations in New York and Illinois stemming from the Loews/Cineplex combination. This Stipulation & Order followed the filing of a complaint on the same day relating to these alleged violations. Under the terms of the agreement, we were required to divest certain theatres in New York and Chicago.

     Since the Combination, we pursued the sale of certain theatres in New York City and Chicago that were subject to approval by the Department of Justice ("DOJ"), in accordance with the terms of an agreement reached to permit the merger of Loews Theatres with Cineplex Odeon. As a result, during the fourth quarter of fiscal 1999, we sold to Cablevision Systems Corporation 33 screens in 12 theatres in New York City, in accordance with the DOJ order, and an additional 14 screens in 4 theatres in the suburban New York area for aggregate cash proceeds of $87.5 million. Approximately $87.2 million of these proceeds was used to pay down our Senior Revolving Credit Facility.

     Under the agreement with the DOJ, we were also required to sell 49 screens at 11 theatre locations in Chicago. On April 7, 1999, we completed the sale of 30 screens at 8 of these theatre locations to a third party. This transaction was not significant to our operating results or financial position. A portion of these proceeds was utilized to pay down our Senior Revolving Credit Facility. Additionally, under the agreement with the DOJ, we were required to sell the remaining 19 screens at 3 theatre locations in Chicago. We were unable to sell these locations and, pursuant to the original agreement with the DOJ, a trustee was appointed to effect the sale of these locations. The trustee was also unable to sell these locations and had submitted a final report to the court. On November 9, 2000, the DOJ consented to us retaining these three locations and a stipulation and order received court approval.

ENVIRONMENTAL PROCEEDINGS

     We own, manage and/or operate theatres and other properties that are subject to certain U.S. and Canadian federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous substances. Some of these laws and regulations may impose joint and several liability on statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property and companies that generated or disposed of hazardous substances found at the property.

     Two of our leased drive-in theatres, both in the State of Illinois, are located on properties on which third parties disposed of, or may have disposed of, substantial quantities of construction debris, auto shredder residue and other debris. Such material may contain hazardous substances. One of these leases terminated in the ordinary course prior to the Debtors filing their Chapter 11 cases. Pursuant to order of the Bankruptcy Court, the other lease was rejected in accordance with the Bankruptcy Code. Termination or rejection of these leases, however, may not terminate all of the Debtors' liability in connection with the disposal of debris on these properties. In addition, the rejected lease property is the subject of an action, filed in August 1998 in the Circuit Court of Cook County, Illinois by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and groundwater testing and remediation, if necessary. This action may be stayed, in whole or in part, as the result of the commencement of the Debtors' Chapter 11 cases. Our range of probable liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability, and the ability of the Debtors to discharge certain claims and liabilities in connection with this action under Bankruptcy law. If necessary, we intend to vigorously defend this action and will continue to evaluate future information and developments with respect to conditions at this property and will periodically reassess any liability accordingly. Based on the foregoing, there can be no assurance that our liability, if any, in connection with this action will not be material.

SIX WEST RETAIL ACQUISITION, INC.

     On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company, initiated a lawsuit against us and some of our affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that we have violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of our subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of our subsidiaries under a written management agreement. Six West also alleges that we violated our contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of our subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against us. The court denied the motion with respect to the remainder of the amended complaint and the non-Loews Cineplex corporate defendants. Discovery in the action is still in progress. This action was stayed with respect to those defendants that are among the U.S. Debtors as a result of the filing of the Chapter 11 petition. We believe that Six West's claims are without merit and intend to oppose them vigorously.

ADA LITIGATION

     The Department of Justice, in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon's theatres in New York City with respect to its compliance with the ADA and the New York City Human Rights Law. The Department of Justice has alleged that its investigation has identified numerous violations of the ADA. We have opposed, and will continue to vigorously oppose the allegations and claims of the Department of Justice with respect to the compliance of these theatres under the ADA. However, we cannot guarantee that the remediation costs relating to the ADA will not be material.

METREON ARBITRATION

     In May 1997, we entered into a 21 year lease with Metreon, Inc. ("Metreon"), an affiliate of Sony Corporation of America, to operate a multiplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, we have had a dispute with Metreon with respect to construction costs (amount of dispute is approximately $5 million) that may be our responsibility under the lease, the nature of the costs that Metreon is seeking to include as operating expenses under the lease, and the proper allocation of operating expenses to our theatre, based on our proportionate share of the complex. To date, we have been unable to resolve these issues through negotiation with Metreon. The estimated difference in operating expenses allocable to our theatre, taking into account differences over both the nature of allocable costs and determination of our proportionate share of the complex, is approximately $3 - $4 million per annum for the duration of the lease. Pursuant to the terms of the lease, we are to contribute to the operating expenses of the complex in an amount equal to our proportionate share of the total floor area of the complex. Metreon has asserted that our proportionate share of the complex is approximately 49%, while we assert that our proportionate share is approximately 32%. On September 19, 2000, as permitted by the lease, Metreon filed a demand for arbitration with the American Arbitration Association seeking a declaration of the proportionate share of the complex floor area occupied by our theatre. We believe that we have meritorious defenses to all of Metreon's claims against us under the lease and intend to vigorously assert our position regarding our proportionate share of the complex. This arbitration is stayed as a result of the filing of the Chapter 11 petition.

COMPETITION BUREAU PROCEEDINGS

     The Canadian Competition Bureau (the "Bureau") recently obtained a Federal Court Order requiring a number of exhibitors and distributors, including our subsidiaries (Cineplex Odeon Corporation and Cineplex Odeon (Quebec) Inc.), to produce significant business information by April 27, 2001. This Order is in connection with an inquiry by the Bureau relating to certain practices of motion picture exhibitors, including Cineplex Odeon Corporation, and motion picture distributors. On April 27, 2001, Cineplex Odeon complied with the order and provided the required business information to the Competition Bureau. We intend to vigorously oppose any allegation of anti-competitive conduct on our part.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.



                                  PART II


ITEM 5.  MARKET FOR  REGISTRANT'S  COMMON  EQUITY AND  RELATED  STOCKHOLDER
MATTERS

DIVIDEND POLICY

     We do not pay any dividends on our common stock and are prohibited under the terms of our Senior Revolving Credit Facility and DIP Facility from paying such dividends.


PRICE RANGE OF COMMON STOCK

     Our common stock was traded on the New York and Toronto Stock Exchanges. Effective February 15, 2001, we were delisted by the New York Stock Exchange ("NYSE") and therefore, our stock is no longer traded on the NYSE. Our stock continues to be listed on The Toronto Stock Exchange. As of May 22, 2001 there were approximately 11,200 holders of record of our common stock. The table below sets forth the high and low sales prices of our common stock as reported by the New York and Toronto Stock Exchanges for the periods indicated.

                                                                  FIRST       SECOND        THIRD       FOURTH
                                                                QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
                                                            -----------  -----------  -----------  -----------  -----------
FEBRUARY 28, 2001

   Stock prices - New York Stock Exchange (US$)
     High                                                 $        4.38  $      4.38  $      1.88  $      0.81  $      4.38
     Low                                                  $        2.25  $      1.75  $      0.63  $      0.25  $      0.25
   Stock prices - Toronto Stock Exchange (CDN$)
     High                                                 $        6.15  $      6.30  $      2.80  $      1.25  $      6.30
     Low                                                  $        3.55  $      2.50  $      1.00  $      0.30  $      0.30

FEBRUARY 29, 2000

   Stock prices - New York Stock Exchange (US$)
     High                                                 $       12.88  $     10.94  $      8.38  $      6.50  $     12.88
     Low                                                  $        9.13  $      7.94  $      6.19  $      4.13  $      4.13
   Stock prices - Toronto Stock Exchange (CDN$)
     High                                                 $       18.50  $     16.05  $     12.50  $      9.40  $     18.50
     Low                                                  $       13.60  $     11.75  $      9.00  $      5.95  $      5.95


ITEM 6.  SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth Selected Historical Financial Data for Loews Cineplex Entertainment Corporation ("we", "us" and "our") for the five fiscal years ended February 28, 2001 and has been derived from our annual consolidated financial statements. The Selected Historical Financial Data and Selected Key Operating Statistics should be read in conjunction with the separate consolidated financial statements and notes thereto of Loews Cineplex Entertainment Corporation and our "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this Annual Report on Form 10-K. Further, the Selected Historical Financial Data includes the financial results of Cineplex Odeon Corporation ("Cineplex Odeon") for the period from May 15, 1998 to February 28, 2001. Cineplex Odeon became our wholly owned subsidiary on May 14, 1998.

                                                                        YEAR ENDED FEBRUARY 28 OR 29,
                                                                        -----------------------------

                                                          2001          2000          1999           1998          1997
                                                   -----------   -----------    ----------    -----------   -----------

                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
 Box Office                                        $   628,851   $   647,774    $  587,078    $   296,933   $   273,498
 Concession                                            241,034       243,511       228,332        104,009        90,643
 Other                                                  33,631        39,138        35,750         12,568        11,204
                                                   -----------   -----------    ----------    -----------   -----------

 Total Operating Revenue                               903,516       930,423       851,160        413,510       375,345
                                                   -----------   -----------    ----------    -----------   -----------

Theatre operations and other expenses
   (including concession costs)                        753,193       732,957       654,503        307,568       282,480
General and administrative                              50,369        53,031        47,882         28,917        21,447
Depreciation and amortization                          125,533       113,047        90,720         52,307        44,576
Interest expense                                        98,601        72,728        57,216         14,319        14,776
Loss on sale/disposal of theatres and other (A)        245,828         8,388         4,532          7,787         9,951
Restructuring charges (A)                               12,653             -             -              -             -
Reorganization costs (A)                                42,146             -             -              -             -
Income tax expense                                       3,598         1,662         2,187          2,751         2,295
                                                   -----------   -----------    ----------    -----------   -----------
Loss before cumulative effect of change
   in accounting principle                            (428,405)      (51,390)       (5,880)          (139)         (180)
Cumulative effect of change in
   accounting principle, net of tax (B)                  7,841             -             -              -             -
                                                   -----------   -----------    ----------    -----------   -----------

Net loss                                           $  (436,246)  $   (51,390)   $   (5,880)   $      (139)  $      (180)
                                                   ============  ============   ===========   ============  ============

Loss per common share before cumulative
   effect of change in accounting principle:
   basic and diluted                               $     (7.31)  $      (.88)   $     (.12)   $      (.01)  $      (.01)

Loss per common share: basic and diluted           $     (7.44)  $      (.88)   $     (.12)   $      (.01)  $      (.01)

Weighted average shares and equivalent
outstanding (C): basic and diluted                  58,622,646    58,622,646    47,834,541     20,472,807    20,472,807

BALANCE SHEET DATA (AT PERIOD END):
   Cash, equivalents and investments               $    47,200   $    31,735    $   48,174    $     9,064   $     2,160
   Property, equipment and leaseholds              $ 1,068,923   $ 1,218,334    $1,119,977    $   609,152   $   613,692
   Total assets                                    $ 1,677,586   $ 1,907,389    $1,806,201    $   728,551   $   721,372
   Total long-term obligations                     $   179,952   $ 1,074,736    $  943,811    $   336,526   $   339,206
   Total liabilities (D)                           $ 1,501,489   $ 1,288,587    $1,140,905    $   404,040   $   396,722
   Stockholders' equity                            $   176,097   $   618,802    $  665,296    $   324,511   $   324,650

CASH FLOW STATEMENT DATA:
Cash flow (used)/provided by operating activities  $   (43,231)  $    57,097    $   82,711    $    64,185   $    47,976


(A) See Notes 1 and 3 to the Consolidated Financial Statements with respect to our bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". Also see Notes 4, 5 and 6 to the Consolidated Financial Statements with respect to restructuring charges, reorganization costs and loss on sale/disposal of theatres and other.

(B) Represents a one-time charge to reflect the adoption of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for our Passport and Gift Certificate Programs. See additional discussion in Note 2 to the Consolidated Financial Statements.

(C) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.

(D) Includes liabilities subject to compromise of $471,390 for the fiscal year ended February 28, 2001 and nil for fiscal years 1997 through 2000. See Note 3 to the Consolidated Financial Statements for further discussion.

Selected Key Operating Statistics

     The table below sets forth unaudited Selected Key Operating Statistics for us as of and for each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No one measure is more meaningful than another and our management uses these measures collectively to assess operating performance. In order to arrive at a more meaningful presentation of financial operating data related to our productivity and performance, except as otherwise noted, all amounts below include 100% of the operating results of the Loeks-Star Theatres ("LST"), the Magic Johnson Theatres ("MJT") and the Yelmo Cineplex de Espana ("Yelmo") partnerships in which we have a 50% interest. Further, the Selected Key Operating Statistics include data for Cineplex Odeon for the period from May 15, 1998 to February 28, 2001. Cineplex Odeon became our wholly owned subsidiary on May 14, 1998.


                                                                      YEAR ENDED FEBRUARY 28 OR 29,
                                                                      -----------------------------
                                                                                (UNAUDITED)

                                                          2001          2000          1999           1998          1997
                                                   -----------   -----------    ----------    -----------   -----------
                                                       (IN THOUSANDS, EXCEPT LOCATIONS, SCREENS AND PER PATRON DATA)

CASH FLOW STATEMENT DATA(1):


Net cash (used)/provided by operating activities   $   (43,231)  $    57,097    $   82,711    $    64,185   $    47,976
Net cash used in investing activities              $  (148,226)  $  (218,503)   $  (91,741)   $   (51,439)  $   (53,254)
Net cash provided/(used) by financing
   activities                                      $   206,922   $   144,967    $   48,140    $    (5,842)  $     5,048
Capital Expenditures (included in investing
activities noted above)                            $   150,859   $   185,350    $  147,198    $    42,431   $    60,920



OPERATING DATA:

Locations operated at period end                           294           385           423            139           143
Screens operated at period end                           2,563         2,926         2,881          1,035           959
Screens per location                                       8.7           7.6           6.8            7.4           6.7
Attendance                                             127,780       135,281       126,605         58,387        53,133
Total revenues                                     $ 1,032,141   $ 1,047,146    $  947,401    $   480,437   $   421,613
Revenues per screen(2)                             $    348.58   $    359.60    $   389.84    $    464.19   $    439.64
Revenues per location(2)                           $  2,752.38   $  2,579.18    $ 2,554.45    $  3,456.38   $  2,948.34
Modified EBITDA(3)                                 $    99,954   $   144,435    $  148,775    $    77,025   $    71,418
Total EBITDA(4)                                    $   123,502   $   165,590    $  163,166    $    86,643   $    78,273
Partners' share of Total EBITDA                    $    11,175   $    11,316    $    8,538    $     6,339   $     4,853
Attributable EBITDA(4)                             $   112,327   $   154,274    $  154,628    $    80,304   $    73,420
Total EBITDA per screen(2)                         $     41.71   $     56.86    $    67.12    $     83.71   $     81.62
Total EBITDA per location(2)                       $    329.34   $    407.86    $   439.80    $    623.33   $    547.36
Total EBITDA per patron                            $      0.97   $      1.22    $     1.29    $      1.48   $      1.47
Box Office  revenue per patron                     $      5.59   $      5.39    $     5.18    $      5.91   $      5.79
Concession revenue per patron                      $      2.16   $      2.05    $     2.03    $      2.14   $      1.98
Concession  margin                                       83.6%         84.1%         84.4%          84.5%         82.8%
Ratio of Total EBITDA to Total Revenue                   12.0%         15.8%         17.2%          18.0%         18.6%


(1)  Cash  flow   statement   data  includes  cash  flows  from   long-term
     investments in our partnerships and joint ventures to the extent of our equity interests.

(2) All per screen and location ratios are calculated using a weighted average number of screens and locations (including the LST, MJT, Yelmo and Megabox partnerships), except for fiscal years 1997 and 1998 which are calculated using the number of screens and locations as of period end. The use of weighted average amounts in fiscal years 1999, 2000 and 2001 is due to the inclusion of the operations of Cineplex Odeon for the period subsequent to May 14, 1998 and the significant number of theatre disposals and newly opened theatres in each of these periods. Use of weighted average number of screens and locations for the remaining historical data would not result in substantially different data in comparison to the information presented.

(3) Modified EBITDA consists of earnings, including equity earnings from investments in partnerships and joint ventures, before cumulative effect of change in accounting principle, interest, income taxes, depreciation and amortization, loss on sale/disposal of theatres and other, restructuring charges and reorganization costs. Modified EBITDA should not be construed as an alternative to measuring operating results or cash flows under U.S. GAAP. In addition, the Modified EBITDA measure presented herein may not be comparable to similarly titled measures reported by other companies.

(4) Total EBITDA consists of Modified EBITDA plus 100% of the operating results of our partnerships. We believe that Total EBITDA is an important measure, in addition to cash flow from operations and Modified EBITDA, in viewing our overall liquidity and borrowing capacity.

     A reconciliation of Modified EBITDA to Total EBITDA and Attributable EBITDA follows:

                                                                     YEAR ENDED FEBRUARY 28 OR 29,
                                                                     -----------------------------
                                                                              (UNAUDITED)

                                                          2001          2000          1999           1998          1997
                                                   -----------    ----------    ----------    -----------   -----------

                                                                            (IN THOUSANDS)
     Modified EBITDA, including equity
       earnings (as defined above)                 $    99,954   $   144,435    $  148,775    $    77,025   $    71,418
     LESS/(ADD): Equity earnings/(loss)
       included in EBITDA                               (2,269)        1,477         2,685          3,060         2,851
     ADD: EBITDA from partnerships                      21,279        22,632        17,076         12,678         9,706
                                                   -----------   -----------    ----------    -----------   -----------
     Total EBITDA                                      123,502       165,590       163,166         86,643        78,273
     LESS: Partners' share of Total EBITDA              11,175        11,316         8,538          6,339         4,853
                                                   -----------   -----------    ----------    -----------   -----------
     Attributable EBITDA                           $   112,327   $   154,274    $  154,628    $    80,304   $    73,420
                                                   ===========   ===========    ==========    ===========   ===========



ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of the Loews Cineplex Entertainment Corporation ("we", "us" and "our") financial condition and operating results should be read in conjunction with our Selected Historical Financial Data and our audited consolidated financial statements for the three years ended February 28, 2001. The information presented below includes the results of Cineplex Odeon Corporation ("Cineplex Odeon"), which became our wholly owned subsidiary as of May 14, 1998 (the "Combination"), for the period from May 15, 1998 through February 28, 2001 and does not include any results prior to that time unless otherwise noted. Where noted, for a more meaningful comparison, we have referred to the operating performance of theatres we were required to sell, pursuant to an agreement with the Department of Justice (herein referred to as the "DOJ theatres"), as a result of the Combination.

     This discussion incorporates operating results of partnerships in which we have an interest to the extent of our equity share as required by the equity method of accounting, except as otherwise noted.

     On February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court. In Canada, the Initial Order to initiate a restructuring of obligations and operations under the CCAA was obtained on February 15, 2001 from the Superior Court for our wholly owned subsidiary, Cineplex Odeon and certain of its other Canadian subsidiaries. The Chapter 11 and CCAA filings are hereinafter collectively referred to as the "Bankruptcy Proceedings". In addition, on February 26, 2001, our wholly owned Austrian subsidiary LCE Europlex KinobetriebsgmbH filed a petition for bankruptcy in Vienna, Austria and on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o.

     The Chapter 11 and CCAA filings resulted from a sequence of events and the unforeseen effect that these events would have in the aggregate on us. Such events included, among other things, (i) the lower industry-wide attendance levels (approximately 3%) due primarily to the "sub-par" film performance during the summer and fall of 2000, (ii) the continued decline in revenues experienced at many of our older theatres, (iii) significantly higher costs associated with building megaplexes and in making improvements to existing theatres in order to attract and accommodate larger audiences, and (iv) significant liquidity pressures. Faced with significant operating shortfalls, unavailability of credit and our inability to satisfactorily achieve a restructuring with our lenders, among other things, we filed for bankruptcy protection under Chapter 11 in the United States and under the CCAA in Canada.

     We have incurred a significant net loss in fiscal 2001. The fiscal year 2001 net loss of $436.2 million includes charges for (i) loss on sale/disposal of theatres and other of $245.8 million, (ii) reorganization costs of $42.1 million and (iii) restructuring charges of $12.7 million. See respective discussion below regarding each of these items. The net loss for the fiscal year ended February 28, 2001 also includes a one-time charge of $7.8 million to reflect adoption of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for our Passport and Gift Certificate Programs. This $7.8 million charge is referred to as "Cumulative Effect of Change in Accounting Principle" on the face of the statement of operations. See additional discussion below in Results of Operations for the fiscal year ended February 28, 2001 compared to the fiscal year ended February 29, 2000.

     As a result of our recurring losses, the Chapter 11 and CCAA filings and circumstances relating to these events, including our debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. We believe that cash from operations along with financing provided through a Debtor-in-Possession Credit Facility entered into on February 15, 2001, as amended (the "DIP Facility"), should be available to provide liquidity to allow us to continue as a going concern. However, there can be no assurance of this. Our ability to continue as a going concern is dependent upon our ability to maintain compliance with debt covenants under the DIP Facility and the ability to generate sufficient cash from operations and financing sources to meet our obligations as they become due. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement (collectively referred to as "plans of reorganization") are confirmed by the Bankruptcy
Court/Superior Court and become effective, continuation of our business thereafter will be dependent on our ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. Until the plans of reorganization are confirmed by the Bankruptcy Court/Superior Court and become effective, there can be no assurance that we will emerge from these bankruptcy proceedings, and the effect of the terms and conditions of such plans of reorganization on our business cannot be determined and therefore there is substantial doubt regarding our ability to continue as a going concern.


RESULTS OF OPERATIONS

FISCAL YEAR ENDED FEBRUARY 28, 2001 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 2000

     Operating Revenues of approximately $903.5 million for the fiscal year ended February 28, 2001 were $26.9 million lower than the comparable period of the prior year. Operating revenues are generated primarily from box office revenues and concession sales. Box office revenues for the fiscal year ended February 28, 2001 of approximately $628.9 million were $18.9 million lower, and concession revenues of approximately $241.0 million were $2.5 million lower in comparison to the fiscal year ended February 29, 2000. These decreases in operating revenues were due primarily to a significant decline in attendance primarily due to lower industry-wide attendance levels of approximately 3% in comparison to the prior year (particularly driven by the "sub-par" performance of the summer and fall film product) and the continued decline in attendance at many of our older theatres. This overall decrease in revenues is net of additional revenues of approximately $90.6 million from new theatre openings and improvements in admission and concession revenues per patron.

     Operating Costs of approximately $753.2 million for the fiscal year ended February 28, 2001 were approximately $20.2 million higher than the fiscal year ended February 29, 2000. This increase was due primarily to incremental costs associated with new theatre openings, including occupancy costs, and the impact of improvements in admission and concession revenues per patron. The overall increase in operating costs, which aggregated $77.4 million, was partially offset by reductions in variable operating expenses commensurate with the aforementioned decrease in operating revenues relating to attendance declines and as a result of the closing of older, obsolete theatres.

     General and Administrative Costs of approximately $50.4 million for the fiscal year ended February 28, 2001 were approximately $2.7 million lower compared with the fiscal year ended February 29, 2000 due primarily to reductions in overhead levels in our U.S. and Canadian operations slightly offset by normal inflationary increases.

     Depreciation and Amortization Costs of approximately $125.5 million for the fiscal year ended February 28, 2001 were $12.5 million higher than the fiscal year ended February 29, 2000, due primarily to incremental amortization expense resulting from a change in the estimated remaining useful life of goodwill and incremental depreciation related to investments in new theatres which commenced operations partially offset by the effect of theatre disposals. Goodwill primarily represents the excess purchase price associated with our combination with Cineplex Odeon in May 1998. Prior to the third quarter of the current fiscal year, goodwill was amortized over a 40 year estimated useful life. In connection with our third quarter review and assessment of our goodwill and as a result of management's plan at that time to accelerate the disposal of a significant number of screens in the U.S. and Canada, coupled with the continued industry downturn, we had determined that a reduction in the remaining useful life for goodwill amortization was appropriate. As a result, effective September 1, 2000, we determined that a more appropriate remaining useful life for unamortized goodwill is 20 years, resulting in additional amortization expense of approximately $4.8 million during the six months ended February 28, 2001, net of the impact of the write-off of allocated goodwill. The remaining $7.7 million increase in depreciation and amortization costs was due primarily to the aforementioned incremental depreciation related to investments in new theatres partially offset by the effect of theatre dispositions, including the significant number of theatres targeted for accelerated disposal.

     Restructuring Charges of approximately $12.7 million for the fiscal year ended February 28, 2001 includes $8.8 million for professional and advisory fees associated with our evaluation of a longer-term financial plan (including amendments to our bank debt) and severance related payments (approximately $3.9 million) primarily associated with headcount reductions in our U.S. operations during November 2000.

     Loss on Sale/Disposal of Theatres and Other includes losses on theatres which have been sold or disposed, the write-down of net book value (including allocated goodwill) and other costs associated with theatres targeted for accelerated disposition or lease renegotiation and a charge of approximately $4.6 million related to the impairment of assets related to the Magic Johnson Partnership. The loss on sale/disposal of theatres and other of approximately $245.8 million for the fiscal year ended February 28, 2001 was $237.4 million higher than the fiscal year ended February 29, 2000, due primarily to the timing, nature and characteristics of theatre dispositions and includes a fourth quarter charge of $80.5 million primarily associated with the write-off of net book value relating to 32 locations comprising 246 screens additionally targeted for accelerated disposal or lease renegotiation on a short-term basis. For the fiscal year ended February 28, 2001, the loss on sale/disposal of theatres includes a charge of $245.8 million (consisting primarily of the write-off of net book value of $207.0 million and allocated goodwill of $58.5 million partially offset by net proceeds from asset sales), including the aforementioned fourth quarter charge, for a plan to accelerate the disposal of approximately 189 theatres comprising 1,160 screens in the U.S., Canada and internationally. These accelerated disposal plans were as a result of the continued decline in attendance levels experienced at these theatres which was exacerbated by the "sub-par" industry-wide summer and fall box office levels. These 189 theatres targeted for disposal generated $215.4 million in revenues and negative operating cash flow of $22.2 million for the fiscal year ended February 28, 2001. During the fiscal year ended February 28, 2001, we actually disposed of 107 of these theatre locations comprising 587 screens with the remainder targeted for disposal/renegotiation in Fiscal 2002. See the Liquidity and Capital Resources section for additional information.

     Reorganization Costs of approximately $42.1 million represent charges incurred as a result of the activities related to the Bankruptcy Proceedings. Reorganization costs relate to (i) landlord claims related to the rejection of 69 theatre leases (451 screens) in the U.S., 32 theatres (180 screens) repudiated in Canada and four leases terminated in Austria and Poland, (ii) the write-off of deferred financing fees and (iii) professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. See Note 4 to the consolidated financial statements for additional information.

     Cumulative effect of change in accounting principle of approximately $7.8 million for the fiscal year ended February 28, 2001 represents a one-time charge to reflect adoption of SAB No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for our Passport and Gift Certificate Programs (hereinafter referred to as "certificates"). SAB No. 101 was effective beginning December 1, 2000 requiring retroactive application to the beginning of our 2001 fiscal year with restatement, if necessary, of all quarters for the current fiscal year. SAB No. 101 impacts the timing of when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, we would recognize "breakage revenue" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, we no longer record breakage revenue upon sale but rather upon the expiration date of the certificate or the date the obligation is otherwise fulfilled. This change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers. The retroactive application of SAB No. 101 to fiscal year 2000 would not have a significant impact on our revenues.

     Interest Expense of approximately $98.6 million for the fiscal year ended February 28, 2001 was approximately $25.9 million higher than the fiscal year ended February 29, 2000, due primarily to the impact of additional borrowings under our Senior Revolving Credit Facility coupled with the impact of an increase in the variable borrowing rate relating to our Senior Revolving Credit Facility. See the Liquidity and Capital Resources section for additional information.

     Attributable EBITDA of $112.3 million for the fiscal year ended February 28, 2001 decreased $41.9 million in comparison to the fiscal year ended February 29, 2000, due primarily to the aforementioned shortfall in attendance levels experienced primarily during the second and third quarters of the current year and the continued sub-par performance of many of our older locations. These decreases were partially offset by other increases in Attributable EBITDA including the favorable impact of new theatre openings, higher admission and concession revenue per patron and the reductions in overhead levels in our U.S. and Canadian operations, as previously discussed. Attributable EBITDA (earnings before cumulative effect of change in accounting principle, interest, taxes, depreciation and amortization, loss on sale/disposal of theatres and other, restructuring charges, reorganization costs and equity earnings included in EBITDA plus EBITDA from partnerships, net of partners' share) is a measure that management uses to evaluate our financial performance. Attributable EBITDA measures the amount of cash that we have available for investment or other uses and is used by us as a measure of performance. Attributable EBITDA is primarily a management tool and only one measure of financial performance to be considered by the investment community. Attributable EBITDA is not an alternative to measuring operating results or cash flow under U.S. GAAP. In addition, the Attributable EBITDA measure presented herein may not be comparable to similarly titled measures reported by other companies.

FISCAL YEAR ENDED FEBRUARY 29, 2000 COMPARED TO FISCAL YEAR ENDED
FEBRUARY 28, 1999

     Operating Revenues of approximately $930.4 million for the fiscal year ended February 29, 2000 were $79.3 million higher than the comparable period of the prior year. Box office revenues for the fiscal year ended February 29, 2000 of approximately $647.8 million were $60.7 million higher, and concession revenues of approximately $243.5 million were $15.2 million higher in comparison to the fiscal year ended February 28, 1999. These increases in operating revenues were due primarily to the inclusion of the Cineplex Odeon theatre operating results for the full twelve month period in the current year as compared to inclusion from the date of the Combination in the prior year (partially offset by the reduction in operating revenues related to the sale of the DOJ theatres), additional revenue from new theatre openings and improvements in admission revenue per patron. Excluding the impact of the Cineplex Odeon operations, our operating revenues increased by $50.8 million, or 12.0%, due primarily to additional revenue from new theatre openings and improvements in admission revenue per patron of $.23. These increases, which aggregated $86.6 million, were partially offset by other reductions in operating revenues, which aggregated $35.8 million, including the effect of theatre dispositions and a decline in attendance levels at some of our older locations.

     Operating Costs of approximately $733.0 million for the fiscal year ended February 29, 2000 were approximately $78.5 million higher than for the fiscal year ended February 28, 1999, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres for the full twelve month period in the current year as compared to inclusion from the date of the Combination in the prior year (partially offset by the reduction in operating costs related to the sale of the DOJ theatres), increased costs related to the aforementioned increase in operating revenues and incremental occupancy costs attributable to new theatre openings. Excluding the impact of the Cineplex Odeon operations, our operating costs increased $38.5 million, or 12.3%, due primarily to the increase in operating revenues mentioned above and an increase in film costs resulting from higher than normal film rent terms for the period primarily associated with the strong performance of Star Wars - Episode I: The Phantom Menace (circuit-wide impact estimated at $6.2 million). These increases, which aggregated $67.3 million, were partially offset by lower costs, including the impact of theatre dispositions and attendance declines at some of our older locations, aggregating $28.8 million.

     General and Administrative Costs of approximately $53.0 million for the fiscal year ended February 29, 2000 were $5.1 million higher than for the fiscal year ended February 28, 1999, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres for the entire period in the current year as compared to inclusion from the date of the Combination in the prior year (net of cost savings realized as a result of the Combination), normal inflationary increases and the additional costs related to the continued development of our international operations.

     Depreciation and Amortization Costs of approximately $113.0 million for the fiscal year ended February 29, 2000 were $22.3 million higher than for the fiscal year ended February 28, 1999, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres for the full twelve month period in the current year as compared to inclusion from the date of the Combination in the prior year, incremental depreciation related to investments in new theatres which commenced operations and incremental goodwill amortization resulting from the Combination recorded for a full twelve month period in the current year in comparison to a partial period in the prior year. The aforementioned increases were partially offset by the effect of theatre dispositions.

     Loss on Sale/Disposals of Theatres of approximately $8.4 million for the fiscal year ended February 29, 2000 was $3.9 million higher than for the fiscal year ended February 28, 1999, due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal year 2000, we disposed of 55 theatre locations comprising 219 screens, which primarily were older, obsolete theatres which generated marginal or negative cash flows. We will continue to aggressively dispose of theatres that are underperforming or non-strategic. See the Liquidity and Capital Resources section for additional information.

     Interest Expense of approximately $72.7 million for the fiscal year ended February 29, 2000 was $15.5 million higher than for the fiscal year ended February 28, 1999, due primarily to higher borrowings relating to the Combination (including debt amounts assumed from Cineplex Odeon) and the impact of additional borrowings under our Senior Revolving Credit Facility to fund investments in theatres and joint ventures coupled with the impact of an increase in the variable borrowing rate relating to our Senior Revolving Credit Facility. See the Liquidity and Capital Resources section for additional information.

     Attributable EBITDA for the fiscal year ended February 29, 2000 of $154.3 million was $300 thousand lower in comparison to the fiscal year ended February 28, 1999, due primarily to the aforementioned lower attendance levels experienced at some of our older locations, the higher than normal film rental costs as previously discussed, the impact of theatre dispositions (including the DOJ theatres) and the additional general and administrative costs relative to the enhancement of our international operations. These decreases were partially offset by other increases in Attributable EBITDA including the impact of new theatre openings and higher admissions revenue per patron. Excluding the prior year impact of the DOJ theatres, Attributable EBITDA for the year ended February 29, 2000 increased $5.5 million or 3.7% over the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     Our industry continues to experience significant liquidity pressures which is evident by the number of theatre exhibitors that have filed for bankruptcy within the past year. These liquidity pressures are due to a number of factors including the downturn in attendance as reflected in year over year operating performance measures (approximately 3%), the moderate to aggressive new build strategies employed by the industry's larger exhibitors which, coupled with the difficulty in closing older, obsolete theatres, has resulted in an oversupply of theatre screens in many North American markets, impairment write-offs and losses on theatre dispositions, the continued downward credit ratings of the industry and the recent bankruptcy filings by several theatre chains, including five of the eleven largest exhibitors, and defaults of certain loan agreements which have been publicly disclosed. The greater number of screens in North America caused by the industry's building new theatres and the lack of a corresponding number of theatre closures in the same period, has resulted in a saturation of screens and has contributed to shortened lengths of film run times and increased film cost percentages paid by exhibitors to distributors. These factors, as well as the industry's disappointing operating performance, have contributed to significant reductions in the prices of publicly traded debt and equity securities and has materially reduced the industry's access to capital, making it increasingly difficult to meet obligations as they become due. In addition, the industry has generally fallen out of favor with investors and lenders due to the liquidity issues noted above and due to a lack of credit support from the usual capital markets. The industry has fallen on hard times and is presently going through one of the most significant and unprecedented reorganizations in its history. We have been negatively affected by these events and have experienced significant pressures on our liquidity and our ability to meet obligations as they became due. In an effort to relieve the pressures on our liquidity, we were active in pursuing possible solutions including seeking capital through other sources including asset securitizations, equity offerings, sale-leaseback transactions, strategic alliances with other exhibitors, a consensual restructuring of our capital structure or a restructuring of certain of our subsidiaries. We were unable to implement these transactions on the scale required to relieve us from the continued deterioration in our liquidity and cash flow. These conditions are among the factors that led up to us filing for bankruptcy protection.

     On February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court. In Canada, the Initial Order was obtained on February 15, 2001 from the Superior Court for our wholly owned subsidiary, Cineplex Odeon and certain of its other Canadian subsidiaries. The Chapter 11 and CCAA filings are hereinafter collectively referred to as the "Bankruptcy Proceedings". In addition, on February 26, 2001, our wholly owned Austrian subsidiary, LCE Europlex, filed a petition for bankruptcy in Vienna, Austria and on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o.

     We are presently operating our businesses as debtors-in-possession in the U.S. and pursuant to the Initial Order in Canada. We are authorized to operate our business in the ordinary course. As a result of the Chapter 11 filing, substantially all actions to secure the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. Pre-petition claims secured by our assets ("secured claims") are also stayed, although the holders of such claims have the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under our Senior Revolving Credit Facility) are generally secured by all personal property and certain real property of Loews Cineplex and our domestic subsidiaries, a pledge of stock of all domestic subsidiaries and our equity interest in and loans to our foreign subsidiaries. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the Bankruptcy Court, the Bankruptcy Court approved our motions to pay certain pre-petition obligations including: (i) payments, on normal terms, to film distributors, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of our Senior Revolving Credit Facility. We have been and intend to continue to pay undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. In addition, we may reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court with respect to our U.S. operations. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the U.S. We will notify all known claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. A bar date is the date by which claims against us must be filed if claimants wish to receive any distribution in the Chapter 11 case. No bar date has yet been set by the Bankruptcy Court. Differences between liability amounts estimated by us and claims filed by creditors will be investigated and the Bankruptcy Court will make a final determination of the allowable claim. The determination of how liabilities will ultimately be settled and treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization.

     As a result of the Initial Order of the Superior Court, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries are stayed. The rights of secured creditors to enforce against our Canadian assets are also stayed. The stay period expires on June 15, 2001 and Cineplex Odeon intends to seek an extension thereof; the granting of an extension is within the discretion of the Superior Court. The Initial Order permits (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from Loews Cineplex and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon has been and intends to continue to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permits the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Landlords whose leases have been repudiated will be entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has yet to be determined and will be set out in a plan of compromise and arrangement to be presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date must also be established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. This will be determined by an order of the Superior Court. Ultimately, any plan of compromise or arrangement must be approved by a vote of a majority in number of creditors of each class of creditors affected by the plan as well as by a vote of holders of two-thirds of the value of the claims of each such class. If such a vote is favorable, the plan must then be sanctioned by the Superior Court.

     As a result of our recurring losses, the Chapter 11 and CCAA filings and circumstances relating to these events, including our debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. We believe that cash from operations along with financing provided the DIP Facility should be available to provide liquidity to allow us to continue as a going concern. However, there can be no assurance of this. Our ability to continue as a going concern is dependent upon our ability to maintain compliance with debt covenants under the DIP Facility and the ability to generate sufficient cash from operations and financing sources to meet our obligations as they become due. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement (collectively referred to as "plans of reorganization") are confirmed by the Bankruptcy Court/Superior Court and become effective, continuation of our business thereafter will be dependent on our ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. Until plans of reorganization are confirmed by the Bankruptcy Court/Superior Court and become effective, there can be no assurance that we will emerge from these bankruptcy proceedings, and the effect of the terms and conditions of such plans of reorganization on our business cannot be determined and therefore there is substantial doubt regarding our ability to continue as a going concern.

     We expect that our current liquidity needs can be financed through the DIP Facility. The DIP Facility was approved by the Bankruptcy Court on April 4, 2001. This DIP Facility, which expires on the earlier of January 31, 2002 or upon the occurrence of certain other events including the effectiveness of a plan of reorganization, is designed to provide liquidity to allow us to operate in the ordinary course and meet certain of our funding commitments for completion of certain theatre complexes now under construction in North America. The debtor-in-possession commitment that we received from Bankers Trust is for approximately $146 million, $60 million of which consists of a revolving credit line with the remaining $86 million to repay post-default advances (i.e., subsequent to August 31, 2000) made under our Senior Revolving Credit Facility, which were secured with mortgages on eleven of our existing theatre properties, and to provide for outstanding letters of credit. Loans under the DIP Facility bear interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%. The terms of the DIP Facility contain certain restrictive covenants which include: limitations on the incurrence of additional guarantees, liens and indebtedness, limitations on the sale of assets and the funding of capital expenditures. The DIP Facility also requires that we meet certain minimum consolidated cumulative earnings before interest, taxes, depreciation/amortization and other expenses as defined. For the months ended February 28, 2001 and March 31, 2001, we were in compliance with all financial covenant requirements reflected in the DIP Facility.

     The $60 million revolving credit facility included in the DIP Facility will be used (i) to finance our operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon Canada - up to a maximum of $20 million) and (ii) to complete certain "designated" construction projects, currently under construction, which were committed to prior to the petition date. The terms of the DIP Facility also requires us to make adequate protection payments on a monthly basis on the pre-default amounts borrowed under our Senior Revolving Credit Facility (approximately $655 million). The amount of the monthly adequate protection payments is based on the base rate of interest plus 150 basis points. The loan by us to Cineplex Odeon Canada of up to $20 million was approved by the Superior Court on February 15, 2001. This loan has been secured by the assets of Cineplex Odeon Canada and its subsidiaries with the security being held by Deutsche Bank (Canada) as agent. The loan and the security therefor have been pledged to the lenders under the DIP Facility. As of February 28, 2001, no amounts had been drawn against the DIP Facility. As of May 18, 2001, we have drawn $4.0 million against the DIP Facility. Our availability under the DIP Facility amounts to $56 million as of May 18, 2001.

     Cash flow used by operating activities for the year ended February 28, 2001 was approximately $43.2 million as compared to cash flow provided by operating activities of approximately $57.1 million for the year ended February 29, 2000. This decrease is due primarily to the lower level of cash flow generated from operations and additional interest expense in comparison to the prior year. See discussion of operating results previously presented in this "Management's Discussion and Analysis of Financial Condition and Results of Operations". We generate cash flow from our theatre operations (including cash generated from investments in new builds and reconfigurations of existing theatres). Also, we preserve cash, after applicable buy-out costs, as a result of the closing of obsolete, unprofitable or non-strategic theatres, the majority of which generate negative cash flow from operations. Our revenues are generated primarily from the sale of admission tickets, concession sales and ancillary revenues. Generally, this provides us with working capital operating float, which is consistent with the industry, since cash revenues are generally collected in advance of the payment of related expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios. In addition to cash flow generated from operations, in the past, our liquidity requirements have been funded primarily by availability under our Senior Revolving Credit Facility. By reason of the commencement of the Chapter 11 cases, we have no additional availability under this facility.

     We are continually seeking other potential revenue opportunities in addition to box office and concession revenues. Unfortunately, the benefit resulting from our new build program and additional ancillary revenues was overshadowed by the significant decline in revenues experienced during the second and third quarters. This decline in revenues was primarily due to lower than anticipated industry-wide attendance levels experienced during the summer and fall months (primarily attributable to the "sub-par" film product) and the continued decline in attendance at many of our older, obsolete theatres.

     We continue to close or dispose of certain overlapping theatre locations and underperforming theatres, including older, obsolete theatres which contribute only marginally to cash flow or operate at a cash flow loss. In connection with the Chapter 11 and CCAA filings, we have established reserves for settlement of landlord claims as a result of rejection or repudiation of theatre leases. These claims may be settled either by cash or equity of Loews Cineplex or, in the case of Cineplex Odeon, as otherwise provided in its CCAA plan of arrangement. The nature and magnitude of how these liabilities will ultimately be treated and settled cannot be determined until a Chapter 11 plan of reorganization/CCAA plan of arrangement is confirmed by the Bankruptcy Court or Superior Court and become effective. As of May 15, 2001, 69 theatres comprising 451 screens have been approved for rejection by the Bankruptcy Court in the U.S., 32 theatres comprising 180 screens have been repudiated in Canada and four leases have been terminated in Austria and Poland. As a result of our continued review of the leases in our portfolio and the results of the lease renegotiation process, additional leases may be targeted for rejection or repudiation in the future.

     At February 28, 2001, we had capital spending commitments aggregating approximately $60.4 million that we anticipated funding over the next year for the completion of construction of 7 theatre properties comprising 117 screens. These projects are currently under construction and were previously committed prior to our bankruptcy filing. Given the decline in our cash flow and our need to satisfactorily resolve our liquidity needs and rationalize our capital structure, we have halted our expansion program until we are able to resolve our financing needs.

     In  connection  with the  Combination,  we  entered  into a $1 Billion
Senior Revolving Credit Facility with Bankers Trust Company, as administrative agent. The Senior Revolving Credit Facility, together with an $84.5 million equity contribution provided by Universal Studios, Inc. ("Universal"), replaced the Sony Corporation of America ("SCA") Credit Facility and Cineplex Odeon's existing credit facility, funded cash paid to Sony Pictures Entertainment Inc. ("SPE") and/or its affiliates upon closing of the Combination, and provided ongoing financing to us to fund working capital requirements and theatre expansion in North America and internationally. This Senior Revolving Credit Facility was comprised of two tranches, a $750 million senior secured revolving credit facility, secured by substantially all of our assets, other than real property interests, and the assets, other than real property interests, of our domestic subsidiaries, and a $250 million uncommitted facility. The Senior Revolving Credit Facility bears interest, payable monthly, at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate (as defined in the credit agreement) plus an applicable margin based on our Leverage Ratio (as defined in the credit agreement). Our borrowings under the Senior Revolving Credit Facility at February 28, 2001 totaled $733.8 million, with an additional $6.5 million of availability for outstanding letters of credit. The amount of accrued and unpaid pre-petition interest is approximately $2.0 million. By reason of the Chapter 11 filing, there is no additional availability under the Senior Revolving Credit Facility. In accordance with the final order approving the DIP Facility, the Company is authorized to make adequate protection payments in an amount equal to the monthly interest due on the pre-default bank debt outstanding under the Senior Revolving Credit Facility (approximately $655 million).

     On August 5, 1998, we issued $300 million of 8 7/8% Senior Subordinated Notes due 2008 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). Net proceeds of $288.6 million were used primarily to repay the Plitt Notes (as defined below) and borrowings under the Senior Revolving Credit Facility. Subsequently, on November 19, 1998, we completed an offering to exchange $300 million aggregate principal amount of our 8 7/8% Senior Subordinated Notes Due 2008, which were registered under the Securities Act for a like principal amount of our privately placed 8 7/8% Senior Subordinated Notes Due 2008. On February 1, 2001, the required interest payment of $13.3 million due on these Senior Subordinated Notes was blocked by the lenders under our Senior Revolving Credit Facility. In accordance with the Indenture, we had thirty days to cure the default before such payment default became an event of default which would permit the requisite holders to accelerate payment of the outstanding principal amount of and accrued interest on these notes. These notes automatically accelerated as a result of the Chapter 11 filing. We do not at this time have access to capital to be able to repay these notes or interest in cash. The payments on the 8 7/8% Senior Subordinated Notes, including interest have been stayed.

     Our joint venture in Spain entered into a revolving credit facility with a group of banks in the amount of Euros 75 million which was put into place during September 2000. This facility is non-recourse and not guaranteed by us. The loan is fully collateralized by the assets and operations of our joint venture in Spain. The proceeds of this facility will be used to fund new theatre construction activity and operations of Yelmo Cineplex in Spain.

     In connection with the Combination, we made payments totaling approximately $417 million to SPE and its affiliates representing (i) a cash payment to satisfy all intercompany indebtedness to affiliates of SCA as of the closing date ($296 million), (ii) a cash payment equal to the fair value of certain transferred assets ($18 million), and (iii) the payment of a dividend to a subsidiary of SPE ($103 million). The first payment was made on May 14, 1998, and the final payment, which was as a result of post-closing audit procedures completed during the third quarter of fiscal 1999, was made on November 17, 1998.

     As a result of the Combination, Plitt Theatres, Inc. ("Plitt"), Cineplex Odeon's U.S. theatre group, became our wholly owned subsidiary. Plitt had outstanding $200 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2004 (the "Plitt Notes"). The Combination triggered a "change of control" under provisions of the indenture under which the Plitt Notes were issued. Accordingly, on June 15, 1998, Plitt commenced an offer to purchase any and all of the Plitt Notes which it completed on August 4, 1998, with holders of approximately 97% of the outstanding Plitt Notes tendering. Payment for the tendered Plitt Notes was made during fiscal year 1999 in the amount of $215.9 million, or 109.261% of the outstanding principal amount of the Plitt Notes, plus accrued and unpaid interest. On May 13, 1999, we called the remaining 3% of the outstanding Plitt Notes. Payment for the called Plitt Notes was made on June 15, 1999 in the amount of $2.5 million, which included the premium paid to noteholders as well as the accrued and unpaid interest.

     On August 5, 1998, we sold to the public in an underwritten offering 10 million shares of common stock at a public offering price of $11.00 per share. Net proceeds of approximately $103.0 million were used primarily to repay our borrowings under the Senior Revolving Credit Facility. Upon consummation of the equity offering, our Class A Non-Voting common stock held by SPE automatically converted into an equal number of shares of common stock and 3,255,212 additional shares of common stock were issued to Universal for no consideration under anti-dilution provisions of the Company's subscription agreement with Universal.

     In August 1998, we entered into interest rate swap agreements, with an aggregate notional amount of $250 million, for a period of four years to hedge a portion of the Senior Revolving Credit Facility variable interest rate risk. On May 26, 2000, we monetized the value of these contracts and sold these swaps for $8.65 million. We believe that we maximized the value of these contracts as a result of this sale. As we had accounted for these swaps as interest rate hedges, the gain realized from the sale has been deferred and will be realized pending reorganization of the debt.

     Since the Combination, we pursued the sale of certain theatres in New York City and Chicago that were subject to approval by the Department of Justice ("DOJ"), in accordance with the terms of an agreement reached to permit the Combination. As a result, during the fourth quarter of fiscal 1999, we sold to Cablevision Systems Corporation 33 screens in 12 theatres in New York City, in accordance with the DOJ order, and an additional 14 screens in 4 theatres in the suburban New York area for aggregate cash proceeds of $87.5 million. Approximately $87.2 million of these proceeds was utilized to pay down our Senior Revolving Credit Facility.

     Pursuant to the agreement with the DOJ, we were also required to sell 49 screens at 11 theatre locations in Chicago. On April 7, 1999, we completed the sale of 30 screens at 8 of these theatre locations to a third party. This transaction was not significant to our operating results or financial position. A portion of these proceeds was utilized to pay down our Senior Revolving Credit Facility. Additionally, under the agreement with the DOJ, we are required to sell the remaining 19 screens at 3 theatre locations in Chicago. We were unable to sell these locations and, pursuant to the original agreement with the DOJ, a trustee was appointed to effect the sale of these locations. The trustee was also unable to sell these locations and had submitted a final report to the court. On November 9, 2000, the DOJ consented to us retaining these three locations and a stipulation and order received court approval.

     Although we continue to realize net operating losses ("NOL") for income tax purposes, we continue to be subject to levels of minimum state and local income and capital taxes in North America which are not offset by our NOLs. Additionally, all of our goodwill arising from the Combination will be non-deductible in determining future income tax expense in the United States. However, we believe that any additional tax calculated on the add-back of goodwill amortization will be substantially offset by our NOL carryforward from prior years.

EFFECT OF INFLATION AND FOREIGN CURRENCY

     Inflation and foreign currency fluctuations have not had a material effect on our operations.

RISK MANAGEMENT

     The overall objective of our financial risk management program is to seek to mitigate any potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change. Under certain market conditions, interest rate swap contracts and forward currency exchange contracts are used to adjust these interest and currency sensitive liabilities.

NEW ACCOUNTING PRONOUNCEMENTS

     On June 23, 1999, the Financial Accounting Standards Board decided to defer the effective date of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activity". As a result of this deferral, SFAS No. 133 will be effective for all of our fiscal quarters beginning March 1, 2001. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that we recognize those items as assets or liabilities in our statement of financial position and measure them at fair value. The adoption of this standard will not have a significant impact on our operating results or financial position.

LITIGATION MATTERS

     From time to time, we are involved in routine litigation and legal proceedings in the ordinary course of business, such as personal injury claims, employment matters and contractual disputes. We believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material impact on our operating results or financial position. Certain litigation and legal proceedings are discussed in Item 3 - Legal Proceedings and Note 18 of our consolidated financial statements for the fiscal year ended February 28, 2001.


ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Loews Cineplex has limited exposure to financial market risks, including changes in interest rates, movement in foreign currency exchange rates and other relevant market prices.

     As a result of our bankruptcy proceedings, we entered into the DIP Facility. As of February 28, 2001, no amounts had been drawn against the DIP Facility. As of May 18, 2001, we have $4.0 million outstanding against the DIP Facility. Prior to the Chapter 11 and CCAA filings, we borrowed money under our Senior Revolving Credit Facility to fund operating needs, and at February 28, 2001, we had outstanding borrowings of $733.8 million. Prior to the petition date, the amounts borrowed under our Senior Revolving Credit Facility were subject to interest at a variable interest rate priced at the applicable margin over the bank base rate or LIBOR. The weighted average interest rate as of February 28, 2001 was 9.2%. As a result of the Chapter 11 and CCAA filings, principal and interest payments may not be made on pre-petition debt (other than court approved adequate protection payments) until the plan of reorganization defining the repayment terms has been approved by the Bankruptcy Court. The amount of accrued and unpaid pre-petition interest is approximately $2.0 million.

     The amount outstanding under our Senior Revolving Credit Facility of $733.8 million plus $6.5 million outstanding under existing letters of credit at February 28, 2001 represents a pre-petition secured claim that is subject to compromise or other treatment under a plan of reorganization. Pre-petition secured claims are stayed although the holders of such claims have the right to move the court for relief from the stay. The determination of how this liability will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount and settlement terms for this liability is presently not determinable.

     We are exposed to market risk arising from changes in foreign currency exchange rates as a result of international operations. See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form 10-K Annual Report.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The consolidated financial statements of Loews Cineplex are submitted as a separate section of this report. For a list of financial statements and schedules filed as part of this report, see the "Index to Financial Statements" on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                  PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information concerning the directors of Loews Cineplex is set forth below.


                                                                               PRINCIPAL OCCUPATION,
NAME, AGE AND POSITION WITH LOEWS CINEPLEX                             BUSINESS EXPERIENCE AND DIRECTORSHIPS
------------------------------------------                             -------------------------------------

GEORGE A. COHON...........................64              Mr. Cohon has been Senior  Chairman of the Executive  Committee
                                                          of  McDonald's   Restaurants   of  Canada  Limited  and  Senior
      o    Director (since May 1998)                      Chairman of  McDonald's  in Russia  since 1992.  Mr. Cohon also serves as a  director  of The Royal  Bank of Canada  and Astral
                                                          Communications  Inc.  Additionally,  Mr. Cohon is an officer of the Order of Canada.

                                                          Mr. Cohon is an independent director.

NORA EPHRON...............................60              Ms.  Ephron  is a  writer,  director  and  producer  of  motion pictures.  She has also written a number of books.
      o    Director (since October 1998)
                                                          Ms. Ephron is an independent director.

MEL HARRIS................................58              Mr. Harris has been  Co-President  and Chief Operating  Officer of Sony Pictures  since  September  1999.  From  September 1995
      o    Director (since January 2000)                  through August 1999 Mr. Harris served as a Media  Consultant to
                                                          Sony  Pictures.  From February 1992 to August 1995,  Mr. Harris
                                                          was President of Sony Pictures Entertainment Television Group.

                                                          Mr. Harris is a designee of Sony Pictures.

ALLEN KARP................................60              Mr.  Karp has been  Chairman  and Chief  Executive  Officer  of
                                                          Cineplex  Odeon Canada since May 1998.  From May 1993 until May
      o    Chairman and Chief Executive                   1998, Mr. Karp served as President and Chief Executive  Officer
           Officer of Cineplex Odeon Canada               of Cineplex Odeon Corporation.
      o    Director (since May 1998)
                                                          Mr. Karp is a management director.

KENNETH LEMBERGER.........................54              Mr.  Lemberger  has  been  President  of the  Columbia  TriStar
                                                          Motion  Picture Group since January 1997.  From 1994 to January
      o    Director (since May 1998)                      1997, Mr.  Lemberger was Corporate  Executive Vice President of
                                                          Sony Pictures.

                                                          Mr. Lemberger is a designee of Sony Pictures.

FRANK MERGENTHALER........................40              Mr.  Mergenthaler has been Senior Vice President of Finance and
                                                          Deputy Chief Financial  Officer of Vivendi  Universal since its
      o    Director (since May 2001)                      formation in December  2000.  From 1997 to December  2000,  Mr.
                                                          Mergenthaler  served as Senior Vice  President,  Controller and
                                                          Chief  Accounting  Officer of The Seagram Company Ltd. Prior to
                                                          joining The Seagram Company,  Mr. Mergenthaler was a partner at
                                                          Price Waterhouse in New York.

                                                          Mr. Mergenthaler is a designee of Universal.

KAREN RANDALL.............................47              Ms.  Randall  has been  Executive  Vice  President  and General
                                                          Counsel of  Universal  since March 2000.  From 1996 to February
      o    Director (since May 1998)                      2000,  Ms.  Randall served as Senior Vice President and General
                                                          Counsel of Universal.  From 1991 to February  1996, Ms. Randall
                                                          was  Managing  Partner  of the Los  Angeles  office  of  Katten
                                                          Muchin & Zavis.

                                                          Ms. Randall is a designee of Universal.

LAWRENCE J. RUISI.........................53              Mr. Ruisi has been  President  and Chief  Executive  Officer of
                                                          Loews  Cineplex  since May 1998.  Mr.  Ruisi was  President  of
      o    President and Chief Executive Officer          Sony Retail  Entertainment  Inc. from  September 1994 until May
      o    Director (since May 1998)                      1998.  Mr.  Ruisi also served as  Executive  Vice  President of
                                                          Sony Pictures from 1990 through May 1998. In these  capacities,
                                                          Mr.  Ruisi was  responsible  for  oversight  of Sony  Pictures'
                                                          theatrical exhibition group, including the Loews Theatres, Star
                                                          Theatres and Magic Johnson Theatres circuits.

                                                          Mr. Ruisi is a management director.

DIANA SCHULZ..............................36              Ms.  Schulz  joined  Universal's   Corporate   Development  and
                                                          Strategic  Planning  group in 1997 and has been Vice  President
      o    Director (since April 2001)                    of Corporate  Development and Strategic  Planning for Universal
                                                          since  August  1999.  Prior to joining  Universal,  Ms.  Schulz served for six years in the Los Angeles  office of McKinsey and
                                                          Company.

                                                          Ms. Schulz is a designee of Universal.

BEDI A. SINGH.............................41              Mr. Singh has been Chief  Financial  Officer and Executive Vice
                                                          President  of Sony  Pictures  since  July 1999.  From  December
      o    Director (since May 2000)                      1996 to June 1999,  Mr. Singh  served as Senior Vice  President of Strategic  Planning and Deputy Chief  Financial  Officer for
                                                          Fox Filmed  Entertainment.  From 1994 to 1996, Mr. Singh served in the  Office  of the  Chairman  of  News  Corporation  in Los
                                                          Angeles.

                                                          Mr. Singh is a designee of Sony Pictures.

HOWARD STRINGER...........................59              Mr. Stringer has been Chairman and Chief  Executive  Officer of
                                                          Sony  Corporation  of America since May 1997 and as Chairman of
      o    Director (since May 1998)                      Sony Pictures since May 1998.  Mr.  Stringer has also served as
                                                          President  of Sony  Corporation  of America  and as a member of the Boards of Directors of Sony  Corporation  of America,  Sony
                                                          Pictures,  Sony Electronics and Sony Music Entertainment,  Inc.
                                                          since May 1997.  From March 1995 to April  1997,  Mr.  Stringer
                                                          was  Chairman  and CEO of  TELE-TV,  a  company  formed by Bell
                                                          Atlantic, Nynex and Pacific Telesis.

                                                          Mr. Stringer is a designee of Sony Pictures.

WILLIAM A. SUTMAN.........................39              Mr. Sutman has been Executive Vice  President  Finance,  Canal+
                                                          Group,  the television  and film division of Vivendi  Universal
      o    Director (since November 1999)                 S.A.  since March 2001.  Prior to that,  Mr.  Sutman  served as
                                                          Senior Vice President and Chief Financial  Officer of Universal
                                                          from August 1999 to February  2001.  Mr. Sutman served as Chief
                                                          Financial  Officer of Universal  from  February  1999 to August
                                                          1999 and as Vice  President and  Controller  of Universal  from
                                                          February  1997 to  February  1999.  From June 1994 to  February
                                                          1997, Mr. Sutman served as Vice President,  Audit for Joseph E.
                                                          Seagram & Sons.

                                                          Mr. Sutman is a designee of Universal.

ROBERT WIESENTHAL.........................34              Mr.  Wiesenthal  has been  Executive  Vice  President and Chief
                                                          Strategy  Officer of Sony  Broadband  Entertainment  since June
      o    Director (since September 2000)                2000.  Prior  to  joining  Sony,  Mr.  Wiesenthal  served  as a
                                                          Managing  Director  for  the  investment  banking  firm  Credit
                                                          Suisse First Boston in New York.

                                                          Mr. Wiesenthal is a designee of Sony Pictures.

MORTIMER B. ZUCKERMAN.....................63              Mr. Zuckerman has been Chairman of Boston Properties,  Inc. for
                                                          over  five  years.   Mr.   Zuckerman   is  also   Chairman  and
      o    Director (since May 1998)                      Editor-in-Chief of U.S. News and World Report,  Chairman of The
                                                          Atlantic  Monthly,  Chairman and  Co-Publisher  of the New York
                                                          Daily News,  Chairman of Fast  Company and  Chairman of Applied
                                                          Graphics Technologies.

                                                          Mr. Zuckerman is an independent director.




Information concerning the executive officers (who are not also directors) of Loews Cineplex is set forth below.



                                                                               PRINCIPAL OCCUPATION,
NAME, AGE AND POSITION WITH LOEWS CINEPLEX                             BUSINESS EXPERIENCE AND DIRECTORSHIPS
------------------------------------------                             -------------------------------------
JOHN C. MCBRIDE, JR.......................45              Mr. McBride has been Senior Vice President and General  Counsel of Loews  Cineplex  since  May  1998.  Mr.  McBride  served  as
      o    Senior Vice President and General Counsel      Senior Vice  President,  Legal  Affairs of Sony  Pictures  from
                                                          1996 to 1998.  From 1992 to 1996,  Mr.  McBride  served as Vice
                                                          President,  Legal Affairs of Sony Pictures.  From 1990 to 1992,
                                                          Mr.  McBride  served  as  Assistant  General  Counsel  of  Sony
                                                          Pictures.

TRAVIS REID...............................47              Mr.  Reid has been  President,  North  American  Operations  of
                                                          Loews  Cineplex  since May 1998.  Mr. Reid served as  President
      o    President, North American Operations           of Loews  Theatres from October 1996 until May 1998 and for the preceding year served as Executive Vice President,  Film Buying of Loews  Theatres.  For the  three  years  prior to 1995,  Mr.
                                                          Reid  served  as  Senior  Vice  President  of  Film  for  Loews
                                                          Theatres.  Prior to joining  Loews  Theatres in 1991,  Mr. Reid
                                                          served  as  Vice   President  of  Film  for  General   Cinema's
                                                          Midwestern, Southwestern and Western regions.

J. EDWARD SHUGRUE.........................51              Mr.  Shugrue has been  President,  International  Operations of
                                                          Loews  Cineplex  since May 1998.  From 1996 until May 1998, Mr.
      o    President, International Operations            Shugrue  served  as  a  senior  corporate   executive  of  Sony
                                                          Pictures'   Corporate   Development   Group,   where   he   was
                                                          responsible    for    identifying    and   developing    growth
                                                          opportunities  for  Sony  Pictures  in  international  markets.
                                                          From 1987 to 1996,  Mr. Shugrue served as President of Columbia
                                                          TriStar  Film  Distributors  International,  the  international theatrical arm of Sony Pictures.

JOSEPH SPARACIO...........................41              Mr.  Sparacio has been Vice  President,  Finance and Controller of Loews Cineplex since May 1998. Mr.  Sparacio  served as Vice
      o    Vice President, Finance and Controller         President of Finance and  Controller  of Loews  Theatres,  from
                                                          1994 to May 1998.  From 1990 to 1994,  Mr.  Sparacio  served as
                                                          Controller   of  Loews   Theatres.   Prior  to  joining   Loews
                                                          Theatres,  Mr.  Sparacio  spent  eight  years with the New York
                                                          City  office  of the  independent  accounting  firm of  Ernst &
                                                          Young where he was a Senior Manager of Audit.  Mr.  Sparacio is a  certified  public  accountant  and a member of the  American
                                                          Institute  of  Certified  Public  Accountants  and the New York
                                                          State Society of Certified Public Accountants.

MINDY TUCKER..............................41              Ms.  Tucker  has  been  Corporate  Vice  President,   Strategic
                                                          Planning and Secretary of Loews  Cineplex  since May 1998.  Ms.
      o    Corporate Vice President, Strategic            Tucker  served as Senior  Vice  President  of  Development  and
           Planning and Secretary                         Planning for Sony Retail  Entertainment  from 1996 to May 1998.
                                                          From  1994 to 1996,  Ms.  Tucker  served as Vice  President  of
                                                          Business Development for Sony Retail  Entertainment.  From 1992
                                                          to 1994,  Ms.  Tucker  served as Vice  President  of  Corporate
                                                          Strategy and Planning of Sony Pictures.

JOHN J. WALKER............................48              Mr.  Walker has been Senior  Vice  President,  Chief  Financial
                                                          Officer and  Treasurer of Loews  Cineplex  since May 1998.  Mr.
      o    Senior Vice President, Chief Financial         Walker  served as Senior  Vice  President  and Chief  Financial
           Officer and Treasurer                          Officer of Loews  Theatres from 1990 until May 1998.  From 1988 to 1990,  Mr. Walker served as Vice President and Controller of
                                                          Loews  Theatres.  Mr. Walker is a certified  public  accountant and a member of the  American  Institute  of  Certified  Public
                                                          Accountants and the New York State Society of Certified  Public
                                                          Accountants.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in our shares with the SEC. Based on our records and other information, we believe that during the 2001 fiscal year our directors and executive officers and 10% shareholders met all applicable SEC filing requirements.



ITEM 11.  EXECUTIVE COMPENSATION

     The table below shows the before-tax compensation for the last three years of our five highest paid executive officers at the end of the 2001 fiscal year.

                                                SUMMARY COMPENSATION TABLE

                                                                                        SECURITIES
                                 FISCAL                               OTHER ANNUAL      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY        BONUS     COMPENSATION(1)       OPTIONS        COMPENSATION
-------------------------------  -------  -----------  -----------  ----------------  ---------------  -----------------

Lawrence J. Ruisi..........       2001    $ 750,000    $ 296,000    $     ___             100,000        $ 14,275(2)
   President and Chief            2000    $ 750,000    $ 397,500    $     ___               ___          $ 16,920
   Executive Officer              1999    $ 746,026(3) $ 500,000    $   113,671(4)          ___          $ 21,444

Travis Reid................       2001    $ 474,408    $   ___      $     ___               ___          $ 13,016(5)
   President, North               2000    $ 461,163    $ 175,000    $     ___              40,000        $ 13,737
   American Operations            1999    $ 441,960    $ 225,000    $     ___               ___          $ 16,177

J. Edward Shugrue..........       2001    $ 486,686    $   ___      $   161,937(6)          ___          $ 10,937(7)
   President,                     2000    $ 472,028    $ 145,000    $   181,646(8)         36,000        $ 11,330
   International Operations       1999    $ 320,109    $ 200,000    $    12,918(9)          ___          $ 20,400

John C. McBride, Jr........       2001    $ 340,349    $   ___      $     ___               ___          $ 11,153(10)
   Senior Vice President          2000    $ 343,738    $  75,000    $     ___              24,000        $ 11,362
   and General Counsel            1999    $ 339,400    $ 125,000    $   95,776(11)          ___          $  8,555


John J. Walker.............       2001    $ 286,129    $   ___      $     ___               ___          $ 13,504(12)
   Senior Vice President,         2000    $ 278,136    $ 140,000    $     ___              24,000        $ 11,078
   Chief Financial Officer        1999    $ 265,107    $ 175,000    $     ___               ___          $ 14,005
   and Treasurer

--------------------------------------------------
(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.

(2)  Represents  amounts paid by us to Mr. Ruisi related to the  following:
     $5,023 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $2,052 in premiums paid by us for life insurance.

(3)  Includes  amounts  paid to Mr.  Ruisi  as  President  of  Sony  Retail
     Entertainment, a position in which Mr. Ruisi's responsibilities included oversight and direction of the Sony theatrical exhibition group.

(4) Represents amounts paid to Mr. Ruisi from the Sony Corporation of America deferred compensation plan.

(5)  Represents  amounts paid by us to Mr. Reid  related to the  following:
     $5,087 contributed to our savings plan as a matching contribution (including a $492 true-up contribution), $7,200 contributed to our savings plan as a profit sharing contribution and $729 in premiums paid by us for life insurance.

(6) Represents $149,924 paid to Mr. Shugrue for relocation expenses and $12,013 paid to Mr. Shugrue for a car allowance.

(7)  Represents amounts paid by us to Mr. Shugrue related to the following:
     $2,679 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $1,058 in premiums paid by us for life insurance.

(8) Represents $11,257 paid to Mr. Shugrue for a car allowance and $170,389 paid to Mr. Shugrue for relocation expenses.

(9) Represents amounts paid to Mr. Shugrue under the Sony Pictures deferred compensation plan.

(10) Represents amounts paid by us to Mr. McBride related to the following:
     $3,463 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $490 in premiums paid by us for life insurance.

(11) Represents $14,836 paid to Mr. McBride under the Sony Pictures deferred compensation plan and $80,940 paid to Mr. McBride as relocation expenses.

(12) Represents  amounts paid by us to Mr. Walker related to the following:
     $5,808 contributed to our savings plan as a matching contribution (including a $1,203 true-up contribution), $7,200 contributed to our savings plan as a profit sharing contribution and $496 in premiums paid by us for life insurance.



                                          OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                               VALUE
                                        PERCENT OF                                        AT ASSUMED ANNUAL
                           NUMBER OF     TOTAL                                          RATES OF STOCK PRICE
                           SECURITIES    OPTIONS    EXERCISE                              APPRECIATION FOR
                           UNDERLYING    GRANTED     OR BASE                                 OPTION TERMS (2)
                            OPTIONS     IN FISCAL   PRICE PER     EXPIRATION                 ----------------
       NAME                 GRANTED       YEAR      SHARE (1)        DATE                5%                    10%
   ------------             --------     ------     ---------        ----             --------                ----

Lawrence J. Ruisi...        100,000       29.41%     $3.625      April 26, 2010       $228,375              $526,375
Travis Reid.........          ____        ____        ____           ____               ____                  ____
J. Edward Shugrue...          ____        ____        ____           ____               ____                  ____
John C. McBride, Jr.          ____        ____        ____           ____               ____                  ____
John J. Walker......          ____        ____        ____           ____               ____                  ____

--------------------

(1) The per share option exercise prices represent the fair market value of our common stock as of the date of the grant. The options vest and become exercisable at the rate of one-fifth per year over a five-year period from the date of the grant and have a term of ten years. In addition, all options granted become exercisable upon a change of control as defined in the 1997 Stock Incentive Plan.

(2) The amounts shown in these columns are calculated at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price.


None of the named executive officers were granted stock appreciation rights during the last fiscal year.




                                  AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES


                                                            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                           SHARES                      UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                          ACQUIRED                          AT FEBRUARY 28, 2001                FEBRUARY 28, 2001
                             ON           VALUE        ------------------------------    ------------------------------
NAME                      EXERCISE       REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
----                      --------       --------      -----------     --------------    -----------      -------------

Lawrence J. Ruisi...        ____           ____          700,000          300,000            ____             ____
Travis Reid.........        ____           ____          108,000          182,000            ____             ____
J. Edward Shugrue...        ____           ____           97,200          163,800            ____             ____
John C. McBride, Jr.        ____           ____           64,800          109,200            ____             ____
John J. Walker......        ____           ____           64,800          109,200            ____             ____


EMPLOYMENT AGREEMENTS

     Mr. Ruisi. Effective May 14, 1998, we entered into an employment agreement with Mr. Ruisi for a term of five years. During his employment term, Mr. Ruisi will serve as President and CEO of Loews Cineplex and be a director of Loews Cineplex and Cineplex Odeon Canada. Mr. Ruisi will be paid a base salary of $750,000 each year. He will also be eligible to participate in all of our then-operative employee benefit plans applicable generally to our senior executives. Moreover, Mr. Ruisi will be eligible to receive an annual bonus targeted at $500,000 plus a specified cost of living adjustment (but in any event not less than $250,000 plus the specified cost of living adjustment). We made an initial grant to Mr. Ruisi of options to purchase 900,000 shares of our common stock at an exercise price of $13.125. Of these options, 800,000 are fully vested and 100,000 will vest on May 14, 2002. In addition, on April 26, 2000, we granted Mr. Ruisi options to purchase 100,000 shares of our common stock at an exercise price of $3.625. We are obligated under the terms of Mr. Ruisi's agreement to grant him an additional 100,000 options on each of May 13, 2001 and 2002. Given that we have recently filed for protection under Chapter 11 of the Bankruptcy Code, however, the options due to be granted on May 13, 2001 have not been granted. The terms of all of these options are governed by the 1997 Stock Incentive Plan.

     If we terminate Mr. Ruisi's employment without cause, Mr. Ruisi will receive:

     o his accrued but unpaid salary and benefits and a pro rata portion of the minimum annual bonus for the year of termination, and

     o his base salary, employee benefits and minimum annual bonus that would have been payable during the balance of his employment term.

     In addition, any options awarded before his termination will vest immediately and continue to be exercisable in accordance with our stock incentive plan for up to twelve months from the termination date. In all other termination events, Mr. Ruisi will receive his accrued but unpaid salary and benefits and a pro rata portion of the minimum annual bonus for the year of termination.

     Travis Reid. Mr. Reid entered into his current employment agreement with us effective May 1, 1998. This agreement had an initial term of three years and we had an option to extend it for an additional two years, which we exercised on December 8, 2000. Mr. Reid's employment agreement provides for an annual base salary of $450,000, with annual cost of living increases at the end of years one, two and four. Upon our exercise of the extension option, at the end of year three of his contract, Mr. Reid's annual base salary was increased by $50,000. Mr. Reid's agreement provides for an annual bonus targeted at $200,000, which is subject each year to the attainment of goals to be established by the Board.

     J. Edward Shugrue. Mr. Shugrue entered into an employment agreement with us effective December 15, 1997, to serve as President, International Operations for a term of four years. We had a one year option to extend his agreement, which we exercised on December 8, 2000. Mr. Shugrue's agreement provides for an annual base salary of $450,000, with annual cost of living increases at the end of years one, two and four and a $50,000 increase at the end of year three. The agreement also provides an annual bonus targeted at $200,000, which is subject each year to the attainment of goals to be established by the Board, and reimbursement of relocation and related transportation expenses. Pursuant to his employment agreement, we made Mr. Shugrue a full-recourse interest-bearing loan in the principal amount of $1.25 million.

     John C. McBride, Jr. Mr. McBride entered into an employment agreement with us effective January 19, 1998 for a term of five years. Mr. McBride's agreement provides for an annual base salary of $325,000, with annual cost of living increases at the end of years one, two and four and a $25,000 increase at the end of year three. The agreement also provides for an annual bonus targeted at between $75,000 and $125,000, which is subject each year to the attainment of performance goals to be established by the Board.

     John J. Walker. Mr. Walker entered into his current employment agreement with us effective May 1, 1998. This agreement had an initial term of three years and we had an option to extend it for an additional two years, which we exercised on December 8, 2000. Mr. Walker's employment agreement provides for an annual base salary of $275,000, with annual cost of living increases at the end of years one, two and four. Upon our exercise of the extension option, at the end of year three of his contract, Mr. Walker's annual base salary was increased by $50,000. Mr. Walker's agreement provides for an annual bonus targeted at $125,000, which is subject each year to the attainment of goals to be established by the Board.

     Under the employment agreements with Messrs. Reid, Shugrue, McBride and Walker, during their respective employment terms, they are also entitled to participate in all employee benefit plans applicable generally to our senior executives. They also receive car allowances. If we terminate the employment of any of Messrs. Reid, Shugrue, McBride or Walker without cause prior to the expiration of their respective terms, the executive will receive his base salary, target bonus and benefits through such date, reduced by any compensation paid or payable to him in respect of any subsequent employment for the same period.


COMPENSATION OF DIRECTORS

     None of the directors, other than the independent directors, receive compensation from Loews Cineplex to serve in their capacity as directors.

     Annual Cash Retainer Fees. Independent directors receive an annual cash stipend of $30,000 per year.

     Meeting Fees. Independent directors also receive a fee of $1,000 for each Board or committee meeting they attend.

     Stock Compensation. On April 14, 1999, we awarded to each of our independent directors stock options to purchase 5,000 shares of our common stock. These options were granted under the terms of our 1997 Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation or stock option committees is or has been an officer or employee of Loews Cineplex. No executive officer of Loews Cineplex currently serves on the compensation committee or any similar committee of another public company.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of Loews Cineplex common shares beneficially owned as of May 15, 2001 by:

     o each person who we know beneficially owns more than five percent of our common shares,
     o    each of our directors,
     o each executive officer named in the Summary Compensation Table on page 32 and
     o    our directors and executive officers as a group.



                                                                                   SHARES BENEFICIALLY OWNED
                                                                           ------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                              NUMBER                PERCENT
-----------------------------------------------------------------------    -------------------     ------------------

COMMON STOCK, PAR VALUE $.01 PER SHARE
     5% STOCKHOLDERS:

         Sony Pictures Entertainment Inc.                                        23,137,111(1)          39.5%
         550 Madison Avenue
         New York, New York 10022

         Universal Studios, Inc.                                                 14,946,461(1)(2)       25.5%
         100 Universal City Plaza
         Universal City, California 91608

         MDP Ventures II LLC                                                      6,092,700(3)          10.4%
         c/o Millenium Partners Management LLC
         1995 Broadway
         New York, New York 10023

         The Claridge Group                                                       4,269,216(1)(4)        7.3%
         c/o Claridge Inc.
         1170 Peel Street, 8th Floor
         Montreal, Quebec H3B 4P2

         Dimensional Fund Advisors Inc.                                           3,955,900(5)           6.7%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, California 90401

     DIRECTORS:(6)

         George Cohon                                                                 2,900(7)             *
         Nora Ephron                                                                  2,000(7)             *
         Mel Harris                                                                      (8)               -
         Allen Karp                                                                 537,614(9)             *
         Kenneth Lemberger                                                               (8)               -
         Frank Mergenthaler                                                             (10)               -
         Karen Randall                                                                  (10)               -
         Diana Schulz                                                                   (10)               -
         Bedi A. Singh                                                                   (8)               -
         Howard Stringer                                                                 (8)               -
         William A. Sutman                                                              (10)               -
         Robert Wiesenthal                                                               (8)               -
         Mortimer B. Zuckerman                                                        3,000(7)             *

     EXECUTIVE OFFICERS:

         Lawrence J. Ruisi                                                          850,000(11)          1.5%
         Travis Reid                                                                166,000(12)            *
         J. Edward Shugrue                                                          149,400(13)            *
         John C. McBride, Jr.                                                        99,600(14)            *
         John J. Walker                                                              99,600(15)            *

     ALL DIRECTORS AND EXECUTIVE OFFICERS
     AS A GROUP (22 PERSONS)                                                      1,810,514              3.1%

CLASS B NON-VOTING COMMON STOCK, PAR VALUE $.01 PER SHARE

         Universal Studios, Inc.                                                     80,000             95.2%
         100 Universal City Plaza
         Universal City, California 91608


----------------------
* Indicates beneficial ownership or control of less than 1% of the outstanding shares of common stock.

(1)  All of such  shares  are  subject  to the  terms  of the  Stockholders
     Agreement.

(2) Vivendi Universal S.A. owns an approximately 92% indirect interest in Universal. Based on a Schedule 13D filed with the SEC on December 18, 2000, descendants of the late Samuel Bronfman and trusts established for their benefit beneficially owned, directly or indirectly, an aggregate of 88,896,034 of Vivendi Universal American Depository Shares and exchange shares, representing approximately 8.6% of the then outstanding Vivendi Universal voting rights.

(3) Based on a Schedule 13G filed by MDP Ventures II LLC ("MDP Ventures"), Millenium Development Partners II LLC ("Millenium Development") and Christopher M. Jeffries ("CMJ") with the SEC on August 25, 2000. MDP Ventures is the holder of record with respect to 6,092,700 shares of common stock. Millennium Development, as the managing member of MDP Ventures, has the power to vote and the power to dispose of the common stock held by MDP Ventures. CMJ, as the holder of a majority of the limited liability company interests of Millennium Development, has the power to manage Millennium Development and therefore has the sole power to vote and the sole power to dispose of the common stock held by MDP Ventures. The reporting parties do not have shared power to vote or direct the vote, or shared power to dispose or to direct the disposition of the common stock.

(4) Based on a Schedule 13D filed by the Claridge Group with the SEC on November 15, 2000. Excludes 17,426 shares of common stock owned by the wives of Mr. Bronfman and Sen. Kolber, as to which beneficial ownership has been disclaimed. Members of the Claridge Group and their holdings of voting securities are as follows:
       - The Charles Rosner Bronfman Discretionary Trust: 1,918,907 shares,
       - The Charles Bronfman Trust: 1,000,000 shares,
       - The Charles R. Bronfman Trust: 1,000,000 shares, and
       - Senator E. Leo Kolber: 350,309 shares.

     Charles Rosner Bronfman may be deemed to share beneficial ownership of the shares held by the three trusts listed above.

(5) Based on a Schedule 13G filed by Dimensional Fund Advisors Inc with the SEC on February 2, 2001.

(6) Excludes Mr. Ruisi, a management director, who is included below under Executive Officers.

(7) Includes options to acquire shares of our common stock granted to each independent director on April 14, 1999, 2,000 of which are currently exercisable.

(8) Excludes 23,137,111 shares of common stock owned by Sony Pictures. Messrs. Harris, Lemberger, Wiesenthal, Singh and Stringer, officers of Sony Pictures or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by Sony Pictures.

(9) Includes 1,714 shares of common stock which are beneficially owned by the Allen and Sharon Karp Trust, as to which Mr. Karp disclaims beneficial ownership and 535,900 shares of common stock which relate to options currently exercisable.

(10) Excludes 14,946,461 shares of common stock and 80,000 shares of Class B common stock owned by Universal. Mr. Sutman, Mr. Mergenthaler, Ms. Randall and Ms. Schulz, officers of Universal or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by Universal.

(11) Includes 800,000 options currently exercisable.

(12) Represents 166,000 options currently exercisable.

(13) Represents 149,400 options currently exercisable.

(14) Represents 99,600 options currently exercisable.

(15) Represents 99,600 options currently exercisable.

                           STOCKHOLDERS AGREEMENT

     The following is a brief summary of our Stockholders Agreement with Sony Pictures, Universal and the Claridge Group.

THE BOARD OF DIRECTORS

     The Stockholders Agreement requires us to have a 16-member Board of Directors. Two of these members must be the most senior executives of Loews Cineplex. At least three others must be independent directors. The current management directors are Lawrence J. Ruisi, who is our President and Chief Executive Officer, and Allen Karp, who is Chairman and Chief Executive Officer of Cineplex Odeon Corporation. As long as Mr. Karp is an executive officer of Loews Cineplex or an affiliate, the Agreement says that he must be one of the management directors.

     An "independent director" is any director who:

     o is free from any relationship that, in the opinion of the nominating committee, would interfere with the exercise of independent judgment as a director,

     o is not an affiliate of Loews Cineplex, Sony Pictures, Universal or the Claridge Group or a current or former officer of Loews Cineplex, Sony Pictures or Universal or any of their respective subsidiaries,

     o does not also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of Loews Cineplex, Sony Pictures, Universal or the Claridge Group or any of their respective subsidiaries, and

     o does not represent, and is not a member of the immediate family of, a person who does not satisfy the requirements of the foregoing four categories.

     Sony Pictures, Universal and the Claridge Group are entitled to designate for nomination for election to our Board, the number of directors that generally corresponds to the percentage of our voting shares they each own, as follows:


                         APPLICABLE PERCENTAGE                                    NUMBER OF DIRECTORS
----------------------------------------------------------------------            -------------------
       Equal to or greater than 6.25% and less than 9.375%                                 1
       Equal to or greater than 9.375% and less than 15.625%                               2
       Equal to or greater than 15.625% and less than 21.875%                              3
       Equal to or greater than 21.875% and less than 28.125%                              4
       Equal to or greater than 28.125% and less than 34.375%                              5
       Equal to or greater than 34.375% and less than 40.625%                              6
       Equal to or greater than 40.625% and less than 46.875%                              7
       Equal to or greater than 46.875% and less than 53.125%                              8
       Equal to or greater than 53.125% and less than 59.375%                              9
       Equal to or greater than 59.375% and less than 65.625%                              10
       Equal to or greater than 65.625% and less than 71.875%                              11
       Equal to or greater than 71.875% and less than 78.125%                              12
       Equal to or greater than 78.125% and less than 84.375%                              13
       84.375% and greater..............                                                   14


     As described below, Sony Pictures and Universal must consent to our issuance of voting shares above specified thresholds. If we issue shares below these thresholds at a time when their consent would be required for an issuance above the thresholds, we do not include the new shares in calculating these percentages. The Stockholders Agreement refers to these percentages as the "applicable percentage" and they are used to define the rights of Sony Pictures, Universal and the Claridge Group in a number of important areas.

     The following additional limitations and exceptions apply to the general rule of proportionality in Board representation:

     o until May 14, 2003, the Claridge Group is entitled to designate one director if it owns more than 3.5% of our common stock, and, after May 14, 2003, if it owns more than 5%,

     o if Sony Pictures, Universal and the Claridge Group would together be entitled to designate more than 14 directors, each of the thresholds on the chart will be increased by the smallest percentage that would result in their being entitled to 14 directors; and

     o until May 15, 2002, no stockholder is entitled to designate more than eight directors. This cap ends, however, if a stockholder would be entitled to designate more than eight directors on the basis of its "adjusted applicable percentage" ownership of our voting shares. In calculating this percentage, the agreement generally lets a stockholder count the shares it owned at the closing of the combination, shares acquired from each other and their permitted transferees, shares acquired through their exercise of the equity purchase rights described later on and shares acquired through stock splits and the like. It does not let them count shares acquired in the market, in privately negotiated purchases from third parties or by direct purchases from us except through the exercise of equity purchase rights.

     Sony Pictures, Universal and the Claridge Group also agreed among themselves that:

     o none of them will be entitled to designate more than six directors. However, this cap also ends if one of the stockholders could designate a majority of the directors on the basis of its "adjusted applicable percentage". In addition, this cap increases from six directors to seven if the "applicable percentage" of one of the stockholders exceeds 45% on or after May 14, 2001.

     o at any time that either Sony Pictures or Universal's "applicable percentage" equals or exceeds 40.625% and the six-director cap applies, the other has agreed that one of its Board designees will be an independent director so long as its "applicable percentage" equals or exceeds 21.875%.

     If Sony Pictures, Universal and the Claridge Group collectively can designate 13 or more directors, at least one of the individuals designated by each of Sony Pictures and Universal will be an independent director, unless one of them is only entitled to designate one director. In this case, two of the designees of the other must be independent.

     We and the other parties to the Stockholders Agreement have agreed that, except for the stockholder designees and the management directors, everyone else that we nominate to our Board will be independent, unless the sitting independent directors waive this requirement.

     Sony Pictures, Universal and the Claridge Group have agreed to vote their voting shares to cause each of their designees and each of the independent directors and management directors designated by the nominating committee to be elected to the Board. We have also agreed to use our best efforts to cause the election of these designees and nominees.

     At each Board election, the nominating committee is charged with designating the management directors and the independent directors and determining whether prospective nominees as management directors and independent directors meet the criteria for these positions. The Stockholders Agreement requires the nominating committee to comprise four directors, consisting of two independent directors designated by a majority of the independent directors, one designee of Sony Pictures and one designee of Universal. The nominating committee does not consider nominees recommended by other stockholders.

     The Stockholders Agreement requires each committee of the Board to include a number of Sony Pictures directors and Universal directors proportionate to the numbers of their designees then serving on the whole Board. The Stockholders Agreement contains other provisions relating to committees and various provisions relating to the procedures, including meetings and agendas, and the powers of the Board.

     Sony Pictures, Universal and the Claridge Group have each agreed that they will not without the prior written consent of both Sony Pictures and
Universal:

     o    seek  the  election  or  removal  of  any  director,   except  as
          contemplated in the Stockholders Agreement,

     o subject any shares of common stock to any arrangement with respect to the voting of such shares,

     o subject to certain exceptions, engage in any "solicitation" within the meaning of Rule 14a-11 under the Exchange Act of proxies or consents or become a "participant" in any "election contest" within the meaning of Rule 14a-11 under the Exchange Act with respect to Loews Cineplex, or

     o form a "group" with respect to any shares of common stock within the meaning of Section 13(d)(3) of the Exchange Act, other than a group consisting of other parties to the Stockholders Agreement, any of their affiliates and permitted transferees.

CONSENT RIGHTS

     So long as either Sony Pictures or Universal has an "applicable percentage" of at least 17.86%, it will have the right to consent to specified actions by us and our subsidiaries, including:

     o    voluntary   bankruptcy   filings   by  us  or  any   "significant
          subsidiary",

     o    acquisitions   and  dispositions   meeting   specified  tests  of
          materiality,

     o with limited exceptions, engaging in any business other than the exhibition of films,

     o transactions with Sony Pictures or Universal or any of their respective affiliates involving more than $1,000,000 per calendar year, excluding arm's-length transactions in the ordinary course of business, including film booking arrangements,

     o    changing the number of directors comprising the entire Board,

     o    issuing  any  voting  shares  or  their   equivalents   exceeding
          specified thresholds,

     o paying cash dividends or making any other cash distributions on any shares of our capital stock or securities convertible into, exchangeable or exercisable for, our capital stock exceeding specified thresholds,

     o incurring any debt in excess of specified amounts, with specified exceptions,

     o hiring, or renewing the employment contract of, either of our two most senior executive officers,

     o entering into any arrangement with any holder of voting shares in the holder's capacity as a holder which subjects actions taken by us or any of our subsidiaries to the prior approval of any person,

     o entering into certain discriminatory stockholder arrangements, including any stockholders rights plan, and

     o    amending our by-laws by action of the Board.

     Sony Pictures and Universal have additional consent rights if we fail to meet specified budgeted financial targets, including the right to approve:

     o    a new five-year strategic business plan,

     o    making capital expenditures exceeding specified thresholds,

     o    incurring any debt in excess of specified amounts,

     o    incurring liens to secure unsecured debt, and

     o    issuing any of our capital stock.

     Some of these consent rights have exceptions.

     Any dispute between us and either Sony Pictures or Universal relating to these consent rights must be submitted to arbitration by an independent arbitrator. Pending resolution of the dispute, which generally must be resolved within ten business days of its submission, we may not take the action which is the subject of the dispute.

     Moreover, Sony Pictures, Universal and the Claridge Group have each agreed to vote their shares or cause their designees to the Board to vote, at the request of Sony Pictures or Universal, against any action of the Board or stockholders, related to any

     o    merger,

     o    voluntary  liquidation,   dissolution  or  winding  up  of  Loews
          Cineplex,

     o    amendment or restatement of our certificate of incorporation, or

     o    amendment or repeal of any provision of Loews Cineplex's by-laws.

     These rights apply only if Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86% at the time of the request.

     So long as Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86%, our certificate of incorporation provides that effecting a merger or dissolution, amending our certificate of incorporation or amending or repealing our by-laws by action of the stockholders will require the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of common stock, unless the action is approved by at least 14 members of the Board. If 14 members of the Board approve the matter, a majority vote, or with respect to a merger a 66 2/3% vote, will be required. However, this exception to the 80% vote requirement does not apply to by-law amendments.

     Finally, so long as Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86%, neither Sony Pictures, nor Universal, nor the Claridge Group will vote in favor of, consent in writing to, or take any other action to effect an amendment or repeal of these 66 2/3% vote provisions of our certificate of incorporation.


APPROVAL OF CERTAIN COMBINATIONS BY DISINTERESTED DIRECTORS

     If Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86%, they will not enter into any contract with us, nor will we otherwise engage in any transaction with them involving more than $1,000,000 per calendar year, unless this transaction is approved by a majority of the disinterested directors following disclosure of material facts to the directors. This approval requirement does not apply to transactions in the ordinary course of our business, including film booking arrangements.


RESTRICTIONS ON TRANSFERS OF LOEWS CINEPLEX STOCK

     The Stockholders Agreement includes the following restrictions on transfers by Sony Pictures and Universal:

     Rights to Participate in Sales for All Loews Cineplex Stockholders Including Public Stockholders. Neither Sony Pictures nor Universal may transfer, individually or collectively, an aggregate of more than 50% of our outstanding voting shares to a third party transferee unless each of our stockholders has the right to participate in such transfer on the same basis as Sony Pictures or Universal. This right does not apply if Sony Pictures or Universal exercises its right of first refusal to purchase the shares to be transferred.

     Rights to Participate in Sales for Universal and the Claridge Group. Sony Pictures may not transfer more than 50% of our shares initially owned by it to any person, other than a permitted transferee, unless Universal and the Claridge Group each has the right to participate in this transfer on the same basis as Sony Pictures.

     Right of First Refusal of Sony Pictures and Universal. Sony Pictures and Universal have given each other reciprocal rights of first refusal in connection with

     o any transfer in one or more series of related privately negotiated transactions or a public offering if (1) 5% or more of the then outstanding voting shares are subject to the transfer,
          (2) any transferee would, following this transfer, beneficially own 5% or more of the outstanding voting shares or (3) in the case of any transfer by Sony Pictures or any of its affiliates, Sony Pictures' "applicable percentage" exceeds 25%,

     o any transfer pursuant to a bona fide third party tender offer or exchange offer,

     o    any transfer to us or any of our subsidiaries, and

     o    any  transfer  in a brokers'  transaction  within the  meaning of
          Section 4(4) of the Securities Act.

     No right of first refusal applies to any transfer between Sony Pictures or Universal and any of their respective permitted transferees.


STANDSTILL AGREEMENTS

     Each of Sony Pictures, Universal and the Claridge Group has agreed not to, and to cause its affiliates not to, acquire, directly or indirectly, the beneficial ownership of any additional voting shares, except for:

     o acquisitions of up to an aggregate of 5% of the outstanding voting shares during any twelve-month period, subject to specific price restrictions and

     o acquisitions in privately negotiated transactions from five or fewer persons pursuant to offers not made generally to holders of voting shares and pursuant to which the value of any consideration paid does not exceed 115% of the "market price" as determined in accordance with regulations under the Securities Act (Ontario).

     These exceptions are not available to a stockholder whose "applicable percentage" would equal or exceed 25% after the acquisition if, as a result of the acquisition, the public stockholders would beneficially own less than 20% of the outstanding voting shares.

     There are the following additional exceptions for acquisitions:

     o    from Sony Pictures, Universal or the Claridge Group,

     o pursuant to the exercise of the equity purchase rights described below,

     o    on terms and conditions approved by the independent directors,

     o pursuant to a tender or exchange offer made in accordance with applicable law,

     o to restore Sony Pictures', Universal's or the Claridge Group's "applicable percentage" following a dilutive issuance of voting shares, and

     o acquisitions of shares of common stock upon the conversion of the shares of Class B Non-Voting Common Stock.

     Sony Pictures, Universal and the Claridge Group have agreed that, in the case of any permitted acquisition that would constitute a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act, prior to the consummation of this transaction:

     o a nationally recognized investment bank shall have delivered an opinion to our Board that the transaction is fair from a financial point of view to our stockholders, other than the stockholder initiating the acquisition,

     o a majority of the independent directors shall have approved the transaction, and

     o if our public stockholders beneficially own more than 20% of our voting shares, and if stockholder approval is required under Delaware law or our certificate of incorporation, a majority of the shares of common stock held by the public stockholders shall have been voted in favor of the transaction.

     The standstill restrictions terminate on the earlier of (1) May 14, 2004, and (2) any time after May 14, 2002 if the Claridge Group ceases to have the right to designate a director, or upon the occurrence of:

     o a good faith tender or exchange offer to acquire more than 20% of our voting shares made by any person, except that these restrictions shall not terminate for a stockholder who makes or induces the tender or exchange offer. Additionally, the restrictions will be reinstated if the offer is withdrawn or expires without being consummated,

     o the "applicable percentage" of Sony Pictures, Universal or the Claridge Group equaling or exceeding 80%, or, in the case of Universal, 33 1/3% at any time Universal beneficially owns more voting shares than any other holder,

     o with respect to any particular stockholder, its "applicable percentage" being less than 15% of our voting shares, except that the restrictions will be reinstated if its percentage ownership equals or exceeds 15% of our voting shares within one year after falling below this threshold,

     o any person (other than Sony Pictures, Universal and the Claridge Group or a permitted transferee) beneficially owning more than 20% of the voting shares, not counting voting shares acquired from Sony Pictures, Universal or the Claridge Group, a permitted transferee or Loews Cineplex, or

     o the public stockholders beneficially owning more than 66 2/3% of our voting shares.

     Sony Pictures and Universal have agreed with each other and the Claridge Group has agreed with each of them that none of them nor any of their affiliates will acquire, directly or indirectly, the beneficial ownership of any of our voting shares:

     o    if  immediately   prior  to  the   acquisition   its  "applicable
          percentage" exceeds 50%, not counting voting shares acquired from one another or permitted transferees, or

     o if, as a result of the acquisition, (1) it would beneficially own more than 50% of our voting shares, not counting voting shares acquired from one another or permitted transferees, or (2) the public stockholders would beneficially own less than 20% of our voting shares.

     These last restrictions do not apply if, upon consummation of such acquisition, the acquiror's "applicable percentage" would be less than 25%. These restrictions do not prohibit the acquisition of shares of common stock upon the conversion of shares of Class B non-voting common stock.

     These restrictions will terminate if:

     o the "applicable percentage" of either Sony Pictures or Universal is less than 10%. However, the restrictions will be reinstated if the applicable percentage equals or exceeds 10% within one year after falling below this threshold.

     o any person makes a good faith tender or exchange offer to acquire more than 15% of our outstanding voting shares, except that these restrictions will not terminate for a stockholder who makes or induces the tender or exchange offer or is acting in concert with the person making the offer. Additionally, the restrictions will be reinstated if the offer is withdrawn or expires without being consummated.

     o any person (other than Sony Pictures, Universal or the Claridge Group or a permitted transferee) beneficially owns more than 15% of our voting shares, not counting shares acquired from Sony Pictures, Universal or the Claridge Group or a permitted transferee, but only if the sum of the "applicable percentages" of Sony Pictures and Universal is less than 45%.


REGISTRATION RIGHTS

     The Stockholders Agreement gives Sony Pictures, Universal and the Claridge Group demand and piggyback registration rights with respect to the registration under the Securities Act of shares of common stock owned by them. Sony Pictures, Universal and the Claridge Group are each able to demand registration under the Securities Act of shares of common stock owned by them, subject to specific limitations. In no event will Loews Cineplex be required to effect, in the case of each of Sony Pictures and Universal, more than four registrations on demand, in the case of the Claridge Group, more than one registration on demand, and in the aggregate, more than nine registrations on demand.

     Sony Pictures, Universal and the Claridge Group also have piggyback registration rights to include shares of common stock owned by them in any registration statement filed by us with respect to our common stock, subject to specific exceptions.


EQUITY PURCHASE RIGHTS

     Sony Pictures and Universal have equity purchase rights if we propose to issue or sell any voting shares in a transaction for which they have rights. Subject to applicable rules of any stock exchange on which our common stock is then listed, their rights will entitle them to acquire from us a portion of the securities that we propose to issue or sell in proportion to their respective "applicable percentages", prior to giving effect to the proposed issuance or sale. They may exercise their rights in whole or in part.


ASSIGNMENTS OF RIGHTS AND OBLIGATIONS TO TRANSFEREES

     Permitted transferees of Sony Pictures, Universal and the Claridge Group will be subject to the terms and conditions of the Stockholders Agreement. In some circumstances, third party transferees will have the right to designate directors. They may also be entitled to registration rights. Third party transferees will not receive the tag-along rights, rights of first refusal or equity purchase rights described above. In addition, the consent rights of Sony Pictures and Universal may not be assigned to third parties.


CERTAIN REMEDIES

     If either Sony Pictures or Universal has a good faith belief that we or another party to the Stockholders Agreement is likely to breach, or has breached, in any material respect, its obligations under the agreement, it may deliver notice of its belief to us and/or the breaching stockholder. When we receive this notice and until the dispute is resolved, neither we nor any other party to the Agreement may take any action that would facilitate the breach. If we receive this notice, we have agreed we will take reasonable actions to prevent the breach, if it has not yet occurred, or to minimize any adverse consequences to the aggrieved stockholder. Our operations may be interrupted or delayed pending such resolution.

     In addition, if Sony Pictures or we breach in any material respect any of our obligations to Universal under the Stockholders Agreement, Sony Pictures and we must, at the request of Universal, use our best efforts to amend our certificate of incorporation to authorize a new class of common stock to be issued by us to Universal and its permitted transferees in exchange for the common stock held by them. This new class would be identical in all respects to the common stock, except that it would entitle Universal to proportionate representation on the Board on the same basis that Universal is entitled to representation under the Stockholders Agreement. Universal's consent rights would also be incorporated in this new class, and Sony Pictures and Universal would cease to have consent rights under the Stockholders Agreement. Such new class of common stock, if issued, would be convertible into shares of common stock on a one-for-one basis at any time at the discretion of the holder.


TERMINATION

     Except as otherwise described in the Stockholders Agreement, the rights and obligations of a stockholder under the Stockholders Agreement terminates when its "applicable percentage" is less than 6.25% or, in the case of the Claridge Group, 3.5% until May 14, 2003 and 5% after that date. The rights do not end, however, if the decrease results from our issuance of additional voting shares.



ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sony Pictures and Universal are major film studios and distributors. We exhibited films distributed by Sony Pictures and Universal in the past and expect to continue to do so in the future. We pay Sony Pictures and Universal based on negotiated and/or contracted rates established on terms that we believe are equivalent to an arm's-length basis. At February 28, 2001, we owed Sony Pictures approximately $10.9 million and Universal approximately $1.0 million under film licensing agreements. We recognized approximately $41.0 million in film rental expenses relating to the exhibition of films distributed by Sony Pictures and approximately $48.2 million in film rental expenses relating to the exhibition of film distributed by Universal, in each case, for the 2001 fiscal year.

     In addition to the Stockholders Agreement with Sony Pictures, Universal and the Claridge Group (described above in Item 12), we have ongoing obligations with Sony Corporation of America under the following agreements:

     Trademark Agreement. Subject to certain conditions and termination rights, Sony Corporation of America granted Loews Cineplex a five-year right to use the trademark "Sony" and all goodwill associated with the mark in connection with the operation of two of our theatres, the Sony Lincoln Square theatre in New York City and the Sony Metreon Theatre located in Sony's Metreon entertainment/retail complex in San Francisco. Sony Corporation of America recently terminated this right pursuant to the terms of the agreement.

     Tax Sharing and Indemnity Agreement. Sony Corporation of America is responsible for and will indemnify us and our U.S. subsidiaries against certain consolidated, combined and unitary federal, state, local and foreign income, franchise and capital taxes for all taxable years ending on or prior to the closing of our combination with Cineplex Odeon, except for taxes incurred by us and our U.S. subsidiaries after that date arising by reason of an audit or court proceeding. The agreement also sets forth procedures for (1) preparing and filing consolidated combined and unitary federal and state income, franchise and capital tax returns with respect to taxable years ending on or prior to the combination and (2) the conduct and settlement of certain tax audits and proceedings with respect to these taxable years. We have agreed to indemnify and hold harmless Sony
Corporation of America and Sony Pictures with respect to certain liabilities that may arise in connection with agreements that we assumed from them at the time of the combination.

     Transition Services Agreement. Sony Corporation of America and Sony Pictures have agreed to provide us with specified administrative services to the extent we require such services to conduct our operations in the ordinary course of business. They have agreed to provide these services at prices and rates, and subject to termination, as Sony Pictures and we may agree upon. These terms must be no less favorable to us than would be obtainable from unaffiliated third parties.

     An affiliate of Sony Corporation of America developed an entertainment/retail complex in San Francisco. We entered into a lease to operate a 3D IMAX(R) theatre and a state-of-the-art 15-screen multiplex theatre located in this complex. Total occupancy related payments during fiscal year 2001 were approximately $4.7 million.

     In September 1990, Cineplex Odeon sold its interest in the Universal City Cinema motion picture theatre facility located at the Universal City, California retail and entertainment complex Citywalk to Universal.
Universal has retained us to manage the 18-screen theatre there on a long-term basis for a fee of 3% of gross revenue plus 3% of net cash flow from the multiplex. For the fiscal year ended February 28, 2001, we received approximately $636 thousand under this management agreement with Universal. During a three-year period beginning from and after the later of
(1) May 14, 2000 and (2) the fifteenth day of the month following the first month end as of which our debt is less than 4.75 times our consolidated EBITDA for the 12-month period then ended, Universal can cause us to lease the Universal City Cinema for 20 years. If Universal exercises this right, we will pay Universal, for entering into the lease and conveying the related personal property, a cash payment equal to (1) ten times the cash flow of the Universal City Cinema for the 12-month period ended on the last day of the month preceding Universal's notice of exercise minus (2) the cost of eliminating any deficiencies from the operating requirements and standards set forth in the lease. Universal's put right will terminate three years after it first becomes exercisable.

     We also currently operate an IMAX theatre located in the 18-screen Universal City theatre at Citywalk and the 20-screen Universal Cineplex theatre at Universal Studios in Orlando, Florida.

     We have entered into several transactions with affiliates of Millennium Development, an affiliate of MDP Ventures II LLC, and negotiations are ongoing with respect to other transactions. We lease real property in New York from an affiliate of Millennium. Total occupancy related payments to Millennium during fiscal year 2001 were approximately $5.3 million. In December 2000, we entered into an agreement with an affiliate of Millenium to restructure a lease entered into by one of our subsidiaries concerning a property in Boston, Massachusetts. Under the terms of the revised agreement, aggregate base lease payments will be approximately $3.8 million per year with percentage rent payments based on the performance of the theatre. Payments under this lease are expected to commence in fiscal year 2002. Our Star Theatres partnership and an affiliate of Millennium each hold a 50% interest in Star Southfield Center, LLC, which leases real property in Michigan to Star Theatres. Total rental related payments to Star Southfield Center, LLC under this lease for fiscal year 2001 were approximately $2.8 million.

     Pursuant to his employment agreement, we made Mr. Shugrue a full-recourse interest bearing bridge loan in the principal amount of $1.25 million in 1999. The loan currently bears interest at the prime rate plus 2% and is secured by real property and a portfolio of investment securities owned by Mr. Shugrue's family trust.

     Pursuant to Mr. Karp's employment agreement, we made him an interest bearing loan in the amount of $425,000 in 1999. The loan bears interest at the rate of 8.875% pursuant to the terms of his employment agreement.


                                PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K


(a)  The following documents are filed as part of this report:

     (1) Financial Statements: The financial statements listed in the "Index to Financial Statements" included beginning on page F-1 of this report.

     (2) Financial Statement Schedules: Valuation and Qualifying Accounts included on page S-1 of this report.

          All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

     (3) Exhibits: The exhibits listed in the "Exhibit Index" included in this report.

(b)  Reports on Form 8-K:

     We filed a current report on Form 8-K dated December 8, 2000. The report disclosed in Item 5 that we entered into the fifth amendment and limited waiver to our credit agreement.

(c) Exhibits: The response to this portion of Item 14 is submitted as a separate section of this report.

(d)  Financial statement schedule: See Item 14(a)(2)

                                 SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 LOEWS CINEPLEX ENTERTAINMENT
                                 CORPORATION (REGISTRANT)

Dated:  May 29, 2001

                                 /s/ JOHN C. MCBRIDE, JR.
                                 ------------------------------------------
                                 John C. McBride, Jr.
                                 Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                      Title                                                     Date
---------                                      -----                                                     ----

/s/  LAWRENCE J. RUISI                         President, Chief Executive Officer
-------------------------------------          and Director (Principal Executive
Lawrence J. Ruisi                              Officer)                                                  May 29, 2001


/s/  JOHN J. WALKER                            Senior Vice President, Chief
-------------------------------------          Financial Officer and Treasurer
John J. Walker                                 (Principal Financial Officer)
                                                                                                         May 29, 2001

/s/  JOSEPH SPARACIO                           Vice President, Finance and Controller
-------------------------------------          (Principal Accounting Officer)
Joseph Sparacio                                                                                          May 29, 2001

/s/  GEORGE A. COHON                           Director
-------------------------------------
George A. Cohon                                                                                          May 29, 2001


/s/  NORA EPHRON                               Director
-------------------------------------
Nora Ephron                                                                                              May 29, 2001


/s/  MEL HARRIS                                Director
-------------------------------------
Mel Harris                                                                                               May 29, 2001


/s/  ALLEN KARP                                Director
-------------------------------------
Allen Karp                                                                                               May 29, 2001


/s/  KENNETH LEMBERGER                         Director                                                  May 29, 2001
-------------------------------------
Kenneth Lemberger


                                               Director
-------------------------------------
Frank Mergenthaler                                                                                       May 29, 2001


/s/  KAREN RANDALL                             Director
-------------------------------------
Karen Randall                                                                                            May 29, 2001


/s/  DIANA SCHULZ                              Director
-------------------------------------
Diana Schulz                                                                                             May 29, 2001


/s/  BEDI A. SINGH                             Director                                                  May 29, 2001
-------------------------------------
Bedi A. Singh


/s/  HOWARD STRINGER                           Director                                                  May 29, 2001
-------------------------------------
Howard Stringer


                                               Director
-------------------------------------
William A. Sutman                                                                                        May 29, 2001


                                               Director
-------------------------------------
Robert Wiesenthal                                                                                        May 29, 2001


/s/  MORTIMER B. ZUCKERMAN                     Director
-------------------------------------
Mortimer B. Zuckerman                                                                                    May 29, 2001




                                             ANNUAL REPORT ON FORM 10-K
                                                 ITEMS 8 AND 14(a)
                                           INDEX TO FINANCIAL STATEMENTS
                                      LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                              (DEBTORS-IN-POSSESSION)

Report of Management                                                                                            F-2

Report of Independent Accountants                                                                               F-3

Consolidated Balance Sheet at February 28, 2001 and February 29, 2000                                           F-4

Consolidated Statement of Operations for the three years ended February 28, 2001                                F-5

Consolidated Statement of Changes in Stockholders' Equity for the three years ended February 28, 2001           F-6

Consolidated Statement of Cash Flows                                                                            F-7

Notes to Consolidated Financial Statements                                                                      F-8



Financial Statement Schedule:

For the three years ended February 28, 2001 Schedule II - Valuation and Qualifying Accounts are included on page S-1.

REPORT OF MANAGEMENT
TO THE SHAREHOLDERS OF LOEWS CINEPLEX ENTERTAINMENT CORPORATION

The accompanying consolidated financial statements of Loews Cineplex Entertainment Corporation and its subsidiaries have been prepared by management, who are responsible for the integrity and objectivity of these statements. The statements have been prepared in conformity with generally accepted accounting principles in the United States and include amounts based on management's best estimates and judgments.

Management has established and maintains a system of internal control designed to provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or are detected within a timely period. The system of internal control includes widely communicated statements of policies and business practices which are designed to require all employees to maintain high ethical standards in the conduct of Company affairs. The internal controls are augmented by policies and procedures that provide for appropriate delegation of authority and division of responsibility and by a program of internal audit with management follow-up.

The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically with the Company's independent accountants, management and internal auditors to review accounting, auditing, internal accounting controls and financial reporting matters. The independent accountants and the internal auditors have free access to this committee.

May 18, 2001


/s/  Lawrence J. Ruisi                          /s/ John J. Walker                           /s/ Joseph Sparacio
-------------------------------------           ------------------------------------         ----------------------------
Lawrence J. Ruisi                               John J. Walker                               Joseph Sparacio
President & Chief Executive Officer             Senior Vice President,                       Vice President, Finance &
                                                Chief Financial Officer & Treasurer          Controller

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Loews Cineplex Entertainment Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation (the "Company") and its subsidiaries at February 28, 2001 and February 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the financial statements, the Company and certain of its subsidiaries filed voluntary petitions to reorganize in several jurisdictions, both domestically and internationally. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management is in the process of developing a plan of reorganization, which includes the restructuring of certain of its financial obligations. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement are confirmed by the Bankruptcy Court/Superior Court and become effective, continuation of the Company's business thereafter will be dependent on the Company's ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. The financial statements do not include any adjustments to reflect the possible future effects that might result from the outcome of this uncertainty on the recoverability and classification of assets or the amounts and classification of liabilities.




/s/  PricewaterhouseCoopers LLP
-------------------------------
New York, New York
May 18, 2001

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)

                         CONSOLIDATED BALANCE SHEET
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                     FEBRUARY 28 or 29,
                                                                                                   2001               2000
                                                                                                   ----               ----
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                                 $    47,200       $    31,735
   Accounts receivable                                                                            11,453            17,288
   Inventories                                                                                     4,056             5,148
   Prepaid expenses and other current assets                                                       7,340             6,057
                                                                                             -----------       -----------
      TOTAL CURRENT ASSETS                                                                        70,049            60,228

PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                                                        1,068,923         1,218,334
OTHER ASSETS
   Investments in and advances to partnerships                                                    95,359            75,932
   Goodwill, net of accumulated amortization of $55,462 and $42,280                              416,514           493,390
   Other intangible assets, net of accumulated amortization of $7,252
        and $5,768                                                                                21,220            22,704
   Deferred charges and other assets                                                               5,521            36,801
                                                                                             -----------       -----------

      TOTAL ASSETS                                                                           $ 1,677,586       $ 1,907,389
                                                                                             ===========       ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable and accrued expenses                                                     $    88,059       $   201,077
   Deferred revenue                                                                               22,423             8,625
   Debtor-in-possession credit facility                                                                -                 -
   Current maturities of long-term debt                                                          733,844                 -
   Current portion of capital leases and mortgages                                                 5,821             4,149
                                                                                             -----------       -----------
      TOTAL CURRENT LIABILITIES                                                                  850,147           213,851

LONG-TERM DEBT AND OTHER OBLIGATIONS                                                               6,393           839,029
LONG-TERM CAPITAL LEASE OBLIGATIONS                                                               33,919            59,217
ACCRUED PENSION AND POST RETIREMENT BENEFITS                                                       6,766             8,325
OTHER LIABILITIES                                                                                132,874           168,165
                                                                                             -----------       -----------
      TOTAL LONG-TERM LIABILITIES                                                                179,952         1,074,736

LIABILITIES SUBJECT TO COMPROMISE (Note 3)                                                       471,390                 -
                                                                                             -----------       -----------

      TOTAL LIABILITIES                                                                        1,501,489         1,288,587
                                                                                             -----------       -----------

COMMITMENTS AND CONTINGENCIES (Note 18)

STOCKHOLDERS' EQUITY
   Common stock ($.01 par value, 300,000,000 shares authorized;
     58,538,646 shares issued and outstanding in 2001 and 2000)                                      586               586
   Common stock-Class B non-voting ($.01 par value, 10,000,000 shares
     authorized; 84,000 shares issued and outstanding in 2001 and 2000)                                1                 1
   Additional paid-in capital                                                                    671,707           671,707
   Accumulated other comprehensive income                                                         (6,626)             (167)
   Retained deficit                                                                             (489,571)          (53,325)
                                                                                             ------------      ------------

      TOTAL STOCKHOLDERS' EQUITY                                                                 176,097           618,802
                                                                                             -----------       -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $ 1,677,586       $ 1,907,389
                                                                                             ===========       ===========


The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)

                    CONSOLIDATED STATEMENT OF OPERATIONS
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                        FOR THE YEARS ENDED
                                                                                         FEBRUARY 28 or 29,

                                                                                2001                2000                1999
                                                                     ---------------      --------------        ------------
REVENUES
   Box office                                                            $   628,851         $   647,774         $   587,078
   Concession                                                                241,034             243,511             228,332
   Other                                                                      33,631              39,138              35,750
                                                                         -----------         -----------         -----------
                                                                             903,516             930,423             851,160
                                                                         -----------         -----------         -----------

EXPENSES
   Theatre operations and other expenses                                     714,132             694,712             618,946
   Cost of concessions                                                        39,061              38,245              35,557
   General and administrative                                                 50,369              53,031              47,882
   Depreciation and amortization                                             125,533             113,047              90,720
   Restructuring charges                                                      12,653                   -                   -
   Loss on sale/disposal of theatres and other                               245,828               8,388               4,532
                                                                         -----------         -----------         -----------

                                                                           1,187,576             907,423             797,637
                                                                         -----------         -----------         -----------

(LOSS)/INCOME FROM OPERATIONS                                               (284,060)             23,000              53,523
Interest expense                                                              98,601              72,728              57,216
Reorganization costs                                                          42,146                   -                   -
                                                                         -----------         -----------         -----------

LOSS BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                    (424,807)            (49,728)             (3,693)
Income tax expense                                                             3,598               1,662               2,187
                                                                         -----------         -----------         -----------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE             (428,405)            (51,390)             (5,880)
Cumulative Effect of Change in Accounting Principle, net of tax                7,841                   -                   -
                                                                         -----------         -----------         -----------

NET LOSS                                                                 $  (436,246)        $   (51,390)        $    (5,880)
                                                                         ===========         ===========         ===========

   Weighted Average Shares Outstanding - basic and diluted                58,622,646          58,622,646          47,834,541
                                                                         ===========         ===========         ===========

   Loss per Share before Cumulative Effect of Change
      in Accounting Principle - basic and diluted                        $     (7.31)        $      (.88)        $      (.12)
                                                                         ===========         ===========         ===========

   Loss per Share - basic and diluted                                    $     (7.44)        $      (.88)        $      (.12)
                                                                         ===========         ===========         ===========


The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)


                                                                         Class A                   Class B
                                                                           Non-                      Non-
                                                                          voting                    voting
                                              Shares         Amount       Shares        Amount      Shares
                                            ----------      --------    ----------     --------    -------

Balance at March 1, 1998                    19,270,321      $   193     1,202,486        $ 12           -

  Exchange of existing
    Cineplex Odeon
    shares in conjunction
    with  the Combination                   17,699,914          177             -           -      84,000
  Issuance of shares to
    Universal  under a
    subscription agreement                   4,426,607           44             -           -           -
  Issuance of shares to SCA
    affiliates for Star
    Theatres and S&J Theatres                2,664,304           27             -           -           -
  Exercise of Stock Options                     19,802            -             -           -           -
  Dividend to SCA affiliates                         -            -             -           -           -
  Issuance of shares in Public
    Offering, net of costs and
    expenses                                10,000,000          100             -           -           -
  Automatic conversion of
    SCA's Class A non-voting
    shares to common shares                  1,202,486           12    (1,202,486)        (12)          -
  Issuance of shares to
    Universal  under an
    anti-dilution agreement                  3,255,212           33             -           -           -
  Comprehensive Income:
    Foreign currency
    translation adjustment                           -            -             -           -           -
    Unrealized loss on
    marketable securities                            -            -             -           -           -
    Net loss for the fiscal year
    ended February 28, 1999

Comprehensive Income                                 -            -             -           -           -
----------------------------------------------------------------------------------------------------------

Balance at February 28, 1999                58,538,646          586             -           -      84,000

  Comprehensive Income:
    Foreign currency
    translation adjustment                           -            -             -           -           -
    Unrealized loss on
    marketable securities                            -            -             -           -           -
    Net loss for the fiscal year
    ended February 29, 2000                          -            -             -           -           -

   Comprehensive Income                              -            -             -           -           -
----------------------------------------------------------------------------------------------------------

Balance at February 29, 2000                58,538,646          586             -           -      84,000

  Comprehensive Income:
    Foreign currency
    translation adjustment                           -            -             -           -           -
    Unrealized gain on
    marketable securities                            -            -             -           -           -
  Net loss for the fiscal year
    ended February 28, 2001                          -            -             -           -           -

   Comprehensive Income                              -            -             -           -           -
----------------------------------------------------------------------------------------------------------

Balance at February 28, 2001                58,538,646       $  586             -     $     -      84,000
                                           ===========       ======      ========     =======      ======



                                                Accumulated
                                                   Other       Additional      Retained          Total
                                               Comprehensive     Paid-in       Earnings       Stockholders'
                                     Amount        Income        Capital      /(Deficit)         Equity
                                     ------     ------------   -----------   ------------      ----------

Balance at March 1, 1998              $  -       $     -        $ 299,277     $  25,029        $ 324,511

  Exchange of existing
    Cineplex Odeon
    shares in conjunction
    with  the Combination                1             -          266,579             -          266,757
  Issuance of shares to
    Universal  under a
    subscription agreement               -             -           84,456             -           84,500
  Issuance of shares to SCA
    affiliates for Star
    Theatres and S&J Theatres            -             -              (27)            -                -
  Exercise of Stock Options              -             -              366             -              366
  Dividend to SCA affiliates             -             -          (81,536)      (21,084)        (102,620)
  Issuance of shares in Public
    Offering, net of costs and
    expenses                             -             -          102,625             -          102,725
  Automatic conversion of
    SCA's Class A non-voting
    shares to common shares              -             -                -             -                -
  Issuance of shares to
    Universal  under an
    anti-dilution agreement              -             -              (33)            -                -
  Comprehensive Income:
    Foreign currency
    translation adjustment               -        (4,407)               -             -           (4,407)
    Unrealized loss on
    marketable securities                -          (656)               -             -             (656)
    Net loss for the fiscal year
    ended February 28, 1999                                                      (5,880)          (5,880)
                                                                                                 --------
Comprehensive Income                     -             -                -             -          (10,943)
---------------------------------------------------------------------------------------------------------

Balance at February 28, 1999             1        (5,063)         671,707        (1,935)         665,296

   Comprehensive Income:
    Foreign currency
    translation adjustment               -         4,988                -             -            4,988
    Unrealized loss on
    marketable securities                -           (92)               -             -              (92)
    Net loss for the fiscal year
    ended February 29, 2000              -             -                -       (51,390)         (51,390)
                                                                                                 --------
   Comprehensive Income                  -             -                -             -          (46,494)
---------------------------------   ---------------------------------------------------------------------

Balance at February 29, 2000             1          (167)         671,707       (53,325)         618,802

   Comprehensive Income:
    Foreign currency
    translation adjustment               -        (7,207)               -             -           (7,207)
    Unrealized gain on
    marketable securities                -           748                -             -              748
   Net loss for the fiscal year
    ended February 28, 2001              -             -                -      (436,246)        (436,246)
                                                                                                ---------
   Comprehensive Income                  -             -                -             -         (442,705)
---------------------------------------------------------------------------------------------------------

Balance at February 28, 2001          $  1      $ (6,626)       $ 671,707    $ (489,571)        $176,097
                                     ======     =========       =========    ===========        =========


The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                       (IN THOUSANDS OF U.S. DOLLARS)

                                                                                       FOR THE YEARS ENDED
                                                                                        FEBRUARY 28 or 29,

                                                                              2001                2000                1999
                                                                        -----------         ----------          ----------
OPERATING ACTIVITIES
   Net loss                                                              $(436,246)          $(51,390)          $  (5,880)
   Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization                                         125,533            113,047              90,720
     Loss on sale/disposals of theatres and other                          245,828              8,388               4,532
     Reorganization costs                                                   42,146                  -                   -
     Cumulative effect of change in accounting principle                     7,841                  -                   -
     Equity earnings from long-term investments, net of distributions
       received                                                              1,891              3,042               1,506
   Changes in operating assets and liabilities:
     Decrease in accounts receivable                                         4,561                404               5,292
     (Decrease)/increase in accounts payable and accrued expenses          (21,720)             9,555              (6,559)
     Increase in other operating assets and liabilities, net               (13,065)           (25,949)             (6,900)
                                                                         ----------          ---------          ----------

NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES                        (43,231)            57,097              82,711
                                                                         ----------          --------           ---------

INVESTING ACTIVITIES
   Proceeds from sale of assets                                             28,175              3,880              98,192
   Investment in/advances to partnerships, net of repayments               (25,542)           (31,180)            (17,537)
   Merger related costs                                                          -             (5,853)            (25,198)
   Capital expenditures                                                   (150,859)          (185,350)           (147,198)
                                                                         ----------          ---------          ----------

NET CASH USED IN INVESTING ACTIVITIES                                     (148,226)          (218,503)            (91,741)
                                                                         ----------          ---------          ----------

FINANCING ACTIVITIES
   Repayment of debt due to SCA affiliate                                        -                  -            (299,487)
   Proceeds from senior credit facility, net of repayments and
      deferred financing fees                                              203,844            151,025             224,044
   Repayment of long-term debt                                              (5,572)            (3,758)            (34,644)
   Proceeds from sale of interest rate swaps                                 8,650                  -                   -
   Repayment of Plitt Theatre, Inc. notes                                        -             (2,300)           (215,907)
   Proceeds of senior subordinated note offering, net of deferred
      financing fees                                                             -                  -             289,263
   Proceeds from issuance of common stock, net of offering expenses              -                  -             102,991
   Proceeds from issuance of common stock to Universal upon Combination          -                  -              84,500
   Dividend paid to SCA affiliate in Combination                                 -                  -            (102,620)
                                                                         ---------           --------           ----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                  206,922            144,967              48,140
                                                                         ---------           --------           ---------

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                            15,465            (16,439)             39,110
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              31,735             48,174               9,064
                                                                         ---------           --------           ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  47,200           $ 31,735           $  48,174
                                                                         =========           ========           =========


Supplemental Cash Flow Information:
   Income taxes paid, net of refunds received                            $   2,063           $  1,735           $   3,229
                                                                         =========           ========           =========
   Interest paid (including nil, nil and $6,942 paid to SCA affiliates)  $  81,453           $ 70,716           $  54,583
                                                                         =========           ========           =========

The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                           DEBTORS-IN-POSSESSION

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (ALL DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS,
                         EXCEPT AS OTHERWISE NOTED)


NOTE 1 - ORGANIZATION AND BUSINESS
----------------------------------

Loews Cineplex Entertainment Corporation ("LCP" or the "Company"), is a major motion picture theatre exhibition company with operations in North America and Europe. The Company operates theatres under the Loews Theatres, Cineplex Odeon Theatres, Star Theatres, Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres marquees. As of February 28, 2001, LCP owns, or has interests in, and operates 2,563 screens at 294 theatres in 20 states, the District of Columbia, 6 Canadian provinces, Spain, Hungary, Turkey and Korea. The Company's principal markets include New York and the metropolitan area, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle and Washington D.C. in the U.S., Toronto, Montreal and Vancouver in Canada, and Madrid, Spain. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships and holds a 24% interest in the Megabox Cineplex, Inc. ("Megabox") joint venture in Korea. Yelmo, LST, MJT and Megabox hold interests in and operate 34 locations, comprising a total of 393 screens. Screens and locations for these partnerships are included in the Company amounts referred to above.

BANKRUPTCY PROCEEDINGS

The exhibition industry continues to experience significant liquidity pressures caused by a number of factors including the downturn in attendance as reflected in year over year operating performance measures, the moderate to aggressive new build strategies employed by the industry's larger exhibitors which, coupled with the difficulty in closing older, obsolete theatres, has resulted in an oversupply of theatre screens in many North American markets, impairment write-offs and losses on theatre dispositions, the continued downward credit ratings of the industry and the recent bankruptcy filings by several theatre chains, including five of the eleven largest exhibitors, and defaults of certain loan agreements which have been publicly disclosed. These factors, as well as the industry's disappointing operating performance, have contributed to significant reductions in the prices of publicly traded debt and equity securities and have materially reduced the industry's access to capital, making it increasingly difficult to meet obligations as they become due. The Company has been negatively affected by these events and experienced significant pressures on its liquidity and its ability to meet its obligations as they became due.

Due to these factors, among other things, on February 15, 2001, LCP and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 ("Chapter 11") of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On February 27, 2001, the Office of the United States Trustee for the Southern District of New York (the "U.S. Trustee") appointed a statutory committee of unsecured creditors (the "Creditors' Committee") to represent the interests of the debtors' unsecured creditors. The Creditors' Committee has the right to review and object to certain business transactions and may participate in the formulation of the Company's long-term business plan and plan of reorganization. In Canada, an order (the "Initial Order") to initiate a restructuring of obligations and operations under the Companies' Creditors Arrangement Act ("CCAA") was obtained on February 15, 2001 from the Ontario Superior Court of Justice (the "Superior Court") for the Company's wholly owned subsidiary, Cineplex Odeon Corporation ("Cineplex Odeon") and certain of its other Canadian subsidiaries. Additionally, on February 26, 2001, LCP's wholly owned Austrian subsidiary LCE Europlex KinbetribsgmbH ("LCE Europlex") filed a petition for bankruptcy in Vienna, Austria. Also, on March 16, 2001, the Company filed a petition for bankruptcy in Warsaw, Poland on behalf of its wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o. The debtors are operating their respective businesses as debtors-in-possession. See
Note 3 - Bankruptcy Proceedings and Liabilities Subject to Compromise for further discussion.

BASIS OF PRESENTATION

The consolidated financial statements of the Company have been prepared in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") for the period beginning February 15, 2001 and thereafter, and generally accepted accounting principles applicable to a going concern which, unless otherwise noted, assumes the realization of assets and the payment of liabilities in the ordinary course of business. SOP 90-7 requires (i) that pre-petition liabilities that are subject to compromise be segregated in the Company's consolidated balance sheet as liabilities subject to compromise and (ii) that revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the Company be reported separately as reorganization items in the consolidated statement of operations. Liabilities as recorded in the amounts reflected on the debtors' books and records may not be paid in full. As a result of the reorganization proceedings under Chapter 11 and CCAA, the debtor companies may take, or may be required to take, actions which may cause assets to be realized, or liabilities to be liquidated, for amounts other than those reflected in the consolidated financial statements.

As a result of the Company's recurring losses, the Chapter 11 and CCAA filings and circumstances relating to these events, including the Company's debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. In order to provide liquidity over the next fiscal year, the Company entered into an agreement dated February 15, 2001, as amended, with a group of lenders led by Bankers Trust Company, as Administrative Agent, for a Debtor-in-Possession Credit Facility (the "DIP Facility"). The DIP Facility provided the Company with $60 million in additional financing through the earlier of January 31, 2002 or upon the occurrence of certain other events including effectiveness of a Chapter 11 plan of reorganization. See Note 11 to these consolidated financial statements for further discussion. The Company believes that cash from operations along with financing provided through the DIP Facility should be available to provide liquidity to allow the Company to continue as a going concern. However, there can be no assurance of this. The accompanying consolidated financial statements of LCP have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to maintain compliance with debt covenants under the DIP Facility and the ability to generate sufficient cash from operations and financing sources to meet its obligations as they become due. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement (collectively referred to as "plans of reorganization") are confirmed by the Bankruptcy Court/Superior Court and become effective, continuation of the Company's business thereafter will be dependent on the Company's ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. Until the plans of reorganization are confirmed by the Bankruptcy Court/Superior Court and become effective, there can be no assurance that the Company will emerge from these bankruptcy proceedings, and the effect of the terms and conditions of such a plan of reorganization on the Company's business cannot be determined and therefore there is substantial doubt regarding the Company's ability to continue as a going concern.

Business Combination
--------------------

On May 14, 1998, pursuant to the Amended and Restated Master Agreement (the "Master Agreement") dated September 30, 1997, LCP (formerly known as LTM Holdings, Inc.) and Cineplex Odeon, another major motion picture exhibitor with operations in the U.S. and Canada, combined (the "Combination"). As called for in the Master Agreement, the outstanding common shares of Cineplex Odeon were exchanged for LCP shares on a ten for one basis. Universal Studios, Inc. ("Universal"), a major shareholder of Cineplex Odeon, contributed cash of $84.5 million to the Company in exchange for additional shares of stock in the Company. Sony Pictures Entertainment Inc. ("SPE") and its affiliates received a cash payment of approximately $417 million representing (i) a cash payment to satisfy all intercompany indebtedness to affiliates of Sony Corporation of America ("SCA") as of the closing date, (ii) a cash payment equal to the fair value of certain transferred assets, and (iii) the payment of a dividend to a subsidiary of SPE. The consolidated financial statements include the operating results of Cineplex Odeon following the date of Combination (May 14, 1998).

At the closing of the Combination, the Company issued 7,264,642 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock to Universal, 4,324,003 shares of Common Stock and 4,000 shares of Class B
Non-Voting Common Stock to the Charles Rosner Bronfman Family Trust and certain related shareholders (the "Claridge Group") and 6,111,269 shares of common stock to the other shareholders of record of Cineplex Odeon, for an aggregate value of approximately $266.6 million, in exchange for the outstanding shares of Cineplex Odeon and its wholly owned subsidiary, Plitt Theatres, Inc. ("Plitt"). In addition, the Company issued 4,426,607 shares of common stock to Universal for consideration of $84.5 million as required under a subscription agreement, and 2,664,304 shares of Common Stock to SPE in connection with the transfer by SPE of its interest in Star Theatres of Michigan, Inc. ("Star") and S&J Theatres, Inc. ("S&J") to the Company.

On August 5, 1998, the Company sold to the public pursuant to a registered public offering 10 million shares of Common Stock. Upon consummation of this offering, the Company's Class A Non-Voting Common Stock held by SPE automatically converted into an equal number of shares of Common Stock, and 3,255,212 additional shares of Common Stock were issued to Universal for no consideration under anti-dilution provisions of the Company's subscription agreement with Universal. As a result of the public offering, SPE, Universal and the Claridge Group owned 39.5%, 25.5% and 7.4%, respectively, of the Company's common stock.

The Combination has been accounted for under the purchase method of accounting, and, accordingly, the cost to acquire Cineplex Odeon has been allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess purchase price allocated to goodwill. The Company arranged for an independent valuation and other studies required to determine the fair value of the assets acquired and liabilities assumed. These valuations and studies were completed during the first quarter of fiscal 2000.

Since the Combination, the Company pursued the sale of certain theatres in New York City and Chicago that were subject to approval by the Department of Justice ("DOJ"), in accordance with the terms of an agreement reached to permit the Combination. As a result, during the fourth quarter of fiscal 1999, the Company sold to Cablevision Systems Corporation 33 screens in 12 theatres in New York City, in accordance with the DOJ order, and an additional 14 screens in 4 theatres in the suburban New York area, for aggregate cash proceeds of $87.5 million. Approximately $87.2 million of these proceeds was utilized to pay down the Company's Senior Revolving Credit Facility.

Under the agreement with the DOJ, the Company was also required to sell 49 screens at 11 theatres in Chicago. On April 7, 1999, the Company completed the sale of 30 screens at 8 of these theatre locations to a third party. This transaction was not significant to the Company's operating results or financial position. A portion of these proceeds was utilized to pay down the Senior Revolving Credit Facility. Additionally, under the agreement with the DOJ, the Company was required to sell the remaining 19 screens at 3 theatre locations in Chicago. The Company was unable to sell these locations and, pursuant to the original agreement with the DOJ, a trustee was appointed to effect the sale of these locations. The trustee was also unable to sell these locations and had submitted a final report to the court. On November 9, 2000, the DOJ consented to the Company retaining these three locations and a stipulation and order received court approval.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Consolidation: The consolidated financial statements include the accounts of Loews Cineplex Entertainment Corporation and its wholly owned subsidiaries, including all entities in bankruptcy operating as debtors-in-possession. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses: Substantially all revenues are recognized when admission and concession sales are received at the theatres. Other revenues include the Company's equity earnings from long-term investments. Film rental costs are recorded, as revenue is earned, based upon the terms of the respective film license arrangements. Advertising costs are expensed as incurred.

Cash and Cash Equivalents: The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories: Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Long-term Investments In/Advances to Partnerships: Investments in partnerships are recorded under the equity method of accounting. Under the equity method the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LCP has interests, for working capital and other capital requirements.

Fair Value of Financial Instruments: Cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value which approximates fair value, except liabilities subject to compromise as disclosed in Note 3 to these consolidated financial statements. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors. Purchase values assigned to these theatre lease rights acquired are capitalized and amortized over future periods.

Depreciation and amortization are provided on the straight-line basis over the following useful lives:

        Buildings                        30-40 years
        Equipment                        5-10 years
        Leasehold Improvements           Life of lease but not in excess of useful lives or 40 years
        Theatre Lease Rights             Life of lease but not in excess of useful lives or 40 years

Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the fiscal years ended February 28 or 29, 2001, 2000 and 1999 was $1,328, $3,323 and $2,422, respectively.

Goodwill and Other Intangible Assets: Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over its estimated useful life. Prior to the third quarter of fiscal 2001, goodwill was amortized over a 40 year estimated useful life. As a result of the Company's change in outlook as well as the aforementioned industry downturn, the Company re-evaluated the period of amortization and determined that these events and circumstances warranted a revised estimated useful life. Effective September 1, 2000, the Company determined that a more appropriate remaining useful life for unamortized goodwill is 20 years, resulting in increased amortization expense of approximately $4.8 million during the six months ended February 28, 2001, net of the write-off of allocated goodwill. The impact on earnings per share was $0.08 per share. Other intangible assets, including management agreements and tradenames, are amortized over their estimated useful lives which range primarily from 5 to 20 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations. Amortization expense charged to operations amounted to $18,331, $13,540 and $10,751 for goodwill and $1,484, $1,401 and $1,202 for other intangible assets for the years ended February 28 or 29, 2001, 2000 and 1999, respectively.

Long-Lived Assets: Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", requires the recoverability of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets in accordance with SFAS No. 121, by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected future cash flows primarily on a theatre-by-theatre basis. In making its assessment, the Company also considers the useful lives of its assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and decay factors (attendance erosion) in theatre attendance. As previously discussed, the continued industry downturn coupled with the oversupply of theatre screens in many North American markets, as well as the liquidity issues experienced by the Company, resulted in a change in outlook by the Company beginning during the second quarter and continuing through the fourth quarter of the current fiscal year with respect to its theatre portfolio. See Notes 6 and 8 to these Consolidated Financial Statements for further discussion.

Stock Based Compensation: As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has complied with the disclosure requirements of SFAS No. 123 (see Note 17 to these Consolidated Financial Statements).

Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation: The effect of translating foreign currency financial statements into U.S. dollars is included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

Earnings per Share: SFAS No. 128, "Earnings Per Share", establishes standards for computing and presenting earnings per share ("EPS") which applies to entities with publicly held common stock or potential common stock. The Company calculates EPS in accordance with SFAS No. 128 which states that basic EPS is computed by dividing net income/(loss) by the weighted average number of common shares outstanding for the period, and diluted EPS is computed similarly to basic EPS while giving effect to the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, pursuant to SFAS No. 128, the computation of diluted EPS shall not assume conversion or exercise of securities that would have an antidilutive effect on earnings per share. Since including potential common shares in the diluted per share computation always results in an antidilutive per share amount when an entity has a net loss, we have therefore not calculated diluted EPS for each of the three years ended February 28, 2001 as presented in the Consolidated Statement of Operations.

Cumulative Effect of Change in Accounting Principle: Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for the Company's Passport and Gift Certificate Program ("certificates"), was effective beginning December 1, 2000, requiring retroactive application to the beginning of the Company's 2001 fiscal year with restatement, if necessary, of all quarters for the current fiscal year. SAB No. 101 impacts the timing of when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, the Company would recognize "breakage revenue" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, the Company no longer records breakage revenue upon sale but rather upon the expiration date of certificates or the date the obligation is otherwise fulfilled. As a result, the Company recorded a one-time charge of $7.8 million ($0.13 per share) to reflect adoption of SAB No. 101. This $7.8 million charge is referred to as "Cumulative Effect of Change in Accounting Principle" on the face of the statement of operations. The change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers. Additionally, the retroactive application of SAB No. 101 to the Company's fiscal years 1999 and 2000 would not have a significant impact on the Company's revenues.

Reclassifications: Certain fiscal 2000 balances have been reclassified to conform with the fiscal 2001 presentation.

New Accounting Pronouncements: On June 23, 1999, the Financial Accounting Standards Board decided to defer the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity". As a result of this deferral, SFAS No. 133 will be effective for all of the Company's fiscal quarters beginning March 1, 2001. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that the Company recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The adoption of SFAS No. 133 will not have a significant impact on the Company's operating results or financial position.

NOTE 3 - BANKRUPTCY PROCEEDINGS AND LIABILITIES SUBJECT TO COMPROMISE
---------------------------------------------------------------------

As previously discussed in Note 1 to these consolidated financial statements, the Company has been operating as debtors-in-possession under Chapter 11 in the U.S. and pursuant to the Initial Order of the Superior Court since February 15, 2001. The Company is authorized to operate its business in the ordinary course.


Liabilities Subject to Compromise

As a result of the Chapter 11 filing, all actions to collect the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. These claims are reflected in the February 28, 2001 consolidated balance sheet as Liabilities Subject to Compromise. Pre-petition claims secured by the debtor's assets ("secured claims") are also stayed, although the holders of such claims have the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under the Senior Revolving Credit Facility) are generally secured by all personal property and certain real property of LCP and its domestic subsidiaries, a pledge of stock of all domestic subsidiaries and LCP's equity interest in and loans to its foreign subsidiaries. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the Bankruptcy Court, the Bankruptcy Court approved LCP's motions to pay certain pre-petition obligations including: (i) payments, on normal terms, to film distributors, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of the Senior Revolving Credit Facility. The Company has been and intends to continue to pay undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. In addition, the Company may reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court with respect to the Company's U.S. operations. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the U.S. and are classified as liabilities subject to compromise. LCP will notify all known claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. A bar date is the date by which claims against the Company must be filed if the claimants wish to receive any distribution in the Chapter 11 case. No bar date has yet been set by the Bankruptcy Court. Differences between liability amounts estimated by the Company and claims filed by creditors will be investigated and the Bankruptcy Court will make a final determination of the allowable claim. The determination of how liabilities will ultimately be settled and treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount of such liabilities is presently not determinable.

As a result of the Initial Order of the Superior Court, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries are stayed. The rights of secured creditors to enforce against the Company's Canadian assets are also stayed. These claims are reflected in the February 28, 2001 consolidated balance sheet as Liabilities Subject to Compromise. The stay period expires on June 15, 2001 and Cineplex Odeon intends to seek an extension thereof; the granting of an extension is within the discretion of the Superior Court. Although pre-petition claims are generally stayed, the Initial Order permits (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from LCP and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon has been and intends to continue to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permits the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Landlords whose leases have been repudiated will be entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has yet to be determined and will be set out in a plan of compromise and arrangement to be presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date must also be established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. This will be determined by an order of the Superior Court. Ultimately, any plan of compromise or arrangement must be approved by a vote of a majority in number of creditors of each class of creditors affected by the plan as well as by a vote of holders of two-thirds of the value of the claims of each such class. If such a vote is favorable, the plan must then be sanctioned by the Superior Court.

Valuation methods used in Chapter 11 reorganization cases vary depending on the purpose for which they are prepared and used and are rarely based on generally accepted accounting principles, the basis of which the accompanying financial statements are prepared. Accordingly, the values set forth in the accompanying consolidated financial statements are not likely to be indicative of the values presented to or used by the Bankruptcy Court.

As of February 28, 2001, the Company has liabilities subject to compromise of approximately $471.4 million which include the following:

                                                              Year ended
                                                          February 28, 2001
                                                          -----------------
8 7/8%  Senior  Subordinated  Notes                            $300,000
Interest payable - Senior  Subordinated  Notes                   14,348
Trade payables                                                   31,454
Rent and rent related  charges                                   17,702
Lease  termination  claim liability (see above and Note 4)       94,380
Accrued  Expenses/Other                                          13,506
                                                               --------
        Total                                                  $471,390
                                                               ========

All amounts presented above may be subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events.

Amounts outstanding under the 8 7/8% Senior Subordinated Notes as of February 15, 2001 are classified as liabilities subject to compromise in the consolidated statement of financial position until a plan of reorganization is approved and implemented. The last required interest payment of $13.3 million due February 1, 2001 was blocked by the lenders under the Senior Revolving Credit Facility. Interest on unsecured claims has not been accrued during the period subsequent to the filing date (February 15, 2001).

The lease termination claim liability is based upon the Company's estimates of the landlords' claims for 69 theatres (451 screens) rejected in the U.S., 32 theatres (180 screens) repudiated in Canada and four theatres terminated in Austria and Poland. In the U.S., the amount accrued by the Company for a landlord's lease claim, with respect to rejected theatres, is limited under the Bankruptcy Code. This limitation provides the Company with a far smaller lease termination liability than would have been incurred if these leases had been terminated without the protection of the Bankruptcy Code. This provision may be subject to future adjustments based on claims filed by the landlords and Bankruptcy Court actions. In Canada, the amount payable in respect of repudiated leases is established under the plan presented for approval by the affected classes of the creditors and the Superior Court. Although this amount is usually less than would otherwise be payable upon the unilateral termination of a lease, it is not prescribed by statute. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any rejected/repudiated contracts or from additional leases which may be rejected/repudiated in connection with the bankruptcy proceedings. Of the $94.4 million lease termination claim liability noted above, approximately $71.4 million represents reserves previously established which have been reclassified from accrued expenses and other long-term liabilities (which had been previously related to certain above market lease obligations) and $23.0 million represents a charge recorded in the 4th quarter as a component of reorganization costs - see Note 4. The Company is negotiating with certain of its remaining landlords and is continuing to evaluate its remaining leases as part of its reorganization plan process.

NOTE 4 - REORGANIZATION COSTS
-----------------------------

The Company has incurred reorganization related charges of approximately $42.1 million for the fiscal year ended February 28, 2001 which have been reflected in the Reorganization Costs line of the Statement of Operations. Reorganization costs are directly associated with the reorganization proceedings under the Company's Chapter 11 and CCAA filings. Included in such costs are amounts related to (i) landlord claims related to the rejection of 69 theatres in the U.S., 32 theatres repudiated in Canada and four leases terminated in Austria and Poland, (ii) the write-off of deferred financing fees (previously included in "Deferred Charges and Other Assets" in the Consolidated Balance Sheet) and (iii) professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. Reorganization costs for the fiscal year ended February 28, 2001 are as follows:


                                                            Year ended
                                                        February 28, 2001
                                                        -----------------
Lease claim charge                                           $ 23,005
Professional advisory fees                                      5,064
Write-off of deferred financing fees and original issue        11,842
  discount
Other expenses directly related to the bankruptcy               2,235
                                                          -----------
     Total                                                   $ 42,146
                                                          ===========

See Note 3 - Liabilities Subject to Compromise regarding the lease claim charge presented in the table above.

NOTE 5 - RESTRUCTURING CHARGES
------------------------------

The Company has incurred restructuring charges of approximately $12.7 million for the fiscal year ended February 28, 2001 which have been reflected in the Restructuring Charges line of the Statement of Operations. This charge includes $8.8 million for professional and advisory fees associated with our evaluation of a longer-term financial plan (including amendments to our bank debt) and severance related payments (approximately $3.9 million) primarily associated with headcount reductions and other reductions in costs in our U.S. operations during November 2000. As of February 28, 2001, all of these terminated employees have been paid in full all amounts due as a result of this headcount reduction.

NOTE 6 - LOSS ON SALE/DISPOSAL OF THEATRES AND OTHER
----------------------------------------------------

Loss on sale/disposal of theatres and other includes losses on theatres which have been sold or disposed, the write-down of net book value (including allocated goodwill) and other costs associated with theatres targeted for accelerated disposition or lease renegotiation and a charge of approximately $4.6 million related to the impairment of assets related to the Magic Johnson Partnership. The loss on sale/disposal of theatres and other of $245.8 million for the fiscal year ended February 28, 2001 includes a fourth quarter charge of $80.5 million primarily associated with the write-off of net book value relating to 32 locations comprising 246 screens targeted for accelerated disposal or lease renegotiation on a short-term basis. For the fiscal year ended February 28, 2001, the loss on sale/disposal of theatres includes a charge of $245.8 million (consisting primarily of the write-off of net book value of $207.0 million and allocated goodwill of $58.5 million partially offset by net proceeds from asset sales), including the aforementioned fourth quarter charge, for a plan to accelerate the disposal of approximately 189 theatres comprising 1,160 screens in the U.S., Canada and internationally. These accelerated disposal plans were as a result of the continued decline in attendance levels experienced at these theatres which was exacerbated by the "sub-par" industry-wide summer and fall box office levels. These 189 theatres targeted for disposal generated $215.4 million in revenues and negative operating cash flow of $22.2 million for the fiscal year ended February 28, 2001. During the fiscal year ended February 28, 2001, the Company actually disposed of 107 of these theatre locations comprising 587 screens with the remainder targeted for disposal/renegotiation in Fiscal 2002.

The aforementioned loss on sale/disposal of theatres, which also includes the write-off of certain costs associated with discontinued theatre projects, has been included in the Loss on Sale/Disposal of Theatres and Other line of the Statement of Operations.

NOTE 7 - ACCOUNTS RECEIVABLE
----------------------------

As of February 28, 2001, accounts receivable of $11.5 million consists of trade receivables of $6.3 million and other receivables of $5.2 million. As of February 29, 2000, accounts receivable of $17.3 million consists of trade receivables of $9.9 million, receivables related to construction advances of $4.0 million and other receivables of $3.4 million.

NOTE 8 - PROPERTY, EQUIPMENT AND LEASEHOLDS
-------------------------------------------

Property, equipment and leaseholds consists of:

                                                                   FEBRUARY 28 or 29,
                                                                    2001                 2000
                                                          --------------       --------------
Land                                                       $      61,562      $        85,274
Buildings                                                        486,235              474,386
Equipment                                                        299,371              301,010
Leasehold Improvements                                           187,980              204,496
Theatre Lease Rights                                             358,690              449,254
Construction in Progress                                          58,534               73,148
                                                           -------------       --------------
          TOTAL PROPERTY, EQUIPMENT AND  LEASEHOLDS            1,452,372            1,587,568
Less: Accumulated Depreciation and Amortization                  383,449              369,234
                                                           -------------       --------------
                                                           $   1,068,923       $    1,218,334
                                                           =============       ==============

The cost of property and equipment under capital leases amounted to $40.3 million and $59.5 million, with accumulated depreciation of $9.9 million and $10.1 million as of February 28, 2001 and February 29, 2000, respectively. Depreciation expense of property and equipment under capital leases is included in depreciation and amortization expense in the Consolidated Statement of Operations.

The Company continues to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS No. 121. As a result of this process, the Company has recognized a provision for asset impairment for theatres we continue to operate of $7.5 million, $5.5 million and $4.8 million for the years ended February 28, 2001, February 29, 2000, and February 28, 1999, respectively, which is included in depreciation and amortization expense in the Consolidated Statement of Operations.

NOTE 9 - LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS
--------------------------------------------------------------

The Company's long-term investments primarily consist of a 50% interest in LST which operated 10 theatres with 156 screens, MJT which operated 5 theatres with 60 screens, and Yelmo which operated 18 theatres with 161 screens at February 28, 2001. The Company accounts for these investments following the equity method of accounting.

The Company's  carrying  value of its  investment in LST was  approximately
$13.0 million and $13.5 million, its investment in MJT was approximately $17.3 million and $19.1 million, and its investment in Yelmo was $57.5 million and $43.3 million, at February 28, 2001 and February 29, 2000, respectively. The investments were in the form of equity, interest bearing notes and working capital advances.

The Company's equity share of (losses)/earnings in LST, MJT and Yelmo, in the aggregate, for the fiscal years ended February 28 or 29, 2001, 2000 and 1999 was approximately ($2.3) million, $1.5 million and $2.7 million, respectively. In addition, the Company recorded a charge of approximately $4.6 million related to the write down of certain assets related to MJT which are reflected in the Loss on Sale/Disposal of Theatres and Other line in the Statement of Operations. The following table presents condensed financial information for the LST, MJT and Yelmo partnerships on a combined basis:

                                                                                  YEAR ENDED FEBRUARY 28 or 29,
                                                                              2001                  2000              1999
                                                                   ---------------       ---------------    --------------
Box Office                                                         $        85,632       $        81,531    $       68,410
Concessions/Other                                                           40,844                37,209            30,606
                                                                   ---------------       ---------------    --------------
Total Revenues                                                             126,476               118,740            99,016
Total Operating Costs                                                      100,700                91,319            78,289
General and Administrative Costs                                             4,497                 4,789             3,651
Loss on Sale/Disposal of Theatres and Other                                  7,239                     -                 -
                                                                   ---------------       ---------------    --------------
                                                                            14,040                22,632            17,076
Depreciation and Amortization                                               15,947                10,351             6,905
                                                                   ---------------       ---------------    --------------
(Loss)/Income from Operations                                      $        (1,907)      $        12,281    $       10,171
                                                                   ================      ===============    ==============
Net (Loss)/Income                                                  $       (11,079)      $         2,954    $        5,370
                                                                   ================      ===============    ==============


NOTE 10 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES
-----------------------------------------------

Accounts payable and accrued expenses consist of:

                                                 FEBRUARY 28 OR 29,
                                                     2001              2000
                                          ---------------    --------------
Accounts payable -- trade                 $        41,942    $       96,783
Accrued occupancy                                   6,583            19,452
Other accrued expenses                             39,534            84,842
                                          ---------------    --------------
                                          $        88,059    $      201,077
                                          ===============    ==============

At February 28, 2001 and February 29, 2000, other accrued expenses include $4.0 million and $21.5 million, respectively, of contractual obligations and other liabilities related to the Combination. Additionally, approximately $44.0 million and $104.5 million of contractual obligations related to the Combination are included in Other Long-term Liabilities at February 28 or 29, 2001 and 2000, respectively. These contractual obligations relate to unfavorable above market lease obligations or contractual buyouts for certain theatres identified in the Cineplex Odeon circuit at the time of the acquisition and were included in the acquisition cost of the Combination. Also see Note 3 to these consolidated financial statements as certain liabilities in the current year have been reclassified to liabilities subject to compromise as a result of the bankruptcy proceedings.

NOTE 11 - LONG-TERM DEBT AND OTHER OBLIGATIONS
----------------------------------------------

Due to the Company's failure to comply with certain financial covenants and the commencement of the Chapter 11 and CCAA cases, the Company is in default on substantially all of its pre-petition debt obligations. Except as otherwise may be determined by the Bankruptcy Court or the Superior Court, the stay protection afforded by the Chapter 11 and CCAA cases prevents any action from being taken with regard to any of the defaults under the pre-petition debt obligations. Certain of these obligations are classified as Liabilities Subject to Compromise at February 28, 2001. See
Note 3 to these consolidated financial statements for additional information. No interest has been paid or accrued on indebtedness subsequent to the petition date and no principal payments have been made since the petition date. In accordance with the final order approving the DIP Facility, the Company is authorized to make adequate protection payments on a monthly basis in an amount equal to the base rate of interest plus 150 basis points on the pre-petition bank debt outstanding under the Senior Revolving Credit Facility. Long-term debt and other obligations consist of:

                                                                                                FEBRUARY 28 OR 29,
                                                                                                    2001              2000
                                                                                         ---------------    --------------
Senior Revolving Credit Facility due 2003 - average interest rate of 9.2%
   and 7.48% at February 28, 2001 and February 29, 2000, respectively                    $       733,844    $      530,000
Senior Subordinated Notes with interest at 8.875% due 2008, net of
   original issue discount                                                                             -           297,940
Mortgages payable - non-recourse, payable from 1998 through 2008                                       -                 -
   Interest rates from 8.5% to 11.5%                                                              10,746            12,498
                                                                                         ---------------    --------------
                                                                                                 744,590           840,438
Less: Current maturities                                                                         738,197             1,409
                                                                                         ---------------    --------------
                                                                                         $         6,393    $      839,029
                                                                                         ===============    ==============

Annual maturities of obligations under long-term debt for the next five fiscal years and thereafter are set forth as follows:

YEAR ENDING FEBRUARY 28 or 29,         DEBT
------------------------------         ----
         2002                       $738,197
         2003                            250
         2004                            213
         2005                            236
         2006                            261
         Thereafter                    5,433
                                    --------
                                    $744,590

In connection with the Company's Chapter 11 and CCAA filings, on February 15, 2001, the Company entered into the DIP Facility with Bankers Trust Company, as Administrative Agent. The DIP Facility was approved by the Bankruptcy Court on April 4, 2001. The DIP Facility, which expires on the earlier of January 31, 2002 or upon the occurrence of certain other events, including the effectiveness of a plan of reorganization, is designed to provide the Company with liquidity to operate in the ordinary course and meet certain of its funding commitments for completion of certain theatre complexes now under construction in North America. The debtor-in-possession commitment that LCP received from Bankers Trust is for approximately $146 million, $60 million of which consists of a revolving credit line with the remaining $86 million being used to repay post-default advances (i.e., subsequent to August 31, 2000) made under the Senior Revolving Credit Facility, which were secured with mortgages on eleven of the Company's existing theatre properties, and to provide for outstanding letters of credit. Loans under the DIP Facility bear interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%. The terms of the DIP Facility contain certain restrictive covenants which include: limitations on the incurrence of additional guarantees, liens and indebtedness, limitations on the sale of assets, and the funding of capital expenditures. The DIP Facility also requires that the Company meet certain minimum consolidated cumulative earnings before interest, taxes, depreciation/amortization and other expenses as defined. For the months ended February 28, 2001 and March 31,
2001, the Company was in compliance with all financial covenant requirements reflected in the DIP Facility.

The $60 million revolving credit facility included in the DIP Facility will be used to finance the Company's operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon Canada - up to a maximum of $20 million) and the completion of certain "designated" construction projects, currently under construction, which were committed to prior to the petition date. The terms of the DIP Facility also require the Company to make adequate protection payments on a monthly basis on the pre-default amounts borrowed under the Senior Revolving Credit Facility (approximately $655 million). The amount of the monthly adequate protection payments is based on the base rate of interest plus 150 basis points. The loan to Cineplex Odeon of up to $20 million was approved by the Superior Court on February 15, 2001. This loan has been secured by the assets of Cineplex Odeon and its subsidiaries with the security being held by Deutsche Bank (Canada) as agent. The loan and the security therefor have been pledged to the lenders under the DIP Facility. As of February 28, 2001, no amounts had been drawn against the DIP Facility. As of May 18, 2001, $4.0 million has been drawn against the DIP Facility. The Company's availability under the DIP Facility amounts to $56 million as of May 18, 2001.

On August 5, 1998, the Company issued $300 million of 8 7/8% Senior Subordinated Notes due 2008. On February 1, 2001, the required interest payment of $13.3 million due on the Company's Notes was blocked by the lenders under the Senior Revolving Credit Facility. In accordance with the Indenture, the Company had thirty days to cure the default before such payment default became an event of default which would permit the requisite holders to accelerate payment of the outstanding principal amount of and accrued interest on these notes. These notes automatically accelerated as a result of the Chapter 11 filing. The Company does not at this time have access to capital to be able to repay these notes or interest in cash. The payments on the 8 7/8% Senior Subordinated Notes, including interest, have been stayed and have been reclassified as Liabilities Subject to Compromise in the February 28, 2001 consolidated balance sheet.

On August 18, 1998, the Company entered into interest rate swap agreements, with an aggregate notional amount of $250 million, for a period of four years to hedge a portion of the Senior Revolving Credit Facility variable interest rate risk. On May 26, 2000, the Company monetized the value of these contracts and sold these swaps for $8.65 million. The Company believes that it maximized the value of these contracts as a result of this sale. As the Company had accounted for these swaps as interest rate hedges, the gain realized from the sale has been deferred and will be realized pending the reorganization of the debt.

NOTE 12 - LEASES
----------------

The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume, and may include escalation clauses, guarantees and certain other restrictions, and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years.

Future minimum rental commitments at February 28, 2001 under the above mentioned operating and capital leases, having an initial or remaining non-cancelable lease term of one or more years are set forth as follows:

                                               OPERATING           CAPITAL
YEAR ENDING FEBRUARY 28 or 29,                    LEASES            LEASES
------------------------------            --------------    --------------
   2002                                  $       105,148    $        4,377
   2003                                          104,281             4,316
   2004                                          101,992             4,374
   2005                                          102,161             4,299
   2006                                          102,432             4,244
   Thereafter                                  1,133,832            43,306
                                         ---------------    --------------
   Total Minimum Rentals                 $     1,649,846            64,916
                                         ===============
  Less Amount Representing Interest                                 29,529
                                                            --------------
  Present Value of Net Minimum Rentals                      $       35,387
                                                            ==============

The future minimum rental commitments at February 28, 2001 for the next five fiscal years and thereafter, as set forth in the table above, exclude rental commitments for those leases which have been rejected/repudiated as a result of the Chapter 11 and CCAA filings.

Minimum rental expense related to operating leases was $115,050, $102,888 and $74,610 for the years ended February 28 or 29, 2001, 2000 and 1999, respectively. Percentage rental expense for those same periods was $4,936, $7,521 and $7,265, respectively.

NOTE 13 - EMPLOYEE AND POSTRETIREMENT BENEFIT PLANS
---------------------------------------------------

Profit Sharing and Savings Plan

The Company has a defined contribution Profit Sharing and Savings Plan ("Savings Plan") for substantially all eligible salaried employees in the United States and Canada under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), however this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $2,613, $2,377 and $1,922 for the years ended February 28 or 29, 2001, 2000, and 1999, respectively.

Employee Health and Welfare and Other Post-retirement Benefits

The Company provides health and welfare benefits and post-retirement benefits to eligible executives and employees in the United States and Canada. The Company has accrued post-retirement benefits of $3,535 and $3,640 at February 28, 2001 and February 29, 2000, respectively, and recognized an annual cost of $49, nil and $162 for the years ended February 28 or 29, 2001, 2000, and 1999, respectively. The cost and accrued benefit obligations are calculated using a discount rate of 7.5% and 8% for the years ended February 28, 2001 and February 29, 2000, respectively, and a health care trend rate of 8% for fiscal year 2001 (with this rate assumed to gradually decrease to 5% for fiscal 2004 and thereafter).

Pension Plans

As a result of the Combination, the Company acquired the U.S. and Canadian pension plans previously administered by Cineplex Odeon.

Cineplex Odeon had a defined benefit pension plan covering all full-time employees in the United States which provides benefits based on years of service and the employees' compensation for certain periods during the last years of employment. During fiscal year 1999, the Company decided to freeze benefits under this plan and convert the plan to a cash balance plan. This plan was restructured as of January 1, 1999 and all eligible employees previously covered under the plan became eligible to participate in the Company's Savings Plan. The fair value of the pension plan assets acquired and the projected benefit obligations assumed as a result of the Combination were $6,679 and $12,779, respectively. As of February 28 or 29, 2001 and 2000, the pension fund assets were $8,052 and $7,256, respectively, the projected benefits obligations were $11,125 and $11,137, respectively, and the Company had accrued pension costs of $3,205 and $4,661, respectively, associated with this plan. Additionally, the Company has recognized an annual cost of $368, $402 and nil for the year ended February 28, 2001, February 29, 2000 and February 28, 1999, respectively. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 7.5% and 8% for the years ended February 28, 2001 and February 29, 2000, respectively, and a long-term rate of return of 8.5% for fiscal years 2001 and 2000.

The Company has a pension plan covering substantially all full-time Canadian employees. Prior to January 1, 1993 this plan was a defined benefit plan, and effective on that date it was converted to a defined contribution plan. At the date of conversion, benefits under the defined benefit plan were frozen. The actuarial estimate for the plan covering Canadian employees indicate a surplus of pension fund assets over accrued benefits of approximately $918 and $1,538 as of February 28, 2001 and February 29, 2000, respectively. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 6.5% and 7% and a long-term rate of return of 7% for fiscal years 2001 and 2000.

Other Plans

Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, benefit expenses aggregated $1,590, $1,790 and $1,731 for the years ended February 28 or 29, 2001, 2000 and 1999, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS
------------------------------------

The Company has exhibited films distributed by SPE in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 2001 and February 29, 2000, the Company owed SPE and affiliates $10,866 and $6,186, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $41,015, $38,449 and $33,799, for the years ended February 28 or 29, 2001,
2000 and 1999, respectively. Additionally, the Company leases a theatre property from an affiliate of SCA. Total occupancy related payments during fiscal years 2001 and 2000 were $4,685 and $1,967, respectively.

The Company has exhibited films distributed by Universal in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 2001 and February 29, 2000, the Company owed Universal $1,014 and $5,221, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by Universal in the amount of $48,172 and $51,266 for the years ended February 28 or 29, 2001 and 2000, respectively.

At February 28, 1998, the Company had debt due to SCA affiliates totaling $296.3 million. This amount was comprised of a promissory note and working capital advances. The debt due to SCA affiliates carried interest at an intercompany interest rate determined by SCA (5.9% at February 28, 1998) and was due October 31, 1998. This amount was repaid in conjunction with the closing of the Combination on May 14, 1998. Interest expense incurred on the "Debt due to SCA Affiliates" was $6,942 for the year ended February 28, 1999.

In addition to the above related party transactions, SCA and LCP provided certain services to one another, primarily relating to activities prior to the Combination. SCA affiliates provided certain services relating to the following activities: Insurance and risk management services, including excess liability, workman's compensation and officers and directors coverage among others, benefits administration and payroll processing, and tax processing services. LCP provided certain services to SCA affiliates relating to the following activities: Finance, Administrative and MIS support. The net amount charged to the Company for these services amounted to $25, $143 and $610 for the years ended February 28 or 29, 2001, 2000 and 1999, respectively. For the years ended February 28 or 29, 2001, 2000 and 1999, the Company was also charged by a SCA affiliate for certain administrative related services in the amounts of nil, nil and $115, respectively. The Company believes the costs of the above mentioned services are commensurate with that which would be charged by third parties for similar services.

The Company has entered into several transactions with affiliates of Millennium Development, an affiliate of MDP Ventures II LLC, and negotiations are ongoing with respect to other transactions. The Company leases real property in New York from an affiliate of Millennium. Total occupancy related payments to Millennium during fiscal year 2001 were approximately $5.3 million. In December 2000, the Company entered into an agreement with an affiliate of Millenium to restructure a lease entered into by one of its subsidiaries concerning a property in Boston, Massachusetts. Under the terms of the revised agreement, aggregate base lease payments will be approximately $3.8 million per year with percentage rent payments based on the performance of the theatre. Payments under this lease are expected to commence in fiscal year 2002. The Company's Star Theatres partnership and an affiliate of Millennium each hold a 50% interest in Star Southfield Center, LLC, which leases real property in Michigan to Star Theatres. Total rental related payments to Star Southfield Center, LLC under this lease for fiscal year 2001 were approximately $2.8 million.

NOTE 15 - INCOME TAXES
----------------------

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". This statement applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

For periods prior to the closing of the Combination, the Company filed a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes, the Company calculated federal, state and local income taxes as if it filed its returns on a stand-alone basis. For all periods after the closing of the Combination, the Company files a consolidated tax return for federal income tax purposes, and appropriate state and local tax returns, independent of SCA.

The provision for income taxes consists of the following:

                                                                      FEBRUARY 28,          FEBRUARY 29,      FEBRUARY 28,
                                                                              2001                  2000              1999
                                                                     -------------        --------------     -------------
Current tax expense/(benefit)
   U.S. Federal                                                      $           -        $            -     $           -
   State and Local                                                           2,000                   593            (1,321)
   Foreign                                                                   1,598                 1,069               618
                                                                     -------------        --------------     -------------
       Total Current                                                         3,598                 1,662              (703)
Deferred tax expense/(benefit)
   U.S. Federal                                                                  -                     -             1,929
   State and Local                                                               -                     -               961
                                                                     -------------        --------------     -------------
       Total tax provision                                           $       3,598        $        1,662     $       2,187
                                                                     =============        ==============     =============


Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

                                                                  FEBRUARY 28,             FEBRUARY 29,            FEBRUARY 28,
                                                                 2001         %            2000       %            1999        %
                                                             ----------------------    -------------------   ----------------------

(Benefit)/provision on pre-tax (loss)/income before
   cumulative effect of change in accounting principle
   at statutory federal income tax rate                      $ (148,683)   (35.0)      $ (17,405)   (35.0)    $  (1,293)     (35.0)
(Benefit)/provision for state and local taxes (net
   of federal income tax benefit)                                 1,300      0.3             385      0.8          (234)      (6.3)
Change in valuation allowance                                   143,373     33.8          13,205     26.6        (1,000)     (27.1)
Impact of foreign operations (primarily minimum/capital
   taxes)                                                         1,598      0.4           1,069      2.1           618       16.7
Other non-deductible expenses (primarily amortization
   of goodwill and other intangible assets)                       6,010      1.4           4,408      8.9         4,096      110.9
                                                             ----------  -------       ----------  -------   -------------  -------
                                                             $    3,598      0.9       $   1,662      3.4   $       2,187     59.2
                                                             ==========  =======       ==========  =======   =============  =======

Significant components of the deferred tax assets and liabilities follow:

                                                                    FEBRUARY 28,            FEBRUARY 29,
                                                                            2001                    2000
                                                                  --------------          --------------
Net deferred tax assets:
Net operating loss carryforwards                                  $      293,344          $      211,860
Loss on sale/disposals of theatres and other                              96,594                  15,110
Contractual obligations                                                   42,161                  47,119
Book/tax fixed asset basis differences                                    22,757                  25,588
Other                                                                     19,111                  15,150
                                                                  --------------          --------------
                                                                         473,967                 314,827
Less: Valuation allowance                                               (457,817)               (296,854)
                                                                   --------------         ---------------
Total net deferred tax assets                                             16,150                  17,973

Net deferred tax liabilities:
Depreciation and Amortization                                             16,150                  17,973
                                                                  --------------          --------------
Total net deferred tax liabilities                                        16,150                  17,973
                                                                  --------------          --------------

        Net Deferred Tax Liability                                $            -          $            -
                                                                  ==============          ==============


The valuation allowance of $457.8 million as of February 28, 2001 represents a provision for the uncertainty as to the realization of deferred tax assets, including temporary differences associated with the loss on sale and disposals of theatres, certain contractual obligations and net operating loss ("NOL") carryforwards. The Company has concluded that based upon expected future results, it cannot be reasonably assured that the deferred tax asset balance will be realized. During the current year, the valuation allowance for deferred tax assets increased by approximately $161.0 million. This increase was due to the generation of NOLs, relating to a book taxable loss and additional temporary differences, primarily relating to the loss on sale and disposals of theatres.

For tax purposes, NOLs of approximately $683.3 million, expiring between the years 2002 and 2020, are available to offset future taxable income. A portion of the U.S. NOL carryforwards, in the amount of $253.6 million, is subject to certain limitations and restrictions under the Internal Revenue Code of 1986, as amended. Although the Company continues to realize net operating losses ("NOLs") for income tax purposes, it continues to be subject to levels of minimum state and local income and capital taxes in North America, which are not offset by NOLs. Additionally, all of the goodwill arising from the Combination will be non-deductible in determining future income tax expense in the United States. However, the Company believes that its NOLs will substantially offset any additional tax calculated on the add-back of goodwill amortization.

As a result of any plan of reorganization, the net operating loss carryforward may be reduced, and possibly eliminated, due to any potential extinguishment of debt. In addition, any remaining net operating losses may be limited due to any potential change in ownership.

No provisions have been made for foreign withholding taxes or United States income taxes associated with the cumulative undistributed earnings of foreign subsidiaries as of February 28, 2001, as these earnings are expected to be reinvested in working capital and other business needs indefinitely. A determination of the amount of unrecognized deferred tax liability with respect to such earnings is not practicable. Moreover, any additional taxes payable on these earnings if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid.

NOTE 16 - SEGMENT AND GEOGRAPHIC DATA
-------------------------------------

The Company is engaged in one line of business, motion picture exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas.

                                                                 UNITED                         INT.'L/
                                                                 STATES           CANADA         OTHER         CONSOLIDATED
                                                          -------------    -------------     -------------     ------------
February 28, 2001

   Box office revenue                                     $     516,772    $     110,030     $       2,049    $     628,851
   Concessions                                            $     194,741    $      45,665     $         628    $     241,034
   Total operating revenue                                $     734,223    $     165,395     $       3,898    $     903,516
   Loss from operations                                   $    (169,191)   $    (102,547)    $     (12,322)   $    (284,060)
   Total assets                                           $   1,314,851    $     295,461     $      67,274    $   1,677,586
   Capital expenditures                                   $     108,977    $      41,706     $         176    $     150,859
   Depreciation and amortization expense                  $     100,198    $      24,390     $         945    $     125,533


February 29, 2000

   Box office revenue                                     $     525,698    $     119,847     $       2,229    $     647,774
   Concessions                                            $     191,749    $      51,088     $         674    $     243,511
   Total operating revenue                                $     744,773    $     180,272     $       5,378    $     930,423
   Income/(loss) from operations                          $      28,140    $        (834)    $      (4,306)   $      23,000
   Total assets                                           $   1,487,981    $     362,998     $      56,410    $   1,907,389
   Capital expenditures                                   $     149,158    $      28,778     $       7,414    $     185,350
   Depreciation and amortization expense                  $      91,861    $      20,586     $         600    $     113,047


February 28, 1999

   Box office revenue                                     $     489,980    $      95,895     $       1,203    $     587,078
   Concessions                                            $     186,336    $      41,586     $         410    $     228,332
   Total operating revenue                                $     703,532    $     145,148     $       2,480    $     851,160
   Income/(loss) from operations                          $      45,817    $       9,512     $      (1,806)   $      53,523
   Total assets                                           $   1,444,547    $     339,773     $      21,881    $   1,806,201
   Capital expenditures                                   $     113,978    $      33,220     $           -    $     147,198
   Depreciation and amortization expense                  $      79,744    $      10,851     $         125    $      90,720

No single customer accounts for more than 10% of total revenues for each of the three years ended February 28, 2001.

NOTE 17 - STOCK OPTION PLANS
----------------------------

During fiscal 1998, the Company created the 1997 Stock Incentive Plan (the "Plan") providing for the granting of options to employees, officers, directors, consultants, and advisors of the Company or an affiliate. The Plan is administered by a committee of the Board of Directors (the "Committee"). The Plan provides for the grants or awards of incentive and non-qualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares. During December 1997, the Company granted non-qualified stock options to certain key employees. During April 1999, the Company granted 1,991,472 additional non-qualified stock options to 900 of its employees. Additionally, during April 2000, the Committee approved a grant of 340,000 non-qualified stock options to the Company's employees. Under the Plan, the Company has a total of 5,862,265 shares available for the grant of awards. As of February 28, 2001, an aggregate of 5,143,361 shares were outstanding with 718,904 available for future grant. These options granted, in addition to the options available for future grant, could potentially dilute future earnings per share. Except in the case of 500,000 options granted, which vested immediately, the options generally vest and become exercisable ratably over a five year period, commencing on the first anniversary of the closing date of the Combination, but in any event, will be fully vested and exercisable as of the fifth anniversary of the date of grant. The options generally expire ten years after grant.

Cineplex Odeon had a stock option plan in place prior to the Combination. Following the Combination, the Cineplex Odeon options were converted to 1.2 million options in LCP shares at an exchange ratio of 10 for 1 and the historical option prices were converted by a factor of 10 times. The Cineplex Odeon options denominated in Canadian dollars have been converted utilizing the exchange rate in effect on the date of conversion. The conversion costs relating to the Cineplex Odeon options were not material.

The  following  table  summarizes   information  about  the  stock  options
outstanding at February 28, 2001 and February 29, 2000 (per share amounts are in whole dollars):

                                                                   2001                               2000
                                                                   ----                               ----
                                                        Number of      Weighted Average      Number of   Weighted Average
                                                          Shares        Exercise Price         Shares      Exercise Price
                                                        ---------      ----------------      ---------   ----------------
   Shares  under option:
      Outstanding at beginning of year                   5,152,560         $  12.381          3,336,553      $ 13.059
      Granted                                              340,000         $   3.625          1,991,472      $ 11.140
      Exercised                                                 --         $      --                 --      $     --
      Forfeited/Expired                                   (349,199)        $  10.836           (175,465)     $ 11.201
                                                       -----------------------------        -------------------------
   Outstanding at end of year                            5,143,361         $  11.907          5,152,560      $ 12.381
   Options exercisable at year-end                       2,686,910         $  12.525          2,033,511      $ 12.994
   Weighted average fair value of
     options granted/converted                                             $    1.47                         $   4.35

The Company applies APB No. 25 and related interpretations in accounting for the Plan. For purposes of the disclosure below, compensation costs for the Plan have been determined based upon the fair value at the date of grant for awards under the Plan, consistent with the methodology under SFAS No. 123, utilizing the Black-Scholes option pricing model based on the following assumptions:

                                                 2001             2000
                                                 ----             ----
        Expected life (years)                      5                5
        Expected volatility                       38.97%           34.27%
        Expected dividend yield                    --               --
        Risk free interest rate                    6.41%            5.13%

The Company's net loss and loss per share for the years ended February 28, 2001, February 29, 2000 and February 28, 1999 are presented in the pro forma amounts indicated below:


                                                                    2001             2000           1999
                                                                    ----             ----           ----
       Net loss                           As reported            ($436,246)         ($51,390)      ($5,880)
                                                                 ==========         =========      ========
                                          Pro forma              ($438,097)         ($53,102)      ($7,323)
                                                                 ==========         =========      ========

       Loss per share-basic               As reported              ($7.44)           ($0.88)        ($0.12)
                                                                   =======           =======        =======
                                          Pro forma                ($7.47)           ($0.91)        ($0.15)
                                                                   =======           =======        =======

       Loss per share-diluted             As reported              ($7.44)           ($0.88)        ($0.12)
                                                                   =======           =======        =======
                                          Pro forma                ($7.47)           ($0.91)        ($0.15)
                                                                   =======           =======        =======

NOTE 18 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

COMMITMENTS
The Company has entered into commitments for the completion of construction of 7 theatre properties (comprising 117 screens) aggregating approximately $60.4 million anticipated to be funded over the next year. The Company has also guaranteed an additional $99.4 million related to obligations under lease agreements entered into by MJT.

METREON ARBITRATION
In May 1997, the Company entered into a 21 year lease with Metreon, Inc. ("Metreon") an affiliate of Sony Corporation of America, to operate a multiplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to construction costs (amount of dispute is approximately $5 million) that may be the Company's responsibility under the lease. Also, the Company is in dispute with regard to the nature of the costs that Metreon is seeking to include as operating expenses under the lease, and the proper allocation of operating expenses to this theatre, based on the Company's proportionate share of the complex. To date, the Company has been unable to resolve these issues through negotiation with Metreon. The estimated difference in operating expenses allocable to this theatre, taking into account differences over both the nature of the allocable costs and determination of the Company's proportionate share of the complex, is approximately $3 - $4 million per annum for the duration of the lease. Pursuant to the terms of the lease, the Company is to contribute to the operating expenses of the complex in an amount equal to its proportionate share of the total floor area of the complex. Metreon has asserted that the Company's proportionate share of the complex is approximately 49%, while the Company asserts that its proportionate share is approximately 32%. On September 19, 2000, as permitted by the lease, Metreon filed a demand for arbitration with the American Arbitration Association seeking a declaration of the proportionate share of the complex floor area occupied by this theatre. The Company believes that it has meritorious defenses to all of Metreon's claims against the Company under the lease and intends to vigorously assert its position regarding its proportionate share of the complex. This arbitration is stayed as a result of the filing of the Chapter 11 petition.

ADA LITIGATION
The Department of Justice, in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon's theatres in New York City with respect to its compliance with the Americans with Disabilities Act ("ADA") and the New York City Human Rights Law. The Department of Justice has alleged that its investigation had identified numerous violations of the ADA. The Company has opposed, and will continue to vigorously oppose the allegations and claims of the Department of Justice with respect to the compliance of these theatres under the ADA. However, the Company cannot guarantee that the remediation costs relating to the ADA will not be material.

ENVIRONMENTAL  LITIGATION
Two of the Company's leased drive-in theatres, both in the State of Illinois, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of construction debris, auto shredder residue and other debris. Such material may contain hazardous substances. One of these leases terminated in the ordinary course prior to the Debtors filing their Chapter 11 cases. Pursuant to an order of the Bankruptcy Court, the other lease was rejected in accordance with the Bankruptcy Code. Termination or rejection of these leases, however, may not terminate all of the Debtors' liability in connection with the disposal of debris on these properties. In addition, the rejected lease property is the subject of an action, filed in August 1998 in the circuit court of Cook County, Illinois by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and ground water testing and remediation, if necessary. This action may be stayed, in whole or in part, as the result of the commencement of the Debtors's Chapter 11 cases. The Company's range of probable liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability, and the ability of the Debtors to discharge certain claims and liabilities in connection with this action under applicable Bankruptcy law. If necessary, the Company intends to vigorously defend against this action and will continue to evaluate future information and developments with respect to conditions at this property and will periodically reassess any liability accordingly. Based on the foregoing, there can be no assurance that the Company's liability, if any, in connection with this action will not be material.

COMPETITION BUREAU PROCEEDINGS
The Canadian Competition Bureau (the "Bureau") recently obtained a Federal Court Order requiring a number of exhibitors and distributors, including the Company's subsidiaries (Cineplex Odeon Corporation and Cineplex Odeon (Quebec) Inc.), to produce significant business information by April 27, 2001. This Order is in connection with an inquiry by the Bureau relating to certain practices of motion picture exhibitors, including Cineplex Odeon Corporation, and motion picture distributors. On April 27, 2001, Cineplex Odeon complied with the order and provided the required business information to the Competition Bureau. The Company intends to vigorously oppose any allegation of anti-competitive conduct on its part.

SIX WEST RETAIL ACQUISITION, INC.
On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company, initiated a lawsuit against us and some of our affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that we have violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of our subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of our subsidiaries under a written management agreement. Six West also alleges that we violated our contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of our subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against Loews. The court denied the motion with respect to the remainder of the amended complaint and the non-Loews corporate defendants. Discovery in the action is still in progress. This action was stayed with respect to these defendants that are among the U.S. Debtors as a result of the filing of the Chapter 11 petition. We believe that Six West's claims are without merit and intend to oppose them vigorously.

OTHER
Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results, financial position and cash flows.

NOTE 19 - SELECTED UNAUDITED QUARTERLY DATA
-------------------------------------------


The table below presents selected unaudited quarterly data(1). All dollar amounts reflected in the table below are in thousands of U.S. dollars, except per share amounts.

                                                                FIRST        SECOND       THIRD        FOURTH
                                                             QUARTER (3)     QUARTER      QUARTER    QUARTER(2)       TOTAL
                                                            ------------ -----------  -----------  ------------ -----------

FEBRUARY 28, 2001

   Revenue                                                $     205,270  $   265,018  $   192,137  $   241,091  $   903,516
   Loss from operations                                   $      (9,084) $   (31,033) $  (157,604) $   (86,339) $  (284,060)
   Net loss before cumulative effect
     of change in accounting principle (4)                $     (31,473) $   (55,536) $  (185,895) $  (155,501) $  (428,405)
   Net loss                                               $     (39,314) $   (55,536) $  (185,895) $  (155,501) $  (436,246)
   Loss per share before cumulative effect
     of change in accounting principles - basic
     and diluted                                          $        (.54)  $    (.95)   $    (3.17)  $    (2.65)  $    (7.31)
   Loss per share - basic and diluted                     $        (.67)  $    (.95)   $    (3.17)  $    (2.65)  $    (7.44)


FEBRUARY 29, 2000

   Revenue                                                $     201,784  $   303,292  $   209,250  $   216,097  $   930,423
   (Loss)/Income from operations                          $      (5,155) $    34,291  $    (6,320) $       184  $    23,000
   Net (loss)/income                                      $     (21,879) $    15,863  $   (23,838) $   (21,536) $   (51,390)
   (Loss)/Earnings per share - basic and diluted          $        (.37) $       .27     $   (.41)   $    (.37) $      (.88)


Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share do not necessarily equal the total for the year.

Notes:
(1) The Company's business is seasonal with a substantial portion of its revenues being derived during the summer months and holiday season.

(2) Depreciation and amortization costs include adjustments necessary to reflect the allocation of purchase price to the fair value of Cineplex Odeon assets acquired and liabilities assumed as part of the Combination. This allocation of value was substantially completed during the fourth quarter of fiscal year 1999 and was completed during the first quarter of the fiscal year 2000. As a result, adjustments of approximately $3.2 million to reduce previous preliminary estimates of depreciation and amortization expense were recorded in the fourth quarter of fiscal year 1999.

(3) Reflects required retroactive application to the beginning of Fiscal 2001 of SAB No. 101 "Revenue Recognition in Financial Statements." The Company has recorded a one-time charge of $7.8 million to reflect adoption of SAB No. 101. See Note 2 for additional information. The retroactive application of SAB No. 101 to the Company's quarters for fiscal year 2000 would not have a significant impact on the Company's revenues.

(4) The fourth quarter net loss before cumulative effect of change in accounting principle of $155.5 million includes charges for (i) loss on sale/disposal of theatres and other of $80.5 million, (ii) reorganization costs of $42.1 million and (iii) restructuring charges of $7.3 million.

                                SCHEDULE II


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                     VALUATION AND QUALIFYING ACCOUNTS
                       (IN THOUSANDS OF U.S. DOLLARS)


                                                 BALANCE AT     ADDITIONS (CHARGED
                                                 BEGINNING OF   TO COSTS AND           DEDUCTIONS AND      BALANCE AT END
                                                 PERIOD         EXPENSES)              OTHER CHARGES         OF PERIOD
                                                 ------------------------------------------------------------------------
YEAR ENDED FEBRUARY 28, 2001
----------------------------
     Reserve for net book value of
          property, equipment and
          leaseholds                                 $137               $7,500               $7,589                $48
     Reserve for other costs                       $1,788               $7,317               $5,914             $3,191

YEAR ENDED FEBRUARY 29, 2000
----------------------------
     Reserve for net book value of
          property, equipment and
          leaseholds                               $7,309               $5,534              $12,706               $137
     Reserve for other costs                       $4,044                   $0               $2,256             $1,788

YEAR ENDED FEBRUARY 28, 1999
----------------------------
     Reserve for net book value of
          property, equipment and
          leaseholds                               $5,999               $4,800               $3,490             $7,309
     Reserve for other costs                       $3,797               $1,050                 $803             $4,044

                         ANNUAL REPORT ON FORM 10-K
                           ITEMS 14(a) and 14(c)
                               EXHIBIT INDEX

   2.1(1)      Amended and Restated Master Agreement among Sony Pictures
               Entertainment Inc., Registrant and Cineplex Odeon
               Corporation dated as of September 30, 1997.
   2.2(2)      Amending Agreement dated May 14, 1998.
   2.3(1)      Subscription Agreement by and between Registrant and
               Universal Studios, Inc. dated as of September 30, 1997.
   2.4(1)      Plan of Arrangement.
   3.1(2)      Amended and Restated Certificate of Incorporation of
               Registrant.
   3.2(3)      Amended and Restated By-laws of Registrant.
   10.1(1)     Amended and Restated Stockholders Agreement among
               Registrant, Sony Pictures Entertainment Inc., Universal
               Studios, Inc., The Charles Rosner Bronfman Family Trust and
               Other Parties thereto dated as of September 30, 1997.
   10.2(2)     Tax Sharing and Indemnity Agreement, dated May 14, 1998, by and among Registrant and Sony Corporation of America.
   10.3(2)     Sony Trademark Agreement, dated May 14, 1998, by and among
               Registrant and Sony Corporation of America.
   10.4(2)     Transition Services Agreement, dated May 14, 1998, among
               Registrant, Sony Corporation of America and Sony Pictures
               Entertainment, Inc.
   10.5(2)     Sony Entertainment Center Lease made as of May 9, 1997
               between SRE San Francisco Retail Inc. and Loews California
               Theatres Inc. (portions of such exhibit have been filed
               separately with the SEC under an application for
               confidential treatment pursuant to Rule 83 of the SEC Rules on Organization, Conduct and Ethics, and Information and
               Regulation (17 CFR (S) 200.83)).
   10.6(2)     Sony YBG Entertainment Center Tenant Work Agreement.
   10.7(1)     Form of Director Indemnification Agreement.
   10.8(1)     Loews Cineplex Entertainment Corporation Amended and
               Restated 1997 Stock Incentive Plan.
   10.9(2)     Credit Agreement, dated as of May 14, 1998, among
               Registrant, as Borrower, the lenders listed therein, as
               Lenders, Bankers Trust Company, as Administrative Agent and
               Co-Syndication Agent, and Bank of America NT&SA, The Bank of
               New York and Credit Suisse First Boston, as Co-Syndication
               Agents.
   10.9.1(6)   First Amendment to Credit Agreement, dated as of February
               29, 2000.
   10.9.2(7)   Second Amendment and Limited Waiver to Credit Agreement,
               dated as of September 19, 2000.
   10.9.3(7)   Third Amendment and Limited Waiver to Credit Agreement,
               dated as of October 16, 2000.
   10.9.4(8)   Fourth Amendment and Limited Waiver to Credit Agreement,
               dated as of November 21, 2000.
   10.9.5(9)   Fifth Amendment and Limited Waiver to Credit Agreement,
               dated as of December 7, 2000.
   10.10(4)    Indenture, dated as of August 5, 1998, by and among
               Registrant and Bankers Trust Company, as Trustee.
   10.10.1(9)  Supplemental Indenture, dated as of December 8, 2000 by and among Registrant and HSBC Bank USA as Trustee.
   10.11(2)    Agreement between Registrant and Lawrence J. Ruisi, dated
               April 30, 1998.
   10.13(5)    Agreement between Cineplex Odeon Corporation and Allen Karp, dated August 18, 1999.
   10.15(6)    Agreement between Registrant and Seymour H. Smith, dated
               November 1, 1999.
   10.16(6)    Agreement between Registrant and Travis Reid, dated May 1,
               1998.
   10.17(7)    Agreement between Registrant and Joseph Sparacio, dated May
               1, 1998.
   10.18(7)    Agreement between Registrant and John J. Walker, dated May
               1, 1998.
   10.19(6)    Agreement between Registrant and John C. McBride, Jr., dated
               January 19, 1998.
   10.20(6)    Agreement between Registrant and Mindy Tucker, dated
               December 15, 1997.
   10.21(7)    Agreement between Registrant and J. Edward Shugrue, dated
               December 15, 1997.
   21.1        Subsidiaries of the Registrant.
   23.1        Consent of PricewaterhouseCoopers LLP


   (1) Incorporated by reference from Loews Cineplex's Registration Statement on Form S-4 filed on February 13, 1998, Commission file number 333-46313.
   (2) Incorporated by reference from Loews Cineplex's Annual Report on
       Form 10-K for the fiscal year ended February 28, 1998, as amended.
   (3) Incorporated by reference from Loews Cineplex's Registration Statement on Form S-1 filed on June 15, 1998, as amended, Commission file number 333-56897.
   (4) Incorporated by reference from Loews Cineplex's Registration Statement on Form S-4 filed on October 13, 1998, Commission file number 333-64883.
   (5) Incorporated by reference from Loews Cineplex's Quarterly Report on Form 10-Q for the period ended August 31, 1999.
   (6) Incorporated by reference from Loews Cineplex's Annual Report on Form 10-K for the fiscal year ended February 29, 2000.
   (7) Incorporated by reference from Loews Cineplex's Quarterly Report on Form 10-Q for the period ended August 31, 2000.
   (8) Incorporated by reference from Loews Cineplex's Current Report on Form 8-K, dated November 21, 2000.
   (9) Incorporated by reference from Loews Cineplex's Current Report on Form 8-K, dated December 8, 2000.

                                                               EXHIBIT 21.1

                       SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY                                               State of Incorporation
----------------------------------------------------     ----------------------
1.       LTM New York, Inc.                              Delaware
2.       Loews Cineplex International Holdings, Inc.     Delaware
3.       Loews Theatre Management Corp.                  Delaware
4.       Star Theatres, Inc.                             Delaware
5.       Star Theatres of Michigan, Inc.                 Delaware
6.       Rochester Hills Star Theatres, Inc.             Michigan
7.       Taylor Star Theatres, Inc.                      Michigan
8.       Loews USA Cinemas Inc,                          Delaware
9.       S & J Theatres Inc.                             California
10.      Hawthorne Amusement Corporation                 New York
11.      Hinsdale Amusement Corporation                  New York
12.      Loews Bay Terrace Cinemas, Inc.                 Delaware
13.      Loews Boulevard Cinemas, Inc.                   New York
14.      Loews Broadway Cinemas, Inc.                    New York
15.      Loews Crystal Run Cinemas, Inc.                 New York
16.      Loews Dewitt Cinemas, Inc.                      New York
17.      Loews East Village Cinemas, Inc.                New York
18.      Loews Elmwood Cinemas, Inc.                     New York
19.      Loews Fine Arts Cinemas, Inc.                   New York
20.      Loews Greece Cinemas, Inc.                      Delaware
21.      Loews Levittown Cinemas, Inc.                   New York
22.      Loews Lincoln Theatre Holding Corp.             New York
23.      Loews Monroe Cinema, Inc.                       Delaware
24.      Loews Orpheum Cinemas, Inc.                     New York
25.      Loews Palisades Center Cinemas, Inc.            New York
26.      Loews Paradise Cinemas, Inc.                    New York
27.      Loews Pittsford Cinemas, Inc.                   Delaware
28.      Loews Roosevelt Field Cinemas, Inc.             New York
29.      Loews South Shore Cinemas, Inc.                 Delaware
30.      Loews Stonybrook Cinemas, Inc.                  Delaware
31.      Loews 34th St. Showplace Cinemas, Inc.          New York
32.      Loews Towne Cinemas, Inc.                       New York
33.      Loews Trylon Theatre, Inc.                      New York
34.      Thrity-Fourth Street Cinemas, Inc.              New York
35.      Poli-New England Theatres, Inc.                 Delaware
36.      Putnam Theatrical Corporation                   New York
37.      71st & 3rd Ave. Corp.                           New York
38.      Tri-Son Supply Corp.                            New York
39.      Westchester Cinemas, Inc.                       New York
40.      Cinema 275 East, Inc.                           Ohio
41.      Cityplace Cinemas, Inc.                         Texas
42.      Colorado Cinemas, Inc.                          Colorado
43.      Crestwood Cinemas, Inc.                         Illinois
44.      District Amusement Corporation                  New York
45.      Eton Amusement Corporation                      New York
46.      Forty-Second Street Cinemas, Inc.               New York
47.      Fountain Cinemas, Inc.                          Texas
48.      Gerard Theatre Corporation                      New York
49.      Kips Bay Cinemas, Inc.                          Delaware
50.      Lance Theatre Corporation                       New York
51.      Liberty Tree Cinema Corp.                       Massachusetts
52.      Loews Akron Cinemas, Inc.                       Delaware
53.      Loews Arlington Cinemas, Inc.                   Delaware
54.      Loews Arlington West Cinemas, Inc.              Texas
55.      Loews Astor Plaza, Inc.                         New York
56.      Loews Baltimore Cinemas, Inc.                   Maryland
57.      Loews Berea Cinemas, Inc.                       Delaware
58.      Loews California Theatres, Inc.                 New York
59.      Loews Cedar Cinemas, Inc.                       Delaware
60.      Loews Centerpark Cinemas, Inc.                  Maryland
61.      Loews Century Mall Cinemas, Inc.                Indiana
62.      Loews Cheri Cinemas, Inc.                       Massachusetts
63.      Loews Cherry Tree Mall Cinemas, Inc.            Indiana
64.      Loews Chicago Cinemas, Inc.                     Illinois
65.      Loews Chisholm Place Cinemas, Inc.              Texas
66.      Loews Cinemas Advertising, Inc.                 Illinois
67.      Loews Clarksville Cinemas, Inc.                 Indiana
68.      Loews Connecticut Cinemas, Inc.                 Connecticut
69.      Loews Coral Spring Cinemas, Inc.                Florida
70.      Loews Deauville Gulf Cinemas, Inc.              Texas
71.      Loews Deauville Kingwood Cinemas, Inc.          Texas
72.      Loews Deauville North Cinemas, Inc.             Texas
73.      Loews Deauville Southwest Cinemas, Inc.         Texas
74.      Loews East Hanover Cinemas, Inc.                New Jersey
75.      Loews Exhibition Ride Inc.                      Delaware
76.      Loews Fort Worth Cinemas, Inc.                  Texas
77.      Loews Freehold Mall Cinemas, Inc.               New Jersey
78.      Loews Fresh Pond Cinemas, Inc.                  Massachusetts
79.      Loews Front Street Cinemas, Inc.                Pennsylvania
80.      Loews Fuqua Park Cinemas, Inc.                  Texas
81.      Loews Greenwich Cinemas, Inc.                   Connecticut
82.      Loews Greenwood Cinemas, Inc.                   Delaware
83.      Loews Harmon Cove Cinemas, Inc.                 New Jersey
84.      Loews Houston Cinemas, Inc.                     Texas
85.      Loews I-45 Cinemas, Inc.                        Texas
86.      Loews Indiana Cinemas, Inc.                     Indiana
87.      Loews Kentucky Cinemas, Inc.                    Kentucky
88.      Loews Lafayette Cinemas, Inc.                   Indiana
89.      Loews Lincoln Plaza Cinemas, Inc.               Texas
90.      Loews Louisville Cinemas, Inc.                  Kentucky
91.      Loews Meadowland Cinemas 8, Inc.                New Jersey
92.      Loews Meadowland Cinemas, Inc.                  New Jersey
93.      Loews Memorial City Cinemas, Inc.               Texas
94.      Loews Merrillville Cinemas, Inc.                Illinois
95.      Loews Montgomery Cinemas, Inc.                  Pennsylvania
96.      Loews Mountainside Cinemas, Inc.                New Jersey
97.      Loews New Jersey Cinemas, Inc.                  New Jersey
98.      Loews Newark Cinemas, Inc.                      New Jersey
99.      Loews Norgate Cinemas, Inc.                     Indiana
100.     Loews Norwalk Cinemas, Inc.                     Connecticut
101.     Farmers Cinemas, Inc.                           Delaware
102.     Loews Orland Park Cinemas, Inc.                 Illinois
103.     Loews Park Central Cinemas, Inc.                Texas
104.     Loews Pembroke Pines Cinemas, Inc.              Florida
105.     Loews Pentagon City Cinemas, Inc.               Virginia
106.     Loews Piper's Theatres, Inc.                    Illinois
107.     North Versailles Cinema Inc.                    Pennsylvania
108.     Loews Preston Park Cinemas, Inc.                Texas
109.     Loews Richmond Mall Cinemas, Inc.               Ohio
110.     Loews Ridgefield Park Cinemas, Inc.             New Jersey
111.     Loews Rolling Meadows Cinemas, Inc.             Illinois
112.     Loews Saks Cinemas, Inc.                        Delaware
113.     Loews Showboat Cinemas, Inc.                    New Jersey
114.     Loews Southland Cinemas, Inc.                   Delaware
115.     Loews Theatres Clearing Corp.                   Delaware
116.     Loews Toms River Cinemas, Inc.                  New Jersey
117.     Loews Vestal Cinemas, Inc.                      Delaware
118.     Loews Washington Cinemas, Inc.                  Delaware
119.     Del Amo Theatres, Inc.                          Delaware
120.     Loews West Long Branch Cinemas, Inc.            New Jersey
121.     Loews Westerville Cinemas, Inc.                 Delaware
122.     Loews Westport Cinemas, Inc.                    Connecticut
123.     Loews Williston Cinemas, Inc.                   Vermont
124.     Loews Worldgate Cinemas, Inc.                   Virginia
125.     Loews Yorktown Cinemas, Inc.                    Delaware
126.     Loews-Hartz Music makers Theatres, Inc.         New Jersey
127.     Andy Candy Co., Inc.                            New Jersey
128.     Castle Theatre Corp.                            Delaware
129.     Cinnaminson Thetare Corp.                       New Jersey
130.     Circle Twin Cinema Corp.                        New Jersey
131.     Freehold Cinema Center, Inc.                    New Jersey
132.     Middlebrook Theatre Corporation                 New Jersey
133.     Music Makers Theatres, Inc.                     New Jersey
134.     Berkeley Cinema Corp.                           New Jersey
135.     Brick Plaza Cinemas, Inc.                       New Jersey
136.     Bricktown Picture Corp.                         New Jersey
137.     College Theatre Corp.                           New Jersey
138.     New Brunswick Cinemas, Inc.                     New Jersey
139.     Crofton Quad Corporation                        Maryland
140.     H&M Cinema Corporation                          Maryland
141.     East Windsor Picture Corp.                      New Jersey
142.     Eatontown Theatre Corp.                         New Jersey
143.     Freehold Picture Corp.                          New Jersey
144.     Mall Picture Corp.                              New Jersey
145.     Paramay Picture Corp.                           New Jersey
146.     Jersey Garden Cinemas, Inc.                     New Jersey
147.     Quad Cinema Corp.                               New Jersey
148.     Red Bank Theatre Corporation                    New Jersey
149.     Stroud Mall Cinemas, Inc.                       Pennsylvania
150.     Triangle Theatre Corp.                          Delaware
151.     Massachusetts Cinema Corp.                      Massachusetts
152.     Minnesota Cinemas, Inc.                         Minnesota
153.     Nutmeg Theatre Circuit, Inc.                    Delaware
154.     Parkchester Amusement Corporation               New York
155.     Parsippany Theatre Corp.                        New Jersey
156.     Plainville Cinemas, Inc.                        Connecticut
157.     Talent Booking Agency, Inc.                     New York
158.     Theatre Holdings, Inc.                          Delaware
159.     Crescent Advertising Corporation                New York
160.     Downstate Theatre Corporation                   New York
161.     Fall River Cinema, Inc.                         Massachusetts
162.     Loews Brookfield Cinemas, Inc.                  Connecticut
163.     Loews Post Cinemas, inc.                        Connecticut
164.     Midstate Theatre Corp.                          New York
165.     U.S.A. Cinemas, Inc.                            Delaware
166.     Loews Bristol Cinemas, Inc.                     Connecticut
167.     Loews Burlington Cinemas, Inc.                  Vermont
168.     Loews Holiday Cinemas, Inc.                     Connecticut
169.     Loews Mohwak Mall Cinemas, Inc.                 New York
170.     Mid-States Theatres, Inc.                       Ohio
171.     Beaver Valley Cinemas, Inc.                     Ohio
172.     Campus Cinemas, Inc.                            Kentucky
173.     Cine West, Inc.                                 Ohio
174.     Cinema Development Corporation                  Ohio
175.     Cinema Investments, Inc.                        Ohio
176.     Continent Cinemas, Inc.                         Ohio
177.     D.H. Garfield Advertising Agency, Inc.          Ohio
178.     Flat Woods Theatre Corporation                  Kentucky
179.     I-75 Theatres, Inc.                             Kentucky
180.     J-Town Cinemas, Inc.                            Kentucky
181.     Lexington Mall Cinemas Corporation              Kentucky
182.     Lexington North Park Cinemas, Inc.              Kentucky
183.     Lexington South Park Cinemas, Inc.              Kentucky
184.     Mickey Amusements, Inc.                         Ohio
185.     Midcin Inc.                                     Kentucky
186.     Midtown Cinema, Inc.                            Kentucky
187.     Montclair Cinemas, Inc.                         Ohio
188.     Oxmoor Cinemas, Inc.                            Kentucky
189.     Plaza Cinemas, Inc.                             Ohio
190.     Raceland Cinemas, Inc.                          Kentucky
191.     Salem Mall Theatre, Inc.                        Ohio
192.     Sycamore Theatre, Inc.                          Ohio
193.     Times Theatres Corporation                      Ohio
194.     Towne Center Cinemas, Inc.                      Ohio
195.     Tri-County Cinemas, Inc.                        Ohio
196.     Westland Cinemas, Inc.                          Kentucky
197.     Moviehouse Cinemas, Inc.                        Connecticut
198.     Nickelodeon Boston, Inc.                        Massachusetts
199.     Northern New England Theatres, Inc.             Massachusetts
200.     Sack Theatres, Inc.                             Massachusetts
201.     Village Cinemas, Inc.                           New York
202.     Webster Chicago Cinemas, Inc.                   Illinois
203.     White Marsh Cinemas, Inc.                       New Jersey
204.     Woodridge Cinemas, Inc.                         Illinois
206.     Plitt Theatres, Inc.                            Delaware
207.     RKO Century Warner Theatres, Inc.               Delaware
208.     The Walter Reade Organization, Inc.             Delaware
209.     Plitt Southern Theatres, Inc.                   Delaware
210.     Cineplex Odeon Films, Inc.                      Delaware
211.     Cineplex Odeon Films International, Inc.        Delaware
212.     C.O.H. Entertainment, Inc.                      Delaware
213.     Sedgwick Music Company                          California
214.     Boston Cinemas, Inc.                            Massachusetts
215.     Illinois Cinemas, Inc.                          Illinois
216.     Loews Citywalk Theatre Corporation              California
217.     Methuen Cinemas, Inc.                           Massachusetts
218.     North Star Cinemas, Inc.                        Illinois
219.     Rosemont Cinemas, Inc.                          Illinois
220.     South Holland Cinemas, Inc.                     Illinois
221.     Woodfield Cinemas, Inc.                         Illinois
222.     Cineplex Odeon Corporation                      Canada
223.     Cineplex Odeon (Quebec) Inc.                    Canada
224.     158983 Canada Inc.                              Canada
225.     Les Films Cineplex Odeon Quebec Inc.            Quebec
226.     619918 Ontario Ltd. (Canada Square)             Ontario
227.     796278 Ontario Limited                          Ontario
228.     796279 Ontario Limited                          Ontario
229.     1002817 Ontario Limited                         Ontario
230.     1002818 Ontario Limited                         Ontario
231.     140075 Canada Limited/Ltee.                     Canada
232.     Cine Parc Mercier Inc.                          Quebec
233.     The Film House Group Inc.                       Ontario
234.     Cineplex Odeon International B.V.               Netherlands
235.     Cineplex Odeon (Barbados) Inc.                  Barbados
236.     Cineplex Odeon Hungary KFT                      Hungary
237.     LTM Spain, S.L.                                 Spain
238.     Cineplex Odeon s.r.o.                           Czech Republic
239.     Europlex LCE KinobetriebsgmbH                   Austria
240.     Downtown Boston Cinemas, LLC                    Delaware
241.     Gateway Cinemas, LLC                            Delaware
242.     Lewisville Cinemas, LLC                         Delaware
243.     Loews North Versailles Cinemas, LLC             Delaware
244.     Loews Plainville Cinemas, LLC                   Delaware
245.     Long Island Cinemas, Inc.                       New York
246.     LTM Turkish Holdings, Inc.                      Delaware
247.     Methuen Cinemas, Inc.                           Delaware
248.     Ohio Cinemas, LLC                               Delaware
249.     Richmond Mall Cinemas, LLC                      Delaware
250.     Seattle Cinemas, Inc.                           Washington
251.     Skokie Cinemas, Inc.                            Illinois
252.     Springfield Cinemas, Inc.                       Illinois
253.     Springfield Cinemas, LLC                        Delaware
254.     Waterfront Cinemas, LLC                         Delaware

EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-52453, No. 333-32080, and No. 333-32082) of
Loews Cineplex Entertainment Corporation of our report dated May 18, 2001 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.


/s/  PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP
New York, New York
May 29, 2001

                               APPENDIX III



                                 Form 10Q

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON D.C. 20549


                                 FORM 10-Q

          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

              For the quarterly period ended November 30, 2001


                       Commission file number 1-14099


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
               DEBTORS-IN-POSSESSION AS OF FEBRUARY 15, 2001
           (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                 13-3386485
------------------------------------       -----------------------------------
   (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
   Incorporation or Organization)

          711 Fifth Avenue
         New York, New York                               10022
------------------------------------       ----------------------------------
(Address of Principal                                  (Zip Code)
         Executive Offices)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:      (212) 833-6200
                                                         --------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes  X   No
                                                  -----

Common Stock outstanding (including non-voting common stock) - 58,622,646 shares at November 30, 2001

PART I.           FINANCIAL INFORMATION

ITEM 1.           FINANCIAL STATEMENTS


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)
                         CONSOLIDATED BALANCE SHEET
    (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE INFORMATION)

                                                                         November 30,       February 28,
                                                                                 2001               2001
                                                                         ------------       ------------
                                                                          (Unaudited)

                                    ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                           $     55,561       $     47,200
     Accounts receivable                                                       17,531             11,453
     Inventories                                                                3,473              4,056
     Prepaid expenses and other current assets                                  5,028              7,340
                                                                         ------------       ------------
               TOTAL CURRENT ASSETS                                            81,593             70,049

PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                                     1,001,311          1,068,923
OTHER ASSETS
     Investments in and advances to partnerships                               92,586             95,359
     Goodwill, net                                                            400,498            416,514
     Other intangible assets, net                                              20,319             21,220
     Deferred charges and other assets                                          6,922              5,521
                                                                         ------------       ------------
               TOTAL ASSETS                                              $  1,603,229       $  1,677,586
                                                                         ============       ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable and accrued expenses                               $    118,974       $     88,059
     Deferred revenue                                                          19,640             22,423
     Current maturities of long-term debt                                     737,057            733,844
     Debtor-in-possession credit facility                                      10,000                  -
     Current portion of capital leases, mortgages and other                    11,175              5,821
                                                                         ------------       ------------
               TOTAL CURRENT LIABILITIES                                      896,846            850,147

LONG-TERM MORTGAGES                                                             6,113              6,393
LONG-TERM CAPITAL LEASE OBLIGATIONS                                            32,883             33,919
ACCRUED PENSION AND  POST-RETIREMENT OBLIGATIONS                                6,014              6,766
OTHER LIABILITIES                                                             123,561            132,874
                                                                         ------------       ------------
               TOTAL LONG-TERM LIABILITIES                                    168,571            179,952

LIABILITIES SUBJECT TO COMPROMISE (Note 4)                                    479,475            471,390
                                                                         ------------       ------------

               TOTAL LIABILITIES                                            1,544,892          1,501,489
                                                                         ------------       ------------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY
    Common stock ($.01 par value, 300,000,000 shares authorized;
      58,538,646 shares issued and outstanding at November 30, 2001
      and at February 28, 2001)                                                   586                586
    Common stock-Class B non-voting ($.01 par value, 10,000,000 shares authorized; 84,000 shares issued and outstanding at
      November 30, 2001 and at February 28, 2001)                                   1                  1
    Additional paid-in capital                                                671,707            671,707
    Accumulated other comprehensive income                                    (8,732)            (6,626)
    Retained deficit                                                        (605,225)          (489,571)
                                                                         ------------       ------------
               TOTAL STOCKHOLDERS' EQUITY                                      58,337            176,097
                                                                         ------------       ------------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $  1,603,229       $  1,677,586
                                                                         ============       ============


The accompanying notes are an integral part of these unaudited consolidated financial statements.



                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)
               UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
    (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE INFORMATION)

                                                           For the Three Months Ended     For the Nine Months Ended
                                                           ---------------------------    -------------------------
                                                            November 30,   November 30,    November 30,   November 30,
                                                                    2001           2000            2001           2000
                                                            ------------   ------------    ------------   ------------

REVENUES
   Box Office                                               $    123,246   $    133,769    $    440,581   $    459,452
   Concession                                                     45,871         51,921         164,520        177,762
   Other                                                           5,673          6,447          22,259         25,211
                                                            ------------   ------------    ------------   ------------
                                                                 174,790        192,137         627,360        662,425
                                                            ------------   ------------    ------------   ------------

EXPENSES
   Theatre operations and other expenses                         143,902        163,505         483,340        527,176
   Cost of concessions                                             7,317          8,577          26,812         28,764
   General and administrative                                     10,017         12,109          31,120         38,608
   Depreciation and amortization                                  28,291         33,639          83,874         94,908
   Restructuring Charge                                                -          5,363               -          5,363
   Loss on sale/disposal of theatres                              22,361        126,548          40,176        165,327
                                                            ------------   ------------    ------------   ------------
                                                                 211,888        349,741         665,322        860,146
                                                            ------------   ------------    ------------   ------------

LOSS FROM OPERATIONS                                            (37,098)      (157,604)        (37,962)      (197,721)
Interest expense (including adequate protection payments)         13,824         27,451          46,935         72,573
Reorganization costs                                               9,872              -          29,088              -
                                                            ------------   ------------    ------------   ------------

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE                                         (60,794)      (185,055)       (113,985)      (270,294)
Income tax expense                                                   482            840           1,669          2,610
                                                            ------------   ------------    ------------   ------------

LOSS BEFORE CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE                               (61,276)      (185,895)       (115,654)      (272,904)
Cumulative effect of change in accounting principle,
net of tax                                                             -              -              -           7,841
                                                            ------------   ------------    ------------   ------------

NET LOSS                                                    $   (61,276)   $  (185,895)    $  (115,654)   $  (280,745)
                                                            ============   ============    ============   ============

   Weighted Average Shares Outstanding - basic and            58,622,646     58,622,646      58,622,646     58,622,646
   diluted

   Loss per Share before Cumulative Effect of Change in
   Accounting Principle - basic and diluted                      $(1.05)        $(3.17)         $(1.97)        $(4.66)
                                                                 =======        =======         =======        =======

   Loss per Share - basic and diluted                            $(1.05)        $(3.17)         $(1.97)        $(4.79)
                                                                 =======        =======         =======        =======


The accompanying notes are an integral part of these unaudited consolidated financial statements.



                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)
               UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                 (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                                                       For the Nine Months Ended
                                                                                       -------------------------
                                                                                     November 30,       November 30,
                                                                                             2001               2000
                                                                                     ------------       ------------
OPERATING ACTIVITIES
   Net loss                                                                        $  (115,654)        $   (280,745)
   Adjustments to reconcile net loss to net cash provided by
      operating activities:
      Depreciation and amortization                                                      83,874              94,908
      Reorganization costs                                                               29,088                   -
      Cumulative effect of change in accounting principle                                     -               7,841
      Loss on sale/disposal of theatres                                                  40,176             165,327
      Equity loss from long-term investments, net of distributions received                 288               2,801
   Changes in operating assets and liabilities:
      (Increase)/decrease in accounts receivable                                        (4,526)               3,757
      Increase in accounts payable and accrued expenses                                  19,435              15,034
      (Decrease) in other operating assets and liabilities, net                         (5,091)             (3,106)
                                                                                   -------------       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE REORGANIZATION COSTS
                                                                                          47,590              5,817
   Reorganization costs paid during the period                                          (14,860)                  -
                                                                                   -------------       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                 32,730              5,817
                                                                                   -------------       ------------

INVESTING ACTIVITIES
   Investments in/advances to partnerships, net of repayments                                  -           (25,155)
   Proceeds from sale of assets                                                            2,587              8,942
   Capital expenditures                                                                 (42,235)          (133,444)
                                                                                   -------------       ------------
NET CASH USED IN INVESTING ACTIVITIES                                                   (39,648)          (149,657)
                                                                                   -------------       ------------

FINANCING ACTIVITIES
   Borrowings from Senior Revolving Credit Facility, net of repayments                     1,241            174,009
   Proceeds from sale of interest rate swaps                                                   -              8,650
   Borrowings from Debtor-in-Possession Credit Facility, net of repayments                10,000                  -
   Borrowings from West 34th Street Loan                                                   5,975                  -
   Repayment of long-term debt and capital leases                                        (1,937)            (3,371)
                                                                                   -------------       ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                 15,279            179,288
                                                                                   -------------       ------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                      8,361             35,448
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                          47,200             31,735
                                                                                   -------------       ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $      55,561       $     67,183
                                                                                   =============       ============


The accompanying notes are an integral part of these unaudited consolidated financial statements.


                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                          (DEBTORS-IN-POSSESSION)

            NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
        (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)


NOTE 1  - THE COMPANY AND BASIS OF PRESENTATION
-----------------------------------------------

Loews Cineplex Entertainment Corporation ("LCP" or the "Company") is a major motion picture theatre exhibition company with operations in North America and Europe. The Company operates theatres under the Loews Theatres, Cineplex Odeon Theatres, Star Theatres, Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres marquees. As of November 30, 2001, LCP owns, or has interests in, and operates 2,451 screens at 264 theatres in 20 states and the District of Columbia, six Canadian provinces, Spain, Hungary and Korea. The Company's principal geographic markets include New York and the metropolitan area, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle and Washington D.C. in the U.S.; Toronto, Montreal and Vancouver in Canada; and Madrid, Spain. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships and holds a 24% interest in the Megabox Cineplex, Inc. ("Megabox") joint venture in Korea. Yelmo, LST, MJT and Megabox hold interests in and operate 34 locations comprising a total of 405 screens. Screens and locations for these joint ventures are included in the Company amounts referred to above.

BANKRUPTCY PROCEEDINGS

On February 15, 2001, LCP and all of its wholly owned U.S. subsidiaries (the "Debtors") filed voluntary petitions to reorganize under Chapter 11 ("Chapter 11") of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Debtors are operating their business as debtors-in-possession. On February 27, 2001, the Office of the United States Trustee for the Southern District of New York (the "U.S. Trustee") appointed a statutory committee of unsecured creditors (the "Creditors' Committee") to represent the interests of the Debtors' unsecured creditors. In Canada, an order (the "Initial Order") to initiate a restructuring of obligations and operations under the Companies' Creditors Arrangement Act ("CCAA") was obtained on February 15, 2001 from the Ontario Superior Court of Justice (the "Superior Court") for the Company's wholly owned subsidiary, Cineplex Odeon Corporation ("Cineplex Odeon") and certain of its other Canadian subsidiaries. In addition, on February 26, 2001, the Company's wholly owned Austrian subsidiary, LCE Europlex KinobetriebsgmbH ("LCE Europlex"), filed a petition for bankruptcy in Vienna, Austria, and on March 16, 2001, the Company filed a petition for bankruptcy in Warsaw, Poland on behalf of its wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o. See Note 4, Liabilities Subject to Compromise, for further discussion.

On November 11, 2001, the Debtors filed a Chapter 11 plan and related disclosure statement (the "Plan") with the Bankruptcy Court. For further details regarding the Plan, refer to the report on Form 8-K, dated November 11, 2001, which was filed with the Securities and Exchange Commission. Pursuant to the Plan, the existing equity securities of LCP will be cancelled and equity security holders will not receive a distribution. By order dated November 29, 2001, the Bankruptcy Court scheduled a hearing for January 7, 2002, which was subsequently extended to January 14, 2002, to consider the adequacy of the disclosure statement. At the hearing on January 14, 2002, the Bankruptcy Court stated it would enter an order approving the adequacy of the disclosure statement and scheduling a hearing on confirmation of the Plan for February 28, 2002. In addition, the Debtors have executed a commitment letter to (i) provide exit financing in the form of a revolving credit facility to the reorganized Debtor and (ii) restructure the amount outstanding under the Senior Revolving Credit Facility in the form of a term loan. See Note 4, Liabilities Subject to Compromise, and Note 5, Long-Term Debt and Other Obligations, for further discussion. There can be no assurance that the proposed Plan will be confirmed.

BASIS OF PRESENTATION

The unaudited consolidated financial statements of the Company have been prepared in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles applicable to a going concern which, unless otherwise noted, assumes the realization of assets and the payment of liabilities in the ordinary course of business. SOP 90-7 requires (i) that pre-petition liabilities that are subject to compromise be segregated in the Company's consolidated balance sheet as liabilities subject to compromise and (ii) that revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the Company be reported separately as reorganization items in the consolidated statement of operations. As a result of the reorganization proceedings under Chapter 11 and CCAA, the Company may take, or may be required to take, actions which may cause assets to be realized, or liabilities to be liquidated, for amounts other than those reflected in the unaudited consolidated financial statements.

As a result of the Company's recurring losses, the Chapter 11 and CCAA filings and circumstances relating to these events, including the Company's debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. In order to provide liquidity over the next fiscal year, the Company entered into an agreement dated February 15, 2001, as amended, with a group of lenders led by Bankers Trust Company, as Administrative Agent, for a Debtor-in-Possession Credit Facility (the "DIP Facility"). The DIP Facility provided the Company with $60 million in additional financing through the earlier of January 31, 2002 or upon the occurrence of certain other events including the effectiveness of a Chapter 11 plan of reorganization. Bankers Trust Company has agreed to extend the maturity date of the DIP Facility until March 31, 2002. See Note 5 to these unaudited consolidated financial statements for further discussion. The Company believes that cash from operations along with financing provided through the DIP Facility should be available to provide liquidity to allow the Company to continue as a going concern. However, there can be no assurance of this. The accompanying unaudited consolidated financial statements of LCP have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to maintain compliance with various financial and other covenants under the DIP Facility and the ability to generate sufficient cash from operations and financing sources to meet its obligations as they become due. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement (collectively referred to as "plans of reorganization") are confirmed by the Bankruptcy Court/Superior Court and become effective, continuation of the Company's business thereafter will be dependent on the Company's ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. Until the plans of reorganization are confirmed by the Bankruptcy Court/Superior Court and become effective, there can be no assurance that the Company will emerge from these bankruptcy proceedings, and the effect of the terms and conditions of such plans of reorganization on the Company's business cannot be determined. Therefore there is substantial doubt regarding the Company's ability to continue as a going concern.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information; therefore, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS
--------------------------------------

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activity" was effective for all of the Company's fiscal quarters beginning March 1, 2001. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that the Company recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The adoption of this standard by the Company did not have a significant impact on its operating results or financial position.

On July 20, 2001, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", were issued. SFAS No. 141, which supersedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations", requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets", requires that goodwill and indefinite lived intangible assets shall no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives be no longer limited to forty years. The amortization of goodwill by the Company will cease upon adoption of SFAS No. 142 which will be effective for the Company beginning March 1, 2002.

On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 will be effective for the Company's fiscal year beginning March 1, 2003. The Company is currently considering the impact, if any, that this statement will have on its financial position and operating results.

On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of including those in discontinued operations and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 will be effective for the Company's fiscal year beginning March 1, 2002. The Company is currently considering the impact, if any, that this statement will have on its financial position and operating results.

NOTE 3 - CASH AND CASH EQUIVALENTS
----------------------------------

Cash and cash equivalents as of November 30, 2001 and February 28, 2001, include restricted cash of approximately $3.2 million and nil, respectively, related to funds required to be held in a trust account for a construction project in Canada.

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE
------------------------------------------

As discussed in Note 1 to these unaudited consolidated financial statements, the Company has been operating as debtors-in-possession under Chapter 11 in the U.S. and pursuant to the Initial Order of the Superior Court in Canada since February 15, 2001. The Company is authorized to operate its business in the ordinary course.

Liabilities Subject to Compromise

As a result of the Chapter 11 filing in the U.S., all actions to collect the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. These claims are reflected in the November 30, 2001 unaudited consolidated balance sheet and the February 28, 2001 consolidated balance sheet as Liabilities Subject to Compromise. Pre-petition claims secured against the Debtors' assets ("secured claims") are also stayed, although the holders of such claims have the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under the Company's Senior Revolving Credit Facility) are generally secured by all personal property and certain real property of LCP and its domestic subsidiaries, a pledge of the stock of all domestic subsidiaries and LCP's equity interest in and loans to its foreign subsidiaries. These secured claims have not been reflected as Liabilities Subject to Compromise. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the Bankruptcy Court, the Bankruptcy Court approved LCP's motions to pay certain pre-petition obligations including: (i) payments, on normal terms, to film distributors,
(ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of the Senior Revolving Credit Facility. The Company has been and intends to continue to pay undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. In addition, the Company may reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court with respect to the Company's U.S. operations. Between February 15, 2001 and November 30, 2001, the Company obtained Bankruptcy Court approval to reject 77 leases comprising 516 screens. As a result, as of November 30, 2001, the Company has closed 73 of these theatres comprising 481 screens. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the U.S. and are classified as liabilities subject to compromise. LCP has notified all known claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. A bar date is the date by which claims against the Company must be filed if the claimants wish to receive any distribution in the Chapter 11 case. On August 2, 2001, the Bankruptcy Court entered an order granting the Company's motion to establish a bar date of September 24, 2001. The bar date was subsequently extended by the Bankruptcy Court to September 26, 2001. Differences between liability amounts estimated by the Company and claims filed by creditors will be investigated, and the Bankruptcy Court will make a final determination on the allowance of claims. The determination of how liabilities will ultimately be settled and treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount of such liabilities is presently not determinable.

As a result of the Initial Order of the Superior Court in Canada, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries are stayed. The rights of secured creditors to enforce against the Company's Canadian assets are also stayed. These claims are reflected in the November 30, 2001 unaudited consolidated balance sheet and the February 28, 2001 consolidated balance sheet as Liabilities Subject to Compromise. The stay period has been extended through February 8, 2002. Although pre-petition claims are generally stayed, the Initial Order permits (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from LCP and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon has been and intends to continue to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permits the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Between February 15, 2001 and November 30, 2001, Cineplex Odeon has repudiated 44 leases comprising 254 screens pursuant to the Initial Order of the Superior Court. As a result, as of November 30, 2001, Cineplex Odeon has closed 37 of these theatres comprising 211 screens. Landlords whose leases have been repudiated will be entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has yet to be determined and will be set out in a plan of compromise and arrangement to be presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date was established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. On August 2, 2001, by order of the Superior Court, the claims process was approved and the claims bar date of September 24, 2001 was set. Ultimately, any plan of compromise or arrangement must be approved by a vote of a majority in number of creditors of each class of creditors affected by the plan as well as by a vote of holders of two-thirds of the value of the claims of each such class. If such a vote is favorable, the plan must then be sanctioned by the Superior Court.

Valuation methods used in Chapter 11 reorganization cases vary depending on the purpose for which they are prepared and used and are rarely based on generally accepted accounting principles, the basis of which the accompanying financial statements are prepared. Accordingly, the values set forth in the accompanying consolidated financial statements are not likely to be indicative of the values presented to or used by the Bankruptcy Court.

As of November 30, 2001 and February 28, 2001, the Company has liabilities subject to compromise of approximately $479.5 million and $471.4 million, respectively, which include the following:

                                                           November 30, 2001     February 28, 2001
                                                           -----------------     -----------------
     8 7/8% Senior Subordinated Notes                          $   300,000          $  300,000
     Interest payable - Senior Subordinated Notes                   14,348              14,348
     Trade payables                                                 29,144              31,454
     Rent and rent related charges                                  19,380              17,702
     Lease termination claim liability (see above)                 109,262              94,380
     Accrued expenses/other                                          7,341              13,506
                                                               -----------          ----------
                                                               $   479,475          $  471,390
                                                               ===========          ==========


All amounts presented above may be subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events.

Amounts outstanding under the 8 7/8% Senior Subordinated Notes as of February 15, 2001 are classified as liabilities subject to compromise in the unaudited consolidated statement of financial position until a plan of reorganization is approved and implemented. The required interest payment of $13.3 million due February 1, 2001 was blocked by the lenders under the Senior Revolving Credit Facility prior to the filing date. Interest on unsecured claims has not been accrued during the period subsequent to the filing date (February 15, 2001). The amount of additional unpaid interest on the 8 7/8% Senior Subordinated Notes that would have been accrued through November 30, 2001 approximates $21.0 million.

The lease termination claim liability is based upon the Company's estimates of the landlords' claims for 73 theatres (481 screens) rejected and closed in the U.S., 37 theatres (211 screens) repudiated and closed in Canada and four leases terminated in Austria and Poland. In the U.S., the amount accrued by the Company for a landlord's lease claim, with respect to rejected theatres, is limited under the Bankruptcy Code. This limitation provides the Company with a far smaller lease termination liability than would have been incurred if these leases had been terminated without the protection of the Bankruptcy Code. This provision may be subject to future adjustments based on claims filed by the landlords and Bankruptcy Court actions. In Canada, the amount payable in respect of repudiated leases is established under the plan presented for approval by the affected classes of the creditors and the Superior Court. Although this amount is usually less than would otherwise be payable upon the unilateral termination of a lease, it is not prescribed by statute. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any rejected/repudiated contracts or from additional leases which may be rejected/repudiated in connection with the bankruptcy proceedings. The Company is negotiating with certain of its remaining landlords and is continuing to evaluate its remaining leases as part of its reorganization process.

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS
---------------------------------------------

Due to the Company's failure to comply with certain financial covenants and the commencement of the Chapter 11 and CCAA cases, the Company is in default on substantially all of its pre-petition debt obligations. Except as otherwise may be determined by the Bankruptcy Court or the Superior Court, the stay protection afforded by the Chapter 11 and CCAA cases prevents any action from being taken with regard to any of the defaults under the pre-petition debt obligations. Certain of these obligations are classified as Liabilities Subject to Compromise at November 30, 2001 and February 28, 2001. See Note 4 to these unaudited consolidated financial statements for additional information. The Company's borrowings under its Senior Revolving Credit Facility at November 30, 2001 and February 28, 2001 totaled $737.1 million and $733.8 million, respectively, with an additional $5.0 million and $6.5 million of availability for outstanding letters of credit, respectively. The Senior Revolving Credit Facility balance at November 30, 2001 includes approximately $2.0 million of pre-petition accrued interest that had been classified as an accrued expense. The remaining increase in borrowings of $1.3 million during the nine months ended November 30, 2001 represents the funding of amounts drawn on existing letters of credit under the Senior Revolving Credit Facility.

Long-term debt and other obligations consist of:


                                                                   November 30, 2001   February 28, 2001
                                                                   -----------------   -----------------
Senior Revolving Credit Facility                                       $   737,057      $    733,844
Debtor-in-Possession Credit Facility                                        10,000                 -
West 34th Street Loan                                                        5,975                 -
Mortgages payable - non-recourse, payable through 2008,
   interest rates from 8.5% to 11.5%                                         9,804            10,746
                                                                       -----------      ------------
                                                                           762,836           744,590
Less: Current maturities                                                   756,723           738,197
                                                                       $     6,113      $      6,393
                                                                       ===========      ============


In connection with the Company's Chapter 11 and CCAA filings, on February 15, 2001, the Company entered into the DIP Facility with Bankers Trust Company, as Administrative Agent. The DIP Facility was approved by the Bankruptcy Court on April 4, 2001. The DIP Facility, which expires on the earlier of January 31, 2002 or upon the occurrence of certain other events, including the effectiveness of a plan of reorganization, is designed to provide the Company with liquidity to operate in the ordinary course and meet certain of its funding commitments for completion of certain theatre complexes now under construction in North America. Bankers Trust Company has agreed to extend the maturity date of the DIP Facility until March 31, 2002. The debtor-in-possession commitment that LCP received from Bankers Trust is for approximately $146 million, $60 million of which consists of a revolving credit line with the remaining $86 million being used to repay post-default advances (i.e., subsequent to August 31, 2000) made under the Senior Revolving Credit Facility, which were secured with mortgages on eleven of the Company's existing theatre properties, and to provide for outstanding letters of credit. Loans under the DIP Facility bear interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%. The terms of the DIP Facility contain certain restrictive covenants which include: limitations on the incurrence of additional guarantees, liens and indebtedness, limitations on the sale of assets, and limitations on the funding of capital expenditures. The DIP Facility also requires that the Company meet certain minimum thresholds for consolidated cumulative earnings before interest, taxes, depreciation/amortization and other expenses as defined. For the months ended February 28, 2001 through November 30, 2001, the Company was in compliance with all financial covenant requirements reflected in the DIP Facility.

The $60 million revolving credit facility included in the DIP Facility has been used to finance the Company's operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon - up to a maximum of $20 million) and the completion of certain "designated" construction projects, currently under construction, which were committed to prior to the petition date. The terms of the DIP Facility also require the Company to make adequate protection payments on the pre-default amounts borrowed under the Senior Revolving Credit Facility (approximately $655 million). The amount of the monthly adequate protection payments is based on the base rate of interest plus 150 basis points. The loan to Cineplex Odeon of up to $20 million was approved by the Superior Court on February 15, 2001. This loan has been secured by the assets of Cineplex Odeon and its subsidiaries with the security being held by Deutsche Bank (Canada) as agent. The loan and the security therefor have been pledged to the lenders under the DIP Facility.

On July 3, 2001, the Bankruptcy Court authorized the Company to execute a Second Amendment to the DIP Facility. This amendment generally permits the Company to separately finance its obligations to complete the 14-screen theatre complex at West 34th Street in New York City, which opened on November 2, 2001 and is being operated by the Company under a long-term operating lease agreement. This theatre was committed to by the Company prior to the petition filing date (February 15, 2001). Approximately $15.0 million has been spent through November 30, 2001 on this theatre and the cost to complete this theatre is estimated at $1.0 million, for the purchase and installation of furniture, fixtures and equipment and certain other tenant improvements. The developer has agreed to provide the Company with financing of up to $10 million to complete the West 34th Street theatre. The Company and the developer have executed a Loan and Security Agreement, dated June 15, 2001, to finalize this financing (the "West 34th Street Loan") and the Bankruptcy Court approved the Loan and Security Agreement on July 3, 2001. As of November 30, 2001, approximately $6.0 million had been drawn under the West 34th Street Loan. Additionally, on December 14, 2001 the Company borrowed an additional $1.0 million under the West 34th Street Loan. As collateral for this loan, the developer received, among other things, a first priority security interest in an existing property, which is owned by the Company in fee. The Company is presently marketing this property and certain other properties and the proceeds, if the sales are consummated, will be used to repay any amounts outstanding under the West 34th Street Loan and to complete any remaining obligations relative to the West 34th Street theatre. The West 34th Street Loan is also secured by a lien on the Company's interest in the West 34th Street lease and the cash flow generated by the theatre operations. The West 34th Street Loan matures on the earlier of three years or upon the Company's emergence from bankruptcy. The loan bears interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%, which is payable monthly. Principal is payable at maturity.

On June 28, 2001, the Debtors and Bankers Trust entered into the third amendment to the DIP Facility (the "Third Amendment"), which was approved by the Bankruptcy Court on July 13, 2001. The Third Amendment added a $4.5 million replacement letter of credit sublimit to the DIP Facility to enable the Company to issue replacement letters of credit without reducing the Company's availability under the DIP Facility for its working capital and capital expenditure needs. The Third Amendment does not increase the total commitment under the DIP Facility.

As of February 28, 2001, no amounts had been drawn against the DIP Facility. As of November 30, 2001, $10.0 million had been drawn against the DIP Facility, including $2.0 million funded by LCP to Cineplex Odeon under the Canadian sublimit of the DIP Facility. The Company's availability under the DIP Facility equaled $50 million as of November 30, 2001. On December 13, 2001, the Company repaid $8.0 million of the amount drawn against the DIP Facility. In addition, on January 7, 2002, the Company repaid the remaining $2.0 million drawn under the Canadian sublimit of the DIP Facility. The Company's availability under the DIP Facility amounts to $60 million as of January 14, 2002.

In connection with the Company's proposed Plan filed with the Bankruptcy Court and its emergence from bankruptcy, LCP entered into discussions with a group of banks to (i) provide the Company with exit financing in the form of a revolving credit facility and (ii) restructure the amount outstanding under the existing Senior Revolving Credit Facility in the form of a term loan. On December 21, 2001, the Company executed a commitment letter with a group of banks whereby the banks agreed to provide up to $100 million of exit financing necessary to complete the Chapter 11 Bankruptcy proceedings in the United States. The proceeds are to be used to (i) repay the DIP Facility, (ii) provide funds for working capital and (iii) pay certain costs and expenses related to the Bankruptcy. In addition, on December 21, 2001, the Company came to terms with a group of banks whereby the banks committed to refinance 98.25% of the amount outstanding under the existing Senior Revolving Credit Facility, less at least $300 million of existing debt to be converted into equity of the restructured Company, into a new restructured senior secured term loan facility that will approximate $430 million. The exit financing and term loan are subject to various conditions, which include, among other things, confirmation of the Plan.

On December 20, 2001, Cineplex Odeon received a commitment from a lending institution to provide up to $95 million (in Canadian dollars) in exit financing necessary to complete the CCAA proceeding in Canada. The proceeds are to be used to (i) repay the Canadian sublimit of the DIP Facility and settle claims under the CCAA plan of arrangement, (ii) provide funds for working capital and (iii) provide funds for general corporate purposes. The Canadian exit facility is subject to certain conditions which include, among other things, satisfaction with the terms of the court order sanctioning the CCAA plan of arrangement.

The Company currently has outstanding $300 million aggregate principal amount of 8 7/8% Senior Subordinated Notes (the "Notes") due 2008. On February 1, 2001, the required interest payment of $13.3 million due on the Company's Notes was blocked by the lenders under the Senior Revolving Credit Facility. In accordance with the Indenture, the Company had thirty days to cure the default before such payment default became an event of default which would permit the requisite holders to accelerate payment of the outstanding principal amount of and accrued interest on these notes. These Notes automatically accelerated as a result of the Chapter 11 filing. The Company does not at this time have access to capital to be able to repay these notes or interest in cash. The payments on the 8 7/8% Senior Subordinated Notes, including interest, have been stayed and have been reclassified as Liabilities Subject to Compromise in the November 30, 2001 unaudited consolidated balance sheet and the February 28, 2001 consolidated balance sheet. See Note 4, Liabilities Subject to Compromise, for further discussion.

NOTE 6 - REORGANIZATION COSTS
-----------------------------

The Company has incurred reorganization related charges of approximately $9.9 million and $29.1 million for the three and nine months ended November 30, 2001, respectively, which have been reflected in the Reorganization Costs line of the Statement of Operations. Reorganization costs are directly associated with the reorganization proceedings under the Company's Chapter 11 and CCAA filings. Included in such costs for the nine months ended November 30, 2001 are amounts related to (i) landlord claims related to the rejection of 8 additional theatres (comprising 65 screens) in the U.S. and the repudiation of 12 additional theatres (comprising 74 screens) in Canada and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. Reorganization costs are as follows:


                                                              Three months ended        Nine months ended
                                                             November 30, 2001         November 30, 2001
                                                             --------------------     -------------------
Professional advisory fees                                      $       6,452            $     17,362
Lease claim charge                                                      2,264                   8,648
Other expenses directly related to the bankruptcy                       1,156                   3,078
                                                                -------------            ------------
     Total                                                      $       9,872            $     29,088
                                                                =============            ============


NOTE 7 - COMPREHENSIVE INCOME
-----------------------------

The following components are reflected in the Company's comprehensive income:

                                             Three Months Ended                   Nine Months Ended
                                         November 30,      November 30,       November 30,      November 30,
                                                 2001              2000               2001              2000
                                         ------------      ------------       ------------      ------------

Net loss                                 $   (61,276)      $  (185,895)      $   (115,654)      $  (280,745)
Other comprehensive income                    (1,098)           (5,030)            (2,106)           (6,916)
                                         ------------      ------------      -------------      ------------
Comprehensive income                     $   (62,374)      $  (190,925)      $   (117,760)      $  (287,661)
                                         ============      ============      =============      ============


The following is a reconciliation of the Company's accumulated other comprehensive income:

                                                                   Nine Months Ended
                                                               ---------------------
                                                                   November 30, 2001
                                                               ---------------------
Accumulated other comprehensive income as of
March 1, 2001                                                              $ (6,626)
Other comprehensive income for the nine months ended
November 30, 2001:
    Foreign currency translation adjustment, net of income
    tax benefit of $1,576                                                    (2,106)
                                                                           ---------
Accumulated other comprehensive income as of
November 30, 2001                                                          $ (8,732)
                                                                           =========


NOTE 8 - SEGMENT AND GEOGRAPHIC DATA
-------------------------------------

The Company is engaged in one line of business, motion picture exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales among geographic areas.


                                         UNITED
                                         STATES            CANADA            INT'L      CONSOLIDATED
                                    --------------   --------------    --------------   ------------

Three Months Ended
November 30, 2001

   Total revenue                    $     144,667    $      29,455     $         668    $     174,790
   Loss on sale/disposal of
     theatres                       $     (19,044)   $      (3,119)    $        (198)   $     (22,361)
   Loss from operations             $     (32,164)   $      (4,305)    $        (629)   $     (37,098)


Three Months Ended
November 30, 2000

   Total revenue                    $     155,717    $      35,609     $         811    $     192,137
   Loss on sale/disposal of
     theatres                       $     (58,102)   $     (67,563)    $        (883)   $    (126,548)
   Loss from operations             $     (81,106)   $     (74,404)    $      (2,094)   $    (157,604)


Nine Months Ended
November 30, 2001

   Total revenue                    $     515,327    $     110,282     $       1,751    $     627,360
   Loss on sale/disposal of
     theatres                       $     (36,476)   $      (3,502)    $        (198)   $     (40,176)
   (Loss)/Income from operations    $     (35,381)   $         972     $      (3,553)   $     (37,962)
   Total assets                     $   1,252,824    $     285,342     $      65,063    $   1,603,229

Nine Months Ended
November 30, 2000

   Total revenue                    $     542,806    $     116,948     $       2,671    $     662,425
   Loss on sale/disposal of
     theatres                       $    (96,090)    $     (68,146)    $      (1,091)   $    (165,327)
   Loss from operations             $    (112,212)   $     (80,381)    $      (5,128)   $    (197,721)



NOTE 9 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

COMMITMENTS

The Company has aggregate commitments of $16.0 million related to several recently opened theatres and the completion of construction of 1 theatre property (comprising 14 screens) anticipated to be opened next year. The Company has also guaranteed $96.2 million related to obligations under lease agreements entered into by MJT.

METREON ARBITRATION

In May 1997, the Company entered into a 21 year lease with Metreon, Inc. ("Metreon"), an affiliate of Sony Corporation of America, to operate a multiplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to construction costs (amount of dispute is approximately $5 million) that may be the Company's responsibility under the lease. Also, the Company is in dispute with regard to the nature of the costs that Metreon is seeking to include as operating expenses under the lease, and the proper allocation of operating expenses to this theatre, based on the Company's proportionate share of the complex. To date, the Company has been unable to resolve these issues through negotiation with Metreon. The estimated difference in operating expenses allocable to this theatre, taking into account differences over both the nature of the allocable costs and determination of the Company's proportionate share of the complex, is approximately $3 - $4 million per annum for the duration of the lease. Pursuant to the terms of the lease, the Company is to contribute to the operating expenses of the complex in an amount equal to its proportionate share of the total floor area of the complex. Metreon has asserted that the Company's proportionate share of the complex is approximately 47%, while the Company asserts that its proportionate share is approximately 32%. On September 19, 2000, as permitted by the lease, Metreon filed a demand for arbitration with the American Arbitration Association seeking a declaration of the proportionate share of the complex floor area occupied by this theatre. The Company believes that it has meritorious defenses to all of Metreon's claims against the Company under the lease and intends to vigorously assert its position regarding its proportionate share of the complex. This arbitration is stayed as a result of the filing of the Chapter 11 petition. On May 17, 2001, Metreon filed a motion for relief from the automatic stay to pursue the arbitration. The Company filed an objection to Metreon's motion and a hearing on the motion and the objection has not yet occurred.

ADA LITIGATION

The Department of Justice, in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon's theatres in New York City with respect to its compliance with the Americans with Disabilities Act ("ADA") and the New York City Human Rights Law. The Department of Justice has alleged that its investigation had identified numerous violations of the ADA. The Company has opposed, and will continue to vigorously oppose the allegations and claims of the Department of Justice with respect to the compliance of these theatres under the ADA. However, the Company cannot guarantee that the remediation costs relating to the ADA will not be material.

ENVIRONMENTAL LITIGATION

Two drive-in theatres, both formerly leased by the Company and in the State of Illinois, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of construction debris, auto shredder residue or other debris. Such material may contain hazardous substances. One of these leases terminated in the ordinary course prior to the Debtors filing their Chapter 11 cases. Pursuant to an order of the Bankruptcy Court, the other lease was rejected in accordance with the Bankruptcy Code. Termination or rejection of these leases, however, may not terminate all of the Debtors' liability in connection with the prior disposal on these properties. In addition, the rejected lease property is the subject of an action, filed in August 1998 in the Circuit Court of Cook County, Illinois by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and ground water testing and remediation, if necessary. The Company believes that this action (and any other actions arising from or in connection with this property) is automatically stayed under Section 362 of the Bankruptcy Code. Despite the application of the automatic stay, the Illinois Attorney General's office has continued to prosecute the action. Due to the complex nature of this litigation and the difficulties inherent in attempting to prevent the State of Illinois from violating the automatic stay, the Company has continued to defend against this action while reserving all of their rights under applicable bankruptcy law. Nevertheless, the Company believes that since the State of Illinois failed to file a proof of claim, its claims will be discharged upon confirmation of the Chapter 11 Plan. However, there can be no assurance that the Company's liability, if any, in connection with this action will not be material and the Company's range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability.

COMPETITION BUREAU PROCEEDINGS

The Canadian Competition Bureau (the "Bureau") obtained a Federal Court Order requiring a number of exhibitors and distributors, including the Company's subsidiaries (Cineplex Odeon Corporation and Cineplex Odeon (Quebec) Inc.), to produce significant business information by April 27, 2001. This order is in connection with an inquiry by the Bureau relating to certain practices of motion picture exhibitors, including Cineplex Odeon Corporation, and motion picture distributors. On April 27, 2001, Cineplex Odeon complied with the order and provided the required business information to the Competition Bureau. The Company intends to vigorously oppose any allegation of anti-competitive conduct on its part.

SIX WEST RETAIL ACQUISITION, INC.

On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company, initiated a lawsuit against the Company and some of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that the Company has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of the Company's subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of the Company's subsidiaries under a written management agreement. Six West also alleges that the Company violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of the Company's subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against the Company. The court denied the motion with respect to the remainder of the amended complaint and the non-LCP corporate defendants. Discovery in the action is still in progress. LCP believes that Six West's claims are without merit and intends to oppose them vigorously. This action was stayed with respect to those defendants that are U.S. Debtors as a result of the filing of the Chapter 11 petitions.

OTHER

Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results, financial position and cash flows.

NOTE 10 - COMMON STOCK
----------------------

On June 28, 2001, Universal Studios, Inc. ("Universal") sold 14,946,461 shares of the Company's common stock and 63,000 shares of the Company's Class B non-voting common stock to Goldman, Sachs & Co. In addition, Universal affiliate Universal Studios International BV sold 17,000 Class B non-voting common shares to Goldman, Sachs & Co. All of the shares were sold for an aggregate purchase price of $1.00. Following the sale, Universal ceased to own any shares of common stock of the Company.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion of the Loews Cineplex Entertainment Corporation ("we", "us" and "our") financial condition and operating results should be read in conjunction with our unaudited consolidated financial statements for the three and nine month periods ended November 30, 2001 and 2000 and our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.

This discussion incorporates operating results of partnerships in which we have an interest to the extent of our equity share as required by the equity method of accounting, except as otherwise noted.

On February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court. In Canada, the Initial Order to initiate a restructuring of obligations and operations under the CCAA was obtained on February 15, 2001 from the Superior Court for our wholly owned subsidiary, Cineplex Odeon and certain of its other Canadian subsidiaries. The Chapter 11 and CCAA filings are hereinafter collectively referred to as the "Bankruptcy Proceedings". In addition, on February 26, 2001, our wholly owned Austrian subsidiary LCE Europlex KinobetriebsgmbH filed a petition for bankruptcy in Vienna, Austria and on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o.

The Chapter 11 and CCAA filings resulted from a sequence of events and the unforeseen effect that these events would have in the aggregate on us. Such events included, among other things, (i) the lower industry-wide attendance levels during calendar year 2000 (approximately 3%) due primarily to the "sub-par" film performance during the summer and fall of 2000, (ii) the continued decline in revenues experienced at many of our older theatres,
(iii) significantly higher costs associated with building megaplexes and in making improvements to existing theatres in order to attract and accommodate larger audiences, and (iv) significant liquidity pressures. Faced with significant operating shortfalls, unavailability of credit and our inability to satisfactorily achieve a restructuring with our lenders, among other things, we filed for bankruptcy protection under Chapter 11 in the United States and under the CCAA in Canada.

As a result of our recurring losses, the Chapter 11 and CCAA filings and circumstances relating to these events, including our debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. We believe that cash from operations along with financing provided through a Debtor-in-Possession Credit Facility entered into on February 15, 2001, as amended (the "DIP Facility"), should be available to provide liquidity to allow us to continue as a going concern. However, there can be no assurance of this. Our ability to continue as a going concern is dependent upon our ability to maintain compliance with various financial and other covenants under the DIP Facility and the ability to generate sufficient cash from operations and financing sources to meet our obligations as they become due. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement (collectively referred to as "plans of reorganization") are confirmed by the Bankruptcy Court/Superior Court and become effective, continuation of our business thereafter will be dependent on our ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. Until the plans of reorganization are confirmed by the Bankruptcy Court/Superior Court and become effective, there can be no assurance that we will emerge from these bankruptcy proceedings, and the effect of the terms and conditions of such plans of reorganization on our business cannot be determined. Therefore there is substantial doubt regarding our ability to continue as a going concern.

We continue to close or dispose of certain overlapping theatre locations and underperforming theatres, including older, obsolete theatres that contribute only minimally to cash flow from operations or are operating at a loss. As a result of weak operating performance and the prior year industry downturn, we were successful in disposing of/closing a significant number of locations which has had a significant impact on our operating revenues and costs as reported for the current year. During fiscal year 2001 and the first nine months of fiscal year 2002, we have closed an aggregate of 145 locations comprising 825 screens. These theatres generated $118.4 million in total revenues and $21.7 million in negative operating cash flow during fiscal 2001. While in the aggregate these theatres generated significant revenues, the disposition or closure of these screens will improve our operating cash flow on an ongoing basis. As a result of the significant number of locations closed, as of November 30, 2001 we operate 264 locations (2,451 screens) as compared to 365 locations (2,965 screens) at November 30, 2000. Refer to the liquidity and capital resources section for additional information regarding theatre closures.

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2001 COMPARED TO THREE MONTHS
ENDED NOVEMBER 30, 2000

Operating Revenues of approximately $174.8 million for the three months ended November 30, 2001 were $17.3 million lower than the three months ended November 30, 2000. Box office revenues for the three months ended November 30, 2001 of approximately $123.2 million were $10.5 million lower, and concession revenues of approximately $45.9 million were $6.0 million lower in comparison to the three months ended November 30, 2000. These decreases in operating revenues were due primarily to the significant number of theatres closed/disposed of subsequent to September 1, 2000 which primarily were overlapping theatre locations and underperforming theatres, including older, obsolete theatres that contributed only minimally to cash flow from operations or were operating at a loss, coupled with lower attendance volume at existing locations (which were negatively impacted in the short term by the tragic events of September 11, 2001 in the New York and Washington, D.C. metropolitan areas). This overall decrease in revenues is net of additional revenues of approximately $14.0 million primarily from new theatre openings and an improvement in admission revenues per patron of $0.20 for the three months ended November 30, 2001.

Operating Costs of approximately $151.2 million for the three months ended November 30, 2001 were approximately $20.9 million lower than the three months ended November 30, 2000. This decrease was due primarily to reductions in variable operating expenses commensurate with the aforementioned decrease in operating revenues. The overall decrease in operating costs which aggregated $32.6 million, primarily due to the significant number of theatres closed/disposed of subsequent to September 1, 2000, was partially offset by incremental costs associated with new theatre openings, including occupancy costs, and the costs associated with the improvement in admission revenues per patron.

General and Administrative Costs of approximately $10.0 million for the three months ended November 30, 2001 were approximately $2.1 million lower than the three months ended November 30, 2000, due primarily to reductions in overhead levels in our U.S. and Canadian operations slightly offset by normal inflationary increases.

Depreciation and Amortization Costs of approximately $28.3 million for the three months ended November 30, 2001 were $5.3 million lower than the three months ended November 30, 2000, due primarily to the effect of theatre disposals partially offset by incremental depreciation from the investment in new theatres.

Restructuring Charges of nil for the three months ended November 30, 2001 were $5.4 million lower than the three months ended November 30, 2000. The $5.4 million in charges recorded in the prior year include severance related payments (approximately $2.9 million) associated with headcount reductions in our U.S. operations during November 2000 and professional advisory fees (pre-bankruptcy) associated with our evaluation of a longer-term financial plan, including amendments to our bank agreement.

Loss on Sale/Disposal of Theatres of approximately $22.4 million for the three months ended November 30, 2001 was $104.2 million lower than the three months ended November 30, 2000. This decrease was due primarily to the timing, nature and characteristics of theatre dispositions coupled with the $122.4 million provision recorded in the third quarter of the prior fiscal year for the plan to accelerate the disposition of approximately 675 screens in the U.S. and Canada. During the three months ended November 30, 2001, we disposed of 17 theatre locations comprising 106 screens, which primarily were older, obsolete theatres which generated marginal or negative cash flows. We will continue to aggressively close/dispose of theatres that are underperforming or non-strategic. See the Liquidity and Capital Resources section for additional information.

Reorganization Costs of approximately $9.9 million for the three months ended November 30, 2001 represent charges incurred as a result of the activities related to the Bankruptcy Proceedings. Reorganization costs primarily relate to (i) landlord claims related to the rejection of an additional 2 theatre leases (10 screens) in the U.S. and 6 additional theatres (19 screens) repudiated in Canada during the three months ended November 30, 2001 and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. See Note 6 to the consolidated financial statements for additional information.

Interest Expense (including adequate protection payments) of approximately $13.8 million for the three months ended November 30, 2001 was approximately $13.6 million lower than the three months ended November 30, 2000, due primarily to lower interest expense relating to the $300 million 8 7/8% Senior Subordinated Notes, since interest has been stayed and no longer accrues as a result of the Bankruptcy Proceedings, coupled with the impact resulting from the write-off of unamortized deferred financing fees during the fourth quarter of fiscal year 2001 (also as a result of the Bankruptcy Proceedings) and a decrease in the variable borrowing rate relating to our Senior Revolving Credit Facility following successive interest rate reductions in the credit markets. This decrease was partially offset by the impact of additional pre-petition borrowings under our Senior Revolving Credit Facility coupled with borrowings under our DIP Facility and the West 34th Street Loan. See the Liquidity and Capital Resources section for additional information.

Attributable EBITDA of $16.9 million for the three months ended November 30, 2001 increased $5.7 million in comparison to the three months ended November 30, 2000, due primarily to the reductions in overhead levels in our U.S. and Canadian operations, the favorable impact of new theatre openings, higher admission revenues per patron and the positive impact resulting from the significant number of theatres closed/disposed of subsequent to September 1, 2000 which were operating at a cash flow loss. Attributable EBITDA (earnings before interest, taxes, depreciation and amortization, loss on sale/disposal of theatres, restructuring charges, reorganization costs, cumulative effect of change in accounting principle and equity earnings/(losses) included in EBITDA plus EBITDA from partnerships, net of partners' share) is a measure that management uses to evaluate our financial performance. Attributable EBITDA measures the amount of cash that we have available for investment or other uses and is used by us as a measure of performance. Attributable EBITDA is primarily a management tool and only one measure of financial performance to be considered by the investment community. Attributable EBITDA is not an alternative to measuring operating results or cash flow under U.S. GAAP. In addition, the Attributable EBITDA measure presented herein may not be comparable to similarly titled measures reported by other companies.

NINE MONTHS ENDED NOVEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED
NOVEMBER 30, 2000

Operating Revenues of approximately $627.4 million for the nine months ended November 30, 2001 were $35.1 million lower than the nine months ended November 30, 2000. Box office revenues for the nine months ended November 30, 2001 of approximately $440.6 million were $18.9 million lower, and concession revenues of approximately $164.5 million were $13.2 million lower in comparison to the nine months ended November 30, 2000. These decreases in operating revenues were due primarily to the significant number of theatres closed/disposed of subsequent to March 1, 2000 which primarily were overlapping theatre locations and underperforming theatres, including older, obsolete theatres that contributed only minimally to cash flow from operations or were operating at a loss, coupled with lower attendance volume at existing locations (which were negatively impacted in the short term by the tragic events of September 11, 2001 in the New York and Washington, D.C. metropolitan areas). This overall decrease in revenues is net of additional revenues of approximately $48.2 million primarily from new theatre openings and an improvement in admission revenues per patron of $0.16 and concession revenue per patron of $0.03 for the nine months ended November 30, 2001.

Operating Costs of approximately $510.2 million for the nine months ended November 30, 2001 were approximately $45.8 million lower than the nine months ended November 30, 2000. This decrease was due primarily to reductions in variable operating expenses commensurate with the aforementioned decrease in operating revenues. The overall decrease in operating costs which aggregated $91.0 million, primarily relating to the significant number of older, obsolete theatres closed/disposed of subsequent to March 1, 2000, was partially offset by incremental costs associated with new theatre openings, including occupancy costs and the costs associated with the improvement in admission and concession revenues per patron.

General and Administrative Costs of approximately $31.1 million for the nine months ended November 30, 2001 were approximately $7.5 million lower than the nine months ended November 30, 2000, due primarily to reductions in overhead levels in our U.S. and Canadian operations slightly offset by normal inflationary increases.

Depreciation and Amortization Costs of approximately $83.9 million for the nine months ended November 30, 2001 were $11.0 million lower than the nine months ended November 30, 2000, due primarily to the effect of theatre disposals partially offset by incremental amortization expense resulting from the change in the estimated remaining useful life of goodwill and incremental depreciation related to investments in new theatres which commenced operations. Goodwill primarily represents the excess purchase price associated with our combination with Cineplex Odeon Corporation in May 1998. Prior to the third quarter of fiscal year 2001, goodwill was amortized over a 40 year estimated useful life. In connection with our fiscal year 2001 third quarter review and assessment of our goodwill and as a result of management's plan at that time to accelerate the disposal of a significant number of screens in the U.S. and Canada, coupled with the continued industry downturn, we had determined that a reduction in the remaining useful life for goodwill amortization was appropriate. As a result, effective September 1, 2000, we determined that a more appropriate remaining useful life for unamortized goodwill is 20 years, resulting in additional amortization expense of approximately $4.0 million during the nine months ended November 30, 2001, net of the impact of the write-off of allocated goodwill.

Restructuring Charges of nil for the nine months ended November 30, 2001 were $5.4 million lower than the nine months ended November 30, 2000. The $5.4 million in charges recorded in the prior year include severance related payments (approximately $2.9 million) associated with headcount reductions in our U.S. operations during November 2000 and professional advisory fees (pre-bankruptcy) associated with our evaluation of a longer-term financial plan, including amendments to our bank agreement.

Loss on Sale/Disposal of Theatres of approximately $40.2 million for the nine months ended November 30, 2001 was $125.2 million lower than the nine months ended November 30, 2000. This decrease was due primarily to the timing, nature and characteristics of theatre dispositions coupled with the $122.4 million provision recorded in the third quarter of the prior fiscal year for the plan to accelerate the disposition of approximately 675 screens in the U.S. and Canada. During the nine months ended November 30, 2001, we disposed of 38 theatre locations comprising 238 screens, which primarily were older, obsolete theatres which generated marginal or negative cash flows. We will continue to aggressively close/dispose of theatres that are underperforming or non-strategic. See the Liquidity and Capital Resources section for additional information.

Reorganization Costs of approximately $29.1 million for the nine months ended November 30, 2001 represent charges incurred as a result of the activities related to the Bankruptcy Proceedings. Reorganization costs primarily relate to (i) landlord claims related to the rejection of an additional 8 theatre leases (65 screens) in the U.S. and 12 additional theatres (74 screens) repudiated in Canada during the nine months ended November 30, 2001 and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. See Note 6 to the consolidated financial statements for additional information.

Interest Expense (including adequate protection payments) of approximately $46.9 million for the nine months ended November 30, 2001 was approximately $25.6 million lower than the nine months ended November 30, 2000, due primarily to lower interest expense relating to the $300 million 8 7/8% Senior Subordinated Notes, since interest has been stayed and no longer accrues as a result of the Bankruptcy Proceedings, coupled with the impact resulting from the write-off of unamortized deferred financing fees during the fourth quarter of fiscal year 2001 (also as a result of the Bankruptcy Proceedings) and a decrease in the variable borrowing rate related to our Senior Revolving Credit Facility following successive interest rate reductions in the credit markets. This decrease was partially offset by the impact of additional pre-petition borrowings under our Senior Revolving Credit Facility coupled with borrowings under our DIP Facility and the West 34th Street Loan. See the Liquidity and Capital Resources section for additional information.

Cumulative effect of change in accounting principle of approximately $7.8 million for the prior fiscal year (nine months ended November 30, 2000) represented a one-time charge to reflect adoption of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for our Passport and Gift Certificate Programs (hereinafter referred to as "certificates"). SAB No. 101 was effective beginning December 1, 2000 requiring retroactive application to the beginning of our 2001 fiscal year. SAB No. 101 impacts the timing of when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, we would recognize "breakage revenue" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, we no longer record breakage revenue upon sale but rather upon the expiration date of the certificate or the date the obligation is otherwise fulfilled. This change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers.

Attributable EBITDA of $96.2 million for the nine months ended November 30, 2001 increased $19.8 million in comparison to the nine months ended November 30, 2000, due primarily to the favorable impact of new theatre openings, higher admission and concession revenue per patron, the reductions in overhead levels in our U.S. and Canadian operations, and the positive impact resulting from the significant number of theatres closed/disposed of subsequent to March 1, 2000 which were operating at a cash flow loss.

LIQUIDITY AND CAPITAL RESOURCES

Our industry continues to experience significant liquidity pressures, which is evident by the number of theatre exhibitors that have filed for bankruptcy over the past couple of years. These liquidity pressures are due to a number of factors including the downturn in attendance as reflected in the prior year over year operating performance measures (i.e., calendar year 2000 attendance was down by approximately 3%), the moderate to aggressive new build strategies employed by the industry's larger exhibitors which, coupled with the difficulty in closing older, obsolete theatres, has resulted in an oversupply of theatre screens in many North American markets, impairment write-offs and losses on theatre dispositions, the downward credit ratings of the industry and the bankruptcy filings by several theatre chains, and defaults of certain loan agreements which have been publicly disclosed. The greater number of screens in North America caused by the industry's building new theatres and the lack of a corresponding number of theatre closures in the same period, has resulted in a saturation of screens and has contributed to shortened lengths of film run times and increased film cost percentages paid by exhibitors to distributors. These factors have contributed to significant reductions in the prices of publicly traded debt and equity securities and have materially reduced the industry's access to capital, making it increasingly difficult to meet obligations as they become due. In addition, the industry has generally fallen out of favor with investors and lenders due to the liquidity issues noted above and due to a lack of credit support from the capital markets. The industry has fallen on hard times and is presently going through one of the most significant and unprecedented reorganizations in its history. We had been negatively affected by these events and had experienced significant pressures on our liquidity and our ability to meet obligations as they became due. In an effort to relieve the pressures on our liquidity prior to our Chapter 11 and CCAA filings, we were active in pursuing possible solutions including seeking capital through other sources including asset securitizations, equity offerings, sale-leaseback transactions, strategic alliances with other exhibitors, a consensual restructuring of our capital structure or a restructuring of certain of our subsidiaries. We were unable to implement these transactions on the scale required to relieve us from the continued deterioration in our liquidity and cash flow. These conditions are among the factors that led to us filing for bankruptcy protection.

On February 15, 2001, Loews Cineplex and all of its wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court. In Canada, the Initial Order was obtained on February 15, 2001 from the Superior Court for our wholly owned subsidiary, Cineplex Odeon and certain of its other Canadian subsidiaries. The Chapter 11 and CCAA filings are hereinafter collectively referred to as the "Bankruptcy Proceedings". In addition, on February 26, 2001, our wholly owned Austrian subsidiary, LCE Europlex, filed a petition for bankruptcy in Vienna, Austria and on March 16, 2001, we filed a petition for bankruptcy in Warsaw, Poland on behalf of our wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o.

We are presently operating our businesses as debtors-in-possession in the U.S. and pursuant to the Initial Order in Canada. We are authorized to operate our business in the ordinary course. As a result of the Chapter 11 filing in the U.S., substantially all actions to secure the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. Pre-petition claims secured by our assets ("secured claims") are also stayed, although the holders of such claims have the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under our Senior Revolving Credit Facility) are generally secured by all personal property and certain real property of Loews Cineplex and our domestic subsidiaries, a pledge of the stock of all of our domestic subsidiaries and our equity interest in and loans to our foreign subsidiaries. These secured claims have not been reflected as Liabilities Subject to Compromise. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the Bankruptcy Court, the Bankruptcy Court approved our motions to pay certain pre-petition obligations including: (i) payments, on normal terms, to film distributors, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of our Senior Revolving Credit Facility. We have been and intend to continue to pay undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. In addition, we may reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court with respect to our U.S. operations. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the U.S. We have notified all known claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. A bar date is the date by which claims against us must be filed if claimants wish to receive any distribution in the Chapter 11 case. On July 27, 2001, we filed a motion seeking to set a bar date of September 24, 2001. On August 2, 2001, the Bankruptcy Court entered an order granting our motion to establish a bar date of September 24, 2001. The bar date was subsequently extended by the Bankruptcy Court to September 26, 2001. Differences between liability amounts estimated by us and claims filed by creditors will be investigated and the Bankruptcy Court will make a final determination on the allowance of claims. The determination of how liabilities will ultimately be settled and treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization.

As a result of the Initial Order of the Superior Court in Canada, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries are stayed. The rights of secured creditors to enforce against our Canadian assets are also stayed. The stay period has been extended through February 8, 2002. The Initial Order permits (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from Loews Cineplex and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon has been and intends to continue to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permits the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Landlords whose leases have been repudiated will be entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has yet to be determined and will be set out in a plan of compromise and arrangement to be presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date was established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. On August 2, 2001, by order of the Superior Court, the claims process was approved and the claims bar date of September 24, 2001 was set. Ultimately, any plan of compromise or arrangement must be approved by a vote of a majority in number of creditors of each class of creditors affected by the plan as well as by a vote of holders of two-thirds of the value of the claims of each such class. If such a vote is favorable, the plan must then be sanctioned by the Superior Court.

As a result of our recurring losses, the Chapter 11 and CCAA filings and circumstances relating to these events, including our debt structure and current economic conditions, realization of assets and liquidation of liabilities are subject to significant uncertainty. We believe that cash from operations along with financing provided through the DIP Facility should be available to provide liquidity to allow us to continue as a going concern. However, there can be no assurance of this. Our ability to continue as a going concern is dependent upon our ability to maintain compliance with various financial and other covenants under the DIP
Facility and the ability to generate sufficient cash from operations and financing sources to meet our obligations as they become due. In the event a Chapter 11 plan of reorganization/CCAA plan of arrangement (collectively referred to as "plans of reorganization") are confirmed by the Bankruptcy Court/Superior Court and become effective, continuation of our business thereafter will be dependent on our ability to achieve successful operations, maintain satisfactory capital and liquidity and obtain access to funds under a credit facility. Until plans of reorganization are confirmed by the Bankruptcy Court/Superior Court and become effective, there can be no assurance that we will emerge from these bankruptcy proceedings, and the effect of the terms and conditions of such plans of reorganization on our business cannot be determined and therefore there is substantial doubt regarding our ability to continue as a going concern.

We expect that our current liquidity needs can be financed through a combination of cash from operations along with financing provided through the DIP Facility. The DIP Facility was approved by the Bankruptcy Court on April 4, 2001. The DIP Facility, which expires on the earlier of January 31, 2002 or upon the occurrence of certain other events including the effectiveness of a plan of reorganization, is designed to provide liquidity to allow us to operate in the ordinary course and meet certain of our funding commitments for completion of certain theatre complexes now under construction in North America. Bankers Trust Company has agreed to extend the maturity date of the DIP Facility until March 31, 2002. The debtor-in-possession commitment that we received from Bankers Trust is for approximately $146 million, $60 million of which consists of a revolving credit line with the remaining $86 million to repay post-default advances (i.e., subsequent to August 31, 2000) made under our Senior Revolving Credit Facility, which were secured with mortgages on eleven of our existing theatre properties, and to provide for outstanding letters of credit. Loans under the DIP Facility bear interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%. The terms of the DIP Facility contain certain restrictive covenants which include: limitations on the incurrence of additional guarantees, liens and indebtedness, limitations on the sale of assets, and limitations on the funding of capital expenditures. The DIP Facility also requires that we meet certain minimum thresholds for consolidated cumulative earnings before interest, taxes, depreciation/amortization and other expenses as defined. For the months ended February 28, 2001 through November 30, 2001, we were in compliance with all financial covenant requirements reflected in the DIP Facility.

The $60 million revolving credit facility included in the DIP Facility has been used (i) to finance our operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon - up to a maximum of $20 million) and
(ii) to complete certain "designated" construction projects, currently under construction, which were committed to prior to the petition date. The terms of the DIP Facility also require us to make adequate protection payments on a monthly basis on the pre-default amounts borrowed under our Senior Revolving Credit Facility (approximately $655 million). The amount of the monthly adequate protection payments is based on the base rate of interest plus 150 basis points. The loan by us to Cineplex Odeon of up to $20 million was approved by the Superior Court on February 15, 2001. This loan has been secured by the assets of Cineplex Odeon and its subsidiaries with the security being held by Deutsche Bank (Canada) as agent. The loan and the security therefor have been pledged to the lenders under the DIP Facility.

As of February 28, 2001, no amounts had been drawn against the DIP Facility. As of November 30, 2001, $10.0 million had been drawn against the DIP Facility, including $2.0 million funded by us to Cineplex Odeon under the Canadian sublimit of the DIP Facility. Our availability under the DIP Facility equaled $50 million as of November 30, 2001. On December 13, 2001, we repaid $8.0 million of the amount drawn against the DIP Facility. In addition, on January 7, 2002, we repaid the remaining $2.0 million drawn under the Canadian sublimit of the DIP Facility. Our availability under the DIP Facility amounts to $60 million as of January 14, 2002.

On July 3, 2001, the Bankruptcy Court authorized us to execute a Second Amendment to the DIP Facility. This amendment generally permits us to separately finance our obligations to complete the 14-screen theatre complex at West 34th Street in New York City, which opened on November 2, 2001 and is being operated by us under a long-term operating lease agreement. This theatre was committed to by us prior to the petition filing date (February 15, 2001). Approximately $15.0 million has been spent to date on this theatre and the cost to complete this theatre is estimated at $1.0 million, for the purchase and installation of furniture, fixtures and equipment and certain other tenant improvements. The developer has agreed to provide financing of up to $10 million for us to complete the West 34th Street theatre. We and the developer have executed a Loan and Security Agreement, dated June 15, 2001, to finalize this financing (the "West 34th Street Loan") and the Bankruptcy Court approved the Loan and Security Agreement on July 3, 2001. As of November 30, 2001, approximately $6.0 million had been drawn under the West 34th Street Loan. Additionally, on December 14, 2001 we borrowed an additional $1.0 million under the West 34th Street Loan. As collateral for this loan, the developer received, among other things, a first priority security interest in an existing property, which is owned by us in fee. We are presently marketing this property and the proceeds, if the sale is consummated, will be used to repay any amounts outstanding under the West 34th Street Loan and to complete any remaining obligations relative to the West 34th Street theatre. The West 34th Street Loan is also secured by a lien on our interest in the West 34th Street lease and the cash flow generated by the theatre operations. The West 34th Street Loan matures on the earlier of three years or upon our emergence from bankruptcy. The loan bears interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%, which is payable monthly. Principal is payable at maturity.

On June 28, 2001, we entered into the third amendment to the DIP Facility (the "Third Amendment") with Bankers Trust, which was approved by the Bankruptcy Court on July 13, 2001. The Third Amendment added a $4.5 million replacement letter of credit sublimit to the DIP Facility to enable us to issue replacement letters of credit without reducing our availability under the DIP Facility for our working capital and capital expenditure needs. The Third Amendment does not increase the total commitment under the DIP Facility.

On November 11, 2001, the Debtors filed a Chapter 11 plan and related disclosure statement (the "Plan") with the Bankruptcy Court. For further details regarding the Plan, refer to the report on Form 8-K, dated November 11, 2001, filed with the Securities and Exchange Commission. Pursuant to the Plan, existing equity will be extinguished and equity security holders will not receive a distribution. By order dated November 29, 2001, the Bankruptcy Court scheduled a hearing for January 7, 2002, which was subsequently extended to January 14, 2002, to consider the adequacy of the disclosure statement. At the hearing on January 14, 2002, the Bankruptcy Court stated it would enter an order approving the adequacy of the disclosure statement and scheduling the hearing on confirmation of the Plan for February 28, 2002. There can be no assurance that the proposed Plan will be confirmed.

In connection with our proposed Plan filed with the Bankruptcy Court and our emergence from bankruptcy, we entered into discussions with a group of banks to (i) provide us with exit financing in the form of a revolving credit facility and (ii) restructure the amount outstanding under our existing Senior Revolving Credit Facility in the form of a term loan. On December 21, 2001, we executed a commitment letter with a group of banks whereby the banks agreed to provide up to $100 million of exit financing necessary to complete the Chapter 11 Bankruptcy proceedings in the United States. The proceeds are to be used to (i) repay the DIP Facility, (ii) provide funds for working capital and (iii) pay certain costs and expenses related to the Bankruptcy. In addition, on December 21, 2001, we came to terms with a group of banks whereby the banks committed to refinance 98.25% of the amount outstanding under the existing Senior Revolving Credit Facility, less at least $300 million of existing debt to be converted into equity of the restructured Loews Cineplex, into a new restructured senior secured term loan facility that will approximate $430 million. The exit financing and term loan are subject to various conditions, which include, among other things, confirmation of the Plan.

On December 20, 2001, Cineplex Odeon received a commitment from a lending institution to provide up to $95 million (in Canadian dollars) in exit financing necessary to complete the CCAA proceeding in Canada. The proceeds are to be used to (i) repay the Canadian sublimit of the DIP Facility and settle claims under the CCAA plan of arrangement, (ii) provide funds for working capital and (iii) provide funds for general corporate purposes. The Canadian exit facility is subject to certain conditions which include, among other things, satisfaction with the terms of the court order sanctioning the CCAA plan of arrangement.

We generate cash flow from our theatre operations (including cash generated from investments in new builds and reconfigurations of existing theatres). Also, we preserve cash as a result of the closing of obsolete, unprofitable or non-strategic theatres, the majority of which generate negative cash flow from operations. Our revenues are generated primarily from the sale of admission tickets, concession sales and ancillary revenues. Generally, this provides us with working capital operating float, which is consistent with the industry, since cash revenues are generally collected in advance of the payment of related expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios. In addition to cash flow generated from operations, our liquidity requirements have also been funded by availability under our DIP Facility.

We continue to close or dispose of certain overlapping theatre locations and underperforming theatres, including older, obsolete theatres which contribute only marginally to cash flow or operate at a cash flow loss. In connection with the Chapter 11 and CCAA filings, we have established reserves for settlement of landlord claims as a result of rejection or repudiation of theatre leases. These claims may be settled either by cash or equity of Loews Cineplex or, in the case of Cineplex Odeon, as otherwise provided in its CCAA plan of arrangement. The nature and magnitude of how these liabilities will ultimately be treated and settled cannot be determined until a Chapter 11 plan of reorganization/CCAA plan of arrangement is confirmed by the Bankruptcy Court or Superior Court and become effective. As of November 30, 2001, 77 theatres comprising 516 screens have been approved for rejection by the Bankruptcy Court in the U.S., 44 theatres comprising 254 screens have been repudiated in Canada and four leases have been terminated in Austria and Poland. As a result of our continued review of the leases in our portfolio and the results of the lease renegotiation process, additional leases may be targeted for rejection or repudiation in the future.

At November 30, 2001, we had aggregate commitments of $16.0 million related to several recently opened theatres and the completion of construction of 1 theatre property (comprising 14 screens) anticipated to be opened next year.

In connection with the combination with Cineplex Odeon Corporation on May 14, 1998 (the "Combination"), we entered into a $1 Billion Senior Revolving Credit Facility with Bankers Trust Company, as administrative agent. The Senior Revolving Credit Facility, together with an $84.5 million equity contribution provided by Universal Studios, Inc. ("Universal"), replaced the Sony Corporation of America ("SCA") Credit Facility and Cineplex
Odeon's  existing  credit  facility,  funded  cash  paid to  Sony  Pictures
Entertainment Inc. ("SPE") and/or its affiliates upon closing of the Combination, and provided ongoing financing to us to fund working capital requirements and theatre expansion in North America and internationally. This Senior Revolving Credit Facility was comprised of two tranches, a $750 million senior secured revolving credit facility, secured by substantially all of our assets, other than real property interests, and the assets, other than real property interests, of our domestic subsidiaries, and a $250 million uncommitted facility. The Senior Revolving Credit Facility bears interest, payable monthly, at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate (as defined in the credit agreement) plus an applicable margin based on our Leverage Ratio (as defined in the credit agreement). Our borrowings under the Senior Revolving Credit Facility at November 30, 2001 and February 28, 2001 totaled $737.1 million and $733.8 million, respectively, with an additional $5.0 million and $6.5 million of availability for outstanding letters of credit, respectively. The Senior Revolving Credit Facility balance at November 30, 2001 includes approximately $2.0 million of pre-petition accrued interest that had been classified as an accrued expense. The remaining increase in borrowings of $1.3 million during the nine months ended November 30, 2001 represents the funding of amounts drawn on existing letters of credit under the Senior Revolving Credit Facility. By reason of the Chapter 11 filing, there is no additional availability under the Senior Revolving Credit Facility. In accordance with the final order approving the DIP Facility, the Company is authorized to make adequate protection payments on the pre-default bank debt outstanding under the Senior Revolving Credit Facility (approximately $655 million). The amount of the monthly adequate protection payments is based on the base rate of interest plus 150 basis points.

On August 5, 1998, we issued $300 million of 8 7/8% Senior Subordinated Notes due 2008 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). Net proceeds of $288.6 million were used primarily to repay Plitt's outstanding $200 million aggregate principal amount of 10 7/8% Senior Subordinated Notes and borrowings under the Senior Revolving Credit Facility. Subsequently, on November 19, 1998, we completed an offering to exchange $300 million aggregate principal amount of our 8 7/8% Senior Subordinated Notes due 2008, which were registered under the Securities Act for a like principal amount of our privately placed 8 7/8% Senior Subordinated Notes due 2008. The required interest payment of $13.3 million due February 1, 2001 on these Senior Subordinated Notes was blocked by the lenders under our Senior Revolving Credit Facility prior to the filing date. In accordance with the Indenture, we had thirty days to cure the default before such payment default became an event of default which would permit the requisite holders to accelerate payment of the outstanding principal amount of and accrued interest on these notes. These notes automatically accelerated as a result of the Chapter 11 filing. We do not at this time have access to capital to be able to repay these notes or interest in cash. The payments on the 8 7/8% Senior Subordinated Notes, including interest have been stayed.

In August 1998, we entered into interest rate swap agreements, with an aggregate notional amount of $250 million, for a period of four years to hedge a portion of the Senior Revolving Credit Facility variable interest rate risk. On May 26, 2000, we monetized the value of these contracts and sold these swaps for $8.65 million. We believe that we maximized the value of these contracts as a result of this sale. As we had accounted for these swaps as interest rate hedges, the gain realized from the sale has been deferred and will be realized pending reorganization of the debt.

PROPERTIES

At November 30, 2001, Loews Cineplex, including Star, Magic Johnson, Yelmo Cineplex and Megabox theatres, operated or had interests in 2,451 screens in 264 theatres, of which 27 theatres were owned by us, 233 theatres were leased and 4 theatres were operated by us under management arrangements. Our leases are entered into on a long-term basis. The lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years. Theatre leases provide for the payment of a fixed annual rent and, sometimes, a percentage of box office receipts or total theatre revenue. The following tables show the locations of our screens in operation at November 30, 2001, including our partnerships' theatres.


                              UNITED STATES                                                     CANADA

STATE                      SCREENS         LOCATIONS         PROVINCE              SCREENS        LOCATIONS
------------------------------------------------------       -------------------------------------------------
Arizona                           27                3        Alberta                     123               13
California                        77                8        British Columbia             43                6
Connecticut                       30                2        Manitoba                     13                3
District of Columbia              28                8        Ontario                     286               32
Florida                           20                1        Quebec                      156               19
Georgia                           12                1        Saskatchewan                 27                4
                                                                                 ------------    -------------
Illinois                         217               25           Total                    648               77
                                                                                 ============    =============
Indiana                           34                3
Maryland                          93               10
Massachusetts                    115                9                                         INTERNATIONAL
Michigan                         156               10
Minnesota                          4                1        COUNTRY               SCREENS        LOCATIONS
                                                             -------------------------------------------------
New Hampshire                     12                2        Spain                       173               18
New Jersey                       215               18        Korea                        16                1
New York                         273               36        Hungary                       6                1
                                                                                 ------------    -------------
Ohio                              32                2           Total                    195               20
                                                                                 ============    =============
Pennsylvania                      29                2
Texas                            102                9        Grand Total               2,451              264
                                                                                 ============    =============
Utah                               9                1
Virginia                          21                3
Washington                       102               13
                          -----------     ------------
   Total                       1,608              167
                          ===========     ============


THEATRE PORTFOLIO CHANGES

The following table indicates the number of theatre locations and screens and changes in each for the three and nine months ended November 30, 2001. These figures include screens and locations operated by Star, Magic Johnson, Yelmo Cineplex and Megabox.


                                            THREE MONTHS ENDED                       NINE MONTHS ENDED
                                            NOVEMBER 30, 2001                        NOVEMBER 30, 2001
                                            -----------------                        -----------------

                                             NORTH                                   NORTH
                                           AMERICA       INT'L       TOTAL         AMERICA       INT'L       TOTAL
                                          ---------    --------      -----        ---------      -----       -----
LOCATIONS
---------
Beginning Balance                              256          20         276             273          21         294
New builds                                       3           -           3               6           -           6
J.V. Investments - International                 -           2           2               -           2           2
Dispositions / Closings                       (15)         (2)        (17)            (35)         (3)        (38)
                                              ----         ---        ----            ----         ---        ----
Ending Balance                                 244          20         264             244          20         264
                                               ===          ==         ===             ===          ==         ===

SCREENS
-------
Beginning Balance                            2,309         183       2,492           2,375         188       2,563
New builds/Expansions                           42           -          42             103           -         103
J.V. Investments - International                 -          23          23               -          23          23
Dispositions / Closings                       (95)        (11)       (106)           (222)        (16)       (238)
                                              ----        ----       -----           -----        ----       -----
Ending Balance                               2,256         195       2,451           2,256         195       2,451
                                             =====         ===       =====           =====         ===       =====


Note: The fiscal 2002 dispositions in the table above exclude 11 locations comprising 71 screens which closed on March 1, 2001. These locations and screens were included in the Annual Report on Form 10-K for the fiscal year ended February 28, 2001 as fiscal 2001 dispositions.


During the nine month period ended November 30, 2001, we opened six theatre locations aggregating 97 screens; in the United States we opened the Millennium Place 19 in Boston, the Country Club Hills 16 in Illinois, the Jersey Gardens 20 in New Jersey and the West 34th Street 14 in Manhattan; in Canada we opened the Queensway & Islington 18 in Toronto and the Square One 10 in Mississauga. Additionally, we expanded one existing theatre adding six screens: the Old Orchard Gardens theatre.

During fiscal year 2002, we further developed the existing circuit in Spain called Yelmo Cineplex de Espana. This joint venture opened two theatres aggregating 23 screens during the nine month period ended November 30, 2001: the Planetocio 9 in Madrid and the Gorbeia 14 in Vitoria.

During the nine month period ended November 30, 2001, we disposed of or closed 38 theatre locations comprising 238 screens. We continue to close or dispose of certain overlapping theatre locations and underperforming theatres, including older, obsolete theatres that contribute only minimally to cash flow from operations or are operating at a loss. As a result of our continued review of the leases in our portfolio and the results of the lease renegotiation process, additional leases may be targeted for rejection/repudiation or restructuring in the future. We anticipate that we will be successful in closing/renegotiating additional theatres targeted by management because as debtors-in-possession in the U.S. and pursuant to the Initial Order in Canada, we have the right, subject to Bankruptcy Court and Superior Court approval and certain other limitations, to reject/repudiate unexpired leases. In bankruptcy to date, we have rejected 77 of these theatre leases in the U.S., repudiated 44 of these theatre leases in Canada and terminated four of these leases in Austria and Poland.

NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activity" was effective for all of our fiscal quarters beginning March 1, 2001. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that we recognize those items as assets or liabilities in our statement of financial position and measure them at fair value. The adoption of this standard did not have a significant impact on our operating results or financial position.

On July 20, 2001, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", were issued. SFAS No. 141, which supersedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations", requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets", requires that goodwill and indefinite lived intangible assets shall no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives be no longer limited to forty years. The amortization of goodwill will cease upon adoption of this statement which will be effective for us beginning March 1, 2002.

On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 will be effective for our fiscal year beginning March 1, 2003. We are currently considering the impact, if any, that this statement will have on our financial position and operating results.

On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of including those in discontinued operations and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 will be effective for our fiscal year beginning March 1, 2002. We are currently considering the impact, if any, that this statement will have on our financial position and operating results.

EFFECT OF INFLATION AND FOREIGN CURRENCY

Inflation and foreign currency fluctuations have not had a material effect on our operations.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Form 10-Q includes "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this Form 10-Q, other than statements of historical facts, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot be assured that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in the following section ("Factors That May Affect Future Performance"). All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

FACTORS THAT MAY AFFECT FUTURE PERFORMANCE

In addition to other factors and matters discussed elsewhere herein, factors that, in our view, could cause actual results to differ materially from those discussed in forward-looking statements include: (1) our ability to successfully emerge from our bankruptcy proceedings in a reasonable time period, including the success of future operations and the ability to meet obligations as they become due; (2) the adequacy of our DIP Facility relevant to our liquidity throughout the bankruptcy period; (3) our high debt levels, which need to be restructured and reduced as part of a Chapter 11 reorganization plan and CCAA plan of arrangement; (4) the effect of economic conditions on a national, regional or international basis; (5) competitive pressures in the motion picture exhibition industry; (6) the financial resources of, and films available to, us and our competition; (7) changes in laws and regulations, including changes in environmental and disabilities laws and changes in accounting standards; (8) opportunities that may be presented to and pursued by us; and (9) the uncertainty with regard to the impact on us and the industry as a result of the tragic events of the September 11, 2001 attacks on the World Trade Center in New York City and on the Pentagon in Washington, D.C. which, among other things, resulted in certain changes to the film release schedule.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We have exposure to various market risks, including interest rate risk and foreign currency exchange rate risk. See additional disclosures in our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.

PART II.  OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS

          Metreon Arbitration

          In May 1997, we entered into a 21 year lease with Metreon, Inc. ("Metreon"), an affiliate of Sony Corporation of America, to operate a multiplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, we have had a dispute with Metreon with respect to construction costs (amount of dispute is approximately $5 million) that may be our responsibility under the lease. Also, we are in dispute with regard to the nature of the costs that
          Metreon is seeking to include as operating expenses under the lease, and the proper allocation of operating expenses to this theatre, based on our proportionate share of the complex. To date, we have been unable to resolve these issues through negotiation with Metreon. The estimated difference in operating expenses allocable to this theatre, taking into account differences over both the nature of the allocable costs and determination of our proportionate share of the complex, is approximately $3 - $4 million per annum for the duration of the lease. Pursuant to the terms of the lease, we are to contribute to the operating expenses of the complex in an amount equal to our proportionate share of the total floor area of the complex. Metreon has asserted that our proportionate share of the complex is approximately 47%, while we assert that our proportionate share is approximately 32%. On September 19, 2000, as permitted by the lease, Metreon filed a demand for arbitration with the American Arbitration Association seeking a declaration of the proportionate share of the complex floor area occupied by this theatre. We believe that we have meritorious defenses to all of Metreon's claims against us under the lease and intend to vigorously assert our position regarding our proportionate share of the complex. This arbitration is stayed as a result of the filing of the Chapter 11 petition. On May 17, 2001, Metreon filed a motion for relief from the automatic stay to pursue the arbitration. We filed an objection to Metreon's motion and a hearing on the motion and the objection has not yet occurred. Environmental Litigation

          Two drive-in theatres, both formerly leased by us and in the State of Illinois, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of construction debris, auto shredder residue or other debris. Such material may contain hazardous substances. One of these leases terminated in the ordinary course prior to the Debtors filing their Chapter 11 cases. Pursuant to an order of the Bankruptcy Court, the other lease was rejected in accordance with the Bankruptcy Code. Termination or rejection of these leases, however, may not terminate all of the Debtors' liability in connection with the prior disposal on these properties. In addition, the rejected lease property is the subject of an action, filed in August 1998 in the Circuit Court of Cook County, Illinois by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and ground water testing and remediation, if necessary. We believe that this action (and any other actions arising from or in connection with this property) is automatically stayed under
          Section 362 of the Bankruptcy Code. Despite the application of the automatic stay, the Illinois Attorney General's office has continued to prosecute the action. Due to the complex nature of this litigation and the difficulties inherent in attempting to prevent the State of Illinois from violating the automatic stay, we have continued to defend against this action while reserving all of our rights under applicable bankruptcy law. Nevertheless, we believe that since the State of Illinois failed to file a proof of claim, its claims will be discharged upon confirmation of the Chapter 11 Plan. However, there can be no assurance that our liability, if any, in connection with this action will not be material and our range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability.

          Six West Retail Acquisition, Inc.

          On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company, initiated a lawsuit against us and some of our affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that we violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of our subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of our subsidiaries under a written management agreement. Six West also alleges that we violated our contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of our subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against us. The court denied the motion with respect to the remainder of the amended complaint and the non-LCP corporate defendants. Discovery in the action is still in progress. We believe that Six West's claims are without merit and intend to oppose them vigorously. This action was stayed with respect to those defendants that are U.S. Debtors as a result of the filing of the Chapter 11 petitions.

          Bankruptcy Proceedings

          On November 11, 2001, the Debtors filed a Chapter 11 plan and related disclosure statement (the "Plan") with the Bankruptcy Court. Pursuant to the Plan, existing equity securities will be cancelled and equity security holders will not receive a distribution. By order dated November 29, 2001, the Bankruptcy Court scheduled a hearing for January 7, 2002, which was subsequently extended to January 14, 2002, to consider the adequacy of the disclosure statement. At the hearing on January 14, 2002, the Bankruptcy Court stated it would enter an order approving the adequacy of the disclosure statement and scheduling the hearing on confirmation of the Plan for February 28, 2002. In addition, the Debtors have executed a commitment letter to (i) provide exit financing in the form of a revolving credit facility to the reorganized Debtor and (ii) restructure the amount outstanding under our Senior Revolving Credit Facility in the form of a term loan. There can be no assurance that the proposed Plan will be confirmed.

ITEM 2.   CHANGES IN SECURITIES AND USE OF PROCEEDS

          Not Applicable

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES

          Not Applicable

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITYHOLDERS

          Not Applicable

ITEM 5.   OTHER INFORMATION

          We are a party to a number of collective bargaining agreements. Our collective bargaining agreements with Local 110 union, which represents 75 employees in Chicago, Illinois and Local 182 union, which represents 24 employees in Boston, Massachusetts have recently expired. Although the Debtors continue to negotiate satisfactory agreements, the affected employees may strike or be locked out of certain of our locations. Although, in the past, such actions have not had a material effect on our business, there can be no assurances that such actions will not have a material effect on our business.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

          (a) Exhibits

              None

          (b) Reports on Form 8-K

              During the quarter ended November 30, 2001, the Company filed one current report on Form 8-K, dated November 11, 2001. The report disclosed in Item 5 that the Debtors filed a Chapter 11 Plan and related Disclosure Statement with the United
              States  Bankruptcy  Court for the  Southern  District  of New
              York.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               LOEWS CINEPLEX ENTERTAINMENT
                               CORPORATION (REGISTRANT)

Date: January 14, 2002

                               By:  /s/ John J. Walker
                                    ----------------------------------------
                                    John J. Walker, Senior Vice President
                                    and Chief Financial Officer

                               By:  /s/ Joseph Sparacio
                                    ----------------------------------------
                                    Joseph Sparacio, Vice President Finance
                                    and Controller